                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                   HILTON HOTELS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                       GRAND CASINOS, INC.*
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

/ /  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------

/X/  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

* This Joint Proxy Statement also constitutes the Prospectus of Park Place Entertainment Corporation ("Park Place"). Accordingly, Park Place is the Registrant with respect to the Form S-4 Registration Statement filed under the Securities Act of 1933, as amended, with the Securities and Exchange Commission to register the shares of Common Stock of Park Place to be issued to shareholders of Grand Casinos, Inc. pursuant to the Agreement and Plan of Merger (the "Merger Agreement") to which this Joint Proxy Statement relates.

                                     [LOGO]

                           HILTON HOTELS CORPORATION

                                                                October 23, 1998

To Our Stockholders:

    You are cordially invited to attend a special meeting of stockholders of Hilton Hotels Corporation ("Hilton") to be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California on November 24, 1998 at 2:00 p.m., local time, at which you will be asked to ratify a major transaction that will separate Hilton's gaming and lodging operations, creating a new publicly held gaming company.

    At the special meeting, you will be asked to vote upon a group of related proposals that provide for, among other things, the tax-free distribution to holders of common stock of Hilton of all outstanding shares of Park Place Entertainment Corporation ("Park Place"), an indirect, wholly owned subsidiary of Hilton which will be a new publicly held corporation that will own and operate Hilton's gaming business. Following the distribution, Park Place will acquire, by means of a merger, Grand Casinos, Inc. ("Grand"), which, at the time of the merger, will consist solely of Grand's Mississippi gaming operations, in exchange for the issuance of Park Place common stock to the shareholders of Grand.

    The Hilton Board of Directors believes that the distribution is in the best interests of its stockholders and recommends that stockholders vote FOR the proposals to be considered at the special meeting.

    The enclosed notice and Joint Proxy Statement/Prospectus contain details concerning the distribution and the other matters to come before the special meeting. We urge you to read and consider these documents carefully. Whether or not you plan to be at the special meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the special meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Sincerely,

                                          /s/ BARRON HILTON

                                          Barron Hilton
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                                     [LOGO]

                              GRAND CASINOS, INC.

                                                                October 23, 1998

To Our Shareholders:

    You are cordially invited to attend a special meeting of shareholders of Grand Casinos, Inc. ("Grand") to be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota on November 24, 1998 at 2:00 p.m. local time at which you will be asked to consider and vote upon a group of related proposals that provide for, among other things, the tax-free distribution to holders of common stock of Grand of all outstanding shares of Lakes Gaming, Inc. ("Lakes"), a wholly owned subsidiary of Grand, which will consist of Grand's non-Mississippi gaming operations and certain other assets.

    At the special meeting you will also be asked to consider and vote upon the merger of Grand with a wholly owned subsidiary of Park Place Entertainment Corporation ("Park Place"), a new publicly held company consisting of the gaming operations of Hilton Hotels Corporation ("Hilton"), which is being separately spun off to Hilton stockholders.

    The Grand Board of Directors believes that the proposed distribution and merger are in the best interests of its shareholders and recommends that shareholders vote FOR the proposals to be considered at the special meeting.

    The enclosed notice and Joint Proxy Statement/Prospectus contain details concerning the distribution and the merger and the other matters to come before the special meeting. We urge you to read and consider these documents carefully. Whether or not you plan to be at the special meeting, please be sure to sign, date and return the enclosed proxy card in the enclosed envelope as promptly as possible so that your shares may be represented at the special meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares you own.

                                          Very truly yours,

                                          /s/ Lyle Berman

                                          Lyle Berman
                                          CHAIRMAN OF THE BOARD OF DIRECTORS

                           HILTON HOTELS CORPORATION
                            9336 CIVIC CENTER DRIVE
                        BEVERLY HILLS, CALIFORNIA 90210

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 24, 1998

                            ------------------------

To the Stockholders of Hilton Hotels Corporation:

    A special meeting of stockholders (the "Hilton Special Meeting") of Hilton Hotels Corporation, a Delaware corporation ("Hilton"), will be held on November 24, 1998, at 2:00 p.m. at The Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California for the following purposes:

    1. To consider and to vote upon the following proposals (collectively, the "Hilton Proposals") described in the accompanying Joint Proxy Statement/Prospectus, which provide for:

        (i) PROPOSAL ONE: Ratification of a special dividend, consisting of the distribution (the "Hilton Distribution") to the holders of Hilton's outstanding shares of common stock, par value $2.50 per share, on a one-for-one basis, of all the outstanding shares of common stock, par value $.01 per share, and the associated stockholders' rights, of Park Place Entertainment Corporation (formerly known as Gaming Co., Inc.), an indirect, wholly owned subsidiary of Hilton ("Park Place"), to be effected in accordance with the terms of a distribution agreement to be entered into between Hilton and Park Place (the "Hilton Distribution Proposal");

        (ii) PROPOSAL TWO: Approval of the Park Place Entertainment Corporation 1998 Stock Incentive Plan, including the grant of options thereunder, as described herein;

       (iii) PROPOSAL THREE: Approval of the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan;

        (iv) PROPOSAL FOUR: Approval of an amendment and restatement of the Hilton Hotels Corporation 1996 Stock Incentive Plan, including the grant of options thereunder, as described herein; and

        (v) PROPOSAL FIVE: Ratification of the election of ten directors of Park Place specified in the accompanying Joint Proxy
            Statement/Prospectus, who will be divided into three classes, the initial terms of which will expire in 2000, 2001 and 2002.

    2. To transact such other business as may properly come before the Hilton Special Meeting or any adjournment thereof.

    THE EFFECTIVENESS OF EACH OF THE HILTON PROPOSALS IS CONDITIONED UPON, AMONG OTHER THINGS, THE APPROVAL OF ALL OF THE HILTON PROPOSALS. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO APPROVE ANY ONE OR MORE OF THE HILTON PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE HILTON PROPOSALS.

    Following the Hilton Distribution, Park Place will acquire, by means of a merger, Grand Casinos, Inc. ("Grand") which, at the time of the merger, will consist solely of Grand's Mississippi gaming operations.

    Stockholders of record at the close of business on October 20, 1998 are entitled to notice of, and to vote at, the Hilton Special Meeting and at any and all adjournments or postponements thereof. A complete list of such stockholders will be available for examination at the offices of Hilton in Beverly Hills, California, during normal business hours by any Hilton stockholder, for any purpose germane to the Hilton Special Meeting, for a period of ten days prior to the Hilton Special Meeting.

    THE HILTON BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR EACH OF THE HILTON PROPOSALS.

                                          By Order of the Board of Directors

                                          /s/ Thomas E. Gallagher

                                          Thomas E. Gallagher
                                          EXECUTIVE VICE PRESIDENT, GENERAL
                                          COUNSEL AND SECRETARY

October 23, 1998
Beverly Hills, California

    Stockholders are urged, whether or not they plan to attend the Hilton Special Meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If a stockholder who has returned a proxy attends the Hilton Special Meeting in person, such stockholder may revoke the proxy and vote in person on all matters submitted at the Hilton Special Meeting.

                              GRAND CASINOS, INC.
                               130 CHESHIRE LANE
                              MINNETONKA, MN 55305

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON NOVEMBER 24, 1998

                            ------------------------

To the Shareholders of Grand Casinos, Inc.:

    Notice is Hereby Given that a Special Meeting of Shareholders (the "Grand Special Meeting") of Grand Casinos, Inc. ("Grand") will be held on November 24, 1998 at 2:00 p.m. local time at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota for the following purposes:

    1. To consider and vote upon the following proposals (collectively, the "Grand Proposals") described in the accompanying Joint Proxy Statement/Prospectus which provide for:

        (i) PROPOSAL ONE: Ratification of a special dividend, consisting of the distribution (the "Grand Distribution") to the holders of Grand's outstanding shares of common stock, $.01 par value per share (the "Grand Common Stock"), on a one-for-four basis, of all the outstanding shares of capital stock of Lakes Gaming, Inc., a wholly owned subsidiary of Grand, formerly known as GCI Lakes, Inc. ("Lakes") to be effected in accordance with the terms of a distribution agreement to be entered into between Grand and Lakes (the "Grand Distribution Proposal");

        (ii) PROPOSAL TWO: To consider and vote upon the approval and adoption of the Agreement and Plan of Merger, dated as of June 30, 1998 (the "Merger Agreement"), by and among Hilton Hotels Corporation, Park Place Entertainment Corporation, formerly known as Gaming Co., Inc. ("Park Place"), Gaming Acquisition Corporation, Lakes and Grand pursuant to which, after consummation of the Grand Distribution, Gaming Acquisition Corporation will merge with and into Grand (the "Merger"), and each share of Grand Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Grand Common Stock as to which appraisal rights have been properly perfected) will be converted into Park Place common stock pursuant to a formula described in the Merger Agreement (the "Grand Merger Proposal");

       (iii) PROPOSAL THREE: Approval of the Lakes Gaming, Inc. 1998 Stock Option and Compensation Plan;

        (iv) PROPOSAL FOUR: Approval of the Lakes Gaming, Inc. 1998 Director Stock Option Plan; and

        (v) PROPOSAL FIVE: Ratification of the election by Grand, as sole shareholder of Lakes, of eight directors of Lakes specified in the accompanying Joint Proxy Statement/Prospectus.

    2. To transact such other business as may properly come before the Grand Special Meeting or any adjournment thereof.

    THE EFFECTIVENESS OF THE GRAND DISTRIBUTION PROPOSAL IS CONDITIONED UPON THE APPROVAL OF THE GRAND MERGER PROPOSAL AND THE EFFECTIVENESS OF THE GRAND MERGER PROPOSAL IS CONDITIONED UPON THE RATIFICATION OF THE GRAND DISTRIBUTION PROPOSAL. ACCORDINGLY, FAILURE OF THE SHAREHOLDERS TO VOTE IN FAVOR OF EITHER OF THESE PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF BOTH PROPOSALS.

    Under Minnesota law, shareholders of Grand are eligible to exercise dissenters' rights in connection with the proposed Merger, as described in greater detail in the accompanying Joint Proxy Statement/ Prospectus.

    Shareholders of record at the close of business on October 20, 1998 are entitled to notice of, and to vote at, the Grand Special Meeting and at any and all adjournments or postponements thereof.

    THE GRAND BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR EACH OF THE GRAND PROPOSALS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Timothy J. Cope

                                          Timothy J. Cope
                                          EXECUTIVE VICE PRESIDENT,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

October 23, 1998
Minneapolis, Minnesota

    Shareholders are urged, whether or not they plan to attend the Grand Special Meeting, to sign, date and mail the enclosed proxy card in the postage-paid envelope provided. If a shareholder who has returned a proxy attends the Grand Special Meeting in person, such shareholder may revoke the proxy and vote in person on all matters submitted at the Grand Special Meeting.

         SPECIAL MEETINGS OF STOCKHOLDERS--YOUR VOTE IS VERY IMPORTANT

    The Board of Directors of Hilton Hotels Corporation has approved a transaction that will separate Hilton's gaming and lodging operations, creating a new publicly held gaming company. The separation will be accomplished through the distribution to Hilton stockholders of all the outstanding shares of common stock of Park Place Entertainment Corporation (formerly known as Gaming Co., Inc.), an indirect, wholly owned subsidiary of Hilton.

    The Board of Directors of Grand Casinos, Inc. has approved a transaction that will separate Grand's Mississippi gaming operations from its non-Mississippi gaming operations. The separation will be accomplished through a distribution to Grand shareholders of all the outstanding shares of common stock of Lakes Gaming, Inc., a wholly owned subsidiary of Grand.

    Following the distributions, Park Place will acquire Grand, by means of a merger, which at the time of the merger will consist solely of Grand's Mississippi gaming operations, in exchange for the issuance of Park Place common stock to the shareholders of Grand. Upon completion of the merger, Park Place will conduct, directly and indirectly through its subsidiaries, the historical gaming operations of Hilton and the Mississippi gaming operations of Grand.

    The Hilton Board of Directors has scheduled a special meeting for Hilton stockholders to vote to ratify the distribution of Park Place common stock and approve related proposals, and the Grand Casinos Board of Directors has scheduled a special meeting for Grand Casinos shareholders to vote to ratify the distribution of Lakes common stock and approve the merger and related proposals. The dates, times and places of the special meetings are as follows:

    For HILTON stockholders:

        TUESDAY, NOVEMBER 24, 1998
        2:00 P.M., LOCAL TIME
        THE BEVERLY HILTON
        9876 WILSHIRE BOULEVARD
        BEVERLY HILLS, CALIFORNIA 90210

    For GRAND shareholders:

        TUESDAY, NOVEMBER 24, 1998
        2:00 P.M., LOCAL TIME
        THE RADISSON HOTEL & CONFERENCE CENTER
        3131 CAMPUS DRIVE
        PLYMOUTH, MINNESOTA 55441

 SHAREHOLDERS ARE URGED TO CONSIDER THOSE MATTERS SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 27 OF THIS JOINT PROXY STATEMENT/PROSPECTUS. NONE OF THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, THE MISSISSIPPI GAMING COMMISSION, THE NEW JERSEY CASINO CONTROL COMMISSION, THE LOUISIANA GAMING CONTROL BOARD, THE MISSOURI GAMING COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS JOINT PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed transactions. In addition, you may obtain information about our companies from documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

          JOINT PROXY STATEMENT/PROSPECTUS DATED OCTOBER 23, 1998 AND
               FIRST MAILED TO STOCKHOLDERS ON OCTOBER 26, 1998.

                               TABLE OF CONTENTS

                                                   PAGE
                                                 ---------

QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS...          1

EXAMPLES OF WHAT GRAND SHAREHOLDERS COULD
  RECEIVE IN THE MERGER........................          5

SUMMARY........................................          7
  The Companies................................          7
  Reasons for the Transactions.................          7
  The Special Meetings.........................          8
  Recommendations to Stockholders..............          8
  Votes Required...............................          8
  The Transactions.............................          9
  Risk Factors.................................         15
  Forward-Looking Statements May Prove
    Inaccurate.................................         16
  Structure of the Transactions................         17
  Summary Historical and Pro Forma Financial
    Data.......................................         18

RISK FACTORS...................................         27
  Risks Relating to the Transactions...........         27
    Certain Financial and Operating
      Conditions...............................         27
    No Current Market for Common Stock.........         27
    Structure of the Transactions;
      Indemnification Obligations..............         28
    Lakes Funding Obligation...................         28
    Statewide Gaming Referenda.................         28
    Use of Trademarks..........................         29
    Ongoing Relationships......................         29
    Certain Antitakeover Features..............         30
    Certain Tax Considerations to Hilton,
      Hilton Stockholders, and Grand
      Shareholders Relating to the Hilton
      Distribution and the Grand
      Distribution.............................         30
    Certain Tax Considerations to Grand and
      Park Place Relating to the Grand
      Distribution.............................         32
    Certain Tax Considerations Relating to the
      Merger...................................         32
    Highly Regulated Industry..................         33
    Asian Economic Crisis......................         33
  Risks Relating to the Business of Lakes......         33
    Stratosphere Corporation; Pending
      Litigation...............................         33

                                                   PAGE
                                                 ---------
    Operating Covenants; Dividend
      Restrictions.............................         34
    Future Capital Needs; Uncertainty of
      Additional Funding.......................         34
    Competition................................         34
    Management Contracts of Limited Duration...         35
    Management Contracts Subject to
      Governmental Modification................         36
    Limited Recourse Against Tribal Assets.....         36
    Dependence on Key Personnel................         36
    Limited Base of Operations.................         36
RECENT DEVELOPMENTS............................         37
  Third Quarter Earnings.......................         37
  Possible Stock Repurchases by Hilton.........         38
  Effects of Hurricane Georges on Grand's
    Mississippi Casinos........................         38
  Chapter 11 Reorganization of Stratosphere
    Corporation Becomes Effective..............         38

THE SPECIAL MEETINGS...........................         39
  The Hilton Special Meeting...................         39
  The Grand Special Meeting....................         42

BACKGROUND AND REASONS.........................         45
  Background of the Transactions...............         45
  Reasons for the Recommendation of the Hilton
    Board......................................         47
  Reasons for the Recommendation of the Grand
    Board......................................         49
  Opinion of Financial Advisor to Hilton.......         52
  Opinion of Financial Advisor to Grand........         58

THE TRANSACTIONS...............................         66
  Overview.....................................         66
  The Merger Agreement.........................         68
  Arrangements Between Hilton and Park Place...         79
  Arrangements Between Grand and Lakes.........         86
  Arrangements Relating to the Merger
    Agreement..................................         93
  Interests of Certain Persons in the
    Transactions...............................         94
  Indemnification Obligations..................         97
  Accounting Treatment.........................         99
  Appraisal Rights.............................         99
  Cautionary Statements Concerning
    Forward-Looking Statements.................        101

                                                   PAGE
                                                 ---------
UNAUDITED PRO FORMA CONDENSED FINANCIAL
  STATEMENTS...................................        103
  Hilton Hotels Corporation Unaudited Pro Forma
    Financial Statements.......................        103
  New Park Place Unaudited Pro Forma Financial
    Statements.................................        111
  Grand Casinos, Inc. Unaudited Pro Forma
    Financial Statements.......................        118

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS--PARK PLACE.......................        126
  Strategy.....................................        126
  Financial Condition..........................        126
  Results of Operations........................        127
  Year 2000....................................        132
  Recent Accounting Pronouncements.............        133

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS--LAKES............................        134
  Overview.....................................        134
  Results of Operations........................        134
  Capital Resources, Capital Spending, and
    Liquidity..................................        136
  Year 2000....................................        137
  Accounting Pronouncements....................        138

BUSINESS AND PROPERTIES OF PARK PLACE..........        139
  General......................................        139
  Properties...................................        139
  Nevada Casinos...............................        141
  New Jersey Casinos...........................        142
  Mississippi Casinos..........................        143
  Missouri Casino..............................        144
  Louisiana Casino.............................        144
  Other Domestic Assets........................        145
  International Casinos........................        145
  Expansion Program............................        145
  Employees....................................        146
  Competition..................................        146
  Statistical Data.............................        147
  Litigation...................................        147
  Environmental Matters........................        147
  Regulation and Licensing.....................        148
  Headquarters.................................        162

MANAGEMENT OF PARK PLACE.......................        163
  Park Place Board of Directors................        163
                                                   PAGE
                                                 ---------
  Committees of the Park Place Board...........        164
  Compensation of Park Place Directors.........        165
  Executive Officers of Park Place.............        165
  Executive Officer Compensation...............        165
  Compensation Committee Interlocks and Insider
    Participation..............................        166
  Park Place CEO and Chairman Employment
    Agreements.................................        166

SECURITY OWNERSHIP OF PARK PLACE...............        169
  Section 16(a) Beneficial Ownership Reporting
    Compliance.................................        170

BUSINESS AND PROPERTIES OF LAKES...............        171
  General......................................        171
  Business Strategy............................        171
  Growth Strategy..............................        171
  Marketing....................................        172
  Managed Properties...........................        172
  Funding Agreements...........................        174
  Polo Plaza...................................        174
  Employees....................................        176
  Regulation...................................        176
  Leased Properties............................        179
  Competition..................................        179
  Legal Proceedings............................        180
  Headquarters.................................        185

MANAGEMENT OF LAKES............................        186
  Lakes Board of Directors.....................        186
  Committees of the Lakes Board................        187
  Compensation of Lakes Directors..............        187
  Executive Officers of Lakes..................        187
  Executive Officer Compensation...............        188
  Compensation Committee Interlocks and Insider
    Participation..............................        188

SECURITY OWNERSHIP OF LAKES....................        189
  Section 16(a) Beneficial Ownership Reporting
    Compliance.................................        190

CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.................................        191
  Park Place...................................        191
  Lakes........................................        191
  Interests of Certain Persons in the
    Transactions...............................        191

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE
  TRANSACTIONS.................................        196

                                                   PAGE
                                                 ---------
  Consequences of the Hilton Distribution and
    the Grand Distribution.....................        196
  Consequences of the Merger...................        199

MARKETS AND MARKET PRICES......................        202

DESCRIPTION OF PARK PLACE CAPITAL STOCK........        203
  General......................................        203
  Common Stock.................................        203
  Preferred Stock..............................        204
  Rights Agreement and Preferred Share Purchase
    Rights.....................................        204
  Certain Effects of Preferred Share Purchase
    Rights.....................................        205

DESCRIPTION OF LAKES CAPITAL STOCK.............        205

COMPARISON OF RIGHTS OF HOLDERS OF GRAND
  CAPITAL STOCK AND PARK PLACE CAPITAL STOCK...        206
  General......................................        206
  Authorized Capital Stock.....................        206
  Amendment of Governing Instruments...........        206
  Classified Board and Cumulative Voting.......        207
  Removal of Directors and Vacancies...........        207
  Limitation of Director Liability.............        208
  Indemnification..............................        208
  Special Meetings of Stockholders.............        209
  Actions by Stockholders Without a Meeting....        210
  Stockholder Nominations and Proposals........        210
  Mergers, Share Exchanges, Sales of Assets,
    Business Combinations with Certain Persons
    and Acquisitions of Shares.................        211
  Anti-Greenmail Provisions....................        213
  Stockholder Rights Plan......................        213
  Dissenters' Rights of Appraisal..............        213
  Stockholder's Right to Examine Books and
    Records....................................        214
  Payment of Dividends.........................        214
  Dissolution..................................        215

CERTAIN ANTITAKEOVER PROVISIONS APPLICABLE TO
  PARK PLACE...................................        215
  Park Place Certificate and Bylaws............        215
  Park Place Rights Agreement..................        219
                                                   PAGE
                                                 ---------
  Section 203 of the DGCL......................        219

CERTAIN ANTITAKEOVER PROVISIONS APPLICABLE TO
  LAKES........................................        220

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
  OFFICERS OF PARK PLACE.......................        221
  Limitation of Liability for Directors........        221
  Indemnification of Directors and Officers....        222

LIABILITY AND INDEMNIFICATION OF DIRECTORS AND
  OFFICERS OF LAKES............................        223

THE HILTON PROPOSALS...........................        224
  Proposal One: Ratification of the Hilton
    Distribution...............................        224
  Proposal Two: Approval of the Park Place
    Entertainment Corporation 1998 Stock
    Incentive Plan.............................        224
  Proposal Three: Approval of the Park Place
    Entertainment Corporation 1998 Independent
    Director Stock Option Plan.................        233
  Proposal Four: Approval of an Amendment and
    Restatement of the Hilton Hotels
    Corporation 1996 Stock Incentive Plan......        236
  Proposal Five: Ratification of the Park Place
    Board of Directors.........................        241

THE GRAND PROPOSALS............................        242
  Proposal One: Ratification of the Grand
    Distribution...............................        242
  Proposal Two: Approval of the Merger.........        242
  Proposal Three: Approval of the Lakes Gaming,
    Inc. 1998 Stock Option and Compensation
    Plan.......................................        242
  Proposal Four: Approval of the Lakes Gaming,
    Inc. 1998 Director Stock Option Plan.......        247
  Proposal Five: Ratification of the Lakes
    Board of Directors.........................        249

SUBMISSION OF STOCKHOLDER PROPOSALS............        250
LEGAL MATTERS..................................        250

EXPERTS........................................        250

OTHER MATTERS..................................        250

WHERE YOU CAN FIND MORE INFORMATION............        251

                                                   PAGE
                                                 ---------
INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE....................................        251

INDEX TO FINANCIAL STATEMENTS..................        F-1

  Park Place Entertainment Corporation.........        F-2

  Lakes Gaming, Inc............................       F-18

ANNEX A--AGREEMENT AND PLAN OF MERGER..........        A-1

ANNEX B--DONALDSON, LUFKIN & JENRETTE
  SECURITIES CORPORATION FAIRNESS OPINION......        B-1

ANNEX C--LADENBURG THALMANN & CO. INC. FAIRNESS
  OPINION......................................        C-1

ANNEX D--FORM OF PARK PLACE ENTERTAINMENT
  CORPORATION 1998 STOCK INCENTIVE PLAN........        D-1

ANNEX E--FORM OF PARK PLACE ENTERTAINMENT
  CORPORATION 1998 INDEPENDENT DIRECTOR STOCK
  OPTION PLAN..................................        E-1
                                                   PAGE
                                                 ---------

ANNEX F--FORM OF HILTON HOTELS CORPORATION
  AMENDED AND RESTATED 1996 STOCK INCENTIVE
  PLAN.........................................        F-1

ANNEX G--FORM OF LAKES GAMING, INC. 1998 STOCK
  OPTION AND COMPENSATION PLAN.................        G-1

ANNEX H--FORM OF LAKES GAMING, INC. 1998
  DIRECTOR STOCK OPTION PLAN...................        H-1

ANNEX I--FORM OF PARK PLACE ENTERTAINMENT
  CORPORATION AMENDED AND RESTATED CERTIFICATE
  OF INCORPORATION.............................        I-1

ANNEX J--FORM OF PARK PLACE ENTERTAINMENT
  CORPORATION AMENDED AND RESTATED BYLAWS......        J-1

ANNEX K--SECTIONS 302A.471 AND 302A.473 OF THE
  MINNESOTA BUSINESS CORPORATION ACT...........        K-1

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q: WHAT ARE THE TRANSACTIONS?

A: THE HILTON DISTRIBUTION.

    The board of directors of Hilton proposes to spin off to the holders of its common stock the shares of Park Place, which will be a new public company that will own and operate, directly and indirectly through its subsidiaries, the gaming businesses currently operated by Hilton. In this Joint Proxy Statement/Prospectus we refer to those gaming businesses as the "Hilton Gaming Business." Hilton will retain its lodging and timeshare and vacation ownership businesses, its strategic alliance with Ladbroke Group PLC and its affiliates, as well as its interest in the management operations of the Casino Windsor property.

    THE GRAND DISTRIBUTION.

    The board of directors of Grand proposes to spin off to the holders of its common stock the shares of Lakes, which will be a new public company that will operate, directly and indirectly through its subsidiaries, Grand's gaming business located outside the State of Mississippi which will be comprised primarily of the management of three Indian owned casinos, an interest in the development of the Polo Plaza in Las Vegas, up to $33 million in cash and certain other assets and liabilities. Grand will retain its gaming business located within the State of Mississippi, which includes the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica properties. In this Joint Proxy Statement/Prospectus we refer to Grand's non-Mississippi gaming business as the "Non-Mississippi Business" and Grand's Mississippi gaming business as the "Mississippi Business."

    THE MERGER.

    Following the Hilton distribution and immediately after the Grand distribution, Park Place will acquire, by means of a merger, Grand's Mississippi Business in exchange for the issuance of Park Place common stock to the shareholders of Grand. Upon completion of the merger, Park Place will conduct, directly and indirectly through its subsidiaries, the Hilton Gaming Business and the Mississippi Business.

    In this Joint Proxy Statement/Prospectus the distributions and the merger are collectively referred to as the "Transactions."

Q: WHY ARE WE PROPOSING THE TRANSACTIONS?

A: The board of directors of Hilton believes that the Hilton distribution must be accomplished to permit the merger to occur on an economically efficient basis. The Hilton board believes that the Transactions will create two strong, well focused companies, each of which will have a leadership position in its industry. The Hilton board also believes that the Hilton distribution will afford each of the lodging and gaming businesses greater flexibility to pursue business opportunities, including acquisitions, joint ventures or business combinations.

    The board of directors of Grand believes that the Transactions will offer its shareholders a unique opportunity to participate in the growth of a preeminent and more diversified operator of casinos that will have access to capital at a lower cost.

Q: WHAT IS PARK PLACE?

A: Upon completion of the merger, Park Place will be the largest gaming company, as measured by casino square footage and revenues, with 1.4 million square feet of gaming space in 1999 and 1997 revenues of $2.7 billion. Park Place will also be the only gaming company with a significant presence in the three largest gaming markets in the United States (Nevada, New Jersey and Mississippi). Park Place will have a total of 18 properties in 1999 located throughout the United States and in Australia and Uruguay.

Q: WHAT IS LAKES?

A: Upon completion of the Grand distribution, Lakes will conduct Grand's
   Indian-owned casino management business, in addition to owning certain other assets. Lakes' strategy is to distinguish itself within its markets by offering superior facilities with extensive non-gaming amenities, combined with experienced corporate and casino management.

Q: WHEN WILL THE TRANSACTIONS OCCUR?

A: We plan to complete the Transactions as soon as possible after the special meetings, subject to the satisfaction or waiver of the other conditions to the Transactions. Although we cannot predict exactly when our conditions will be satisfied, we hope to complete the Transactions by December 31, 1998.

Q: WHAT DO I NEED TO DO NOW?

A: This Joint Proxy Statement/Prospectus contains important information regarding the proposed Transactions, as well as information about Hilton, Grand, Park Place and Lakes. It also contains important information about what the management and the boards of directors of Hilton and Grand considered in evaluating the Transactions. We urge you to read this Joint Proxy Statement/Prospectus carefully, including its Annexes, and to consider how the Transactions affect you as a shareholder. You may also want to review the documents referenced under "Where You Can Find More Information." For information about where to call to get answers to your questions, see "Whom Should I Call with Questions?" on page 4.

Q: HOW DO I VOTE?

A: Just indicate on your proxy cards how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at the special meetings. Hilton stockholders also have the ability to vote by telephone as indicated on the Hilton proxy card. The Hilton and Grand special meetings will both take place on November 24, 1998. The Hilton board of directors recommends a vote in favor of the Hilton distribution and each of the related proposals. The Grand board of directors recommends a vote in favor of the Grand distribution, the merger and each of the related proposals.

Q: CAN I CHANGE MY VOTE?

A: Yes. You can change your vote at any time before we vote your proxy at the Hilton special meeting or the Grand special meeting. You can do so in several different ways.

    - First, you can send a written notice stating that you would like to revoke your proxy to Hilton at the address listed below if you are a Hilton stockholder, or to Grand at the address listed below if you are a Grand shareholder.

    - Second, you can complete a new proxy card and send it to Hilton or Grand, as the case may be, and the new proxy card will automatically replace any earlier dated proxy card that you returned.

    - Third, you can attend your special meeting and vote in person. The special meetings will take place on November 24, 1998.

    - Fourth, telephonic votes may be revoked in the same manner as indicated above, and may also be revoked by subsequent telephone votes until midnight on November 23, 1998.

    You should send any notice of revocation or your completed new proxy card to Hilton or Grand, as the case may be, to the following addresses:

        Hilton Hotels Corporation
        c/o ChaseMellon Shareholder Services, L.L.C.
        600 Willowtree Road
        Leonia, NJ 07605

        Grand Casinos, Inc.
        c/o Norwest Bank Minnesota, N.A.
        Stock Transfer
        161 North Concord Exchange
        South St. Paul, MN 55075

Q: IF MY SHARES ARE HELD IN "STREET" NAME BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares by following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN ANY STOCK CERTIFICATES?

A: No. Hilton stockholders do not need to send in any stock certificates at any time. If you are a Grand shareholder, you will receive instructions that will outline the method to exchange your existing stock certificates at the appropriate time.

Q: WHAT WILL I RECEIVE IN THE TRANSACTIONS?

A: THE HILTON DISTRIBUTION.

    For every share of Hilton common stock you own of record on the record date for the Hilton distribution you will receive one share of Park Place common stock, together with the associated stockholders' rights. In addition, you will retain ownership of your shares of Hilton common stock.

    THE GRAND DISTRIBUTION.

    For every four shares of Grand common stock you own of record on the record date for the Grand distribution, you will receive one share of Lakes common stock. In addition, you will retain ownership of your shares of Grand common stock, which, as more fully described below, will be exchanged for shares of Park Place common stock in the merger.

    THE MERGER.

    In the merger, Grand shareholders will receive Park Place common stock in exchange for Grand common stock (other than shares of Grand common stock as to which appraisal rights have been properly perfected). The exact number of Park Place shares that Grand shareholders will receive will be determined by an exchange ratio based upon a separate "valuation factor" for each of the Mississippi Business and the Hilton Gaming Business. Based on the assumptions under one of the examples included on page 5 under "Examples of What Grand Shareholders Could Receive in the Merger," Hilton stockholders would own 86.4% of Park Place and Grand shareholders would own 13.6% of Park Place following the merger. However, the actual percentages are likely to differ based upon changes in any of the factors used to determine the exchange ratio. Between the date of this Joint Proxy Statement/Prospectus and the date of the Hilton and Grand stockholder meetings, you may call our joint proxy solicitor at (800) 207-3155 to hear information regarding the exchange ratio.

    Even if the conditions to the Transactions are not satisfied by December 31, 1998, the exchange ratio for determining the number of shares of Park Place common stock that Grand shareholders will receive will be based upon the respective net debt levels for each of the Mississippi Business and the Hilton Gaming Business as of December 31, 1998, regardless of the actual closing date.

Q: WHAT WILL BE THE TRADING VALUE OF THE SECURITIES I RECEIVE?

A: The marketplace will determine the prices at which shares of Hilton common stock, Park Place common stock and Lakes common stock will trade following the Transactions.

    You should be aware that, for Hilton stockholders, as a result of the Hilton distribution, the total value of your investment in Hilton will be divided between Hilton common stock and Park Place common stock and for Grand shareholders, as a result of the Grand distribution and the merger, the total value of your investment in Grand will be divided between Park Place common stock and Lakes common stock.

Q: WHAT WILL HAPPEN TO MY DIVIDENDS?

A: The declaration and amounts of future dividends of Hilton and Park Place, if any, will be up to their respective boards of directors and will depend on the earnings and growth prospects of such companies after the distribution and certain other factors their boards may deem relevant.

    Lakes is prohibited from declaring or paying any dividends to its shareholders pursuant to the merger agreement for as long as Grand is required to indemnify its former directors and officers, among others, for certain alleged acts and omissions occurring prior to the merger.

Q: WILL I HAVE TO PAY TAXES ON THE RECEIPT OF PARK PLACE COMMON STOCK OR LAKES
   COMMON STOCK IN THE DISTRIBUTIONS?

A: No, based on the rulings that we expect to obtain from the Internal Revenue
   Service to
   the effect that the distributions will be tax free to stockholders for U.S. federal income tax purposes. However, Grand shareholders may pay tax on any cash payments they may receive in the Lakes distribution instead of fractional shares. We explain the material tax consequences of the distributions and the merger starting on page 196.

Q. WILL I HAVE TO PAY TAXES AS A RESULT OF THE MERGER?

A: No. The merger is anticipated to be tax-free to Park Place stockholders and to Grand shareholders who receive Park Place common stock. However, Grand shareholders who receive cash in the merger instead of fractional shares of Park Place common stock may pay tax on these cash payments.

Q. WHAT WILL BE MY NEW TAX BASIS IN THESE SECURITIES?

A. Following the Hilton distribution, a Hilton stockholder's original tax basis in Hilton common stock will be allocated between the shares of Hilton common stock and Park Place common stock, based on their relative fair market values. Following the Grand distribution and the merger, a Grand shareholder's original tax basis in Grand common stock will be allocated between the shares of Park Place common stock and Lakes common stock, based on their relative fair market values.

Q: WHERE WILL MY STOCK BE TRADED?

A: Park Place has applied to list the Park Place common stock on the New York
   Stock Exchange. Park Place intends to request "PPE" as its trading symbol for the Park Place common stock.

    Lakes will apply to list the Lakes common stock on the Nasdaq National Market. Lakes intends to request "LACO" as its trading symbol for the Lakes common stock.

    Hilton will continue to list its common stock on the New York Stock Exchange and the Pacific Stock Exchange under the symbol "HLT."

Q: WHAT RISKS ARE ASSOCIATED WITH THE TRANSACTIONS?

A: In addition to the other information in this Joint Proxy
   Statement/Prospectus, the following risk factors (and the other risk factors identified under the caption "Risk Factors" beginning on page 27) should be considered carefully in evaluating the transactions:

    - Park Place's and Lakes' lack of operating histories as stand-alone companies and their increased susceptibility to competitive market factors specific to their core businesses;

    - potential difficulties in creating a public market and sustaining a suitable price for the shares of Park Place and Lakes;

    - the potential inability of Lakes to fund its indemnification obligations and the impact that this inability might have on Park Place;

    - the potential material adverse effect certain pending gaming referenda may have, if approved, on gaming operations;

    - the risk that the Hilton distribution, the Grand distribution and the merger are taxable; and

    - potential difficulties relating to the business of Lakes including pending litigation, uncertainty of future capital needs, competition in the gaming industry, short-term management contracts and its limited base of operations.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you would like additional copies of this Joint Proxy Statement/Prospectus or a new proxy card or if you have questions about the Transactions, you should contact D.F. King & Co., Inc. by mail at 77 Water Street, New York, New York 10005, or by telephone, toll free, at (800) 207-3155 if you are a Hilton stockholder or (800) 290-6429 if you are a Grand shareholder. D.F. King & Co., Inc. is acting as our joint proxy solicitor.

    If you are a Hilton stockholder, you can also call the Investor Relations Department at Hilton at (310) 278-4321. If you are a Grand shareholder, you can also call the Investor Relations Department at Grand at (612) 449-9092.

        EXAMPLES OF WHAT GRAND SHAREHOLDERS COULD RECEIVE IN THE MERGER

    Pursuant to the merger with Park Place, Grand shareholders will receive shares of Park Place common stock determined by an exchange ratio based upon a "valuation factor" for Grand's Mississippi Business and a "valuation factor" for the Hilton Gaming Business.

    The following is one example illustrating how the exchange ratio is calculated based on information available at June 30, 1998, the date Grand and Hilton signed the merger agreement:

    Assuming the merger closes on December 31, 1998, and at that time Grand has $549.9 million in total net debt outstanding and 42.29 million shares outstanding and Park Place has $1,896.8 million in total net debt outstanding and 260.45 million shares outstanding, then the exchange ratio will be .9699. This would mean that each Grand shareholder would receive .9699 of a share of Park Place common stock for each share of Grand common stock held by such shareholder. Based upon these assumptions, the exchange ratio will result in Hilton's stockholders owning 86.4% of Park Place and Grand's shareholders owning 13.6% of Park Place following the merger.

    The exchange ratio of .9699 is determined by dividing the Grand valuation factor by the Park Place valuation factor. The Grand valuation factor is determined after the Grand distribution by taking Grand's agreed upon gross enterprise value of $1,200 million and deducting its total net debt of $549.9 million and dividing the resulting number by Grand's total shares outstanding of
42.29 million. This results in a numerator of 15.3724. The Park Place valuation factor is determined after the Hilton distribution by taking Park Place's agreed upon gross enterprise value of $6,024.6 million and deducting its total net debt of $1,896.8 million and dividing the resulting number by Park Place's total shares outstanding of 260.45 million. This results in a denominator of 15.8487. The exchange ratio of .9699 is then determined by dividing 15.3724 by 15.8487.

    The following table illustrates five additional examples of the exchange ratio assuming different levels of Grand and Hilton net debt and a sixth example demonstrating the effect if Hilton were to repurchase shares of Hilton common stock prior to the merger:

                                         EXAMPLE 1(1)    EXAMPLE 2(2)    EXAMPLE 3    EXAMPLE 4(3)    EXAMPLE 5(3)    EXAMPLE 6(4)
                                        --------------  --------------  -----------  --------------  --------------  --------------
                                               (IN MILLIONS, EXCEPT FOR PERCENTAGES, PER SHARE AMOUNTS AND EXCHANGE RATIOS)
Park Place enterprise value: (5)......       $6,024.6        $6,024.6     $6,024.6        $6,024.6        $6,024.6        $6,024.6
Park Place net debt:..................       $2,200.0        $2,000.0     $2,000.0        $2,000.0        $1,950.0        $2,070.8
                                        --------------  --------------  -----------  --------------  --------------  --------------
Park Place net equity value:..........       $3,824.6        $4,024.6     $4,024.6        $4,024.6        $4,074.6        $3,953.8
Park Place shares outstanding:........         260.45          260.45       260.45          260.45          260.45          252.95
Park Place price per share: (6).......       $14.6846        $15.4525     $15.4525        $15.4525        $15.6445        $15.6308

Grand enterprise value: (5)...........       $1,200.0        $1,200.0     $1,200.0        $1,200.0        $1,200.0        $1,200.0
Grand net debt:.......................         $515.0          $545.0       $565.0          $614.9          $615.0          $545.0
                                        --------------  --------------  -----------  --------------  --------------  --------------
Grand net equity value:...............         $685.0          $655.0       $635.0       $617.6(3)          $585.0          $655.0
Grand shares outstanding:.............          42.29           42.29        42.29           42.29           42.29           42.29
Grand price per share: (7)............       $16.1977        $15.4883     $15.0154        $14.6039        $13.8331        $15.4883

Exchange ratio: (8)...................         1.1030          1.0023        .9717           .9451           .8842           .9909
Ownership of Park Place by Hilton
  shareholders:.......................          84.8%           86.0%        86.4%           86.7%           87.4%           85.8%
Ownership of Park Place by Grand
  shareholders:.......................          15.2%           14.0%        13.6%           13.3%           12.6%           14.2%

------------------------

(1) Example 1 illustrates Hilton's and Grand's best estimate of the lowest point in the range of the ownership percentages in Park Place to be held by Hilton shareholders following the merger.

(2) This example is based on information available at September 30, 1998 concerning the amount of net debt of Park Place and Grand currently estimated to be outstanding upon consummation of the transactions.

(3) Example 4 assumes that Grand's net equity value is between $617.6 million and $585.1 million; in that event, pursuant to the terms of the merger agreement Grand's net equity value is assumed to be $617.6 million. In the event that Grand's net equity value is less than $585.1 million, Hilton will be entitled to terminate the merger agreement. Example 5 illustrates the lowest point in the range of consideration that Grand shareholders would receive from Park Place in the merger. Grand would resolicit its shareholders in the event they were to receive consideration that falls below the consideration reflected in Example 5.

(4) Hilton may repurchase shares of its common stock pursuant to its existing repurchase program, although as of the date of this Joint Proxy Statement/Prospectus it does not have an immediate plan to do so. Hilton management anticipates that any such repurchases prior to the consummation of the merger would be limited to an amount not to exceed 3% of Hilton's outstanding common stock, which as of September 15, 1998, would equal approximately 7.5 million shares. See "Recent Developments-- Possible Stock Repurchases by Hilton." This example assumes that Hilton has elected to repurchase 7.5 million shares of its common stock and incurs debt ($141.6 million) to fund such repurchase, with half of this debt ($70.8 million) being allocated to Park Place. The reduction in the number of Park Place shares due to the repurchase would not by itself have an effect on the percentage ownership of Park Place by Grand shareholders. Financing any such repurchase through the issuance of debt would have the effect of increasing the percentage ownership of Park Place by Grand shareholders because the incurrence of debt by Park Place would reduce Park Place's net equity value.

(5) Pursuant to the terms of the merger agreement, the gross enterprise values of Grand and Park Place are fixed and do not fluctuate.

(6) This amount is determined by dividing Park Place's net equity value by the Park Place shares outstanding.

(7) This amount is determined by dividing Grand's net equity value by Grand shares outstanding.

(8) The exchange ratio is determined by dividing the Grand price per share by the Park Place price per share.

    Although the table was not prepared by Hilton's or Grand's financial advisors, the exchange ratios above are consistent with the range of potential exchange ratios contemplated by the merger agreement and therefore considered by DLJ in arriving at its fairness opinion. The range of exchange ratios set forth in examples 2 through 6 in the table above is consistent with the range of potential exchange ratios considered by Ladenburg in arriving at its fairness opinion. See "Background and Reasons--Opinion of Financial Advisor to Hilton" and "--Opinion of Financial Advisor to Grand."

    Between the date of this Joint Proxy Statement/Prospectus and the date of the Hilton and Grand stockholder meetings, you may call our joint proxy solicitor at (800) 207-3155 to hear information regarding the exchange ratio.

    Although the gross enterprise values attributed to each of Grand and Park Place are fixed in the merger agreement, the foregoing examples make certain assumptions regarding the closing date and the total net debt and number of shares outstanding of Grand and Park Place on the closing date. There can be no assurance that the actual closing date and the actual total net debt and number of shares outstanding of Grand and Park Place will be the same as in the foregoing examples. Accordingly, the actual exchange ratio may vary substantially from these illustrations. For a more detailed description of the exchange ratio, see "The Transactions--The Merger Agreement--Conversion of Shares."

                                    SUMMARY

    THE FOLLOWING SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS JOINT PROXY STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE TRANSACTIONS AND FOR A MORE COMPLETE DESCRIPTION OF THE TERMS OF THE TRANSACTIONS, YOU SHOULD CAREFULLY READ THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE HAVE REFERRED YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 251. REFERENCES IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO "HILTON," "PARK PLACE," "GRAND" AND "LAKES" INCLUDE THEIR RESPECTIVE SUBSIDIARIES UNLESS THE CONTEXT OTHERWISE REQUIRES, AND REFERENCES TO "NEW PARK PLACE" REFER TO PARK PLACE FOLLOWING THE MERGER.

                                 THE COMPANIES

HILTON HOTELS CORPORATION
9336 Civic Center Drive
Beverly Hills, California 90210
(310) 278-4321

    Hilton is a leading owner and operator of full service hotels and casino hotels in the United States. The Hilton name is one of the best recognized and most respected lodging brands in the world. Hilton owns, leases and operates major lodging and gaming properties in gateway cities, urban and suburban centers and resort areas. In the Hilton distribution, Hilton will separate its gaming and lodging operations, creating a new publicly held gaming company. Hilton will retain its lodging operations following the Hilton distribution.

GRAND CASINOS, INC.
130 Cheshire Lane
Minnetonka, Minnesota 55305
(612) 449-9092

    Grand is a casino entertainment company that develops, constructs and manages land-based and dockside casinos and related hotel and entertainment facilities in emerging and established gaming jurisdictions. Grand owns and operates three casinos in the State of Mississippi and manages two Indian owned casinos in Louisiana and one in Minnesota. Grand's strategy is to distinguish itself within its markets by offering superior facilities with extensive nongaming amenities. In the Grand distribution, Grand will separate its Mississippi Business from its Non-Mississippi Business creating a new, publicly held company that will manage three Indian-owned casinos, own certain real estate interests in the Polo Plaza development project in Las Vegas, Nevada and retain certain other identified assets and liabilities. Grand will retain its Mississippi Business following the Grand distribution.

PARK PLACE ENTERTAINMENT CORPORATION
3930 Howard Hughes Parkway
Las Vegas, Nevada 89109
(702) 699-5000

    Upon completion of the merger, Park Place will be the largest gaming company, as measured by casino square footage and revenues, with 1.4 million square feet of gaming space in 1999 and 1997 revenues of $2.7 billion. Park Place will also be the only gaming company with a significant presence in the three largest gaming markets in the United States (Nevada, New Jersey and Mississippi). Park Place will have a total of 18 properties in 1999 located throughout the United States and in Australia and Uruguay.

LAKES GAMING, INC.
130 Cheshire Lane
Minnetonka, Minnesota 55305
(612) 449-9092

    Upon completion of the Transactions, Lakes will manage three Indian-owned casinos in Minnesota and Louisiana and may develop, construct and manage other Indian-owned casinos and resort facilities. Lakes will also own certain real estate interests in the Polo Plaza development project in Las Vegas, Nevada, which Lakes will either sell or hold for investment and possible future development.

                          REASONS FOR THE TRANSACTIONS

    The Hilton board of directors has identified various benefits that are likely to result from the Transactions. The Hilton board believes the Hilton distribution will:

    - afford each of the lodging and gaming businesses greater flexibility to pursue business opportunities, including acquisitions, joint ventures or business combinations;

    - create two strong, well-focused companies, each of which will have a leadership position in its industry; and

    - afford the lodging business access to a larger pool of capital.

    The Grand board of directors has identified various benefits that are likely to result from the Transactions. The Grand board believes the Transactions will:

    - diversify its present operations which are concentrated in Mississippi by merging with a larger gaming operator that will have access to capital at a lower cost;

    - benefit from operational synergies such as reduced overhead; and

    - afford its Non-Mississippi Business greater flexibility to pursue business opportunities.

    These and other reasons for approving and recommending the Transactions identified by each of the Hilton board and the Grand board are explained in greater detail on pages 47 through 51 of this Joint Proxy Statement/Prospectus.

                              THE SPECIAL MEETINGS

    The Hilton special meeting will be held at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California on November 24, 1998 at 2:00 p.m. local time.

    The Grand special meeting will be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota on November 24, 1998 at 2:00 p.m. local time.

                        RECOMMENDATIONS TO STOCKHOLDERS

TO HILTON STOCKHOLDERS:

    The Hilton board of directors believes that the Hilton distribution is in its stockholders' best interest and recommends that you vote FOR the proposals to:

    - ratify the Hilton distribution;

    - approve the Park Place Entertainment Corporation 1998 Stock Incentive Plan and the grant of options thereunder, as described in this Joint Proxy Statement/Prospectus;

    - approve the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan;

    - approve an amendment and restatement of the Hilton Hotels Corporation 1996 Stock Incentive Plan and the grant of options thereunder, as described in this Joint Proxy Statement/Prospectus; and

    - ratify the election of Park Place directors.

TO GRAND SHAREHOLDERS:

    The Grand board of directors believes that the Grand distribution and the merger are in its shareholders' best interest and recommends that you vote FOR the proposals to:

    - ratify the Grand distribution;

    - approve the merger;

    - approve the Lakes Gaming, Inc. 1998 Stock Option and Compensation Plan;

    - approve the Lakes Gaming, Inc. 1998 Director Stock Option Plan; and

    - ratify the election of Lakes directors.

                                 VOTES REQUIRED

HILTON PROPOSALS:

    - To ratify the Hilton distribution and approve or ratify, as applicable, the related proposals, the holders of at least a majority of the shares of Hilton common stock present in person or represented by proxy at the Hilton special meeting must vote in favor of the proposals.

GRAND PROPOSALS:

    - To ratify the Grand distribution and approve or ratify, as applicable, the related proposals (other than the merger proposal), the holders of at least a majority of the shares present in person or represented by proxy at the Grand special meeting must vote in favor of the proposals;

    - To approve the merger, the holders of at least a majority of the outstanding shares of Grand common stock must vote in favor of the merger proposal.

    Hilton has conditioned the effectiveness of its proposals on the approval by its stockholders of all its proposals because Hilton believes its proposals are important components of the Transactions and approval of the incentive plans is integral to successfully attracting management.

    Directors and executive officers of Hilton who collectively owned, as of September 15, 1998, approximately 12% of the outstanding shares of Hilton common stock, and directors and executive officers of Grand who collectively owned, as of September 15, 1998, approximately 11.5% of the outstanding shares of Grand common stock, have expressed their intent to vote in favor of, in the case of Hilton, the Hilton distribution, and in the case of Grand, the Grand distribution and the merger. In addition, certain holders of shares of Grand common stock who collectively owned, as of September 15, 1998, approximately 16.4% of the outstanding Grand shares (including approximately 10.1% owned by Lyle Berman and 1.2% owned by Thomas J. Brosig who are also directors and executive officers of Grand) have agreed to vote their Grand shares in favor of the Grand distribution and the merger.

                                THE TRANSACTIONS

THE HILTON DISTRIBUTION (SEE PAGE 66)

    In the Hilton distribution, Hilton will transfer all of the assets and liabilities of the Hilton Gaming Business (excluding its interest in the management operations of the Casino Windsor property) to Park Place and will spin off all of the outstanding shares of common stock of Park Place to the holders of Hilton common stock in a transaction intended to be tax-free to such holders for U.S. federal income tax purposes. Each stockholder will receive one share of Park Place common stock for every share of Hilton common stock held on the record date for the Hilton distribution and will continue to hold their shares of Hilton common stock.

THE GRAND DISTRIBUTION (SEE PAGE 66)

    In the Grand distribution, Grand will transfer all of the assets and liabilities of its Non-Mississippi Business (comprised primarily of the management of three Indian owned casinos, certain real estate interests in the Polo Plaza development project in Las Vegas (which Lakes will either sell or hold for investment and possible future development), up to $33 million in cash and certain other assets and liabilities) to Lakes and will spin off all of the outstanding shares of common stock of Lakes to the holders of Grand common stock in a transaction intended to be tax-free to such holders for U.S. federal income tax purposes. Each shareholder will receive one share of Lakes common stock for every four shares of Grand common stock held on the record date for the Grand distribution.

THE MERGER (SEE PAGE 67)

    Following the Hilton distribution and immediately after the Grand distribution, Park Place will acquire, by means of a merger, Grand's Mississippi Business, which includes the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica properties, in exchange for the issuance of Park Place common stock to Grand shareholders. The number of Park Place shares received by Grand shareholders will be determined by an exchange ratio based upon a "valuation factor" for each of Grand's Mississippi Business and the Hilton Gaming Business following the respective distributions. Based on the assumptions under one of the examples included on page 5 under "Examples of What Grand Shareholders Could Receive in the Merger," Grand shareholders would receive in exchange for their shares of Grand common stock 13.6% of the shares of Park Place common stock that will be issued and outstanding immediately after the Transactions and Hilton stockholders would own 86.4% of the Park Place common stock. The actual percentages are likely to differ based upon changes in any of the factors used to determine the exchange ratio.

    The merger agreement is attached as Annex A to this Joint Proxy Statement/Prospectus. We encourage you to read this document as it is the legal document that governs the merger.

THE REFINANCING (SEE PAGE 67)

    Hilton and Park Place currently anticipate that at the closing of the
Transactions:

    - Hilton and Park Place will split Hilton's outstanding debt such that, pro forma for the assumption of Grand's debt, Park Place and Hilton will have relatively equal amounts of net debt and, in connection therewith, Park Place will assume payment obligations under certain of Hilton's publicly held debt securities;

    - Hilton will retain its existing credit facility;

    - Park Place will enter into a new credit facility; and

    - Park Place will purchase certain outstanding debt securities of Grand pursuant to a tender offer.

BOARD OF DIRECTORS AND MANAGEMENT OF PARK PLACE FOLLOWING THE TRANSACTIONS (SEE
  PAGE 163)

    If the Transactions are completed, certain directors and executive officers of Hilton will become directors and executive officers of Park Place:

    - Stephen F. Bollenbach, the current President and Chief Executive Officer of Hilton, will become Chairman of the Board of Park Place;

    - Arthur M. Goldberg, the current President--Gaming Operations and a director of Hilton, will become President, Chief Executive Officer and a director of Park Place; and

    - Barron Hilton, the current Chairman of the Board of Hilton and Eric M. Hilton and A. Steven Crown, each directors of Hilton, will each become a director of Park Place.

    All of the foregoing persons will continue to serve as directors of Hilton, except Eric Hilton. Lyle Berman, the current Chairman of the Board of Grand, will also become a director of Park Place.

BOARD OF DIRECTORS AND MANAGEMENT OF LAKES FOLLOWING THE TRANSACTIONS (SEE PAGE
  186)

    If the Transactions are completed, each of the current members of Grand's board of directors will become directors and/or executive officers of Lakes:

    - Lyle Berman, the current Chairman of the Board of Grand will become Chairman and Chief Executive Officer of Lakes;

    - Thomas J. Brosig, the current President, Chief Executive Officer and a director of Grand will become the President and a director of Lakes; and

    - Timothy J. Cope, the current Chief Financial Officer, Executive Vice President and a director of Grand will become the Chief Financial Officer and a director of Lakes.

INTERESTS OF OFFICERS AND DIRECTORS IN THE TRANSACTIONS (SEE PAGES 94 AND 191)

    Certain officers and directors of Hilton and Grand have interests in the Transactions that are different from or in addition to your interests. For example:

    - The executive officers of Grand have employment agreements containing change of control payment provisions which could be triggered if these officers are terminated after the merger. Grand currently estimates that the aggregate payments that Park Place would be required to make under these agreements, if triggered, would amount to approximately $4,025,000. In addition, the employment agreements permit the executive officers to exercise outstanding stock options for a two year period after a termination;

    - As a result of the merger, all stock options to purchase Grand common stock held by directors, officers and employees of Grand will vest and become fully exercisable options to purchase shares of Park Place common stock; 1,588,000 of such options are held by directors and executive officers of Grand. The exercise price of these unvested options exceeded the market price of Grand common stock on September 15, 1998;

    - Stephen Bollenbach, President and Chief Executive Officer of Hilton, has entered into a new employment agreement with Hilton that provides for the grant, upon consummation of the Hilton Distribution, of options to purchase 6,000,000 shares of Hilton common stock and provides for a minimum annual base salary of $620,000 with an annual bonus opportunity of up to $380,000. In addition, Park Place and Mr.

      Bollenbach anticipate that they will enter into an employment agreement that will provide for the grant, upon consummation of the Hilton Distribution, of options to purchase 3,000,000 shares of Park Place common stock. Mr. Bollenbach will also be entitled to an annual base salary of $100,000 under the Park Place agreement. In connection with the Hilton distribution, Mr. Bollenbach has waived rights under his current employment agreement with Hilton that provide for accelerated vesting of Hilton options owned by Mr. Bollenbach;

    - Park Place and Arthur Goldberg, Executive Vice President and President--Gaming Operations of Hilton, anticipate that they will enter into an employment agreement which will become effective upon consummation of the Hilton distribution. It is anticipated that Mr. Goldberg will be entitled to an annual base salary of $2 million and an annual bonus opportunity of $1 million under the agreement and will be granted options to purchase 6,000,000 shares of Park Place common stock;

    - Barron Hilton, Eric Hilton and Steve Crown, who are currently directors of Hilton, will become directors of Park Place and will each receive an annual directors fee of $30,000;

    - As a result of the Hilton distribution, each outstanding stock option to purchase shares of Hilton common stock, other than options held by Mr. Goldberg, will become an option to purchase one share of Hilton common stock and an option to purchase one share of Park Place common stock, and the exercise prices will be adjusted to preserve the intrinsic value of such options on the date of the Hilton distribution. Directors and executive officers of Hilton, other than Mr. Goldberg, holding options to purchase, in the aggregate, 6,940,300 shares of Hilton common stock will receive options to purchase an equivalent number of shares of Park Place common stock. As of September 15, 1998, the exercise prices of options held by executive officers and directors of Hilton exceeded the market price of Hilton common stock, except as follows: Mr. Bollenbach and Dieter Huckestein held options with aggregate values of approximately $468,750 and $676,063, respectively.

    - As a result of the Hilton distribution, all outstanding options held by Mr. Goldberg to purchase shares of Hilton common stock will be converted solely into options to purchase shares of Park Place common stock, and the number of shares subject to and the exercise price of such options will be adjusted to preserve the intrinsic value of such options on the date of the Hilton distribution. As of September 15, 1998, Mr. Goldberg held options to purchase 1,200,000 shares of Hilton common stock. In addition, under his employment agreement with Hilton, Mr. Goldberg is entitled to receive an option to purchase 600,000 shares of Hilton common stock on December 18, 1998 which will also be subject to the adjustment. The number of shares of Park Place common stock which will be subject to Mr. Goldberg's options following the adjustment is not currently determinable because this number will depend on the prices at which the Hilton common stock and the Park Place common stock trade on the date of the Hilton distribution. If, for example, the value of the Park Place common stock on the date of the Hilton distribution is equal to 45% of the value of the Hilton common stock prior to the Hilton distribution, each of Mr. Goldberg's options, after the foregoing adjustment, will be exercisable for approximately 2.22 shares of Park Place common stock and the exercise price will be equal to 45% of the exercise price of Mr. Goldberg's options prior to the Hilton distribution. Based on Mr. Goldberg's 1,800,000 options (including the option to be granted to him on December 18, 1998 pursuant to his existing 1996 Hilton employment agreement), this would result in options to purchase approximately 4,000,000 shares of Park Place common stock.

    - As a result of the Grand distribution, all stock options held by directors, officers and employees of Grand will become options to purchase an equivalent number of shares of Lakes common stock and Grand common stock, and, accordingly, the exercise prices will be adjusted to preserve the intrinsic value of such options on the date of the Grand distribution. Directors and executive officers of Grand holding options to purchase, in the aggregate, 2,029,600 shares of Grand common stock will receive options to purchase shares of Lakes common stock;

    - Lyle Berman, Chairman of the Board of Grand, will become the Chairman and Chief Executive Officer of Lakes and a director of Park Place. Mr. Berman will receive an annual compensation package from Lakes in an amount which has yet to be determined. It is also anticipated that he will be granted options to purchase shares of Lakes common stock;

    - Thomas Brosig, President and Chief Executive Officer of Grand will become the senior executive of Park Place in charge of Mississippi, New Orleans and Missouri operations and will also become the President and a director of Lakes. Mr. Brosig will receive an annual compensation package from Lakes in an amount which has yet to be determined. It is also anticipated that he will be granted options to purchase shares of Lakes common stock; and

    - The value of the stock options to be received by the executive officers and directors of Hilton and Grand following the Hilton distribution and the Grand distribution is not currently determinable because these options will represent options to acquire stock in the post-distribution companies. The prices at which the common stock of Hilton, Park Place, Grand and Lakes will trade following the distributions is unknown. The grant of these options will have the effect of diluting non-affiliated stockholders' ownership interests in the companies.

    Other than as set forth above, directors and executive officers of Hilton and Grand are not currently entitled to any additional compensation as a result of the distributions. Please refer to pages 94, 166 and 191 generally for more information concerning employment agreements, accelerated vesting of stock options and other arrangements benefiting each company's directors and officers.

CONDITIONS TO THE TRANSACTIONS (SEE PAGE 74)

    Before we can complete the Transactions, a number of conditions must be met, including, but not limited to, the following:

    - holders of Hilton common stock must ratify the Hilton distribution;

    - holders of Grand common stock must ratify the Grand distribution and approve the merger agreement;

    - the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated;

    - gaming regulatory approval must be received in certain jurisdictions;

    - each of Hilton and Grand must receive private letter rulings from the Internal Revenue Service (or, if mutually agreed to, legal opinions in lieu of such rulings) confirming that the Hilton distribution will not be taxable to Hilton stockholders and the Grand distribution will not be taxable to Grand shareholders;

    - no law shall prohibit the completion of the merger or the distributions;
      and

    - the shares of Park Place common stock to be issued in the merger must be approved for listing on a national securities exchange.

    Some of the conditions to the Transactions may be waived by the company entitled to assert the condition. In the event either company waives any condition following stockholder approval of the Transactions, and the waiver would have a material adverse effect on the stockholders of Hilton or Grand, then Hilton or Grand will resolicit their consent.

NO SOLICITATION (SEE PAGE 76)

    Grand has agreed that it will not initiate any discussions regarding a business combination with any other party so long as the merger agreement is in effect.

REGULATORY APPROVALS (SEE PAGE 74)

    Before we can complete the Transactions, we must make certain regulatory filings and receive certain regulatory approvals, including the approval of various domestic and international gaming commissions.

    In August 1998, the waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 expired, thus satisfying one of the conditions to the merger.

    Hilton and Grand have applied for approval of the Transactions from gaming regulatory authorities in Nevada, New Jersey, Mississippi, Louisiana, Missouri, Australia and Uruguay. Grand intends to make inquiry to the National Indian Gaming Commission with respect to the need for approval from that agency.

TERMINATION OF THE TRANSACTIONS (SEE PAGE 77)

    Hilton and Grand can mutually agree to terminate the Transactions before the Transactions are completed and either Hilton or Grand can terminate the Transactions if any of the following occurs:

    - the merger is not completed by December 31, 1998; this deadline may be extended to March 1, 1999 upon notice by either party;

    - a court or other governmental authority permanently prohibits the merger or the distributions;

    - prior to the effective time of the Transactions, the Internal Revenue Code is amended so as to materially alter any of the tax consequences provided by the private letter rulings; or

    - the other party breaches any of its obligations or any representations or warranties and such breach causes certain conditions to fail to be satisfied.

    Hilton can terminate the merger agreement under certain additional circumstances, including, if:

    - the Grand shareholders do not approve the merger agreement and the merger;

    - the Grand board of directors withdraws or modifies its recommendation of the merger agreement or the merger;

    - the Grand board of directors recommends an alternative transaction; or

    - the net equity value of Grand following the Grand distribution (calculated as the difference between $1,200 million (the agreed upon gross enterprise value of Grand after the Grand distribution) and its net indebtedness on the earlier of the closing date of the merger or December 31, 1998) is less than $585.1 million.

    Grand can terminate the merger agreement under certain additional circumstances, including, if:

    - the Hilton stockholders do not ratify the Hilton distribution;

    - prior to closing, Park Place acquires assets or property with a net equity value in excess of $300 million and Grand's financial advisor has not reissued its fairness opinion after being requested to do so by Grand; or

    - Hilton completes the Hilton distribution after Grand's shareholders have approved the merger, the closing date of the merger has not occurred within 20 business days of the Hilton distribution, Grand has not received an alternative acquisition proposal, and thereafter Grand's financial advisor has not reissued its fairness opinion after being requested to do so by Grand.

    Please refer to pages 77 and 78 for more information regarding additional circumstances under which Hilton and Grand can terminate the merger agreement.

TERMINATION FEES (SEE PAGE 78)

    The merger agreement generally requires Grand to pay Hilton a termination fee of $30 million if the merger agreement terminates under certain circumstances.

FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (SEE PAGE 199)

    GRAND SHAREHOLDERS. The merger is anticipated to be tax-free to Grand shareholders, except that such shareholders will recognize gain or loss with respect to cash received instead of fractional shares of Park Place common stock, measured by the difference between the amount of cash received and the portion of the basis of the shares of Grand common stock allocable to such fractional shares. Any gain or loss recognized by Grand shareholders in connection with the merger will generally be characterized as a capital gain or loss, provided such Grand common stock is held as a capital asset at the time of the merger.

    PARK PLACE STOCKHOLDERS. No gain or loss generally will be recognized by Park Place or by its stockholders as a result of the merger.

ACCOUNTING TREATMENT (SEE PAGE 99)

    The merger will be accounted for using the purchase method of accounting with Park Place as the acquiror.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 52 AND 58)

    In deciding to approve the Transactions, each of Hilton's and Grand's boards of directors considered opinions from each of their financial advisors. Hilton received an opinion dated June 29, 1998 from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation, and Grand received an opinion from its financial advisor, Ladenburg Thalmann & Co. Inc., dated June 30, 1998. These opinions are attached as Annexes B and C to this Joint Proxy Statement/Prospectus, respectively, and you are encouraged to carefully read them in their entirety.

    DLJ received a $1.5 million fee for rendering its opinion. Ladenburg will be entitled to an approximately $6.5 million fee for rendering its opinion and providing other investment banking services to Grand in connection with the Transactions, all of which is contingent upon consummation of the merger. The financial advisors' respective opinions reflect an opinion as of a specific date and do not address additional data arising subsequent to the data considered by the financial advisors in reaching their respective opinions, including market prices of securities, reported results of operations, publicly announced transactions and factors that may affect the estimates of future earnings, which could alter their opinions if the opinions were rendered as of a different date.

    Stockholders should note that the merger agreement does not provide Hilton or Grand with any opportunities to terminate the merger agreement or fail to consummate the transactions contemplated thereby based solely upon changes in financial market conditions from those that existed on the date of DLJ's and Ladenburg's opinions. However, Grand may terminate the merger agreement in the event Ladenburg fails to update its opinion after being requested to do so by Grand's board of directors in the following two instances:

    - prior to the closing, Park Place acquires assets or property with a net equity value in excess of $300 million; or

    - Hilton completes the Hilton distribution after Grand's shareholders have approved the merger, the closing date of the merger has not occurred within 20 business days of the Hilton distribution and Grand has not received an alternative acquisition proposal.

    No provision has been made in the merger agreement for Hilton to seek, and Hilton does not intend to seek, an updated opinion from DLJ. If the merger agreement were amended in a manner which affects the relevant factors considered by DLJ or Ladenburg in rendering their opinions, Hilton and Grand would consider engaging their financial advisors to provide a supplemental opinion.

APPRAISAL RIGHTS (SEE PAGE 99)

    Under Delaware law, Hilton stockholders do not have the right to an appraisal of the value of their shares in connection with the Hilton distribution or the merger.

    Under Minnesota law, Grand shareholders do not have the right to an appraisal of the value of their shares in connection with the Grand distribution, but do have the right to an appraisal of the value of their shares in connection with the merger. A discussion of these rights is included on pages 99 through 101. We encourage Grand shareholders to read it.

COMPARISON OF SHAREHOLDER RIGHTS (SEE PAGE 206)

    Upon completion of the merger, Grand shareholders will become Park Place stockholders. As a result, the rights of the holders of Park Place common stock will be governed by the certificate of incorporation and bylaws of Park Place and by Delaware law. We have provided a summary of the material differences between the rights of holders of Grand capital stock and Park Place capital stock beginning on page 206.

COMPARATIVE MARKET PRICE INFORMATION (SEE PAGE 202)

    Shares of Hilton and Grand common stock are listed on the New York Stock Exchange. On June 29, 1998, the last full trading day prior to the public announcement of the proposed Transactions, Hilton common stock closed at $31.50 per share and Grand common stock closed at $18.50 per share.

    On October 22, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last sale price as reported by the New York Stock Exchange for Hilton common stock was $18.69 per share and for Grand common stock with $8.38 per share. We urge you to obtain current market quotations.

LISTING OF PARK PLACE COMMON STOCK AND LAKES COMMON STOCK (SEE PAGE 27)

    Park Place has applied with the New York Stock Exchange to list its shares of common stock to be distributed in the Hilton distribution and issued in the merger. Lakes intends to file an application with the Nasdaq National Market to list its shares of common stock to be distributed in the Lakes distribution.

THE STOCK INCENTIVE PLANS (SEE PAGES 224 AND 242)

    Hilton stockholders will vote on the Park Place Entertainment Corporation 1998 Stock Incentive Plan and grant of stock options thereunder, as described in this Joint Proxy Statement/ Prospectus and the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan. The plans authorize the grant of stock options and stock appreciation rights to officers and employees and the grant of stock options to non-employee directors of Park Place. In addition, Hilton stockholders will vote on an amendment and restatement of the Hilton Hotels Corporation 1996 Stock Incentive Plan and grant of stock options thereunder, as described in this Joint Proxy Statement/Prospectus. The amendment will, among other things, increase the number of shares of stock subject to awards under such plan. The Park Place stock option plans and the amended Hilton plan are attached as Annexes D, E and F to this Joint Proxy Statement/Prospectus and we encourage you to read each in its entirety.

    Grand shareholders will vote on the Lakes Gaming, Inc. 1998 Stock Option and Compensation Plan and the Lakes Gaming, Inc. 1998 Director Stock Option Plan which will be used to grant stock options and other benefits to directors and officers of Lakes. The Lakes option plans are attached as Annexes G and H to this Joint Proxy Statement/Prospectus and we encourage you to read them in their entirety.

    The purpose of the plans is to assist the companies in attracting and retaining officers, employees and directors and to align the interests of these persons with the stockholders' interests.

    In addition to the plans discussed above, it is anticipated that Park Place will adopt an incentive compensation plan and an executive deferred compensation plan and that officers and employees of Park Place will be eligible to participate in these incentive plans. Lakes also intends to adopt an incentive compensation plan in which the officers and employees will be eligible to participate.

                                  RISK FACTORS

    This Joint Proxy Statement/Prospectus includes, or incorporates by reference, certain additional factors related to the operations and strategies of Hilton, Grand, Park Place and Lakes generally, the Transactions and their effects on the companies specifically. Stockholders should read carefully the section entitled "Risk Factors" beginning on page 27.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    Each of Hilton, Park Place, Grand and Lakes has made forward-looking statements in this document (and in documents that are incorporated by reference) that are subject to risks and uncertainties. Forward-looking statements include the information concerning strategies, objectives, expectations and intentions of the companies regarding completion of the Transactions, the ownership, management and operation of hotels and casinos following completion of the Transactions and trends affecting the financial condition, future results of operation and the adequacy of resources of the companies. Also, when we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. Shareholders should note that many factors could affect the future financial results of Hilton, Park Place, Grand and Lakes, and could cause these results to differ materially from those expressed in our forward-looking statements.

                         STRUCTURE OF THE TRANSACTIONS

    The following chart shows the corporate structure of Hilton, Park Place, Grand and Lakes before and after the Transactions are completed:

HILTON AND GRAND IMMEDIATELY BEFORE THE DISTRIBUTIONS

                                [CHART]

HILTON, PARK PLACE, GRAND AND LAKES AFTER THE DISTRIBUTIONS AND BEFORE THE
MERGER

                                [CHART]

HILTON, PARK PLACE, GRAND AND LAKES AFTER THE MERGER

                                 [CHART]

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    In the following tables, we are providing certain summary financial information to aid you in your analysis of the financial aspects of the Transactions. These tables include (i) unaudited pro forma financial information of New Park Place after giving effect to the Transactions, (ii) selected historical financial information of Hilton and unaudited pro forma financial information of Hilton after giving effect to the Hilton distribution, (iii) selected historical financial information and unaudited pro forma financial information of Park Place after giving effect to the Hilton distribution (but prior to the merger), (iv) selected historical financial information of Grand and unaudited pro forma financial information of Grand after giving effect to the Grand distribution, and (v) selected historical financial information of Lakes after giving effect to the Grand distribution. References herein to "New Park Place" refer to Park Place following the Hilton distribution and the merger.

NEW PARK PLACE SUMMARY SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION

    In the table below, we attempt to illustrate the financial results of New Park Place that might have occurred if the Transactions had been completed at earlier periods. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Transactions had been completed on the dates assumed. It is also important to remember that this information does not necessarily reflect future financial performance if the Transactions actually occur. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 103 for a more detailed explanation of this analysis and the dates upon which the Transactions were assumed to have occurred.

                                                                           PARK PLACE      GRAND     NEW PARK PLACE
                                                                            PRO FORMA    PRO FORMA     PRO FORMA
                                                                           -----------  -----------  --------------
                                                                           (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
TWELVE MONTHS ENDED OR AS OF JUNE 30, 1998
RESULTS OF OPERATIONS:
  Total revenue..........................................................   $   2,249    $     561     $   2,810
  Total operating income.................................................         225           75           300
  Income from continuing operations......................................          78(1)         23          101(1)
  Income from continuing operations per share--Basic.....................         .30          .55           .33
  Income from continuing operations per share--Diluted...................         .29          .53           .33
OTHER OPERATING DATA:
  EBITDA(2)..............................................................   $     549    $     124     $     673
BALANCE SHEET:
  Cash, cash equivalents and temporary investments.......................   $     132    $      60     $     192
  Total assets...........................................................       5,785        1,160         6,959
  Total debt.............................................................       1,591          566         2,209
  Total stockholders' equity.............................................       3,286          422         3,644
YEAR ENDED DECEMBER 31, 1997
RESULTS OF OPERATIONS:
  Total revenue..........................................................   $   2,145    $     529     $   2,674
  Total operating income.................................................         191           71           262
  Income from continuing operations......................................          61(1)         21           82(1)
  Income from continuing operations per share--Basic.....................         .23          .50           .27
  Income from continuing operations per share--Diluted...................         .23          .49           .26
OTHER OPERATING DATA:
  EBITDA(2)..............................................................   $     502    $     117     $     619
SIX MONTHS ENDED JUNE 30, 1998
RESULTS OF OPERATIONS:
  Total revenue..........................................................   $   1,144    $     286     $   1,430
  Total operating income.................................................         182           39           221
  Income from continuing operations......................................          77           12            89
  Income from continuing operations per share--Basic.....................         .30          .29           .29
  Income from continuing operations per share--Diluted...................         .29          .28           .29
OTHER OPERATING DATA:
  EBITDA(1)..............................................................   $     294    $      64     $     358

------------------------

(1) Includes after-tax non-recurring charges totaling $59 million related to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans.

(2) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items, which can be computed by adding depreciation, amortization and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses are excluded from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges for Park Place and New Park Place totaled $96 million for the twelve months ended June 30, 1998 and the year ended December 31, 1997 and relate to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of the companies. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Pro forma depreciation, amortization and non-cash items for Park Place, Grand, and New Park Place totaled $311 million, $46 million and $365 million, respectively, for the year ended December 31, 1997 and $112 million, $25 million and $141 million, respectively, for the six months ended June 30, 1998.

HILTON SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    We derived the historical information under the heading "Hilton Historical" from the Hilton audited financial statements for 1993 through 1997 and unaudited financial statements for the six months ended June 30, 1997 and 1998. The information is only a summary and you should read it in conjunction with Hilton's historical financial statements (and related notes) contained in the annual reports and other information Hilton has filed with the Securities and Exchange Commission (the "SEC"). See "Where You Can Find More Information" on page 251.

    In the table below under the heading "Hilton Pro Forma", we also attempt to illustrate the financial results that might have occurred if the Hilton Distribution had been completed as of January 1, 1995 for purposes of the Results of Operations and Other Operating Data and at June 30, 1998 for the Balance Sheet. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Hilton distribution had been completed on the dates assumed. It is also important to remember that this information does not necessarily reflect future financial performance if the Hilton distribution actually occurs. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 103 for a more detailed explanation of this analysis.

                                                    SIX MONTHS ENDED OR
                                                       AS OF JUNE 30,             FISCAL YEARS ENDED OR AS OF DECEMBER 31,
                                                    --------------------  ---------------------------------------------------------
                                                      1998       1997        1997         1996        1995       1994       1993
                                                    ---------  ---------  -----------  -----------  ---------  ---------  ---------
                                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
HILTON HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue(1)................................  $   1,967  $   1,760  $   3,620    $   1,905    $   1,649  $   1,514  $   1,394
  Total operating income..........................        423        360        596          329          355        286        235
  Income from continuing operations...............        183        161        250(2)       156(3)       173        122        103
  Income from continuing operations per
    share--Basic..................................        .71        .62        .95          .79          .90        .64        .54
  Income from continuing operations per share--
    Diluted.......................................        .68        .60        .94          .79          .89        .63        .53
  Cash dividends declared per common share........        .16        .16        .32         .305          .30        .30        .30
OTHER OPERATING DATA:
  EBITDA(3).......................................  $     594  $     509  $   1,009    $     577    $     543  $     461  $     411
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments(1)................................  $     235  $     182  $     240    $     298    $     409  $     393  $     479
  Total assets(1).................................      8,724      7,383      7,527        7,273        3,060      2,926      2,675
  Total debt......................................      3,828      2,775      2,774        2,707        1,287      1,289      1,142
  Total stockholders' equity......................      3,451      3,354      3,383        3,211        1,254      1,128      1,057

HILTON PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue...................................  $     823  $     720  $   1,475    $     947    $     715
  Total operating income..........................        236        207        395          237          190
  Income from continuing operations...............        103         98        183(5)       120(6)        88
  Income from continuing operations per
    share--Basic..................................        .40        .37        .69          .61          .46
  Income from continuing operations per share--
    Diluted.......................................        .38        .36        .67          .60          .45
  Weighted average common and equivalent shares--
    Basic.........................................        261        263        263          198          193
  Weighted average common and equivalent shares--
    Diluted.......................................        291        293        293          217          195
OTHER OPERATING DATA:
  EBITDA(4).......................................  $     295  $     257  $     497    $     361    $     290
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments...................................  $     103
  Total assets....................................      3,562
  Total debt......................................      2,860
  Total stockholders' equity......................        151

------------------------

(1) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Hilton will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. The revenues presented assume application of EITF 97-2 to Hilton's financial statements which have reduced historical revenues by $842 million, $903 million, $1,696 million, $2,035 million, $1,906 million, $1,787 million and $1,507 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively. Application of the standard reduces historical cash, cash equivalents and temporary investments by $113 million, $143 million, $133 million, $140 million, $125 million, $117 million and $89 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively and reduces historical total assets by $281 million, $293 million, $299 million, $314 million, $383 million, $335 million and $277 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes after-tax non-recurring charges totaling $69 million, primarily related to the recognition of an impairment loss on the Flamingo Casino-Kansas City, an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans and the write-off of the net costs related to Hilton's efforts to acquire ITT Corporation.

(3) Includes after-tax non-recurring charges totaling $47 million, primarily related to the write-off of pre-opening expenses for the Flamingo Casino-Kansas City, losses associated with a planned relocation of the Flamingo Casino-New Orleans and the write-down of certain investments and notes receivable to estimated fair market value.

(4) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items, which can be computed by adding depreciation, amortization and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses are excluded from EBITDA as these items do not impact operating results on a recurring basis. Hilton historical pre-tax non-cash items for the year ended December 31, 1997 totaled $94 million and relate to the recognition of an impairment loss on the Flamingo Casino-Kansas City, an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans and a non-cash credit from the reversal of a 1996 non-cash write-down. Hilton historical pre-tax non-cash items for the year ended December 31, 1996 totaled $23 million, primarily related to the write-down of certain investments and notes receivable to estimated fair market value. Hilton pro forma pre-tax non-cash items for the year ended December 31, 1997 totaled a credit of $2 million, primarily from the reversal of a 1996 non-cash write-down. Hilton pro forma pre-tax non-cash items for the year ended December 31, 1996 totaled $22 million and relate to the write-down of certain investments and notes receivable to estimated fair market value. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Hilton. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation, amortization and non-cash items for Hilton for the six months ended June 30, 1998 and 1997 and the years ended December 31 1997, 1996, 1995, 1994 and 1993 totaled $171 million, $149 million, $413 million, $248 million, $188 million, $175 million and $176 million, respectively. Pro forma depreciation, amortization and non-cash items for Hilton for the six months ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 totaled $59 million, $50 million, $102 million, $124 million and $100 million, respectively.

(5) Includes after-tax non-recurring charges totaling $10 million, primarily related to the write-off of net costs related to Hilton's efforts to acquire ITT Corporation.

(6) Includes after-tax non-recurring charges totaling $24 million, primarily related to the write-down of certain investments and notes receivable to estimated fair market value.

PARK PLACE SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
  INFORMATION

    We derived the following historical information under the heading "Park Place Historical" from the Park Place audited financial statements for 1995 through 1997 and unaudited financial statements for 1993, 1994 and the six months ended June 30, 1997 and 1998. The information is only a summary and you should read it in conjunction with Park Place's historical financial statements (and related notes) beginning on page F-2.

    In the table below under the heading "Park Place Pro Forma", we also attempt to illustrate the financial results that might have occurred if the Hilton distribution had been completed as of January 1, 1997 for purposes of the Results of Operations and Other Operating Data and at June 30, 1998 for the Balance Sheet. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Hilton distribution had been completed on the dates assumed. It is also important to remember that this information does not necessarily reflect future financial performance if the Hilton distribution actually occurs. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 103 for a more detailed explanation of this analysis.

                                                    SIX MONTHS ENDED OR
                                                       AS OF JUNE 30,             FISCAL YEARS ENDED OR AS OF DECEMBER 31,
                                                    --------------------  ---------------------------------------------------------
                                                      1998       1997        1997         1996        1995       1994       1993
                                                    ---------  ---------  -----------  -----------  ---------  ---------  ---------
                                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
PARK PLACE HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue(1)................................  $   1,144  $   1,040  $   2,145    $     958    $     934  $     896  $     874
  Total operating income..........................        187        153        201           92          165        162        163
  Income from continuing operations...............         80         63         67(2)        36(3)        85         79         86
  Income from continuing operations per
    share--Basic..................................        .31        .24        .25          .18          .44        .41        .45
  Income from continuing operations per share--
    Diluted.......................................        .30        .24        .25          .18          .44        .41        .44
OTHER OPERATING DATA:
  EBITDA(3).......................................  $     299  $     252  $     512    $     216    $     253  $     240  $     231
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments(1)................................  $     132  $     152  $     235    $     232    $      38  $      26  $      33
  Total assets(1).................................      5,785      5,465      5,630        5,364        1,350      1,248      1,135
  Total debt......................................      1,591      1,311      1,306        1,278          549        549        530
  Division equity.................................      3,293      3,317      3,381        3,157          592        510        424
PARK PLACE PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue...................................  $   1,144  $   1,040  $   2,145
  Total operating income..........................        182        148        191
  Income from continuing operations...............         77         60         61(2)
  Income from continuing operations per
    share--Basic..................................        .30        .23        .23
  Income from continuing operations per share--
    Diluted.......................................        .29        .23        .23
  Weighted average common and equivalent shares--
    Basic.........................................        261        263        263
  Weighted average common and equivalent shares--
    Diluted.......................................        264        265        266
OTHER OPERATING DATA:
  EBITDA(4).......................................        294        247        502
BALANCE SHEET:
  Cash, cash equivalents and temporary
    investments...................................  $     132
  Total assets....................................      5,785
  Total debt......................................      1,591
  Total stockholders' equity......................      3,286

------------------------
(1) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. The revenues presented assume application of EITF 97-2 to Park Place's financial statements which have reduced historical revenues by $211 million, $228 million, $427 million, $457 million, $350 million, $292 million and $183 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively. Application of the standard reduces historical cash, cash equivalents and temporary investments by $18 million, $32 million, $29 million, $28 million, $26 million, $18 million and $9 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively and reduces historical total assets by $49 million, $55 million, $59 million, $83 million, $48 million, $35 million and $22 million for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996, 1995, 1994 and 1993, respectively.

(2) Includes after-tax non-recurring charges totaling $59 million related to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans.

(3) Includes after-tax non-recurring charges totaling $23 million, primarily related to the write-off of pre-opening expenses for the Flamingo Casino-Kansas City and losses associated with a planned relocation of the Flamingo Casino-New Orleans.

(4) EBITDA is earnings before interest, taxes, depreciation, amortization and non-cash items, which can be computed by adding depreciation, amortization and non-cash items to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses are excluded from EBITDA as these items do not impact operating results on a recurring basis. Pre-tax non-cash charges for Park Place historical and Park Place pro forma totaled $96 million for the year ended December 31, 1997 and relate to the recognition of an impairment loss on the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans. Pre-tax non-cash charges for Park Place historical totaled $1 million for the year ended December 31, 1996 and relate to the write-down of an asset to estimated fair market value. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Park Place. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation, amortization and non-cash items for Park Place for the six months ended June 30, 1998 and 1997 and the years ended December 31 1997, 1996, 1995, 1994 and 1993 totaled $112 million, $99 million, $311 million, $124 million, $88 million, $78 million and $68 million, respectively. Pro forma depreciation, amortization and non-cash items for Park Place for the six months ended June 30, 1998 and 1997 and the year ended December 31, 1997 totaled $112 million, $99 million and $311 million, respectively.

GRAND SUMMARY SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL INFORMATION

    We derived the following historical information under the heading "Grand Historical" from the Grand audited financial statements for 1993 through 1997 and unaudited financial statements for the six months ended June 29, 1997 and June 28, 1998. The information is only a summary and you should read it in conjunction with Grand's historical financial statements (and related notes) contained in the annual reports and other information Grand has filed with the SEC. See "Where You Can Find More Information" on page 251.

    In the table below under the heading "Grand Pro Forma", we also attempt to illustrate the financial results that might have occurred if the Grand distribution had been completed as of January 2, 1995 for purposes of the Results of Operations and Other Operating Data and at June 28, 1998 for the Balance Sheet. It is important to remember that this information is hypothetical, and does not necessarily reflect the financial performance that would have actually resulted if the Grand distribution had been completed on such date. It is also important to remember that this information does not necessarily reflect future financial performance if the Grand distribution actually occurs. Please see "Unaudited Pro Forma Condensed Financial Statements" beginning on page 103 for a more detailed explanation of this analysis.

                                 SIX MONTHS ENDED OR AS
                                           OF                                FISCAL YEARS ENDED OR AS OF
                                ------------------------  ------------------------------------------------------------------
                                 JUNE 28,     JUNE 29,     DECEMBER 28,     DECEMBER 29,     DECEMBER 31,      JANUARY 1,
                                   1998         1997           1997             1996             1995             1995
                                -----------  -----------  ---------------  ---------------  ---------------  ---------------
                                                          (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
GRAND HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue...............   $     329    $     293      $     607        $     490        $     373        $     286
  Total operating income(1)...          75           71            141               96              118               53
  Income (loss) from
    continuing operations.....          36           33             66             (101)              70               29
  Income (loss) from
    continuing operations per
    share--Basic..............         .86          .79           1.58            (2.43)            2.05              .87
  Income (loss) from
    continuing operations per
    share--Diluted............         .84          .77           1.54            (2.43)            1.98              .84
OTHER OPERATING DATA:
  EBITDA(2)...................   $     101    $      94      $     187        $     139        $     140        $      69
BALANCE SHEET:
  Cash, cash equivalents and
    temporary investments.....   $      93    $     133      $     239        $     147        $     335        $      30
  Total assets................       1,293        1,187          1,334            1,123            1,128              484
  Total debt..................         567          566            667              531              471              137
  Total stockholders'
    equity....................         542          471            503              440              526              277
GRAND PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue...............   $     286    $     254      $     529        $     413        $     304
  Total operating income......          39           35             71               36               60
  Income from continuing
    operations................          12           10             21                8               29
  Income from continuing
    operations per
    share--Basic..............         .29          .23            .50              .19              .84
  Income from continuing
    operations per
    share--Diluted............         .28          .23            .49              .19              .81
  Weighted average common and
    equivalent
    shares--Basic.............          42           42             42               42               34
  Weighted average common and
    equivalent
    shares--Diluted...........          43           43             43               43               35
OTHER OPERATING DATA:
  EBITDA(2)...................   $      64    $      57      $     117        $      78        $      80
BALANCE SHEET:
  Cash, cash equivalents and
    temporary investments.....   $      60
  Total assets................       1,160
  Total debt..................         566
  Total stockholders'
    equity....................         422

                                  JANUARY 2,
                                     1994
                                ---------------
GRAND HISTORICAL
RESULTS OF OPERATIONS:
  Total revenue...............     $     117
  Total operating income(1)...            30
  Income (loss) from
    continuing operations.....            19
  Income (loss) from
    continuing operations per
    share--Basic..............           .71
  Income (loss) from
    continuing operations per
    share--Diluted............           .69
OTHER OPERATING DATA:
  EBITDA(2)...................     $      38
BALANCE SHEET:
  Cash, cash equivalents and
    temporary investments.....     $     158
  Total assets................           427
  Total debt..................           124
  Total stockholders'
    equity....................           248
GRAND PRO FORMA
RESULTS OF OPERATIONS:
  Total revenue...............
  Total operating income......
  Income from continuing
    operations................
  Income from continuing
    operations per
    share--Basic..............
  Income from continuing
    operations per
    share--Diluted............
  Weighted average common and
    equivalent
    shares--Basic.............
  Weighted average common and
    equivalent
    shares--Diluted...........
OTHER OPERATING DATA:
  EBITDA(2)...................
BALANCE SHEET:
  Cash, cash equivalents and
    temporary investments.....
  Total assets................
  Total debt..................
  Total stockholders'
    equity....................

------------------------
(1) Total operating income for the six months ended June 28, 1998 and June 29, 1997 and the fiscal years ended 1997, 1996, 1995, 1994 and 1993 exclude amortization of debt issuance costs of $2 million, $1 million, $3 million, $3 million, $2 million, $1 million and $1 million, respectively, which has been reclassified to interest expense to conform to the financial presentation of Park Place.

(2) EBITDA is earnings before interest, taxes, depreciation and amortization, which can be computed by adding depreciation and amortization to operating income. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Grand. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation and amortization for Grand for the six months ended June 28, 1998 and June 29, 1997 and the fiscal years ended 1997, 1996, 1995, 1994 and 1993 totaled $26 million, $23 million, $46 million, $43 million, $22 million, $16 million and $8 million, respectively. Pro forma depreciation and amortization for Grand for the six months ended June 28, 1998 and June 29, 1997 and the fiscal years ended 1997, 1996 and 1995 totaled $25 million, $22 million, $46 million, $42 million and $20 million, respectively.

LAKES SUMMARY SELECTED HISTORICAL FINANCIAL INFORMATION

    We derived the following historical information from the Lakes audited financial statements for 1993 through 1997 and unaudited financial statements for the six months ended June 29, 1997 and June 28, 1998. The information is only a summary and you should read it in conjunction with Lakes' historical financial statements (and related notes) beginning on page F-18. No pro forma Lakes financial statements have been prepared as there are no material differences between the Lakes historical financial results and the financial results that might have occurred if the Grand distribution had been completed as of the beginning of each period presented.

                       SIX MONTHS ENDED OR AS
                                 OF                                         FISCAL YEARS ENDED OR AS OF
                      ------------------------  -----------------------------------------------------------------------------------
                       JUNE 28,     JUNE 29,     DECEMBER 28,    DECEMBER 29,    DECEMBER 31,       JANUARY 1,        JANUARY 2,
                         1998         1997           1997            1996            1995              1995              1994
                      -----------  -----------  ---------------  -------------  ---------------  -----------------  ---------------
                                                         (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
LAKES HISTORICAL
RESULTS OF
  OPERATIONS:
  Total revenue.....   $      43    $      39      $      78      $      77        $      69         $      23         $      11
  Total operating
    income..........          36           36             70             60               58                16                 8
  Income (loss) from
    continuing
    operations......          24           23             45           (109)(2)           41                13                 8
  Income (loss) from
    continuing
    operations per
   share--Basic(3)..        2.28         2.21           4.32         (10.46)(2)         4.81              1.60              1.28
  Income (loss) from
    continuing
    operations per
    share--
    Diluted(3)......        2.22         2.17           4.20         (10.46)(2)         4.65              1.60              1.28

OTHER OPERATING
  DATA:
  EBITDA(1).........          37           37             71             61               60                16                 8

BALANCE SHEET:
  Cash and cash
    equivalents.....   $      33    $      33      $      33      $      34        $      33         $       4         $      22
  Total assets......         133          115            132            114              233               171                64
  Total debt........           1            1              1              1                1                 4                 1
  Division equity...         120          103            119            104              229               142                60

------------------------

(1) EBITDA is earnings before interest, taxes, depreciation and amortization, which can be computed by adding depreciation and amortization to operating income. EBITDA also excludes the $161 million write-off of Grand's investment in Stratosphere Corporation. EBITDA is presented supplementally because management believes it allows for a more complete analysis of results of operations. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations) nor should it be considered as an indicator of the overall financial performance of Lakes. The calculations of EBITDA may be different from the calculations used by other companies and therefore comparability may be limited. Historical depreciation and amortization for Lakes for the six months ended June 28, 1998 and June 29, 1997 and the fiscal years ended December 31 1997, 1996, 1995, 1994 and 1993 totaled $1 million, $1 million, $1 million, $1 million, $2 million, $0.2 million, and $0.2 million, respectively.

(2) Includes a non-recurring non-cash $161 million charge related to the write-off of Lakes' investment in Stratosphere Corporation.

(3) Earnings per share gives effect to the distribution of one share of Lakes common stock for every four shares of Grand Common Stock in the Grand distribution.

                                  RISK FACTORS

    THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS (INCLUDING UNDER THE HEADING "THE TRANSACTIONS--CAUTIONARY STATEMENTS CONCERNING FORWARD LOOKING STATEMENTS" ON PAGE 101), SHOULD BE CAREFULLY CONSIDERED BEFORE YOU DECIDE WHETHER OR NOT YOU WISH TO VOTE IN FAVOR OF THE HILTON PROPOSALS OR THE GRAND PROPOSALS, AS THE CASE MAY BE.

RISKS RELATING TO THE TRANSACTIONS

    CERTAIN FINANCIAL AND OPERATING CONDITIONS

    While the Hilton Gaming Business and Grand's Non-Mississippi Business have substantial operating histories, Park Place and Lakes do not have operating histories as separate stand-alone companies. Prior to the distribution of the Park Place common stock, par value $.01 per share (the "Park Place Common Stock") to stockholders of Hilton (the "Hilton Distribution"), Hilton had access to the cash flow and assets of the Hilton Gaming Business and Park Place had access to the cash flow and assets of the Hilton Lodging Business (as defined herein), and prior to the distribution of the Lakes common stock, par value $.01 per share (the "Lakes Common Stock"), to shareholders of Grand (the "Grand Distribution"), Grand had access to the cash flow and assets of the Non-Mississippi Business and Lakes had access to the cash flow and assets of Grand's Mississippi Business.

    Subsequent to the Hilton Distribution, Hilton will not have the benefit of either the cash flow generated by, or the assets of, the Hilton Gaming Business and Park Place will not have the benefit of either the cash flow generated by, or the assets of, Hilton's Lodging Business. Net cash provided by operating activities of Hilton's Lodging Business totaled $222 million, $297 million and $213 million for the fiscal years ended December 31, 1997, 1996 and 1995, respectively. Total assets of Hilton's Lodging Business were $3.8 billion at June 30, 1998.

    Subsequent to the Grand Distribution and the merger of Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, with and into Grand, with Grand as the surviving corporation (the "Merger"), Grand, as a wholly owned subsidiary of Park Place, will not have the benefit of either the cash flow generated by, or the assets of, Grand's Non-Mississippi Business, and Lakes will not have the benefit of either the cash flow generated by, or the assets of, Grand's Mississippi Business. Net cash provided by operating activities of Grand's Mississippi Business totaled $35.7 million, $62.5 million and $34.3 million for the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995, respectively. Total assets of Grand's Mississippi Business were $132.8 million at June 28, 1998.

    Subsequent to the Hilton Distribution and the Grand Distribution (collectively, the "Distributions"), each of Park Place and Lakes, respectively, will be a smaller, more focused company than Hilton and Grand, respectively, prior to the Distributions. Consequently, the results of operations of each entity will be more susceptible to competitive and market factors specific to its core business. In addition, the division of each of Hilton and Grand may result in some temporary dislocation and inefficiencies to the business operations, as well as the organization and personnel structure of each company. Nevertheless, the Board of Directors of Hilton (the "Hilton Board") and the Board of Directors of Grand (the "Grand Board") each believe that separation of their respective companies will result in long-term operating efficiencies by allowing each of the companies to focus on its respective business.

    NO CURRENT MARKET FOR COMMON STOCK

    There is currently no public market for the shares of Park Place or Lakes. While Park Place has applied to list the Park Place Common Stock, together with the associated stockholders' rights, on the New York Stock Exchange (the "NYSE") and Lakes intends to apply to list the Lakes Common Stock on the Nasdaq National Market, there can be no assurance (i) that applicable listing criteria will be satisfied, (ii) as to the volume of trading and liquidity that will develop or
(iii) as to the prices at which the Park Place Common Stock or Lakes Common Stock will trade after the Transactions. Moreover, until the Park Place Common Stock and Lakes Common Stock are fully distributed and an orderly market develops, the prices at which trading in these securities occurs may fluctuate significantly. The prices at which the Park Place Common Stock and the Lakes Common Stock trade will be determined by the marketplace and may be influenced by many factors, including, among others, the depth and liquidity of the market for such stock, investor perception of Park Place and Lakes and the businesses in which each company participates, each company's dividend policy and general economic and market conditions. Finally, the combined trading prices of the Hilton common stock, par value $2.50 per share (the "Hilton Common Stock") and the Park Place Common Stock held by Hilton stockholders after the Transactions may be less than, equal to or greater than the trading price of the Hilton Common Stock prior to the Transactions, and the combined trading prices of the Park Place Common Stock and the Lakes Common Stock held by Grand shareholders after the Transactions may be less than, equal to or greater than the trading price of Grand common stock, par value $.01 per share (the "Grand Common Stock"), prior to the Transactions.

    STRUCTURE OF THE TRANSACTIONS; INDEMNIFICATION OBLIGATIONS

    As a result of the Grand Distribution and the Merger, the shareholders of Grand will become shareholders of Lakes, whose business will be subject to the risks of the Non-Mississippi Business, and will also become stockholders of Park Place, whose business will be subject to the risks of the Hilton Gaming Business and the Mississippi Business. Under the distribution agreement to be entered into between Grand and Lakes (the "Grand Distribution Agreement"), Lakes and Grand will agree to indemnify each other for liabilities retained by them in the Grand Distribution. Additionally, under the Merger Agreement, Lakes agreed to indemnify Grand for (i) Grand's ongoing indemnification obligations to current and former directors and officers of Grand and (ii) contingent liabilities related to Stratosphere Corporation ("Stratosphere"). The availability of such indemnities will be dependent upon the financial strength and creditworthiness of Grand and Lakes, respectively. No assurance can be given that such entities will be in a position to fund such indemnities should they be obligated to do so in the future. See "The Transactions-- Indemnification Obligations" and "Business and Properties of Lakes--Legal Proceedings."

    LAKES FUNDING OBLIGATION

    As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to the effective date of the Merger. Lakes' ability to satisfy this funding obligation is materially dependent upon the continued success of its operations and the general risks inherent in its business. In the event Lakes is unable to satisfy its funding obligation, it would be in breach of its agreement with Grand, possibly subjecting itself to additional liability for contract damages, which could have a material adverse effect on Lakes' business and results of operations. Additionally, in the event of Lakes' failure to fund such trust, or otherwise satisfy its indemnification obligations to Grand, Grand would be required to satisfy any such liabilities, which could, either individually or in the aggregate, have a material adverse effect on the business of Park Place and its results of operations. See "Business and Properties of Lakes--Legal Proceedings."

    STATEWIDE GAMING REFERENDA

    Park Place anticipates that gaming referenda will be voted upon in several states which, depending upon the result, could materially adversely affect Park Place. In California, Proposition Five, which was proposed by Indian tribes, has qualified for inclusion on the California ballot for the November 3, 1998 election. If approved, this referendum would legalize games currently operated by certain tribes in contravention of California and Federal law and could lead to the expansion of gaming operations by California Indian tribes, which could have a material adverse effect on Park Place's Nevada operations. A legal action has been filed in California State court challenging the validity of Proposition Five under the California constitution.

    In Missouri, Park Place and other operators of riverboat casinos in man-made basins have filed a referendum which has qualified for inclusion on the Missouri ballot for the November 3, 1998 election. This referendum, known as Constitutional Amendment 9, is in response to a recent decision of the Missouri Supreme Court that riverboat casinos must meet certain requirements as to contiguity with the river in order to operate games of chance (particularly slot machines) in compliance with the Missouri constitution. If approved, this referendum would permit Park Place to continue to operate games of chance on its riverboat casino at the present location. Failure of passage of such referendum is likely to have a material adverse effect upon the operation of Park Place's Missouri Casino. The assets of Park Place's Missouri casino have been written down to their net realizable value. See "Business and Properties of Park Place--Missouri Casino."

    In Mississippi, two referenda have been proposed which would repeal legalized gaming in Mississippi and impose a two-year period for all gaming operations to terminate. In order for a referendum to be included on the November 1999 ballot, it needed to be approved by the Mississippi Secretary of State and the signatures of approximately 98,000 registered voters were required to be gathered and certified by October 7, 1998. Neither of the proposed referenda met this October 7, 1998 deadline. Proponents could attempt to place such a referendum on the November 2000 ballot. If any such referendum proposal is ultimately adopted, it could have a material adverse effect on Park Place.

    USE OF TRADEMARKS

    Hilton has agreed to grant Park Place a non-exclusive license to use the "Hilton" name in certain limited respects for a specified period of time after the Hilton Distribution and the "Conrad" name for the duration of the license agreement applicable to each Conrad property. Park Place will not have the right to use the "Hilton" and "Conrad" names after the expiration of such periods. Furthermore, to the extent that Park Place fails to perform its obligations under the license agreement relating to the use of the "Hilton" and "Conrad" names, Hilton could prevent Park Place from using such names. Park Place may have to make additional expenditures to position its new name in markets and cannot predict with certainty the extent to which the substitution of a new name may adversely affect its ability to retain and attract patrons. See "The Transactions--Arrangements Between Hilton and Park Place--Trademark Assignment and License Agreement."

    Following the Grand Distribution and the Merger, all trademarks of Grand will be owned by Grand, as a wholly owned subsidiary of Park Place, subject to certain preexisting rights of the Mille Lacs Band of Chippewa Indians (the "Minnesota Tribe") with respect to Grand Casino Mille Lacs and Grand Casino Hinckley in Minnesota. However, Grand has agreed to grant Lakes a non-exclusive license to use the names used in its Minnesota and Louisiana Indian gaming business in certain limited respects for a specified period of years after the Grand Distribution. Lakes will not have the right to use these names after the expiration of this period, although the Minnesota Tribe retains this right indefinitely on a limited use basis. Furthermore, to the extent that Lakes fails to perform its obligations under the license agreement relating to Lakes' use of such names, Grand could prevent Lakes from using these names. Lakes may have to make additional expenditures to position its new name in markets and cannot predict with certainty the extent to which the substitution of a new name may adversely affect its ability to retain and attract patrons. See "The Transactions--Arrangements Between Grand and Lakes--Intellectual Property License Agreement."

    ONGOING RELATIONSHIPS

    Hilton and Park Place are entering into certain arrangements at the Effective Date pursuant to which Hilton may be providing Park Place with certain consulting and advisory services and other assistance. This may have the effect of causing Park Place to be somewhat reliant on its relationship with Hilton. Each of these arrangements has a maximum term of eighteen months, and Park Place must develop the capacity to perform these corporate services itself or obtain them from third parties. Should Hilton encounter financial or other difficulties that could prevent it from providing such services or assistance to Park Place, the results of operations of Park Place could be materially and adversely affected.

    CERTAIN ANTITAKEOVER FEATURES

    If the Hilton Proposals are approved and the Hilton Distribution is consummated, the certificate of incorporation and bylaws of Park Place will contain several provisions, all of which are now in effect with respect to Hilton, that may make the acquisition of control of Park Place difficult or expensive or increase the likelihood that incumbent management will retain their positions or hinder a transaction that may be attractive to stockholders. See "Description of Park Place Capital Stock" and "Certain Antitakeover Provisions Applicable to Park Place."

    The Lakes' Board of Directors (the "Lakes Board"), without any action by Lakes' shareholders, is authorized to designate and issue shares of capital stock in such classes or series (including preferred stock) as it deems appropriate and to establish the right, preferences and privileges of such shares. No class other than the Lakes Common Stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of other classes of capital stock that may be issued may be superior to the rights granted to the holders of the existing common stock. Further, the ability of the Lakes Board to designate and issue undesignated shares could impede or deter an unsolicited tender offer or takeover proposal, and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Lakes Common Stock. See "Description of Lakes Capital Stock" and "Certain Anti-Takeover Provisions Applicable to Lakes."

    CERTAIN TAX CONSIDERATIONS TO HILTON, HILTON STOCKHOLDERS, AND GRAND
     SHAREHOLDERS RELATING TO THE HILTON DISTRIBUTION AND THE GRAND DISTRIBUTION

    Hilton has conditioned the Hilton Distribution on the receipt of a satisfactory ruling from the Internal Revenue Service (the "IRS") to the effect that the Hilton Distribution will qualify as a tax-free transaction such that none of Hilton stockholders, Hilton or Park Place will recognize any income, gain or loss as a result of such transactions. See "Material Federal Income Tax Consequences of the Transactions-- Consequences of the Hilton Distribution and the Grand Distribution--Consequences of the Hilton Distribution to Hilton and Hilton Stockholders." However, the Hilton Board has reserved the right to waive receipt of the ruling as a condition to consummation of the Hilton Distribution. The Hilton Board will not provide stockholders with notice if receipt of the tax ruling is waived as a condition to consummation of the Hilton Distribution, however, (i) the Hilton Board will waive such condition only if the Hilton Board believes that the distribution and receipt of the shares of Park Place will be tax-free to Hilton and its stockholders, respectively, and (ii) the closing of the Transactions will be conditioned on the receipt of opinions of counsel mutually satisfactory to both Hilton and Grand to the effect that, while not free from doubt, the Hilton Distribution and, solely with respect to Grand shareholders, the Grand Distribution, will be tax-free distributions under
Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"). If delivered pursuant to the closing of the Transactions, such opinions will not be free from doubt because of the inherently factual nature of certain of the analysis and requirements necessary to qualify the Hilton Distribution and Grand Distribution under Section 355 of the Code. Hilton and Park Place have made certain representations and agreed to certain restrictions on their future actions to provide further assurances that the Hilton Distribution will qualify as tax-free. See "The Transactions-- Arrangements Between Hilton and Park Place--Tax Allocation and Indemnity Agreement."

    If either (i) Hilton fails to receive a satisfactory ruling from the IRS regarding the Hilton Distribution or (ii) Hilton receives a satisfactory ruling from the IRS regarding the Hilton Distribution, but any of the facts, representations, and warranties on which such ruling would be based are not true and correct and the IRS challenged the tax-free nature of the Hilton Distribution, it is possible that the Hilton Distribution would be held to be a taxable distribution by Hilton of Park Place Common Stock to Hilton stockholders.

    If the Hilton Distribution were not to qualify under Section 355 of the Code, then in general a corporate level tax would be payable by the consolidated group of which Hilton is the common parent based upon the difference between (i) the fair market value of the Park Place Common Stock and (ii) the adjusted basis of the Park Place Common Stock immediately prior to the Hilton Distribution. Under the consolidated return rules, each member of the consolidated group (including Park Place) is severally liable for such tax liability, and such liability could have a material adverse effect on Hilton, Park Place, or both. Pursuant to the Hilton Tax Agreement (as defined herein) that Hilton and Park Place will enter into in connection with the Hilton Distribution, depending on the facts pursuant to which there is a final determination that the Hilton Distribution is a taxable transaction, either Hilton or Park Place could be contractually liable for the full amount, or a portion of, such corporate level tax. In addition, each holder of Hilton Common Stock who receives shares of Park Place Common Stock in the Hilton Distribution would be treated as if such stockholder received a taxable distribution in an amount equal to the fair market value of the Park Place Common Stock received, which would result in (i) a dividend to the extent of such stockholder's pro rata share of Hilton's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis in Hilton Common Stock to the extent the amount received exceeds such stockholder's share of earnings and profits and (iii) gain from the exchange of Hilton Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in Hilton Common Stock. See "The Transactions--Arrangements between Hilton and Park Place--Tax Allocation and Indemnity Agreement" and "Material Federal Income Tax Consequences of the Transactions--Consequences of the Hilton Distribution and the Grand Distribution--Consequences of the Hilton Distribution to Hilton and Hilton Stockholders."

    Grand has conditioned the Grand Distribution on the receipt of a satisfactory ruling from the IRS to the effect that the Grand Distribution will qualify as a tax-free transaction, solely with respect to the Grand shareholders except to the extent that Grand shareholders receive cash in lieu of fractional shares of Lakes Common Stock in the Grand Distribution. See "Material Federal Income Tax Consequences of the Transactions--Consequences of the Hilton Distribution and the Grand Distribution--Consequences of the Grand Distribution to Grand and Grand Shareholders." However, the Grand Board has reserved the right to waive receipt of the ruling as a condition to consummation of the Grand Distribution. The Grand Board will not provide shareholders with notice if receipt of the tax ruling is waived as a condition to consummation of the Grand Distribution; however, (i) the Grand Board will waive such condition only if the Grand Board believes that the receipt of the shares of Lakes will be tax-free to the Grand shareholders and (ii) the closing of the Transactions will be further conditioned on the receipt of opinions of counsel mutually satisfactory to both Hilton and Grand to the effect that, while not free from doubt, the Hilton Distribution and, solely with respect to Grand shareholders, the Grand Distribution, will be tax-free distributions under Section 355 of the Code. If delivered pursuant to the closing of the Transactions, such opinions will not be free from doubt because of the inherently factual nature of certain of the analysis and requirements necessary to qualify the Hilton Distribution and Grand Distribution under Section 355 of the Code. Grand and Lakes have made certain representations and agreed to certain restrictions on their future actions to provide further assurances that the Grand Distribution will qualify as tax-free, solely with respect to the shareholders of Grand. See "The Transactions--Arrangements Between Grand and Lakes-- Tax Allocation and Indemnity Agreement."

    If either (i) Grand fails to receive a satisfactory ruling from the IRS regarding the Grand Distribution or (ii) Grand receives a satisfactory ruling from the IRS regarding the Grand Distribution, but any of the facts, representations and warranties on which such ruling would be based are not true and correct and the IRS challenged the tax-free nature of the Grand Distribution it is possible that the Grand Distribution would be held to be a taxable distribution by Grand of Lakes Common Stock to Grand shareholders. See "Material Federal Income Tax Consequences of the Transactions--Consequences of the Hilton Distribution and the Grand Distribution--Consequences of the Grand Distribution to Grand and Grand Shareholders."

    If the Grand Distribution were not to qualify under Section 355 of the Code with respect to the shareholders of Grand, each holder of Grand Common Stock who receives shares of Lakes Common Stock in the Grand Distribution would be treated as if such shareholder received a taxable distribution in an amount equal to the fair market value of the Lakes Common Stock received, which would result in (i) a dividend to the extent of such shareholder's pro rata share of Grand's current and accumulated earnings and profits, (ii) a reduction in such shareholder's basis in Grand Common Stock to the extent the amound received exceeds such shareholder's share of earnings and profits and (iii) gain from the exchange of Grand Common Stock to the extent the amount received exceeds both such stockholder's share of earnings and profits and such stockholder's basis in Grand Common Stock. See "The Transactions--Arrangements between Grand and Lakes--Tax Allocation and Indemnity Agreement" and "Material Federal Income Tax Consequences of the Transactions--Consequences of the Hilton Distribution and the Grand Distribution--Consequences of the Grand Distribution to Grand and Grand Shareholders."

    CERTAIN TAX CONSIDERATIONS TO GRAND AND PARK PLACE RELATING TO THE GRAND
     DISTRIBUTION

    As a result of the Merger, the Grand Distribution will be fully taxable to Grand under Section 355(e) of the Code. Accordingly, Grand will recognize taxable gain equal to the excess of the fair market value of the Lakes Common Stock over Grand's basis in such stock (the "Section 355(e) Gain"). As discussed in "Material Tax Consequences of the Transactions--Consequences of the Merger--Consequences of the Merger to Grand and Grand Shareholders," Grand anticipates that certain tax losses and deductions relating to Stratosphere will offset the Section 355(e) Gain. However, there can be no assurance that the amount of tax losses and deductions available to offset the Section 355(e) Gain will be allowed by the IRS or that such tax losses and deductions will fully offset the Section 355(e) Gain (even if allowed by the IRS). If such tax losses and deductions are not allowed or fail to fully offset the Section 355(e) Gain, Grand would have a right to indemnification from Lakes for the amount of such
Section 355(e) Gain. If Lakes is unable to satisfy its indemnification obligation, any such loss would be borne by Grand. See "The Transactions--Arrangements Between Grand and Lakes--Grand Tax Allocation and Indemnity Agreement" and "Material Tax Consequences of the Transactions--Consequences of the Merger--Consequences of the Merger to Grand and Grand Shareholders."

    CERTAIN TAX CONSIDERATIONS RELATING TO THE MERGER

    As discussed under "Material Federal Income Tax Consequences of the Transactions--Consequences of the Merger," the Merger is intended to qualify as a reorganization within the meaning of Section 368(a)(1) of the Code. The obligation of Park Place to consummate the Merger is subject to the condition that it shall have received an opinion of its counsel, dated the effective date of the Merger, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, (ii) each of Park Place and Grand will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Grand, Hilton, or Park Place as a result of the Merger, except for any gain which may be recognized by Grand from the Grand Distribution as a result of the Merger. See "Material Federal Income Tax Consequences of the Transactions--Consequences of the Merger--Consequences of the Merger to Park Place and Park Place Stockholders."

    The obligation of Grand to consummate the Merger is subject to the condition that it shall have received an opinion of its counsel, dated the closing date of the Merger, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, (ii) each of Park Place and Grand will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Grand as a result of the Merger, except for any gain which may be recognized by Grand from the Grand Distribution as a result of the Merger. Assuming the Merger is so treated for federal income tax purposes, the Merger will not result in the recognition of gain or loss by Park Place, Gaming Acquisition Corporation, Grand (except as a result of the Grand Distribution) or the holders of Grand Common Stock, except with respect to cash received by such holders in lieu of fractional shares of Park Place Common Stock. See "Material Federal Income Tax Consequences of the Transactions--Consequences of the Merger--Consequences of the Merger to Grand and Grand Shareholders." However, an opinion of counsel is not binding on the IRS, and no ruling from the IRS regarding the tax treatment of the Merger has been sought. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more of the positions reflected in such counsels' opinions or that these positions will be upheld by the courts if challenged by the IRS. If the Merger does not constitute a reorganization within the meaning of Section 368(a)(1) of the Code, holders of Grand Common Stock will recognize gain or (subject to certain limitations) loss in an amount equal to the difference between (i) the fair market value of the consideration received by such holders in the Merger and (ii) their adjusted tax basis in the shares of Grand Common Stock being exchanged.

    HIGHLY REGULATED INDUSTRY

    The ownership, management and operation of gaming facilities are subject to extensive federal, state, provincial, tribal and/or local laws, regulations, and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. In connection with the Transactions, regulatory approval will need to be secured in jurisdictions in which Park Place, Grand and Lakes own, manage or operate gaming facilities. Park Place has filed the requisite applications or notifications with each of the applicable gaming regulatory authorities. Grand and Lakes will request that the National Indian Gaming Commission (the "NIGC") either approve the Transactions or acknowledge that their approval is not required. When such request is made there can be no assurance the NIGC approval or any other required approvals will be secured on a timely basis, if at all. See "Business and Properties of Park Place--Regulation and Licensing" and "Business and Properties of Lakes--Regulation."

    ASIAN ECONOMIC CRISIS

    Hilton's and Park Place's revenues are dependent in part upon the patronage of international travelers. Various countries in Asia have recently experienced severe economic and financial disruptions, including significant devaluations of their currencies and low or negative growth rates in their economies. Sustained recessionary periods abroad affect international travel and could unfavorably impact future results of hotel and gaming companies. In the first six months of 1998, revenue at the Hilton Hawaiian Village was negatively impacted by approximately $10 million due to the Asian economic crisis. Park Place has not been significantly affected through June 1998. As reported in Hilton's third quarter earnings release incorporated by reference herein, Hilton's Hawaii and San Francisco operations were adversely affected by the Asian economic crisis. See "Recent Developments-- Third Quarter Earnings."

RISKS RELATING TO THE BUSINESS OF LAKES

    STRATOSPHERE CORPORATION; PENDING LITIGATION

    Grand and certain of its current and former directors and officers are defendants in several lawsuits related to Grand's investment in Stratosphere. Stratosphere owns and operates the Stratosphere Tower, Casino & Hotel, a casino/hotel and entertainment complex in Las Vegas which filed for reorganization under Chapter 11 of the Bankruptcy Code on January 27, 1997. On November 7, 1997, Stratosphere filed a second amended proposed plan of reorganization with the Bankruptcy Court which has been confirmed by the Bankruptcy Court and which became effective on October 14, 1998 (the "Second Amended Plan"). Under the Second Amended Plan, the secured portion of Stratosphere's outstanding first mortgage notes were converted into 100% of the equity of the reorganized Stratosphere and all of the common stock of Stratosphere outstanding prior to the effective date of the Second Amended Plan was canceled. Grand beneficially owned approximately 37% of the issued and outstanding common stock of Stratosphere prior to its cancellation as a result of the Second Amended Plan becoming effective.

    Pursuant to the terms of the Grand Distribution Agreement, any future liabilities arising out of the various Stratosphere-related lawsuits will be assumed by Lakes. In addition other contingent liabilities related to or arising out of the Non-Mississippi Business (such as tribal loan guarantees, real property lease guarantees for Lakes subsidiaries, and director and officer indemnity obligations (see below)) will also be assumed by Lakes. Although potential costs associated with these various commitments and contingencies will not increase solely as a result of the Grand Distribution, given the numerous uncertainties associated with litigation and the contingent nature of Lakes' various financial commitments, Lakes is unable to quantify, within any reasonable range, its total exposure if all or any of the pending litigation were to be resolved adversely to Lakes' interests, nor is Lakes able to assess the likelihood that it will be required to perform on some or all of its contingent financial obligations. See "Business and Properties of Lakes-- Legal Proceedings" and "Note 8--Commitments and Contingencies--Lakes Gaming, Inc. Notes to Combined Financial Statements."

    Under Minnesota corporate law, Lakes is required, subject to certain limitations and exclusions, to indemnify its current and former officers and directors. Although Lakes has agreed to assume the liabilities related to Stratosphere and the Stratosphere lawsuits, Lakes has agreed under the Merger Agreement to indemnify Grand for such liabilities and certain other pending litigation. Accordingly, Lakes will bear the cost of defending itself, its current and former directors and officers, and Grand and its current and former officers and directors for any settlement or judgment of such matters. Although these lawsuits are in their early stages and Lakes plans to defend itself vigorously, there can be no assurance that the costs of defense and any settlement or judgment will not have a material adverse effect on Lakes or, if Lakes does not satisfy its indemnification obligations to Grand, on Grand. See "Risk Factors--Risks Relating to the Transactions--Structure of the Transactions; Indemnification Obligations" and "Business and Properties of Lakes--Legal Proceedings."

    OPERATING COVENANTS; DIVIDEND RESTRICTIONS

    So long as Lakes is required to indemnify Grand for certain specified liabilities, including (i) contingent liabilities assumed by Lakes under the Grand Distribution Agreement, (ii) ongoing director and officer indemnification obligations and (iii) contingent liabilities related to Stratosphere, Lakes has agreed that it will not declare or pay any dividends, make any distribution on account of Lakes' equity interests, or otherwise purchase, redeem, defease or retire for value any equity interest in Lakes, without the written consent of Park Place, which consent can be given or withheld in Park Place's sole and absolute discretion.

    FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING

    Lakes anticipates that the cash it receives in the Grand Distribution, interest expected to be earned thereon and its anticipated revenues will be sufficient to finance its operations. There can be no assurance, however, that Lakes will not seek or require additional capital at some point in the future through either public or private financings. Such financings may not be available when needed on terms acceptable to Lakes or at all. Moreover, any additional equity financings may be dilutive to Lakes shareholders, and any debt financing may involve additional restrictive covenants. An inability to raise such funds when needed might require Lakes to delay, scale back or eliminate some of its expansion and development goals, and might require Lakes to cease its operations entirely. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Lakes--Capital Resources, Capital Spending and Liquidity."

    COMPETITION

    The gaming industry is highly competitive. Gaming activities include traditional land-based casinos; riverboat and dockside gaming; casino gaming on Indian land; state-sponsored lotteries and video poker in restaurants, bars and hotels; pari-mutuel betting on horse racing, dog racing and jai alai; sports bookmaking; and card rooms. The Indian-owned casinos to be managed by Lakes compete, and will in the future compete, with all these forms of gaming, and will compete with any new forms of gaming that may be legalized in additional jurisdictions, as well as with other types of entertainment. In Minnesota, Grand Casino Hinckley's principal competitors include Grand Casino Mille Lacs, which was previously managed by Grand, and Mystic Lake Casino & Hotel, a wholly owned enterprise of the Shakopee Mdewakanton Sioux Community.

    In Louisiana, there are presently 14 licensed riverboats in operation that compete with Grand Casino Coushatta and Grand Casino Avoyelles, including "Casino America" and "Players Lake Charles" and, to a lesser extent, "Binion's Horseshoe Casino," "Casino Magic" and "Harrah's Shreveport." Although Lakes is materially dependent on the revenue it derives from its Indian management contracts, Lakes does not believe that either the Grand Distribution or the Merger will impact the existing competitive positions of any of its managed casinos.

    Lakes will also compete with other gaming companies for opportunities to acquire legal gaming sites in emerging and established gaming jurisdictions and for the opportunity to manage casinos on Indian land. Because the Grand Distribution will result in the unavailability of historical cash flows and assets represented by the Mississippi Business, Lakes' ability to compete for and develop future gaming or other business opportunities will be restricted, both in the size and number of development projects it can pursue. Many of Lakes' competitors have more personnel and most have greater financial and other resources than Lakes. Such competition in the gaming industry could adversely affect Lakes' ability to attract customers and thus, adversely affect its operating results. In addition, further expansion of gaming into new jurisdictions could also adversely affect Lakes' business by diverting customers from its managed casinos to competitors in such jurisdictions.

    MANAGEMENT CONTRACTS OF LIMITED DURATION

    Lakes is prohibited under the Indian Gaming Regulatory Act of 1988 (the "IGRA") from having an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that Lakes manages for Indian tribes generally have a term of seven years. The management contract for Grand Casino Hinckley expires May 15, 1999, and the management contracts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. There can be no assurance that any of these management contracts will be renewed upon expiration or approved by the NIGC upon any such renewal. Lakes anticipates that its management contract for Grand Casino Hinckley will not be renewed upon expiration in May 1999 and further anticipates that any renewal of the Grand Casino Coushatta and Grand Casino Avoyelles management contracts will be upon terms less favorable to Lakes. The failure to renew Lakes' management contracts would result in the loss of revenues to Lakes derived from such contracts, which would have a material adverse effect on Lakes' results of operations. For the fiscal year ended December 28, 1997, aggregate revenue derived from Lakes' management contract at Grand Casino Hinckley was approximately $18.5 million and for the six months ended June 28, 1998, was approximately $11.1 million.

    The Coushatta Tribe and the Tunica-Biloxi Tribe each entered into tribal-state compacts with the State of Louisiana on September 29, 1992. These compacts were approved in November, 1992 by the Secretary of the Interior. Each compact expires in November, 1999, but will automatically renew for an additional seven year terms unless either the tribe or the State of Louisiana delivers to the other written notice of non-renewal at least 180 days prior to the applicable expiration date. Lakes' management agreements with the Tunica-Biloxi Tribe and the Coushatta Tribe expire after November 1999. In the event the compacts are not renewed, gaming will not be permitted at Grand Casino Avoyelles or Grand Casino Coushatta. In the event that the compacts are renewed, but Lakes' management contracts are not, Lakes will not operate the casinos at those locations. The non-renewal of either the compacts or the management contracts would result in the loss of revenues to Lakes derived from such contracts, which would have a material adverse effect on Lakes' results of operations. Currently, the management contracts for Grand Casino Hinckley, Grand Casino Coushatta and Grand Casino Avoyelles generate all of Lakes' operating revenues. Without the renewal of some or all of the existing management contracts or the realization of new business opportunities or new management contracts, the non-renewal of the Louisiana management contracts would have a material adverse impact on Lakes' results of operations and financial condition. There can be no assurance that these compacts will be renewed on terms and conditions acceptable to either of the tribes.

    MANAGEMENT CONTRACTS SUBJECT TO GOVERNMENTAL MODIFICATION

    NIGC has the power to require modifications to Indian management contracts under certain circumstances or to void such contracts or ancillary agreements including loan agreements if the management company fails to obtain requisite approvals or to comply with applicable laws and regulations. While Lakes believes that its management contracts meet the requirements of the IGRA, NIGC has the right to review each contract and has the authority to reduce the term of a management contract or the management fee or otherwise require modification of the contract, which could have an adverse effect on Lakes. Currently, the management contracts (i) have not been reviewed or approved by NIGC and (ii) NIGC could call them for review at any time, in which case NIGC may not approve the contracts at all or may require modification prior to granting approval. In addition, Lakes has made loans to Indian tribes in excess of the loan ceilings set forth in each of the Indian management contracts. Under certain circumstances, these loans may not be enforceable by Lakes. As of June 28, 1998 loan balances outstanding to such tribes were approximately $32.7 million.

    LIMITED RECOURSE AGAINST TRIBAL ASSETS

    Grand has made, and Lakes will make, substantial loans to tribes for the construction, development, equipment and operations of casinos managed by Lakes. Lakes' only recourse for collection of indebtedness from a tribe or money damages for breach or wrongful termination of a management contract is from revenues, if any, from casino operations. Grand has subordinated, and Lakes may in the future subordinate, the repayment of these loans to a tribe and other distributions due from a tribe (including management fees) in favor of other obligations of the tribe to other parties related to the casino operations. Accordingly, in the event of a default by a tribe under such obligations, Lakes' loans and other claims against the tribe will not be repaid until such default has been cured or the tribe's senior casino-related creditors have been repaid in full.

    DEPENDENCE ON KEY PERSONNEL

    Lakes's future success will depend largely on the efforts and abilities of its senior corporate management, particularly Lyle Berman, its Chairman and Chief Executive Officer and Thomas J. Brosig, its President. Mr. Brosig will also be the senior executive of Park Place in charge of Mississippi, New Orleans and Missouri operations. The loss of the services of either Mr. Berman or Mr. Brosig, or other members of senior corporate management could have a material adverse effect on Lakes. Lakes does not have an employment agreement with either Mr. Berman or Mr. Brosig, and has not obtained life insurance policies on any of its officers.

    LIMITED BASE OF OPERATIONS

    Lakes' principal operations will consist of the management of three Indian-owned casinos. The combination of the relatively small number of managed casinos and the potentially significant investment associated with any new managed casino may cause the operating results of Lakes to fluctuate significantly and adversely affect the profitability of Lakes. Due to this relatively small number of current locations, poor operating results at any one casino or a delay in the opening or non-opening of any future casinos could materially affect the profitability of Lakes. Future growth in revenues and profits will depend to a substantial extent on Lakes' ability to continue to increase the number of its managed casinos. See "Business and Properties of Lakes."

                              RECENT DEVELOPMENTS

THIRD QUARTER EARNINGS

    HILTON

    On October 20, 1998, Hilton announced net income for the third quarter ending September 30, 1998 of $79 million, or $.30 per diluted share, compared to $94 million, or $.35 per diluted share, for the comparable 1997 period. On September 14, 1998, Hilton announced that net income per diluted share for the third quarter was expected to be in the low-30 cent range.

    Third quarter EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash items) totaled $297 million, up 8 percent from $276 million for the comparable 1997 period. The increase was attributable primarily to continued strength at many of Hilton's owned and equity hotel properties and EBITDA from newly acquired hotels. Net income for the quarter was impacted by an increase in net interest expense due primarily to higher average debt levels resulting from acquisition spending and increased depreciation expense also related to acquisitions.

    EBITDA for Hilton's lodging division was $159 million for the third quarter, an increase of 16 percent from $137 million one year ago. EBITDA for Hilton's gaming division was $151 million for the third quarter, comparable with last year's $153 million.

    Factors impacting the hotel division's EBITDA were softness at Hilton's Honolulu and San Francisco hotels as a result of adverse economic conditions in Asia and lower-than-expected management fee income from the Conrad International Hong Kong, which is also being negatively affected by the Asian economic situation. The flat performance of the gaming division's EBITDA was attributable primarily to comparatively low table game hold percentage at Bally's Park Place in Atlantic City and lower-than-expected revenue per available room at Hilton's Las Vegas properties as a result of a generally sluggish Las Vegas market. Results were also impacted by a soft quarter at Hilton's Reno properties due to continued difficult market conditions.

    For additional information regarding third quarter earnings release information, see Hilton's Form 8-K filed on October 21, 1998 and incorporated herein by reference. See "Where You Can Find More Information."

    GRAND

    On October 20, 1998, Grand announced basic and diluted earnings of $0.78 per share and $0.76 per share, respectively, for the third quarter of 1998, compared with basic and diluted earnings per share of $0.53 and $0.51, respectively, for the third quarter of 1997. Financial highlights for the three-month period ended September 27, 1998, include net revenues of $182.2 million, nine percent higher than the $167.6 million of revenue earned in the third quarter of 1997. EBITDA (earnings before interest, taxes, depreciation, and amortization) for the quarter was $61.4 million, compared with $56.8 million a year ago, an eight percent increase. Net earnings increased 48 percent during the quarter to $32.9 million, compared with $22.2 million a year ago. Earnings per share from operations before the impact of charges described below were $0.57.

    Net earnings for the quarter were positively impacted by a tax benefit recognized in the quarter from the previous write-off of a note receivable from Stratosphere. The result of the recognition of the tax benefit was a reduction in tax expense or an increase in net earnings of $13.1 million, or $0.31 per share. Net earnings from operations were negatively impacted by an increase in corporate expenses of approximately $2.6 million, or $0.06 per share. Those expenses include costs associated with the Transactions, the write-off of expenses associated with development projects, and an insurance deductible related to Hurricane Georges. Net earnings from operations for the quarter were also negatively impacted by

$2.5 million, or $0.06 per share, related primarily to change in estimates to depreciation for recently completed construction projects.

    For additional information regarding third quarter earnings release information, see Grand's Form 8-K filed on October 21, 1998 and incorporated herein by reference. See "Where You Can Find More Information."

POSSIBLE STOCK REPURCHASES BY HILTON

    Hilton may repurchase shares of its common stock pursuant to its existing stock repurchase program following the date of this Joint Proxy Statement/Prospectus, although as of the date of this Joint Proxy Statement/Prospectus, Hilton does not have an immediate plan to do so. Hilton may repurchase up to 15.7 million shares of common stock remaining for repurchase pursuant to such program. The timing of stock repurchases is made at the discretion of Hilton's management, subject to certain business and market conditions. Hilton management anticipates that any such repurchases prior to the consummation of the Merger would be limited to an amount not to exceed 3% of Hilton's outstanding common stock, which as of September 15, 1998, equaled approximately 7.5 million shares. There can be no assurance, however, that any such repurchases will occur. If Hilton decides to repurchase any of its shares, the trading price of Hilton Common Stock could increase, although there can be no assurance that this would occur.

    Such repurchases would impact the calculation of the Exchange Ratio. In summary, a portion of the debt used to fund such repurchases would be allocated to Park Place in connection with the Hilton Distribution which would reduce its net enterprise value. The repurchases would also have the effect of reducing the number of Park Place shares outstanding for purposes of the calculation, although this factor alone would not alter the overall ownership percentages that Grand shareholders and Hilton stockholders would have in Park Place. Taken together, these factors would impact the calculation of the Park Place valuation factor which would impact the calculation of the Exchange Ratio. See "Examples of What Grand Shareholders Could Receive in the Merger" on page 5 for an illustrative example.

EFFECTS OF HURRICANE GEORGES ON GRAND'S MISSISSIPPI CASINOS

    On September 28, 1998, Grand announced that its two casino resorts on the Mississippi Gulf Coast, Grand Casino Gulfport and Grand Casino Biloxi, temporarily closed as a result of Hurricane Georges. These closings were based on a mandate by the Mississippi Gaming Commission and also impacted the other nine casinos on the Mississippi Gulf Coast. Grand is insured for the full replacement value of its Gulf Coast properties, inclusive of all real and personal property. Additionally, Grand Casino Gulfport and Grand Casino Biloxi have full business interruption insurance, including coverage for wind and flood, covering continuing expenses, as well as lost revenues during the period the casinos are affected by the storm. Each of the two casinos has a $500,000 deductible on its insurance coverage. Grand Casino Gulfport reopened on October 2, 1998, suffering only minimal damage as a result of the hurricane, principally to its hotel. Grand Casino Biloxi was more substantially damaged in the storm but reopened on October 15, 1998.

CHAPTER 11 REORGANIZATION OF STRATOSPHERE CORPORATION BECOMES EFFECTIVE

    On October 14, 1998, the Second Amended Plan of Stratosphere and its subsidiary, Stratosphere Gaming Corp., became effective. Under the Second Amended Plan, the secured portion of Stratosphere's first mortgage notes that were outstanding prior to the effective date of the Second Amended Plan have been exchanged for a total of 2,030,000 shares of new common stock, and Stratosphere common stock that was outstanding prior to the effective date of the Second Amended Plan was canceled. Under the Second Amended Plan, holders of the first mortgage notes are the only persons who received new stock of Stratosphere.

    Prior to the effectiveness of the Second Amended Plan, Grand owned approximately 37% of the issued and outstanding common stock of Stratosphere. Under the terms of the Grand Distribution Agreement, Lakes has agreed to assume any future liabilities arising out of Grand's investment in Stratosphere. See "Risk Factors--Risks Relating to the Business of Lakes--Stratosphere Corporation; Pending Litigation"--"Business and Properties of Lakes--Legal Proceedings."

                              THE SPECIAL MEETINGS

THE HILTON SPECIAL MEETING

    DATE, TIME AND PLACE OF THE HILTON SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to Hilton stockholders in connection with the solicitation of proxies by Hilton from holders of shares of Hilton Common Stock, for use at a special meeting to be held at The Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210 at 2:00 p.m. local time on November 24, 1998 and at any and all adjournments or postponements thereof (the "Hilton Special Meeting").

    MATTERS FOR CONSIDERATION AT THE HILTON SPECIAL MEETING

    At the Hilton Special Meeting, Hilton stockholders will be asked to consider and vote upon the following five related proposals (collectively, the "Hilton Proposals"):

    - PROPOSAL ONE: Ratification of a special dividend consisting of the distribution to the holders of the outstanding shares of Hilton Common Stock, on a one-for-one basis, of all the outstanding shares of Park Place Common Stock, and the associated stockholders' rights to be effected in accordance with the terms of a distribution agreement to be entered into between Hilton and Park Place (the "Hilton Distribution Proposal");

    - PROPOSAL TWO: Approval of the Park Place Entertainment Corporation 1998 Stock Incentive Plan including the grant of options thereunder, as described herein;

    - PROPOSAL THREE: Approval of the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan;

    - PROPOSAL FOUR: Approval of the amendment and restatement of the Hilton Hotels Corporation 1996 Stock Incentive Plan including the grant of options thereunder, as described herein; and

    - PROPOSAL FIVE: Ratification of the election of ten directors of Park Place specified in this Joint Proxy Statement/Prospectus, who will be divided into three classes, the initial terms of which will expire in 2000, 2001 and 2002.

    Stockholders will consider and vote upon such other business as may properly come before the Hilton Special Meeting and any adjournment thereof.

    THE EFFECTIVENESS OF EACH OF THE HILTON PROPOSALS IS CONDITIONED UPON THE APPROVAL OF ALL OF THE HILTON PROPOSALS. ACCORDINGLY, FAILURE OF THE STOCKHOLDERS TO APPROVE ANY ONE OR MORE OF THE HILTON PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF ALL OF THE HILTON PROPOSALS. See "The Hilton Proposals."

    THE HILTON BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR ALL OF THE HILTON PROPOSALS. Certain members of the Hilton Board, however, may be deemed to have interests in the Hilton Distribution that are different from or in addition to the interests of Hilton stockholders generally. See "Certain Relationships and Related Transactions," "The Transactions" and "Management of Park Place."

    Hilton has conditioned the effectiveness of each of its proposals on the approval by its stockholders of all of the proposals because Hilton believes all of the proposals are important components of the Transactions and approval of the incentive plans is integral to successfully attracting management.

    RECORD DATE; QUORUMS

    The Hilton Board has fixed the close of business on October 20, 1998 as the record date (the "Hilton Record Date") for the determination of the holders of Hilton Common Stock entitled to receive notice of and to vote at the Hilton Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of Hilton Common Stock entitled to vote at the meeting will constitute a quorum for the transaction of business at the meeting.

    VOTES REQUIRED

    Each Hilton stockholder of record as of the Hilton Record Date is entitled to one vote for each share of Hilton Common Stock held at the Hilton Special Meeting. The affirmative vote of a majority of the shares represented at the Hilton Special Meeting and entitled to vote is required to approve each of the Hilton Proposals.

    On October 3, 1998 Hilton redeemed its Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES-SM-, Convertible Preferred Stock, par value $1.00 per share (the "PRIDES"). At the time this Joint Proxy Statement/Prospectus is first mailed to Hilton stockholders, no shares of PRIDES are issued or outstanding.

    On the Hilton Record Date, there were 260,588,141 shares of Hilton Common Stock outstanding and entitled to vote at the Hilton Special Meeting and 11,957 record holders of Hilton Common Stock. Executive officers and directors of Hilton who owned, in the aggregate, as of September 15, 1998, approximately 12% of the outstanding shares of Hilton Common Stock have indicated an intention to vote in favor of the Hilton Proposals.

    Although Hilton does not believe that stockholder approval of the Hilton Distribution is required under Delaware law, the Hilton Board has made stockholder ratification of the Hilton Distribution a condition to the Hilton Distribution because of the importance of the Hilton Distribution to Hilton and its stockholders.

    In the event its stockholders fail to ratify the Hilton Distribution and related matters, Hilton currently intends to continue to operate the Hilton Gaming Business and the Hilton Lodging Business and may consider alternative restructuring options.

    The Hilton Board has further retained discretion, even if stockholder approval of the Hilton Distribution is obtained and the other conditions to the Hilton Distribution are satisfied, to abandon, defer or modify the Hilton Distribution or any other element contained in the Hilton Proposals, provided that following stockholder approval or ratification, as applicable, the Hilton Board will not make any changes in the terms of the Hilton Distribution or the other elements of the Hilton Proposals unless the Hilton Board determines that such changes would not be materially adverse to Hilton's stockholders.

    VOTING AND REVOCATION OF PROXIES

    Shares of Hilton Common Stock represented by a proxy properly signed and received at or prior to the Hilton Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY FOR THE HILTON SPECIAL MEETING IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF HILTON COMMON STOCK REPRESENTED BY SUCH PROXY WILL BE VOTED FOR APPROVAL OF THE HILTON PROPOSALS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    For voting purposes at the Hilton Special Meeting, only shares affirmatively voted in favor of a proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such proposal. Under Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Hilton Special Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum for the transaction of all business. Because shares with respect to which stockholders abstain are deemed to be present and entitled to vote, abstentions as to any of the Hilton Proposals will have the same effect as votes against such proposals. Broker non-votes, however, will be treated as unvoted for purposes of determining approval of the Hilton Proposals and will not be counted as votes for or against such proposals.

    Hilton proxy holders may, in their discretion, vote shares to adjourn the Hilton Special Meeting to solicit additional proxies in favor of such proposals. However, shares of Hilton Common Stock with respect to which a proxy is signed and returned indicating a vote against any proposal will not be so voted to adjourn.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by (i) filing with Hilton, at or before the taking of the vote at the Hilton Special Meeting, a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy and delivering it to Hilton at or before the taking of the vote at the Hilton Special Meeting, or (iii) voting in person at the Hilton Special Meeting. Telephonic votes may be revoked in the same manner as indicated in the foregoing sentence and may also be revoked by subsequent telephonic votes at any time before midnight on November 23, 1998. All written notices of revocation and other communications with respect to revocation of Hilton proxies should be addressed to Hilton Hotels Corporation, c/o ChaseMellon Shareholder Services, L.L.C., 600 Willow Tree Road Leonia, NJ 07605, fax number (201) 296-4142 (ChaseMellon Shareholder Services, L.L.C. is referred to herein as the "Hilton Transfer Agent"). Attendance at the Hilton Special Meeting will not in and of itself constitute a revocation of a proxy.

    The Hilton Board is not currently aware of any business to be acted upon at the Hilton Special Meeting other than as described herein. If, however, other matters are properly brought before the Hilton Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment and subject to applicable rules of the Securities Exchange Commission (the "SEC") or Delaware law.

    SOLICITATION OF PROXIES

    Hilton will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this Joint Proxy Statement/Prospectus will be borne ratably by Hilton and Grand. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Hilton, who will not be specifically compensated for such services, may solicit proxies from the stockholders of Hilton, personally or by telephone, telecopy or telegram or other forms of communication. In addition, Hilton has retained D.F. King & Co., Inc. to assist in the solicitation of proxies. The fees to be paid to such firm for such services by Hilton are not expected to exceed $14,000, plus reasonable out-of-pocket costs and expenses.

    NO APPRAISAL RIGHTS

    Hilton stockholders will not be entitled to appraisal rights under Delaware law in connection with the Hilton Proposals.

THE GRAND SPECIAL MEETING

    DATE, TIME AND PLACE OF THE GRAND SPECIAL MEETING

    This Joint Proxy Statement/Prospectus is being furnished to Grand shareholders, in connection with the solicitation of proxies by Grand from holders of shares of Grand Common Stock for use at a special meeting to be held at the Radisson Hotel & Conference Center, 3131 Campus Drive, Plymouth, Minnesota, at 2:00 p.m. on November 24, 1998 and at any adjournments or postponements thereof (the "Grand Special Meeting" and together with the Hilton Special Meeting, the "Special Meetings").

    MATTERS FOR CONSIDERATION

    At the Grand Special Meeting, Grand shareholders will be asked to consider and vote on the following five related proposals (collectively, the "Grand Proposals"):

    - PROPOSAL ONE: Ratification of a special dividend, consisting of the distribution (the "Grand Distribution") to the holders of the outstanding shares of Grand Common Stock of all outstanding shares of Lakes Common Stock to be effected in accordance with the terms of a distribution agreement to be entered into between Grand and Lakes (the "Grand Distribution Proposal");

    - PROPOSAL TWO: The approval and adoption of the Merger Agreement, pursuant to which, after consummation of the Grand Distribution, a wholly owned subsidiary of Park Place will merge with and into Grand (the "Merger"), and each share of Grand Common Stock outstanding immediately prior to the effective time of the Merger (other than shares of Grand Common Stock as to which appraisal rights have been properly perfected) will be converted into Park Place common stock pursuant to a formula described in the Merger Agreement (the "Grand Merger Proposal");

    - PROPOSAL THREE: Approval of the Lakes Gaming, Inc. 1998 Stock Option and Compensation Plan;

    - PROPOSAL FOUR: Approval of the Lakes Gaming, Inc. 1998 Director Stock Option Plan; and

    - PROPOSAL FIVE:   Ratification of the election by Grand, as the sole
      shareholder of Lakes, of eight directors of Lakes specified in this Joint Proxy Statement/Prospectus.

    THE EFFECTIVENESS OF PROPOSAL ONE IS CONDITIONED UPON THE APPROVAL OF PROPOSAL TWO AND THE EFFECTIVENESS OF PROPOSAL TWO IS CONDITIONED UPON THE RATIFICATION OF PROPOSAL ONE. ACCORDINGLY, FAILURE OF THE SHAREHOLDERS TO VOTE IN FAVOR OF EITHER OF THESE PROPOSALS WILL RESULT IN THE INEFFECTIVENESS OF BOTH OF THE PROPOSALS. See "The Grand Proposals."

    THE GRAND BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR ALL OF THE GRAND PROPOSALS. Certain members of the Grand Board, however, may be deemed to have interests in the Transactions that are different from or in addition to the interests of Grand shareholders generally. See "Certain Relationships and Related Transactions," "The Transactions" and "Management of Lakes."

    RECORD DATE; QUORUMS

    The Grand Board has fixed the close of business on October 20, 1998 as the record date (the "Grand Record Date") for the determination of the holders of Grand Common Stock entitled to receive notice of and to vote at the Grand Special Meeting. The presence, in person or by properly executed proxy, of the holders of a majority of the votes entitled to be cast by all the outstanding shares of Grand Common Stock entitled to vote at the Grand Special Meeting is necessary to constitute a quorum at the Grand Special Meeting.

    VOTES REQUIRED

    Each Grand shareholder of record as of the Grand Record Date is entitled to one vote for each share of Grand Common Stock held at the Grand Special Meeting. The affirmative vote of the holders of at least a majority of the shares of Grand Common Stock present in person or represented by proxy at the Grand Special Meeting is required to approve each Grand Proposal, other than the Grand Merger Proposal. The affirmative vote of the holders of a majority of the outstanding shares of Grand Common Stock is required to approve the Grand Merger Proposal.

    On the Grand Record Date, there were 42,295,539 shares of Grand Common Stock outstanding and entitled to vote at the Grand Special Meeting and 1,368 record holders of Grand Common Stock. Each of Messrs. Lyle Berman (including various trusts established for the benefit of Mr. Berman's children), Thomas J. Brosig and Stanley M. Taube (and a corporation controlled by Mr. Taube) who collectively owned, as of September 15, 1998, approximately 16.4% of the outstanding shares of Grand Common Stock, have agreed to vote in favor of the Grand Proposals pursuant to shareholder support agreements. Mr. Berman and Mr. Brosig, each a director and executive officer of Grand, beneficially owned 10.1% and 1.2%, respectively, of the outstanding shares of Grand Common Stock on such date. Additionally, other executive officers and directors of Grand not subject to shareholder support agreements who owned, in the aggregate, as of September 15, 1998 less than 1% of the outstanding shares of Grand Common Stock have indicated an intention to vote for the Grand Proposals. See "The Transactions--Arrangements Relating to the Merger Agreement--Shareholder Support Agreement."

    VOTING AND REVOCATION OF PROXIES

    Shares of Grand Common Stock represented by a proxy properly signed and received at or prior to the Grand Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF GRAND COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE GRAND PROPOSALS AND THE TRANSACTIONS CONTEMPLATED THEREBY.

    Abstentions may be specified on all Grand Proposals. Shares of Grand Common Stock represented at the Grand Special Meeting for which proxies have been received, but with respect to which holders of shares have abstained on any matter, will be treated as present at the Grand Special Meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

    For voting purposes at the Grand Special Meeting, only shares affirmatively voted in favor of a proposal (including properly executed proxies not containing voting instructions) will be counted as favorable votes for such proposal. The failure to submit a proxy (or to vote in person) or the abstention from voting will have the same effect as a vote against such proposal. In addition, under the applicable rules of the NYSE, brokers who hold shares in street name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote such customers' shares in the absence of specific instructions from such customers ("broker non-votes").

    Grand proxy holders may, in their discretion, vote shares to adjourn the Grand Special Meeting to solicit additional proxies in favor of such proposals. However, shares of Grand Common Stock with respect to which a proxy is signed and returned indicating a vote against any proposal will not be so voted to adjourn.

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by the filing of an instrument revoking it or of a duly executed proxy bearing a later date with the Secretary of Grand, prior to or at the Grand Special Meeting, or by voting in person at the Grand Special Meeting. All written notices of revocation and other communications with respect to revocation of Grand proxies should be addressed to Grand Casinos, Inc., c/o Norwest Bank Minnesota, N.A., Stock Transfer, 161 North Concord Exchange, South St. Paul, MN 55075 (Norwest Bank Minnesota, N.A. is referred to herein as the "Grand Transfer Agent"). Attendance at the Grand Special Meeting will not in and of itself constitute a revocation of a proxy.

    The Grand Board is not currently aware of any business to be acted upon at the Grand Special Meeting other than as described herein. If, however, other matters are properly brought before the Grand Special Meeting, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment subject to applicable SEC rules.

    SOLICITATION OF PROXIES

    Grand will bear its own costs of solicitation of proxies, except that the cost of preparing, printing and mailing this Joint Proxy Statement/Prospectus will be borne ratably by Grand and Hilton. Brokers, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners. In addition to solicitation by mail, directors, officers and employees of Grand, who will not be specifically compensated for such services, may solicit proxies from the shareholders of Grand, personally or by telephone, telecopy or telegram or other forms of communication. In addition, Grand has retained D.F. King & Co., Inc. to assist in the solicitation of proxies. The fees to be paid to such firm for such services by Grand are not expected to exceed $8,000, plus reasonable out-of-pocket costs and expenses. Furthermore, Ladenburg Thalmann & Co. Inc. ("Ladenburg"), financial advisor to Grand, may solicit proxies from shareholders of Grand or may assist Grand in its solicitation efforts. No separate or additional compensation, above that to be paid to Ladenburg in connection with its rendering its fairness opinion and providing other financial advisory services to Grand, will be paid to Ladenburg for its solicitation of proxies, other than reasonable out-of-pocket costs and expenses, including reasonable attorney's fees, incurred by Ladenburg in connection with such services. Grand has agreed to indemnify Ladenburg and certain related persons against certain liabilities, including certain liabilities under the Federal securities laws, arising in connection with Ladenburg's activities as financial advisor to Grand, which would include any solicitation of proxies by Ladenburg. See--"Summary--The Transactions-- Opinions of Financial Advisors."

                             BACKGROUND AND REASONS

    Hilton, directly and indirectly through its subsidiaries, currently engages in the Hilton Gaming Business (consisting of the ownership, operation and development of gaming facilities) and the Hilton Lodging Business (consisting of the ownership, operation and development of lodging properties and vacation ownership resorts and the franchising of lodging properties). Hilton has decided, for the reasons set forth below, (i) to spin off to Hilton's stockholders all of the outstanding stock of its indirect, wholly owned subsidiary Park Place, which will conduct the Hilton Gaming Business and (ii) immediately thereafter to cause a wholly owned subsidiary of Park Place to merge with and into Grand following the Grand Distribution.

    Grand, directly and indirectly through its subsidiaries, currently engages in the Mississippi Business (consisting of the ownership, operation and development of certain gaming facilities within the State of Mississippi) and the Non-Mississippi Business (consisting principally of the management of certain gaming facilities outside the State of Mississippi, including Grand's Indian casino management business). Grand has decided, for the reasons set forth below, (i) to spin off to Grand's shareholders all of the outstanding stock of its wholly owned subsidiary Lakes, which will conduct the Non-Mississippi Business and (ii) immediately thereafter, to merge with a wholly owned subsidiary of Park Place with Grand as the surviving corporation in the Merger.

BACKGROUND OF THE TRANSACTIONS

    GENERAL BACKGROUND--HILTON

    Hilton is continually reviewing its position in the gaming and hotel industries and its potential strategic alternatives in light of continued consolidation of such industries, opportunities with respect to existing or planned operations and potential opportunities to expand its operations into new markets. For most of 1997, the principal strategic focus of Hilton was its effort to acquire ITT Corporation. In November 1997, ITT shareholders voted in favor of a competing proposal by Starwood Hotels & Resorts Worldwide Inc. From time to time during 1997, Hilton considered other potential acquisitions of gaming or lodging companies. None progressed to formal negotiations, in part because of the pendency of Hilton's offer for ITT. In the first quarter of 1998 Hilton management and the Hilton Board began to evaluate the possibility of spinning off the Hilton Gaming Business in order to facilitate the consummation of attractive acquisition opportunities in both the hotel and gaming industries.

    On March 13, 1998, Hilton announced that it was engaged in discussions with Circus Circus regarding the possible spin-off of Hilton's lodging business followed by a merger between Hilton's gaming business and Circus Circus. No definitive agreement was reached and on March 23, 1998, Hilton announced that negotiations had ended. In addition, at various times during 1998, Hilton has considered other possible acquisitions of or combinations with other gaming or lodging companies, in most cases premised upon a spin-off by Hilton of either its gaming or lodging business, followed by a transaction between the target and the relevant part of Hilton. In each such instance, following such consideration, Hilton determined not to proceed with the particular transaction, but is continuing to evaluate opportunities as they arise.

    GENERAL BACKGROUND--GRAND

    The Grand Board has reviewed its position in the gaming entertainment industry with the goal of diversifying its business, which is largely focused on Grand's Mississippi Business, and has considered various alternative strategies, including the Merger. To facilitate the Merger with Hilton and to achieve such diversification, the Grand Board concluded that it was necessary for Grand to reorganize and spin off its Non-Mississippi Business.

    NEGOTIATIONS BETWEEN HILTON AND GRAND AND OTHER PARTIES

    In early June 1997, representatives of Ladenburg, Grand's financial advisor, contacted Hilton senior executives regarding a possible business combination transaction between Grand and Hilton. On June 11,

1997, senior management of both Hilton and Grand held an initial meeting in Beverly Hills, at which representatives from Ladenburg were also present on behalf of Grand. At the meeting, the parties discussed the primary benefits of a proposed business combination, which included the expanded presence by Hilton in Mississippi, the third largest domestic gaming market, diversified gaming cashflow and an acquisition expected to be accretive to earnings per share. Following such meeting, the parties executed a confidentiality agreement.

    Discussions continued between the parties concerning a possible business combination until mid-July, during which period the companies exchanged certain financial and operating information and representatives of Hilton's and Grand's senior management continued their internal consideration of a transaction. In mid-July, 1997, Hilton terminated negotiations for the following reasons: (a) certain of Grand's management contracts for the operation of Indian gaming facilities, as well as certain regulatory compacts relating to such facilities, were set to expire in 1998 and 1999 and the possibility of renewal of such contracts and compacts was subject to uncertainty, as was the timing and degree of difficulty in obtaining approvals from regulatory agencies and the Indian tribes for such an acquisition; (b) while Grand had taken a write-off of its investment in the Stratosphere project in Las Vegas following bankruptcy proceedings for Stratosphere, Grand had contingent liability exposure remaining at that time with respect to a $60 million Standby Equity Agreement and was a party to other class action shareholder litigation related to Stratosphere; and
(c) Hilton had concern over excess supply in the Gulf Coast and Tunica, Mississippi markets.

    In December 1997 senior management from Grand and representatives of Ladenburg again contacted senior management of Hilton with a proposal that included the acquisition by Hilton of Grand's Mississippi Business but excluded Grand's Non-Mississippi Business.

    On January 22, 1998, at a regularly scheduled meeting of the Hilton Board, management updated the Hilton Board as to a potential transaction with Grand and reviewed in detail with the Hilton Board information concerning Grand, the Mississippi market, the Indian contracts and the Stratosphere reorganization. Hilton management informed the Board that it would continue with its diligence on the project.

    Discussions between Hilton and Grand continued until early February 1998 during which period the parties discussed a variety of potential transactions. However, Hilton declined to pursue negotiations due to the parties' disagreements over valuation and the concerns regarding potential complications and delay in obtaining regulatory approvals associated with approval of any transfer of Grand's Non-Mississippi Business. On February 23, 1998, at a regularly scheduled meeting of the Grand Board, management updated the Grand Board as to the status of discussions between Hilton and Grand.

    In early May 1998, Ladenburg contacted senior management of Hilton in order to resume discussions concerning a possible business combination. On May 13, 1998, Grand and its financial and legal advisors met with Hilton and its legal advisors to commence preliminary discussions regarding a possible business combination. During those preliminary discussions, Grand agreed to spin-off its assets related to the Indian management contracts and other assets unrelated to the Mississippi Business in a tax-free transaction, thus facilitating a subsequent tax-free business combination with Hilton. Market conditions strongly indicated that expansion of Hilton's gaming business could be most efficiently conducted only by a separation of Hilton's gaming business and lodging business. Such separation would also make possible further expansion of Hilton's lodging business on an economically efficient basis. Subsequent to such meeting, the parties executed a new confidentiality agreement effective as of June 1, 1998 (the "Confidentiality Agreement") and exchanged additional financial and other information.

    On June 15, 1998, the Grand Board met to consider the revised terms of the potential transaction with Hilton and generally discussed the terms of the proposed merger agreement, distribution agreement and certain related ancillary agreements. During the week of June 15-20, 1998, Grand and its financial and legal advisors met with Hilton and its legal advisors to negotiate the terms of a proposed merger agreement, distribution agreements and related ancillary agreements. The consideration to be paid in the Merger was determined based upon arms-length negotiations between Hilton and Grand.

    On June 26, 1998, the Grand Board (other than one director who participated telephonically) met in person to consider the proposed merger agreement, distribution agreement and other ancillary agreements. At this meeting, representatives of Ladenburg made presentations to the Grand Board. Representatives of Maslon Edelman Borman & Brand, LLP, Grand's legal counsel, and certain Grand directors and officers who participated in the negotiations with Hilton, discussed the terms of the proposed transaction and Ladenburg rendered its oral opinion that, as of such date, the consideration to be received by Grand shareholders in the Merger and the Grand Distribution, taken together and considered as a single transaction, is fair to the holders of Grand Common Stock from a financial point of view. Ladenburg subsequently confirmed its oral opinion by delivering to the Grand Board a written opinion dated as of June 30, 1998 that based on and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by the holders of Grand Common Stock pursuant to the Merger and the Grand Distribution, taken together and considered as a single transaction, is fair, from a financial point of view to such holders. After further discussion, the members of the Grand Board present at the meeting, with Ronald J. Kramer, Chairman and Chief Executive Officer of Ladenburg abstaining, approved the terms of the merger agreement, the Grand distribution agreement and the transactions contemplated thereby.

    On June 29, 1998, the entire Hilton Board, other than Peter George, met telephonically to consider the proposed merger agreement, distribution agreement and other ancillary agreements. At this meeting, representatives of Latham & Watkins, legal counsel to Hilton, and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), Hilton's financial advisor, made presentations to the Hilton Board and discussed the terms of the proposed transactions. The Hilton Board further discussed the terms of the proposed transactions, and DLJ rendered its written opinion that as of such date, the Hilton Distribution and the consideration to be paid by Park Place pursuant to the merger agreement, after giving effect to the Grand Distribution, taken as a whole, were fair to the stockholders of Hilton from a financial point of view. After further deliberation, the members of the Hilton Board present at the meeting approved the terms of the merger agreement, the distribution agreement and the transactions contemplated thereby.

    On June 30, 1998, Grand, Hilton and Park Place executed the Merger Agreement and publicly announced their agreement.

REASONS FOR THE RECOMMENDATION OF THE HILTON BOARD

    The Hilton Board believes that the Hilton Distribution must be accomplished to permit the Merger to occur on an economically efficient basis. The Hilton Board believes that the Hilton Distribution will significantly enhance stockholder value by providing stockholders with ongoing stakes in two strong, well focused companies. In light of the limited number of jurisdictions in which gaming is authorized, the Hilton Board believes the Hilton Gaming Business will benefit from its alignment with Grand's operations in Mississippi, the third largest gaming market in the U.S.

    The Hilton Board believes that the ability of Hilton and Park Place to raise additional equity and debt financing may be enhanced by better comprehension on the part of potential investors and lenders of the nature and strength of the business and assets of each individual company, and the Hilton Distribution is expected to result in reduced cost of capital to Hilton, as the cost of capital for the hotel industry has historically generally been lower than that of the gaming industry. Hilton's cost of capital has historically been in excess of that of the hotel industry generally.

    The separation of Hilton's gaming and lodging operations will accomplish a number of important business objectives. Separation of the gaming business and the hotel business into independent companies will allow each company to concentrate exclusively on its own business objectives without concern for the other company's strategic business objectives. The Hilton Board believes that the ability of each of the lodging and the gaming businesses to expand and increase its profitability may be significantly enhanced in the future if they are separate entities. The Hilton Distribution is expected to enhance the ability of the separate corporations to attract, motivate and retain key personnel through the provision of more effective incentive compensation programs that are based on the performance of the respective businesses in which such individuals are employed without being influenced by the results of the businesses in which they have no involvement.

    The Hilton Board believes that the Hilton Distribution will afford each of the lodging and the gaming businesses greater flexibility to pursue business opportunities, including acquisitions, joint ventures or business combinations. The Hilton Board also believes that the Hilton Distribution will allow financial markets to better recognize and evaluate the different merits of the gaming business and hotel business, enhancing the likelihood that each will achieve appropriate market recognition for its own performance.

    Subsequent to the Hilton Distribution, Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, will merge with and into Grand, with Grand as the surviving corporation in the Merger. The Hilton Board considered that by entering into the Merger Agreement, it could seek to capitalize on certain strategic elements that may not have been available in other alternative transactions. For example, the Hilton Board considered that the Merger will create the largest gaming company, as measured by revenues and casino square footage, which will have a significant presence in the three largest gaming markets in the United States (Nevada, New Jersey and Mississippi) and in Australia and Uruguay. As a result of the acquisition of Grand, Park Place will become the leading gaming concern in the Mississippi market. Hilton previously had a single property operation in the Mississippi market and the Hilton Board believes the acquisition of the Mississippi Business will complement the Hilton Gaming Business' existing leadership positions in Las Vegas and Atlantic City. In addition, the Hilton Board considered that the Merger will further diversify its revenues. The Board also found it significant that the Grand transaction consisted of stock consideration and not cash.

    The Hilton Board believes the newly merged company, with a leading presence and strategic locations in major gaming markets, will offer significant advantages over its competitors and that the merged company will benefit from potential cost savings by combining insurance, human resources, development, purchasing, and legal and public reporting functions and refinancing outstanding debt at a lower cost of capital. There can be no assurance that any of the anticipated benefits of the Transactions described above will be realized.

    In addition to the foregoing factors, the Hilton Board considered:

    (a) the financial condition, results of operation, cash flows and business of Hilton and Grand and the operational, financial and legal due diligence provided by Hilton's management advisors;

    (b) the terms and condition of the Merger Agreement, including the Exchange Ratio and the termination fee payable to Hilton;

    (c) the historical market prices and trading information with respect to Hilton Common Stock and Grand Common Stock;

    (d) the tax-free structure of the Transactions;

    (e) the stockholder support agreement entered into by certain holders of Grand Common Stock;

    (f) the indemnification arrangements entered into with Grand and Lakes, including Lakes' obligation to deposit up to $30 million in a security agreement over a four-year period to secure its indemnification obligations to Grand as a subsidiary of Park Place; and

    (g) the economic and market conditions relating to the ownership and management of hotel properties and gaming properties.

    The Hilton Board also considered certain factors which may be characterized as countervailing considerations, including:

    (a) the fact that the formula used to determine the exchange ratio for calculating the number of shares Park Place will issue to Grand shareholders is subject to fluctuation based on certain variable factors, primarily each company's net indebtedness and the total number of shares outstanding on the date of determination;

    (b) the risk that certain indemnification arrangements between the parties may not fully protect Park Place in the event Lakes is unable to satisfy its indemnification obligations;

    (c) the risks inherent in attempting to integrate successfully the management of Grand and Park Place and any difficulty that may be encountered in achieving the anticipated synergies and cost savings from the Merger;

    (d) the severance arrangements of executive officers of Grand and other employee benefit provisions of the Transactions described below under "The Transactions--Interests of Certain Persons in the Merger." Hilton was aware that such arrangements would give certain individuals interests in the Merger that were in addition to their interests as stockholders of Grand generally;

    (e) the attendant diversion of management and Hilton's resources in consummating the Transactions; and

    (f) the fact that Grand is more leveraged than Park Place.

    The Hilton Board considered all of the factors discussed above, as well as the opinion of DLJ, its financial advisor, referred to below, which are believed to include all of the principal factors considered by the Hilton Board, in connection with its decision to proceed with the Transactions and recommends that its stockholders vote in favor of the Hilton Distribution and related matters. In this regard, the Hilton Board did not assign any particular weight to specific factors, and individual directors may have assigned different weights to different factors. While the Hilton Board did not specifically adopt the conclusions set forth in DLJ's opinion based on its financial analysis of the Transactions, the Hilton Board did, however, take into account, and placed reliance on, the analyses performed by, and the opinion rendered by, DLJ.

    In the event that its stockholders fail to ratify the Hilton Distribution and related matters, Hilton currently intends to continue to operate the Hilton Gaming Business and the Hilton Lodging Business and may consider alternative restructuring options.

    THE HILTON BOARD RECOMMENDS THAT THE HILTON STOCKHOLDERS VOTE FOR THE HILTON DISTRIBUTION PROPOSAL AND EACH OF THE OTHER HILTON PROPOSALS. See "The Hilton Proposals." Certain members of the Hilton Board, however, may be deemed to have interests in the Hilton Distribution that are different from or in addition to the interests of Hilton stockholders generally. See "Certain Relationships and Related Transactions," "The Transactions" and "Management of Park Place."

REASONS FOR THE RECOMMENDATION OF THE GRAND BOARD

    During the course of its negotiations with Hilton, the Grand Board periodically considered certain other strategic alternatives for Grand, including growth through selected acquisitions, as well as the possible spin-off of Grand's casino management business, coupled with the formation of a real estate investment trust (a "REIT") comprised of Grand's owned casino properties. The Grand Board determined to proceed with the Hilton negotiations rather than these other strategic alternatives in recognition of Grand's relatively high cost of capital and evaluation of the availability and suitability of various acquisition candidates required to provide Grand with the same level of market diversification as is afforded by the Hilton transaction. The Grand Board also preferred the Hilton transaction over the REIT alternative because of various valuation issues associated with the publicly traded REIT market.

    The Grand Board believes the Merger offers its shareholders a unique opportunity to participate in the growth of a preeminent operator of casinos in the United States. The Grand Board approved the proposed Transactions primarily because of the opportunity for increased long-term value which it believes would be provided to Grand shareholders by the Transactions, and based upon the potential for future appreciation of Park Place Common Stock due to its anticipated greater market presence and the financial resources of the combined entity.

    The Grand Board also gave consideration to the character and market position of Grand, the current risks associated with and operations of Grand and its future prospects, and the likely prospects of Grand as an independent company, believing the better future opportunity would be available for Grand shareholders in combination with Park Place because of the greater capital and other resources of the combined company.

    The Grand Board considered and agreed to the spin-off of its Non-Mississippi Business as a means to facilitate the Merger, and in response to Hilton's expressed interest in acquiring the Mississippi Business and unwillingness to acquire Grand's Indian gaming management contracts and concerns with respect to Grand's potential contingent liability stemming from the Stratosphere investment.

    The Grand Board believes that the Grand Distribution will enhance the development and expansion of the Mississippi Business by facilitating the Merger and will also enhance the development and expansion of the Non-Mississippi Business. Management of tribal casinos involves complex regulatory oversight by three separate regulatory authorities (federal, state and tribal) which, when coupled with reconciling the strategic goals and directions of a sovereign tribal nation with the commercial objectives of a business enterprise, presents unique management challenges in certain circumstances. The conflicting demands made by these two distinct lines of business on Grand management's time and attention should be reconciled as a result of the Grand Distribution. As a result, the Grand Board believes that in effecting the Grand Distribution, it will be able to maximize the prospects for expansion of both the Mississippi Business and Non-Mississippi Business.

    The decision of the Grand Board to approve the Merger Agreement and to recommend approval of the Merger by the shareholders of Grand was based upon a number of factors, including without limitation, the factors set forth below:

        (i) the Grand Board's understanding of the present and anticipated environment of the gaming industry and the potential for further consolidation within the industry that could adversely affect Grand's competitive position;

        (ii) the Grand Board's understanding of the business, assets, management, competitive position and prospects of Grand and Park Place, including the prospects of Grand if it were to continue as an independent company;

       (iii) the market price of Grand Common Stock recently and during the past several years;

        (iv) the improved access to capital which will result from the Merger not presently available to Grand;

        (v) an opportunity to acquire shares, in a tax-free exchange, of a company which offers an opportunity to participate in the consolidation of an increasingly competitive gaming market or, if Grand shareholders so choose, to liquidate their holdings, and realize a taxable gain or loss;

        (vi) the Grand Board's consideration of, among other things, information concerning the financial condition, results of operations, prospects and businesses of Grand and Park Place;

       (vii) the Grand Board's consideration of, among other things, current industry, economic and market conditions;

      (viii) the Grand Board's understanding of the strategic benefits of significantly expanding Grand's gaming operations and the ability of the Merger to aid in the diversification of Grand's properties beyond the Mississippi gaming market;

        (ix) the terms of the Merger Agreement, including Grand's "no-solicitation" covenant which prohibits Grand from soliciting any acquisition proposal or, subject to the fiduciary duties of the Grand Board, from negotiating with any other parties with respect to an acquisition proposal, and the obligation of Grand to pay a termination fee to Hilton if an acquisition proposal were consummated or an agreement were entered into with respect thereto in the 18 months following termination of the Merger Agreement; and

        (x) the oral opinion of Ladenburg delivered to the Grand Board on June 26, 1998, confirmed in Ladenburg's written opinion dated June 30, 1998, to the effect that the consideration to be received by the holders of Grand Common Stock pursuant to the Merger and the Grand Distribution, taken together and considered as a single transaction, is fair from a financial point of view to such holders. While the Grand Board did not specifically adopt the conclusions set forth in the Ladenburg opinion, it did, however, take into account, and placed reliance on, the analyses performed by, and the opinion rendered by, Ladenburg. See "--Opinion of Financial Advisor to Grand."

    In reaching its decision to recommend the Merger and Grand Distribution to Grand shareholders, the Grand Board also considered and discussed certain potentially countervailing considerations, including the following factors:

        (i) the Grand Board's recognition that the formula for determining the exchange ratio for calculating the number of Park Place shares that Grand shareholders will receive included certain variables that may fluctuate between the date Grand executed the Merger Agreement and the date such ratio would be calculated, principally the calculation of each company's net indebtedness, and the total number of shares of common stock outstanding on the date of such determination;

        (ii) the Grand Board's recognition that the shares of Park Place have no trading history, and therefore no readily ascertainable value, in addition to the related uncertainty as to the prices at which the Park Place Common Stock would trade after the Hilton Distribution and the Merger;

       (iii) the Grand Board's recognition that while the Merger might significantly aid in the diversification of Grand's properties beyond the Mississippi gaming market, Grand shareholders who would receive Park Place Common Stock would thereafter be subject to those additional competitive pressures associated with the additional gaming markets, such as Las Vegas;

        (iv) the Grand Board's recognition of the relative maturity of the Hilton Gaming Business, and the Board's assessment of the challenges associated with future capital appreciation in light of Hilton's significant market presence;

        (v) the Grand Board's consideration of certain pending and historical regulatory inquiries; and

        (vi) the Grand Board's consideration of the construction risks associated with Hilton's Paris Casino-Resort development project, and related concerns over potential market saturation in Las Vegas.

    The Grand Board considered all of these factors, which are believed to include all of the principal factors considered by the Grand Board. In view of the number and disparate nature of the factors considered by the Grand Board, the Grand Board did not assign relative weight to the factors considered in reaching its conclusions. Rather, the Grand Board viewed its conclusions and recommendations to Grand shareholders as being based on the totality of the information being presented to and considered by it.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR THE GRAND DISTRIBUTION PROPOSAL, THE GRAND MERGER PROPOSAL AND EACH OF THE OTHER GRAND PROPOSALS. See "The Grand Proposals." Certain members of the Grand Board, however, may be deemed to have interests in the Transactions that are different from or in addition to the interests of Grand shareholders generally. See "Certain Relationships and Related Transactions," "The Transactions" and "Management of Lakes."

OPINION OF FINANCIAL ADVISOR TO HILTON

    DLJ was engaged by Hilton to render an opinion to the Hilton Board as to the fairness from a financial point of view to the stockholders of Hilton of (i) the Hilton Distribution and (ii) the consideration to be paid by Park Place pursuant to the Merger Agreement, taken as a whole. On June 29, 1998, DLJ delivered its written opinion (the "DLJ Opinion") addressed to the Hilton Board to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations and qualifications set forth in the DLJ Opinion, the Hilton Distribution and the consideration to be paid by Park Place pursuant to the Merger Agreement, after giving effect to the Grand Distribution, taken as a whole, were fair to the stockholders of Hilton from a financial point of view.

    A COPY OF THE DLJ OPINION IS ATTACHED HERETO AS ANNEX B. HILTON STOCKHOLDERS ARE URGED TO READ THE DLJ OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED, OTHER MATTERS CONSIDERED AND LIMITATIONS OF THE REVIEW BY DLJ. THE DLJ OPINION WAS PREPARED FOR THE HILTON BOARD AND IS DIRECTED ONLY TO THE FAIRNESS OF THE HILTON DISTRIBUTION AND THE CONSIDERATION TO BE PAID BY PARK PLACE PURSUANT TO THE MERGER AGREEMENT, AFTER GIVING EFFECT TO THE GRAND DISTRIBUTION, TAKEN AS A WHOLE, TO THE STOCKHOLDERS OF HILTON FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY HILTON STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE HILTON SPECIAL MEETING. THE SUMMARY OF THE DLJ OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    The DLJ Opinion does not constitute an opinion as to the (i) price at which shares of Hilton Common Stock or Park Place Common Stock will trade at any time or (ii) effects of the litigation retained by Lakes pursuant to the Grand Distribution Agreement. See "Risk Factors--Risks Relating to the Transactions-- Structure of the Transactions; Indemnification Obligations" and "Risk Factors--Risks Relating to the Business of Lakes--Stratosphere Corporation; Pending Litigation." The consideration to be paid by Park Place was determined in arm's-length negotiations between Hilton and Grand. No restrictions or limitations were imposed by the Hilton Board upon DLJ with respect to the investigations made or the procedures followed by DLJ in rendering its opinion.

    In rendering its opinion, DLJ relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by each of Hilton and Grand or their respective representatives or that was otherwise reviewed by it. Among the financial and other information reviewed by DLJ were (i) drafts of the Merger Agreement and the Hilton Distribution Agreement, including, in each case, the exhibits thereto, (ii) Grand's and Hilton's Annual Reports on Form 10-K and related financial information for the years ended December 1997, (iii) Grand's and Hilton's Quarterly Reports on Form 10-Q for the quarter ended March 1998,
(iv) certain pro forma financial information giving effect to each of the Hilton Distribution and the Grand Distribution, (v) certain projected financial information for each of Hilton, Park Place, Grand and Lakes and (vi) other financial market and transaction data as DLJ deemed necessary. DLJ did not make any independent evaluation of the assets or liabilities of Hilton or Grand, nor did DLJ independently verify the information reviewed by it. DLJ also assumed that the financial projections supplied to it were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Hilton and Grand as to the future operating and financial performance of each of Hilton, after giving effect to the transactions contemplated by the distribution agreement (the "Hilton Distribution Agreement") to be entered into between Hilton and Park Place in connection with the Hilton Distribution ("Post Spin Hilton"); Park Place, after giving effect to the transactions contemplated by the Hilton Distribution Agreement ("Post Spin Park Place"); and Grand, after giving effect to the Grand Distribution ("Post Spin Grand"). DLJ also noted that although the Merger Agreement sets forth gross enterprise values, the Exchange Ratio (as defined) fluctuates based upon the modified net debt of the companies and assumed that the modified net debt of Post Spin Park Place and of Post Spin Grand, as of the assumed closing date of the Merger of December 31, 1998, will be $1,896.8 million and $549.9 million, respectively, as projected

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by the management of Hilton and Grand, respectively. Such financial projections were provided to DLJ solely for the purpose of DLJ's analyses in arriving at the DLJ Opinion. DLJ used the projected modified net debt levels set forth above for purposes of rendering the DLJ Opinion, however the range of exchange ratios illustrated in the table, prepared by Hilton and Grand, under "Examples of What Grand Shareholders Could Receive in the Merger" on page 5 is consistent with the range of potential exchange ratios contemplated by the Merger Agreement and therefore considered by DLJ in arriving at its opinion. See "Examples of What Grand Shareholders Could Receive in the Merger."

    The DLJ Opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to it as of, the date of the DLJ Opinion. It should be understood that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. No provision has been made in the Merger Agreement for Hilton to seek, and Hilton does not intend to seek, an updated DLJ Opinion. If the Merger Agreement were amended in a manner which affects the relevant factors considered by DLJ in rendering the DLJ Opinion, the Hilton Board would consider engaging DLJ to provide a supplemental opinion. Hilton stockholders should note that the Merger Agreement does not provide Hilton with any opportunity to terminate the Merger Agreement or fail to consummate the transactions contemplated thereby based solely upon changes in financial market conditions from those that existed on the date of the DLJ Opinion. The DLJ Opinion does not address additional data arising subsequent to the data considered by DLJ in reaching its opinion, including market prices of securities, reported results of operations, publicly announced transactions and factors that may affect the estimates of future earnings, which could affect DLJ's Opinion if such an opinion were rendered as of a subsequent date. The following is a summary of the material analyses presented by DLJ to the Hilton Board in connection with the presentation of the DLJ Opinion.

    SENSITIVITY ANALYSIS OF THE PURCHASE PRICE BASED UPON PUBLIC VALUATIONS OF SELECTED GAMING COMPANIES.

    DLJ analyzed the purchase price to be paid by Park Place pursuant to the Merger Agreement by reference to the market valuation of four public traded gaming companies selected by DLJ in its subjective judgment (the "Large Cap Gaming Companies"). The Large Cap Gaming Companies were Mirage Resorts, Inc., Circus Circus Enterprises, Inc., Harrah's Entertainment, Inc. and MGM Grand, Inc. DLJ computed the current Enterprise Value (as defined) of each of the Large Cap Gaming Companies as a multiple of their respective latest twelve month ("LTM") earnings before interest, taxes, depreciation and amortization ("EBITDA") and projected 1998 EBITDA. The projected EBITDA amounts were derived from published research analysts' reports prepared by investment banking firms, including DLJ. "Enterprise Value" is defined as the market value of common equity plus book value of total indebtedness plus liquidation value of preferred stock less cash. DLJ noted that the then current Enterprise Value as a multiple of EBITDA of the Large Cap Gaming Companies ranged from 7.0x to 12.0x LTM EBITDA and from 6.1x to 9.5x projected 1998 EBITDA. DLJ applied multiples ranging from 7.0x to 10x to Post Spin Park Place's 1998 EBITDA, as projected by Hilton's management, to derive an implied valuation of the shares of Park Place Common Stock to be issued pursuant to the Merger Agreement. Such methodology implied a net purchase price ranging from $1.0656 billion to $1.403 billion for Post Spin Grand. DLJ compared such ranges of implied purchase price to the projected financial results for the companies and noted that the range of implied purchase price represented multiples ranging from (x) 7.4x to 9.8x pro forma LTM EBITDA of Post Spin Grand, (y) 6.3x to 8.3x Grand's management's projected 1998 EBITDA for Post Spin Grand and (z) 6.2x to 8.1x Grand's management's projected 1999 EBITDA for Post Spin Grand.

    None of the Large Cap Gaming Companies is identical to Post Spin Park Place or Post Spin Grand. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in the financial and operating characteristics of the Large Cap Gaming Companies, Post Spin Park Place and Post Spin Grand and other factors that could affect the public trading value of the Large Cap Gaming Companies. Mathematical analysis, such as determining the mean, is not in itself a meaningful method of using such comparable data.

    SENSITIVITY ANALYSIS OF THE PURCHASE PRICE BASED UPON PUBLIC VALUATIONS OF
     SELECTED HOTEL COMPANIES.

    DLJ analyzed the purchase price to be paid by Park Place pursuant to the Merger Agreement by reference to the valuation of a share of Park Place Common Stock implied by the then current market price of Hilton Common Stock and the valuation of Post Spin Hilton. The valuation of Post Spin Hilton was performed by reference to the market valuation of four publicly traded hotel companies (the "Large Cap Hotel Companies") selected by DLJ in its subjective judgment. The Large Cap Hotel Companies were Host Marriott, Inc., Marriott International, Inc., Promus Hotel Corporation and Prime Hospitality, Inc. DLJ computed the current Enterprise Value of each of the Large Cap Hotel Companies as a multiple of their respective LTM EBITDA and projected 1998 EBITDA, calculated based upon estimates contained in published research analysts' reports prepared by investment banking firms, including DLJ. DLJ noted that the then current Enterprise Value as a multiple of EBITDA of the Large Cap Hotel Companies ranged from 9.9x to 12.5x LTM EBITDA and from 8.3x to 10.5x projected 1998 EBITDA. DLJ applied multiples ranging from 10.0x to 13.0x to Post Spin Hilton's 1998 EBITDA, as projected by Hilton's management, to derive implied valuations of Post Spin Hilton. Such implied valuations were subtracted from then current market price of a share of Hilton Common Stock to derive an implied valuation of a share of Park Place Common Stock, which ranged from $7.05 to $14.50. DLJ then computed an implied Enterprise Value of Post Spin Grand based upon an assumed Exchange Ratio and Grand's management's projection of Post Spin Grand's modified net debt of $549.9 million. The assumed Exchange Ratio was calculated based on the relative Enterprise Values of $6,024.6 million for Post Spin Gaming and $1,200 million for Post Spin Grand and the projected modified net debt of Post Spin Gaming and Post Spin Grand of $1,896.8 million and $549.9 million, respectively, as provided to DLJ by their respective managements. Such implied Enterprise Values of Post Spin Grand ranged from $880.1 million to $1.197 billion and represented multiples ranging from (x) 6.1x to 8.4x pro forma LTM EBITDA of Post Spin Grand,
(y) 5.2x to 7.0x Grand's management's projected 1998 EBITDA of Post Spin Grand and (z) 5.1x to 6.9x Grand's management's projected 1999 EBITDA of Post Spin Grand.

    None of the Large Cap Hotel Companies is identical to Post Spin Hilton. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in the financial and operating characteristics of the Large Cap Hotel Companies and Post Spin Hilton and other factors that could affect the public trading value of the Large Cap Hotel Companies. Mathematical analysis, such as determining the mean, is not in itself a meaningful method of using such comparable data.

    PUBLIC COMPANY ANALYSIS.

    DLJ compared the multiples implied by the $1,200 million Enterprise Value of Post Spin Grand negotiated by the parties and set forth in the Merger Agreement to the multiples implied by the then current market valuation of seven public traded gaming companies (the "Gaming Companies") selected in DLJ's subjective judgment. The Gaming Companies were each of the Large Cap Gaming Companies, Rio Hotel and Casino Corporation, Boyd Gaming Corp. and Aztar Corp. DLJ compared the 2.3x ratio of Enterprise Value to LTM revenue of Post Spin Grand implied by the valuations set forth in the Merger Agreement to the then current ratios of the Gaming Companies, which ranged from 1.0x to 3.4x, with a mean of 2.0x. DLJ compared the 8.4x ratio of Enterprise Value to LTM EBITDA of Post Spin Grand implied by the valuation in the Merger Agreement to the then current ratios of the Gaming Companies, which ranged from 5.9x to 12.0x, with a mean of 8.0x. DLJ compared the 13.2x ratio of Enterprise Value to LTM earnings before interest and taxes ("EBIT") of Post Spin Grand implied by the valuation in the Merger Agreement to the then current ratios of the Gaming Companies, which ranged from 9.2x to 16.0x, with a mean of 13.2x. DLJ compared the 7.1x ratio of Enterprise Value to 1998 projected EBITDA of Post Spin Grand implied by the valuations in the Merger Agreement and Grand's managements projected 1998 EBITDA for Post Spin Grand to the then current ratios of the Gaming Companies, which ranged from 5.4x to 9.5x, with a mean of 6.8x. DLJ also compared the 14.2x ratio of implied price per share of Grand Common Stock, after giving effect to the Grand Distribution, implied by the valuation set forth in the Merger Agreement to calendar year 1998 projected earnings per share ("EPS"), as projected by Grand's management for Post Spin Grand, to the current ratios of the Gaming Companies, which ranged from

10.7x to 43.3x, with a mean of 20.1x. The EPS projections for the Gaming Companies were obtained from Institutional Broker's Estimation Service ("I/B/E/S"), a third party service that collects and summarizes earnings estimates of research analysts employed by investment banks, including DLJ. DLJ also compared the 14.3x ratio of price per share of Grand Common Stock implied by the valuation set forth in the Merger Agreement, to calendar year 1999 projected EPS, as projected by Grand's management for Post Spin Grand, to the then current ratios of the Gaming Companies, which ranged from 9.6x to 40.6x, with a mean of 17.1x.

    None of the Gaming Companies is identical to Post Spin Park Place or Post Spin Grand. Accordingly, an analysis of the foregoing necessarily involves complex considerations and judgments concerning differences in the financial and operating characteristics of the Gaming Companies, Post Spin Park Place and Post Spin Grand and other factors that could affect the public trading value of the Gaming Companies. Mathematical analysis, such as determining the mean, is not in itself a meaningful method of using such data.

    MERGER AND ACQUISITION TRANSACTIONS.

    DLJ compared the ratio of Net Purchase Price (as defined) to LTM EBITDA and projected EBITDA in the year subsequent to the transaction with respect to a sample of five publicly announced or consummated merger and acquisition transactions in the gaming industry which were selected in DLJ's subjective judgment (the "Gaming Precedent Transactions") and the Merger Agreement. The Gaming Precedent Transactions were Crescent Operating Company and Crescent Real Estate Equities, Inc./Station Casinos, Inc., Hilton/Bally Entertainment Corporation, ITT Corporation/Caesar's World, Inc., Colony Capital Corporation/Harvey's Casino Resorts, Inc. and Harrah's Entertainment, Inc./Showboat Casinos, Inc. Net Purchase Price was defined for purposes of DLJ's analyses as the purchase price of the acquired company's equity securities plus the net debt of the acquired company. The Net Purchase Price for Post Spin Grand set forth in the Merger Agreement is $1,200 million, implying ratios of 8.4x LTM EBITDA of Post Spin Grand and 7.1x projected 1998 EBITDA, as projected by Grand's management for Post Spin Grand. The ratio of Net Purchase Price to LTM EBITDA for the Gaming Precedent Transactions ranged from 7.2x to 10.9x, with a mean of 9.5x. The ratio of Net Purchase Price to projected EBITDA for the subsequent year (derived from published research analysts' reports prepared by investment banking firms, including DLJ) for the Gaming Precedent Transactions ranged from 6.7x to 9.9x, with a mean of 8.7x.

    None of the Gaming Precedent Transactions is identical to the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of each of Post Spin Gaming and Post Spin Grand and the companies involved in the Gaming Precedent Transactions and other factors that could affect the acquisition value of the companies to which the Merger was compared. Mathematical analysis, such as determining the mean, is not in itself a meaningful method of using comparable transactions data.

    CONTRIBUTION ANALYSIS.

    DLJ compared EBITDA and EBIT of Post Spin Park Place, as projected by Hilton's management, and of Post Spin Grand, as projected by Grand's management, to pro forma projected New Park Place, as prepared by Hilton's management, for each of 1998, 1999 and 2000. DLJ noted that Post Spin Grand was projected to contribute 21.3%, 20.3% and 18.8% of Post Merger Park Place's pro forma projected EBITDA in 1998, 1999 and 2000, respectively. DLJ also noted that Post Spin Grand was projected to contribute 21.0%, 19.4% and 18.0% of New Park Place's pro forma projected EBIT in 1998, 1999 and 2000, respectively. DLJ noted that the valuations in the Merger Agreement implied a 16.6% contribution by Post Spin Grand to New Park Place's Enterprise Value.

    DLJ also compared net income of Post Spin Park Place, as projected by Hilton's management, and Post Spin Grand, as projected by Grand's management, to pro forma projected New Park Place, as prepared by Hilton's management, for each of 1998, 1999 and 2000. DLJ noted that Post Spin Grand was projected to contribute 21.1%, 19.8% and 18.5% of New Park Place's pro forma projected net income in

1998, 1999 and 2000, respectively. DLJ noted that the valuations in the Merger Agreement implied a 13.6% equity interest will be held by the former holders of Grand Common Stock.

    DLJ also compared discounted cash flow valuations, at discount rates ranging from 10% to 14%, which were selected in DLJ's subjective judgment, and terminal exit multiples ranging from 7.5x to 9.5x for Post Spin Park Place and 7.0x to 9.0x for Post Spin Grand, which were selected in DLJ's subjective judgment, of Post Spin Park Place, using projections made by Hilton's management, and of Post Spin Grand, using projections made by Grand's management. DLJ noted that in such analysis Post Spin Grand contributed from 18.7% to 18.8% of the pro forma discounted cash flow valuations of New Park Place. DLJ noted that the valuations in the Merger Agreement implied a 16.6% contribution by Post Spin Grand to New Park Place's Enterprise Value.

    IMPLIED THEORETICAL VALUATIONS.

    DLJ compared (i) the implied theoretical market valuations of Hilton Common Stock computed by adding various implied theoretical market prices of a share of New Park Place Common Stock, after giving effect to the Merger, to various implied theoretical market prices of a share of Post Spin Hilton Common Stock to
(ii) the then current market price of Hilton Common Stock of $30.69. DLJ used Hilton's management's projection of 1998 EBITDA for New Park Place and valued such EBITDA projection at multiples ranging from 7.0x to 10.0x. Such multiples were selected in DLJ's subjective judgment. DLJ used Hilton's management's projection of 1998 EBITDA for Post Spin Hilton and valued such EBITDA projection at multiples ranging from 10.0x to 13.0x. Such multiples were selected in DLJ's subjective judgment. The implied theoretical valuation of one share of Park Place Common Stock, after giving effect to the Merger, together with one share of Hilton Common Stock, after giving effect to the Hilton Distribution, ranged from $27.94 (a discount of 8.9%) to $43.94 (a premium of 43.2%) based on 1998 EBITDA. DLJ noted that the then current market price of a share of Hilton Common Stock implied a multiple of 8.8x 1998 projected EBITDA. DLJ also used Hilton's management's projections of 1999 and 2000 EPS for New Park Place and valued such EPS projections at multiples ranging from 14.0x to 18.0x for 1999 and 11.0x to 15.0x for 2000. Such multiples were selected in DLJ's subjective judgment. DLJ then computed the implied theoretical value of Post Spin Hilton using Hilton's management's projections of 1999 and 2000 EPS for Post Spin Hilton at multiples ranging from 16.0x to 20.0x in 1999 and 14.0x to 18.0x in 2000. Such multiples were selected in DLJ's subjective judgment. The implied theoretical valuation of one share of Park Place Common Stock, after giving effect to the Merger, together with one share of Hilton Common Stock, after giving effect to the Hilton Distribution, ranged from $28.40 (a discount of 7.4%) to $35.86 (a premium of 16.9%) based on 1999 EPS and from $29.27 (a discount of 4.6%) to $38.39 (a premium of 25.1%) based on 2000 EPS. DLJ noted that a share of Hilton Common Stock was valued at 21.9x and 18.3x based upon the then current market price of $30.69 and estimated 1999 and 2000 EPS, respectively, as reported for each year by I/B/E/S.

    DISCOUNTED CASH FLOW ANALYSIS.

    DLJ also performed a discounted cash flow analysis to compare (i) the sum of the theoretical valuations per share of Post Spin Hilton and New Park Place to
(ii) the theoretical valuation per share of Stand Alone Hilton (as defined). In conducting its analysis, DLJ relied on certain assumptions, financial projections and other information provided by Hilton's and Grand's respective managements. DLJ used the information set forth in the projections of Hilton's management for each of Hilton, without giving effect to the transactions contemplated by the Distribution Agreement and the Merger Agreement ("Stand Alone Hilton"), Post Spin Hilton and Post Spin Park Place and the information set forth in the projections of Grand's management for Post Spin Grand. DLJ performed its analysis using Hilton management's five year projections of Stand Alone Hilton's, Post Spin Hilton's and Post Spin Park Place's respective unlevered free cash flows and Grand's management's five year projections of Post Spin Grand's unlevered free cash flows. Unlevered free cash flows were calculated as the projected after-tax operating earnings of the respective entities plus their respective projected depreciation, amortization, and other projected non-cash items minus projected capital expenditures. DLJ selected, in its subjective judgment, (i) terminal exit multiples of 9.0x, 11.0x and 8.0x projected EBITDA for 2003 for each of Stand Alone Hilton, Post Spin

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Hilton and New Park Place, respectively, and (ii) discount rates ranging from
10% to 14%. The terminal exit multiple is utilized to estimate the value of each company's unlevered free cash flows in perpetuity beyond the five year period covered by Hilton's and Grand's managements' respective estimates of each company's stand-alone projections. This analysis implied a range of (i) $35.48 to $44.72 for the sum of the theoretical valuations per share of Post Spin Hilton and New Park Place, and (ii) $33.29 to $41.28 for the theoretical valuation per share of Stand Alone Hilton.

    EPS ACCRETION/DILUTION ANALYSIS.

    DLJ calculated the projected EPS for each of Stand Alone Hilton, Post Spin Hilton and New Park Place for each of 1998, 1999, 2000 and 2001, based on projections provided by Hilton's management and Grand's management. The projections prepared by Hilton's management and Grand's management were provided to DLJ solely for the purpose of DLJ's analyses in arriving at the DLJ Opinion. The sum of the projected EPS for Post Spin Hilton and New Park Place, taken together, were higher than Hilton management's projected EPS for Stand Alone Hilton by 2.3%, 4.3%, 5.1% and 6.5% for 1998, 1999, 2000 and 2001, respectively.

    The summary set forth above does not purport to be a complete description of the analyses performed by DLJ but discloses the material basis for and methods used to arrive at DLJ's opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the transactions and to add to the total mix of information available. DLJ formed its conclusion as to fairness after consideration of the factors and analyses referred to above, taken as a whole, and did not, as part of that process, conclude as to whether any individual analysis or factor, considered in isolation rather than as part of the total mix of information available, supported or failed to support its ultimate conclusion with respect to fairness, from a financial point of view. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that consideration of selected portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Furthermore, in arriving at its opinion, DLJ did not attribute any particular weight to any analysis or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor and concluded that its analysis, taken as a whole, supported its determination. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Pursuant to the terms of an engagement letter, dated June 29, 1998, by which Hilton retained DLJ to render an opinion to the Hilton Board, Hilton paid DLJ a fee of $1.5 million for rendering the DLJ Opinion. Hilton also agreed to reimburse DLJ promptly for all out-of-pocket expenses (including the reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement, and to indemnify DLJ and certain related persons against certain liabilities in connection with its engagement, including liabilities under Federal securities laws, or to contribute to otherwise indemnifiable losses incurred by DLJ and certain related person.

    Hilton selected DLJ as its financial advisor based upon DLJ's international reputation and its expertise in advising clients in the hotel and gaming industries. As part of its investment banking business, DLJ is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

    In the ordinary course of business, DLJ may actively trade the securities of each of Hilton and Grand for its own account and for the accounts of its customers and, accordingly, may at any time hold a net long or short position in such securities. The Hilton Board was aware of the fact that DLJ has acted as lead manager of a $500 million offering of convertible notes for Hilton in May 1996, acted as exclusive financial advisor to Hilton in connection with its 1996 acquisition of Bally and dealer manager with respect to the tender offer for certain debt securities of Bally, acted as an underwriter of four separate offerings of senior notes by Hilton, acted as exclusive financial advisor to Hilton in connection with its attempt to acquire ITT Corporation and in May 1998 acted as sole underwriter of a $773 million secondary offering of shares of Hilton Common Stock, in each case receiving customary fees therefor, and that DLJ has acted as financial advisor to, underwriter and placement agent for, Grand and certain of its predecessors. DLJ will also act as dealer manager for Park Place's tender offer for certain debt securities of Grand.

OPINION OF FINANCIAL ADVISOR TO GRAND

    On June 26, 1998, Ladenburg delivered its oral opinion to the Grand Board of Directors that, as of such date, based on and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by the holders of Grand Common Stock pursuant to the Merger and the Grand Distribution, taken together and considered as a single transaction, is fair, from a financial point of view to such holders. Ladenburg subsequently confirmed its oral opinion by delivering to the Grand Board a written opinion dated as of June 30, 1998 that based on and subject to the assumptions, factors and limitations set forth therein, the consideration to be received by Grand shareholders pursuant to the Merger and the Grand Distribution, taken together and considered as a single transaction, is fair, from a financial point of view to such holders.

    A COPY OF LADENBURG'S WRITTEN OPINION IS ATTACHED AS ANNEX C TO THIS JOINT PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. GRAND SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR ASSUMPTIONS MADE, PROCEDURES FOLLOWED AND OTHER MATTERS CONSIDERED BY LADENBURG. THE SUMMARY OF LADENBURG'S OPINION SET FORTH IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    Ladenburg's opinion was delivered pursuant to its engagement by the Grand Board and was addressed to the Grand Board for its benefit and use in considering the Transactions. Ladenburg's opinion was not rendered with a view toward serving as or constituting a recommendation to any shareholder of Grand with respect to whether to vote in favor of the approval and adoption of the Merger Agreement, and should not be relied upon by any shareholder of Grand as such.

    The Ladenburg opinion does not constitute an opinion as to (i) the price at which shares of Grand Common Stock or Lakes Common Stock will trade at any time or (ii) the effects of the litigation retained by Lakes pursuant to the Grand Distribution Agreement. See "Risk Factors--Risk Relating to the Transactions--Structure of the Transactions; Indemnification Obligations" and "Risk Factors--Risks Relating to the Business of Lakes--Stratosphere Corporation; Pending Litigation." The consideration to be paid by Park Place was determined in arm's-length negotiations between Hilton and Grand. No restrictions or limitations were imposed by the Grand Board upon Ladenburg with respect to the investigations made or the procedures followed by Ladenburg in rendering its opinion.

    In connection with rendering its opinion, Ladenburg reviewed such information that it deemed necessary or appropriate for the purpose of stating the opinion expressed herein, including but not limited to the following: (i) the Merger Agreement, and the exhibits thereto; (ii) the form of the Hilton Distribution Agreement, and the exhibits thereto; (iii) the form of the Grand Distribution Agreement, and the exhibits thereto; (iv) Grand's and Hilton's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 28, 1997 and December 31, 1997, respectively, and the Quarterly Report on Form 10-Q and related financial information for the three months ended March 29, 1998 and March 31, 1998, respectively; (v) certain information, including selected historical financial information, pro forma financial information (giving effect to the Hilton Distribution and the Grand Distribution as if they occurred as of December 31, 1997) and pro forma financial forecasts and projections relating to the business, earnings, cash flow, assets and prospects of Grand, Lakes and Park Place, furnished to it by Grand and Hilton; (vi) historical market prices and trading activity for Grand Common Stock, the Hilton Common Stock and shares of certain other publicly traded companies which

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Ladenburg deemed to be comparable to Grand, Hilton and/or Park Place; (vii)
financial terms of certain other mergers and acquisitions which Ladenburg deemed to be relevant; (viii) certain publicly available information regarding the gaming industry, Grand, Hilton and certain other companies as Ladenburg deemed necessary and relevant; and (ix) such other accepted financial and investment banking procedures and analyses as Ladenburg deemed necessary or appropriate, including Ladenburg's assessment of general economic, financial and monetary conditions. In addition, Ladenburg met with members of the senior management of Grand and Park Place to discuss the conditions of the gaming industry generally and the historical and prospective operating results of Grand, Lakes and Park Place.

    In rendering its opinion, Ladenburg assumed and relied upon the accuracy and completeness, without assuming any responsibility for the independent verification of, all financial and other information that was available to it from public sources, that was provided to it by Grand, Hilton or Park Place, or that was otherwise reviewed by it. With respect to financial forecasts and projections furnished to it by the senior management of Grand, Park Place and Hilton, Ladenburg assumed that they had been reasonably prepared on bases reflecting the best then currently available estimates of results and judgments of such senior managements and Ladenburg made no independent verification of the bases, assumptions, calculations or other information contained therein. Ladenburg did not make or receive an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, and including pending or threatened litigation) of Grand, Hilton, Park Place or Lakes.

    Ladenburg's opinion was based on economic, market, financial and other conditions as they existed and could be evaluated by it on, and on the information made available to it as of, the date of its opinion. Although subsequent developments could affect its opinion, Ladenburg has no obligation to update, revise or reaffirm its opinion, and will do so only if and when requested by the Grand Board. The Merger Agreement provides that, upon the occurrence of certain events described immediately below, the receipt by Grand of a revised fairness opinion from Ladenburg will be a condition to the obligation of Grand to effect the Merger, and, in addition, failure by Ladenburg to deliver such revised opinion upon the occurrence of such events will give Grand the right to terminate the Merger Agreement. Such events described in the Merger Agreement relate to (i) the consummation of the Hilton Distribution following approval by the Grand shareholders of the Merger and the Merger Agreement, with the failure of the Closing to occur within 20 business days of such distribution, provided that Grand has not received nor has knowledge of an acquisition proposal involving Grand, and (ii) the acquisition by Park Place after June 30, 1998 of, individually or in the aggregate, any entities, properties, assets or businesses with a net equity value in excess of $300 million. See "The Transactions--The Merger Agreement--Conditions to the Merger" and "--Termination." Upon the occurrence of such events, Ladenburg will undertake to issue a revised fairness opinion if requested by Grand. Additionally, if the Merger Agreement were amended in a manner which effects the factors considered by Ladenburg in rendering the Ladenburg opinion, the Grand Board would consider engaging Ladenburg to provide a supplemental opinion. Grand shareholders should note that the Merger Agreement does not provide Grand with any opportunity to terminate the Merger Agreement or fail to consummate the transactions contemplated thereby based solely upon changes in financial market conditions from those that existed on the date of the Ladenburg opinion. The Ladenburg opinion does not address additional data arising subsequent to the data considered by Ladenburg in reaching its opinion, including market prices of securities, reported results of operations, publicly announced transactions, and factors that may affect the estimates of future earnings, which could affect the Ladenburg opinion if such an opinion were rendered as of a subsequent date. Ladenburg expressed no opinion as to the price at which the Common Stocks of Hilton, Park Place or Lakes would trade following the Transactions, or of the Common Stocks of Hilton and Grand at any time prior to the consummation of the Transactions.

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    Insofar as Ladenburg's opinion related to the consideration to be received by Grand's shareholders in the Merger, Ladenburg noted in its opinion that the amount of such consideration would be determined by the application of the Exchange Ratio formula (which is based upon, in part, the "Total Debt of Grand" and the "Total Debt of Park Place" (each, as defined in "The Transactions--The Merger Agreement-- Conversion of Shares")) as of the earlier of the closing date of the Merger and December 31, 1998, and accordingly, such amount could not be determined until such time. For purposes of rendering the opinion set forth in its written opinion, Ladenburg assumed the Total Debt of Grand and the Total Debt of Park Place, as of the relevant date, would be in amounts substantially consistent with those reflected in Grand's and Park Place's forecasts of results of operations and cash flow for the year ending December 31, 1998, which were furnished to Ladenburg by the senior managements of Grand and Park Place. Ladenburg expressed no opinion as to the reasonableness or achievability of such forecasts.

    In rendering its opinion, Ladenburg assumed that the Transaction would comply with applicable United States, foreign, federal and state laws, including, without limitation, laws relating to the payment of dividends, bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer or other similar laws then or thereafter in effect affecting creditors' rights generally. Ladenburg also assumed that receipt of Lakes Common Stock by Grand's shareholders in connection with the Grand Distribution would be tax-free for federal income tax purposes to such shareholders.

    In arriving at its opinion, Ladenburg performed a variety of financial and comparative analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Each of the analyses conducted by Ladenburg was carried out in order to provide a different perspective on the Transactions and to supplement the other information reviewed and considered by Ladenburg. Ladenburg formed its conclusion as to fairness after consideration of the factors and analyses referred to below, taken as a whole, and did not, as part of that process, conclude as to whether any individual analysis or factor considered in isolation supported or failed to support its ultimate determination. Accordingly, notwithstanding the separate factors summarized below, Ladenburg believes that its analyses must be considered as a whole and that consideration of selected portions of its analysis and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. Furthermore, in arriving at its opinion, Ladenburg did not attribute any particular weight to any analysis or factor considered by it, but rather made subjective and qualitative judgments as to the significance and relevance of each analysis and factor and concluded that its analysis, taken as a whole, supported its determination. The analyses performed by Ladenburg are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

    Although each analysis employed by Ladenburg in rendering its opinion is summarized below, the summary does not purport to be a complete description of Ladenburg's analyses but discloses the material bases for and methods used to arrive at Ladenburg's opinion. In its analyses, Ladenburg made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, based on, among other things, information provided to (and relied upon by) Ladenburg by Grand, Park Place and Hilton, many of which are beyond the control of Grand, Park Place and Hilton. Any estimates contained in Ladenburg's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Additionally, estimates of the value of businesses do not purport to be appraisals or necessarily to reflect the prices at which businesses actually may be sold. Because such estimates are inherently subject to uncertainty since the assumptions upon which such estimates are based may not materialize, neither Grand, Park Place, Hilton, Ladenburg nor any other person assumes responsibility for the accuracy of such estimates. Ladenburg's analysis does not reflect, among other things, changes since the date of the opinion with respect to Grand's business or prospects, general business and economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time Ladenburg prepared such materials.

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    The following is a summary of analyses performed by Ladenburg in connection with its opinion.

    The Merger Agreement provides for the determination of the Exchange Ratio based upon the relative implied per share equity values of Grand's Mississippi Business and Park Place, which equity values will be determined by taking a specified enterprise value for each of Grand's Mississippi Business and Park Place (which enterprise values were arrived at by negotiation between Grand and Hilton), subtracting the Total Debt of Grand and Total Debt of Park Place as of the earlier of the closing date of the Merger and December 31, 1998, respectively, and dividing by the relevant number of shares outstanding. See "The Transactions--The Merger Agreement" and "Examples of What Grand Shareholders Could Receive in the Merger." Assuming that the Total Debt of Grand and the Total Debt of Park Place, as of the relevant dates, will be in amounts consistent with those reflected in Grand's and Park Place's forecasts of results of operations and cash flow for the year ending December 31, 1998 which were furnished to Ladenburg, the implied per share equity value of Grand's Mississippi Business and Park Place will be approximately $15.37 and $15.84, respectively, resulting in an exchange ratio of .9699 of a share of Park Place stock for each share of Grand Common Stock. To the extent that the Total Debt of Grand or the Total Debt of Park Place are higher or lower than the amounts reflected in such forecasts, such implied per share equity values will differ, resulting in a different exchange ratio, subject to certain limitations. See "The Transactions--The Merger Agreement" and "Examples of What Grand Shareholders Could Receive in the Merger." The range of exchange ratios illustrated in examples 2 through 6 in the table, prepared by Hilton and Grand, under "Examples of What Grand Shareholders Could Receive in the Merger" on page 5 is consistent with the range of potential exchange ratios considered by Ladenburg in arriving at its opinion. See "Examples of What Grand Shareholders Could Receive in the Merger." In arriving at its opinion, Ladenburg noted that the implied per share equity values referred to above are relevant only in relation to each other and only for purposes of determining the Exchange Ratio.

    ANALYSIS WITH RESPECT TO THE MISSISSIPPI BUSINESS

    (a) COMPARABLE PUBLIC COMPANY ANALYSIS. Ladenburg conducted a comparable public company analysis with respect to the Mississippi Business based on an analysis of the trading multiples of certain selected public companies similar to the Mississippi Business. Ladenburg selected the following group of public companies for use in such analysis: Ameristar Casinos, Inc.; Aztar Corp.; Boyd Gaming Corp.; Harrah's Entertainment, Inc.; Hollywood Park Inc.; and Players International, Inc. (the "Mississippi Business Comparable Companies"). Ladenburg selected these companies based on a variety of factors, including that they were deemed to be comparable to the Mississippi Business in terms of size, geographic market, strategy and growth prospects. Ladenburg derived common stock trading multiples for each of the Mississippi Business Comparable Companies based on each company's market value and total enterprise value (defined as the market value of common stock, plus total debt, less cash and cash equivalents ("net debt")). Ladenburg developed multiples based on market value by analyzing each company's latest fiscal year net income, projected current fiscal year net income, projected fiscal year plus one net income, and current book value. Ladenburg developed multiples based on enterprise value by analyzing latest fiscal year EBITDA, projected current fiscal year EBITDA, and projected fiscal year plus one EBITDA. When deriving multiples based on projected measures of financial performance, Ladenburg referenced estimates of financial performance as published by various research analysts and as available through the First Call Research Network (a composite of research analysts' estimates). Ladenburg arrived at a range of implied valuations for the Mississippi Business by (i) multiplying the Mississippi Business' 1997 EBITDA, projected 1998 EBITDA and projected 1999 EBITDA by the mean multiple of enterprise value to latest fiscal year EBITDA, projected current fiscal year EBITDA and projected fiscal year plus one EBITDA, respectively, for the Mississippi Business Comparable Companies; and, (ii) multiplying the Mississippi Business' 1997 net income, projected 1998 net income, projected 1999 net income, and current book value by the mean multiple of market value to latest fiscal year net income, projected current fiscal year net income, projected fiscal year plus one net income, and current book value, respectively, for the Mississippi Business Comparable Companies. The mean market multiples for the Mississippi Business Comparable

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Companies were as follows: (i) 7.5x as a multiple of enterprise value to latest fiscal year EBITDA; (ii) 6.0x as a multiple of enterprise value to projected current fiscal year EBITDA; (iii) 5.5x as a multiple of enterprise value to projected fiscal year plus one EBITDA; (iv) 19.9x as a multiple of market value to latest fiscal year net income; (v) 16.7x as a multiple of market value to projected current fiscal year net income; (vi) 13.1x as a multiple of market value to projected fiscal year plus one net income; and, (vii) 1.6x as a multiple of market value to book value.

    (b) COMPARABLE ACQUISITION ANALYSIS. Ladenburg conducted an acquisition multiples analysis with respect to the Mississippi Business based on an analysis of certain merger and acquisition transactions in the gaming industry. For purposes of this analysis, the purchase price, or equity price, was equal to the amount paid for the target's equity and the transaction value, or enterprise value, was equal to the purchase price, plus the target's net debt. Ladenburg developed multiples from the following selected merger and acquisition transactions in the gaming industry: the pending acquisition of Casino Magic Corp. by Hollywood Park Inc.; the pending acquisition of Harvey's Casino Resorts by Colony Capital; the pending acquisition of Station Casinos, Inc. by Crescent Real Estate Equities; the acquisition of Showboat by Harrah's Entertainment, Inc.; the acquisition of Bally Entertainment Corporation by Hilton; and, the acquisition of Caesar's World by ITT Corp. (the "Comparable Gaming Acquisitions"). Ladenburg developed multiples based on market value by analyzing each target company's latest fiscal year net income and projected current fiscal year net income. Ladenburg developed multiples based on enterprise value by analyzing each target company's latest fiscal year EBITDA, latest fiscal year EBIT, and projected current fiscal year EBITDA. When deriving multiples based on projected measures of financial performance, Ladenburg referenced estimates published by various research analysts available at the time of the Comparable Gaming Acquisition being analyzed. Ladenburg arrived at a range of implied valuations for the Mississippi Business by (i) multiplying the Mississippi Business' 1997 EBITDA and EBIT, and projected 1998 EBITDA by the appropriate mean multiple of enterprise for the Comparable Gaming Acquisitions and (ii) multiplying the Mississippi Business' 1997 net income and projected 1998 net income by the appropriate mean multiple of market value for the Comparable Gaming Acquisitions. The mean multiples for the Comparable Gaming Acquisitions were as follows: 9.4x as a multiple of enterprise value to latest fiscal year EBITDA; (ii) 16.0x as a multiple of enterprise value to latest fiscal year EBIT;
(iii) 7.9x as a multiple of enterprise value to projected current fiscal year EBITDA; (iv) 22.1x as a multiple of market value to latest fiscal year net income; and (v) 18.3x as a multiple of market value to projected current fiscal year net income.

    (c) DISCOUNTED CASH FLOW ANALYSIS. Ladenburg conducted a discounted cash flow analysis with respect to the Mississippi Business based on an analysis of the net present value of its delevered free cash flows for the fiscal years 1999 to 2002, plus a hypothetical "terminal" value developed assuming the Mississippi Business was sold at the end of the fiscal year 2002. For purposes of the discounted cash flow analysis, free cash flow equaled net income before interest expense and interest income, plus depreciation and amortization, less capital expenditures, adjusted for changes in working capital. The free cash flows were discounted using a range of discount rates of 11.0% to 13.0% based upon the estimated weighted average cost of capital for Grand. Ladenburg applied exit multiples of 8.9x to 9.9x EBITDA, which range was arrived at based on the multiplies in the Comparable Gaming Acquisitions.

    SUMMARY OF ANALYSES REGARDING THE MISSISSIPPI BUSINESS

    In examining each of the Comparable Public Company Analysis, the Comparable Acquisition Analysis and the Discounted Cash Flow Analysis thoroughly, Ladenburg concluded that no particular analysis was more relevant, represented more direct comparability or provided a higher degree of certainty than others. Accordingly, Ladenburg did not ascribe different weightings to each analysis, and instead averaged the valuation range developed from each analysis to produce mean implied valuation ranges for the Mississippi Business. The Comparable Public Company Analysis produced a range of implied equity values for the Mississippi Business from $5.08 to $14.43 per share. The Comparable Acquisition Analysis produced a

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range of implied equity values for the Mississippi Business from $10.74 to
$13.26 per share. The Discounted Cash Flow Analysis produced a range of implied equity values for the Mississippi Business from $19.26 to $24.84. The mean of these valuation ranges is $11.69 to $17.51, representing a discount and premium of (23.9%) and 13.9%, respectively, to the assumed implied equity value of $15.37 per share to be utilized for purposes of determining the Exchange Ratio.

    ANALYSIS WITH RESPECT TO PARK PLACE

    (a) COMPARABLE PUBLIC COMPANY ANALYSIS. Ladenburg conducted a comparable public company analysis with respect to Park Place based on an analysis of the trading multiples of certain selected public companies. Ladenburg selected the following group of public companies for use in such analysis: Circus Circus Enterprises, Inc.; Harrah's Entertainment, Inc.; MGM Grand Inc.; and, Mirage Resorts, Inc. (the "Park Place Comparable Companies"). Ladenburg selected these companies based on a variety of factors including that they were deemed to be the most comparable to Park Place in terms of size, strategy and growth prospects. Ladenburg derived common stock trading multiples for each of the Park Place Comparable Companies based on the market value of each company's common stock and total enterprise value. Ladenburg developed multiples based on market value by analyzing each of such company's latest fiscal year net income, projected current fiscal year net income, projected fiscal year plus one net income, and current book value. Ladenburg developed multiples based on enterprise value by analyzing latest fiscal year EBITDA, latest fiscal year EBIT, projected current fiscal year EBITDA, and projected fiscal year plus one EBITDA. When deriving multiples based on projected measures of financial performance Ladenburg referenced estimates of financial performance as published by various research analysts and as available through the First Call Research Network. Ladenburg arrived at a range of implied equity valuations for Park Place by (i) adjusting the Park Place Comparable Company multiples by applying a 10% premium that reflects Park Place's geographically diversified operations, low cost of capital, size and position as an industry consolidator relative to the Park Place Comparable Companies, (ii) multiplying Park Place's 1997 EBITDA, 1997 EBIT, projected 1998 EBITDA and projected 1999 EBITDA by the appropriate adjusted mean multiple of enterprise value for the Park Place Comparable Companies; and, (iii) multiplying Park Place's 1997 net income, projected 1998 net income, projected 1999 net income, and current book value by the appropriate adjusted mean multiple of market value for the Park Place Comparable Companies. The adjusted mean market multiples for the Park Place Comparable Companies were as follows: (i) 10.7x as a multiple of enterprise value to latest fiscal year EBITDA; (ii) 15.1x as a multiple of enterprise value to latest fiscal year EBIT;
(iii) 9.4x as a multiple of enterprise value to projected current fiscal year EBITDA; (iv) 7.4x as a multiple of enterprise value to projected fiscal year plus one EBITDA; (v) 20.4x as a multiple of market value to latest fiscal year net income; (vi) 21.2x as a multiple of market value to projected current fiscal year net income; (vii) 16.7x as a multiple of market value to projected fiscal year plus one net income; and, (vii) 2.4x as a multiple of market value to book value.

    (b) COMPARABLE ACQUISITION ANALYSIS. Ladenburg conducted an acquisition multiples analysis with respect to Park Place based on an analysis of certain merger and acquisition transactions in the gaming industry. Ladenburg analyzed the valuation multiples derived from the Comparable Gaming Acquisitions to develop an implied enterprise value range and market value range for Park Place. Ladenburg developed multiples based on market value by analyzing each target company's latest fiscal year net income and projected current fiscal year net income. Ladenburg developed multiples based on enterprise value by analyzing each target company's latest fiscal year EBITDA, latest fiscal year EBIT, and projected current fiscal year EBITDA. When deriving multiples based on projected measures of financial performance, Ladenburg referenced estimates published by various research analysts available at the time of the Comparable Gaming Acquisition being analyzed. Ladenburg arrived at a range of implied equity valuations for Park Place by (i) multiplying Park Place's 1997 EBITDA and EBIT, and projected 1998 EBITDA by the appropriate mean multiple of enterprise value for the Comparable Gaming Acquisitions, and (ii) multiplying Park Place's 1997 net income and projected 1998 net income by the appropriate mean multiple of market value for the Comparable Gaming Acquisitions.

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    (c)  DISCOUNTED CASH FLOW ANALYSIS.  Ladenburg conducted a discounted cash flow analysis with respect to Park Place based on an analysis of the net present value of its free cash flows for the fiscal years 1999 to 2002, plus a hypothetical "terminal" value developed assuming it was sold at the end of the fiscal year 2002, less estimated net debt at December 31, 1998. The free cash flows were discounted using a range of discount rates of 9.0% to 11.0% based upon the estimated weighted average cost of capital for Park Place. Ladenburg applied exit multiples of 8.9x to 9.9x EBITDA developed with reference to Comparable Gaming Acquisitions.

    SUMMARY OF ANALYSES REGARDING PARK PLACE

    In examining each of the Comparable Public Company Analysis, the Comparable Acquisition Analysis and the Discounted Cash Flow Analysis thoroughly, Ladenburg concluded that no particular analysis was more relevant, represented more direct comparability or provided a higher degree of certainty than others. Accordingly, Ladenburg did not ascribe different weightings to each analysis, and instead averaged the valuation range developed from each analysis to produce mean implied valuation ranges for Park Place. The Comparable Public Company Analysis produced a range of implied equity values for Park Place from $11.90 to $18.06 per share. The Comparable Acquisition Analysis produced a range of implied equity values for Park Place from $8.88 to $14.53 per share. The Discounted Cash Flow Analysis produced a range of implied equity values for Park Place from $14.87 to $19.07. The mean of these valuation ranges is $11.88 to $17.22, representing a discount and premium of (25.1%) and 8.6%, respectively, to the assumed implied equity value of $15.85 per share to be utilized for purposes of determining the Exchange Ratio.

    ANALYSIS WITH RESPECT TO LAKES

    Pursuant to the Grand Distribution and in addition to the consideration to be received by Grand's shareholders in the Merger, Grand's shareholders will receive a pro rata distribution of Lakes Common Stock. Although the distribution ratio to be used in the Grand Distribution is one share of Lakes Common Stock for every four shares of Grand Common Stock, Ladenburg did not give effect to such distribution ratio in its analysis with respect to Lakes described herein.

    Ladenburg conducted a discounted cash flow analysis to arrive at a range of net present value of projected cash distributions from Grand's Avoyelles, Coushatta and Hinckley Indian contracts (the "Indian Contracts"), adjusted for loan repayments, interest expense and an allocation of Grand's corporate overhead. Ladenburg assumed for purposes of the discounted cash flow analysis that none of the Indian Contracts were extended beyond their existing termination dates, and consequently Ladenburg did not incorporate any Indian Contract terminal value into the analysis. The Indian Contracts' cash distributions were discounted using a range of discount rates based upon on an estimated weighted average cost of capital for Lakes ranging between 11.0% to 13.0%.

    Ladenburg conducted analyses of the other assets and liabilities to be included in Lakes using various techniques. These assets included $33.0 million in cash, $22.9 million of land in Las Vegas valued at cost, selected receivables, reserves and borrowing and outside equity investments. Ladenburg estimated a value of Lakes' investments in New Horizon Kids Quest, Inc. and Innovative Gaming Corporation of America based on the low and high trading prices of each investments' common stock for the thirty day trading period prior to June 26, 1998. Ladenburg estimated a value of Lakes' investments in Casino Magic Corp. based on Hollywood Park Inc.'s offer to acquire Casino Magic Corp. for $2.27 per share. Ladenburg did not make or receive an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, and including pending or threatened litigation) of Lakes.

    The range of equity values per share derived by the discounted cash flow analysis plus the range of equity values per share derived by the other assets and liabilities valuation produced a range of implied equity values for Lakes from $3.61 to $3.74 per share. The mean of these valuation ranges is $3.67 per share.

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    OTHER ANALYSES

    (a) PREMIUMS PAID ANALYSIS. Ladenburg conducted a premiums paid analysis that compared premiums paid by public companies acquiring 100% of another public company with enterprise values ranging from $1.0 billion to $1.5 billion. A total of 45 transactions were analyzed. The ranges of premiums paid were between (13.9%) and 84.2% as measured by the target company's stock price one day before announcement of the transaction, (9.8%) and 87.5% as measured by the target company's stock price one week before announcement of the transaction, and (9.7%) and 102.7% as measured by the target company's stock price four weeks before announcement of the transaction. Based on an assumed combined valuation of Lakes and the consideration to be received for the Mississippi Business of $19.04 per share (comprised of the mean valuation of $3.67 per share for Lakes and an implied equity value of $15.37 per share for the Mississippi Business used for purposes of determining the Exchange Ratio), the premiums received by Grand's shareholders in the Transaction were 7.6%, 9.6% and 8.4% based on Grand's stock price one day, one week and four weeks before the Transaction was announced, respectively.

    (b) HISTORICAL MARKET PRICE ANALYSIS. Ladenburg examined the closing market prices of Grand Common Stock over the 30-day, 60-day and 90-day trading period prior to June 26, 1998 during which time the average of the closing price was $17.48, $17.61 and $17.13, respectively. Grand's closing price on June 25, 1998, the day prior to the date that Ladenburg's oral opinion was delivered to the Grand Board, was $17.69.

    (c) PRO FORMA ANALYSIS OF PARK PLACE. Ladenburg conducted several pro forma analyses to evaluate the: (a) implied value of a Grand shareholders' ownership in Park Place at a range of valuations for Park Place after the Merger; (b) potential impact of the Merger on Park Place's earnings per share ("EPS") for the years 1998 through 2001; (c) pro forma Park Place financial growth rates, operating margins, capital structure and credit statistics; and
(d) effect differences between the actual Total Debt of Grand and the projected Total Debt of Grand has on Grand shareholders' ownership of Park Place.

    Ladenburg developed its analysis to measure the value of a Grand shareholders' ownership in Park Place at various valuations for Park Place by applying a range of EBITDA multiples to Park Place's pro forma post-Merger 1998 EBITDA. Based on this analysis, public trading multiples for Park Place of 8.0,
8.5 and 9.0 times EBITDA implied a per share value to Grand shareholders of $13.67, $15.04 and $16.42 per share, or a discount of (11.1%) and (2.1%) and a premium of 6.8% to $15.37, the estimated consideration to be received by Grand shareholders for the Mississippi Business based on the Exchange Ratio formula and projected Total Debt of Grand and Total Debt of Park Place.

    As part of its investment banking services, Ladenburg is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. Ladenburg has acted as financial advisor to Grand in connection with the Transactions and will receive a fee of approximately $6.5 million from Grand for its services, payable upon consummation of the Transactions. Pursuant to Ladenburg's engagement, Grand has also agreed to indemnify Ladenburg, and certain related persons, against certain liabilities relating to or arising out of its engagement and the services rendered, including certain liabilities under the Federal securities laws. Ladenburg has, in the past, provided financial advisory and financing services to Grand and has received fees for the providing of such services. In addition, in the ordinary course of business, Ladenburg actively trades securities for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of Grand and Hilton, and, in the future, of Lakes and Park Place. Mr. Ronald J. Kramer, Chairman and Chief Executive Officer of Ladenburg, serves as a director of Grand and abstained from voting on the Merger Agreement and the Merger.

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                                THE TRANSACTIONS

    The following discussion summarizes the material aspects of the proposed Transactions, which will be consummated in accordance with the terms of (i) the Hilton Distribution Agreement, (ii) the Grand Distribution Agreement and (iii) the Merger Agreement. The Hilton Distribution Agreement, the Grand Distribution Agreement, the Merger Agreement and the other agreements described in this Joint Proxy Statement/Prospectus that are being entered into in connection with the Transactions are hereinafter referred to as the "Transaction Documents." The summaries set forth below of certain provisions of the Transaction Documents do not purport to be complete and are qualified in their entirety by reference to such agreements, which are attached hereto or are incorporated herein by reference. ALL STOCKHOLDERS ARE URGED TO READ IN THEIR ENTIRETY THE DOCUMENTS THAT ARE ATTACHED HERETO.

OVERVIEW

    The principal components of the Transactions to be effected are the Hilton Distribution, the Grand Distribution, the Merger and the refinancing transactions described below.

    THE HILTON DISTRIBUTION

    The Hilton Distribution will separate the Hilton Lodging Business from the Hilton Gaming Business. Following the Hilton Distribution, Park Place and its subsidiaries will operate the Hilton Gaming Business and Hilton and its subsidiaries will operate the Hilton Lodging Business. On the date of the Hilton Distribution (the "Hilton Distribution Date"), Hilton will transfer all of the assets and liabilities of the Hilton Gaming Business (except its interest in the management operations of the Casino Windsor property) to Park Place. Each holder of Hilton Common Stock on the record date for the Hilton Distribution will receive one share of Park Place Common Stock and the associated stockholders' rights for each share of Hilton Common Stock held, and will continue to hold its shares of Hilton Common Stock. In addition, effective as of the Hilton Distribution Date, all outstanding options under Hilton's stock option plans, other than options held by Arthur M. Goldberg, will be adjusted to represent options to purchase an equivalent number of shares of Hilton Common Stock and shares of Park Place Common Stock and the exercise prices of such options will be adjusted to preserve the intrinsic value of such options on the date of the Hilton Distribution. All outstanding options held by Mr. Goldberg under such plans will be adjusted to represent options to purchase shares of Park Place Common Stock. Pursuant to such adjustment, the number of shares subject to and the exercise price of Mr. Goldberg's options will be adjusted to preserve the intrinsic value of such options on the date of the Hilton Distribution, and such adjustment will based on the relative values of the Hilton Common Stock and the Park Place Common Stock on the date of the Hilton Distribution, all as determined by Hilton. See "--Arrangements Between Hilton and Park Place-- Hilton Employee Benefits Allocation Agreement."

    THE GRAND DISTRIBUTION

    The Grand Distribution will separate Grand's Mississippi Business (which includes the Grand Casino Biloxi, Grand Casino Gulfport and Grand Casino Tunica properties) from its Non-Mississippi Business (comprised primarily of the management of three Indian-owned casinos, an interest in the development of the Polo Plaza in Las Vegas, up to $33 million in cash and certain other assets and liabilities). Following the Grand Distribution, Lakes and its subsidiaries will operate the Non-Mississippi Business and, upon consummation of the Merger, Park Place and its subsidiaries will operate the Mississippi Business.

    On the date of the Grand Distribution (the "Grand Distribution Date"), Grand will transfer all of the assets and liabilities of the Non-Mississippi Business to Lakes. Each holder of Grand Common Stock on the record date for the Grand Distribution will receive one share of Lakes Common Stock for every four shares of Grand Common Stock held (and cash in lieu of fractional shares of Lakes Common Stock) and,

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following the Merger, as more fully described below, will hold shares of Park
Place Common Stock. In addition, effective as of the Grand Distribution Date, all outstanding options under Grand's stock option plans will be adjusted to represent options to purchase shares of Lakes Common Stock and Grand Common Stock, and as a result of the Merger, the resulting options to purchase Grand Common Stock will become options to purchase shares of Park Place Common Stock. See "--Arrangements Between Grand and Lakes--Grand Employee Benefits Allocation Agreement" and "The Merger Agreement--Treatment of Stock Options."

    THE MERGER

    Following the Hilton Distribution and immediately after the Grand Distribution, Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, will merge with and into Grand, with Grand as the surviving corporation. In the Merger, Grand shareholders will receive Park Place common stock in exchange for their Grand Common Stock. The exact number of Park Place shares that Grand shareholders will receive in the Merger will be determined by an exchange ratio based upon a "valuation factor" for each of the Mississippi Business and the Hilton Gaming Business. Based on the assumptions under one of the examples included on page 5 under "Examples of What Grand Shareholders Could Receive in the Merger" following the Merger, Hilton stockholders would own 86.4% and Grand shareholders would own 13.6% of Park Place, respectively. However, the actual percentages are likely to differ based upon changes in any of the factors used to determine the exchange ratio. A detailed description of the exchange ratio is set forth below under "--The Merger Agreement--Conversion of Shares." Following the Merger, Grand will be a wholly owned subsidiary of Park Place.

    THE REFINANCING

    It is anticipated that concurrently with the consummation of the Merger, Park Place will enter into a new credit facility (the "New Credit Facility"). The New Credit Facility would be available to satisfy Park Place's assumption of its allocated portion of Hilton's outstanding obligations under Hilton's bank revolving credit facility and ongoing financing requirements of Park Place and to provide funds for the refinancing of Grand's $450 million aggregate principal amount of 10 1/8% First Mortgage Notes due 2003 and $115 million aggregate principal amount of 9% Senior Notes due 2004 (collectively, the "Grand Notes"). It is currently anticipated that Park Place will offer to purchase all of the Grand Notes at a premium to their stated principal amount and solicit consents from holders of the Grand Notes to certain amendments to the indentures governing the Grand Notes to delete or modify restrictive covenants in the indentures which will provide sufficient operating flexibility to permit Grand to operate as a subsidiary of Park Place following the Merger (the "Grand Tender Offer"). Consummation of the Grand Tender Offer will be subject to the tender of, and receipt of consents from, the holders of no less than a majority of the outstanding aggregate principal amount of the Grand Notes and certain other conditions. The Grand Tender Offer is expected to close on the same date the Merger is consummated.

    In addition to the New Credit Facility, Park Place will assume payment obligations under certain indebtedness in connection with the Hilton Distribution. See "Arrangements Between Hilton and Park Place--Hilton Distribution," "--Assumption Agreement Relating to Certain Indebtedness," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Park Place--Financing" and "Unaudited Pro Forma Condensed Financial Statements."

    CLOSING OF THE TRANSACTIONS

    Each of Hilton's and Grand's Distribution Agreement provides that their respective Distributions are conditioned on stockholder ratification of their respective Board's decision to effect the Distributions, and the Merger Agreement provides that the Merger is conditioned upon consummation of the Distributions. It is intended that the Transactions be consummated as soon as possible following the Special Meetings, subject to the satisfaction or waiver of all conditions to closing, or such other time and place as the parties

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to the Merger Agreement may agree. There can be no assurance, however, as to whether or when the Transactions will be consummated. See "The Merger Agreement--Conditions to the Merger" and "--Effect of Hilton Distribution in Advance of Merger."

THE MERGER AGREEMENT

    The following is a brief summary of certain provisions of the Merger Agreement, which is attached as Annex A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

    TERMS OF THE MERGER

    The Merger Agreement provides that, following the approval of the Merger Agreement and the Merger by the shareholders of Grand and the satisfaction or waiver of the other conditions to the Merger, Gaming Acquisition Corporation, a wholly owned subsidiary of Park Place, will be merged with and into Grand, and Grand shall continue as the surviving corporation (the "Surviving Corporation"). As a result of the Merger, Grand will become a wholly owned subsidiary of Park Place.

    EFFECTIVE TIME

    The Merger Agreement provides that, subject to the requisite approval of the shareholders of Grand, and subject to the satisfaction or waiver of certain other conditions, the Merger will be consummated by the filing of Articles of Merger with the Secretary of State of the State of Minnesota. The Merger will become effective at the time of filing, or at such a time thereafter as is provided in the Articles of Merger (the "Effective Time").

    CONVERSION OF SHARES

    Each issued and outstanding share of Grand Common Stock (other than shares to be canceled in accordance with the Merger Agreement and shares of Grand Common Stock held by a Grand stockholder who properly dissents from the Merger (the "Dissenting Shares")) will be converted into the right to receive Park Place Common Stock equal to the Grand Valuation Factor (as defined below) divided by the Park Place Valuation Factor (as defined below), rounded to the fourth decimal (the "Exchange Ratio").

    The "Grand Valuation Factor" will be equal to (1) $1,200,000,000 minus the dollar amount of the Total Debt of Grand (the resulting difference being referred to as the "Grand Net Equity Value"), divided by (2) the Total Number of Grand Shares Outstanding (as defined below); provided, however, that if the Grand Net Equity Value is less than $617,600,000 but more than $585,100,000, then it will be deemed to be equal to $617,600,000, and if the Grand Net Equity Value is less than $585,100,000, then Hilton will be entitled to terminate the Merger Agreement.

    The "Total Debt of Grand" will be (x) determined as of the earlier of (i) the closing date of the Merger (the "Closing Date") and (ii) December 31, 1998 (the earlier of such dates, the "Determination Date") and (y) equal to the total indebtedness for borrowed money (both long-term and current maturities) of Grand and its subsidiaries as of the Determination Date, plus the increase (if any) between (A) total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures under Grand's Capital Expenditure Plan 1998 - 1999, dated June 3, 1998 (such plan, as in existence on June 30, 1998, the "Grand Capital Plan"), (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute transaction costs) of Grand and its subsidiaries as of the Determination Date and (B) the total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures under the Grand Capital Plan, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute transaction costs) of Grand and its subsidiaries on a pro forma basis at December 28, 1997, plus the total amount of 1998

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
capital expenditures under the Grand Capital Plan that remain unfunded as of the Determination Date (excluding up to $25 million in Lady Luck-Biloxi acquisition and improvement costs and any additional capital expenditures approved in writing by Hilton), plus that percentage of the total transaction costs that is equal to Grand's shareholders' pro forma ownership of Park Place determined pursuant to the foregoing formula as of the Determination Date but without giving effect to the aggregate transaction costs, less (i) the total amount of unrestricted cash of Grand and its subsidiaries as of the Determination Date,
(ii) $8 million and (iii) so long as Grand has not consummated any sale, transfer or other disposition involving its Gulfport headquarters prior to the Determination Date, an amount equal to the sum of (X) the 1998 increase in book value of Grand's Gulfport headquarters plus (Y) the dollar value of any depreciation expense accrued by Grand in connection therewith from and after December 27, 1997 and through the Determination Date. The elements of the Total Debt of Grand and its subsidiaries will be as set on a "Grand Closing Schedule" to be prepared and finally determined as set forth in the Merger Agreement.

    The "Total Number of Grand Shares Outstanding" is equal to 42,293,145, plus any additional shares of Grand Common Stock issued in accordance with the terms of the Merger Agreement after June 30, 1998 and prior to the Effective Time (excluding any such issuances relating to exercises or conversions of Grand's stock options).

    Subject to the last paragraph of this section, the "Park Place Valuation Factor" will be equal to (1) $6,024,600,000 minus the dollar amount of the Total Debt of Park Place, divided by (2) the Total Number of Park Place Shares Outstanding.

    The "Total Debt of Park Place" will be (x) determined as of the Determination Date and (y) equal to the total indebtedness for borrowed money (both long-term and current maturities) of Park Place and its subsidiaries as of the Determination Date, plus the increase (if any) between (A) total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures relating to Park Place's Paris Casino-Resort,
(iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute transaction costs) of Park Place and its subsidiaries as of the Determination Date and (B) the total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures relating to Park Place's Paris Casino-Resort, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and
(iv) liabilities that constitute transaction costs) of Park Place and its subsidiaries on a pro forma basis at December 31, 1997, plus the total amount of capital expenditures that remain unfunded with respect to Park Place's Paris Casino-Resort as of the Determination Date (excluding any additional capital expenditures approved in writing by Grand), plus that percentage of the total transaction costs that is equal to 100% minus that percentage that is equal to Grand's shareholders' pro forma ownership of Park Place determined pursuant to the foregoing formula as of the Determination Date but without giving effect to the aggregate transaction costs, less the total amount of unrestricted cash of Park Place and its subsidiaries as of the Determination Date. The elements of the Total Debt of Park Place and its subsidiaries will be as set on a "Park Place Closing Schedule" to be prepared and finally determined as set forth in the Merger Agreement.

    The "Total Number of Park Place Shares Outstanding" is equal to 260,450,202, plus any additional shares of Park Place Common Stock issued in accordance with the terms of the Merger Agreement after June 30, 1998 and prior to the Effective Time (excluding any such issuances relating to exercises or conversions of Hilton's preferred stock or stock options or Park Place stock options in substitution thereof, and excluding any such issuances pursuant to Hilton's employee stock purchase plan).

    If, between June 30, 1998 and the Effective Time, the outstanding shares of Grand Common Stock or Park Place Common Stock will have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or in the event that Park Place shares are distributed to Hilton stockholders in the Hilton

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Distribution on less than a one for one basis (a "non-equal distribution"), the
Exchange Ratio correspondingly will be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or non-equal distribution.

    In the event Park Place or any of its subsidiaries, in compliance with the provisions of the Merger Agreement, acquires any entity, properties, assets or businesses prior to the Effective Time, the Park Place Valuation Factor will be adjusted to reflect (i) the increase in the gross value of Park Place resulting from such acquisition (I.E., adjust the $6,024,600,000 figure upwards by the amount of the total consideration paid for the subject entity, properties, assets or businesses), (ii) the change (if any) in the Total Debt of Park Place as a result of such acquisition and (iii) the change (if any) in the Total Number of Park Place shares outstanding as a result of such acquisitions.

    TREATMENT OF STOCK OPTIONS

    At the Effective Time and following the Grand Distribution, each outstanding Grand stock option under Grand's stock option plans, whether vested or unvested, will be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Grand stock option, the same number of shares of Park Place Common Stock as the holder of such Grand stock option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (but following the Grand Distribution) (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Grand Common Stock purchasable pursuant to such Grand stock option immediately prior to the Effective Time divided by (z) the number of full shares of Park Place Common Stock deemed purchasable pursuant to such Grand stock option in accordance with the foregoing. Each Grand stock option will, to the extent provided in the applicable option or agreement, become fully vested at the Effective Time as a result of the Merger. See "--Arrangements Between Grand and Lakes--Stock Option Plans," "Security Ownership of Park Place" and "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Grand Interests."

    EXCHANGE PROCEDURES

    Promptly after the Effective Time, transmittal forms and instructions will be mailed to each holder of record of certificates that, immediately prior to the Effective Time, represented shares of Grand Common Stock (other than shares of Grand Common Stock as to which appraisal rights have been properly perfected). After receipt of such transmittal form, each holder of such certificates should surrender the certificates to ChaseMellon Shareholder Services, L.L.C. (the "Exchange Agent"), together with such letter of transmittal duly executed and completed in accordance with the instructions thereto. In exchange therefor, each such holder will be entitled to receive: (i) certificates of Park Place Common Stock evidencing the whole number of shares of Park Place Common Stock to which such holder is entitled, (ii) cash in lieu of any fractional shares and (iii) any dividends or other distributions to which such holder is entitled (collectively, the "Merger Consideration"). If the certificate for shares of Park Place Common Stock is to be issued in a name other than the one in which the certificate for shares of the Grand Common Stock surrendered in exchange therefor is registered, documents evidencing such transfer and establishing that applicable stock transfer taxes have been paid or are not applicable must be presented to the Exchange Agent.

    After the Effective Time, no holder of a certificate which immediately prior to the Effective Time represented shares of Grand Common Stock will be entitled to receive any dividend or other distribution from Park Place until the holder surrenders the certificate for a certificate representing shares of Park Place Common Stock. Upon such surrender, there will be paid to the holder the amount of any dividends or other distributions (without interest) which theretofore became payable with respect to the number of whole shares of Park Place Common Stock. Until such surrender, the certificates shall be deemed to evidence only the right to receive the appropriate Merger Consideration.

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
    No fractional shares of Park Place Common Stock will be issued in the Merger. A holder of Grand Common Stock who would otherwise be entitled to receive fractional shares of Park Place Common Stock as a result of the Merger shall receive cash in lieu thereof.

    Neither Park Place nor Grand will be liable to any holder of shares of Grand Common Stock for any shares of Park Place Common Stock which have been delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    REPRESENTATIONS AND WARRANTIES

    The Merger Agreement contains various customary representations and warranties relating to, among other things: (a) the organization, standing and similar corporate matters of Grand and Hilton, (b) the capital structure of Grand and Hilton, (c) the authorization, execution, delivery, performance, and enforceability of the Transaction Documents with respect to Grand and Hilton,
(d) the absence of certain conflicts with, violations of, or defaults under, the organizational and certain other documents of Grand, Hilton or their respective subsidiaries, or any judgment, order or law applicable to Grand, Hilton or their respective subsidiaries, in each case, as a result of the execution and delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, (e) that, except as otherwise provided, no consent of or filing with any governmental authority is required by Grand or Hilton in connection with the execution or delivery of the Transaction Documents or the consummation of the transactions contemplated thereby, (f) the vote required of Grand's stockholders to approve the Transaction Documents and the inapplicability of state takeover statutes, (g) overall compliance by Grand and Hilton in all material respects with all applicable laws, (h) documents filed by Grand and Hilton with the SEC and the accuracy of information contained therein,
(i) the absence of undisclosed material changes since December 31, 1997 with respect to the business of either Grand or Hilton, (j) the absence of any undisclosed pending or threatened litigation that could reasonably be expected to have a material adverse effect with respect to Grand or Hilton, or prevent or significantly delay the consummation of the transactions contemplated by the Transaction Documents, (k) the timely filing of all Federal tax returns and all other requisite material tax returns, and the payment of all taxes, by Grand and Hilton, (l) the employee benefit plans of Grand and Hilton, (m) the absence of unidentified brokers and intermediaries of Grand and Hilton, (n) the receipt of a fairness opinion from Grand's and Hilton's financial advisors, (o) title to the real property of Grand, (p) the insurance coverage of Grand, (q) the absence of unidentified transactions with affiliates of Grand and Hilton, (r) certain matters relating to Stratosphere and Lakes, (s) the manner in which the pro forma financial data of Grand and Hilton were prepared, (t) the accuracy of the Grand Capital Plan and (u) the absence of illegal payments by Grand or Hilton.

    CERTAIN COVENANTS

    The Merger Agreement contains various customary covenants, including covenants of each of Grand and Hilton that, during the period from June 30, 1998 until the Effective Time, except as permitted by or contemplated in the Merger Agreement, each of Grand and Hilton (and each of their respective subsidiaries), will, among other things: (i) conduct its operations in the ordinary course of business; and (ii) use its reasonable best efforts to preserve intact its business organizations and goodwill in all material respects and keep available the services of its respective officers and employees as a group.

    Grand has further agreed that, among other things, and subject to certain conditions and exceptions, it will not (and will cause its subsidiaries not to), without the written consent of Hilton, which consent shall not be unreasonably withheld:

        (a) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock;

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
        (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest;

        (c) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of Grand or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities;

        (d) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to Grand's stock plans;

        (e) amend its articles of incorporation, bylaws or other comparable charter or organization documents;

        (f) acquire or agree to acquire (1) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any entity or other business organization or division thereof or (2) any other material assets;

        (g) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets;

        (h) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person or entity, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Grand or any of its subsidiaries, guarantee any debt securities of another person or entity, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or entity or enter into any arrangement having the economic effect of any of the foregoing or make any loans, advances or capital contributions to, or investments in, any other person or entity;

        (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise);

        (j) except as required to comply with Applicable Laws (as defined in the Merger Agreement), (1) adopt, enter into, terminate, amend or allow to be extended or renewed, any employee benefit plan of Grand for the benefit or welfare of any director, officer or current or former employee, (2) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, (3) pay any benefit not provided for under any employee benefit plan of Grand, (4) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or employee benefit plan of Grand (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any employee benefit plans of Grand or agreements or awards made thereunder) or (5) take any action to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan other than in the ordinary course of business consistent with past practice;

        (k) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Grand or any of its subsidiaries is a party, or modify, amend or terminate any contract or agreement set forth in the documents filed by Grand with the SEC to which Grand or any subsidiary is a party or waive, release or assign any material rights or claims;

        (l) take or agree to take any action that would prevent (1) the Merger from constituting a reorganization qualifying under the provisions of
    Section 368(a)(1)(B) of the Code, (2) the Hilton Distribution from qualifying as a tax-free transaction to Hilton and its stockholders within the meaning of Section 355 of the Code or (3) the Grand Distribution from qualifying as a tax-free transaction, solely with respect to Grand's shareholders, within the meaning of Section 355 of the Code;

        (m) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Grand, Hilton, Park Place or Lakes from consummating the transactions contemplated by the Transaction Documents in accordance with their respective terms (regardless of whether such action would otherwise be permitted or not prohibited by the Merger Agreement), including any action which may materially limit the ability of Grand, Hilton, Park Place or Lakes to consummate the transactions contemplated thereby as a result of antitrust, gaming or other regulatory concerns;

        (n) adopt or enter into any arrangement, contract or agreement that obligates, or otherwise creates a liability of, Grand or any of its subsidiaries (except for Lakes and its subsidiaries) for more than 12 months; or

        (o) authorize any of, or commit or agree to take any of, the foregoing actions.

    Hilton has agreed that, among other things, and subject to certain conditions and exceptions, it will not (and will cause its gaming subsidiaries not to), without the written consent of Grand, which consent shall not be unreasonably withheld:

        (a) declare, set aside or pay any dividends on, or make any other distributions in respect of Park Place Common Stock;

        (b) split, combine or reclassify any of the capital stock of Park Place, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of Park Place or other equity interest of Park Place;

        (c) amend Park Place's certificate of incorporation or bylaws or other comparable charter or organization documents in any manner adverse to the holders of Park Place Common Stock;

        (d) sell any substantial portion of the properties and assets included in the Park Place business, or merge, amalgamate or consolidate Park Place with any other entity;

        (e) take or agree to take any action that would prevent (1) the Merger from constituting a reorganization qualifying under the provisions of
    Section 368(a)(1)(B) of the Code, (2) the Hilton Distribution from qualifying as a tax-free transaction to Hilton and its stockholders within the meaning of Section 355 of the Code or (3) the Grand Distribution from qualifying as a tax-free transaction, solely with respect to Grand's shareholders, within the meaning of Section 355 of the Code;

        (f) conduct the Park Place business in any manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Hilton, Grand, Park Place or Lakes from consummating the transactions contemplated by the Transaction Documents in accordance with their respective terms (regardless of whether such action would otherwise be permitted or not prohibited under the Merger Agreement), including any action which may materially limit the ability of Hilton, Grand, Park Place or Lakes to consummate the transactions contemplated thereby as a result of antitrust, gaming or other regulatory concerns; or

        (g) authorize any of, or commit or agree to take any of, the foregoing actions.

    Nothing contained in the conduct of business covenants (other than subsection (e) above) will prohibit Hilton from acquiring or disposing of or agreeing to acquire or dispose of, whether by merger or consolidation or by purchase of assets, any assets, business or any entity or other business organization or division thereof which do not and will not constitute part of the Park Place business.

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    Grand has further agreed to: (i) take all action necessary to convene and hold a meeting of its shareholders for the purpose of obtaining the approval of the Merger Agreement and the Merger, (ii) recommend to its shareholders the adoption of the Merger Agreement and the transactions contemplated thereby so long as no third party offer has been received which would give rise to the right to terminate the Merger Agreement and (iii) use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption of the Merger Agreement and the transactions contemplated thereby, and to take all other lawful action necessary to secure the approval of the Merger Agreement and the Merger; subject to, in the case of subsections (ii) and (iii), any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Grand Board which the Board determines, based on the written advice of outside legal counsel to Grand, is required in the exercise of its fiduciary duties to Grand's shareholders under applicable laws.

    CONDITIONS TO THE MERGER

    The respective obligations of Grand and Hilton to consummate the Merger are subject to the satisfaction of certain conditions, or waiver thereof, including the conditions that: (i) the Merger Agreement and Merger shall have been approved by the shareholders of Grand, (ii) the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act") shall have expired or been earlier terminated, (iii) the registration statement, which includes this Joint Proxy Statement/ Prospectus, shall have been declared effective by the SEC and shall not be subject to a stop order or proceeding seeking a stop order, (iv) Grand and Hilton shall have received private letter rulings (or, if mutually agreed to, legal opinions in lieu thereof) substantially to the effect that the Hilton Distribution will not be taxable to Hilton and its stockholders and that the Grand Distribution will not be taxable to Grand's shareholders, (v) there shall be in effect no order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger or the Distributions illegal or otherwise prohibiting consummation of the Merger or the Distributions, (vi) each of the Hilton Distribution and the Grand Distribution shall have become effective in accordance with the terms of the applicable distribution agreement and the applicable ancillary agreements, (vii) the shares of Park Place Common Stock to be issued in the Merger and upon exercise or conversion of Grand's stock options shall have been approved for listing on a national securities exchange, subject to official notice of issuance, (viii) Lakes and its subsidiaries will have been released from all obligations relating to the Grand Notes and the $100 million Capital Lease Facility dated as of September 29, 1997 between Grand, BA Leasing and Capital Corporation and the other parties listed therein (the "Grand Revolving Credit Facility") and (ix) the closing of the Merger will not take place before December 1, 1998. In the event Grand or Hilton waives any of the aforementioned conditions following stockholder approval and such waiver would have a material adverse effect on Grand or Hilton stockholders, then the consent of the subject stockholders will be resolicited.

    The obligation of Park Place to effect the Merger is further subject to satisfaction of the following conditions, among others, which may be waived by Park Place on or prior to the Closing Date: (i) the representations and warranties of Grand shall be true and correct in all material respects, (ii) Grand shall have performed, in all material respects, all requisite obligations,
(iii) Park Place shall have received an opinion from Latham & Watkins to the effect that, among other things and subject to certain conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code, (iv) all necessary approvals or authorizations of any governmental authority required or necessary under applicable gaming laws in connection with the Merger and the Distributions will have been obtained, (v) Lakes will have executed each of the Security Agreements (as defined below), each of which will be in full force and effect and legally binding against Lakes and no material breach by Lakes will have occurred thereunder as of the Closing Date, (vi) each of Lyle Berman, Thomas J. Brosig and Stanley M. Taube will have executed a non-competition agreement, each of which will be in full force and effect and legally binding against each of Lyle Berman, Thomas J. Brosig and Stanley M. Taube and no material breach by either Lyle Berman, Thomas J. Brosig or Stanley M. Taube will have occurred

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thereunder as of the Closing Date, (vii) the settlement agreement with the IRS relating to certain tax matters will be in full force and effect and be legally binding on the parties thereto, and no material breach by any of the parties thereto will have occurred as of the Closing Date, (viii) Grand and Park Place will have received from Arthur Andersen LLP (1) a letter dated the date of the Closing Date addressed to Grand and Park Place setting out the computation of the basis in the stock of Lakes immediately before the Grand Distribution, together with the amount of the Stratosphere Loss (as defined in the Tax Allocation and Indemnity Agreement attached to the Grand Distribution Agreement) and (2) an opinion dated the date of the Closing Date regarding the tax treatment of certain aspects of the Base Stratosphere Loss (as defined in the Tax Allocation and Indemnity Agreement attached to the Grand Distribution Agreement) and (ix) the Grand Net Equity Value will be equal to or greater than $585,100,000. In the event Park Place waives any of the aforementioned conditions following stockholder approval and such waiver would have a material adverse effect on Grand or Hilton stockholders, then the consent of the subject stockholders will be resolicited.

    The obligations of Grand to effect the Merger are further subject to satisfaction of the following conditions, among others, which may be waived by Grand on or prior to the Closing Date: (i) Hilton and Park Place shall have performed, in all material respects, all requisite obligations, (ii) the representations and warranties of Hilton shall be true and correct in all material respects, (iii) Grand shall have received an opinion from Maslon Edelman Borman & Brand, LLP to the effect that, among other things and subject to certain conditions, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (iv) in the event: (a) (1) Hilton consummates the Hilton Distribution after Grand's shareholders have approved the Merger Agreement and the Merger, (2) the Closing Date has not occurred within 20 business days of the date that the Hilton Distribution is consummated, and (3) an acquisition proposal involving Grand has not been received by or made known to Grand, then Ladenburg shall have reissued to Grand its fairness opinion as of a date at least 21 or more business days after the date that the Hilton Distribution is consummated, after having been requested by Grand to reissue such opinion following the consummation of the Hilton Distribution; or (b) Park Place acquires after June 30, 1998, either individually or in the aggregate, any entity, properties, assets or businesses with a net equity value in excess of $300 million, then Ladenburg shall have reissued to Grand its fairness opinion dated as of a date after the date any such acquisition is consummated, after having been requested by Grand to reissue such opinion following the consummation of any such acquisition. In the event Grand waives any of the aforementioned conditions following stockholder approval and such waiver would have a material adverse effect on Grand or Hilton stockholders, then the consent of the subject stockholders will be resolicited.

    The foregoing conditions, all of which may be waived by the parties identified above, include all of the principal conditions to the Transactions.

    EFFECT OF HILTON DISTRIBUTION IN ADVANCE OF THE MERGER

    Hilton may effect the Hilton Distribution in advance of the Effective Time. In such a case, from and after the effectiveness of the Hilton Distribution: (i) the rights and obligations of Hilton contained in each of the Transaction Documents will become the rights and obligations solely of Park Place, and Hilton will have no further obligations under each of the Transaction Documents,
(ii) all covenants under each of the Transaction Documents to be performed by Hilton will be performed by (and appropriately construed as covenants of) Park Place, (iii) all covenants under each of the Transaction Documents to be performed for the benefit of Hilton will be performed (and appropriately construed as covenants) for the benefit of Park Place and all payments to be made to Hilton will instead be paid to Park Place, and (iv) the representations and warranties of Hilton will be representations and warranties of Park Place, unless by their context such representations and warranties are not appropriate to Park Place, appropriately modified to give effect to the transactions contemplated by the Merger Agreement and the Hilton Distribution Agreement.

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    ADDITIONAL AGREEMENTS

    Each of Grand and Hilton has also agreed to, among other things, and subject to certain exceptions and conditions: (a) use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement and (b) as promptly as practicable, file or submit those filings and other submissions under applicable gaming laws in connection with the Transaction Documents and the transactions contemplated thereby, and to respond as promptly as practicable in order to obtain as soon as practicable those approvals and consents required or necessary in connection with the Transaction Documents or the transactions contemplated thereby.

    In addition, Hilton has agreed to, among other things: (i) enter into, and to cause each of its subsidiaries that is a party thereto, to enter into the Hilton Distribution Agreement and such ancillary agreements as are reasonably required to effect the Hilton Distribution and to govern the relationships between Hilton and Park Place following the Hilton Distribution and (ii) use its reasonable best efforts to take all action necessary to effect the Hilton Distribution prior to the Effective Time, pursuant to the terms of the Hilton Distribution Agreement and the related ancillary agreements.

    In addition, Park Place has agreed to, among other things: (i) use its reasonable efforts to cause the shares of Park Place Common Stock to be issued in the Merger to be approved for listing on the NYSE (or such other securities exchange or market comprising the principal securities exchange on which the Park Place Common Stock is listed), subject to notice of official issuance, prior to the Effective Time, (ii) maintain, or cause the Surviving Corporation to maintain, in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by Grand's employee benefit plans for a period of one year after the Effective Time, (iii) honor, or cause the Surviving Corporation to honor, all employment, severance and termination agreements (including change in control provisions) of the employees of Grand and its subsidiaries in effect on June 30, 1998, (iv) cause the Surviving Corporation to comply with any "change of control offer" that the Surviving Corporation is required to make under any of the Indentures relating to the Grand Notes (the "Grand Indentures") and (v) maintain and observe, and cause the Surviving Corporation to maintain and observe, Grand's marketing agreements with each of the Coushatta Tribe of Louisiana and the Tunica-Biloxi Tribe of Louisiana.

    In addition, Grand has agreed to, among other things: (i) enter into, and to cause each of its subsidiaries that is a party thereto, to enter into the Grand Distribution Agreement and such ancillary agreements as are reasonably required to effect the Grand Distribution and to govern the relationships between Grand and Lakes following the Grand Distribution and (ii) use its reasonable best efforts to take all action necessary to effect the Grand Distribution prior to the Effective Time, pursuant to the terms of the Grand Distribution Agreement and the related ancillary agreements.

    In addition, Grand has further agreed that it will not, and will not permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and will direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly: (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 15% or more of the assets or any equity securities of Grand or any of its subsidiaries (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or (ii) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after June 30, 1998, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal; provided, however, that nothing in the Merger Agreement will prevent Grand or its Board of Directors from (1) complying with

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Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition
Proposal or (2) at any time after 180 days from June 30, 1998 if the Merger has not by such date been approved by Grand's shareholders: (x) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal if the Grand Board receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement; (y) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the shareholders of Grand, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Grand Board determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (y) or
(z) above, the Grand Board determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement, taking into account the long-term prospects and interests of Grand and its shareholders.

    Following the Grand Distribution, a subsidiary of Lakes will lease two parcels of land in Las Vegas comprising part of the Polo Plaza development project. One parcel is leased pursuant to a ground lease (the "Shark Club Lease") that, among other provisions, (i) is guaranteed by Grand; (ii) includes a purchase option pursuant to which Lakes could acquire the parcel at any time after August 1, 1999 at a formula purchase price set forth in the Shark Club Lease; and (iii) includes a landlord "put" option pursuant to which the landlord could require Lakes to purchase the subject real estate at any time from and after August 1, 2000.

    Under the Merger Agreement, Lakes has also agreed with Park Place that Lakes will either exercise or cause one of its subsidiaries to exercise the Shark Club Lease purchase option prior to the earliest time when the landlord could require Lakes (or Grand as the guarantor) to purchase the subject real estate. See "Business and Properties of Lakes--Polo Plaza" and "--Leased Properties."

    TERMINATION

    The Merger Agreement may be terminated at any time prior to the Effective
Time:

    (a) by mutual written consent of Hilton and Grand;

    (b) by either Hilton or Grand, if the Merger has not been consummated by December 31, 1998, provided that (1) either Hilton or Grand may extend such date to March 1, 1999 by providing written notice thereof to the other party on or prior to December 31, 1998 (such date, as so extended, the "Outside Date") and
(2) the right to terminate the Merger Agreement under this clause (b) will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date;

    (c) by either Hilton or Grand, if a court of competent jurisdiction or other governmental authority has issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Distributions;

    (d) by either Hilton or Grand, if prior to the Effective Time, the Code is amended so as to alter in any materially adverse respect any of the tax consequences provided by the private letter rulings or opinions of counsel described under "--Conditions to the Merger" above;

    (e) by Hilton, if, at the Grand Special Meeting (including any adjournment or postponement), Grand's shareholders do not approve of the Merger Agreement and the Merger;

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    (f) by Grand, if the Hilton stockholders do not ratify the Hilton
Distribution;

    (g) by Hilton, if (1) the Grand Board has withdrawn or modified its recommendation of the Merger Agreement or the Merger; (2) after the receipt by Grand of an Acquisition Proposal, Hilton requests in writing that the Grand Board reconfirm its recommendation of the Merger Agreement and the Merger to the shareholders of Grand and the Grand Board fails to do so within 20 business days after its receipt of Hilton's request; (3) the Grand Board has recommended to the shareholders of Grand an Acquisition Proposal; (4) a tender offer or exchange offer for 15% or more of the outstanding shares of Grand Common Stock is commenced (other than by Hilton or an affiliate of Hilton) and the Grand Board recommends that the shareholders of Grand tender their shares in such tender or exchange offer; or (5) for any reason Grand fails to call and hold the Grand Special Meeting by the Outside Date, provided that Hilton's right to terminate the Merger Agreement under such clause (5) will not be available if
(A) at such time Grand would be entitled to terminate the Merger Agreement under clause (h) below or (2) Grand failed to call and hold such meeting because the Registration Statement of which this Joint Proxy Statement/Prospectus is a part has not become effective under the Securities Act, provided that Grand has complied with all of its obligations under the Merger Agreement;

    (h) by Hilton or Grand, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in the Merger Agreement, which breach (1) will cause the conditions set forth in the second paragraph under "--Conditions to the Merger" above (in the case of termination by Hilton) or in the third paragraph under "--Conditions to the Merger" above (in the case of termination by Grand) not to be satisfied, and (2) has not been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party;

    (i) by Hilton, if the Grand Net Equity Value is less than $585,100,000;

    (j) by Grand, if (1) Hilton consummates the Hilton Distribution before the Grand Special Meeting, (2) an Acquisition Proposal involving Grand has not been received by or made known to Grand prior to the Grand Special Meeting, and (3) Grand's shareholders do not approve the Merger Agreement and the Merger;

    (k) by Grand, if (1) Hilton consummates the Hilton Distribution after Grand's shareholder's have approved the Merger Agreement and the Merger, (2) the Closing Date has not occurred within 20 business days of the date that the Hilton Distribution is consummated, (3) an Acquisition Proposal involving Grand has not been received or made known to Grand and (4) Ladenburg has not reissued to Grand its fairness opinion as of a date at least 21 or more business days after the date that the Hilton Distribution is consummated after having been requested by Grand to reissue such opinion following the consummation of the Hilton Distribution; or

    (l) by Grand, if Park Place acquires after June 30, 1998, either individually or in the aggregate, any entity, properties, assets or businesses with a net equity value in excess of $300 million and Ladenburg has not reissued to Grand its fairness opinion as of a date after any such acquisition is consummated, after having been requested by Grand to reissue such opinion following the consummation of any such acquisition.

    FEES AND EXPENSES

    The Merger Agreement generally provides that all transaction costs will be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that if the Merger is consummated, all transaction costs of Grand will be paid by the Surviving Corporation.

    The Merger Agreement further provides that Grand will pay Hilton a termination fee of $30 million upon the earliest to occur of the following events: (i) the termination of the Merger Agreement by Hilton pursuant to clause
(e) under "--Termination" above, if any Acquisition Proposal involving Grand has been received or made known to Grand prior to the Grand Special Meeting and either a binding agreement with

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respect to any such Acquisition Proposal is entered into, or the transactions constituting any such Acquisition Proposal are consummated, within 18 months of such termination; provided, however, that no termination fee will be payable in such an event if Grand would be entitled to terminate the Merger Agreement pursuant to either clauses (j) or (k) under "--Termination" above or (ii) the termination of the Merger Agreement by Hilton pursuant to clause (g) under "--Termination" above, whether or not Grand is entitled to terminate the Merger Agreement pursuant to either clauses (j) or (k) under "--Termination" above.

    AMENDMENT AND MODIFICATION

    Subject to applicable law, the Merger Agreement may be amended by Hilton and Grand, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Grand, but, after any such approval, no amendment will be made which by law requires further approval by such shareholders without such further approval. The Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties thereto.

ARRANGEMENTS BETWEEN HILTON AND PARK PLACE

    Pursuant to the Hilton Distribution Agreement, Hilton and Park Place will allocate the assets, liabilities and operations relating to the Hilton Lodging Business and the Hilton Gaming Business. In connection with the Hilton Distribution, Hilton and Park Place will also enter into a number of other Transaction Documents governing their relationship after the Hilton Distribution Date. These Transaction Documents, including the Hilton Distribution Agreement, are described below.

    HILTON DISTRIBUTION AGREEMENT

    Prior to the date of the Hilton Distribution, Hilton and Park Place will enter into the Hilton Distribution Agreement which will provide for, among other things, (i) the transfer of assets related to the Hilton Gaming Business to Park Place, (ii) the Hilton Distribution, (iii) the division of certain liabilities between Hilton and Park Place and (iv) certain other agreements governing the relationship between Hilton and Park Place following the Hilton Distribution. In general, in order to effectuate the Hilton Distribution, subject to certain conditions provided for in the Hilton Distribution Agreement (x) Hilton will effect a series of mergers and asset and stock transfers that will result in the transfer to Park Place of all of the operations, assets and liabilities of Hilton and its subsidiaries comprising the Hilton Gaming Business (the "Hilton Restructuring"), (y) the assets and liabilities of the Hilton Lodging Business will be allocated to Hilton and (z) the assets and liabilities of the Hilton Gaming Business will be allocated to Park Place.

    The "Hilton Lodging Business" consists of: (a) the ownership and operation of (i) hotels, resorts and other lodging facilities (other than casino hotels) and (ii) timeshare and vacation ownership facilities (including facilities located at casino hotels); and (b) Hilton's strategic alliance with Ladbroke Group PLC and its affiliates. The "Hilton Gaming Business" refers to the business conducted by Hilton and its subsidiaries relating to: the management, ownership, operation and development of casino hotels and gaming facilities (except its interest in the Casino Windsor property and small gaming facilities which are included as an adjunct to hotel operations).

    The Hilton Distribution Agreement provides that all debt secured by or specifically associated with assets of the Hilton Lodging Business will be retained by Hilton and all debt secured by or specifically associated with assets of the Hilton Gaming Business will be assumed by Park Place. The remaining debt of Hilton at the time of the Hilton Distribution will be allocated between Hilton and Park Place so as to approximately equalize the total debt between the two companies, pro forma for the Merger. See "--Assumption Agreement Relating to Certain Indebtedness."

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    In connection with such allocation of assets and liabilities, the Hilton
Distribution Agreement also contains general indemnities and the procedures by which indemnification may be claimed. Hilton has agreed generally to indemnify Park Place against liabilities that relate to the Hilton Lodging Business, and Park Place has agreed generally to indemnify Hilton against liabilities that relate to the Hilton Gaming Business. In each instance, indemnities are offset by insurance proceeds recovered by the indemnified party that reduce the amount of loss, liability or damage. The Hilton Distribution Agreement also includes provisions governing the administration of certain insurance programs and the procedures for making such claims.

    With respect to corporate governance issues, the Hilton Distribution Agreement provides that effective as of the Hilton Distribution Date, Hilton shall cause all of its directors and the Hilton Employees (as defined below) to resign from all governing bodies or positions as officers or employees, as applicable, of Park Place or any of the gaming subsidiaries and Park Place shall cause all of its directors and the Park Place Employees (as defined below) to resign, from all governing bodies or positions as officers or employees, as applicable, of Hilton or any of the Hilton Lodging subsidiaries, except as otherwise set forth in the Hilton Distribution Agreement. However, Stephen F. Bollenbach will continue as President, Chief Executive Officer and a Director of Hilton and will be Chairman of the Board of Directors of Park Place, Arthur Goldberg will continue as a Director of Hilton and will be President and Chief Executive Officer and a Director of Park Place, Barron Hilton and A. Steven Crown will each continue as Directors of Hilton and will be Directors of Park Place and Eric Hilton will resign as a Director of Hilton and will be a Director of Park Place.

    The Hilton Distribution Agreement provides that Hilton and Park Place will enter into the other agreements described below.

    MANNER OF EFFECTING THE HILTON DISTRIBUTION

    If the Hilton Board declares the Hilton Distribution, the Hilton Distribution will be effected on the record date for the Hilton Distribution (the "Hilton Distribution Record Date"). As a result of the Hilton Distribution, the stockholders of record of Hilton on the Hilton Distribution Record Date will own all of the outstanding shares of Park Place Common Stock. The Hilton Distribution Date and the Hilton Distribution Record Date will be established by the Hilton Board following the Hilton Special Meeting. On the Hilton Distribution Date, the shares of Park Place Common Stock will be delivered by Hilton to ChaseMellon Shareholder Services, L.L.C. (the "Hilton Distribution Agent"). As soon as practicable thereafter, account statements reflecting ownership of shares of Park Place Common Stock will be mailed by the Hilton Distribution Agent to holders of record of Hilton Common Stock as of the Hilton Distribution Record Date on the basis of one share of Park Place Common Stock for every share of Hilton Common Stock held on that date. Following the Hilton Distribution, stockholders may request and receive physical stock certificates for their shares of Park Place Common Stock. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Park Place Capital Stock."

    No holder of Hilton Common Stock will be required to pay any cash or other consideration for the shares of Park Place Common Stock received in the Hilton Distribution or to surrender or exchange shares of Hilton Common Stock in order to receive Park Place Common Stock.

    No certificates or scrip representing fractional shares of Park Place Common Stock will be issued to Hilton stockholders as part of the Hilton Distribution.

    TAX ALLOCATION AND INDEMNITY AGREEMENT

    Hilton and Park Place will enter into the Tax Allocation and Indemnity Agreement (the "Hilton Tax Agreement") which will define the parties' rights and obligations with respect to (a) the preparation and filing of tax returns on a basis consistent with prior practice and the payment of taxes with respect thereto,

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(b) the allocation of, and indemnification against, certain liabilities for taxes of the parties and (c) certain other related matters.

    Pursuant to the Hilton Tax Agreement, Hilton is responsible for preparing and filing (a) all tax and information returns of the Hilton Group (as defined in the Hilton Tax Agreement) prior to the Hilton Distribution and any members thereof for all Pre-Distribution Taxable Periods (as defined below) with certain exceptions and (b) all tax and information returns of the Hilton Group subsequent to the Hilton Distribution and any members thereof for all Straddle Periods (as defined below) and Post-Distribution Taxable Periods (as defined below). Park Place is responsible for (i) all tax and information returns that relate solely to any member of the Park Place Group (as defined in the Hilton Tax Agreement) for all Pre-Distribution Taxable Periods, and are not required to be filed on or before the Hilton Distribution Date and (ii) all tax and information returns of the Park Place Group and any members thereof for all Straddle Periods and Post-Distribution Taxable Periods. The Tax Agreement also provides mechanisms for cooperation in preparing returns, including a requirement that the party responsible for preparing and filing the returns shall allow the other party to review and comment on the tax returns to the extent they pertain to the business operations of the other party or the other party is indemnifying for taxes for a period covered by the tax return. As used herein, "Pre-Distribution Taxable Period" means a taxable year that ends on or before the Hilton Distribution Date, "Post-Distribution Taxable Period" means a taxable year that begins after the close of business on the Hilton Distribution Date, and "Straddle Period" means any taxable year beginning before and ending after the close of business on the Hilton Distribution Date.

    The Hilton Tax Agreement also provides that Hilton will be liable for all taxes payable on all tax returns it is responsible for filing and all tax returns that Park Place is responsible for filing if such taxes are allocable to a Pre-Distribution Taxable Period or the Pre-Distribution portion of any Straddle Period. However, with respect to the 1998 Hilton consolidated federal income tax return and any other 1998 tax return filed on a combined basis, Park Place will reimburse 50% of Hilton's costs for any additional payment of income taxes required to be made by Hilton with any request for extension or the filing of any such tax return. If tax payments previously made with respect to such returns and requests for extensions exceed the tax shown to be due on such returns, Hilton will refund 50% of any excess to Park Place. With respect to any such tax returns that relate solely to Park Place, Park Place will reimburse Hilton 100% of any such additional payments. The Hilton Tax Agreement also contains indemnification provisions that effectuate the payment obligations described above.

    Under the Hilton Tax Agreement, if there is a final determination that the Hilton Distribution is a taxable transaction and there has been no material breach of certain specified covenants contained in the Hilton Distribution Agreement by either party and neither party has taken actions after the Hilton Distribution which result in such determination (or both parties have either breached such covenants or taken such actions), then any such tax liability incurred by Hilton shall be divided between Hilton and Park Place equally. If any member of the Park Place Group (and no member of the Hilton Group) has either materially breached such covenants or has taken any action after the Hilton Distribution which results in a final determination that the Hilton Distribution is a taxable event, then Park Place will indemnify Hilton for the resulting tax liability which would not otherwise have been incurred (including interest and penalties). A reciprocal indemnity is to be given by Hilton to Park Place with respect to its actions. The Hilton Tax Agreement also provides for various means of cooperation regarding document retention and confidentiality, as well as customary and appropriate procedures for controlling and settling audits.

    HILTON EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    The Employee Benefits and Other Employment Matters Allocation Agreement (the "Hilton Employee Benefits Agreement") to be entered into between Hilton and Park Place provides for the allocation of employees of Hilton and its subsidiaries and obligations and responsibilities regarding compensation, benefits, labor and other employment matters. Under the Hilton Employee Benefits Agreement, effective as of the Hilton Distribution Date, Hilton and Park Place will allocate all employees

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of Hilton and its subsidiaries as of the Hilton Distribution Date to either Park
Place (the "Park Place Employees") or Hilton (the "Hilton Employees"), based upon whether each employee's employment duties before the Hilton Distribution Date relate to the Hilton Gaming Business or the Hilton Lodging Business and upon various other factors as applicable.

    Subject to the exceptions discussed below, the Hilton Employee Benefits Agreement provides that Hilton will be responsible for historical liabilities and obligations under Hilton employee benefit plans and agreements with respect to Hilton Employees and Hilton Terminees (as defined below) whose employment related to the Hilton Lodging Business, and that Park Place will be responsible for historical liabilities and obligations under such plans and agreements with respect to Park Place Employees and Hilton Terminees whose employment related to the Hilton Gaming Business. "Hilton Terminees" refers to employees who terminate employment with Hilton prior to the Hilton Distribution Date. Park Place and Hilton will generally assume or retain, as the case may be, benefit plans maintained at the division level by the Hilton Gaming Business (in the case of Park Place) or the Hilton Lodging Business (in the case of Hilton) before the Hilton Distribution Date. Hilton and Park Place will diligently work to substitute the appropriate employer for Hilton in collective bargaining agreements with respect to Park Place Employees. Except as expressly provided in the Hilton Employee Benefits Agreement, Hilton and Park Place may amend and/or terminate any of the benefit plans covering their employees at any time.

    Specific provisions of the Hilton Employee Benefits Agreement include the following:

    401(K) PLAN AND RETIREMENT PLANS. Hilton will maintain sponsorship of the Hilton 401(k) Plan (the "Hilton 401(k) Plan") as of the Hilton Distribution Date, and Park Place will establish and administer a separate 401(k) plan (the "Park Place 401(k) Plan"). Plan accounts of Hilton Employees and Hilton Terminees whose employment related to the Hilton Lodging Business will remain in the Hilton 401(k) Plan, and plan accounts of Park Place Employees and Hilton Terminees whose employment related to the Hilton Gaming Business will be transferred from the Hilton 401(k) Plan to the Park Place 401(k) Plan. Matching and discretionary contributions under the Hilton 401(k) Plan with respect to Hilton Employees will be made solely by Hilton pursuant to the terms of the Hilton 401(k) Plan, and matching and discretionary contributions under the Park Place 401(k) Plan with respect to Park Place Employees will be made solely by Park Place pursuant to the terms of the Park Place 401(k) Plan.

    Hilton will retain and be responsible for the administration of each of the Retirement Plan of Hilton (as amended, the "Hilton Retirement Plan"), the Supplemental Executive Retirement Plan ("SERP") and the Retirement Benefit Replacement Plan of Hilton (as amended, the "Hilton Replacement Plan"). Employees who were participants in each of the Hilton Retirement Plan, SERP and the Hilton Replacement Plan ceased accruing additional benefits thereunder effective as of January 1, 1997. Each of Hilton and Park Place will retain or assume, as applicable, all liabilities and excess assets, if any, relating to or arising under each of the Hilton Retirement Plan, SERP and the Hilton Replacement Plan in a proportion based upon the ratios of the accrued benefits of Hilton Employees and Hilton Terminees whose employment related to the Lodging Business, on the one hand, and Park Place Employees and Hilton Terminees whose employment related to the Gaming Business, on the other hand.

    Hilton will be responsible for all liabilities incurred by Hilton or Park Place as a result of any failure of the Hilton 401(k) Plan or the Hilton Retirement Plan to be qualified under the Code, or any other liability which might be incurred with respect to such plans (including, without limitation, all liabilities relating to or arising out of claims made by or on behalf of participants therein for, or with respect to, benefits under such plan), with respect to Hilton Individuals (as defined in the Hilton Employee Benefits Agreement), and Park Place will be responsible for all such liabilities incurred by Hilton or Park Place with respect to Park Place Individuals (as defined in the Hilton Employee Benefits Agreement). To the extent that any such liabilities incurred by Hilton or Park Place are not directly or indirectly attributable to either Hilton Individuals or Park Place Individuals, then each of Hilton and Park Place will be responsible for such

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liabilities in a proportion based upon the ratios of the accrued benefits of
Hilton Individuals and of Park Place Individuals, respectively, under each such plan, as of December 31, 1997.

    STOCK OPTION PLANS. Hilton has outstanding awards in the form of stock options (the "Hilton Options") under the 1984 Stock Option and Stock Appreciation Rights Plan of Hilton, the 1990 Stock Option and Stock Appreciation Rights Plan of Hilton, the 1996 Stock Incentive Plan of Hilton, the 1996 Chief Executive Stock Incentive Plan of Hilton and the 1997 Independent Director Stock Option Plan of Hilton (collectively, the "Hilton Stock Option Plans"). Pursuant to the Hilton Employee Benefits Agreement, Hilton will continue the Hilton Stock Option Plans. Effective as of the Hilton Distribution Date, all outstanding options under such plans, other than options held by Mr. Goldberg, will be adjusted to represent options to purchase an equivalent number of shares of Hilton Common Stock and shares of Park Place Common Stock. Pursuant to such adjustment, the intrinsic value of the Hilton Options immediately prior to the Hilton Distribution will be preserved immediately after the Hilton Distribution and the exercise price of the Hilton Options shall be allocated between Hilton Options, as adjusted, and options to purchase shares of Park Place Common Stock ("Park Place Options") based upon the relative values of Hilton Common Stock and Park Place Common Stock on the date of the Hilton Distribution, all as determined by Hilton. All outstanding options held by Mr. Goldberg under such plans will be adjusted to represent Park Place Options. Pursuant to such adjustment, the intrinsic value of Mr. Goldberg's outstanding options immediately prior to the Hilton Distribution will be preserved immediately after the Hilton Distribution, and the number of shares subject to and the exercise price of such options will be adjusted based on the relative values of the Hilton Common Stock and the Park Place Common Stock on the date of the Hilton Distribution, all as determined by Hilton.

    Park Place will adopt, effective as of the Hilton Distribution Date, stock option plans in substantially the same form as the Hilton Stock Option Plans, with such changes as may be necessary to reflect Park Place as the issuer thereunder and such other changes as Park Place shall determine (such plans as adopted, the "Park Place Stock Option Plans"). The Park Place Options will be issued under the Park Place 1998 Stock Incentive Plan or the Park Place 1998 Independent Director Stock Option Plan.

    The conversion of awards under the Hilton Stock Option Plans will involve adjustments pursuant to formulas designed to preserve the value of the awards. Pursuant to such formulas, the number of shares subject to options and the exercise price of options under the Hilton Stock Option Plans and the Park Place Stock Option Plans following the Hilton Distribution will be adjusted so that the aggregate value of the awards remains the same before and after the conversion of the awards. For options, the per share value of the awards is the "spread" (i.e., the difference between the exercise price of the option and the value of the stock underlying the option). The exercise price of an adjusted option will bear the same ratio to the per share value of the shares underlying the option after the conversion as the exercise price bears to the per share value of the shares underlying the option before the conversion. Using these formulas, it is anticipated that, except with respect to options held by Mr. Goldberg, the number of shares subject to awards following the conversion will remain the same and the exercise price of options will be decreased as a result of the Hilton Distribution. With respect to options held by Mr. Goldberg, it is anticipated that the number of shares subject to such options following the conversion will be increased and the exercise price of such options will be decreased as a result of the Hilton Distribution. See "Interests of Certain Persons in the Transactions--Adjustment of Hilton Options."

    STOCK PURCHASE PLANS. As of the Effective Date, the Employee Stock Purchase Plan of Hilton (the "Hilton Stock Purchase Plan") will be administered and amended, if necessary, to provide that all contributions withheld from the compensation of participants through the day before the Effective Date (the "Hilton Purchase Date") shall be used on the Hilton Purchase Date to purchase Hilton Common Stock under the Hilton Stock Purchase Plan.

    Park Place will adopt, effective as of the Hilton Distribution Date, a plan substantially similar to the Hilton Stock Purchase Plan, with such changes as may be necessary to reflect Park Place as the issuer of

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awards thereunder and such other changes as Park Place shall determine (such plan as adopted, the "Park Place Stock Purchase Plan").

    COMPENSATION PLANS. Hilton will pay all compensation earned by each Hilton Individual (as defined below) who, on the Hilton Distribution Date, is a participant in the Incentive Compensation Plan of Hilton, the Executive Deferred Compensation Plan of Hilton or any other incentive or bonus compensation plan of Hilton (collectively, the "Hilton Compensation Plans"), for the period prior to the Hilton Distribution Date. From and after the Hilton Distribution Date, Hilton shall retain all liabilities relating to or arising under the Hilton Compensation Plans with respect to any Hilton Individuals. "Hilton Individual" refers to any individual who (a) is a Hilton Employee, (b) is, as of the Hilton Distribution Date, a Hilton Terminee whose last employment with Hilton or any of its subsidiaries was with the Lodging Business or (c) is a dependent or beneficiary of any individual specified in (a) or (b).

    Park Place will assume all obligations to pay all compensation earned by each Park Place Individual (as defined below) who, on the Hilton Distribution Date, is a participant under the Hilton Compensation Plans. Park Place will adopt, effective as of the Hilton Distribution Date, compensation plans in substantially the same form as the Hilton Compensation Plans which cover Park Place Individuals, with such changes as may be necessary to reflect the change in the issuer of awards thereunder and such other changes as Park Place shall determine (such plan as adopted, the "Park Place Compensation Plans"). From and after the Hilton Distribution Date, the Park Place Compensation Plans will provide future compensation benefits to Park Place Individuals. The terms and conditions of the Park Place Compensation Plans will be substantially similar to the terms and conditions of the Hilton Compensation Plans. "Park Place Individual" refers to any individual who (a) is a Park Place Employee, (b) is, as of the Hilton Distribution Date, a Hilton Terminee whose last employment with Hilton or a subsidiary of Hilton was with a Gaming Business, or (c) is a dependent or beneficiary of any individual described in (a) or (b).

    In addition, Park Place will pay all compensation earned by Arthur M. Goldberg under the Deferred Compensation Agreement, dated as of January 16, 1997, between Hilton and Arthur M. Goldberg, which is expected to amount to approximately $2,200,000 on December 31, 1998. As of the Hilton Distribution Date, Park Place will be solely responsible for all liabilities and obligations under such agreement.

    MEDICAL AND OTHER WELFARE BENEFITS PLANS. On the Hilton Distribution Date, Hilton will assume or retain sponsorship of Hilton's medical, health, dental, disability, accident, death, vacation and group term life insurance plans and be responsible for all claims under Hilton's plans incurred before the Hilton Distribution Date by Hilton Employees and Hilton Terminees. Park Place will maintain separate medical, heath, dental, disability, accident, death, vacation and group term life insurance plans for Park Place Employees following the Hilton Distribution Date. On the Hilton Distribution Date, Park Place will assume sponsorship of Hilton's long-term disability plan to cover Park Place Employees and Hilton Terminees whose employment related to the Hilton Gaming Business, and Hilton will establish a long-term disability plan to cover Hilton Employees and Hilton Terminees whose employment related to the Hilton Lodging Business. On the Hilton Distribution Date, Park Place will assume and be responsible for providing post-retirement benefits with respect to those former employees who became entitled to the benefits before the Hilton Distribution Date.

    TRADEMARK ASSIGNMENT AND LICENSE AGREEMENT

    Pursuant to the terms of the Assignment and License Agreement (the "Hilton Trademark Agreement") to be entered into by and among Hilton, Park Place and Conrad International Royalty Corporation ("CIRC"), Hilton will transfer and assign to Park Place all of Hilton's right, title and interest in certain trademarks used in the Hilton Gaming Business, including the trademarks "Flamingo's," "Bally's" and any other marks obtained by Hilton or its subsidiaries as a result of the acquisition of Bally Entertainment Corporation by Hilton (collectively, the "Assigned Marks"). Hilton will also grant to Park Place (with respect to the "Hilton" mark and certain variations thereof) and CIRC will grant to Park Place (with

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respect to the "Conrad" mark and certain variations thereof) a limited nonexclusive right to use (a) the "Hilton" mark solely in connection with the operation of the Hilton Casino Hotels (as defined in the Hilton Trademark Agreement) in the United States and in connection with the advertising and promotion of such hotels worldwide and the participation of certain other hotels (E.G., Bally's Las Vegas, Bally's Park Place, Paris-Las Vegas and other hotels now or hereafter owned, operated, managed or acquired by Park Place) in Hilton Reservations Worldwide and/or the Hilton HHonors-Registered Trademark- Program and (b) the "Conrad" mark solely in connection with the operation of Conrad Properties (as defined in the Hilton Trademark Agreement) and in connection with the advertising and promotion of such properties worldwide. Park Place's license with respect to the "Hilton" mark will be for a term of five years following the Hilton Distribution Date, except with respect to the Las Vegas Hilton and the Reno Hilton, in which case, the term will be 10 years from the Hilton Distribution Date. Park Place's license with respect to the "Conrad" mark is for the duration of the respective Conrad License Agreements (as defined in the Hilton Trademark Agreement).

    During the initial two-year term of the license, Park Place will pay no royalty fees to Hilton; thereafter, Park Place will pay a license fee of 3% of the "Net Room Revenues" of each hotel that is branded with the "Hilton" mark; PROVIDED, THAT, with respect to the Las Vegas Hilton and the Reno Hilton, Park Place will pay a fixed fee of $5 million per year (in the aggregate) after the initial two-year term of the license. Park Place will pay no royalty fees to CIRC with respect to the license to use the "Conrad" mark. So long as Park Place licenses the "Hilton" or "Conrad" mark, Park Place will cause each of the Hilton Casino Hotels and Conrad Properties to participate in Hilton Reservations Worldwide and in the Hilton HHonors-Registered Trademark- Program and pay the applicable fees in connection therewith. Park Place is also subject to certain limitations on use and quality control restrictions. During the initial two-year term, Park Place will be required to use the "Hilton" mark at each of the Hilton Casino Hotels. Thereafter, Park Place may terminate such use upon six months' written notice; PROVIDED, HOWEVER, that with respect to the Las Vegas Hilton and the Reno Hilton, Park Place will be required to use the "Hilton" mark for the 10-year term, except that such license may be terminated upon payment of the present value of the yearly fee due under the remainder of such term (a) if the Las Vegas Hilton and the Reno Hilton are sold by Park Place or (b) upon six months' written notice (after the fifth anniversary of the Hilton Distribution
Date). Either party may terminate the Hilton Trademark Agreement prior to the expiration of its term if any party materially breaches any term of the Hilton Trademark Agreement and such breach is not cured within 10 days.

    CORPORATE SERVICES AGREEMENTS

    In connection with the Hilton Distribution Agreement, Hilton and Park Place will enter into corporate services agreements for the delivery of certain transitional and other services from Hilton to Park Place and from Park Place to Hilton substantially in accordance with the scope of such services as currently provided. The terms and conditions of the Hilton Hotels Corporation Corporate Services Agreement (the "Hilton Services Agreement") and the Park Place Corporate Services Agreement (the "Park Place Services Agreement"), including the fees to be paid in connection with such services, will be negotiated by the parties bargaining at arm's length. These agreements are summarized below.

    HILTON SERVICES AGREEMENT. Pursuant to the Hilton Services Agreement, Hilton will provide, at Park Place's request, certain services, including cash management, accounting, payroll, accounts payable and tax preparation and assistance, for an initial period of 12 months from the Hilton Distribution Date, with an option by Park Place to extend the term not to exceed 18 months from the Hilton Distribution Date on the same terms and conditions, subject to certain adjustments. During the initial term, Park Place will pay a fee based on the fair value of such services based on an arm's length negotiation between Hilton and Park Place. Fees for work performed by outside consultants or contractors retained by Hilton outside the ordinary course of business will be paid directly by Park Place and fees during any extension of the initial 12-month term will be based on mutual agreement of the parties. Park Place may terminate the Hilton Services Agreement at any time for any or no reason upon 60 days' prior written notice to Hilton and

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either party may terminate the Hilton Services Agreement at any time in the event of a material default of such agreement by the other party.

    PARK PLACE SERVICES AGREEMENT. Pursuant to the Park Place Services Agreement, Park Place will provide, at Hilton's request, certain services, including aviation, food and beverage purchasing and procurement and retail management and administration. Park Place will provide such services for an initial period of 12 months from the Hilton Distribution Date, with an option by Hilton to extend the term not to exceed 18 months from the Hilton Distribution Date on the same terms and conditions, subject to certain adjustments. During the initial term, Hilton will pay a fee based on the fair value of such services based on an arm's length negotiation between Hilton and Park Place. Fees for work performed by outside consultants or contractors retained by Park Place outside the ordinary course of business will be paid directly by Hilton and fees during any extension of the initial 12-month term will be based on mutual agreement of the parties. Hilton may terminate the Park Place Services Agreement at any time for any or no reason upon 60 days' prior written notice to Park Place and either party may terminate the Park Place Services Agreement at any time in the event of a material default of such agreement by the other party.

    ASSUMPTION AGREEMENT RELATING TO CERTAIN INDEBTEDNESS

    In order to equalize the indebtedness between Hilton and Park Place at the time of the Hilton Distribution, pro forma for the Merger, Hilton and Park Place will enter into a Debt Assumption Agreement, pursuant to which Park Place will assume and agree to pay 100% of the amount of each payment required to be made by Hilton under the terms of the indentures governing Hilton's $300 million aggregate principal amount of 7.375% Senior Notes due 2002 and $325 million aggregate principal amount of 7% Senior Notes due 2004. In the event of an increase in the interest rate on these Notes pursuant to their terms as a result of certain actions taken by Hilton, and certain other limited circumstances, Hilton will be required to reimburse Park Place for any such increase.

    Hilton will be obligated to make any payment Park Place fails to make and in such event Park Place shall pay to Hilton the amount of such payment together with interest, at the rate per annum borne by the applicable notes plus 2% per annum, to the date of such reimbursement.

ARRANGEMENTS BETWEEN GRAND AND LAKES

    Pursuant to the Grand Distribution Agreement, Grand and Lakes will allocate between them Grand's assets and liabilities related to the Mississippi Business and the Non-Mississippi Business. Grand and Lakes will also enter into certain other Transaction Documents governing their relationship after the Effective Date. These Transaction Documents, including the Grand Distribution Agreement, are described below.

    GRAND DISTRIBUTION AGREEMENT

    Grand and Lakes will enter into the Grand Distribution Agreement providing for, among other things, certain corporate transactions required to effect the restructuring of Grand, the Grand Distribution and other arrangements among Grand and Lakes subsequent to the Grand Distribution.

    In particular, the Grand Distribution Agreement defines the assets and liabilities which are being retained by Grand and those which are being contributed by Grand to Lakes. The Grand Distribution Agreement provides that
(i) Grand will retain the assets and liabilities associated with the Mississippi Business, which includes the Mississippi-based operations of Grand Casino Tunica, Grand Casino Biloxi and Grand Casino Gulfport and (ii) Lakes will assume the assets and liabilities associated with the Non-Mississippi Business which includes the Indian management contracts associated with Grand Casino Hinckley located in Minnesota and Grand Casino Avoyelles and Grand Casino Coushatta, both located in Louisiana, an interest in the development of the Polo Plaza in Las Vegas and up to $33 million in cash, in addition to certain other assets and liabilities.

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    GRAND RESTRUCTURING

    In order to effectuate the Grand Distribution, Grand will effect a series of mergers, asset and stock transfers and liability assumptions among its subsidiaries, including Lakes (the "Grand Restructuring"). The purpose and effect of the Grand Restructuring is to separate substantially all of Grand's Non-Mississippi Business from its Mississippi Business. In connection with the Grand Restructuring, Lakes will assume, or will cause one of its subsidiaries to assume, all liabilities associated with the Non-Mississippi Business and Grand will retain, or will cause one of its subsidiaries to retain, all liabilities associated with the Mississippi Business.

    Substantially all of Grand's assets are currently held indirectly by and operated through various wholly owned subsidiaries of Grand. The subsidiaries that relate to the Non-Mississippi Business will be transferred by Grand through a series of transactions to Lakes. With the transfer of such subsidiaries, Lakes would assume, unless otherwise provided for in the Grand Distribution Agreement, all assets and liabilities associated with such subsidiaries. The interests of the subsidiaries that relate to the Mississippi Business, and the assets and liabilities associated with such subsidiaries, will, unless otherwise provided for in the Grand Distribution Agreement, be retained by Grand. Certain other assets, such as stock in publicly-traded companies and leases related to the Grand Minnetonka, Minnesota headquarters (the "Assigned Lakes Assets"), will be assigned to Lakes. Finally, the Grand Distribution Agreement provides that Grand will contribute up to $33 million in cash to Lakes in order to provide necessary and needed levels of working capital and appropriate reserves, provided that such amount will be decreased by amounts paid by Grand prior to the Grand Distribution Date with respect to Stratosphere litigation to a maximum reduction of $8 million and increased by the proceeds of any sale of any Assigned Lakes Assets.

    Prior to the Grand Distribution, Grand and Lakes will effectuate the following transactions subject to certain conditions provided for in the Grand Distribution Agreement:

        (1) Certain Non-Mississippi subsidiaries will form limited liability companies and contribute their respective assets and liabilities to such limited liability companies;

        (2) One Non-Mississippi subsidiary will form a limited liability company and will then form a partnership with such limited liability company. Such Non-Mississippi subsidiary will then contribute its assests and liabilities to such partnership;

        (3) Grand will contribute all of its other assets and liabilities not related to the Mississippi Business, other than the stock of the Non-Mississippi subsidiaries which organized the limited liability companies, to Lakes;

        (4) Grand will transfer $33 million of cash to Lakes provided that such amount will be DECREASED by any amount paid by Grand prior to the Grand Distribution Date in connection with Stratosphere up to a maximum of $8 million and INCREASED by the proceeds of any sale of any Assigned Lakes Assets prior to the Grand Distribution Date; and

        (5) The Non-Mississippi subsidiaries which organized the limited liability companies will merge with and into Lakes.

    MANNER OF EFFECTING THE GRAND DISTRIBUTION

    If the Grand Board declares the Grand Distribution, the Grand Distribution will be effected following the Grand Restructuring, on the record date for the Grand Distribution (the "Grand Distribution Record Date"). As a result of the Grand Distribution, the shareholders of record of Grand on the Grand Distribution Record Date will own all of the outstanding shares of Lakes Common Stock. The Grand Distribution Date and the Grand Distribution Record Date will be established by the Grand Board following the Grand Special Meeting. On the Grand Distribution Date, the shares of Lakes Common Stock will be delivered by Grand to Norwest Bank Minnesota, N.A., (the "Grand Distribution Agent"). As

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soon as practicable thereafter, account statements reflecting ownership of shares of Lakes Common Stock will be mailed by the Grand Distribution Agent to holders of record of Grand Common Stock as of the Grand Distribution Record Date on the basis of one share of Lakes Common Stock for every four shares of Grand Common Stock held on that date. All such shares will be fully paid and nonassessable and the holders thereof will not be entitled to preemptive rights. See "Description of Lakes Capital Stock."

    No holder of Grand Common Stock will be required to pay any cash or other consideration for the shares of Lakes Common Stock received in the Grand Distribution in order to receive Lakes Common Stock. No certificates or scrip representing fractional shares of Lakes Common Stock will be issued to Lakes shareholders as part of the Grand Distribution. The Lakes Distribution Agent will aggregate fractional shares into whole shares and sell them in the open market at then prevailing prices on behalf of holders who would otherwise be entitled to receive fractional share interests, and such persons will receive instead a cash payment in the amount of their pro rata share of the total sale proceeds. Such sales are expected to be made as soon as practicable after the mailing of the certificates evidencing shares of Lakes Common Stock to Lakes shareholders. Lakes will bear the cost of commissions incurred in connection with such sales.

    Pursuant to the Grand Distribution Agreement, Grand is obligated to transfer or cause to be transferred all its right, title and interest in the assets and liabilities comprising the Non-Mississippi Business to Lakes. All assets are being transferred without any representation or warranty, "as is-where is." Each party also agrees to exercise its respective commercially reasonable efforts promptly to obtain any necessary consents and approvals and to take such actions as may be reasonably necessary or desirable to carry out the purposes of the Grand Distribution Agreement and the other agreements summarized below.

    The Grand Distribution Agreement also provides for, among other things, allocation of the liabilities arising out of or in connection with contingent corporate-level liabilities that cannot otherwise be allocated in good faith between Grand and Lakes. The Grand Distribution Agreement provides that the allocation of the financial responsibility for such corporate-level liabilities will be shared by Grand and Lakes at a level equal to the percentage allocation of transaction costs as shared by Grand and Park Place under the Merger Agreement.

    The Grand Distribution Agreement includes provisions governing the administration of certain insurance programs and the procedures for making claims. The Grand Distribution Agreement also allocates the right to proceeds and the obligation to incur deductibles under certain insurance policies.

    In the event that any transfers contemplated by the Grand Distribution Agreement are not effected on or prior to the Grand Distribution Date, the parties will be required to cooperate to effect such transfers as promptly as practicable following the Grand Distribution Date, and pending any such transfers, to hold any asset not so transferred in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto), and to retain any liability not so transferred for the account of the party by whom such liability is to be assumed.

    GRAND TAX ALLOCATION AND INDEMNITY AGREEMENT

    Grand and Lakes will enter into the Tax Allocation and Indemnity Agreement (the "Grand Tax Agreement") which will define the parties' rights and obligations with respect to (a) the preparation and filing of tax returns on a basis consistent with prior practice and the payment of taxes with respect thereto, (b) the allocation of, and indemnification against, certain liabilities for taxes of the parties and (c) certain other related matters.

    Pursuant to the Grand Tax Agreement, Grand is responsible for preparing and filing (a) all tax and information returns of the Grand Group (as defined in the Grand Tax Agreement) prior to the Grand Distribution and of any members thereof for all Pre-Distribution Taxable Periods (as defined below) with certain exceptions and (b) all tax and information returns of the Grand Group subsequent to the Grand

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Distribution and of any members thereof for all Straddle Periods (as defined below) and Post-Distribution Taxable Periods (as defined below). Lakes is responsible for (i) all tax and information returns that relate solely to any member of the Lakes Group (as defined in the Grand Tax Agreement) for all Pre-Distribution Taxable Periods, and are not required to be filed on or before the Grand Distribution Date and (ii) all tax and information returns of the Lakes Group and any members thereof for all Straddle Periods and Post-Distribution Taxable Periods. The Tax Agreement also provides mechanisms for cooperation in preparing returns, including a requirement that the party responsible for preparing and filing the returns to allow the other party to review and comment on the tax returns to the extent they pertain to the business operations of the other party or the other party is indemnifying for taxes for a period covered by the tax return. As used herein, "Pre-Distribution Taxable Period" means a taxable year that ends on or before the Grand Distribution Date, "Post-Distribution Taxable Period" means a taxable year that begins after the close of business on the Grand Distribution Date, and "Straddle Period" means any taxable year beginning before and ending after the close of business on the Grand Distribution Date.

    The Grand Tax Agreement, which generally provides that Grand will be liable for all taxes and entitled to all refunds shown on tax returns of Grand and its subsidiaries for all taxable periods, except as follows or as provided in the next paragraph. Taxes and refunds on returns to be filed only by Lakes or any of its post-Distribution subsidiaries after the Grand Distribution Date are allocated only to them. Taxes and refunds shown on consolidated, combined or unitary returns filed after the Grand Distribution Date for periods beginning before or including the Grand Distribution Date are allocated between Grand and Lakes by allocating to each the amounts traceable to the assets and business allocated to each under the Grand Distribution Agreement, except that income taxes are first allocated among Grand and its pre-Distribution subsidiaries based on the ratios of taxable income of the corporations with taxable income included in the return, and then re-allocated under the asset and business tracing method above. If any taxes or refunds on such returns cannot be traced, or any transaction taxes (such as sales and transfer taxes, but not income taxes) are caused by the Grand Distribution or the Merger, they are allocated between Grand and Lakes at a level equal to the percentage allocation of transaction costs as calculated under the Merger Agreement. Any taxes and refunds resulting from any final tax determinations made by taxing authorities, or any amended returns filed, after the Grand Distribution Date are allocated by tracing the tax or refund to the assets and business allocated to Grand or Lakes under the Grand Distribution Agreement.

    The Grand Tax Agreement provides that the economic benefit of the Stratosphere Losses and the economic burden of the Section 355(e) Gain will be allocated between Grand and Lakes as follows: (i) all Stratosphere Losses will be first applied to reduce the Section 355(e) Gain, (ii) Stratosphere Losses in excess of the amount required to eliminate the Section 355(e) Gain will be allocated to Lakes in an amount not to exceed $50 million of the Stratosphere Losses, and (iii) any remaining Stratosphere Losses will be allocated equally between Grand and Lakes. If the Stratosphere Losses allocable to Lakes in (ii) above provide economic benefits to Lakes, such losses will be escrowed to secure Lakes' obligation to indemnify Grand against any liability resulting from the
Section 355(e) Gain not offset by the Stratosphere Losses. The escrow account would be created pursuant to an escrow agreement to be entered into by an escrow agent, Lakes, Grand and Park Place when the first such deposit is made, in the form attached to the Grand Tax Agreement. The Grand Tax Agreement also includes procedures for cooperation in preparing returns, sharing and retaining tax information and responding to and controlling audit adjustments.

    The Grand Tax Agreement will not be binding on the IRS or any other taxing authority and will not affect the several liability of Grand, Lakes and their respective subsidiaries for all federal and certain state income taxes of Grand's consolidated group relating to the taxable periods ending on or before the Grand Distribution Date (including any tax liability resulting from the Section 355 Gain described above).

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    INTELLECTUAL PROPERTY LICENSE AGREEMENT

    In the Grand Distribution, Grand, as a wholly owned subsidiary of Park Place, will retain all of its right, title, and interest in certain trademarks, including the trademarks "Grand Casinos," "Grand Advantage Players Club," "Grand Casino Kid Quest," "Marketplace Buffet," "Rapid Change," "Show & Tell Blackjack," and "There's More Than One Reason To Call Us Grand." Pursuant to the terms of an Intellectual Property License Agreement (the "License"), to be entered into between Grand and Lakes prior to such assignment, Grand will grant to Lakes a world-wide, royalty-free and non-exclusive right and license to use the Intellectual Property (as defined in the License) solely in connection with Lakes' management of certain Facilities (as defined in the License) for the Minnesota Tribe and the Coushatta Tribe of Louisiana and the Tunica-Biloxi Tribe of Louisiana. The Minnesota Tribe retains the right to certain of these trademarks indefinitely. While the Minnesota Tribe's rights to certain trademarks are perpetual, the rights of the Tunica-Biloxi Tribe of Louisiana and the Coushatta Tribe of Louisiana will expire upon termination of the "Louisiana Management Agreements," as defined in such agreement. Upon termination of its management agreement with the Minnesota Tribe, Lakes may sublicense the Intellectual Property to the Minnesota Tribe for use solely in connection with the operation of the Minnesota Tribe's Facilities. For so long as the applicable License remains in effect, Grand will not itself (nor will authorize any other person or entity to) use the Intellectual Property in connection with the operation of any hotel, restaurant, retail, gaming, or other facility of a similar type or nature within a twenty mile radius of a facility owned by the Minnesota Tribe.

    The Intellectual Property may only be used in a manner consistent with its use during the year preceding execution of the License. The License also provides for certain limitations governing use of the Intellectual Property, including certain quality control restrictions. Finally, Lakes is required to indemnify Grand against certain claims relating to the use of the Intellectual Property by Lakes, its assignees or sublicensees.

    Grand may terminate the License prior to the expiration of its term: (a) if Lakes makes an assignment of assets or business for the benefit of creditors, or if a trustee or receiver is appointed to administer or conduct Lakes' business or affairs, or if Lakes is adjudged in any legal proceeding to be either a voluntary or involuntary bankrupt without prior notice or legal action by Grand; or (b) upon 30 days' advance written notice in the event of Lakes' material breach of the License. Lakes also may terminate the License upon 90 days' prior written notice to Grand.

    GRAND EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    As of the Grand Distribution Date, Grand and Lakes will enter into an Employee Benefits and Other Employment Matters Allocation Agreement (the "Grand Employee Benefits Agreement"), which generally provides for the allocation of current employees of Grand and its subsidiaries and the respective obligations of Grand and Lakes regarding compensation, benefits and labor matters affecting such employees and those former employees who have terminated employment with Grand and its subsidiaries prior to the Grand Distribution Date ("Former Grand Employees"). Under the Grand Employee Benefits Agreement, Grand and Lakes will allocate such employees as of the Grand Distribution Date to either Grand and its post-Distribution subsidiaries (the "Grand Retained Employees") or Lakes and its post-Distribution subsidiaries (the "Lakes Employees"), based upon whether each employee's employment duties before the Grand Distribution Date primarily relate to the Mississippi Business (being retained by Grand and its post-Distribution subsidiaries) or the Non-Mississippi Business (to be operated by Lakes and its post-Distribution subsidiaries), and upon various other factors as may apply. The Grand Employee Benefits Agreement also allocates certain obligations and responsibilities of Grand and Lakes regarding any benefits of eligible dependents and beneficiaries of current employees and Former Grand Employees.

    Subject to the exceptions discussed below, the Grand Employee Benefits Agreement provides that Grand will be responsible for any employment contract obligations with respect to all Grand Retained

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Employees and for all historical obligations under the Grand employee benefit plans on behalf of all Grand Retained Employees, those Former Grand Employees whose employment related to the Mississippi Business, and their respective dependents and beneficiaries (collectively, the "Grand Retained Individuals"); and that Lakes will be responsible for any employment contract obligations with respect to all Lakes Employees and for historical obligations under the Grand employee benefit plans on behalf of all Lakes Employees, those Former Grand Employees whose employment related to the Non-Mississippi Business, and their respective dependents and beneficiaries (collectively, the "Lakes Individuals"). Grand or Lakes may amend and/or terminate any compensation or benefit plans covering its employees at any time or create new compensation or employee benefit plans.

    Specific provisions of the Grand Employee Benefits Agreement include the following:

    COMPENSATION PLANS. Grand shall be responsible for payment of all compensation and bonuses payable for periods ending on or before the Grand Distribution Date to each Grand Retained Individual or Lakes individuals who, on the Grand Distribution Date, is a participant under any of Grand's cash compensation plans, in accordance with the terms of each applicable plan. Lakes shall adopt, as of the Grand Distribution Date, any of Grand's cash compensation plans that cover Lakes Individuals, and shall amend such plans to reflect the new issuer of awards thereunder and any other changes Lakes may choose to make.

    SEVERANCE BENEFITS. The Grand Employee Benefits Agreement provides that no Lakes Employee who is transferred to Lakes or any of its subsidiaries from Grand or any of its other subsidiaries in connection with the Grand Distribution will thereby become entitled to any severance pay or similar benefits under any plan or contract. Grand and Lakes will each assume any risk that its employees may claim such benefits as a result of the Grand Distribution or otherwise, including any benefits under change in control agreements.

    401(K) SAVINGS PLANS. As of the Grand Distribution Date, Lakes will assume sponsorship of the Grand Casinos 401(k) Savings Plan (the "401(k) Savings Plan") from Grand. After the Grand Distribution Date, the 401(k) Savings Plan will provide additional benefits only for eligible Lakes Individuals, according to its terms; and the Grand Retained Employees will not be eligible to participate, except that the 401(k) Savings Plan will continue to hold the previously accrued benefits of Grand Retained Individuals until completion of the transfer described at the end of this paragraph. For periods on or before the Grand Distribution Date, any employer contributions under the 401(k) Savings Plan with respect to Grand Retained Individuals will be made by Grand; and any employer contributions under the 401(k) Savings Plan with respect to Lakes Individuals will be made by Lakes. As soon as practical after the Merger, Lakes will separate the portion of the 401(k) Savings Plan held for Grand Retained Individuals and transfer that portion to a similar plan sponsored by Park Place and covering the Grand Retained Employees.

    STOCK OPTION PLANS. Grand has awarded stock options under the 1991 Grand Casinos, Inc. Stock Option and Compensation Plan, and amendments thereto (the "1991 Option Plan"); options to certain non-employee directors not pursuant to a plan (the "Non-Plan Director Options") and options under the 1995 Director Stock Option Plan (the "1995 Option Plan" and, together with the 1991 Option Plan, the "Grand Option Plans"). Grand, as a subsidiary of Park Place, will maintain the Grand Option Plans on and after the Effective Date until it chooses to amend or terminate them.

    As of the Grand Distribution Date, all of the options to purchase Grand Common Stock that remain outstanding under the Grand Option Plans, including the Non-Plan Director Options, will be adjusted and converted into options to purchase shares of Grand Common Stock ("Grand Options") and shares of Lakes Common Stock ("Lakes Options"). Pursuant to such adjustment, the value of the Grand Options immediately prior to the Grand Distribution will be preserved immediately after the Grand Distribution and the exercise prices of the Grand Options shall be allocated between Grand Options and the Lakes Options, based upon the relative values of Grand Common Stock and Lakes Common Stock immediately

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after the Grand Distribution, all as agreed by Grand and Lakes (the
"Adjustment"). The vesting of all Grand Options and Lakes Options will accelerate as of the Effective Date in connection with the Merger and will be amended to permit exercises after the Effective Date so long as such optionee is either an employee or board member of either entity. With respect to Lakes Individuals holding Grand Options after the Effective Date, Grand will amend the Grand Option Plans and their Grand Options to change all references to their employment or termination of employment with Grand and its affiliates to substitute their employment by or termination of employment with Lakes and its affiliates. Following the Adjustment, the Grand Options will become options to purchase shares of Park Place. See "The Transactions-- The Merger Agreement--Treatment of Stock Options."

    As of the Grand Distribution Date, Lakes will adopt new option plans substantially identical to the Grand Option Plans which Grand shareholders will be asked to approve at the Grand Special Meeting. For a description of the Lakes Option Plans, see "The Grand Proposals." All awards under the Lakes Option Plans will relate to Lakes Common Stock.

    All Lakes Options issued pursuant to the conversion of the Grand Options under the preceding paragraph, in addition to the Non-Plan Director Options that are converted into Lakes options in the Grand Distribution, will be treated as awards outside of the Lakes Option Plans, pursuant to assumed option plans under which Lakes will make no new grants (the "Lakes Assumed Option Plans"). The Lakes Assumed Option Plans will otherwise be identical in all material respects to the Grand Options from which they are converted (including the amendment to permit exercises so long as such optionee is either an employee or board member of either entity). As of the Effective Date, options to purchase an aggregate of 1,113,249 shares of Lakes Common Stock will be issued under the Lakes Assumed Option Plans, assuming no exercise by any optionee prior to the Effective Date. With respect to Grand Retained Individuals receiving any Lakes options as a result of such conversion, all provisions in the Lakes assumed Option Plans and option agreements that would otherwise refer to their employment by or termination of employment with Lakes and its affiliates shall instead reflect their employment by or termination of employment with Grand and its affiliates. After the Effective Date, Lakes shall assume all obligations with respect to the Lakes Options converted from Grand Options, and shall administer such options under the terms of the Lakes Assumed Option Plans governing such options.

    STOCK PURCHASE PLANS. As of the Effective Date, the Grand Casinos, Inc. Associate Stock Purchase Plan established by Grand as of March 1, 1997 (the "Grand Stock Purchase Plan") will be amended to provide that all contributions withheld from the compensation of participants through the day before the Effective Date (the "Purchase Date") shall be used on the Purchase Date to purchase Grand Common Stock under the Grand Stock Purchase Plan.

    MEDICAL AND OTHER WELFARE BENEFIT PLANS. As of the Grand Distribution Date, Grand will remain responsible, or cause its insurance carriers or HMOs to be responsible, for all obligations under Grand's medical, dental, "cafeteria," disability, sick leave, vacation and group term life insurance plans ("Welfare Plans") with respect to Grand Retained Individuals. On and after the Grand Distribution Date, Grand will maintain its sick leave and vacation plans for eligible Grand Retained Individuals, including all accrued benefits thereunder (vested and unvested); and Grand may continue or adopt other Welfare Plans for Grand Retained Individuals as Grand may choose or as may be required by applicable laws. As of the Grand Distribution Date, Lakes will remain responsible, or cause its insurance carriers or HMOs to be responsible, for all obligations under Grand's Welfare Plans with respect to Lakes Individuals. As of the Grand Distribution Date, Lakes will adopt sick leave and vacation plans (including all accrued benefits thereunder, whether vested or unvested) and medical, dental and "cafeteria" plans for eligible Lakes Individuals following the Grand Distribution Date, that are substantially comparable to the applicable Grand Welfare Plans. After the Grand Distribution Date, Lakes may adopt other Welfare Plans for Lakes Individuals as Lakes may choose or as may be required by applicable laws.

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    However, if a Grand Retained Employee is hired by Lakes (or a Lakes subsidiary) or a Lakes Employee is hired by Grand (or a Grand subsidiary) within 90 days after the Grand Distribution Date, the employee will be credited by the successor employer with the same vacation and sick leave benefits (vested and unvested) the employee had accrued with the former employer. The former employer shall also pay to the successor employer the vested balance of vacation and sick leave accrued by the employee with the former employer, based on the employee's final rate of pay.

    PLAN SERVICE CREDITS. In connection with the Grand Distribution and for purposes of determining length of service or plan participation to satisfy eligibility, vesting, benefit accrual and similar requirements under any employee benefit or compensation plan, Grand will credit each Grand Retained Employee and Lakes will credit each Lakes Employee with such employee's service and original hire date as reflected in the records of Grand or any of its subsidiaries as of the Grand Distribution Date. This credited service and hire date shall be maintained until the employee terminates employment or as may be otherwise required by applicable law or such a plan.

    ADMINISTRATIVE COOPERATION. Grand and Lakes will also cooperate in the transition of such employee-related matters as payroll deductions, unemployment tax experience and benefit elections made by employees.

ARRANGEMENTS RELATING TO THE MERGER AGREEMENT

    SHAREHOLDER SUPPORT AGREEMENT

    On June 30, 1998, Stanley Taube, S.M. Taube & Co., Inc. (the "Taube Shareholders"), Lyle Berman, and Neil I. Sell, as trustee of Amy Berman Irrevocable Trust dated August 9, 1989, Bradley Berman Irrevocable Trust dated August 9, 1989, Jessie Lynn Berman Irrevocable Trust dated August 9, 1989 and Julie Berman Irrevocable Trust dated August 9, 1989 (the "Berman Shareholders" and together with the Taube Shareholders, the "Taube and Berman Shareholders") and Hilton, entered into a Shareholder Support Agreement (the "Shareholder Support Agreement") to and for the benefit of Grand and Hilton. The Taube and Berman Shareholders owned as of September 15, 1998, in the aggregate, approximately 15.3% of the outstanding shares of Grand. The Taube and Berman Shareholders agreed that they will vote or cause to be voted all of their respective shares of Grand Common Stock (a) in favor of adoption of the Merger Agreement and approval of the Merger, the Grand Distribution and the other transactions contemplated therein, (b) against any Acquisition Proposal (as defined in the Merger Agreement) or any other action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of Grand under the Merger Agreement and (c) in favor of any other matter necessary for the consummation of transactions contemplated by the Merger Agreement. Except for limited sales by the Berman trusts, the Berman Shareholders also agreed that they will not, directly or indirectly, sell, assign, transfer, pledge, encumber or otherwise dispose of any of their shares, enter into a voting agreement or grant a proxy or power of attorney with respect to such shares, or enter into any contract, option or other arrangement with respect to the sale, assignment, transfer or other disposition of such shares. The Taube and Berman Shareholders further agreed that neither they nor any of their officers, directors, employees, trustees, agents or representatives will, directly or indirectly, initiate or solicit any inquiries or the making of any Acquisition Proposal and will notify Hilton and Grand within 48 hours if any such inquiries or proposals are received by, or any negotiations or discussions are initiated with, them or any of their respective affiliates. No separate or additional consideration was received by either the Taube or the Berman Shareholders related to the Shareholder Support Agreement. The Shareholder Support Agreement terminates upon the earliest of the consummation of the Merger or any termination of the Merger Agreement in accordance with the terms thereof.

    On October 13, 1998, Thomas Brosig, President and Chief Executive Officer of Grand, signed a shareholder support agreement identical in all material respects to the Berman Shareholder Support Agreement described above. No separate or additional consideration was received by Mr. Brosig related to

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such agreement. As of September 15, 1998, Mr. Brosig owned an aggregate of 1.2%
of the outstanding shares of Grand.

    NONCOMPETITION AGREEMENT

    In connection with the Merger Agreement and the transactions contemplated therein, Park Place and each of Lyle Berman, Chairman of the Board of Grand, Tom Brosig, President and Chief Executive Officer of Grand, and Stanley Taube, an officer of a subsidiary of Grand (the "Grand Executives") will each enter into a Noncompetition Agreement (each, a "Noncompetition Agreement") for a term of two years after the Closing Date. Each of the Noncompetition Agreements will prohibit the Grand Executives, without the prior written consent of Park Place, from owning any interest in, managing, operating, joining, controlling, rendering financial assistance to, participating or being connected with (as an officer, employee, partner, stockholder, consultant or otherwise) any entity whose products or services are offered in the State of Mississippi and could be considered part of the gaming industry. Nothing in the Noncompetition Agreements will prevent the Grand Executives from holding less than 5% of the outstanding capital stock of any public company whose products or services are offered in such state and could be considered part of the gaming industry. The Noncompetition Agreements will also prohibit the Grand Executives from soliciting for employment away from Park Place or any of its subsidiaries or affiliates, or otherwise interfering with the relationship of Park Place or any of its subsidiaries or affiliates with any employee of Park Place or any of its subsidiaries or affiliates.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    In considering the Transactions, stockholders should be aware that certain directors and members of management of Grand and Hilton have interests in the Transactions different from, or in addition to, the interests of Grand and Hilton stockholders generally.

    BOARD OF DIRECTORS AND MANAGEMENT OF PARK PLACE

    Upon consummation of the Transactions, the Park Place Board will consist of 10 directors, five of whom are currently directors and/or officers of Hilton and one of whom is a director and officer of Grand. Stephen F. Bollenbach, the current President and Chief Executive Officer of Hilton, will also become Chairman of the Board of Park Place; Arthur M. Goldberg, the current President--Gaming Operations and a director of Hilton, will become President, Chief Executive Officer and a director of Park Place and remain a director of Hilton; Lyle Berman, the current Chairman of the Board of Grand, will become a director of Park Place; and Barron Hilton, the current Chairman of the Board of Hilton and Eric A. Hilton and A. Steven Crown, current directors of Hilton, will become directors of Park Place and, except for Eric Hilton, will retain their positions at Hilton.

    Barron Hilton, Eric Hilton and Steve Crown, who are currently directors of Hilton, will become directors of Park Place and will each receive an annual directors fee of $30,000. For additional information concerning the directors and executive officers of Park Place, see "Management of Park Place."

    PARK PLACE CEO AGREEMENT

    Park Place and Arthur M. Goldberg anticipate that they will enter into an employment agreement (the "Park Place CEO Agreement") for the period beginning on the Hilton Distribution Date and ending on January 1, 2004, subject to renewal, providing for the employment of Mr. Goldberg as the President and Chief Executive Officer of Park Place. It is anticipated that the Park Place CEO Agreement will provide for a minimum annual base salary of $2,000,000 and an annual bonus opportunity of $1,000,000, the payment of which may be deferred under certain circumstances. In addition, the Park Place CEO Agreement will provide that if the Hilton Distribution occurs, Mr. Goldberg shall, subject to approval of the Park Place 1998 Plan by the Hilton stockholders, be granted an option to purchase up to 6,000,000

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shares of Park Place Common Stock in tranches of 4,000,000 and 2,000,000 shares.
It is anticipated that Mr. Goldberg will be eligible for certain additional benefits under the Park Place CEO Agreement upon a change of control. The Park Place CEO Agreement will also provide that, as a result of the Hilton Distribution and effective as of the Hilton Distribution Date, all outstanding options held by Mr. Goldberg to purchase shares of Hilton Common Stock will become options to purchase shares of Park Place Common Stock, and the number of shares subject to and the exercise price of such options will be adjusted to preserve the intrinsic value of such options on the Hilton Distribution Date. Except as provided therein, the Park Place CEO Agreement will supersede Mr. Goldberg's current employment agreement and change of control agreement with Hilton. Park Place will assume Hilton's obligations under Mr. Goldberg's
Deferred Compensation Agreement, which are expected to amount to approximately $2,200,000 on December 31, 1998. For a more detailed discussion of the Park
Place CEO Agreement, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements--Park Place CEO Agreement."

    PARK PLACE CHAIRMAN AGREEMENT

    Park Place and Stephen F. Bollenbach, President and Chief Executive Officer of Hilton, anticipate that they will enter into an employment agreement (the "Park Place Chairman Agreement") pursuant to which Mr. Bollenbach will agree to serve as Chairman of, and advisor to, the Park Place Board for the period beginning on the Hilton Distribution Date and ending on July 1, 2005. It is anticipated that Mr. Bollenbach will receive an annual base salary of $100,000 per year and shall, subject to approval of the Park Place 1998 Plan by Hilton stockholders, be granted an option to purchase 3,000,000 shares of Park Place Common Stock in tranches of 2,000,000 and 1,000,000 shares. For a more detailed discussion of the Park Place Chairman Agreement, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements--Park Place Chairman Agreement."

    HILTON CEO AGREEMENT

    Mr. Bollenbach has entered into an employment agreement (the "Hilton CEO Agreement") with Hilton for the period beginning on the earlier of (i) the Hilton Distribution Date and (ii) January 1, 1999 and ending on July 1, 2005, subject to renewal, providing for the employment of Mr. Bollenbach as the President and Chief Executive Officer of Hilton. The Hilton CEO Agreement provides for a minimum annual base salary of $620,000 and an annual bonus opportunity of up to $380,000. In addition, the Hilton CEO Agreement provides that if the Hilton Distribution occurs, Mr. Bollenbach shall, subject to approval of the Amended Hilton Plan by Hilton stockholders, be granted an option to purchase up to 6,000,000 shares of Hilton Common Stock in tranches of 4,000,000 and 2,000,000 shares. Mr. Bollenbach will be eligible for certain additional benefits under the Hilton CEO Agreement upon a change of control. The Hilton CEO Agreement will supersede Mr. Bollenbach's current employment agreement and change of control agreement with Hilton. In connection with the Hilton Distribution, Mr. Bollenbach has agreed to waive rights under his current employment agreement with Hilton with respect to the accelerated vesting of Hilton stock options currently owned by Mr. Bollenbach. For a more detailed discussion of the Hilton CEO Agreement, see "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests."

    ADJUSTMENTS OF HILTON OPTIONS

    As a result of the Hilton Distribution and effective as of the Hilton Distribution Date, each outstanding stock option to purchase shares of Hilton Common Stock, other than options held by Mr. Goldberg, will become an option to purchase one share of Hilton Common Stock and an option to purchase one share of Park Place Common Stock pursuant to either the Park Place 1998 Stock Incentive Plan or the Park Place 1998 Independent Director Stock Option Plan, as applicable. The exercise prices of such options will be adjusted to preserve the intrinsic value of the options on the date of the Hilton Distribution.

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
    As a result of the Hilton Distribution and effective as of the Hilton Distribution Date, all outstanding options held by Mr. Goldberg to purchase shares of Hilton Common Stock will become options to purchase shares of Park Place Common Stock, and the number of shares subject to and the exercise price of such options will be adjusted to preserve the intrinsic value of such options on the date of the Hilton Distribution. The number of shares of Park Place Common Stock which will be subject to Mr. Goldberg's options following the adjustment to his options is not currently determinable because such number will depend on the prices at which the Hilton Common Stock and the Park Place Common Stock will trade following the Hilton Distribution. If, for example, the value of the Park Place common stock on the date of the Hilton distribution is equal to 45% of the value of the Hilton common stock prior to the Hilton distribution, each of Mr. Goldberg's options will be exercisable for approximately 2.22 shares of Park Place common stock and the exercise price will be equal to 45% of the exercise price of Mr. Goldberg's options prior to the Hilton distribution. Based on Mr. Goldberg's 1,800,000 options (including the option to be granted to him on December 18, 1998 pursuant to his existing 1996 Hilton employment agreement), this would result in options to purchase approximately 4,000,000 shares of Park Place common stock.

    As of September 15, 1998 the executive officers of Hilton owned the following options: Mr. Bollenbach held options to purchase 6,000,000 shares; Mr. Goldberg held options to purchase 1,200,000 shares; Dieter Huckestein held options to purchase 287,600 shares; Thomas E. Gallagher held options to purchase 312,600 shares and Matthew J. Hart held options to purchase 316,100 shares. In addition, under his 1996 employment agreement with Hilton, Mr. Goldberg is entitled to receive an option to purchase 600,000 shares of Hilton Common Stock on December 18, 1998, which will also be subject to the adjustment described above. Directors and executive officers of Hilton collectively held options to purchase, in the aggregate, 8,140,300 shares of Hilton Common Stock. As of September 15, 1998, the exercise price of outstanding Hilton options held by executive officers and directors of Hilton exceeded the market price of the Hilton Common Stock except as follows: Mr. Bollenbach and Mr. Huckestein held options with aggregate values of approximately $468,750 and $676,063, respectively. See "The Transactions--Arrangements Between Hilton and Park Place--Stock Option Plans."

    GRAND CHANGE OF CONTROL AGREEMENTS

    The executive officers of Grand, including Messrs. Berman, Brosig, Cope and Galvin, have employment agreements containing change of control payments provisions which could be triggered if these officers are terminated after the Merger. Under their respective agreements, in the event of a termination of employment not for "cause" or such employee's resignation following a "change of control" (as defined therein), Grand must immediately pay to those individuals up to two and one-half years of current base salary in addition to any outstanding incentive compensation to which they would otherwise be entitled in the absence of such termination or resignation, in addition to the continuation of certain employee benefits to which such individual would otherwise be entitled for an additional year. The "change of control" provisions also provide for a two year period in which the individual may exercise any outstanding options to purchase Common Stock. For purposes of these agreements, a "change of control" will occur by reason of the Merger. If a qualifying termination occurs, each executive officer would be entitled to the following amounts: Mr. Berman--$1,625,000; Mr. Brosig--$1,125,000; Mr. Cope--$630,000; and Mr.
Galvin--$645,000. See "Certain Relationships and Related Transactions--Grand Interests."

    ACCELERATED VESTING OF GRAND OPTIONS

    As a result of the Merger, all outstanding options to purchase Grand common stock held by Grand's directors, officers and employees will vest and become fully exercisable options to purchase shares of Park Place common stock and Lakes common stock following the Grand Distribution. The exercise prices of these options will be adjusted to preserve the value of these awards immediately prior to the Effective Date of the Transactions. As of the date hereof, Mr. Berman holds options to acquire an aggregate of 1,000,000 shares, Mr. Brosig holds options to acquire an aggregate of 450,000, Mr. Cope holds options to acquire an

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aggregate of 138,000 shares, and Mr. Galvin holds options to acquire an aggregate of 140,100. Grand officers and directors collectively hold options to acquire an aggregate of 1,588,000 shares. As of October 22, 1998, the latest practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing market price of Grand common stock was $8.38 per share and the exercise price of the unvested portion of the foregoing stock options exceeded the price of Grand common stock on that date. See "The Transactions--The Merger Agreement--Treatment of Stock Options."

    PARK PLACE BOARD AND EMPLOYMENT ARRANGEMENTS

    Upon consummation of the Transactions, Mr. Berman will also serve as a director of Park Place, and will receive an annual director fee from Park Place of $30,000. Upon consummation of the Transactions, Mr. Brosig will become the senior executive of Park Place in charge of Mississippi, New Orleans and Missouri operations, will be employed by Park Place to manage and develop its Mississippi business interests and will receive an as yet undetermined annual compensation package for his services in this capacity. See "Management of Park Place."

    BOARD OF DIRECTORS AND MANAGEMENT OF LAKES

    Upon consummation of the Transactions, the Lakes Board of Directors will consist of eight (8) directors, each of whom is a current member of the Grand Board. Additionally, Mr. Berman will serve as Chairman and Chief Executive Officer of Lakes, Mr. Brosig will serve as President, and Mr. Cope will serve as Chief Financial Officer. Each individual will receive annual compensation for services rendered in their respective capacity at a level which is currently undetermined. See "Management of Lakes."

    INDEMNIFICATION OF DIRECTORS AND OFFICERS OF GRAND

    The Merger Agreement provides current and former directors and officers with certain rights to indemnification as described immediately below. See "--Indemnification Obligations."

INDEMNIFICATION OBLIGATIONS

    All indemnification obligations existing as of June 30, 1998 (including indemnification obligations relating to or arising out of the transactions contemplated by the Merger Agreement) relating to acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of Grand or any of its subsidiaries (the "Indemnified Persons") in the articles of incorporation or bylaws (or comparable organizational documents) or indemnity contracts of Grand or its subsidiaries (i) will be assumed by each of Grand, as the surviving corporation in the Merger and Lakes, each of whom will be jointly and severally liable for such indemnification, without further action, as of the Effective Time and (ii) will continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. If the Surviving Corporation is required to indemnify any Indemnified Person for any act or omission relating to any of the Non-Mississippi Group Liabilities (as defined in the Grand Distribution Agreement), including those relating to Stratosphere or the Non-Mississippi Business, then as a condition to such indemnification, such Indemnified Person will enter into a subrogation agreement pursuant to which the Surviving Corporation will be subrogated to, and will stand in the place of, such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Non-Mississippi Group Liabilities against any claimant or plaintiff asserting such liabilities against the Indemnified Person, or against any other party (other than an Indemnified Person) that may be liable.

    In addition, Lakes will indemnify, defend and hold harmless the Surviving Corporation and its affiliates from and against any and all losses, liabilities, damages and expenses (including the reasonable costs and expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all actions or threatened actions) incurred or suffered by the Surviving

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Corporation or any of its affiliates relating to the Non-Mississippi Group
Liabilities, including those relating to the Stratosphere Corporation and the Non-Mississippi Business.

    Prior to the Effective Time, Lakes and Grand will enter into a trust agreement (the "Trust Agreement") and a pledge and security agreement (the "Pledge and Security Agreement," and together with the Trust Agreement, the "Security Agreements"), pursuant to which Lakes will deposit and make available $7.5 million in cash on each of the first four anniversaries of the Effective Date (for a total sum of $30 million) to secure and satisfy any and all indemnification claims made or asserted against it pursuant to any of the Transaction Documents. The Trust Agreement will terminate on the date after (i) the Surviving Corporation determines that all known material indemnification obligations with respect to the Polo Plaza development project, Stratosphere and tax liabilities relating to the Grand Distribution have been completely settled (and with respect to any settlement subject to court approval, such settlement shall have become final and non-appealable) and satisfied, (ii) the Surviving Corporation determines that no additional material indemnification obligations are reasonably likely to arise out of, or be asserted with respect to, Polo Plaza or Stratosphere and (iii) the Surviving Corporation and Lakes determine that no material indemnification obligations are likely to arise out of, or be asserted with respect to, any tax liabilities relating to the Grand Distribution. See "Risk Factors--Structure of the Transactions; Indemnification Obligations."

    For so long as the Surviving Corporation is required to provide indemnification to any of the Indemnified Persons, Lakes will not, and will not permit any of its subsidiaries to, directly or indirectly: (i) declare or pay any dividend or any other distribution on account of Lakes' or any of its subsidiaries' equity interests or (ii) purchase, redeem, defease or otherwise acquire or retire for value any equity interests of Lakes, without the written consent of Park Place which consent can be given or withheld in Park Place's sole and absolute discretion. If Lakes is unable, within 15 days of request, to pay in full any claim made for indemnification by the Surviving Corporation or any of its affiliates pursuant to the Merger Agreement or the Grand Distribution Agreement, then for so long as any such claim or any other claim for indemnification made by the Surviving Corporation or any of its affiliates remains unpaid, Lakes will not, and will not permit any of its subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any indebtedness.

    For so long as the Surviving Corporation is required to provide indemnification to any Indemnified Person, Park Place's ability to transfer any material Mississippi Group Assets (as defined in the Grand Distribution Agreement) out of the Surviving Corporation will be limited as follows. In connection with the transfer of any material Mississippi Group Asset out of the Surviving Corporation, Park Place will determine the net equity value of such asset at the time of such transfer (i.e., the fair market value of such asset less any indebtedness and known liabilities relating thereto). So long as the net equity value of the asset being transferred, together with the aggregate net equity values of all assets previously transferred, is equal to or less than the total indebtedness of Grand as of the Determination Date under the Grand Indentures and the Grand Revolving Credit Facility (collectively, the "Threshold Debt"), the subject asset can be transferred without restriction. If, however, the net equity value of the asset being transferred, together with the aggregate net equity values of all assets previously transferred, is more than the Threshold Debt (such excess being referred to as the "Required Credit Support"), then Park Place will either (i) contribute to the Surviving Corporation assets with a net equity value at least equal to the Required Credit Support or (ii) guaranty the indemnification obligations to the Indemnified Persons in an amount at least equal to the Required Credit Support. Once Park Place is required to provide any Required Credit Support, it will only be entitled to transfer additional material Mississippi Group Assets out of the Surviving Corporation if it concurrently with such transfer either (x) contributes to the Surviving Corporation other assets with a net equity value at least equal to the net equity value of the assets to be transferred out of the Surviving Corporation or
(ii) guarantees the indemnification obligations of the Surviving Corporation to the Indemnified Persons in an amount at least equal to the net equity value of the assets to be transferred out of the Surviving Corporation.

ACCOUNTING TREATMENT

    Upon receipt of stockholder approval of the Hilton Distribution, Hilton will restate its consolidated financial statements to reflect the Hilton Gaming Business as discontinued operations. In the separate financial statements of Park Place, the assets and liabilities contributed by Hilton will be recorded at Hilton's historical basis. In the separate financial statements of Lakes, the assets and liabilities contributed by Grand will be recorded at Grand's historical basis. The Merger will be accounted for using the purchase method of accounting with Park Place as the acquiror.

APPRAISAL RIGHTS

    HILTON STOCKHOLDERS

    Hilton stockholders will not be entitled to appraisal rights under the DGCL in connection with the Hilton Distribution.

    GRAND SHAREHOLDERS

    Under Minnesota law, Grand shareholders do not have the right to an appraisal of the value of their shares in connection with the Grand Distribution, but such shareholders do have the right to an appraisal of the value of their shares in connection with the Merger.

    Sections 302A.471 and 302A.473 of the MBCA entitle any Grand shareholder who objects to the Merger and who follows the procedures prescribed by Section 302A.473, in lieu of receiving the consideration proposed under the Merger, to receive cash equal to the "fair value" of such shareholder's shares of Grand Common Stock. Set forth below is a summary of the procedures relating to the exercise of such dissenters' rights. This summary does not purport to be a complete statement of dissenters' rights and is qualified in its entirety by reference to Sections 302A.471 and 302A.473 of the MBCA, which are reproduced in full as Annex K attached to this Joint Proxy Statement/Prospectus and to any amendments to such provisions as may be adopted after the date of this Joint Proxy Statement/Prospectus. Grand shareholders do not have any rights to dissent from and seek appraisal for their shares of Grand Common Stock solely in connection with the Grand Distribution.

    ANY GRAND SHAREHOLDER CONTEMPLATING THE POSSIBILITY OF DISSENTING FROM THE MERGER SHOULD CAREFULLY REVIEW THE TEXT OF ANNEX K (PARTICULARLY THE SPECIFIED PROCEDURAL STEPS REQUIRED TO PERFECT THE DISSENTERS' RIGHTS, WHICH ARE COMPLEX) AND SHOULD ALSO CONSULT SUCH SHAREHOLDER'S LEGAL COUNSEL. SUCH RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SECTION 302A.473 OF THE MBCA ARE NOT FULLY AND PRECISELY SATISFIED.

    The MBCA provides dissenters' rights for any Grand shareholder who objects to the Merger who meets the requisite statutory requirements contained in the MBCA. Under the MBCA, any Grand shareholder who (i) files with Grand a written notice of his, her or its intent to demand the fair value of such shareholder's Grand Common Stock if the Merger is consummated and becomes effective, which notice is filed with Grand on or before the vote is taken at the Grand Special Meeting and (ii) does not vote such shares of Grand Common Stock at the Grand Special Meeting in favor of the proposal to approve the Merger, shall be entitled, if the Merger is approved and effected, to receive a cash payment of the fair value of such shareholder's shares of Grand Common Stock upon compliance with the applicable statutory procedural requirements. A failure by any Grand shareholder to vote against the proposal to approve the Merger will not in and of itself constitute a waiver of the dissenters' rights of such shareholder under the MBCA. In addition, a Grand shareholder's vote against the proposal to approve the Merger will not satisfy the notice requirement referred to in clause (i) above.

    Any written notice of a Grand shareholder's intent to demand payment for such shareholder's shares of Grand Common Stock if the Merger is consummated must be filed with Grand Casinos at 130 Cheshire

Lane, Minnetonka, MN 55305-1062, Attention: Timothy J. Cope, prior to the vote on the Merger at the Grand Special Meeting. A shareholder who votes for the Merger will have no dissenters' rights. A shareholder who does not satisfy each of the requirements of Sections 302A.471 and 302A.473 of the MBCA is not entitled to payment for such shareholder's shares of Grand Common Stock under the dissenters' rights provisions of the MBCA and will be bound by the terms of the Merger Agreement.

    After the proposed Merger has been approved, Grand must send written notice to all shareholders who have given written notice of their intent to demand the fair value of their shares of Grand Common Stock and who have not voted in favor of the Merger as described above. The notice will contain: (i) the address where the demand for payment and Certificates must be sent and the date by which they must be received, (ii) any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received, (iii) a form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares (or an interest in them) and to demand payment, and (iv) a copy of the provisions of the MBCA set forth in Annex K with a brief description of the procedures to be followed under those provisions. A Grand shareholder who is sent a notice and who wishes to assert dissenters' rights must demand payment and deposit his or her Certificate within 30 days after such notice is given by Grand. Prior to the Effective Time, a Grand shareholder exercising dissenters' rights retains all other rights of a Grand shareholder. From and after the Effective Time of the Merger, dissenting shareholders will no longer be entitled to any rights of a Grand shareholder, including, but not limited to, the right to receive notice of meetings, to vote at any meetings or to receive dividends, and will only be entitled to any rights to appraisal as provided by the MBCA. If any such holder of Grand Common Stock shall have failed to perfect or shall have effectively withdrawn or lost such right, his or her shares of Grand Common Stock shall thereupon be deemed to have been converted into the right to receive Park Place Common Stock and cash for any fractional shares pursuant to the Merger Agreement.

    After the Effective Time or upon receipt of a valid demand for payment, whichever is later, Grand must remit to each dissenting shareholder who complied with the requirements of the MBCA the amount Grand estimates to be the fair value of such shareholder's shares of Grand Common Stock, plus interest accrued from the Effective Time of the Merger to the date of payment. The payment also must be accompanied by certain financial data relating to Grand, Grand's estimate of the fair value of the shares and a description of the method used to reach such estimate, and a copy of the applicable provisions of the MBCA with a brief description of the procedures to be followed in demanding supplemental payment. The dissenting shareholder may decline the offer and demand payment for the fair value of the Grand Common Stock. Failure to make such demand on a timely basis entitles the dissenting shareholder only to the amount offered. If Grand fails to remit payment within 60 days of the deposit of the Certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited Certificates and cancel all transfer restrictions; however, Grand may again give notice regarding the procedure to exercise dissenters' rights and require deposit or restrict transfer at a later time. If a dissenting shareholder believes that the amount remitted is less than the fair value of the Grand Common Stock plus interest, such dissenting shareholder may give written notice to Grand of his or her own estimate of the fair value of the shares, plus interest, within 30 days after Grand mails its remittance, and demand payment of the difference.

    If Grand receives a demand from a dissenting shareholder to pay such difference, it shall, within 60 days after receiving the demand, either pay to the dissenting shareholder the amount demanded or agreed to by the dissenting shareholder after discussion with Grand or file in court a petition requesting that the court determine the fair value of the Grand Common Stock.

    The court may appoint one or more appraisers to receive evidence and make recommendations to the court on the amount of the fair value of the shares. The court shall determine whether the dissenting shareholder has complied with the requirements of Section 302A.473 of the MBCA and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use. The fair value of the shares as determined by the court is binding on all dissenting shareholders and may be less than, equal to or greater than the market price of the Park Place Common Stock to be issued to non-dissenting shareholders for their shares of Grand Common Stock if the Merger is completed. If the court determines that the fair value of the shares is in excess of the amount, if any, remitted by Grand, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds such amount previously remitted. A dissenting shareholder will not be liable to Grand if the amount, if any, remitted to such shareholder exceeds the fair value of the shares, as determined by the court, plus interest.

    Costs of the court proceeding shall be determined by the court and assessed against Grand, except that part or all of the costs may be assessed against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith.

    If the court finds that Grand did not substantially comply with the relevant provisions of the MBCA, the court may assess the fees and expenses, if any, of attorneys or experts as the court deems equitable against Grand. Such fees and expenses may also be assessed against any party in bringing the proceedings if the court finds that such party has acted arbitrarily, vexatiously or not in good faith, and may be awarded to a party injured by those actions. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to such shareholders, if any.

    A shareholder of record may assert dissenters' rights as to fewer than all of the shares registered in such shareholder's name only if he or she dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies Grand in writing of the name and address of each person on whose behalf he or she asserts dissenters' rights. The rights of such a partial dissenting shareholder are determined as if the shares as to which he or she dissents and his or her other shares were registered in the names of different shareholders.

    Under Subdivision 4 of Section 302A.471 of the MBCA, a Grand shareholder has no right, at law or in equity, to set aside the approval of the Merger Agreement or the consummation of the Merger except if such adoption or consummation was fraudulent with respect to such shareholder or Grand.

CAUTIONARY STATEMENTS CONCERNING FORWARD-LOOKING STATEMENTS

    This Joint Proxy Statement/Prospectus and the documents incorporated by reference in this Joint Proxy Statement/Prospectus contain forward-looking statements with respect to Hilton, Park Place, Grand and Lakes (collectively, the "Companies"), that are subject to risks and uncertainties. These statements are based on the Companies' respective management's beliefs and assumptions, based on information currently available to management. Forward-looking statements include the information concerning plans, strategies, objectives, expectations and intentions of the Companies with respect to the consummation of the Transactions, the ownership, management and operation of hotels and casinos following consummation of the Transactions, supply and customer demand and trends affecting the financial condition, results of operation and the adequacy of resources of the Companies set forth (i) under "Summary," "Recent Developments," "The Transactions," "Unaudited Pro Forma Financial Information," "Background and Reasons," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Park Place," "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Lakes," "Business and Properties of Park Place" and "Business and Properties of Lakes" in this Joint Proxy Statement/Prospectus (ii) under "General Information," "Hotel Operations," "Gaming Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1997 Compared with Fiscal 1996," in Hilton's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Hilton's Quarterly Reports on Form 10-Q incorporated by reference into this document, (iii) under "Mississippi Casinos," "Minnesota Casinos," "Louisiana Casinos," "Indian Gaming," "Competition" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Grand's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Grand's Quarterly Reports on Form 10-Q incorporated herein by reference, and (iv) in this document and the documents incorporated herein by reference and preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions.

    The future results and stockholder values of the Companies may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the Companies' ability to control or predict. Shareholders are cautioned not to put undue reliance on any forward-looking statements.

    Stockholders of the Companies should understand that the following important factors, in addition to those discussed under (i) "Risk Factors" in this Joint Proxy Statement/Prospectus, (ii) those identified in Hilton's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 under the captions "Additional Information--Business Risks," "Competition," "Gaming Operations" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Fiscal 1997 compared with Fiscal 1996," and
(iii) those identified in Grand's Annual Report on Form 10-K for the fiscal year ended December 28, 1997 under the captions "Indian Gaming," "Competition," "Regulation," "Indian Gaming," Certain Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" could affect the future results of the Companies and could cause results to differ materially from those expressed in such forward-looking statements: (a) the effect of economic conditions; (b) the ability of Park Place and Grand to integrate successfully their operations; (c) the impact of competition and (d) customer demand.

               UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

                           HILTON HOTELS CORPORATION
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Hilton illustrate the estimated effects of the Hilton Distribution. The unaudited pro forma balance sheet of Hilton as of June 30, 1998 presents the financial position of Hilton as if the Hilton Distribution had been completed as of such date. The unaudited pro forma income statements of Hilton for the six month periods ended June 30, 1998 and 1997 and the years ended December 31, 1997, 1996 and 1995 present the results of operations of Hilton as if the Hilton Distribution had been completed as of January 1, 1995.

    The unaudited pro forma financial statements of Hilton and Notes thereto should be read in conjunction with the Hilton consolidated financial statements contained in the Hilton Hotels Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and the Hilton Hotels Corporation Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998, each of which are incorporated herein by reference. See "Where You Can Find More Information."

    The pro forma financial data of Hilton does not purport to represent what the financial position or results of operations would have been if the Hilton Distribution had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Hilton's management believes are reasonable in the circumstances.

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                          PRO FORMA      ADJUSTED        PRO FORMA       PRO FORMA
                                         HILTON HOTELS  PRESENTATION   HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                          CORPORATION   ADJUSTMENT(1)   CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                         -------------  -------------  -------------  ---------------  -------------
Revenue
  Rooms................................    $   1,905      $    (814)     $   1,091       $    (312)      $     779
  Food and beverage....................          988           (466)           522            (216)            306
  Casino...............................        1,832           (382)         1,450          (1,450)         --
  Other products and services..........          591            (34)           557            (167)            390
                                              ------         ------         ------          ------          ------
                                               5,316         (1,696)         3,620          (2,145)          1,475
                                              ------         ------         ------          ------          ------
Expenses
  Rooms................................          524           (209)           315            (110)            205
  Food and beverage....................          776           (346)           430            (191)            239
  Casino...............................        1,000           (230)           770            (770)         --
  Other expenses.......................        2,340           (911)         1,429            (858)            571
  Corporate expense....................           80         --                 80             (15)             65
                                              ------         ------         ------          ------          ------
                                               4,720         (1,696)         3,024          (1,944)          1,080
                                              ------         ------         ------          ------          ------
Operating income.......................          596         --                596            (201)            395
  Interest and dividend income.........           42         --                 42             (25)             17
  Interest expense.....................         (172)        --               (172)             82(3)          (90)
  Interest expense, net, from equity
    investments........................          (18)        --                (18)             10              (8)
                                              ------         ------         ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest.............................          448         --                448            (134)            314
  Provision for income taxes...........         (187)        --               (187)             63            (124)
  Minority interest, net...............          (11)        --                (11)              4              (7)
                                              ------         ------         ------          ------          ------
Income from continuing operations......    $     250      $  --          $     250       $     (67)      $     183
                                              ------         ------         ------          ------          ------
                                              ------         ------         ------          ------          ------
Income from continuing operations per
  share:
  Basic................................    $     .95                     $     .95                       $     .69
                                              ------                        ------                          ------
                                              ------                        ------                          ------
  Diluted..............................    $     .94                     $     .94                       $     .67
                                              ------                        ------                          ------
                                              ------                        ------                          ------
Weighted average common and equivalent
  shares(4):
  Basic................................          250                           250                             263
                                              ------                        ------                          ------
                                              ------                        ------                          ------
  Diluted..............................          281                           281                             293(5)
                                              ------                        ------                          ------
                                              ------                        ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                        PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION   HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION   ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  --------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $   1,734      $   (1,061)     $     673       $    (232)      $     441
  Food and beverage..................          857            (551)           306            (138)            168
  Casino.............................          857            (371)           486            (486)         --
  Other products and services........          492             (52)           440            (102)            338
                                            ------         -------         ------          ------          ------
                                             3,940          (2,035)         1,905            (958)            947
                                            ------         -------         ------          ------          ------
Expenses
  Rooms..............................          508            (300)           208             (81)            127
  Food and beverage..................          674            (417)           257            (123)            134
  Casino.............................          466            (207)           259            (259)         --
  Other expenses.....................        1,911          (1,111)           800            (394)            406
  Corporate expense..................           52          --                 52              (9)             43
                                            ------         -------         ------          ------          ------
                                             3,611          (2,035)         1,576            (866)            710
                                            ------         -------         ------          ------          ------
Operating income.....................          329          --                329             (92)            237
  Interest and dividend income.......           38          --                 38             (12)             26
  Interest expense...................          (88)         --                (88)             36(3)          (52)
  Interest expense, net, from equity
    investments......................          (12)         --                (12)              5              (7)
                                            ------         -------         ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          267          --                267             (63)            204
  Provision for income taxes.........         (106)         --               (106)             27             (79)
  Minority interest, net.............           (5)         --                 (5)         --                  (5)
                                            ------         -------         ------          ------          ------
Income from continuing operations....    $     156      $   --          $     156       $     (36)      $     120
                                            ------         -------         ------          ------          ------
                                            ------         -------         ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $     .79                      $     .79                       $     .61
                                            ------                         ------                          ------
                                            ------                         ------                          ------
  Diluted............................    $     .79                      $     .79                       $     .60
                                            ------                         ------                          ------
                                            ------                         ------                          ------
Weighted average common and
  equivalent shares(4):
  Basic..............................          197                            197                             198
                                            ------                         ------                          ------
                                            ------                         ------                          ------
  Diluted............................          209                            209                             217(5)
                                            ------                         ------                          ------
                                            ------                         ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION    HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION    ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  ---------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $   1,562       $    (975)      $     587       $    (215)      $     372
  Food and beverage..................          782            (516)            266            (124)            142
  Casino.............................          791            (280)            511            (511)         --
  Other products and services........          420            (135)            285             (84)            201
                                            ------          ------          ------          ------          ------
                                             3,555          (1,906)          1,649            (934)            715
                                            ------          ------          ------          ------          ------
Expenses
  Rooms..............................          484            (298)            186             (76)            110
  Food and beverage..................          625            (396)            229            (114)            115
  Casino.............................          400            (165)            235            (235)         --
  Other expenses.....................        1,659          (1,047)            612            (336)            276
  Corporate expense..................           32          --                  32              (8)             24
                                            ------          ------          ------          ------          ------
                                             3,200          (1,906)          1,294            (769)            525
                                            ------          ------          ------          ------          ------
Operating income.....................          355          --                 355            (165)            190
  Interest and dividend income.......           35          --                  35              (7)             28
  Interest expense...................          (93)         --                 (93)             39(3)          (54)
  Interest expense, net, from equity
    investments......................          (17)         --                 (17)              2             (15)
                                            ------          ------          ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          280          --                 280            (131)            149
  Provision for income taxes.........         (102)         --                (102)             46             (56)
  Minority interest, net.............           (5)         --                  (5)         --                  (5)
                                            ------          ------          ------          ------          ------
Income from continuing operations....    $     173       $  --           $     173       $     (85)      $      88
                                            ------          ------          ------          ------          ------
                                            ------          ------          ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $     .90                       $     .90                       $     .46
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................    $     .89                       $     .89                       $     .45
                                            ------                          ------                          ------
                                            ------                          ------                          ------
Weighted average common and
  equivalent shares:
  Basic..............................          193                             193                             193
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................          195                             195                             195
                                            ------                          ------                          ------
                                            ------                          ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION    HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION    ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  ---------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $     992       $    (408)      $     584       $    (156)      $     428
  Food and beverage..................          543            (234)            309            (115)            194
  Casino.............................          975            (198)            777            (777)         --
  Other products and services........          299              (2)            297             (96)            201
                                            ------          ------          ------          ------          ------
                                             2,809            (842)          1,967          (1,144)            823
                                            ------          ------          ------          ------          ------
Expenses
  Rooms..............................          258             (99)            159             (54)            105
  Food and beverage..................          416            (168)            248            (103)            145
  Casino.............................          521            (108)            413            (413)         --
  Other expenses.....................        1,160            (467)            693            (383)            310
  Corporate expense..................           31          --                  31              (4)             27
                                            ------          ------          ------          ------          ------
                                             2,386            (842)          1,544            (957)            587
                                            ------          ------          ------          ------          ------
Operating income.....................          423          --                 423            (187)            236
  Interest and dividend income.......           18          --                  18             (14)              4
  Interest expense...................         (103)         --                (103)             43(3)          (60)
  Interest expense, net, from equity
    investments......................           (9)         --                  (9)              6              (3)
                                            ------          ------          ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          329          --                 329            (152)            177
  Provision for income taxes.........         (141)         --                (141)             70             (71)
  Minority interest, net.............           (5)         --                  (5)              2              (3)
                                            ------          ------          ------          ------          ------
Income from continuing operations....    $     183       $  --           $     183       $     (80)      $     103
                                            ------          ------          ------          ------          ------
                                            ------          ------          ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $     .71                       $     .71                       $     .40
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................    $     .68                       $     .68                       $     .38
                                            ------                          ------                          ------
                                            ------                          ------                          ------
Weighted average common and
  equivalent shares(4):
  Basic..............................          247                             247                             261
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................          279                             279                             291(5)
                                            ------                          ------                          ------
                                            ------                          ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                         PRO FORMA       ADJUSTED        PRO FORMA       PRO FORMA
                                       HILTON HOTELS   PRESENTATION    HILTON HOTELS     SPIN-OFF      HILTON HOTELS
                                        CORPORATION    ADJUSTMENT(1)    CORPORATION   ADJUSTMENTS(2)    CORPORATION
                                       -------------  ---------------  -------------  ---------------  -------------
Revenue
  Rooms..............................    $     962       $    (428)      $     534       $    (159)      $     375
  Food and beverage..................          513            (258)            255            (104)            151
  Casino.............................          898            (208)            690            (690)         --
  Other products and services........          290              (9)            281             (87)            194
                                            ------          ------          ------          ------          ------
                                             2,663            (903)          1,760          (1,040)            720
                                            ------          ------          ------          ------          ------
Expenses
  Rooms..............................          260            (106)            154             (55)             99
  Food and beverage..................          394            (186)            208             (91)            117
  Casino.............................          484            (116)            368            (368)         --
  Other expenses.....................        1,130            (495)            635            (362)            273
  Corporate expense..................           35          --                  35             (11)             24
                                            ------          ------          ------          ------          ------
                                             2,303            (903)          1,400            (887)            513
                                            ------          ------          ------          ------          ------
Operating income.....................          360          --                 360            (153)            207
  Interest and dividend income.......           23          --                  23             (10)             13
  Interest expense...................          (88)         --                 (88)             46(3)          (42)
  Interest expense, net, from equity
    investments......................           (9)         --                  (9)              5              (4)
                                            ------          ------          ------          ------          ------
Income from continuing operations
  before income tax and minority
  interest...........................          286          --                 286            (112)            174
  Provision for income taxes.........         (118)         --                (118)             46             (72)
  Minority interest, net.............           (7)         --                  (7)              3              (4)
                                            ------          ------          ------          ------          ------
Income from continuing operations....    $     161       $  --           $     161       $     (63)      $      98
                                            ------          ------          ------          ------          ------
                                            ------          ------          ------          ------          ------
Income from continuing operations per
  share:
  Basic..............................    $     .62                       $     .62                       $     .37
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................    $     .60                       $     .60                       $     .36
                                            ------                          ------                          ------
                                            ------                          ------                          ------
Weighted average common and
  equivalent shares(4):
  Basic..............................          249                             249                             263
                                            ------                          ------                          ------
                                            ------                          ------                          ------
  Diluted............................          280                             280                             293(5)
                                            ------                          ------                          ------
                                            ------                          ------                          ------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN MILLIONS)

                                                                        ADJUSTED                     PRO FORMA
                                                        PRO FORMA        HILTON       PRO FORMA        HILTON
                                       HILTON HOTELS   PRESENTATION      HOTELS        SPIN-OFF        HOTELS
                                        CORPORATION   ADJUSTMENT(1)   CORPORATION   ADJUSTMENTS(2)  CORPORATION
                                       -------------  --------------  ------------  --------------  ------------
ASSETS
Current assets
  Cash and equivalents...............    $     316      $      (81)    $      235     $     (132)    $      103
  Temporary investments..............           32             (32)        --             --             --
  Accounts receivable, net...........          429            (113)           316           (114)           202
  Other current assets...............          257             (55)           202            (99)           103
                                            ------         -------    ------------       -------    ------------
  Total current assets...............        1,034            (281)           753           (345)           408
Investments..........................          712          --                712            436(3)       1,148
Property and equipment, net..........        5,815          --              5,815         (3,875)         1,940
Goodwill.............................        1,326          --              1,326         (1,317)             9
Other assets.........................          118          --                118            (61)            57
                                            ------         -------    ------------       -------    ------------
  Total investments, property and
    other assets.....................        7,971          --              7,971         (4,817)         3,154
                                            ------         -------    ------------       -------    ------------
Total assets.........................    $   9,005      $     (281)    $    8,724     $   (5,162)    $    3,562
                                            ------         -------    ------------       -------    ------------
                                            ------         -------    ------------       -------    ------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued
  expenses...........................    $     845      $     (281)    $      564     $     (267)(7)  $      297
Current maturities of long-term
  debt...............................           65          --                 65            (34)            31
Income taxes payable.................           44          --                 44             (9)(7)          35
                                            ------         -------    ------------       -------    ------------
  Total current liabilities..........          954            (281)           673           (310)           363
Long-term debt.......................        3,763          --              3,763           (934)(3)       2,829
Deferred income taxes................          612          --                612           (565)            47
Insurance reserves and other.........          225          --                225            (53)           172
                                            ------         -------    ------------       -------    ------------
  Total liabilities..................        5,554            (281)         5,273         (1,862)         3,411
Stockholders' equity.................        3,451          --              3,451         (3,300)(7)         151
                                            ------         -------    ------------       -------    ------------
Total liabilities and stockholders'
  equity.............................    $   9,005      $     (281)    $    8,724     $   (5,162)    $    3,562
                                            ------         -------    ------------       -------    ------------
                                            ------         -------    ------------       -------    ------------

(FOOTNOTES ON FOLLOWING PAGES)

                           HILTON HOTELS CORPORATION

                          NOTES TO UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

(1) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

   Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Hilton will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. This pro forma adjustment reflects the application of EITF 97-2 to Hilton's historical financial statements. Application of EITF 97-2 has no impact on pro forma operating income, net income, earnings per share or stockholders' equity.

(2) Represents the results of Park Place which will be reflected as discontinued operations after the Hilton Distribution.

(3) A pro-rata portion of Hilton's public and corporate bank debt balance and related interest expense has been allocated to Park Place. The amounts allocated to Park Place are based on the estimate that approximately 50% of Hilton's public and corporate bank debt balance will be allocated to Park Place at the time of the Hilton Distribution. Hilton will be obligated to make any payment Park Place fails to make with respect to $623 million, net of discount, of senior notes which Park Place will assume pursuant to a debt assumption agreement. Park Place will be obligated to reimburse Hilton for any payments made on its behalf. As a result, these notes have been included in the pro forma Hilton long-term debt balance and a related receivable from Park Place has been included in Hilton's pro forma investments balance.

(4) Pro forma weighted average common and equivalent shares assume the conversion of Hilton's Preferred Redeemable Increased Dividend Equity Securities-SM- , 8% PRIDES-SM- , Convertible Preferred Stock ("PRIDES") as of the date of original issuance in December 1996.

(5) The Hilton Distribution will result in an adjustment to the conversion price of Hilton's 5% Convertible Subordinated Notes due 2006, which will effectively increase the number of shares of Hilton Common Stock issuable upon conversion. This increase has been reflected in the pro forma diluted common and equivalent shares.

(6) Represents the removal of the assets and liabilities of Park Place as a result of the Hilton Distribution.

(7) Includes the portion of the estimated costs of the Hilton Distribution to be paid by Hilton totaling $12 million (before tax benefit of $5 million).

                                 NEW PARK PLACE
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Park Place illustrate the estimated effects of the Hilton Distribution. The unaudited pro forma balance sheet of Park Place as of June 30, 1998 presents the financial position of Park Place as if the Hilton Distribution had been completed as of such date. The unaudited pro forma income statements of Park Place for the six month periods ended June 30, 1998 and 1997 and the year ended December 31, 1997 present the results of operations of Park Place as if the Hilton Distribution had been completed as of January 1, 1997. The unaudited pro forma financial data of Park Place and notes thereto should be read in conjunction with the audited Park Place consolidated financial statements and notes thereto which are included elsewhere in this Joint Proxy Statement/Prospectus.

    The unaudited pro forma statements of income and balance sheet of New Park Place are based upon the pro forma financial statements of Park Place and the pro forma financial statements of Grand, which are included elsewhere in this Joint Proxy Statement/Prospectus, and should be read in conjunction with those pro forma financial statements and related notes.

    The unaudited pro forma statements of income of New Park Place for the six month periods ended June 30, 1998 and 1997 and the year ended December 31, 1997 give effect to (i) the acquisition of Grand applying the purchase method of accounting; and (ii) certain adjustments that are directly attributable to the Merger as if such transactions were consummated as of January 1, 1997.

    The unaudited pro forma balance sheet of New Park Place presents the combined financial position of Park Place and Grand as of June 30, 1998. The unaudited pro forma balance sheet reflects (i) the acquisition of Grand applying the purchase method of accounting; and (ii) certain adjustments that are directly attributable to the Merger. Such data further assume that the transactions described above were consummated as of June 30, 1998.

    The pro forma financial data of Park Place and New Park Place do not purport to represent what the financial position or results of operations of Park Place and New Park Place would have been if the Hilton Distribution, Grand Distribution and Merger had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Park Place and Grand management believe are reasonable in the circumstances. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma financial information have been made.

    For the purposes of preparing the financial statements of New Park Place, management of Park Place will undertake a study to establish the fair value of the acquired assets and liabilities of Grand. The allocation of the purchase price to the assets and liabilities acquired reflected in this pro forma financial data is preliminary. Accordingly, the actual financial position and results of operations may differ from these pro forma amounts.

                                 NEW PARK PLACE

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                  PRO            PRO FORMA
                                     HISTORICAL    PRO FORMA       PRO FORMA     FORMA            NEW PARK
                                     PARK PLACE   ADJUSTMENTS      PARK PLACE   GRAND(2)          PLACE(1)
                                     ----------   -----------      ----------   --------         ----------
Revenue
  Casino...........................     $1,832    $  (382)(3)         $1,450       $463             $1,913
  Rooms............................        325        (13)(3)            312         26                338
  Food and beverage................        267        (51)(3)            216         28                244
  Other products and services......        148         19(3)             167         12                179
                                     ----------   -----------      ----------   --------         ----------
                                         2,572       (427)             2,145        529              2,674
                                     ----------   -----------      ----------   --------         ----------
Expenses
  Casino...........................      1,000       (230)(3)            770        161                931
  Rooms............................        115         (5)(3)            110          8                118
  Food and beverage................        231        (40)(3)            191         33                224
  Other expenses...................      1,010       (152)(3)            858        238              1,096
  Corporate expense................         15         10(4)              25         18                 43
                                     ----------   -----------      ----------   --------         ----------
                                         2,371       (417)             1,954        458              2,412
                                     ----------   -----------      ----------   --------         ----------
Operating income...................        201        (10)               191         71                262
  Interest and dividend income.....         25      --                    25          7                 32
  Interest expense.................        (82)     --                   (82)       (46)              (128)
  Interest expense, net, from
    equity investments.............        (10)     --                   (10)     --                   (10)
                                     ----------   -----------      ----------   --------         ----------
Income from continuing operations
  before income tax and minority
  interest.........................        134        (10)               124         32                156
  Provision for income taxes.......        (63)         4(5)             (59)       (11)               (70)
  Minority interest, net...........         (4)     --                    (4)     --                    (4)
                                     ----------   -----------      ----------   --------         ----------
Income from continuing
  operations.......................     $   67    $    (6)            $   61       $ 21             $   82
                                     ----------   -----------      ----------   --------         ----------
                                     ----------   -----------      ----------   --------         ----------
Income from continuing operations
  per share:
  Basic............................                                   $  .23                        $  .27
                                                                   ----------                    ----------
                                                                   ----------                    ----------
  Diluted..........................                                   $  .23                        $  .26
                                                                   ----------                    ----------
                                                                   ----------                    ----------
Weighted average common and
  equivalent shares(6):
  Basic............................                                      263                           307
                                                                   ----------                    ----------
                                                                   ----------                    ----------
  Diluted..........................                                      266                           310
                                                                   ----------                    ----------
                                                                   ----------                    ----------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                     PRO FORMA                    PRO FORMA
                                          HISTORICAL    PRO FORMA      PARK      PRO FORMA         NEW PARK
                                          PARK PLACE   ADJUSTMENTS     PLACE     GRAND(2)          PLACE(1)
                                          ----------   -----------   ---------   ---------      --------------
Revenue
  Casino................................    $  975     $  (198)(3)    $  777       $247             $1,024
  Rooms.................................       165          (9)(3)       156         16                172
  Food and beverage.....................       138         (23)(3)       115         17                132
  Other products and services...........        77          19(3)         96          6                102
                                          ----------   -----------   ---------   ---------          ------
                                             1,355        (211)        1,144        286              1,430
                                          ----------   -----------   ---------   ---------          ------
Expenses
  Casino................................       521        (108)(3)       413         82                495
  Rooms.................................        57          (3)(3)        54          7                 61
  Food and beverage.....................       121         (18)(3)       103         19                122
  Other expenses........................       465         (82)(3)       383        125                508
  Corporate expense.....................         4           5(4)          9         14                 23
                                          ----------   -----------   ---------   ---------          ------
                                             1,168        (206)          962        247              1,209
                                          ----------   -----------   ---------   ---------          ------
Operating income........................       187          (5)          182         39                221
  Interest and dividend income..........        14       --               14          3                 17
  Interest expense......................       (43)      --              (43)       (24)               (67)
  Interest expense, net, from equity
    investments.........................        (6)      --               (6)      --                   (6)
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations before
  income tax and minority interest......       152          (5)          147         18                165
  Provision for income taxes............       (70)          2(5)        (68)        (6)               (74)
  Minority interest, net................        (2)      --               (2)      --                   (2)
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations.......    $   80     $    (3)       $   77       $ 12             $   89
                                          ----------   -----------   ---------   ---------          ------
                                          ----------   -----------   ---------   ---------          ------
Income from continuing operations per
  share:
  Basic.................................                              $  .30                        $  .29
                                                                     ---------                      ------
                                                                     ---------                      ------
  Diluted...............................                              $  .29                        $  .29
                                                                     ---------                      ------
                                                                     ---------                      ------
Weighted average common and equivalent
  shares(6):
  Basic.................................                                 261                           304
                                                                     ---------                      ------
                                                                     ---------                      ------
  Diluted...............................                                 264                           308
                                                                     ---------                      ------
                                                                     ---------                      ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                PRO FORMA                    PRO FORMA
                                     HISTORICAL    PRO FORMA      PARK      PRO FORMA         NEW PARK
                                     PARK PLACE   ADJUSTMENTS     PLACE     GRAND(2)          PLACE(1)
                                     ----------   -----------   ---------   ---------      --------------
Revenue
  Casino...........................    $  898     $  (208)(3)    $  690       $222             $  912
  Rooms............................       165          (6)(3)       159         12                171
  Food and beverage................       129         (25)(3)       104         14                118
  Other products and services......        76          11(3)         87          6                 93
                                     ----------   -----------   ---------   ---------          ------
                                        1,268        (228)        1,040        254              1,294
                                     ----------   -----------   ---------   ---------          ------
Expenses
  Casino...........................       484        (116)(3)       368         78                446
  Rooms............................        57          (2)(3)        55          4                 59
  Food and beverage................       111         (20)(3)        91         17                108
  Other expenses...................       452         (90)(3)       362        113                475
  Corporate expense................        11           5(4)         16          7                 23
                                     ----------   -----------   ---------   ---------          ------
                                        1,115        (223)          892        219              1,111
                                     ----------   -----------   ---------   ---------          ------
Operating income...................       153          (5)          148         35                183
  Interest and dividend income.....        10       --               10          3                 13
  Interest expense.................       (46)      --              (46)       (23)               (69)
  Interest expense, net, from
    equity investments.............        (5)      --               (5)      --                   (5)
                                     ----------   -----------   ---------   ---------          ------
Income from continuing operations
  before income tax and minority
  interest.........................       112          (5)          107         15                122
  Provision for income taxes.......       (46)          2(5)        (44)        (5)               (49)
  Minority interest, net...........        (3)      --               (3)      --                   (3)
                                     ----------   -----------   ---------   ---------          ------
Income from continuing
  operations.......................    $   63     $    (3)       $   60       $ 10             $   70
                                     ----------   -----------   ---------   ---------          ------
                                     ----------   -----------   ---------   ---------          ------
Income from continuing operations
  per share:
  Basic............................                              $  .23                        $  .23
                                                                ---------                      ------
                                                                ---------                      ------
  Diluted..........................                              $  .23                        $  .23
                                                                ---------                      ------
                                                                ---------                      ------
Weighted average common and
  equivalent shares(6):
  Basic............................                                 263                           307
                                                                ---------                      ------
                                                                ---------                      ------
  Diluted..........................                                 265                           309
                                                                ---------                      ------
                                                                ---------                      ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 30, 1998
                                 (IN MILLIONS)

                                                                                      PRO FORMA
                              HISTORICAL     PRO FORMA     PRO FORMA    PRO FORMA      MERGER           PRO FORMA
                              PARK PLACE    ADJUSTMENTS   PARK PLACE    GRAND(2)     ADJUSTMENTS     NEW PARK PLACE
                              -----------  -------------  -----------  -----------  -------------  -------------------
ASSETS
Current assets
  Cash and equivalents......   $     148    $     (16)(3)  $     132    $      60     $  --             $     192
  Temporary investments.....           2           (2)(3)     --           --            --                --
  Accounts receivable,
    net.....................         133          (19)(3)        114           11        --                   125
  Other current assets......         111          (12)(3)         99           23            36(9)            158
                              -----------  -------------  -----------  -----------        -----            ------
  Total current assets......         394          (49)           345           94            36               475
Investments.................         187        --               187       --            --                   187
Property and equipment,
  net.......................       3,875        --             3,875        1,031        --                 4,906
Goodwill....................       1,317        --             1,317       --            --                 1,317
Other assets................          61        --                61           35           (22)(10)             74
                              -----------  -------------  -----------  -----------        -----            ------
  Total investments,
    property and other
    assets..................       5,440        --             5,440        1,066           (22)            6,484
                              -----------  -------------  -----------  -----------        -----            ------
Total assets................   $   5,834    $     (49)     $   5,785    $   1,160     $      14         $   6,959
                              -----------  -------------  -----------  -----------        -----            ------
                              -----------  -------------  -----------  -----------        -----            ------
LIABILITIES AND
  STOCKHOLDERS' EQUITY
Accounts payable and accrued
  expenses..................   $     328    $     (37)(3 (7)  $     291  $      76    $      26 (11      $     393
Current maturities of
  long-term debt............          34        --                34       --            --                    34
Income taxes payable........           4           (5)(7)         (1)      --            --                    (1)
                              -----------  -------------  -----------  -----------        -----            ------
  Total current
    liabilities.............         366          (42)           324           76            26               426
Long-term debt..............       1,557        --             1,557          566            52 (12          2,175
Deferred income taxes.......         565        --               565           96        --                   661
Insurance reserves and
  other.....................          53        --                53       --            --                    53
                              -----------  -------------  -----------  -----------        -----            ------
  Total liabilities.........       2,541          (42)         2,499          738            78             3,315
Division equity.............       3,293       (3,293)(8)     --           --            --                --
Stockholders' equity........      --            3,286(8)       3,286          422           (64)  13)          3,644
                              -----------  -------------  -----------  -----------        -----            ------
Total liabilities and
  stockholders' equity......   $   5,834    $     (49)     $   5,785    $   1,160     $      14         $   6,959
                              -----------  -------------  -----------  -----------        -----            ------
                              -----------  -------------  -----------  -----------        -----            ------

(FOOTNOTES ON FOLLOWING PAGES)

                                 NEW PARK PLACE

                          NOTES TO UNAUDITED PRO FORMA
                         CONDENSED FINANCIAL STATEMENTS

    The following table sets forth the determination and allocation of the purchase price of Grand's Mississippi Business. The number of shares of Park Place to be issued to Grand shareholders will be determined by an exchange ratio based upon a valuation factor for Grand's Mississippi Business and Park Place. For purposes of the pro forma financial statements, the exchange ratio is .9699. The value of the Park Place shares to be issued to Grand shareholders will be based on the trading value of those shares immediately prior to the merger. For purposes of the pro forma financial statements, the value of Park Place shares to be issued to Grand shareholders is based on an estimated allocation percentage of the average trading value of Hilton's common stock for the month of September 1998.

                                          (IN MILLIONS)
                                          -------------
Net equity purchase price...............     $  358
Assumption of Mississippi Business
  debt..................................        566
Transaction costs and expenses..........         11
                                             ------
Pro forma purchase price................     $  935
                                             ------
                                             ------

    The preliminary allocation of the pro forma purchase price is as follows:

Property and equipment..................     $1,031
Other, net..............................        (96)
                                             ------
                                             $  935
                                             ------
                                             ------

(1) Pro forma results of New Park Place do not reflect any cost savings or operating efficiencies which may be achievable to the combined company. Park Place expects to realize annual pretax cost savings of approximately $8 million, primarily due to the elimination of duplicative corporate office and operational support functions and greater purchasing economies of scale. However, there can be no assurance as to the amount and timing of these savings, which could be adversely impacted by difficulties in integrating the two companies or the inability to realize anticipated purchasing economies.

   In addition, pro forma results do not reflect the anticipated refinancing of the Grand debt. Park Place expects to achieve annual pretax interest expense savings of approximately $14 million by refinancing the Grand debt with a combination of fixed and floating rate debt at an average rate of approximately 6.7%. There can be no assurance, however, that Park Place will be able to obtain such financing.

(2) There are no significant adjustments required to the historical financial data of Pro Forma Grand to conform to the accounting policies of Park Place. Certain reclassifications have been made to the historical balances of Grand to conform the financial presentation of the two entities. Specifically, casino allowances have been reclassified as reductions of the appropriate revenue categories, selling, general and administrative expenses have been reclassified to other expenses and corporate expense, and amortization of debt issuance costs has been reclassified to interest expense.

(3) On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

                                 NEW PARK PLACE

                          NOTES TO UNAUDITED PRO FORMA
                   CONDENSED FINANCIAL STATEMENTS (CONTINUED)

   Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. This pro forma adjustment reflects the application of EITF 97-2 to Park Place's historical financial statements. Application of EITF 97-2 has no impact on pro forma operating income, net income, earnings per share or stockholders' equity.

(4)Represents additional corporate expense expected to be incurred by Park Place to operate as a separate public company. These costs include, among other things, an accounting, tax and financial reporting group, a treasury and investor relations department, a general counsel, an expanded human resources group and a separate Board of Directors.

(5) To record the tax effect of the pro forma adjustment for additional corporate expenses.

(6) Weighted average common and equivalent shares assume the conversion of the PRIDES as of the date of original issuance.

(7) Includes the portion of the estimated costs of the Hilton Distribution to be paid by Park Place totaling $12 million (before tax benefit of $5 million).

(8) Reflects the issuance of approximately 260 million shares of Park Place Common Stock at the time of the Hilton Distribution and the after tax impact of the estimated costs of the Hilton Distribution to be paid by Park Place.

(9) To record the deferred tax effect of the pro forma balance sheet adjustments, primarily related to debt and estimated severance costs.

(10) Reflects deferred financing costs and other deferred costs of Grand not valued in purchase accounting.

(11) Reflects the accrual of severance costs relating to certain Grand employees and direct merger costs of Park Place and Grand. Severance costs include change of control benefits for certain Grand executives and termination benefits related to the elimination of duplicative corporate office and operational support functions.

(12) To adjust the Grand debt to estimated fair market value based on quoted market prices at June 30, 1998.

(13) The net increase in stockholders' equity results from (i) the issuance of an estimated $358 million in Park Place equity consideration in connection with the Merger and (ii) the elimination of Grand's historical net assets.

                              GRAND CASINOS, INC.
                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

    The unaudited pro forma statements of income and balance sheet of Grand illustrate the estimated effects of the Grand Distribution. The unaudited pro forma balance sheet of Grand as of June 28, 1998 presents the financial position of Grand as if the Grand Distribution had been completed as of such date. The unaudited pro forma income statements of Grand for the six month periods ended June 29, 1998 and June 27, 1997 and the years ended December 28, 1997, December 29, 1996 and December 31, 1995 present the results of operations of Grand as if the Grand Distribution had been completed as of January 2, 1995.

    The unaudited pro forma financial data of Grand and notes thereto should be read in conjunction with the Grand consolidated financial statements contained in the Grand Casinos, Inc. Annual Report on Form 10-K for the fiscal year ended December 28, 1997 and the Grand Casinos, Inc. Quarterly Report on Form 10-Q for the fiscal quarter ended June 28, 1998, each of which are incorporated herein by reference.

    The pro forma financial data of Grand does not purport to represent what the financial position or results of operations of Grand would have been if the Grand Distribution had in fact been consummated on such date or at the beginning of the period indicated or to project the financial position or results of operations for any future date or period. The pro forma adjustments are based upon available information and upon certain assumptions that Grand's management believes are reasonable in the circumstances.

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 28, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA            PRO FORMA
                                               GRAND            SPIN-OFF              GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)       CASINOS, INC.
                                          ----------------   --------------       -------------
Revenue
  Casino................................       $  463        $  --                    $463
  Rooms.................................           26           --                      26
  Food and beverage.....................           28           --                      28
  Other products and services...........           90             (78)                  12
                                               ------           -----                -----
                                                  607             (78)                 529
                                               ------           -----                -----
Expenses
  Casino................................          161           --                     161
  Rooms.................................            8           --                       8
  Food and beverage.....................           33           --                      33
  Other expenses........................          238           --                     238
  Corporate expense.....................           26              (8)                  18
                                               ------           -----                -----
                                                  466              (8)                 458
                                               ------           -----                -----
Operating income........................          141             (70)                  71
  Interest and dividend income..........           12              (5)                   7
  Interest expense......................          (46)          --                     (46)
                                               ------           -----                -----
Income from continuing operations before
  income tax............................          107             (75)                  32
  Provision for income taxes............          (41)             30                  (11)
                                               ------           -----                -----
Income from continuing operations.......       $   66        $    (45)                $ 21
                                               ------           -----                -----
                                               ------           -----                -----
Income from continuing operations per
  share:
  Basic.................................       $ 1.58                                 $.50
                                               ------                                -----
                                               ------                                -----
  Diluted...............................       $ 1.54                                 $.49
                                               ------                                -----
                                               ------                                -----
Weighted average common and equivalent
  shares:
  Basic.................................           42                                   42
                                               ------                                -----
                                               ------                                -----
  Diluted...............................           43                                   43
                                               ------                                -----
                                               ------                                -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 29, 1996
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................       $  362        $  --                $362
  Rooms.................................           20           --                  20
  Food and beverage.....................           22           --                  22
  Other products and services...........           86             (77)               9
                                               ------           -----            -----
                                                  490             (77)             413
                                               ------           -----            -----
Expenses
  Casino................................          126           --                 126
  Rooms.................................            6           --                   6
  Food and beverage.....................           26           --                  26
  Other expenses........................          195              (1)             194
  Corporate expense.....................           41             (16)              25
                                               ------           -----            -----
                                                  394             (17)             377
                                               ------           -----            -----
Operating income........................           96             (60)              36
  Interest and dividend income..........           17              (6)              11
  Interest expense......................          (35)          --                 (35)
  Stratosphere write-down...............         (161)            161            --
                                               ------           -----            -----
Income (loss) from continuing operations
  before income tax.....................          (83)             95               12
  Provision for income taxes............          (18)             14               (4)
                                               ------           -----            -----
Income (loss) from continuing
  operations............................       $ (101)       $    109             $  8
                                               ------           -----            -----
                                               ------           -----            -----
Income (loss) from continuing operations
  per share:
  Basic.................................       $(2.43)                            $.19
                                               ------                            -----
                                               ------                            -----
  Diluted...............................       $(2.43)                            $.19
                                               ------                            -----
                                               ------                            -----
Weighted average common and equivalent
  shares:
  Basic.................................           42                               42
                                               ------                            -----
                                               ------                            -----
  Diluted...............................           42                               43
                                               ------                            -----
                                               ------                            -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................       $ 271         $  --                $271
  Rooms.................................           8            --                   8
  Food and beverage.....................          19            --                  19
  Other products and services...........          75              (69)               6
                                               -----            -----            -----
                                                 373              (69)             304
                                               -----            -----            -----
Expenses
  Casino................................          82            --                  82
  Rooms.................................           4            --                   4
  Food and beverage.....................          20            --                  20
  Other expenses........................         123               (3)             120
  Corporate expense.....................          26               (8)              18
                                               -----            -----            -----
                                                 255              (11)             244
                                               -----            -----            -----
Operating income........................         118              (58)              60
  Interest and dividend income..........          20              (18)               2
  Interest expense......................         (28)              10              (18)
                                               -----            -----            -----
Income from continuing operations before
  income tax and minority interest......         110              (66)              44
  Provision for income taxes............         (43)              28              (15)
  Minority interest, net................           3               (3)           --
                                               -----            -----            -----
Income from continuing operations.......       $  70         $    (41)            $ 29
                                               -----            -----            -----
                                               -----            -----            -----
Income from continuing operations per
  share:
  Basic.................................       $2.05                              $.84
                                               -----                             -----
                                               -----                             -----
  Diluted...............................       $1.98                              $.81
                                               -----                             -----
                                               -----                             -----
Weighted average common and equivalent
  shares:
  Basic.................................          34                                34
                                               -----                             -----
                                               -----                             -----
  Diluted...............................          35                                35
                                               -----                             -----
                                               -----                             -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 28, 1998
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................        $247         $  --                $247
  Rooms.................................          16            --                  16
  Food and beverage.....................          17            --                  17
  Other products and services...........          49              (43)               6
                                               -----            -----            -----
                                                 329              (43)             286
                                               -----            -----            -----
Expenses
  Casino................................          82            --                  82
  Rooms.................................           7            --                   7
  Food and beverage.....................          19            --                  19
  Other expenses........................         126               (1)             125
  Corporate expense.....................          20               (6)              14
                                               -----            -----            -----
                                                 254               (7)             247
                                               -----            -----            -----
Operating income........................          75              (36)              39
  Interest and dividend income..........           6               (3)               3
  Interest expense......................         (24)           --                 (24)
                                               -----            -----            -----
Income from continuing operations before
  income tax............................          57              (39)              18
  Provision for income taxes............         (21)              15               (6)
                                               -----            -----            -----
Income from continuing operations.......        $ 36         $    (24)            $ 12
                                               -----            -----            -----
                                               -----            -----            -----
Income from continuing operations per
  share:
  Basic.................................        $.86                              $.29
                                               -----                             -----
                                               -----                             -----
  Diluted...............................        $.84                              $.28
                                               -----                             -----
                                               -----                             -----
Weighted average common and equivalent
  shares:
  Basic.................................          42                                42
                                               -----                             -----
                                               -----                             -----
  Diluted...............................          43                                43
                                               -----                             -----
                                               -----                             -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                    UNAUDITED PRO FORMA STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 29, 1997
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                               PRO FORMA        PRO FORMA
                                               GRAND            SPIN-OFF          GRAND
                                          CASINOS, INC.(1)   ADJUSTMENTS(2)   CASINOS, INC.
                                          ----------------   --------------   -------------
Revenue
  Casino................................        $222         $  --                $222
  Rooms.................................          12            --                  12
  Food and beverage.....................          14            --                  14
  Other products and services...........          45              (39)               6
                                               -----            -----            -----
                                                 293              (39)             254
                                               -----            -----            -----
Expenses
  Casino................................          78            --                  78
  Rooms.................................           4            --                   4
  Food and beverage.....................          17            --                  17
  Other expenses........................         114               (1)             113
  Corporate expense.....................           9               (2)               7
                                               -----            -----            -----
                                                 222               (3)             219
                                               -----            -----            -----
Operating income........................          71              (36)              35
  Interest and dividend income..........           6               (3)               3
  Interest expense......................         (23)           --                 (23)
                                               -----            -----            -----
Income from continuing operations before
  income tax............................          54              (39)              15
  Provision for income taxes............         (21)              16               (5)
                                               -----            -----            -----
Income from continuing operations.......        $ 33         $    (23)            $ 10
                                               -----            -----            -----
                                               -----            -----            -----
Income from continuing operations per
  share:
  Basic.................................        $.79                              $.23
                                               -----                             -----
                                               -----                             -----
  Diluted...............................        $.77                              $.23
                                               -----                             -----
                                               -----                             -----
Weighted average common and equivalent
  shares:
  Basic.................................          42                                42
                                               -----                             -----
                                               -----                             -----
  Diluted...............................          43                                43
                                               -----                             -----
                                               -----                             -----

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF JUNE 28, 1998
                                 (IN MILLIONS)

                                                            PRO FORMA        PRO FORMA
                                              GRAND          SPIN-OFF          GRAND
                                          CASINOS, INC.   ADJUSTMENTS(3)   CASINOS, INC.
                                          -------------   --------------   -------------
ASSETS
Current assets
  Cash and equivalents..................     $   93       $    (33)           $   60
  Accounts receivable, net..............         21            (10)               11
  Other current assets..................         36            (13)               23
                                             ------       --------------      ------
Total current assets....................        150            (56)               94
Property and equipment, net.............      1,034             (3)            1,031
Other assets............................        109            (74)               35
                                             ------       --------------      ------
  Total property and other assets.......      1,143            (77)            1,066
                                             ------       --------------      ------
Total assets............................     $1,293       $   (133)           $1,160
                                             ------       --------------      ------
                                             ------       --------------      ------
LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses...     $   87       $    (11)           $   76
Long-term debt..........................        567             (1)              566
Deferred income taxes...................         97             (1)               96
                                             ------       --------------      ------
  Total liabilities.....................        751            (13)              738
Stockholders' equity....................        542           (120)              422
                                             ------       --------------      ------
Total liabilities and stockholders'
  equity................................     $1,293       $   (133)           $1,160
                                             ------       --------------      ------
                                             ------       --------------      ------

(FOOTNOTES ON FOLLOWING PAGES)

                              GRAND CASINOS, INC.

                          NOTES TO UNAUDITED PRO FORMA
                              FINANCIAL STATEMENTS

(1) There are no significant adjustments required to the historical financial data of Grand to conform to the accounting policies of Park Place. Certain reclassifications have been made to the historical balances of Grand to conform the financial presentation of the two entities. Specifically, casino allowances have been reclassified as reductions of the appropriate revenue categories, selling, general and administrative expenses have been reclassified to other costs and expenses and corporate expense, and amortization of debt issuance costs has been reclassified to interest expense.

(2) Represents the results of Lakes, which will be distributed to Grand shareholders upon consummation of the Transactions.

(3) Represents the removal of the assets and liabilities of Lakes as a result of the Grand Distribution.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--PARK PLACE

STRATEGY

    Park Place expects to expand its gaming business through acquisitions of quality assets in established markets and selective new development. The pending merger with Grand's Mississippi Business exemplifies Park Place's continued execution of this strategy which began with the December 1996 merger (the "Bally Merger") with Bally Entertainment Corporation ("Bally"). Park Place's new development efforts are currently concentrated on the construction of the 2,900-room Paris Casino-Resort on the Las Vegas Strip which is expected to open in the fall of 1999. Park Place intends to seek additional expansion and new development opportunities, both domestically and internationally, where superior returns can be demonstrated. Park Place believes that in addition to its cash flow from operations, it will have access to financial resources sufficient to finance its future growth. The following discussion should be read in conjunction with the audited financial statements of Park Place for the six months ended June 30, 1998 and the years ended December 31, 1997, 1996 and 1995 included elsewhere in this Joint Proxy/Statement Prospectus.

FINANCIAL CONDITION

    LIQUIDITY

    Net cash provided by operating activities was $376 million, $141 million and $167 million in 1997, 1996, and 1995, respectively. The decline in operating cash flow from 1995 to 1996 reflects the decrease in earnings at the Las Vegas Hilton due to lower than normal drop and a significant reduction in the win percentage on its premium play baccarat business. The increase in operating cash flow from 1996 to 1997 reflects the Bally Merger and a return to more normalized results at the Las Vegas Hilton. Net cash provided by operating activities for the six months ended June 30, 1998 increased $24 million to $144 million from the prior year due primarily to improved results at the Las Vegas Hilton, a significant increase in operating results at Bally's Park Place due to the July 1, 1997 opening of The Wild Wild West casino and improvements at many of Park Place's other facilities.

    ACQUISITIONS AND CAPITAL SPENDING

    Cash used in investing activities was $579 million, $63 million and $161 million in 1997, 1996 and 1995, respectively, and $361 million and $301 million for the six months ended June 30, 1998 and 1997, respectively. Investing activities cash flows include expenditures for normal capital replacements, new construction, and improvement projects at existing facilities that are evaluated on an ROI basis. Investing activities also include acquisitions and investments in and loans to affiliates.

    Capital expenditures in 1995 include costs to complete a $125 million expansion and enhancement project at the Flamingo Hilton-Las Vegas, including the addition of a new 600-room tower. 1995 expenditures also include costs associated with construction of the $103 million Flamingo Casino-Kansas City, a 30,000 square foot casino on a continuously docked barge in Kansas City, which opened in October 1996.

    Capital expenditures in 1996 include the completion of construction of the Flamingo Casino-Kansas City and the start of construction on "Star Trek: The Experience at the Las Vegas Hilton", an adult-oriented attraction which was developed in collaboration with Paramount Parks, Inc. Park Place's share of the "Star Trek" project costs and the construction costs of an adjacent 22,000 square foot themed casino totaled approximately $70 million. The casino, called SpaceQuest, opened in November 1997, and the "Star Trek" attraction opened in January 1998.

    Acquisitions and new investments in 1996 relate to Park Place's additional equity investment in and partial project financing of the $200 million Conrad International Punta del Este Resort and Casino in Punta del Este, Uruguay. This property, which is 43% owned by Park Place, includes a 38,000 square foot casino and a 300-room luxury hotel. The casino opened in January 1997, while the hotel opened in stages in the latter half of 1997.

    Capital expenditures in 1997 include the addition of normal replacement capital expenditures at the Bally properties acquired in the December 1996 Bally Merger and costs to complete Bally projects already underway at the time of such merger. These projects include the $110 million, 75,000 square foot Wild Wild West Casino adjacent to Bally's Park Place in Atlantic City, New Jersey which opened on July 1, 1997, and the $50 million 300-room hotel tower addition at The Atlantic City Hilton. Capital expenditures in this period also include costs relating to the construction (which began in April 1997) of the $760 million, 2,900-room Paris Casino-Resort. This property, which is located adjacent to the Bally's Las Vegas on the Strip, will feature an 85,000 square foot casino, a 50-story replica of the Eiffel Tower, thirteen restaurants, 130,000 square feet of convention space and a retail shopping complex with a French influence. This project is expected to be completed in the fall of 1999 with the majority of expenditures occurring in the 1998 and 1999 periods.

    Acquisitions and new investments in 1997 include the completion of Park Place's financing commitment to the Punta del Este project and the acquisition of an additional 11% interest in Bally's Grand, Inc., a majority owned subsidiary of Park Place which owns Bally's Las Vegas. This $55 million investment increased Park Place's indirect ownership of Bally's Grand, Inc. to 95% in 1997.

    Capital expenditures for the six month period ended June 30, 1998 include the continued construction activity at the Paris Casino-Resort. Acquisitions and new investments in the 1998 period include the acquisition of the remaining 5% interest in Bally's Grand, Inc. for $44 million and the $15 million acquisition of the Atlantic City Country Club.

    In addition to an estimated $550 million in 1998 expenditures related to acquisitions and new construction, Park Place anticipates spending approximately $180 million in the gaming segment in 1998 on normal capital replacements, ADA/safety compliance projects, structural and technology upgrades and improvement projects that are evaluated on a ROI basis.

    FINANCING

    Concurrently with the Hilton Distribution, Park Place will assume primary liability for $625 million of Hilton's fixed rate debt. The payment terms of this debt assumption will mirror the terms of Hilton's existing $300 million
7 3/8% Notes due 2002 and its $325 million 7% Notes due 2004. Hilton and Park Place will enter into supplemental indentures with the Trustee providing for the assumption by Park Place of the payment obligations under the existing indentures. See "The Transactions--Arrangements Between Hilton and Park Place--Assumption Agreement Relating to Certain Indebtedness." In addition, Park Place will be allocated a majority of Hilton's outstanding obligations under its $1.75 billion bank revolving credit facility at the time of the Hilton Distribution. Park Place expects to enter into a new bank credit facility on commercially competitive terms. The new bank facility will, among other things, facilitate the refinancing of the Hilton allocated bank debt and allow Park Place to pursue its acquisition and development strategy.

    Park Place's expected pro rata portion of Hilton's public and corporate bank debt balances at the time of the Hilton Distribution is estimated to be 50%. As such, the pro rata portion of Hilton's historical outstanding public debt and corporate bank debt balances and related interest expense has been allocated to Park Place for all periods presented.

RESULTS OF OPERATIONS

    OVERVIEW

    Results of operations include the consolidated results of Park Place's owned properties and affiliates operated under long-term management agreements. Operating results are reduced by the portion of earnings of non-controlled affiliates applicable to other ownership interests. On December 18, 1996,

Hilton consummated its acquisition of Bally through a merger with and into Hilton. Aggregate consideration totaled $3.1 billion consisting of $1.9 billion of Hilton Common Stock and the assumption of Bally subsidiary debt which totaled $1.2 billion. Prior to the Bally Merger, Park Place operated its gaming business under the Hilton, Flamingo and Conrad brand names with five wholly owned Nevada casino hotels; one partially owned and managed riverboat operation in New Orleans, Louisiana (which ceased operations on October 1, 1997); one wholly owned riverboat gaming operation in Kansas City, Missouri (which opened in October 1996); two partially owned and managed casino hotels in Australia; and a partially owned and managed casino hotel in Punta del Este, Uruguay (which opened its casino in January 1997 and its hotel in the latter half of 1997). As a result of the Bally Merger, Park Place also operates two wholly owned casino hotels in Atlantic City, New Jersey; a wholly owned casino hotel in Las Vegas, Nevada (84% owned at the time of the Bally Merger); a wholly owned and managed riverboat casino in Robinsonville, Mississippi (50% owned at the time of the Bally Merger) and a 49.9% owned and managed riverboat casino in New Orleans. The operating results of the Bally properties from December 18, 1996 through December 31, 1996 were not significant to Park Place's 1996 results.

    Park Place's Nevada operations offer a diversified product and service mix which appeal to a broad spectrum of customers. The Flamingo Hilton-Las Vegas caters to the broad Las Vegas middle market, while Bally's Las Vegas caters to convention groups and the mid- to upper mid-market. The Las Vegas Hilton primarily caters to premium players and the convention market; however, the property has implemented strategies to broaden its customer base. The Flamingo Hilton-Reno focuses on middle market activity, while the Reno Hilton targets both convention and middle market activity. The Flamingo Hilton-Laughlin targets the budget market segment.

    In Atlantic City, Bally's Park Place focuses on high-end players and the mid-market segment, including the mid- to upper mid-market slot player segment. The Atlantic City Hilton primarily focuses on high-end and mid-market casino customers.

    The following discussion presents an analysis of results of operations of Park Place for fiscal years ended December 31, 1997, 1996 and 1995 and for the six months ended June 30, 1998 and 1997. EBITDA (earnings before interest, taxes, depreciation, amortization and non-cash items) is presented supplementary in the tables below and in the discussion of operating results because management believes it allows for a more complete analysis of results of operations. Non-cash items, such as asset write-downs and impairment losses, are excluded from EBITDA as these items do not impact operating results on a recurring basis. This information should not be considered as an alternative to any measure of performance as promulgated under generally accepted accounting principles (such as operating income or income from continuing operations), nor should it be considered as an indicator of the overall financial performance of Park Place. Park Place's calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be limited.

    FISCAL 1997 COMPARED WITH FISCAL 1996

    A summary of Park Place's consolidated revenue and earnings for fiscal 1997 and 1996 is as follows:

                                                     1997    1996   % CHANGE
                                                    ------  ------  ---------
                                                    (IN MILLIONS)
Revenue...........................................  $2,572  $1,415        82%
Operating income..................................     201      92       118%
Income before extraordinary item..................      67      36        86%

Other Operating Data
EBITDA............................................  $  512  $  216       137%

    OPERATIONS. Total revenue increased 82 percent in 1997 to $2.6 billion from $1.4 billion in 1996. Casino revenue, a component of gaming revenue, increased 114 percent to $1.8 billion in 1997 compared to $857 million in the prior year. EBITDA increased 137 percent to $512 million from $216 million in the prior year and operating income increased 118 percent to $201 million from $92 million in 1996. In 1997, Park Place benefited from the addition of the Bally properties in Las Vegas, Atlantic City, Mississippi and New Orleans, the July 1 addition of The Wild Wild West casino in Atlantic City, improved international results and a return to a normal baccarat win percentage at the Las Vegas Hilton. Revenue, casino revenue and EBITDA increased $1.2 billion, $923 million and $298 million, respectively, as a result of the Bally Merger.

    The completion of a number of room expansion projects and the opening of new hotel casinos led to a six percent increase in room supply in Las Vegas compared to the prior year. At the Las Vegas Hilton, though the average rate increased six percent to $104.27, the additional market capacity contributed to a 5.4 point decline in occupancy to 83.2 percent. However, a 28 percent increase in the property's premium play baccarat volume combined with an eight point increase in the baccarat win percentage resulted in 1997 EBITDA of $45 million, a $16 million increase from the prior year. Results at the Las Vegas Hilton are more volatile than Park Place's other casinos because this property caters to the premium play segment of the market. Future fluctuations in premium play volume and win percentage could result in continued volatility in the results at this property. However, Park Place believes that its 1998 implementation of new casino marketing and entertainment strategies and the opening of the "Star Trek" attraction and SpaceQuest casino has broadened the Las Vegas Hilton's customer base and increased non-premium play volume.

    EBITDA from the Flamingo Hilton-Las Vegas declined $5 million to $109 million. New capacity additions also affected this property, which posted occupancy of 91.0 percent, a 4.5 point decrease from the prior year. The lower occupancy contributed to a four percent decrease in slot handle and a seven percent decrease in table game volume. Bally's Las Vegas generated EBITDA of $93 million in 1997, an increase of seven percent from 1996. Though occupancy declined 1.7 points, average room rate increased six percent, and slot revenue increased by seven percent on higher walk-in volume. Due to the completion of the Bally Merger on December 18, 1996, this property's contribution to overall 1996 Park Place results was not significant.

    Occupancy for the Nevada casino hotels was 86.5 percent in 1997 compared to
90.5 percent in the prior period. The average room rate for the Nevada properties was $76.53 compared to $73.57 in 1996. The 1996 statistical information includes the results of Bally's Las Vegas for comparison.

    In Atlantic City, Bally's Park Place and The Atlantic City Hilton generated EBITDA of $155 million and $29 million, respectively, in 1997. The properties' results were not significant to Park Place in 1996 since the Bally Merger did not close until mid-December; however, full year 1996 EBITDA at these properties totaled $131 million and $38 million, respectively. The results of Bally's Park Place include a new casino, The Wild Wild West, which opened on July 1, 1997. Revenue from The Wild Wild West casino was almost entirely incremental, resulting in strong margin gains. The Atlantic City Hilton's EBITDA was impacted by a lower table game win percentage and the effects of its tower construction on casino volume.

    Occupancy and average room rate for the Atlantic City casino hotels were
91.3 percent and $90.35, respectively, in 1997. Although not included in Park Place's 1996 period, occupancy and average room rate were 92.7 percent and $91.33, respectively.

    Park Place also benefited from the opening of the 43% owned Conrad International Punta del Este Resort and Casino which contributed EBITDA of $9 million in 1997.

    Depreciation and amortization, including Park Place's proportionate share of depreciation and amortization from its equity investments, increased $91 million to $214 million in 1997. This increase primarily resulted from the addition of the Bally properties.

    Park Place results were adversely effected by non-recurring charges totaling $102 million ($96 million non-cash) in 1997 and $38 million ($29 million non-cash) in 1996. The 1997 charges include an impairment loss relating to the Flamingo Casino-Kansas City and an impairment loss and other costs associated with the closure of the Flamingo Casino-New Orleans. The 1996 charges included the write-off of pre-opening expenses for the Flamingo Casino-Kansas City and losses associated with the planned relocation of the Flamingo Casino-New Orleans.

    CORPORATE ACTIVITY. Corporate expense increased $6 million to $15 million due to a non-recurring accrual for certain litigation costs in the 1997 period. Interest income increased $13 million to $25 million due to interest earned on restricted cash balances acquired in the Bally Merger and incremental interest from investment securities. Interest expense reflects the pro rata allocation of the period costs of Hilton's public and bank debt borrowings and the interest costs on debt secured by certain Park Place assets. Interest expense, net of amounts capitalized, was $82 million and $36 million in 1997 and 1996, respectively. Interest expense, net, from equity investments increased $5 million over 1996. The effective income tax rate in 1997 increased to 47.0% from 42.9% in 1996 primarily due to the amortization of non-deductible goodwill recorded as a result of the Bally Merger. Park Place's effective income tax rate is determined by the level and composition of pretax income and the mix of income subject to varying foreign, state and local taxes.

    FISCAL 1996 COMPARED WITH FISCAL 1995

    A summary of Park Place's consolidated revenue and earnings for fiscal 1996 and 1995 is as follows:

                                                     1996    1995   % CHANGE
                                                    ------  ------  ---------
                                                    (IN MILLIONS)
Revenue...........................................  $1,415  $1,284        10%
Operating income..................................      92     165       (44)%
Income before extraordinary item..................      36      85       (58)%

Other Operating Data
EBITDA............................................  $  216  $  253       (15)%

    OPERATIONS. Total revenue increased ten percent to $1.4 billion in 1996 compared to $1.3 billion in 1995. Casino revenue was $857 million in 1996 compared to $791 million in 1995. Total EBITDA was $216 million in 1996, a 15 percent decrease from $253 million in 1995 and operating income was $92 million in 1996, a 44 percent decrease from $165 million in 1995.

    EBITDA at the Las Vegas Hilton was $29 million, a decrease of $61 million from the prior year. The decline was due primarily to lower than normal drop combined with a significant reduction in the win percentage on its premium play baccarat business. The baccarat win percentage decreased 13 points from a more normalized win percentage in 1995.

    Benefiting from a significant renovation and expansion effort completed in 1995, the Flamingo Hilton-Las Vegas posted outstanding results in 1996. EBITDA was $114 million, $26 million above the prior year. Occupancy increased 6.1 points to 95.5 percent and the average rate increased eight percent to $79.17. A generally soft market affected 1996 EBITDA at the Flamingo Hilton-Laughlin which decreased $3 million from the prior year. Combined EBITDA from the Reno Hilton and the Flamingo Hilton-Reno decreased $11 million from the prior year primarily due to increased competition and adverse weather conditions resulting in lower occupancy and average room rates.

    Occupancy for the Nevada casino hotels was 90.2 percent and 88.4 percent in 1996 and 1995, respectively. Average room rates increased four percent in 1996.

    The EBITDA contribution from the properties acquired in the Bally Merger on December 18, 1996 were not significant to the 1996 results.

    EBITDA from the 19.9% owned Conrad Jupiters, Gold Coast hotel casino in Australia increased $7 million from 1995, primarily due to increased table game win and double-digit REVPAR growth.

Benefiting from a full year of operations, EBITDA from the 19.9% owned Conrad International Treasury Casino, Brisbane increased $4 million.

    Depreciation and amortization, including Park Place's proportionate share of depreciation and amortization from its equity investments, increased $35 million to $123 million in 1996.

    CORPORATE ACTIVITY. Corporate expense was $9 million in 1996 compared to $8 million in 1995. Interest income increased $5 million to $12 million. Interest expense, net of amounts capitalized, was $36 million and $39 million in 1996 and 1995, respectively. Interest expense, net, from equity investments increased $3 million to $5 million. The effective tax rate was 42.9% in 1996 versus 35.1% in the 1995 period. The 1995 effective income tax rate benefited from credits resulting from the favorable resolution of Federal tax issues for prior years and higher utilization of foreign tax credits.

    EXTRAORDINARY LOSS. The costs and expenses incurred in connection with the extinguishment of debt, including tender and defeasance premiums, resulted in an extraordinary loss in 1996 totaling $74 million, net of a tax benefit of $52 million.

    COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 AND 1997

    A summary of Park Place's consolidated revenue and earnings for the six months ended June 30, 1998 and 1997 is as follows:

                                                    1998   1997   % CHANGE
                                                    -----  -----  ---------
                                                        (IN
                                                     MILLIONS)
Revenue...........................................  $1,355 $1,268        7%
Operating income..................................    187    153        22%
Income from continuing operations.................     80     63        27%

Other Operating Data
EBITDA............................................  $ 299  $ 252        19%

    Total revenue increased seven percent in the six month period to $1.4 billion. Casino revenue, a component of gaming revenue, increased nine percent to $975 million in 1998 compared to $898 million in the prior year. Total EBITDA was $299 million, a 19 percent increase from $252 million in the 1997 period, and operating income increased 22 percent to $187 million from $153 million in 1997. Park Place's 1998 six month results benefited from the July 1997 opening of The Wild Wild West casino at Bally's Park Place in Atlantic City, significantly improved operations at the Las Vegas Hilton and the introduction of 300 hotel rooms at the Conrad International Punta del Este in late 1997.

    EBITDA at the Las Vegas Hilton increased $9 million over the prior year to $39 million. Total casino revenue increased 16 percent due to significantly higher volumes both in non-baccarat table games and slots. Overall table game and slot win increased 18% and 29%, respectively, in the six month period. While the average rate was flat at $106.07, a 2.5 point increase in occupancy to 88.4 percent positively impacted non-casino revenues.

    EBITDA from the Flamingo Hilton-Las Vegas declined $1 million from the prior year to $55 million due to lower table game volume and win and a decline in non-casino revenues. Occupancy declined 1.2 points to 91.6 percent, and the average rate fell four percent to $79.86. Bally's Las Vegas generated EBITDA of $47 million for the six month period, a decrease of $3 million from the prior year. The decline was due to a three point decrease in table game win percentage combined with lower overall volume. Occupancy declined 1.6 points, while the average rate was flat at $94.12.

    Combined EBITDA from the Reno Hilton and the Flamingo Hilton-Reno increased $5 million from 1997. Six month occupancy and casino volume increased substantially over the 1997 period.

    Occupancy and average rate for the Nevada casino hotels was 88.4 percent and $77.50, respectively, each comparable to the prior period.

    In Atlantic City, Bally's Park Place generated EBITDA of $78 million, an increase of 20 percent from last year's $65 million, due primarily attributable to the opening of The Wild Wild West casino in July 1997. The Atlantic City Hilton reported EBITDA of $12 million, $1 million above last year. The improvement was due to higher table game drop and win as well as increased revenues as a result of the property's new 300-room tower.

    Occupancy for the Atlantic City casino hotels was 93.6 percent in the 1998 period compared to 92.0 percent last year. The average room rate for the Atlantic City properties was $78.12, down nine percent from $85.90 last year.

    Combined EBITDA from Park Place's riverboat properties in Mississippi, Louisiana, and Missouri increased $8 million over last year, while EBITDA contribution from Park Place's two casino hotels in Australia decreased nearly $1 million due to adverse conditions in Asia and weakness of the Australian dollar.

    The opening of 300 hotel rooms in the latter half of 1997 resulted in significant growth in casino volume of the Conrad International Punta del Este Resort and Casino in Uruguay. EBITDA totaled $16 million in the six month period, an $11 million increase over the prior year. Results from this property are highly seasonal, with the peak season falling in the first quarter.

    Depreciation and amortization, including Park Place's proportionate share of equity investments, increased $13 million to $112 million in the 1998 period primarily due to the Las Vegas and Atlantic City expansion projects completed in 1997.

    CORPORATE ACTIVITY. Corporate expense decreased $7 million to $4 million due primarily to the aforementioned non-recurring accrual for litigation costs in the 1997 period. Interest income increased $4 million to $14 million. Interest expense, net of amounts capitalized, was $43 million and $46 million in the 1998 and 1997 six month periods, respectively. Interest expense, net, from equity investments increased $1 million to $6 million. The effective tax rate was 46.1% in 1998 versus 41.1% in the 1997 period. Minority interest decreased due to the purchase of the remaining interest in Bally Grand, Inc.

YEAR 2000

    Park Place is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Park Place's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

    Park Place has a Year 2000 program, the objective of which is to determine and assess the risks of the Year 2000 issue, and plan and institute mitigating actions to minimize those risks. Park Place's standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in dates and date-related data prior to, on and after January 1, 2000. Park Place expects to be fully Year 2000 compliant with respect to all significant business systems prior to December 31, 1999.

    Park Place's various project teams are focusing their attention in the following major areas:

    INFORMATION TECHNOLOGY (IT)

    Information Technology systems account for much of the Year 2000 work and include all computer systems and technology managed by Park Place. These core systems have been assessed, plans are in place, and work is being undertaken to test and implement changes where required. No significant remediation has been identified. The appropriate vendors and suppliers have been contacted as to their Year 2000 compliance and their deliverables have been factored into Park Place's plans.

    NON-IT SYSTEMS

    An inventory of all property level non-IT systems (including elevators, electronic door locks, gaming devices, etc.) is near completion. The majority of these non-IT systems have been assessed, plans are in place, and work is being undertaken to test and implement changes where required. The appropriate vendors and suppliers have been contacted as to their Year 2000 compliance and their deliverables have been factored into Park Place's plans.

    SUPPLIERS

    Park Place is communicating with its significant suppliers to understand their Year 2000 issues and how they might prepare themselves to manage those issues as they relate to Park Place. To date, no significant supplier has informed Park Place that a material Year 2000 issue exists which will have a material effect on Park Place.

    During the remainder of 1998 and in 1999, Park Place will continually review its progress against its Year 2000 plans and determine what contingency plans are appropriate to reduce its exposure to Year 2000 related issues.

    Based on Park Place's current assessment, the costs of addressing potential problems are expected to be less than $2 million. However, if Park Place is unable to resolve its Year 2000 issues, contingency plans to update existing systems (i.e., reservation, payroll, etc.) are in place for which Park Place expects the cost to be an additional $2 million. If Park Place's customers or vendors identify significant Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Accordingly, Park Place plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.

RECENT ACCOUNTING PRONOUNCEMENTS

    In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that all nongovernmental entities expense costs of start-up activities (pre-opening, pre-operating and organizational costs) as those costs are incurred and requires the write-off of any unamortized balances upon implementation. SOP 98-5 is effective for financial statements issued for periods beginning after December 15, 1998. Park Place expects to adopt SOP 98-5 in the first quarter of 1999. Adoption of the SOP is not expected to have a material impact on 1999 results of operations.

    On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

    Upon the adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. Application of EITF 97-2 to Park Place's financial statements would have reduced each of revenues and operating expenses by $427 million, $457 million and $348 million for the years ended December 31, 1997, 1996 and 1995, respectively and $211 million and $228 million for the six month periods ended June 30, 1998 and 1997, respectively. Application of the standard would have reduced each of current assets and current liabilities by $59 million and $84 million at December 31, 1997 and 1996, respectively, and $49 million at June 30, 1998. Application of EITF 97-2 would have no impact on reported operating income, net income, earnings per share or stockholders' equity.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
            OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS--LAKES

OVERVIEW

    Lakes develops, constructs and manages casinos and related hotel and entertainment facilities in emerging and established gaming jurisdictions. Lakes's revenues are derived from management fee income from Grand Casino Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley. Lakes commenced operations in September 1990, and opened its first casino, Grand Casino Mille Lacs, in April 1991. Grand Casino Hinckley commenced operations in May 1992, Grand Casino Avoyelles commenced operations in June 1994 and Grand Casino Coushatta commenced operations in January 1995.

    Pursuant to the Avoyelles, Coushatta and Hinckley management contracts, Lakes receives a fee based on the net distributable profits (as defined in the contracts) generated by Grand Casino Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley. The management agreement for Grand Casino Mille Lacs expired on April 2, 1998. Lakes believes that the management agreement for Grand Casino Hinckley, which expires in May 1999, will not be renewed.

    Lakes's limited operating history may not be indicative of Lakes's future performance. In addition, a comparison of results from year to year may not be meaningful due to the opening of new facilities during each year. Lakes's growth strategy contemplates the expansion of existing operations and the pursuit of opportunities to develop and manage additional gaming facilities. The successful implementation of this growth strategy is contingent upon the satisfaction of various conditions, including obtaining governmental approvals, the impact of increased competition, and the occurrence of certain events, many of which are beyond the control of Lakes.

    Earlier this year, the Louisiana legislature considered various proposals for state constitutional amendments and/or legislation that would impose certain taxes, including excise taxes, on certain activities conducted on Indian reservations. Some of the proposals were to become effective after the expiration dates of the existing compacts between the State of Louisiana and the Indian tribes that own and operate casinos in the State of Louisiana. None of the proposals was adopted.

    The following discussion and analysis should be read in conjunction with the consolidated financial statements and notes thereto for the six months ended June 28, 1998 and June 29, 1997 and the years ended December 28, 1997, December 29, 1996 and December 31, 1995.

RESULTS OF OPERATIONS

    MANAGEMENT CONTRACTS

    Lakes is prohibited by the IGRA from having an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that the Company manages for Indian tribes generally have a term of seven years. As noted above, the management contract for Grand Casino Hinckley expires May 15, 1999 and the management contacts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. There can be no assurance that any of these management contracts will be renewed upon expiration or approved by NIGC upon any such renewal. The failure to renew the Lakes management contracts would result in the loss of revenues to Lakes derived from such contracts, which would have an adverse effect on Lakes' results of operations. The Coushatta Tribe and the Tunica-Biloxi Tribe each entered into tribal-state compacts with the State of Louisiana on September 29, 1992. These compacts were approved in November, 1992 by the Secretary of the Interior. Each compact expires in November, 1999, but will automatically renew for an additional seven year terms unless either the tribe or the State of Louisiana delivers to the other written notice of non-renewal at least 180 days prior to the applicable expiration date. Lakes' management agreements with the Tunica-Biloxi Tribe and the Coushatta Tribe expire after November 1999. In the event the compacts are not renewed, gaming will not be permitted at Grand Casino Avoyelles of Grand Casino Coushatta. There can be no assurance that these compacts will be renewed on terms and conditions acceptable to either of the tribes.

    Revenues are calculated in accordance with generally accepted accounting principles and are presented in a manner consistent with industry practice. Net distributable profits from Grand Casino

Avoyelles, Grand Casino Coushatta and Grand Casino Hinckley, are computed using a modified cash basis of accounting in accordance with the management contracts. The effect of the use of the modified cash basis of accounting is to accelerate the write-off of capital equipment and leased assets, which thereby impacts the timing of net distributable profits.

    COMPARISON OF SIX MONTHS ENDED JUNE 28, 1998 TO THE SIX MONTHS ENDED JUNE
     29, 1997

    EARNINGS PER COMMON SHARE AND NET EARNINGS. Basic and diluted earnings per common share were $2.28 and $2.22 respectively, for the six months ended June 28, 1998. This compares to basic and diluted earnings of $2.21 and $2.17 per share for the prior year's comparable period. Earnings increased $0.9 million to $24.0 million for the six months ended June 28, 1998 compared to the same period in the prior year, primarily due to increased management fee income from each of the casino operations.

    REVENUES. Grand Casino Mille Lacs, Grand Casino Hinckley, Grand Casino Avoyelles and Grand Casino Coushatta generated $42.7 million in management fee income during the six months ended June 28, 1998 as compared to $38.9 million for the prior year's comparable period. Gross revenue increases at Grand Casino Hinckley, Grand Casino Avoyelles and Grand Casino Coushatta offset the fact that the management contract for Grand Casino Mille Lacs expired at the end of the first quarter. Contributing to the increases were a 378-room hotel at Grand Casino Hinckley, which opened in November of 1997, and a special events center and RV resort at Grand Casino Avoyelles, which opened during the first quarter of 1998.

    COSTS AND EXPENSES. Total costs and expenses were $6.6 million for the six-month period ended June 28, 1998 compared to $2.7 million for the same period in the prior year. Selling, general, and administrative expenses increased in the amount of $3.9 million from $2.1 million for the six months ended June 29, 1997 to $6.0 million for the six months ended June 28, 1998 due primarily to an increase in reserves for Stratosphere litigation.

    OTHER. Interest income was constant at $2.6 million for the six months ended June 28, 1998 and June 29, 1997. Interest expense was $0.1 million for both periods.

    FISCAL YEAR ENDED DECEMBER 28, 1997 COMPARED TO DECEMBER 29, 1996

    EARNINGS PER COMMON SHARE AND NET EARNINGS. For the year ended December 28, 1997, basic and diluted earnings per common share were $4.32 and $4.20, respectively. For the year ended December 29, 1996 basic and diluted loss per common share was $(10.46) per share. This includes a charge of $15.48 per weighted average common share outstanding related to the write-down of Lakes's investment in Stratosphere. Earnings for the year ended December 28, 1997 were $45.2 million compared to a loss of $(108.7) million (which includes a $161 million write-down of Lakes's investment in Stratosphere) for the prior year's comparable period.

    REVENUES. For the year ended December 28, 1997 management fee income totaled $78.5 million. This represents an increase of $1.2 million from management fee income of $77.3 million for the year ending December 29, 1996.

    COSTS AND EXPENSES. For the year ended December 28, 1997 selling, general, and administrative expenses decreased $8.3 million from $16.3 million to $7.9 million. The $7.9 million includes approximately $3.2 million in Stratosphere litigation reserves. Of the $16.3 million incurred for the year ended December 29, 1996, approximately $11.4 million is related to litigation accruals and projects write-downs.

    OTHER. Interest income for the year ended December 28, 1997 remained approximately the same at $5.9 million compared to the same period in the prior year.

    FISCAL YEAR ENDED DECEMBER 29, 1996 COMPARED TO DECEMBER 31, 1995

    EARNINGS PER COMMON SHARE AND NET EARNINGS. For the year ended December 29, 1996 basic and diluted loss per common share was $10.46. This includes a charge of $15.48 per share outstanding relating to the write-down of Lakes's investment in Stratosphere Corporation. For the year ended December 31, 1995, basic and diluted earnings per common share were $4.81 and $4.65, respectively. Earnings (loss) for the years ended December 29, 1996 and December 31, 1995 earnings were, $(108.7) million (which includes a $161 million write-down of Lakes's investment in Stratosphere) and $41.2 million, respectively.

    REVENUES. Management fee income of $77.3 million for year ending December 29, 1996 represents an increase of $8.1 million over the prior year's comparable period management fee income of $69.2 million. This increase is primarily attributable to the full years benefit from a casino floor expansion during the third quarter of 1995 at Grand Casino Coushatta.

    COSTS AND EXPENSES. For the year ended December 29, 1996, selling, general and administrative expenses totaled $16.3 million. Approximately $11.4 million relates to litigation accruals and miscellaneous write-downs. For the year ended December 31, 1995 selling, general and administrative expenses totaled $8.7 million. Included in this amount is a write-down of approximately $3.1 million related to costs written off on abandoned projects or proposed contracts.

    OTHER. The year ended December 29, 1996 includes a write-down of $161 million related to Lakes' investment in Stratosphere. For a portion of the year ended December 31, 1995 Lakes owned more than 50% of Stratosphere and consolidated the financial statements. Interest income for 1996 was $5.9 million. Interest income for 1995 of $13.6 million included $6.2 million related to Stratosphere interest income.

    Interest expense was $0.1 million in 1996 and was $10.2 million in 1995. The 1995 interest was incurred by Stratosphere.

CAPITAL RESOURCES, CAPITAL SPENDING, AND LIQUIDITY

    At June 28, 1998, Lakes had $33.1 million in cash and cash equivalents. The cash balances are planned to be used for loans to current tribal partners to help develop existing operations, the pursuit of additional gaming opportunities, and settlement of pending litigation matters.

    For the six months ended June 28, 1998 and June 29, 1997 and the years ended December 28, 1997, December 29, 1996 and December 31, 1995 net cash provided by operating activities totaled $35.7, $24.9, $35.8, $62.5 and $34.3 million respectively. For the six months ended June 28, 1998 and June 29, 1997 and the years ended December 28, 1997, December 29, 1996 and December 31, 1995, proceeds from repayment of notes receivable amounted to $3.1, $3.2, $6.1, $10.6 and $14.1 million, respectively. Also during these periods, payments for land held for development amounted to $6.6, $5.4, $13.2, $2.3 and $0.0 million, respectively.

    As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to the Effective Date. Lakes' ability to satisfy this funding obligation is materially dependent upon the continued success of its operations and the general risks inherent in its business. In the event Lakes is unable to satisfy its funding obligation, it would be in breach of its agreement with Grand, possibly subjecting itself to additional liability for contract damages, which could have a material adverse effect on Lakes' business and results of operations. See "Business and Properties of Lakes--Legal Proceedings."

    Prior to the effectiveness of the Second Amended Plan, Grand owned approximately 37% of the issued and outstanding common stock of Stratosphere. Stratosphere and its wholly owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. In October 1997, Grand announced that Grand had not been able to reach an agreement with holders of a significant portion of Stratosphere's first mortgage notes for a consensual reorganization of Stratosphere that would involve Grand's participation. Grand announced that it had no intention of participating in any plan of reorganization for Stratosphere and terminated the Amended Investment Agreement.

    The Second Amended Plan has been confirmed by the Bankruptcy Court and as of October 14, 1998 has been declared effective. Pursuant to the Second Amended Plan, all of the Stratosphere common stock outstanding prior to the effective date has been canceled, including all Stratosphere common stock which Lakes would have owned.

    Under the terms of the Grand Distribution Agreement, Lakes has agreed to assume any future liabilities arising out of Grand's investment in Stratosphere. See "Risk Factors--Risks Relating to the Business of Lakes--Stratosphere Corporation; Pending Litigation"--"Business and Properties of Lakes-- Legal Proceedings."

    In September 1997, the successor trustee (the "Stratosphere Trustee") under the indenture pursuant to which Stratosphere Corporation issued Stratosphere Corporation's first mortgage notes filed a complaint in the U.S. District Court for the District of Nevada--IBJ SCHROEDER BANK & TRUST COMPANY, INC. V. GRAND CASINOS, INC.--File No. CV-S-97-01252-DWH (RJJ)--naming Grand as defendant.

    The complaint alleges that Grand failed to perform under the Standby Equity Commitment entered into between Stratosphere Corporation and Grand in connection with Stratosphere Corporation's issuance of such first mortgage notes in March 1995. The complaint seeks an order compelling specific performance of what the Committee claims are Grand's obligations under the Standby Equity Commitment. The Stratosphere Trustee filed the complaint in its alleged capacity as a third party beneficiary under the Standby Equity Commitment.

    In November, 1997, Grand submitted a motion requesting, among other things, that the court dismiss the complaint. Grand's request that the court dismiss the complaint has been denied. Discovery is pending. See "Legal Proceedings--Standby Equity Commitment Litigation."

YEAR 2000

    Lakes is currently working to fully determine and resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of Lakes' programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the Year 2000, which could result in miscalculations or system failures.

    Lakes has a Year 2000 program, the objective of which is to determine and assess the risks of the Year 2000 issue, and plan and institute mitigating actions to minimize those risks. Pursuant to the Lakes Year 2000 program, the Company has hired a Year 2000 consulting firm and established an internal review team to monitor and facilitate efficient Year 2000 compliance. Lakes is currently in the process of upgrading its financial reporting systems, IT based and otherwise, to ensure that they are Year 2000 compliant. Lakes' vendors and consultants have represented to management that the new systems meet Year 2000 requirements. Lakes' standard for compliance requires that for a computer system or business process to be Year 2000 compliant, it must be designed to operate without error in dates and date-related data prior to, on and after January 1, 2000. Between now and the Year 2000, Lakes will proceed through its various phases of assessment, detailed planning, implementation, testing and management. Lakes expects to be fully Year 2000 compliant by mid-1999.

    Generally, Lakes is confident that the implementation of its Year 2000 program in conjunction with the engagement of a consulting firm and the replacement of all of Lakes' financial reporting systems will resolve any IT system compliance issues. Lakes has not currently identified any material non-IT system Year 2000 issues.

    During the remainder of 1998 and in 1999, Lakes will continually review its progress against its Year 2000 plans and determine what contingency plans are feasible and appropriate to reduce its exposure to Year 2000 related issues.

    Based on Lakes' current assessment, the costs of addressing potential problems are not currently expected to have a material adverse impact on Lakes' financial position, results of operations or cash flows in future periods. However, the historical and estimated costs relating to the resolution of Lakes' Year 2000 compliance issues cannot be fully and finally determined at this time. If significant customers or vendors identify Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Lakes plans to initiate formal communications with all of its material suppliers to determine the extent to which Lakes' interface systems are vulnerable to those third parties' failures to resolve their own Year 2000 issues. Lakes plans to devote the necessary resources to resolve all significant Year 2000 issues in a timely manner.

    While Lakes fully anticipates achieving Year 2000 compliance well in advance of Jan. 1, 2000 there are certain risks which exist with respect to Lakes' business and the Year 2000. Those risks range from slight delays and inefficiencies in processing data and carrying out accounting and financial functions to, in a most reasonably likely worst case scenario, extensive and costly inability to process data, provide vital accounting functions and communicate with customers and suppliers. As of the date of this filing, Lakes has not finalized a contingency plan to address the failure to be Year 2000 compliant.

ACCOUNTING PRONOUNCEMENTS

    Lakes adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective December 29, 1997. SFAS 130 requires minimum pension liability adjustments, unrealized gains or losses on Lakes' available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in division equity, to be included in other comprehensive earnings. Total comprehensive earnings (loss) for the six months ended June 28, 1998 and June 29, 1997 were $1.4 million and $(1.9) million. Differences between comprehensive earnings for these periods were due to unrealized holding gains and losses on securities available for sale.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires companies to expense as incurred all start-up and preopening costs that are not otherwise capitalizable as long-lived assets. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Lakes does not believe the adoption of this pronouncement will be material to the combined financial statements.

                     BUSINESS AND PROPERTIES OF PARK PLACE

GENERAL

    Park Place is a newly formed, indirect wholly owned subsidiary of Hilton, established to conduct Hilton's Gaming Business subsequent to the Hilton Distribution. Following the Hilton Distribution and upon consummation of the Merger, Park Place will operate the Hilton Gaming Business and Grand's Mississippi Business as previously operated by Hilton and Grand, respectively. Park Place considers its casino hotels and riverboat casinos to be leading establishments with respect to location, size, facilities, physical condition, quality and variety of services offered in the areas in which they are located. Upon completion of the Merger, Park Place will be the largest gaming company, as measured by casino square footage and revenues, with 1.4 million square feet of gaming space in 1999 and 1997 revenues of $2.7 billion. Park Place will be the only gaming company with a significant presence in the three largest gaming markets in the United States (Nevada, New Jersey and Mississippi) Park Place will also have properties in Louisiana, Missouri, Australia and Uruguay. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING DISCUSSION ASSUMES THE TRANSACTIONS HAVE OCCURRED AND THAT PARK PLACE OWNS THE HILTON GAMING BUSINESS AND THE MISSISSIPPI BUSINESS.

    On September 15, 1998, pro forma for the consummation of the Transactions, Park Place operated 17 casinos: six in Nevada, two in Atlantic City, New Jersey, four in Mississippi, one in Louisiana, one in Missouri, two in Australia and one in Uruguay. Park Place's domestic gaming operations will be conducted under the Bally, Flamingo, Grand and, subject to certain limitations, Hilton brand names. See "The Transactions--Arrangements between Hilton and Park Place--Trademark Assignment and License Agreement."

    Hilton is continually evaluating attractive acquisition opportunities and may at any time be negotiating to engage in a business combination transaction or other acquisition. Therefore, prior to the consummation of the Transactions, it is possible that additional gaming properties may be acquired that will become properties of Park Place. There can be no assurance that any additional properties will be acquired.

PROPERTIES

    Park Place plans to continuously evaluate its property portfolio and intends to dispose of its interests in properties that, in its opinion, no longer yield an adequate return on investment or conform to Park Place's long range plans. In doing so, Park Place expects to maintain a balanced mix of sources of revenue and a favorable return on stockholders' equity.

    On September 15, 1998, the following casino hotels and riverboat casinos were wholly or partially owned and operated by Park Place, pro forma for the consummation of the Transactions.

                                                                          NUMBER OF                     APPROXIMATE
                                                                           ROOMS/                          CASINO
NAME AND LOCATION                                                          SUITES      YEAR ACQUIRED   SQUARE FOOTAGE
-----------------------------------------------------------------------  -----------  ---------------  --------------
DOMESTIC CASINOS
Bally's Park Place Casino-Resort ......................................       1,265           1996          155,000
  Atlantic City, New Jersey(1)(2)

The Atlantic City Hilton Casino Resort ................................         805           1996           60,000
  Atlantic City, New Jersey(1)(3)

Bally's Las Vegas .....................................................       2,814           1996           68,000
  Las Vegas, Nevada(1)(4)

Flamingo Hilton-Las Vegas .............................................       3,642           1971           93,000
  Las Vegas, Nevada(5)

Las Vegas Hilton ......................................................       3,174           1971          100,000
  Las Vegas, Nevada(6)

                                                                          NUMBER OF                     APPROXIMATE
                                                                           ROOMS/                          CASINO
NAME AND LOCATION                                                          SUITES      YEAR ACQUIRED   SQUARE FOOTAGE
-----------------------------------------------------------------------  -----------  ---------------  --------------
Flamingo Hilton-Laughlin ..............................................       2,000           1990           58,000
  Laughlin, Nevada(7)

Flamingo Hilton-Reno ..................................................         604           1981           46,000
  Reno, Nevada(8)

Reno Hilton ...........................................................        2001           1992          114,000
  Reno, Nevada(9)

Grand Casino Biloxi ...................................................       1,000           1994          115,000
  Biloxi, Mississippi(10)

Grand Casino Gulfport .................................................         400           1993          110,000
  Gulfport, Mississippi(11)

Grand Casino Tunica ...................................................         756           1996          140,000
  Tunica County, Mississippi(12)

Bally's Saloon-Gambling Hall-Hotel ....................................         238           1996           40,000
  Robinsonville, Mississippi(1)

Flamingo Casino-Kansas City ...........................................      --               1996           30,000
  Kansas City, Missouri

Bally's Casino-Lakeshore Resort .......................................      --               1996           30,000
  New Orleans, Louisiana(1)(13)(14)

INTERNATIONAL CASINOS
Conrad International Treasury Casino, Brisbane ........................         136           1995           65,000
  Brisbane, Queensland, Australia(15)

Conrad Jupiters, Gold Coast ...........................................         609           1985           70,000
  Gold Coast, Queensland, Australia(15)

Conrad International Punta del Este
  Resort and Casino ...................................................
  Punta del Este, Uruguay(14)(16)                                               300           1997           38,000

------------------------

(1) The referenced properties were acquired as a result of the Bally Merger.

(2) Casino square footage includes 75,000 square feet attributable to The Wild Wild West casino and 8,500 square feet attributable to the race book.

(3) Casino square footage includes 1,500 square feet attributable to the race book.

(4) Casino square footage includes 5,000 square feet attributable to the race and sports book.

(5) Casino square footage includes 20,000 square feet attributable to O'Sheas Irish theme casino adjacent to the hotel.

(6) Casino square footage includes 29,0000 square feet attributable to the race and sport book and 22,000 square feet attributable to the SpaceQuest casino.

(7) Casino square footage includes 3,000 square feet attributable to the race and sport book.

(8) An extension of the Flamingo Hilton-Reno casino operation is contained in a structure located on an adjacent block with a skywalk connecting it to the main building. This structure is held under four long-term leases or subleases, expiring on various dates from January 2001 to August 2034, including renewal options, all of which may not necessarily be exercised. Casino square footage includes 2,500 square feet attributable to the race and sport book.

(9) Casino square footage includes 12,000 square feet attributable to the race and sport book.

(10) Includes two 500-room hotels located adjacent to the casino.

(11) A new resort hotel at Grand Casino Gulfport is currently under construction and is expected to be completed during 1999.

(12) A new resort hotel at Grand Casino Tunica is currently under construction and is expected to be completed during 1999. Number of rooms/suites reflects room availability at two hotels.

(13) Park Place has a 49.9% ownership interest in this property.

(14) The owners of these properties are parties to loans under which they are obligated to make payments to Park Place.

(15) Park Place has a 19.9% ownership interest in these properties.

(16) Park Place has a 43% ownership interest in this property. The casino opened in January 1997 and the hotel opened in stages over the latter half of 1997.

NEVADA CASINOS

    Park Place owns and operates six casino hotels in the State of Nevada: the Las Vegas Hilton, the Flamingo Hilton-Las Vegas, Bally's Las Vegas, the Flamingo Hilton-Laughlin, the Reno Hilton and the Flamingo Hilton-Reno.

    Park Place's Nevada gaming operations reach diverse markets by offering gaming alternatives for premium players, convention visitors, mid-market gamblers and budget-conscious customers. The Las Vegas Hilton is located adjacent to the Las Vegas Convention Center and focuses on upscale individual leisure guests and convention groups. Bally's Las Vegas is located at the "Four Corners" on the Strip in Las Vegas and caters to convention groups and the mid-to upper mid-market, including the group tour and travel segment. Bally's Las Vegas is also serviced by a public monorail which connects to the MGM Grand Hotel and Casino. The Flamingo Hilton-Las Vegas and the Flamingo Hilton-Reno focus primarily on the mid-market, in particular the group tour and travel segment. The Flamingo Hilton-Laughlin targets the budget and mid-market segments. The Reno Hilton focuses primarily on the mid-market, in particular convention groups. Each of these casino hotels has gaming, convention, dining, shopping, entertainment and, with the exception of the Flamingo Hilton-Reno, indoor and outdoor recreational facilities. A variety of popular entertainment is featured in theaters and lounges at each hotel.

    In January 1998, Park Place's "Star Trek: The Experience at the Las Vegas Hilton" opened, which was developed in collaboration with Paramount Parks Inc. ("Paramount"). This 65,000 square foot attraction features a motion based simulation ride, interactive video and virtual reality stations, dining and souvenir shops. The building housing the Star Trek attraction is owned by Park Place and leased to Paramount. The attraction is also managed by Paramount. In conjunction with the Star Trek attraction, in November 1997, SpaceQuest casino, a themed 22,000 square foot addition, opened at the Las Vegas Hilton.

    In 1997, continued refurbishment and expansion of existing facilities in Nevada took place in order to maintain their presence as premier properties in the market. The Las Vegas Hilton renovated approximately 850 guest rooms, remodeled the lobby in conjunction with the Star Trek attraction, rebuilt a new marquee sign, opened new retail stores and a parking garage and upgraded its slot machines and life safety system. The Flamingo Hilton-Las Vegas opened a new restaurant, renovated the casino and showroom entrance, enlarged its casino bar and added a pool bar. Bally's Las Vegas renovated its showroom and upgraded the Jubilee Show and also continued to renovate its life safety and building management systems. The Flamingo Hilton-Laughlin renovated 1,000 guestrooms, installed a riverside dock to accommodate a new boat operation and continued its slot machine replacement program. At the Reno Hilton, the bowling center, guest room suites and restaurant areas were renovated. The Flamingo Hilton-Reno renovated the casino, guest rooms and the gift shop and upgraded slot machines.

    Each of the casino hotels is open 24 hours a day, seven days a week, for gaming activities. Games operated in these casinos include "blackjack," craps, roulette, "big 6," baccarat, poker, keno and slot and other coin machines. The Las Vegas Hilton's race and sports book is linked by satellite or modem to the casinos at the Flamingo Hilton-Las Vegas, the Flamingo Hilton-Laughlin, the Reno Hilton and the Flamingo Hilton-Reno. Bally's Las Vegas also operates a race and sport book.

    It is impracticable for Park Place's casino hotels to record the total amount bet in the casinos, although the amount of chips issued for cash and credit is determined regularly. The amount of gaming activity varies significantly from time to time primarily due to general economic conditions, popularity of entertainment in the hotels, and occupancy rates in the hotels and in the Las Vegas, Laughlin and Reno markets. The amount of revenue from gaming operations varies depending upon the amount of gaming activity as well as variations in the odds for different games and the factor of chance. Casino activities are conducted by experienced personnel who are supervised at all times.

    As is the case of any business that extensively involves the handling of cash, gaming operations at Park Place's casino hotels are subject to risk of substantial loss as a result of dishonesty. However, Park Place believes that it has reduced such risk, by means of procedures for supervision of employees and other controls, to the fullest extent practicable without impediment to play and within the limits of reasonable costs. Substantially all table games and slot machines can be monitored by remote control television and substantially all slot machines at all six Nevada properties are monitored by computers.

    The Las Vegas Hilton and, to a lesser extent, the Flamingo Hilton-Las Vegas, Bally's Las Vegas, the Flamingo Hilton-Laughlin, the Flamingo Hilton-Reno and the Reno Hilton invite VIP customers to their casinos and may pay for or reimburse the cost of their air transportation and provide them with complimentary rooms, food and beverage. In addition, the Las Vegas Hilton has a special flight program, pursuant to which free air transportation on Park Place owned or chartered aircraft and complimentary rooms, food and beverage are provided to groups or selected persons. These persons either have established casino credit limits or cash on deposit in the casino and have previously evidenced a willingness to put substantial amounts at risk at the casino. The Las Vegas Hilton hosted 37 special flight programs in 1997, compared to 18 such programs in 1996.

NEW JERSEY CASINOS

    Park Place owns and operates two casino hotels in Atlantic City, New Jersey: the 1,265-room Bally's Park Place Casino-Resort, which includes The Wild Wild West casino ("Bally's Park Place") and the 805-room Atlantic City Hilton Casino Resort ("The Atlantic City Hilton").

    Bally's Park Place, currently the largest four-star hotel in New Jersey, is located on an eight-acre site with ocean frontage at the intersection of Park Place and the Boardwalk. With its strategic location on the Boardwalk, over 2,800 parking spaces and a new bus terminal, Bally's Park Place is strongly positioned to attract significant walk-in and drive-in business. The Atlantic City Hilton is located on approximately three acres at the intersection of Boston and Pacific Avenues at the southern end of the Boardwalk in proximity to one of the major highways leading into Atlantic City. This location gives The Atlantic City Hilton an advantage in attraction destination oriented customers arriving by automobile or bus.

    In July 1997, Park Place's new 75,000 square foot western-themed casino, The Wild Wild West, opened. It is located on approximately four acres of boardwalk property adjacent to Bally's Park Place. Also in July 1997, The Atlantic City Hilton completed a new 300-room hotel tower, which includes meeting rooms, restaurants and other related amenities. In January 1998, the Atlantic City Country Club in Northfield, New Jersey was acquired, which features an 18-hole golf course.

    Park Place's Atlantic City properties have gaming, dining, shopping, entertainment, convention and meeting facilities, recreational facilities and parking. A variety of popular entertainment, sports events and production shows are featured at both properties. The Atlantic City casinos are open 24 hours a day, seven days a week, for gaming activities, and feature table games and slot machines similar to those offered at

Park Place's Nevada casino hotels. Atlantic City casinos do not contain sports books, however, Park Place's Atlantic City casinos feature simulcast horse racing. Revenue and earnings for Park Place's Atlantic City casinos peak during the summer, with less favorable operating results in the winter.

    Bally's Park Place focuses on high-end players and the mid-market segment, including the mid- to upper mid-market slot player segment. The Atlantic City Hilton primarily focuses on personalized service for high-end and mid-market casino customers.

MISSISSIPPI CASINOS

    Upon consummation of the Merger, Park Place will own and operate four casino hotels in the State of Mississippi: the Grand Casino Biloxi, the Grand Casino Gulfport, the Grand Casino Tunica and the Bally's Saloon-Gambling Hall-Hotel, each of which are dockside casinos.

    GRAND CASINO BILOXI

    Grand Casino Biloxi opened on January 17, 1994, and is the largest dockside casino on the Mississippi Gulf Coast. Grand Casino Biloxi is a three-story building built upon a moored steel barge with approximately 250,000 square feet of interior space. The Grand Casino Biloxi location is one of a few sites on the Mississippi Gulf Coast that permits east-west orientation of the casino, thus maximizing visibility from the highway. A pedestrian walkway connects the casino to 3,500 parking spaces available for guests.

    The casino area features approximately 115,000 square feet of gaming space and six restaurants. In 1995, Grand Casino Biloxi opened a twelve-story, 500-room hotel adjacent to the casino, together with a Grand Casino Kids Quest-SM- child care entertainment center located on the first floor. Grand Casino Biloxi also operates a 1,600-seat show theater adjacent to the casino that features a production/variety show with matinee and evening performances, boxing events, and other professional entertainment. In February 1998, a second hotel was opened with 500 rooms and a 60,000 square-foot convention center.

    GRAND CASINO GULFPORT

    Grand Casino Gulfport, which opened in May 1993, is a three story building set upon moored steel linked barges consisting of approximately 225,000 square feet of interior space. There are 3,500 parking spaces available for guests. Grand Casino Gulfport also offers a nightclub/entertainment complex adjacent to the casino that contains separately themed nightclubs.

    The casino area consists of approximately 110,000 square feet of gaming area and is decorated in a "carnival" Mardi Gras theme. Other amenities include four restaurants, a Grand Casino Kids Quest-SM-, a Grand Arcade, a multi-venue entertainment complex and America Live, a nightclub/entertainment complex containing separately-themed nightclubs. Grand Casino Gulfport has a seventeen-story, 400-room hotel adjacent to the casino.

    GRAND CASINO TUNICA

    Grand Casino Tunica opened in June 1996 and is the largest dockside casino in Mississippi and one of the largest casinos in the United States. Grand Casino Tunica is being developed into a destination gaming resort featuring a multi-themed casino and currently features two hotels with an aggregate of 756 rooms. Recent additions include an 18-hole professionally designed championship golf course and driving range.

    Grand Casino Tunica is located in Tunica County, Mississippi, approximately 15 miles south of the Memphis metropolitan area. Located directly on the northern border of Tunica County, Grand Casino Tunica is currently the closest legal gaming site to Memphis, Tennessee, and the only casino property in Tunica County that has direct frontage on U.S. Highway 61, the most direct route from Memphis to Tunica County gaming sites.

    Grand Casino Tunica is a 400,000-square-foot, three-story, multi-themed casino complex containing approximately 140,000 square feet of gaming space. Grand Casino Tunica features four unique themes of

Americana: Gold Rush Era San Francisco, an 1890s Mississippi Riverboat Town, New Orleans Mardi Gras and the Great American West of the 1870s. Grand Casino Tunica offers its guests a choice of six restaurants, as well as an entertainment lounge and Player's Club.

    BALLY'S SALOON-GAMBLING HALL-HOTEL

    Park Place owns and manages Bally's Saloon-Gambling Hall-Hotel, a casino and hotel complex located in Robinsonville, Mississippi, near Memphis, Tennessee. The complex features a dockside casino and an adjacent 30,000 square foot land-based facility which includes entertainment facilities and a restaurant. Park Place also owns and operates a 238-room hotel at this complex.

MISSOURI CASINO

    Park Place owns and manages the Flamingo Casino-Kansas City, a casino complex in Kansas City, Missouri. This wholly-owned complex features a dockside casino and concession and entertainment facilities. An agreement between Park Place and the Port Authority of Kansas City could require, under certain circumstances, Park Place to sell 10% of its ownership interest in the complex to locally-based minorities.

    In November 1997, the Missouri Supreme Court ruled that riverboat casinos operating in man-made basins must meet certain requirements as to contiguity with the Mississippi or Missouri rivers in order to comply with the Missouri constitution. In response to this decision, Park Place and other operators of riverboat casinos in man-made basins have filed a referendum which has qualified for inclusion on the Missouri ballot for the November 3, 1998 election which, if approved, would permit Park Place to continue to operate games of chance on its riverboat casino at the present location. Failure of passage of such referendum is likely to have a material adverse effect upon the operation of Park Place's Missouri casino. See "Risk Factors--Statewide Gaming Referenda" and "--Regulation and Licensing--Missouri Gaming Laws." The assets of the Flamingo Casino-Kansas City have been written down to their net realizable value.

    On August 12, 1998 the Missouri Gaming Commission announced that it would reopen the licensing investigation of a subsidiary of Park Place that operates the Missouri casino regarding alleged actions in 1993 by a former employee of another Park Place subsidiary to influence an official of the Kansas City Port Authority. This investigation arises out of a diversion agreement executed on August 12, 1998 between such two Park Place subsidiaries and the United States Attorney in Kansas City relating to such alleged actions. Pursuant to the diversion agreement, such subsidiaries accepted responsibility for whatever actions may have been taken by any former employees and paid the sum of $655,000 to settle the matter, and the government confirmed that no current employees, officers or directors of Hilton and such two subsidiaries were in any way involved. Hilton has advised the MGC that it will cooperate fully in such investigation. A prior investigation of the same matter by the MGC in 1996 concluded in the grant of a license to operate the Missouri casino. While no assurance can be given as to outcome of the reopened investigation, Park Place believes that there is no basis for any change in the licensing status of its Missouri casino.

LOUISIANA CASINO

    Park Place has a 49.9% ownership interest in the Belle of Orleans, L.L.C. (the "Belle") which owns Bally's Casino-Lakeshore Resort, a riverboat casino facility that operates out of South Shore Harbor on Lake Pontchartrian in Orleans Parish, which is approximately eight miles from the French Quarter of New Orleans.

    Park Place's subsidiary (the "Louisiana Subsidiary") and Metro Riverboat Associates, Inc. ("Metro"), which owns the remaining 50.1% interest in the Belle, are engaged in certain litigation. The Louisiana Subsidiary and Metro entered into an operating agreement defining the rights and obligations of the members of Belle, along with a management agreement providing for the Louisiana Subsidiary to manage the riverboat casino. In early 1997, Metro filed suit in Louisiana state court seeking contractual and

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
injunctive relief under the terms of the operating and management agreements based on non-competition and change of control provisions which were allegedly triggered as a result of the Bally Merger. Preliminary injunctive relief was granted to Metro by the trial court. On appeal, such ruling was affirmed in part, vacated in part and remanded to the trial court for further proceedings. In June 1998, Metro filed a second, related suit for damages in an unspecified amount against the Louisiana Subsidiary and certain of its affiliates. The two suits filed by Metro were consolidated by the trial court and are currently in the discovery stage. Park Place will vigorously defend the claim for damages under such suits. The Lousiana Subsidiary has filed an action in Illinois state court seeking judgment against Metro based upon Metro's default under certain agreements between the parties relating to a $4 million loan to Metro.

OTHER DOMESTIC ASSETS

    Park Place also owns two riverboats not currently in operation. These riverboats, which have 25,000 and 20,000 square feet of casino space, respectively, are being held for sale in Louisiana and Ontario, Canada.

INTERNATIONAL CASINOS

    Park Place, through its subsidiaries, manages three international casino hotels which feature table games and slot machines similar to those offered at Park Place's casino hotels in Nevada and New Jersey.

    In January 1997, casino operations commenced at the 43% owned Conrad International Punta del Este Resort and Casino in Uruguay. The hotel opened in stages over the latter half of 1997, and features convention facilities, restaurants and related amenities.

    Park Place has 19.9% ownership interests in the Conrad Jupiters, Gold Coast and the Conrad International Treasury Casino, Brisbane, both of which are located in Queensland, Australia. The Conrad International Treasury Casino, Brisbane has the exclusive right to conduct casino gaming in Brisbane until 2005.

EXPANSION PROGRAM

    NEVADA

    Park Place continues to expand its domestic gaming operations through the development of the 2,900-room Paris Casino-Resort, a new casino resort adjacent to Bally's Las Vegas which will feature an 85,000 square foot casino, 13 restaurants, 130,000 square feet of convention space and a retail shopping complex with a French influence. In addition to a 50-story replica of the Eiffel Tower, the resort will also feature replications of some of Paris' most recognized landmarks, including the Arc de Triomphe, the Paris Opera House, The Louvre and rue de la Paix. The Paris Casino-Resort is scheduled to be completed in the fall of 1999.

    In 1998, Park Place's Nevada casino hotels are scheduled to complete additional expansion and renovation programs. The Las Vegas Hilton plans to renovate an additional 850 guest rooms and the casino and sportsbook, expand valet parking and renovate the pool and spa. The Flamingo Hilton-Las Vegas plans to renovate guest rooms, and casino areas, upgrade slots and enhance signage and the cooling and information systems. Bally's Las Vegas plans to continue its participation in a joint venture to erect pedestrian bridges over the Strip and Flamingo Road connecting the property to other hotel casinos, and also plans to remodel the ballroom and events center and upgrade elevators. The Flamingo Hilton-Laughlin plans to renovate an additional 1,000 guest rooms, along with the casino and the main level of the property, and continue its slot machine replacement program. At the Reno Hilton, planned improvements include renovation of guest rooms suites, slot upgrades, additional signage and enhancement of the cooling and information systems. The Flaming Hilton-Reno plans to continue to renovate guest rooms and upgrade slot machines.

    NEW JERSEY

    Park Place's Atlantic City, New Jersey casino hotels are also commencing renovation projects in 1998. Bally's Park Place plans to renovate 500 guest rooms and restaurant areas. The Atlantic City Hilton plans to renovate the property's previously existing guest rooms to be consistent with the standard of the guest rooms in the new 300-room tower addition.

    MISSISSIPPI

    The Gulfport Oasis, a new resort hotel, is currently under construction at Grand Casino Gulfport and is expected to be completed during 1999. Also under development is an approximately 1,750-acre recreation area between Gulfport and Biloxi. Park Place intends to build an 18-hole championship golf course on the property, together with a clubhouse and sporting clay shooting facility. These projects are expected to be completed in mid-1999.

    The 2,000 acre site for Grand Casino Tunica is conducive to significant long-term development of the site. Grand Casino Tunica's master plan contemplates additional entertainment amenities, including additional hotels, a second championship golf course, a village center containing additional hotel sites, restaurants, retail shopping and other attractions, and residential properties on the golf course. Such future developments are expected to be funded primarily from cash flow. Such future developments, if completed, are expected to further enhance Grand Casino Tunica's status as a premier destination gaming resort and to encourage repeat visits. Any such additional development, however, will be dependent upon the operating results of Grand Casino Tunica and other future conditions, and no assurance can be given that any such additions will be completed.

EMPLOYEES

    At September 15, 1998, pro forma for the Transactions, Park Place had approximately 41,000 employees, of which approximately 12,000 were covered by various collective bargaining agreements providing, generally, for basic pay rates, working hours, other conditions of employment and orderly settlement of labor disputes. Park Place believes that the aggregate compensation benefits and working conditions afforded its employees compare favorably with those received by employees in the gaming industry generally. Although strikes of short duration have from time to time occurred at certain of Park Place's facilities, Park Place believes its employee relations are satisfactory.

COMPETITION

    Park Place will seek to maintain the diversity of its gaming businesses while expanding both domestically and internationally. Park Place intends to improve and expand its core business by leveraging its strong brand names, maximizing operating efficiencies, expanding and enhancing properties and acquiring or developing properties as appropriate.

    To the extent that the casino hotel capacity is expanded by others in a city where Park Place casino hotels are located, competition will increase. The completion of a number of room expansion projects and the opening of new casino hotels led to a 6% increase in hotel capacity in Las Vegas in 1997 compared to 1996, thereby increasing competition in all segments of the Las Vegas market. Certain of Park Place's competitors have also announced, or are developing, new casino projects in Las Vegas and Atlantic City which, if completed, will add significant casino space and hotel rooms to these markets. Such new capacity additions to the Las Vegas and Atlantic City markets could adversely impact Park Place's future operating results. The business of Park Place's Nevada casino hotels might also be adversely affected if gaming operations of the type conducted in Nevada were to be permitted under the laws of other states, particularly California. Similarly, legalization of gaming operations in any jurisdiction located near Atlantic City, New Jersey, or the establishment of new large scale gaming operations on nearby Indian tribal lands, could adversely affect Park Place's Atlantic City casino hotels. The expansion of riverboat gaming or casino gaming on Indian tribal lands could also impact Park Place's gaming operations. Gaming related referenda

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
will be voted upon or are being proposed in several states which could, if passed, materially affect Park Place. See "Risk Factors--Statewide Gaming Referenda."

STATISTICAL DATA

    The following table sets forth certain statistical information as of and for the year ended December 31, 1997, with respect to Park Place's properties:

                                                                  AVERAGE
                                PROPERTIES   ROOMS   OCCUPANCY   ROOM RATE   REVPAR(1)
                                ----------   ------  ---------   ---------   ---------
OWNED & MANAGED HOTEL CASINOS

Western Region................       6       14,235    86.5%      $76.53      $66.20
Eastern Region................       3        2,308    88.1        87.01       76.63
International.................       3        1,047    68.9        99.86       68.84
                                  ----       ------    ----       ------      ------
Total.........................      12       17,590    85.8%      $78.81      $67.62
                                  ----       ------    ----       ------      ------
                                  ----       ------    ----       ------      ------

------------------------

(1)  RevPar is equal to rooms revenue divided by available rooms.

LITIGATION

    Hilton or its subsidiaries are parties to legal proceedings relating to the Hilton Gaming Business that will be assumed by Park Place pursuant to the Hilton Distribution Agreement. In the opinion of management, the resolution of these matters will not have a material effect on Park Place's financial position or results of operation. In addition, Grand and its subsidiaries are parties to various lawsuits and any liability with respect thereto will be an obligation of the Park Place consolidated group. Pursuant to the Grand Distribution Agreement and the Merger Agreement, Grand will be indemnified by Lakes for certain liabilities. If Lakes is unable to satisfy its indemnification obligations, Grand will be responsible for such liabilities which could have a material adverse effect on Park Place. See "The Transactions-- Indemnification Obligations" and "Business and Properties of Lakes--Legal Proceedings."

ENVIRONMENTAL MATTERS

    Park Place, like others in its industry, is subject to various federal, state, local and, in some cases, foreign laws, ordinances and regulations that
(i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous or toxic wastes, or (ii) may impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposals or other releases of hazardous or toxic substances or wastes (together, "Environmental Laws").

    Park Place endeavors to maintain compliance with Environmental Laws, but, from time to time, Park Place's operations may have resulted or may result in noncompliance or liability for cleanup pursuant to Environmental Laws. In that regard, Park Place received notice from the current landowner of a prior Park Place facility in Chicago, Illinois that the landowner may seek to recover past and future costs of investigating and remediating alleged soil and groundwater contamination at the facility. Park Place does not believe that Park Place's prior operations at the site have contributed to the alleged contamination; as a result, if the current landlower pursues its claim, Park Place expects to vigorously defend against the claim. Park Place cannot at this time estimate the potential costs of investigation or cleanup, if any, however, based on currently available information, Park Place believes that any such costs would be shared by several parties and, in any event, the cost estimates provided to date indicate that any such liability would not have a material adverse effect on Park Place's results of operations or financial condition.

REGULATION AND LICENSING

    Each of Park Place's casinos will be subject to extensive regulation under laws, rules and supervisory procedures primarily in the jurisdiction where located or docked. Some jurisdictions, however, empower their regulators to investigate participation by licensees in gaming outside their jurisdiction and require access to and periodic reports respecting such gaming activities. Violations of laws in one jurisdiction could result in disciplinary action in other jurisdictions.

    In connection with the Transactions, Park Place must be found suitable as the parent holding company of subsidiaries which hold gaming licenses in all domestic jurisdictions in which such licenses are held. In addition, in certain jurisdictions, certain indirectly owned subsidiaries of Park Place will also need to be registered, licensed or found suitable in connection with the Transactions. To the extent required, applications relating to such findings of suitability are being prepared and filed in each jurisdiction in which gaming activities are conducted. See "Risk Factors--Risks Related to the Transactions--Highly Regulated Industry." UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING DISCUSSION ASSUMES THE TRANSACTIONS HAVE OCCURRED.

    Under provisions of Nevada, New Jersey, Louisiana, Mississippi, Missouri and other gaming laws and Park Place's Certificate of Incorporation, certain securities of Park Place are subject to restrictions on ownership which may be imposed by specified governmental authorities. Such restrictions may require the holder to dispose of the securities or, if the holder refuses to make such disposition, Park Place may be obligated to repurchase the securities.

    NEVADA GAMING LAWS

    The ownership and operation of casino gaming facilities in the State of Nevada, such as those at the Las Vegas Hilton, the Flamingo Hilton-Las Vegas, Bally's Las Vegas, the Flamingo Hilton-Laughlin, the Reno Hilton and the Flamingo Hilton-Reno, are subject to the Nevada Gaming Control Act and the regulations promulgated thereunder (the "Nevada Act") and various local regulations. Hilton's Nevada gaming operations are, and Park Place's Nevada gaming operations will be, subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board") and, depending on the facility's location, the Clark County Liquor and Gaming Licensing Board (the "CCB") and the City of Reno. The Nevada Commission, the Nevada Board, the CCB and the City of Reno are collectively referred to as the "Nevada Gaming Authorities." The following regulatory requirements are currently applicable to Hilton and will be applicable to Park Place upon consummation of the Transactions.

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment and maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities;
(iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Changes in such laws, regulations and procedures could have an adverse effect on Park Place's gaming operations.

    Each subsidiary of Hilton (that will become a subsidiary of Park Place) that currently operates a casino in Nevada, or that will operate a casino in Nevada upon consummation of the Transactions (individually, a "Corporate Licensee" and collectively, the "Corporate Licensees"), is required to be licensed by the Nevada Gaming Authorities. The gaming license requires the periodic payment of fees and taxes and is not transferable. Hilton is, and Park Place will be, required to be registered by the Nevada Commission as a publicly-traded corporation ("Registered Corporation") and as such, will be required

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
periodically to submit detailed financial and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a stockholder of, or receive any percentage of profits from, a Corporate Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities. Hilton and the Corporate Licensees have obtained from the Nevada Gaming Authorities the various registrations, findings of suitability, approvals, permits and licenses (individually, a "Gaming License" and collectively, "Gaming Licenses") required in order to engage in gaming activities in Nevada. In connection with the Transactions, Park Place has applied to the Nevada Gaming Authorities for substantially similar Gaming Licenses. No assurance can be given that such Gaming Licenses will be granted or that if granted, they will be granted on a timely basis.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, Park Place or any of its Corporate Licensees in order to determine whether such individual is suitable or should be licensed as a business associate of a gaming licensee. Officers, directors and certain key employees of Park Place and the Corporate Licensees must file applications with the Nevada Gaming Authorities and may be required to be licensed or found suitable by the Nevada Gaming Authorities. The Nevada Gaming Authorities may deny an application for licensing for any cause which they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. An applicant for licensing or an applicant for a finding of suitability must pay for all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities and, in addition to their authority to deny an application for a finding of suitability or licensing, the Nevada Gaming Authorities have the jurisdiction to disapprove a change in a corporate position.

    If the Nevada Gaming Authorities were to find an officer, director or key employee unsuitable for licensing or unsuitable to continue having a relationship with Park Place or any Corporate Licensee, Park Place and the Corporate Licensee would have to sever all relationships with such person. In addition, the Nevada Commission may require Park Place or a Corporate Licensee to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or questions pertaining to licensing are not subject to judicial review in Nevada.

    Hilton and all Corporate Licensees are, and Park Place and its Corporate Licensees will be, required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions of a Corporate Licensee must be reported to, or approved by, the Nevada Commission.

    If it were determined that the Nevada Act was violated by Park Place or a Corporate Licensee, the Gaming Licenses it holds could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Corporate Licensee, Park Place and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further a supervisor could be appointed by the Nevada Commission to operate a Corporate Licensee's gaming establishment and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the gaming establishment) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any Gaming License of a Corporate Licensee or the appointment of a supervisor could (and revocation of any Gaming License would) have a material adverse effect on Park Place's gaming operations.
    Any beneficial holder of Park Place's Common Stock, or any other voting security of Park Place ("Park Place Voting Securities"), regardless of the number of shares owned, may be required to file an application, be investigated, and have such person's suitability as a beneficial holder of Park Place Voting Securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the State of Nevada. The applicant must pay all costs of the investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.
    The Nevada Act requires any person who acquires a beneficial ownership of more than 5% of Park Place Voting Securities to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of Park Place Voting Securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires beneficial ownership of more than 10%, but not more than 15%, of Park Place Voting Securities may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds Park Place Voting Securities for investment purposes only. An institutional investor shall not be deemed to hold Park Place Voting Securities for investment purposes unless Park Place Voting Securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the Park Place Board, any change in Park Place's corporate charter, bylaws, management, policies or operations, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding Park Place Voting Securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of Park Place Voting Securities who must be found suitable is a corporation, partnership, limited partnership, limited liability company or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.
    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Nevada Commission or by the Chairman of the Nevada Board may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder found unsuitable and who holds, directly or indirectly, any beneficial ownership of Park Place Voting Securities beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. Park Place will be subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with Park Place or a Corporate Licensee, Park Place (i) pays that person any dividend or interest upon any Park Place Voting Securities; (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person; (iii) pays remuneration in any form to that person for services rendered or otherwise; or (iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish the voting securities including, if necessary, the immediate purchase of such voting securities for cash at fair market value. Additionally, the CCB has the authority to approve all persons owning or controlling the stock of any corporation controlling a gaming licensee.
    The Nevada Commission may, in its discretion, require the holder of any debt security of a Registered Corporation to file applications, be investigated and be found suitable to own such debt security of a Registered Corporation. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act, the Registered Corporation can be sanctioned, including the loss of its approvals, if without the prior approval of the Nevada Commission, it (i) pays to the unsuitable person any dividend, interest or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form; or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation or similar transaction.

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
    Hilton is, and Park Place will be, required to maintain a current stock ledger in Nevada which may be examined by the Nevada Gaming Authorities at any time. If any securities are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Nevada Gaming Authorities. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Park Place will also be required to render maximum assistance in determining the identity of the beneficial owner of any Park Place Voting Securities. The Nevada Commission has the power to require Hilton's and Park Place's stock certificates to bear a legend indicating that the securities are subject to the Nevada Act. To date, the Nevada Commission has not imposed such a requirement on Hilton and it is not known at this time whether such a requirement will be imposed on Park Place.

    Hilton is not, and Park Place will not be, permitted to make a public offering of their securities without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. On September 25, 1997, the Nevada Commission granted Hilton prior approval to make public offerings for a period of two years, subject to certain conditions (the "Shelf Approval"). The Shelf Approval also applies to any affiliated company wholly owned by Hilton (an "Affiliate") which is a publicly-traded corporation or would thereby become a publicly-traded corporation pursuant to a public offering. The Shelf Approval also includes approval for the Corporate Licensees to guarantee any security issued by, or to hypothecate their assets to secure the payment or performance of any obligations issued by, Hilton or an Affiliate in a public offering under the Shelf Registration. The Shelf Approval, however, may be rescinded for good cause without prior notice upon the issuance of an interlocutory stop order by the Chairman of the Nevada Board. The Shelf Approval does not constitute a finding, recommendation or approval of the Nevada Gaming Authorities as to the accuracy or adequacy of the prospectus or the investment merits of the securities offered thereby. Any representation to the contrary is unlawful. The Hilton Distribution will be made pusuant to the Shelf Approval. Park Place has applied to the Nevada Commission for a Shelf Approval substantially similar to the current Hilton Shelf Approval.

    Changes in control of Park Place through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby such person obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Corporation must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Corporation. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licenses, and Registered Corporations that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before Park Place can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by Park Place's Board in response to a tender offer made directly to its stockholders for the purpose of acquiring control of Park Place.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to the counties and cities in which the Corporate

Licensees' respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax is also paid by casino operations where entertainment is furnished in connection with the selling or serving of food or refreshments or the selling of merchandise. Nevada Corporate Licensees that hold a license as an operator of a slot route, or a manufacturer's or distributor's license also pay certain fees and taxes to the State of Nevada. The Corporate Licensees currently pay monthly fees to the Nevada Commission equal to a maximum of 6.25% of gross revenues.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board, and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation of the Nevada Board of the Licensee's participation in such foreign gaming. The revolving fund is subject to increase or decrease in the discretion of the Nevada Commission. Thereafter, Licensees are required to comply with certain reporting requirements imposed by the Nevada Act. A Licensee is also subject to disciplinary action by the Nevada Commission if it knowingly violates any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fails to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engages in activities or enters into associations that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employs, contracts with or associates with a person in the foreign operation who has been denied a license or finding of suitability in Nevada on the ground of personal unsuitability.

    The sale of alcoholic beverages at establishments operated by a Corporate Licensee is subject to licensing, control and regulation by applicable local regulatory agencies. All licenses are revocable and are not transferable. The agencies involved have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect upon the operations of the Corporate Licensee.

    NEW JERSEY GAMING LAWS

    The ownership and operation of casino gaming facilities in Atlantic City are subject to the New Jersey Casino Control Act (the "New Jersey Act"), regulations of the New Jersey Casino Control Commission (the "New Jersey Commission") and other applicable laws. No casino may operate unless the required permits or licenses and approvals are obtained from the New Jersey Commission. The New Jersey Commission is authorized under the New Jersey Act to adopt regulations covering a broad spectrum of gaming and gaming related activities and to prescribe the methods and forms of applications from all classes of licensees. These laws and regulations concern primarily: (i) the financial stability, integrity, responsibility, good character, honesty and business ability of casino service suppliers and casino operators, their directors, officers and employees, their security holders and others financially interested in casino operations; (ii) the nature of casino hotel facilities; and (iii) the operating methods and financial and accounting practices used in connection with the casino operations.

    Taxes are imposed by the State of New Jersey on gaming operations at the rate of 8% of gross gaming revenues. In addition, the New Jersey Act provides for an investment alternative tax of 2.5% of gross gaming revenues. This investment alternative tax may be offset by investment tax credits equal to 1.25% of gross gaming revenues, which are obtained by purchasing bonds issued by, or investing in housing or other development projects approved by, the Casino Reinvestment Development Authority ("CRDA").

    The New Jersey Commission has broad discretion with regard to the issuance, renewal and revocation or suspension of casino licenses. A casino license is not transferable, is issued for a term of up to one year for the first two renewals and thereafter for a term of up to four years (subject to discretionary reopening of the licensing hearing by the New Jersey Commission at any time), and must be renewed by filing an application which shall be acted on by the New Jersey Commission prior to the expiration of the license in force. At any time, upon a finding of disqualification or noncompliance, the New Jersey Commission may revoke or suspend a license or impose fines or other penalties.

    The New Jersey Act imposes certain restrictions on the ownership and transfer of securities issued by a corporation that holds a casino license or is deemed a holding company, intermediary company, subsidiary or entity qualifier (each, an "affiliate") of a casino licensee. "Security" is defined by the New Jersey Act to include instruments that evidence either a beneficial ownership in an entity (such as common stock or preferred stock) or a creditor interest in an entity (such as a bond, note or mortgage). Pursuant to the New Jersey Act, the corporate charter of a publicly-traded affiliate of a casino licensee must require that a holder of the company's securities dispose of such securities if the holder's continued interest would result in the company or any other affiliate being no longer qualified to continue as a casino licensee under the New Jersey Act. The corporate charter of a casino licensee or any privately held affiliate of the licensee must: (i) establish the right of prior approval by the New Jersey Commission with regard to a transfer of any security in the company and (ii) create the absolute right of the company to repurchase at the market price or purchase price, whichever is less, any security in the company in the event the New Jersey Commission disapproves a transfer of such security under the New Jersey Act. Hilton's corporate charter has been approved by the New Jersey Commission. Park Place has applied to have its corporate charter approved by the New Jersey Commission. The corporate charters of Park Place's subsidiaries that operate Bally's Park Place and The Atlantic City Hilton and their privately held affiliates will conform to the New Jersey Act's requirements described above for privately held companies.

    If the New Jersey Commission finds that an individual owner or holder of securities of a corporate licensee or an affiliate of such corporate licensee is not qualified under the New Jersey Act, the New Jersey Commission may propose remedial action. The New Jersey Commission may require divestiture of the securities held by any disqualified holder who is required to be qualified under the New Jersey Act (e.g., officers, directors, security holders and key casino and other employees). In the event that disqualified persons fail to divest themselves of such securities, the New Jersey Commission may revoke or suspend the license. However, if an affiliate of a casino licensee is a publicly-traded company and the New Jersey Commission makes a finding of disqualification with respect to any holder of any security thereof who is required to be qualified, and the New Jersey Commission also finds that: (i) such company has complied with aforesaid charter provisions; (ii) such company has made a good faith effort, including the prosecution of all legal remedies, to comply with any order of the New Jersey Commission requiring the divestiture of the security interest held by the disqualified holder; and (iii) such disqualified holder does not have the ability to control the corporate licensee or the affiliate, or to elect one or more members of the board of directors of such affiliate, the New Jersey Commission will not take action against the casino licensee or its affiliate with respect to the continued ownership of the security interest by the disqualified holder.

    For purposes of the New Jersey Act, a security holder is presumed to have the ability to control a publicly-traded corporation, or to elect one or more members of its board of directors, and thus require qualification, if such holder owns or beneficially holds 5% or more of any class of the equity securities of such corporation, unless such presumption of control or ability to elect is rebutted by clear and convincing evidence. An "institutional investor," as that term is defined under the New Jersey Act, is entitled to a waiver of qualification if it holds less than 10% of any class of the equity securities of a publicly-traded holding or intermediary company of a casino licensee and: (i) the holdings were purchased for investment purposes only; (ii) there is no cause to believe the institutional investor may be found unqualified; and (iii) upon request by the New Jersey Commission, the institutional investor files a certified statement to the effect that it has no intention of influencing or affecting the affairs of the issuer, the casino licensee or its other affiliates. The New Jersey Commission may grant a waiver of qualification to an institutional investor holding 10% or more of such securities upon a showing of good cause and if the conditions specified above are met.

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    With respect to debt securities, the New Jersey Commission generally requires a person holding 15% or more of a debt issue of a publicly-traded affiliate of a casino licensee to qualify as a "financial source" where the use of the proceeds from the debt issue is related in any way to the financing of the casino licensee. There can be no assurance that the New Jersey Commission will continue to apply the 15% threshold, and the New Jersey Commission could at any time establish a lower threshold for qualification. An exception to the qualification requirement is made for institutional investors, in which case the institutional holder is entitled to a waiver of qualification if the holder's position in the aggregate is less than 20% of the total outstanding debt of the affiliate and less than 50% of any outstanding publicly-traded issue of such debt, and if the conditions specified in the above paragraph are met. As with equity securities, a waiver of qualification may be granted to institutional investors holding larger positions upon a showing of good cause and if all conditions specified in the above paragraph are met.

    Generally, the New Jersey Commission would require each institutional holder seeking a waiver of qualification to execute a certificate to the effect that:
(i) the holder has reviewed the definition of institutional investor under the New Jersey Act and believes that it meets the definition of institutional investor; (ii) the holder purchased the securities for investment purposes only and holds them in the ordinary course of business; (iii) the holder has no involvement in the business activities of, and no intention of influencing or affecting the affairs of, the issuer, the casino licensee or any affiliate; and
(iv) if the holder subsequently determines to influence or affect the affairs of the issuer, the casino licensee or any affiliate, it shall provide not less than 30 days' notice of such intent and shall file with the New Jersey Commission an application for qualification before taking any such action.

    Commencing on the date the New Jersey Commission serves notice on a corporate licensee or an affiliate of such corporate licensee that a security holder of such corporation has been found disqualified, it will be unlawful for the security holder to: (i) receive any dividends or interest upon any such securities; (ii) exercise, directly or through any trustee or nominee, any right conferred by such securities; or (iii) receive any remuneration in any form from the corporate licensee for services rendered or otherwise.

    Persons who are required to qualify under the New Jersey Act by reason of holding debt or equity securities, and are not otherwise previously qualified, are required to place the securities into an Interim Casino Authorization ("ICA") trust pending qualification. Unless and until the New Jersey Commission has reason to believe that the investor may not qualify, the investor will retain the ability to direct the trustee how to vote, or whether to dispose of, the securities. If at any time the New Jersey Commission finds reasonable cause to believe that the investor may be found unqualified, it can order the trust to become "operative," in which case the investor will lose voting power, if any, over the securities but will retain the right to petition the New Jersey Commission to order the trustee to dispose of the securities.

    Once an ICA trust is created and funded, and regardless of whether it becomes operative, the investor has no right to receive a return on the investment until the investor becomes qualified. Should an investor ultimately be found unqualified, the trustee would dispose of the trust property, and the proceeds would be distributed to the unqualified applicant only in an amount not exceeding the actual cost of the trust property. Any excess proceeds would be paid to the State of New Jersey. If the securities were sold by the trustee pending qualification, the investor would receive only actual cost, with disposition of the remainder of the proceeds, if any, to await the investor's qualification hearing.

    In the event it is determined that a licensee has violated the New Jersey Act or its regulations, then under certain circumstances, the licensee could be subject to fines or have its license suspended or revoked. In addition, if a person who is required to qualify under the New Jersey Act fails to qualify, or if a security holder who is required to qualify fails to qualify and does not dispose of the related securities in the licensee or in any affiliate of the licensee, as may be required by the New Jersey Act, then, under certain circumstances, the licensee could have its license suspended or revoked.

    If a casino license was not renewed, was suspended for more than 120 days or was revoked, the New Jersey Commission could appoint a conservator. The conservator would be charged with the duty of

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conserving and preserving the assets so acquired and continuing the operation of the casino hotel casino of a suspended licensee or with operating and disposing of the casino hotel facilities of a former licensee. Such suspended licensee or former licensee, however, would be entitled only to a fair return on its investment, to be determined under New Jersey law, with any excess to go to the State of New Jersey, if so directed by the New Jersey Commission. Suspension or revocation of any licenses or the appointment of a conservator by the New Jersey Commission would have a material adverse effect on the businesses of Park
Place's Atlantic City casino hotels.

    In November 1996, the New Jersey Commission found Hilton qualified as a holding company for New Jersey casino licensees, Bally's Park Place and The Atlantic City Hilton. Park Place has applied to the New Jersey Commission for qualification as a holding company of the New Jersey casino licensees.

    Inasmuch as the Hilton Distribution will involve the transfer of ownership of securities of privately held affiliates of Bally's Park Place and The Atlantic City Hilton, the New Jersey Act requires that approval of the Hilton Distribution by the New Jersey Commission be obtained before the Hilton Distribution occurs.

    MISSISSIPPI GAMING LAWS

    The ownership and operation of casino facilities in Mississippi are subject to extensive state and local regulation, but primarily the licensing and regulatory control of the Mississippi Gaming Commission (the "Mississippi Commission") and the Mississippi State Tax Commission.

    The Mississippi Gaming Control Act (the "Mississippi Act"), which legalized dockside casino gaming in Mississippi, was enacted on June 29, 1990. Although not identical, the Mississippi Act is similar to the Nevada Gaming Control Act. The Mississippi Commission has adopted regulations which are also similar in many respects to the Nevada gaming regulations.

    Park Place has filed an application with the Mississippi Commission for approval of the Transactions. On September 15, 1998, the Mississippi Commission found Gaming Acquisition Corporation suitable to be associated with a gaming license granted under the Mississippi Act and granted Gaming Acquisition Corporation authority to acquire control of Grand. Gaming Acquisition Corporation is a wholly owned subsidiary of Park Place that will be merged with and into Grand pursuant to the Merger Agreement, subject to satisfaction of the conditions to the Merger described under "The Transactions--The Merger Agreement--Conditions to the Merger." Further approvals from the Mississippi Commission are pending, including final approval of the Transactions.

    The laws, regulations and supervisory procedures of Mississippi and the Mississippi Commission seek to: (i) prevent unsavory or unsuitable persons from having any direct or indirect involvement with gaming at any time or in any capacity; (ii) establish and maintain responsible accounting practices and procedures; (iii) maintain effective control over the financial practices of licensees, including establishing minimum procedures for internal fiscal affairs and safeguarding of assets and revenues, providing reliable record keeping and making periodic reports to the Mississippi Commission; (iv) prevent cheating and fraudulent practices; (v) provide a source of state and local revenues through taxation and licensing fees; and (vi) ensure that gaming licensees, to the extent practicable, employ Mississippi residents. The regulations are subject to amendment and interpretation by the Mississippi Commission. Management believes that compliance by Park Place with the licensing procedures and regulatory requirements of the Mississippi Commission will not affect the marketability of Park Place's securities. Changes in Mississippi law or regulations may limit or otherwise materially affect the types of gaming that may be conducted and could have an adverse effect on Park Place and Park Place's Mississippi gaming operations.

    The Mississippi Act provides for legalized dockside gaming at the discretion of the 14 counties that either border the Gulf Coast or the Mississippi River, but only if the voters in such counties have not voted to prohibit gaming in that county. Certain amendments to the Mississippi Constitution have been proposed for adoption through the initiative and referendum process which, if a sufficient number of signatures are

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gathered to place the matter on the ballot and if adopted by the voters of the state, would prohibit gaming in Mississippi. See "Risk Factors--Statewide Gaming Referenda." As of July 1998, dockside gaming was permissible in nine of the 14 eligible counties in the state and gaming operations had commenced in Adams, Coahoma, Hancock, Harrison, Tunica, Warren and Washington counties. Under Mississippi law, gaming vessels must be located on the Mississippi River or on navigable waters in eligible counties along the Mississippi River, or in the waters of the State of Mississippi lying south of the state in eligible counties along the Mississippi Gulf Coast. The law permits unlimited stakes gaming on permanently moored vessels on a 24-hour basis and does not restrict the percentage of space which may be utilized for gaming. There are no limitations on the number of gaming licenses which may be issued in Mississippi.

    Park Place and each of its Mississippi licensee affiliates are subject to the licensing and regulatory control of the Mississippi Commission. Park Place must be registered under the Mississippi Act as a publicly traded holding company of its Mississippi licensee affiliates and will be required periodically to submit detailed financial and operating reports to the Mississippi Commission and furnish any other information which the Mississippi Commission may require. If Park Place is unable to satisfy the registration requirements of the Mississippi Act, Park Place and its affiliates cannot own or operate gaming facilities in Mississippi. Each of Park Place's Mississippi licensee affiliates must maintain a gaming license from the Mississippi Commission to operate a casino in Mississippi. Such licenses are issued by the Mississippi Commission subject to certain conditions, including continued compliance with all applicable state laws and regulations.

    Gaming licenses are not transferable, are issued for a two-year period and must be renewed periodically thereafter. No person may become a stockholder of or receive any percentage of profits from a licensed subsidiary of a holding company without first obtaining licenses and approvals from the Mississippi Commission. Park Place has applied to the Mississippi Commission for such approvals.

    Certain officers and employees of Park Place and the officers, directors and certain key employees of Park Place's licensed Mississippi subsidiaries must be found suitable or be licensed by the Mississippi Commission. Park Place believes it has applied for or is in the process of applying for all necessary findings of suitability with respect to such persons, although the Mississippi Commission, in its discretion, may require additional persons to file applications for findings of suitability. In addition, any person having a material relationship or involvement with Park Place may be required to be found suitable, in which case those persons must pay the costs and fees associated with such investigation. The Mississippi Commission may deny an application for a finding of suitability for any cause that it deems reasonable. Changes in certain licensed positions must be reported to the Mississippi Commission. In addition to its authority to deny an application for a finding of suitability, the Mississippi Commission has jurisdiction to disapprove a change in a licensed position. The Mississippi Commission has the power to require Park Place and its registered or licensed subsidiaries to suspend or dismiss officers, directors and other key employees or sever relationships with other persons who refuse to file appropriate applications or whom the authorities find unsuitable to act in such capacities.

    Employees associated with gaming must obtain work permits that are subject to immediate suspension under certain circumstances. The Mississippi Commission shall refuse to issue a work permit to a person convicted of a felony and it may refuse to issue a work permit to a gaming employee if the employee has committed certain misdemeanors or knowingly violated the Mississippi Act or for any other reasonable cause.

    At any time, the Mississippi Commission has the power to investigate and require a finding of suitability of any record or beneficial stockholder of Park Place. Mississippi law requires any person who acquires more than 5% of the common stock of a publicly traded corporation registered with the Mississippi Commission to report the acquisition to the Mississippi Commission, and such person may be required to be found suitable. Also, any person who becomes a beneficial owner of more than 10% of the common stock of such a company, as reported to the SEC, must apply for a finding of suitability by the Mississippi Commission and must pay the costs and fees that the Mississippi Commission incurs in

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conducting the investigation. The Mississippi Commission has generally exercised its discretion to require a finding of suitability of any beneficial owner of more than 5% of a public company's common stock. However, the Mississippi Commission has adopted a policy that permits certain institutional investors to own beneficially up to 10% of a registered public company's common stock without a finding of suitability. If a stockholder who must be found suitable is a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners.

    Any person who fails or refuses to apply for a finding of suitability or a license within 30 days after being ordered to do so by the Mississippi Commission may be found unsuitable. Any person found unsuitable and who holds, directly or indirectly, any beneficial ownership of the securities of Park Place beyond such time as the Mississippi Commission prescribes, may be guilty of a misdemeanor. Park Place is subject to disciplinary action if, after receiving notice that a person is unsuitable to be a stockholder or to have any other relationship with Park Place or its licensed subsidiaries, Park Place: (i) pays the unsuitable person any dividend or other distribution upon the voting securities of Park Place; (ii) recognizes the exercise, directly or indirectly, of any voting rights conferred by securities held by the unsuitable person;
(iii) pays the unsuitable person any remuneration in any form for services rendered or otherwise, except in certain limited and specific circumstances; or
(iv) fails to pursue all lawful efforts to require the unsuitable person to divest himself of the securities, including, if necessary, the immediate purchase of the securities for cash at a fair market value.

    Park Place may be required to disclose to the Mississippi Commission upon request the identities of the holders of any debt or other securities. In addition, under the Mississippi Act the Mississippi Commission may, in its discretion, (i) require holders of debt securities of registered corporations to file applications, (ii) investigate such holders, and (iii) require such holders to be found suitable to own such debt securities. Although the Mississippi Commission generally does not require the individual holders of obligations such as notes to be investigated and found suitable, the Mississippi Commission retains the discretion to do so for any reason, including but not limited to a default, or where the holder of the debt instrument exercises a material influence over the gaming operations of the entity in question. Any holder of debt or equity securities required to apply for a finding of suitability must pay all investigative fees and costs of the Mississippi Commission in connection with such an investigation.

    Each of Park Place's Mississippi licensed subsidiaries must maintain in Mississippi a current ledger with respect to the ownership of their equity securities and Park Place must maintain in Mississippi a current list of stockholders of Park Place which must reflect the record ownership of each outstanding share of any equity security issued by Park Place. The ledger and stockholder lists must be available for inspection by the Mississippi Commission at any time. If any securities of Park Place are held in trust by an agent or by a nominee, the record holder may be required to disclose the identity of the beneficial owner to the Mississippi Commission. A failure to make such disclosure may be grounds for finding the record holder unsuitable. Park Place must also render maximum assistance in determining the identity of the beneficial owner.

    The Mississippi Act requires that the certificates representing securities of a registered publicly traded corporation bear a legend to the general effect that such securities are subject to the Mississippi Act and the regulations of the Mississippi Commission. Park Place will request from the Mississippi Commission an exemption from this legend requirement. The Mississippi Commission has the power to impose additional restrictions on the holders of Park Place's securities at any time.

    Substantially all loans, leases, sales of securities and similar financing transactions by a licensed gaming subsidiary must be reported to or approved by the Mississippi Commission. A licensed gaming subsidiary may not make a public offering of its securities, but may pledge or mortgage casino facilities if it obtains the prior approval of the Mississippi Commission. Park Place may not make a public offering of its securities without the prior approval of the Mississippi Commission if any part of the proceeds of the offering is to be used to finance the construction, acquisition or operation of gaming facilities in Mississippi

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or to retire or extend obligations incurred for one or more such purposes. Such approval, if given, does not constitute a recommendation or approval of the investment merits of the securities subject to the offering.

    Changes in control of Park Place through merger, consolidation, acquisition of assets, management or consulting agreements or any form of takeover cannot occur without the prior approval of the Mississippi Commission. The Mississippi Commission may also require controlling stockholders, officers, directors, and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Mississippi legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and other corporate defense tactics that affect corporate gaming licensees in Mississippi and corporations whose stock is publicly traded that are affiliated with those licensees, may be injurious to stable and productive corporate gaming. The Mississippi Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Mississippi's gaming industry and to further Mississippi's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Mississippi Commission before Park Place may make exceptional repurchases of voting securities in excess of the current market price of its common stock (commonly called "greenmail") or before a corporate acquisition opposed by management may be consummated. Mississippi's gaming regulations will also require prior approval by the Mississippi Commission if Park Place adopts a plan of recapitalization proposed by its Board of Directors opposing a tender offer made directly to the stockholders for the purpose of acquiring control of Park Place.

    Neither Park Place nor any subsidiary may engage in gaming activities in Mississippi while also conducting gaming operations outside of Mississippi without approval of the Mississippi Commission. The Mississippi Commission may require determinations that, among other things, there are means for the Mississippi Commission to have access to information concerning the out-of-state gaming operations of Park Place and its affiliates. Park Place has requested a waiver of foreign gaming approval from the Mississippi Commission for operations in other states and will be required to obtain the approval or a waiver of such approval from the Mississippi Commission prior to engaging in any additional future gaming operations outside of Mississippi.

    If the Mississippi Commission decides that a licensed gaming subsidiary violated a gaming law or regulation, the Mississippi Commission could limit, condition, suspend or revoke the license of the subsidiary. In addition, the licensed subsidiary, Park Place and the persons involved could be subject to substantial fines for each separate violation. Because of such a violation, the Mississippi Commission could attempt to appoint a supervisor to operate the casino facilities. Limitation, conditioning or suspension of any gaming license or the appointment of a supervisor could (and revocation of any gaming license would) materially adversely affect Park Place's Mississippi gaming operations.

    License fees and taxes, computed in various ways depending on the type of gaming involved, are payable to the State of Mississippi and to the county or city in which a licensed gaming subsidiary's respective operations are conducted. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon (i) a percentage of the gross gaming revenues received by the casino operation, (ii) the number of slot machines operated by the casino or (iii) the number of table games operated by the casino. The license fee payable to the State of Mississippi is based upon "gaming receipts" (generally defined as gross receipts less payouts to customers as winnings) and equals 4% of gaming receipts of $50,000 or less per month, 6% of gaming receipts over $50,000 and less than $134,000 per month, and 8% of gaming receipts over $134,000. The foregoing license fees are allowed as a credit against Park Place's Mississippi income tax liability for the year paid. The gross revenue fee imposed by the Mississippi cities and counties in which Park Place's casino operations will be located, equals approximately 4% of the gaming receipts.

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    The Mississippi Commission has adopted a regulation requiring as a condition of licensure or license renewal that a gaming establishment's plan include a 500-car parking facility in close proximity to the casino complex and infrastructure facilities which will amount to at least 25% of the casino cost. Management of Park Place believes it is in compliance with this requirement.

    The sale of alcoholic beverages by Park Place's subsidiaries is subject to the licensing, control and regulation by both the local jurisdiction and the Alcoholic Beverage Control Division (the "ABC") of the Mississippi State Tax Commission. All of Park Place's Mississippi casinos are in areas designated as special resort areas, which allows the casinos to serve alcoholic beverages on a 24-hour basis. The ABC has the full power to limit, condition, suspend or revoke any license for the serving of alcoholic beverages or to place such a licensee on probation with or without conditions. Any such disciplinary action could (and revocation would) have a material adverse effect upon the casino's operations. Certain officers and managers of Park Place and its Mississippi casinos must be investigated by the ABC in connection with its liquor permits and changes in certain positions must be approved by the ABC.

    LOUISIANA GAMING LAWS

    The ownership and operation of a riverboat gaming vessel in the State of Louisiana is subject to the Louisiana Riverboat Economic Development and Gaming Control Act (the "Act"). Gaming activities are regulated by the Louisiana Gaming Control Board (the "Louisiana Board"). The Louisiana Board is responsible for investigating the background of all applicants seeking a riverboat gaming license, issuing the license and enforcing the laws, rules and regulations relating to riverboat gaming activities.

    The applicant, its officers, directors, key personnel, partners and persons holding a 5% or greater interest in the holder of a gaming license are required to be found suitable by the Louisiana Board. The Louisiana Board may, in its discretion, also review the suitability of other security holders of, or persons affiliated with, a licensee. This finding of suitability requires the filing of an extensive application to the Louisiana Board disclosing personal, financial, criminal, business and other information. Park Place has filed the required notice with the Louisiana Board with respect to such finding of suitability.

    On March 24, 1994, the Louisiana Board's predecessor issued a riverboat gaming license to Belle of Orleans, L.L.C., a limited liability company in which Park Place will own a 49.9% interest. Belle of Orleans, L.L.C. commenced riverboat gaming operations in New Orleans on July 9, 1995. Park Place is engaged in litigation with its 50.1% partner in the Belle of Orleans, L.L.C. See "Business and Properties of Park Place--Louisiana Casino."

    On October 13, 1993, the Louisiana Board's predecessor issued a riverboat gaming license to the Queen of New Orleans, a joint venture of which Park Place owns a 50% interest. The Queen of New Orleans joint venture conducted riverboat gaming operations in New Orleans from February 10, 1994 until October 1, 1997.

    The transfer of a Louisiana gaming license is prohibited under the Act. The sale, assignment, transfer, pledge or disposition of securities which represent 5% or more of the total outstanding shares issued by a holder of a license is subject to Louisiana Board approval and the transferee must be found suitable. In addition, all contracts and leases entered into by a licensee are subject to approval and certain enterprises which transact business with the licensee must be licensed.

    If a security holder of a licensee is found unsuitable, it will be unlawful for the security holder to (i) receive any dividend or interest with regard to the securities; (ii) exercise, directly or indirectly, any rights conferred by the securities; or (iii) receive any remuneration from the licensee for services rendered or otherwise. The Louisiana Board may impose similar approval requirements on holders of securities of any intermediary or holding company of the licensee, but may waive those requirements with respect to holders of publicly-traded securities of intermediary and holding companies if such holders do not have the ability to control the publicly-traded corporation or elect one or more directors thereof. Taxes are imposed by the State of Louisiana on gaming operations at the rate of 18.5% of net gaming proceeds.

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    On April 19, 1996, the Louisiana legislature approved legislation mandating statewide local elections on a parish-by-parish basis to determine whether to prohibit or continue to permit three individual types of gaming. On November 5, 1996, Louisiana voters determined whether each of the following types of gaming would be prohibited or permitted in the following described Louisiana parishes:
(i) the operation of video draw poker devices in each parish; (ii) the conduct of riverboat gaming in each parish that is contiguous to a statutorily designated river or waterway; or (iii) the conduct of land-based casino gaming operations in Orleans Parish. In Orleans Parish, where Hilton's riverboat casino currently operates, a majority of the voters elected to continue to permit the three types of gaming described above. The current legislation does not provide for any moratorium on future local elections on gaming. Further, the current legislation does not provide for any moratorium that must expire before future local elections on gaming could be mandated or allowed. In addition, a change of berth by a licensee would require voter approval in the parish in which the new berth is located.

    On October 11, 1996, the Louisiana Board granted Hilton's petition to relocate the Queen of New Orleans riverboat casino from New Orleans to the City of Shreveport by October 1, 1997. Hilton subsequently abandoned its plans to relocate the facility and, on October 1, 1997, the riverboat casino ceased operations. On September 14, 1998, the Louisiana Board approved Hilton's request to transfer its interest in the Queen of New Orleans joint venture.

    MISSOURI GAMING LAWS

    Missouri has enacted the Missouri Gaming Law (the "MGL") and established the Missouri Gaming Commission (the "MGC"), which is responsible for licensing and regulating riverboat gaming in Missouri. The MGL does not specifically limit the number of licenses that the MGC may grant, but generally authorizes the MGC to limit the number of licenses granted. The MGL grants specific powers and duties to the MGC to supervise riverboat gaming, implement the MGL and take other action as may be reasonable or appropriate to enforce the MGL. The MGC may approve permanently moored ("dockside") riverboat casinos subject to specific criteria.

    The MGL extensively regulates owning and operating riverboat gaming facilities in Missouri. Generally, a licensed company and its officers, directors, employees, related subsidiaries and significant shareholders are subject to such extensive regulation. The initial license and first subsequent license renewal for an excursion gambling boat operator generally is for a period of one year. The MGC, however, may reopen license hearings and may terminate a license or impose additional regulations upon a licensee at any time during the term of a license. In addition to the owner's license and operator's license for the riverboat, individuals participating in gaming operations are required to obtain an occupational license from the MGC. Applicants and licensees are responsible for keeping the application and any requested materials current, and this responsibility continues throughout any period of licensure. In addition, Missouri has extensive licensing disclosure requirements. In October 1996, the MGC granted a riverboat gaming license to the Flamingo Hilton Riverboat Casino, L.P., a limited partnership which will be wholly owned by Park Place. In September 1998, the MGC approved Hilton's license renewal application extending the riverboat gaming license for an additional two year period, subject to certain conditions. Park Place will apply to the MGC for all required regulatory approvals in connection with the Transactions.

    In November 1997, the Missouri Supreme Court ruled in AKIN, ET AL V. MISSOURI GAMING COMMISSION, ET AL. that riverboat casinos operating games of chance (particularly slot machines) in man-made basins must meet certain requirements as to contiguity with the Mississippi or Missouri rivers in order to comply with the Missouri constitution. Hilton was not a party to AKIN, which has been dismissed. Hilton and other similarly situated riverboat casinos have filed lawsuits against the MGC relating to these requirements as to contiguity. In January 1998, the Missouri Circuit Court in Cole County issued a writ prohibiting the MGC from initiating a proposed disciplinary proceeding against riverboat casinos operating in man-made basins. The MGC appealed this ruling to the Missouri Supreme Court, which reversed the decision of the Circuit Court in May 1998. Park Place has requested a hearing on the disciplinary order. Park Place and

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the other operators of riverboats in man-made basins have filed a referendum which has qualified for inclusion on the Missouri ballot for the November 1998 election which, if approved, would permit Park Place to continue to operate the games of chance on its riverboat casino at the present location. Failure of passage of such referendum is likely to have a material adverse effect upon the operation of Park Place's Missouri casino.

    On August 12, 1998 the MGC announced that it would reopen the licensing investigation of Park Place's Missouri casino regarding alleged actions in 1993 by a former employee to influence an official of the Kansas City Port Authority. See "Business and Properties of Park Place--Missouri Casino."

    Pursuant to its rulemaking authority, the MGC has adopted certain regulations which provide, among other things, that: (i) upon a change in control of the license held by the gambling licensee, the license of such licensee shall become null and void and of no legal effect unless the MGC has approved such change in control (effective October of 1998); (ii) no gaming licensee or occupational licensee may pledge, hypothecate or transfer in any way any license, or any interest in a license, issued by the MGC; (iii) no ownership interest in a gaming licensee or a holding company that is not a publicly held entity may be pledged or hypothecated in any way; (iv) at least 60 days prior to consummation, a party must notify the MGC of its intention to transfer or issue an ownership interest in a gaming licensee or a holding company that is not a publicly held entity (and during such period the MGC may disapprove the transaction or require the transaction be delayed pending further investigation); (v) at least 15 days prior to consummation, a party must notify the MGC of its intention to: (a) issue an ownership interest in a publicly held gaming licensee or holding company if such issuance would involve, directly or indirectly, 5% or greater of the ownership interest in the gaming licensee or holding company, (b) incur any private debt equal to or exceeding $1,000,000 by a gaming licensee or any holding company affiliated with a gaming licensee or
(c) issue any public debt and, before or after consummation, the MGC may reopen the gaming licensee's licensing hearing to consider the effect of the transaction on the licensee's suitability; (vi) not later than seven days after consummation, the following transactions must be reported to the MGC: (a) the transfer or issuance of an ownership interest in a publicly held gaming licensee or holding company, if such transfer or issuance would result in an entity or group of entities acting in concert owning, directly or indirectly, a total amount of ownership interest equaling 5% or greater of the ownership interest in the gaming licensee or holding company and (b) any pledge or hypothecation of 5% or more of the ownership interest in a publicly held gaming licensee or holding company; (vii) no withdrawals of capital, loans, advances or distribution of any type of assets in excess of 5% of accumulated earnings of a licensee to anyone with an ownership interest in the licensee may occur without prior MGC approval; and (viii) the MGC may take appropriate action against a licensee or other person who has been disciplined in another jurisdiction for gaming related activity.

    Taxes are imposed by the State of Missouri on gaming operations at the rate of 20% of adjusted gross gaming revenues. An additional admission fee is imposed by the State of Missouri at the rate of $2 per passenger admitted onto a riverboat casino. Park Place's Kansas City riverboat casino currently charges customers no admission fee.

    QUEENSLAND GAMING LAWS

    Queensland, Australia, like the jurisdictions discussed above, has comprehensive laws and regulations governing the conduct of casino gaming. All persons connected with the ownership and operation of a casino, including Park Place, its subsidiary that manages the Conrad Jupiters, Gold Coast and the Conrad International Treasury Casino, Brisbane and certain of their principal stockholders, directors and officers, must be found suitable and licensed. A casino license once issued remains in force until surrendered or canceled. Queensland law defines the grounds for cancellation and, in such event, an administrator may be appointed to assume control of the casino hotel complex. The Queensland authorities have conducted an investigation of, and have found suitable, Hilton and its subsidiary. The Queensland authorities will conduct a similar investigation of Park Place.

    Taxes are imposed by Queensland on gaming operations at the rate of 20% of gross gaming revenues, except that gaming revenues arising from persons or groups participating in special flight programs or "junkets" are taxed at a 10% rate. A casino community benefit levy of 1% of gross gaming revenues is also imposed.

    URUGUAY GAMING LAWS

    Uruguay also has laws and regulations governing the establishment and operation of casino gaming. The Internal Auditors Bureau of Uruguay, under the authority of the Ministry of Economy and Finance, is responsible for establishing the terms under which casino operations are conducted, including suitability requirements of persons associated with gaming operations, authorized games, specifications for gaming equipment, security, surveillance and compliance. The Conrad International Punta del Este Resort and Casino has been authorized to conduct casino operations by the Ministry of Economy and Finance of Uruguay. Such authorization has been granted based on the expertise and financial suitability of Hilton and its subsidiary that manages the property. Park Place must be found suitable as the parent company of the subsidiary manager.

    A casino concession fee is imposed by Uruguay on gaming operations conducted by Conrad International Punta del Este Resort and Casino at a fixed amount per fiscal year. For the years ending December 31, 1997, 1998 and 1999, the casino concession fee imposed is $3.2 million, $3.3 million and $3.3 million, respectively.

    IRS REGULATIONS

    The Internal Revenue Service ("IRS") requires operators of casinos located in the United States to file information returns for U.S. citizens (including names and addresses of winners) for keno and slot machine winnings in excess of stipulated amounts. The IRS also requires operators to withhold taxes on certain keno, bingo and slot machine winnings of nonresident aliens. Management is unable to predict the extent, if any, to which such requirements, if extended, might impede or otherwise adversely affect operations of, and/or income from, such other games.

    Regulations adopted by the Financial Crimes Enforcement Network of the Treasury Department and the gaming regulatory authorities in certain domestic jurisdictions in which Park Place operates casinos, or in which Park Place has applied for licensing to operate a casino, require the reporting of currency transactions in excess of $10,000 occurring within a gaming day, including identification of the patron by name and social security number. This reporting obligation commenced in May 1985 and may have resulted in the loss of gaming revenues to jurisdictions outside the United States which are exempt from the ambit of such regulations.

    OTHER LAWS AND REGULATIONS

    Each of the casino hotels and riverboat casinos operated by Park Place is subject to extensive state and local regulations and, on a periodic basis, must obtain various licenses and permits, including those required to sell alcoholic beverages. Management believes that Park Place has obtained all required licenses and permits and its businesses are conducted in substantial compliance with applicable laws except for certain regulatory approvals in connection with the Transactions as described above, which are currently in progress.

HEADQUARTERS

    Park Place's principal executive offices are located at 3930 Howard Hughes Parkway, Las Vegas, Nevada 89109. The telephone number is (702) 699-5000.

                            MANAGEMENT OF PARK PLACE

PARK PLACE BOARD OF DIRECTORS

    The business of Park Place will be managed under the direction of the Park Place Board of Directors (the "Park Place Board"). The following table sets forth information concerning the persons who are expected to serve as the directors of Park Place following the consummation of the Transactions. Each of Stephen Bollenbach, A. Steven Crown, Arthur M. Goldberg, Barron Hilton and Eric Hilton is currently a director of Hilton and, except for Eric Hilton, will remain a director of Hilton after the Hilton Distribution.

    The Park Place Board will be divided into three classes. Directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for such class expires and will serve thereafter for three years.

                                                                                                            INITIAL TERM
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                                                 AGE         EXPIRES
---------------------------------------------------------------------------------------------      ---      -------------

Lyle Berman .................................................................................          57          2000
  Chairman of the Board of Grand Casinos, Inc. since October 1991. Mr. Berman is also a director of G-III Apparel Group Ltd., Innovative Gaming Corporation of America, New Horizon
  Kids Quest, Inc. and Wilsons The Leather Experts Inc. and Chairman of the Board and Chief
  Executive Officer of Rainforest Cafe, Inc.

Stephen F. Bollenbach .......................................................................          56          2002
  Chief Financial Officer, Marriott Corporation until October 1993, President and Chief
  Executive Officer, Host Marriott Corporation, until April 1995, Senior Executive Vice
  President and Chief Financial Officer, The Walt Disney Co. until February 1996 and, thereafter, President and Chief Executive Officer, Hilton Hotels Corporation. Mr.
  Bollenbach is a director of Hilton Hotels Corporation, Kmart Corporation, Ladbroke Group
  PLC, Spring Group PLC and Time Warner, Inc.

A. Steven Crown .............................................................................          46          2001
  General Partner, Henry Crown and Company, a holding company which includes diversified manufacturing operations, marine operations and real estate ventures. Mr. Crown is a director of the Hilton Hotels Corporation.

Clive S. Cummis .............................................................................          69          2000
  Chairman of the law firm of Sills Cummis Zuckerman Radin Tischman Epstein & Gross, which provided legal services to Hilton and is expected to provide such services to Park Place.

Arthur M. Goldberg ..........................................................................          56          2002
  Chairman and Chief Executive Officer of Bally Entertainment Corporation until December 1996 and, thereafter, Executive Vice President and President--Gaming Operations of Hilton Hotels
  Corporation. Mr. Goldberg is a director of Hilton Hotels Corporation, Bally Total Fitness
  Holding Corporation and First Union Corporation.

Barron Hilton ...............................................................................          70          2002
  Chairman of the Board and Chief Executive Officer, Hilton Hotels Corporation until February
  1996 and, thereafter, Chairman of the Board, Hilton Hotels Corporation.

                                                                                                            INITIAL TERM
NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                                                 AGE         EXPIRES
---------------------------------------------------------------------------------------------      ---      -------------
Eric M. Hilton ..............................................................................          65          2000
  Director of Hilton Hotels Corporation, and Vice Chairman of the Board of Hilton Hotels
  Corporation until March 1997. Barron Hilton and Eric Hilton are brothers.

J. Kenneth Looloian .........................................................................          76          2001
  Executive Vice President of DiGiorgio Corporation and a consultant. Mr. Looloian is also a director of Bally Total Fitness Holdings and ContinuCare.

Gilbert L. Shelton ..........................................................................          62          2001
  Private investor.

Rocco J. Marano .............................................................................          70          2001
  Retired Executive. Mr. Marano is a director of Computer Horizons Corporation.

    Ratification of the above named persons as directors of Park Place is subject to the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Hilton Special Meeting. See "The Hilton Proposals--Proposal Five."

COMMITTEES OF THE PARK PLACE BOARD

    The Park Place Board is expected to have four standing committees: (i) the Audit Committee, (ii) the Compliance Committee, (iii) the Personnel and Compensation Committee and (iv) the Nominating Committee.

    AUDIT COMMITTEE. The functions of the Audit Committee will include reviewing the independence of the independent auditors, recommending to the Park Place Board the engagement and discharge of independent auditors, reviewing with the independent auditors the plan and results of auditing engagements, approving or ratifying each professional service provided by independent auditors which is estimated by management to cost more than 10% of the previous year's audit fee, considering the range of audit and nonaudit fees, reviewing the scope and results of Park Place procedures for internal auditing and the adequacy of internal accounting controls and directing and supervising special investigations.

    COMPLIANCE COMMITTEE. The Compliance Committee will supervise Park Place's efforts to assure that its business and operations are conducted in compliance with the highest standards applicable to it as a matter of legal and regulatory requirements as well as ethical business practices. In particular, the Compliance Committee will be responsible for the establishment and implementation of Park Place's internal reporting system regarding compliance by Park Place with regulatory matters associated with its gaming operations. The committee supervises the activities of Bally's Compliance Officer and communicates on a periodic basis with gaming regulatory agencies on compliance matters. It reviews information and reports regarding the suitability of potential key employees of Park Place as well as persons and entities proposed to be involved in material transactions or relationships with Park Place.

    PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee will review and establish the general employment and compensation practices and policies of Park Place and approve procedures for the administration thereof, including such matters as the total salary and fringe benefit programs.

    NOMINATING COMMITTEE. The functions of the Nominating Committee include recommending nominees to the Park Place Board to fill vacancies on the Board, reviewing on a continuing basis, and at least once a year, the structure of the Board to assure its continuity and to assure that the proper skills and experience are represented on the Board, and reviewing any potential conflicts of Board members individually whenever a prospective Board member is being considered for election to the Board.

COMPENSATION OF PARK PLACE DIRECTORS

    Directors who are not officers of Park Place will receive an annual fee of $30,000, and a fee of $1,000 for attendance at Board and Committee meetings. Directors will also be reimbursed for travel expenses and other out-of-pocket costs when incurred in attending meetings.

EXECUTIVE OFFICERS OF PARK PLACE

    Set forth below is certain information with respect to the persons who are expected to serve as executive officers of Park Place immediately following consummation of the Hilton Distribution. Effective on the Hilton Distribution Date, those persons named below who are currently officers of Hilton and its subsidiaries (except for Stephen Bollenbach) will relinquish their positions as officers of Hilton.

NAME                              AGE    BACKGROUND
------------------------------    ---    ----------------------------------------------------------------------
Stephen F. Bollenbach ........     56    See "Management of Park Place--Park Place Board of Directors" above.
  Chairman of the Board

Arthur M. Goldberg ...........     56    See "Management of Park Place--Park Place Board of Directors" above.
  President and Chief
  Executive Officer

Wallace R. Barr ..............     52    Executive Vice President-Eastern Region, Hilton Gaming Corporation
  Executive Vice President                 since December 1996, and President, Chief Operating Officer and a
                                           director of Bally's Park Place and The Atlantic City Hilton since
                                           February 1993, and President and Chief Operating Officer of Bally's
                                           Saloon - Gambling Hall - Hotel and Bally's Casino - Lakeshore Resort
                                           since April 1993 and June 1993, respectively, and Executive Vice
                                           President and Chief Operating Officer of Bally's Casino Holdings,
                                           Inc. from June 1993 until December 1996.

Clive S. Cummis ..............     69    See "Management of Park Place--Park Place Board of Directors" above.
  Executive Vice President--
  Law & Corporate Affairs, and
  Secretary

Mark Dodson ..................     36    Executive Vice President and Treasurer, Hilton Gaming Corporation
  Executive Vice President                 since January 1998, Senior Vice President-- Gaming Operations and
                                           Treasurer, Hilton Gaming Corporation from December 1996 until
                                           January 1998, Senior Vice President, Bally's Park Place from January
                                           1996 until December 1996, Vice President--Development, Bally's
                                           Casino Holdings, Inc. from December 1994 until January 1996, and
                                           Director of Corporate Development, Bally Entertainment Corporation
                                           from February 1993 until December 1994.

Scott A. LaPorta .............     36    Senior Vice President and Treasurer, Hilton Hotels Corporation since
  Executive Vice President and             May 1996, and prior thereto, Senior Vice President and Treasurer,
  Chief Financial Officer                  Host Marriott Corporation.

EXECUTIVE OFFICER COMPENSATION

    Park Place is a newly formed corporation that has not paid any compensation to its executive officers to date and will not pay any such compensation prior to the time of the Hilton Distribution. Compensation of the Park Place executive officers will be determined by the Personnel and Compensation Committee of the Park Place Board. Stephen Bollenbach, who will be Chairman of the Board of Park Place, and Arthur

Goldberg, who will be the President and Chief Executive Officer of Park Place, will be parties to employment agreements with Park Place. See "--Park Place CEO and Chairman Agreements" for a description of such compensation arrangements.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Park Place was formed in June 1998. Compensation for Park Place executives will be determined by the Personnel and Compensation Committee of the Park Place Board, the members of which have yet to be determined.

PARK PLACE CEO AND CHAIRMAN EMPLOYMENT AGREEMENTS

    PARK PLACE CEO AGREEMENT

    Park Place and Mr. Goldberg anticipate that they will enter into the Park Place CEO Agreement for the period beginning on the Hilton Distribution Date and ending on January 1, 2004, subject thereafter to automatic renewal for periods of one year unless either Park Place or Mr. Goldberg gives notice of nonrenewal pursuant to the terms of the Park Place CEO Agreement. It is anticipated that the Park Place CEO Agreement will provide for the employment of Mr. Goldberg as the President and Chief Executive Officer of Park Place.

    The Park Place CEO Agreement establishes a minimum annual base salary of $2,000,000 and provides for an annual bonus opportunity of $1,000,000, provided, however, that the payment of any portion of such salary and bonus which would not be deductible by Park Place on a current basis because of the application of the $1 million limitation on deductible compensation of Section 162(m) of the Code will be deferred and paid to Mr. Goldberg, with interest, within 30 days after Park Place's deduction with respect to the compensation is not limited by
Section 162(m). The Park Place CEO Agreement provides that Mr. Goldberg (and his family, if applicable) is entitled to fringe benefits and participation in Park Place's employee benefits plans, in each case at least to the same extent as Park Place's other senior executives. Mr. Goldberg is also entitled to the unrestricted, but not exclusive, use of Park Place's aircraft, provided that he shall reimburse Park Place for the cost of such use if such use is for personal purposes. During the term of the Park Place Agreement, Mr. Goldberg is entitled to four weeks of paid vacation annually.

    In addition, the Park Place CEO Agreement provides that if the Hilton Distribution occurs, Mr. Goldberg shall, subject to approval by the Hilton stockholders of the Park Place 1998 Plan, be granted an option (the "Park Place CEO Special Option" and, together with the Chairman Special Option (as defined below), the "Park Place Special Options") to purchase 6,000,000 shares of Common Stock under the Park Place 1998 Plan in tranches of 4,000,000 shares (the "Tranche A Option") and 2,000,000 shares (the "Tranche B Option"). The per share exercise price of the Tranche A Option is equal to the closing price of the Park Place Common Stock on the NYSE on the Hilton Distribution Date, and the exercise price of the Tranche B Option is equal to the greater of (i) 150% of the closing price of the Hilton Common Stock on the NYSE on July 9, 1998 (which was $26.94), ratably reduced after the Hilton Distribution so as to reflect the July 9, 1998 closing price as if only the post-Hilton Distribution shares of Park Place Common Stock existed on that date (the "Park Place July 9, 1998 Adjusted Price") and (ii) the closing price of the Park Place Common Stock on the NYSE on the Hilton Distribution Date. If the Hilton stockholders do not approve the Park Place 1998 Plan, Mr. Goldberg shall have the right to terminate the Park Place CEO Agreement. The Park Place CEO Special Option is exercisable for 10 years after the Hilton Distribution Date, except as otherwise specifically provided in the Park Place CEO Agreement.

    The Tranche A Option vests cumulatively in four equal annual installments which begin on the first anniversary of the Hilton Distribution Date, provided that Mr. Goldberg is employed by Park Place as of the applicable vesting date (except as otherwise provided in the Park Place CEO Agreement), subject to acceleration as provided in the Park Place CEO Agreement. The Tranche B Option will become fully vested and exercisable on the date that is nine years and nine months after the Hilton Distribution Date if

Mr. Goldberg is employed by Park Place on such date; provided, however, that if at any time prior to the fifth anniversary of the Hilton Distribution Date, the closing price of the Park Place Common Stock on the NYSE on each of any seven consecutive trading days equals or exceeds 200% of the Park Place July 9, 1998 Adjusted Price, the Tranche B Option will immediately become fully vested and exercisable if Mr. Goldberg is employed by Park Place as of the applicable vesting date (except as otherwise provided in the Park Place CEO Agreement). In addition, the Park Place CEO Special Option will become fully vested and exercisable upon the occurrence of any of the following events (each, a "Triggering Event"): (i) the termination of Mr. Goldberg's employment by Park Place other than for Cause (as defined in the Park Place CEO Agreement), (ii) the termination of Mr. Goldberg's employment by reason of death or Disability (as defined in the Park Place CEO Agreement), or (iii) the termination of Mr. Goldberg's employment by Mr. Goldberg for Good Reason (as defined in the Park Place CEO Agreement); provided, however, that the Tranche B Option will only become fully vested and exercisable upon a Triggering Event if Mr. Goldberg does not breach certain covenants described below. If a Triggering Event occurs, the vested portion of the Park Place CEO Special Option will remain exercisable until the earlier to occur of (i) the fifth anniversary of the date of termination, and (ii) the tenth anniversary of the Hilton Distribution Date, and any non-vested portion of the Park Place CEO Special Option will thereupon terminate. To the extent not described in the Park Place CEO Agreement, the Park Place CEO Special Option will be subject to the terms and conditions of the Park Place 1998 Plan.

    The Park Place CEO Agreement also provides that, as a result of the Hilton Distribution and effective as of the Hilton Distribution Date, all outstanding options held by Mr. Goldberg to purchase shares of Hilton Common Stock will become options to purchase shares of Park Place Common Stock, and the number of shares subject to and the exercise price of such options will be adjusted to preserve the intrinsic value of such options on the Hilton Distribution Date.

    The Park Place CEO Agreement provides that if, during the term of the Park Place CEO Agreement, Mr. Goldberg's employment with Park Place is terminated by Park Place other than for Cause or Disability, or by reason of Mr. Goldberg's death, or by Mr. Goldberg for Good Reason, then Park Place will be required to pay Mr. Goldberg his base salary for the balance of the term of the Park Place CEO Agreement and his accrued but unpaid cash compensation through the termination date. In addition, Park Place shall provide Mr. Goldberg with all benefits due in accordance with the terms of any applicable employee benefits plans of Park Place. Park Place's obligation to make such payments, to the extent that such payments shall not have accrued as of the day before the termination date, will be conditioned upon Mr. Goldberg's execution of a written release of certain claims against Park Place (the "Release"). In the event that such a termination occurs following a Change of Control (as defined in the Park Place CEO Agreement) of Park Place and provided that Mr. Goldberg has executed the Release, then, in lieu of the payment of Mr. Goldberg's base salary for the balance of the term of the Park Place CEO Agreement, Mr. Goldberg shall receive a lump-sum cash payment equal to 2.99 times the sum of his annual base salary and his annual bonus for the last full fiscal year ending during the term of the Park Place CEO Agreement (or, if higher, his annual bonus for the last full fiscal year prior to the Change of Control). In addition, Mr. Goldberg will be entitled to receive a lump-sum payment of all compensation previously deferred by him and not yet paid by Park Place. For the remainder of the term of the Park Place CEO Agreement (or such longer period as any plan may provide), Park Place will also be required to provide Mr. Goldberg (and his family, if applicable) with continued benefits under Park Place's employee benefits plans at least equal to those which would have been provided had Mr. Goldberg's employment not terminated.

    If Mr. Goldberg's employment with Park Place is terminated by reason of his death or Disability during the term of the Park Place CEO Agreement, then Park Place will be required to pay Mr. Goldberg (or his estate or legal representative) his base salary for the balance of the term of the Park Place CEO Agreement and his accrued but unpaid cash compensation through the termination date. In addition, Park Place shall provide Mr. Goldberg (or his estate or legal representative) with all benefits accrued by Mr. Goldberg under the terms of any applicable employee benefits plans of Park Place.

    If Park Place terminates Mr. Goldberg's employment for Cause during the term of the Park Place CEO Agreement, Park Place must pay Mr. Goldberg his unpaid annual base salary through the date of termination, the amount of any unpaid compensation deferred by Mr. Goldberg, and the amount of any earned but unpaid annual bonuses and vacation pay. Park Place shall also provide Mr. Goldberg with any benefits accrued by Mr. Goldberg under the terms of any applicable employee benefits plans of Park Place. If Mr. Goldberg terminates employment with Park Place other than for Good Reason during the term of the Park Place CEO Agreement, Park Place must pay Mr. Goldberg his accrued but unpaid cash compensation through the termination date and must provide Mr. Goldberg with any benefits accrued by Mr. Goldberg under the terms of any applicable employee benefits plans of Park Place.

    Under the Park Place CEO Agreement, Mr. Goldberg covenants not to disclose confidential information of Park Place. In addition, Mr. Goldberg covenants that, for a period of two years following his termination of employment, he will not compete with Park Place or employ or solicit certain of its employees and agents.

    The Park Place CEO Agreement also provides that upon a Change of Control of Park Place, the Park Place CEO Special Option will become fully vested and exercisable; provided, however that the Tranche B Option will only become fully vested and exercisable upon a Change of Control if Mr. Goldberg does not breach the covenants described above. In addition, Park Place will pay Mr. Goldberg any excise tax incurred by him under Section 4999 of the Code on any payments or benefits paid or payable by Park Place to Mr. Goldberg under the Park Place CEO Agreement or otherwise, which constitute "parachute payments" under Code Section 280G, and Park Place will bear the cost of all income, excise and employment taxes imposed on such gross-up payment.

    Effective upon the Hilton Distribution, the Park Place CEO Agreement will supersede Mr. Goldberg's employment agreement with Hilton dated as of November 12, 1996 and his Change of Control Agreement with Hilton dated as of April 1, 1997. However, the Park Place CEO Agreement provides for Park Place to assume Hilton's obligations to Mr. Goldberg with respect to certain excise tax gross-up payments, certain indemnification obligations, certain income tax indemnities, certain compensation deferred by Mr. Goldberg, and certain health and life insurance benefits which Mr. Goldberg is entitled to receive, under his superseded employment agreement with Hilton. In addition, Park Place has agreed to assume Hilton's obligations to Mr. Goldberg under Hilton's Deferred Compensation Agreement, dated as of January 16, 1997, with Mr. Goldberg.

    PARK PLACE CHAIRMAN AGREEMENT

    Park Place and Mr. Bollenbach anticipate that they will enter into the Park Place Chairman Agreement pursuant to which Mr. Bollenbach will agree to serve as Chairman of, and advisor to, the Park Place Board for the period beginning on the Hilton Distribution Date and ending on July 1, 2005. Under the Park Place Chairman Agreement, Mr. Bollenbach will be paid an annual base salary of $100,000 per year, will not be entitled to receive a bonus and will not be entitled to receive any benefits provided to Park Place employees other than an annual vacation and reimbursement of expenses he may incur in providing his services under the Park Place Chairman Agreement. In addition, the Park Place Chairman Agreement provides that if the Hilton Distribution occurs, Mr. Bollenbach shall, subject to approval of the Park Place 1998 Plan by the Hilton stockholders, be granted an option (the "Chairman Special Option") to purchase 3,000,000 shares of Park Place Common Stock under the Park Place 1998 Plan in tranches of 2,000,000 shares (the "Tranche A Option") and 1,000,000 shares (the "Tranche B Option"). The per share exercise prices, vesting provisions, termination provisions and other terms of Mr. Bollenbach's Tranche A Option and Tranche B Option under the Park Place Chairman Agreement are substantially identical to those which apply to Mr. Goldberg's Tranche A Option and Tranche B Option, respectively, as set forth above. Except as set forth above, the other terms of the Park Place Chairman Agreement are substantially identical to those of Mr. Bollenbach's CEO Employment Agreement with Hilton. See "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests."

                        SECURITY OWNERSHIP OF PARK PLACE

    Hilton currently owns all of the outstanding shares of Park Place Common Stock. The following table sets forth information as to the shares of Park Place Common Stock that would have been beneficially owned (or deemed to be owned pursuant to the rules of the SEC) as of September 15, 1998, by each person who is expected to be a director or an executive officer of Park Place, all directors and executive officers of Park Place as a group, and each person known to be the beneficial owner of more than 5% of the outstanding Park Place Common Stock, in each case based on beneficial ownership of Hilton Common Stock as of September 15, 1998, after giving effect to the issuance of one share of Park Place Common Stock for each share of Hilton Common Stock as a result of the consummation of the Hilton Distribution and assuming (i) that pursuant to the agreements entered into in connection with the Hilton Distribution, each Hilton Option held by any executive officer or director upon consummation of the Hilton Distribution, other than Hilton Options held by Arthur M. Goldberg, would be adjusted (the "Adjustment") to be one Hilton Option and one Park Place Option, and (ii) each outstanding share of Grand is exchanged for .9699 of a share of Park Place Common Stock pursuant to the Merger. Except as otherwise noted, each stockholder has sole voting and investment power with respect to the shares beneficially owned.

                                                             APPROXIMATE PERCENT
NAME AND ADDRESS OF OWNER                 COMMON STOCK         OF COMMON STOCK
----------------------------------------  ------------       -------------------
Barron Hilton ..........................   22,946,938(1)              7.6
  9336 Civic Center Drive
  Beverly Hills, California 90210
Conrad N. Hilton Fund ..................   16,498,736(1)              5.5
  100 West Liberty Street
  Reno, Nevada 89501
The Prudential Insurance Company of        16,247,133(2)              5.4
  America ..............................
  751 Broad Street
  Newark, New Jersey 07102
Stephen F. Bollenbach ..................    3,040,000(3)              1.0
A. Steven Crown ........................    3,673,500(3)(4)           1.2
Arthur M. Goldberg .....................    3,504,738(5)              1.2
Eric M. Hilton .........................        9,400(1)                *
Lyle M. Berman .........................    5,123,830(6)              1.7
J. Kenneth Looloian.....................        5,500                   *
Clive S. Cummis.........................      --                  --
Gilbert L. Shelton......................       20,000                   *
Rocco J. Marano.........................        5,000                   *
Wallace R. Barr.........................       37,401(3)                *
Mark R. Dodson..........................        8,473(3)                *
Scott A. LaPorta........................       58,500(3)                *
All Directors and Executive Officers as    38,433,280(5)(7)          12.5
  a Group (13 persons)..................

------------------------

*   The securities owned do not exceed 1% of the applicable class.

(1) Barron and Eric Hilton are two of the 11 directors of the Conrad N. Hilton Fund (the "Fund"). They disclaim beneficial ownership of the 16,498,736 shares owned by the Fund.

(2) The amount of Park Place Common Stock beneficially owned by The Prudential Insurance Company of America ("Prudential") is reported on the basis of an amended Schedule 13G filed with the SEC on February 13, 1998.

(3) Includes options to acquire 3,000,000, 4,000, 8,000, 5,000, and 57,500 shares of Park Place Common Stock, exercisable within the next 60 days, held by Messrs. Bollenbach, Crown, Barr, Dodson and

    LaPorta, respectively. See "The Transactions--Arrangements Between Hilton and Park Place--Stock Option Plans." Does not include options granted in connection with the Transactions. See also "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

(4) Mr. Crown is a partner of The Crown Fund, which owns 239,888 shares of Park Place Common Stock. In addition, Arie and Ida Crown Memorial, of which Mr. Crown is a director, owns 894,272 shares of Park Place Common Stock; Pines Trailer Limited Partnership, of which a corporation of which Mr. Crown is a director, officer and shareholder and a partnership of which Mr. Crown is a partner, are partners, owns 600,000 shares of Park Place Common Stock; and Areljay, L.P., of which a corporation of which Mr. Crown is a director, officer and shareholder and a trust of which Mr. Crown is a beneficiary are partners, owns 1,935,340 shares of Park Place Common Stock. Mr. Crown disclaims beneficial ownership of the shares held by The Crown Fund, Arie and Ida Crown Memorial, Pines Trailer Limited Partnership and Areljay, L.P., except to the extent of his beneficial interest therein.

(5) The amount set forth in the table for Mr. Goldberg includes options to purchase 1,200,000 shares of Hilton Common Stock currently exercisable within 60 days. Such options will be adjusted and the number of shares exercisable thereunder will be increased in connection with the Transactions. The number of shares of Park Place Common Stock which will be subject to such options upon adjustment is not currently determinable. Does not include options granted in connection with the Transactions. See "The Transactions--Interests of Certain Persons in the Transactions--Adjustments of Hilton Options."

(6) Share amounts in the table and this footnote assume consummation of the Merger as of September 15, 1998 at an assumed exchange ratio of .9699 of a share of Park Place Common Stock for each share of Grand Common Stock. Includes 80,016 shares of Park Place Common Stock beneficially owned by Mr. Berman's spouse. Also includes 44,240 shares of Park Place Common Stock to be held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman. Also includes options to purchase 969,900 shares of Park Place Common Stock which will vest as a result of the consummation of the Merger. See "The Transactions--The Merger Agreement--Treatment of Stock Options."

(7) Includes 5,244,400 shares issuable upon exercise of employee stock options granted to executive officers and directors, exercisable within 60 days, but excludes the shares owned by the Fund (see note (1) above).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Park Place's reporting officers and directors, and persons who beneficially own more than 10% of Park Place's Common Stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC, the NYSE and Park Place. No Section 16(a) reporting is yet required with respect to Park Place.

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
                        BUSINESS AND PROPERTIES OF LAKES

GENERAL

    Lakes is a newly formed wholly owned subsidiary of Grand, established to conduct Grand's Non-Mississippi Business subsequent to the Grand Distribution. Lakes's strategy is to distinguish itself within its markets by managing superior facilities with extensive nongaming amenities, combined with experienced corporate and casino management and comprehensive marketing programs. UNLESS THE CONTEXT OTHERWISE REQUIRES, THE FOLLOWING DISCUSSION ASSUMES THE TRANSACTIONS HAVE OCCURRED AND THAT LAKES OWNS THE NON-MISSISSIPPI BUSINESS.

    Lakes manages two land-based, Indian-owned casinos in Louisiana: Grand Casino Avoyelles, in Marksville, Louisiana, for the Tunica-Biloxi Tribe of Louisiana ("Tunica-Biloxi Tribe") and Grand Casino Coushatta, in Kinder, Louisiana, for the Coushatta Tribe of Louisiana ("Coushatta Tribe"). Lakes also manages Grand Casino Hinckley in Hinckley, Minnesota for the Minnesota Tribe which ranks among Minnesota's largest Indian gaming enterprises. Lakes's management contract for Grand Casinos Hinckley will expire in May, 1999, and Lakes does not anticipate that it will be renewed.

BUSINESS STRATEGY

    Lakes develops and manages Indian-owned casino properties that offer the opportunity for long-term development of related entertainment amenities. Lakes' strategy is to develop and manage hotels, theaters, recreational vehicle parks, and other complementary amenities designed to enhance the customers' total entertainment experience and differentiate facilities managed by Lakes from most of its competitors.

    Lakes is dedicated to providing high quality, comprehensive entertainment, with focused attention to customer service. Facilities managed by Lakes, staffed with well trained local casino employees, offer a casual environment designed to appeal to the family-oriented, middle income customer. Lakes strives to offer its casino customers creative gaming selections in a pleasant, festive, and smoke- and climate-controlled setting. Lakes' casinos also offer reasonably priced, high-quality food, video arcades and Grand Casino Kids Quest-SM-, a professionally supervised entertainment and child care center.

GROWTH STRATEGY

    The primary focus in Lakes' growth strategy is to continue managing casino resorts under existing Indian management contracts and attempt to obtain the renewal of those same contracts. Lakes also intends to pursue new casino resort management and development opportunities with other Indian tribes.

    Lakes intends to use Grand's reputation prior to the Transactions as an experienced, established and successful casino management company, along with Lakes' available capital and considerable management and development skills and expertise, to secure new development and management opportunities in Indian gaming.

    A central element of Lakes' growth strategy is to manage casinos located within driving distance of populations of three to four million people and, by itself or with Indian tribal partners, to develop destination, entertainment resorts consisting of hotels and recreation facilities as amenities to the casinos. Lakes also seeks to operate modern facilities staffed with well-trained, local employees that offer the entertainment and recreational opportunities that customers have come to expect in destination resorts.

    Lakes will continue to search for attractive opportunities to expand and grow its business and anticipates an ability to continue to do so in the future consistent with the goals and plan outlined herein.

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
MARKETING

    Lakes targets its marketing strategy to attract and retain the repeat customer. Management believes that Lakes' emphasis on enhancing the entertainment value coupled with marketing programs, contributes to attracting the repeat customer.

    Lakes's strategy seeks to combine retail, gaming, and entertainment marketing techniques. Lakes profiles its casino customers utilizing available demographic data, regularly conducted customer surveys, and other sources. Based upon this data, Lakes uses a variety of initial special promotions to attract the first-time customer and, thereafter, seeks to leverage initial customer satisfaction through a mix of marketing programs dedicated to developing a repeat customer.

    A variety of other events, facilities and entertainment media provide the patron with a total entertainment experience. Lakes markets these programs through a variety of direct and media marketing techniques.

MANAGED PROPERTIES

    GRAND CASINO AVOYELLES

    Grand Casino Avoyelles opened in June 1994 and consists of an approximately 50,000 square foot casino gaming room containing approximately 1,600 slot machines and 58 table games. The facility also has a Grand Casino Kids Quest-SM-child entertainment center, a video arcade, a full service restaurant, a buffet restaurant, a gift shop and parking for approximately 2,250 vehicles.

    Grand Casino Avoyelles is located approximately 50 miles west of Natchez, Mississippi, and within approximately 200 miles of the Louisiana cities of Baton Rouge, Lafayette, New Orleans, and Shreveport. Lakes purchased approximately 64 acres of land adjacent to the Tunica-Biloxi reservation for $1.0 million. Lakes donated approximately 21 acres of this land to the Tunica-Biloxi Tribe. This land has been placed in trust, has been approved for gaming, and is the site upon which Grand Casino Avoyelles has been constructed.

    Lakes leases land to the Tunica-Biloxi Tribe of Louisiana (the "Tunica-Biloxi Tribe") for a 220 room hotel which opened during 1996 and is located in proximity to Grand Casino Avoyelles. The Tunica-Biloxi Tribe operates the hotel as a part of the Grand Casino Avoyelles enterprise. Lakes guarantees $16.5 million of Tunica-Biloxi Tribal indebtedness incurred in connection with the purchase of the hotel and has subordinated payment of Lakes's management fee and any loan amounts owed by the Tunica-Biloxi Tribe to Lakes to the repayment of such indebtedness. The indebtedness is scheduled to be fully repaid by April 2000.

    The term of Lakes's development and management agreement with the Tunica-Biloxi Tribe (the "Tunica-Biloxi Agreement") expires on June 3, 2001. As manager, Lakes oversees the deduction, on a monthly basis, by employees of the tribal casino of the operating expenses and a cash contingency reserve from the gross receipts of the casino. The net distributable profits, if any, are distributed 60% to the Tunica-Biloxi Tribe and 40% to Lakes.

    Lakes loaned the Tunica-Biloxi Tribe an aggregate of approximately $23.5 million to construct and open Grand Casino Avoyelles, of which amount approximately $3.5 million was not, but may need to be, approved by the BIA and/or the NIGC. Approximately $10.5 million of such loans remained outstanding at June 28, 1998. The loans bear interest at 1% over the prime rate and are payable over the remaining term of the Tunica-Biloxi Agreement.

    The Tunica-Biloxi Agreement was approved by the BIA on February 27, 1992. The Tunica-Biloxi Tribe and the State of Louisiana entered into a tribal-state compact on September 29, 1992, which was approved by the Secretary of the Interior on November 18, 1992. The compact expires on November 18, 1999 but will automatically renew for an additional seven year period unless either the Tunica-Biloxi Tribe or the State of Louisiana delivers to the other prior written notice of non-renewal not less than 180 days prior to November 18, 1999. In the event the compact is not renewed, legal gaming will not be permitted at Grand Casino Avoyelles. There can be no assurance that the compact with be renewed. In connection with the

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
Grand Distribution, Lakes and any appropriate subsidiaries will make application to the Tribal gaming regulatory authority for a license and, once licensed by the Tribe, pursuant to Louisiana Tribal compact, will work with the the Tribe to obtain certification and licensure by the Louisiana State Police.

    GRAND CASINO COUSHATTA

    Grand Casino Coushatta opened in January 1995 and consists of an approximately 71,000 square foot casino gaming room containing approximately 2,300 slot machines and 71 table games. The facility also has a Grand Casino Kids Quest-SM-, a full service restaurant, a buffet restaurant, a snack bar, a gift shop, and parking for approximately 1,600 vehicles.

    On February 25, 1992, Lakes entered into a construction agreement and management contract (the "Coushatta Agreement") with the Coushatta Tribe for the development, construction, and management of a casino facility in Elton, Louisiana, on Highway 165. Grand Casino Coushatta is located approximately 60 miles south of Alexandria, Louisiana, and within 200 miles of Houston, Texas. Grand purchased approximately 688 acres of land adjacent to the Coushatta reservation for approximately $3.6 million. Grand has donated approximately 530 acres to the Coushatta Tribe. This land has been placed in trust for the Coushatta Tribe.

    Grand loaned the Coushatta Tribe an aggregate of approximately $38.3 million to construct and open Grand Casino Coushatta, of which amount up to approximately $20.3 million was not, but may need to be, approved by the BIA and/or NIGC. The loans bear interest at 1% over the prime rate and are payable over the remaining term of the Coushatta Agreement. Approximately $22.2 million of such loans remained outstanding as of June 28, 1998.

    The Coushatta Tribe is constructing a hotel on trust land located adjacent to the casino. Grand guaranteed, and, pursuant to the Grand Distribution, Lakes will guarantee $25.0 million of indebtedness incurred by the Tribe in connection therewith. Such indebtedness has a repayment term of approximately four years. Grand has, and Lakes will, subordinate payment of its management fee and repayment of any loans outstanding from the Coushatta Tribe to the repayment of such indebtedness. Advances of $11.3 million have been made to the Tribe as of June 28, 1998.

    The Coushatta Agreement was approved by the BIA on February 27, 1992. The Coushatta Tribe and the State of Louisiana entered into a tribal-state compact on September 15, 1992, which was approved by the Secretary of the Interior on November 4, 1992. The compact expires on November 4, 1999, and will automatically renew for an additional seven year period unless either the Coushatta Tribe or the State of Louisiana delivers to the other prior written notice of non-renewal not less than 180 days prior to November 4, 1999. In the event the compact is not renewed, legal gaming will not be permitted at Grand Casino Coushatta. There can be no assurance that the compact will be renewed. In connection with the Grand Distribution, Lakes has made application to be certified by the Louisiana State Police to manage the casino.

    The term of the Coushatta Agreement expires on January 16, 2002. As manager, Lakes oversees the deduction on a monthly basis, by employees of the tribal casino, of the operating expenses and a cash contingency reserve from the gross receipts of the casino. The net distributable profits, if any, are distributed 60% to the Coushatta Tribe and 40% to Lakes.

    GRAND CASINO HINCKLEY

    Grand Casino Hinckley is located on a 20 acre parcel of land held by the United States in trust for the Minnesota Tribe near the intersection of Interstate Highway 35 and Minnesota State Highway 48, adjacent to Hinckley, Minnesota. Hinckley is within 90 miles of the Minnesota cities of Minneapolis/St. Paul and Duluth. Interstate 35 links Minneapolis/St. Paul and Duluth, Minnesota's two largest population centers, and the Highway 48 intersection is a traditional rest stop for travelers.

    Grand Casino Hinckley opened in May 1992 and consists of an approximately 58,000 square foot casino gaming room containing approximately 2,000 slot machines and 46 blackjack tables. The facility also

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
has a Grand Casino Kids Quest-SM- child entertainment center, a video arcade, a sports bar that serves alcoholic beverages, five restaurants, a gift shop, a 222-space recreational vehicle park, 50 fully furnished rental chalets, an 11,000 square-foot ballroom, and parking for approximately 2,300 cars.

    The Minnesota Tribe Corporate Commission owns and operates a 150 room hotel in proximity to Grand Casino Hinckley. During 1997, the Minnesota Tribe opened a 281 room hotel adjacent to Grand Casino Hinckley. The property also features an 18-hole golf course with a driving range, clubhouse, pro shop and snack bar.

    On September 10, 1990, a subsidiary of Grand and the Minnesota Tribe entered into a construction agreement and management contract (the "Hinckley Management Agreement") for the development, construction and management of Grand Casino Hinckley. The term of the Hinckley Management Agreement expires on May 15, 1999. In October 1996, a subsidiary of Grand and the Minnesota Tribe entered into a restated management agreement (the "Restated Hinckley Agreement") with respect to the Grand Casino Hinckley facility. In accordance with its terms, the Restated Hinckley Agreement will not be effective until such time as it is approved by the NIGC. Lakes believes the Restated Hinckley Agreement, which also expires on May 15, 1999, is consistent with the terms and conditions of the Hinckley Management Agreement and conforms to NIGC requirements. Although Lakes believes the Restated Hinckley Agreement satisfies all the requirements of the IGRA, there can be no assurance that the NIGC will not seek to reduce the management fee payable to a subsidiary of Lakes thereunder or demand other revisions to the Restated Hinckley Agreement. Furthermore, Lakes does not believe that the Restated Hinckley Agreement will be renewed upon its expiration in May 1999.

    Lakes provides assistance to the Minnesota Tribe for certain equipment leases that provide that in the event of default by the Minnesota Tribe, Lakes may not receive payments under the Hinckley Management Agreement until such default has been cured.

    The Restated Hinckley Agreement provides that net distributable gaming profits, if any, are distributed 70% to the Minnesota Tribe and 30% to Lakes, and that Lakes receives an additional fee, determined pursuant to a sliding scale formula, with respect to non-gaming revenues.

FUNDING AGREEMENTS

    Pursuant to the terms of the Grand Distribution Agreement, Lakes has assumed Grand's obligations under various agreements (the "Funding Agreements") with each of the Tunica-Biloxi and Coushatta Tribes to provide temporary funding, if necessary, for the construction of certain additional amenities on Grand Casino Avoyelles and Grand Casino Coushatta. The terms of the Funding Agreements require each party to advance money for the payment of construction costs if and when the casino operating funds designated for such purpose are insufficient. Any funds advanced are to be repaid, together with interest at the prime rate plus 1 percent, over the remaining term of the respective management agreement. Advances of $1.2 million and $3.3 million have been made to Tunica-Biloxi and Coushatta Tribes, respectively, as of June 28, 1998.

POLO PLAZA

    Following the Grand Distribution, a subsidiary of Lakes will own certain interests in four contiguous parcels of land in Las Vegas, Nevada including the Polo Plaza Shopping Center. All or any combination of these interests may be sold, held for sale or held for future development. Lakes is currently evaluating the potential sale of these interests and in connection therewith has entered into a 90 day exclusive listing agreement with a real estate broker for the active marketing of these parcels. Each interest is summarized as follows:

    SHARK CLUB PARCEL

    A subsidiary of Lakes is the tenant under the Shark Club Lease which has a term through July 31, 2046 unless sooner terminated in accordance with the provisions thereof. The Shark Club Lease provides for base rent in the initial amount of $65,000 per month, subject to adjustment each lease year based on a cost of living formula and additional rent in the amount of $6,500 per month if the parcel is used for a casino/hotel. In addition to the base rent, Lakes must pay all taxes on and bear all costs of maintaining the property.

    The Shark Club Lease also includes a purchase option pursuant to which Lakes can acquire the parcel at any time after August 1, 1999 at a formula purchase price set forth in the Shark Club Lease, roughly equal to 120 times the adjusted base monthly rent in effect at the time of the purchase. The Shark Club lease also includes a landlord put option pursuant to which the landlord could require the tenant to purchase the subject real property at any time from and after August 1, 2000. Under the Merger Agreement, Lakes has also agreed with Park Place that Lakes will either exercise or cause one of its subsidiaries to exercise the Shark Club Lease purchase option prior to the earliest time when the landlord could require Lakes (or Grand as the guarantor) to purchase the subject real estate.

    Under the Shark Club Lease, Lakes is required to maintain the leased property, including the building located thereon. Lakes has received a notice of violation from the Clark County Department of Administrative Services for alleged failure to remove debris from certain real property included within the Polo Plaza development project. The same parcel of leased real property has been damaged as a result of a fire on the premises. Pursuant to the Shark Club Lease, Lakes is required to restore, replace or possibly demolish the leased facilities on this real property. The Shark Club Lease allows tenant to demolish that building, but requires that the security deposit required by the lease in the initial amount of $500,000 be increased by $2,500,000 prior to such demolition. Lakes is currently evaluating its alternatives with respect to the property.

    TRAVELODGE PARCEL

    Following the Grand Distribution, Lakes will be the tenant under a ground lease (the "Travelodge Lease") which commenced on June 17, 1996, and will (unless sooner terminated in accordance with the provisions thereof) remain in effect until June 16, 2095. The Travelodge Lease provides for a base rent (in the initial amount of $166,667 per month) that is adjusted each lease year based on a cost of living formula. In addition to the base rent, the tenant must pay all taxes on and costs of maintaining the leased property.

    Lakes has the option to purchase the leased property during the 20th lease year for the purchase price of $30,000,000.

    Lakes has engaged a third party to manage the hotel building located on the leased property. That third party previously claimed a sublease interest in the leased property. That claimed interest was terminated pursuant to an agreement between the third party and Lakes that provides for payments by tenant in the amount of $150,000 per quarter for a period of ten years after the third party surrendered possession of the leased property to tenant.

    A portion of the building located on the leased property is subleased, which Lakes has the right to terminate after January 1, 1999 by making certain prescribed payments, and complying with certain other conditions stated, in the sublease.

    POLO PLAZA SHOPPING CENTER PARCEL

    Nevada Resort Properties Polo Plaza Limited Partnership (the "Partnership") owns and operates the Polo Plaza Shopping Center. Lakes has a 49% limited partnership interest in the Partnership.

    Lakes has the right to purchase the remaining 51% interest in the Partnership at any time prior to October 3, 1999 for approximately $3.3 million.

    In June 1997, Lakes entered into an agreement with the Partnership that granted Lakes the right to negotiate, on behalf of the Partnership, agreements for the termination of then existing leases for the shopping center property. The Partnership also agreed that each new lease for the shopping center property would include a provision allowing the landlord to terminate such lease on not less than 90 days notice, with no termination fee. Lakes assumed responsibility for termination and relocation costs to be paid by the Partnership under tenant termination agreements, and agreed to reimburse the Partnership for certain rents and certain other amounts lost as a result of such termination agreements.

    The holder of the first deed of trust that currently encumbers the shopping center property has asserted that the loan secured by that deed of trust is in default because the Partnership has permitted the termination of tenant leases pursuant to tenant termination agreements negotiated by the Lakes subsidiary. The Partnership has in turn asserted that Lakes is responsible for curing the alleged default. Lakes is discussing the assertions with the holder of the first deed of trust and the Partnership. Lakes is currently negotiating with the Partnership to purchase the shopping center land and building in lieu of exercising Lakes' right to purchase the remaining 51% interest in the Partnership.

    CABLE PARCEL

    Pursuant to a November 1, 1997 Option Agreement, Lakes acquired an option to purchase approximately 4.5 acres of land located near the Polo Plaza Shopping Center anytime prior to October 31, 2000. As consideration for the option, Lakes pays the landowner a nonrefundable monthly option payment of $80,000. The option agreement states that the purchase price for the land is $18,000,000.

EMPLOYEES

    At June 28, 1998, pro forma for the Transactions, Lakes had approximately 30 employees, some of whom may be "shared employees" between Grand and Lakes. Lakes believes its relations with employees are positive.

REGULATION

    GENERAL

    The ownership, management, and operation of gaming facilities are subject to extensive federal, state, provincial, tribal and/or local laws, regulations, and ordinances, which are administered by the relevant regulatory agency or agencies in each jurisdiction (the "Regulatory Authorities"). These laws, regulations, and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. Certain common basic provisions that are currently applicable to Lakes are described below.

    Neither Lakes nor any subsidiary may own, manage or operate a gaming facility unless proper licenses, permits and approvals are obtained. An application for a license, permit or approval may be denied for any cause that the Regulatory Authorities deem reasonable. Most Regulatory Authorities also have the right to license, investigate, and determine the suitability of any person who has a material relationship with Lakes or any of its subsidiaries, including officers, directors, employees, and security holders of Lakes or its subsidiaries. In the event a Regulatory Authority were to find a security holder to be unsuitable, Lakes may be sanctioned, and may lose its licenses and approvals if Lakes recognizes any rights in such unsuitable person in connection with such securities. Lakes may be required to repurchase its securities at fair market value from security holders that the Regulatory Authorities deem unsuitable. Lakes's Articles of Incorporation authorize Lakes to redeem securities held by persons whose status as a security holder, in the opinion of the Lakes' Board, jeopardizes gaming licenses or approvals of Lakes or its subsidiaries.

    Once obtained, licenses, permits, and approvals must be periodically renewed and generally are not transferable. The Regulatory Authorities may at any time revoke, suspend, condition, limit, or restrict a license for any cause they deem reasonable. Fines for violations may be levied against the holder of a license, and in certain jurisdictions, gaming operation revenues can be forfeited to the State under certain circumstances. No assurance can be given that any licenses, permits, or approvals will be obtained by Lakes or its subsidiaries, or if obtained, will be renewed or not revoked in the future. In addition, the rejection or termination of a license, permit, or approval of Lakes or any of its employees or security holders in any jurisdiction may have adverse consequences in other jurisdictions. Certain jurisdictions require gaming

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
operators licensed therein to seek approval from the state before conducting gaming in other jurisdictions. Lakes and its subsidiaries may be required to submit detailed financial and operating reports to Regulatory Authorities.

    The political and regulatory environment for gaming is dynamic and rapidly changing. The laws, regulations, and procedures pertaining to gaming are subject to the interpretation of the Regulatory Authorities and may be amended. Any changes in such laws, regulations, or their interpretations could have a material adverse effect on Lakes.

    Certain specific provisions to which Lakes is currently subject are described below.

    INDIAN GAMING

    The terms and conditions of management contracts for the operation of Indian-owned casinos, and of all gaming on Indian land in the United States, are subject to the IGRA, which is administered by the NIGC, and also are subject to the provisions of statutes relating to contracts with Indian tribes, which are administered by the Secretary of the Interior (the "Secretary") and the BIA. The regulations and guidelines under which NIGC will administer IGRA are evolving. IGRA and those regulations and guidelines are subject to interpretation by the Secretary and NIGC and may be subject to judicial and legislative clarification or amendment.

    Lakes may need to provide the BIA or NIGC with background information on each of its directors and each shareholder who holds five percent or more of Lakes's stock ("5% Shareholders"), including a complete financial statement, a description of such person's gaming experience, and a list of jurisdictions in which such person holds gaming licenses. Background investigations of key employees also may be required. Lakes's Articles of Incorporation contain provisions requiring directors and 5% shareholders to provide such information.

    IGRA requires NIGC to approve management contracts and certain collateral agreements for Indian-owned casinos. Prior to NIGC assuming its management contract approval responsibility, management contracts and other agreements were approved by the BIA. All of Lakes's current management contracts and collateral agreements (except the Restated Hinckley Agreement) were approved by the BIA; however, the NIGC may review such management contracts and collateral agreements for compliance with IGRA in the future. The NIGC will not approve a management contract if a director or a 5% Shareholder of the management company (i) is an elected member of the Indian tribal government that owns the facility purchasing or leasing the games; (ii) has been or is convicted of a felony gaming offense;
(iii) has knowingly and willfully provided materially false information to the NIGC or the tribe; (iv) has refused to respond to questions from the NIGC; or
(v) is a person whose prior history, reputation and associations pose a threat to the public interest or to effective gaming regulation and control, or create or enhance the chance of unsuitable activities in gaming or the business and financial arrangements incidental thereto. In addition, the NIGC will not approve a management contract if the management company or any of its agents have attempted to unduly influence any decision or process of tribal government relating to gaming, or if the management company has materially breached the terms of the management contract or the tribe's gaming ordinance, or a trustee, exercising due diligence, would not approve such management contract.

    A management contract can be approved only after NIGC determines that the contract provides, among other things, for (i) adequate accounting procedures and verifiable financial reports, which must be furnished to the tribe; (ii) tribal access to the daily operations of the gaming enterprise, including the right to verify daily gross revenues and income; (iii) minimum guaranteed payments to the tribe, which must have priority over the retirement of development and construction costs; (iv) a ceiling on the repayment of such development and construction costs; and (v) a contract term not exceeding five years and a management fee not exceeding 30% of profits; provided that the NIGC may approve up to a seven year term and a management fee not to exceed 40% of profits if NIGC is satisfied that the capital investment required, and the income projections for the particular gaming activity justify, the larger profit allocation and longer term. While Lakes believes that its management contracts meet all requirements of IGRA,

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
there is a risk that the NIGC may reduce the term or the management fee provided for in any such contracts. Currently, the management contracts (i) have not been reviewed or approved by NIGC, and (ii) NIGC could call them for review at any time and may not approve the contracts at all or may require modification prior to granting approval.

    Grand and Lakes will request that the NIGC either approve the Transactions or acknowledge that their approval is not required. Such request has not yet been made and when such request is made there can be no assurance that the NIGC will respond favorably or will respond in a timely manner. The failure of the NIGC to respond to the request in a timely manner could cause significant delays to the completion of the Transactions. NIGC also could disapprove certain key elements of the Transactions which could have the effect of preventing the consummation of the Transactions. See "Risk Factors--Risks Relating to the Transactions--Highly Regulated Industry."

    IGRA established three separate classes of tribal gaming--Class I, Class II, and Class III. Class I includes all traditional or social games played by a tribe in connection with celebrations or ceremonies. Class II gaming includes games such as bingo, pulltabs, punchboards, instant bingo and card games that are not played against the house. Class III gaming includes casino-style gaming and includes table games such as blackjack, craps and roulette, as well as gaming machines such as slots, video poker, lotteries, and pari-mutuel wagering.

    IGRA prohibits substantially all forms of Class III gaming unless the tribe has entered into a written agreement with the state in which the casino is located that specifically authorizes the types of commercial gaming the tribe may offer (a "tribal-state compact"). IGRA requires states to negotiate in good faith with tribes that seek tribal-state compacts, and grants Indian tribes the right to seek a federal court order to compel such negotiations. Many states have refused to enter into such negotiations. Tribes in several states have sought federal court orders to compel such negotiations under IGRA; however, the Supreme Court of the United States held in 1996 that the Eleventh Amendment to the United States Constitution immunizes states from suit by Indian tribes in federal court without the state's consent. Because Indian tribes are currently unable to compel states to negotiate tribal-state compacts, Lakes may not be able to develop and manage casinos in states that refuse to enter into, or renew, tribal-state compacts.

    The State of Minnesota has entered into a tribal-state compact with the Minnesota Tribe and the State of Louisiana has entered into tribal-state compacts with the Coushatta Tribe and the Tunica-Biloxi Tribe. The Minnesota compact does not provide for an expiration date. Each of the Louisiana compacts expires in November 1999 but will automatically renew for additional terms unless either party delivers to the other prior written notice of non-renewal at least 180 days prior to the applicable expiration date. In the event either of the Louisiana compacts is not renewed, legal gaming will not be permitted at the applicable casino location. There can be no assurance that either of the Louisiana compacts will be renewed.

    In addition to IGRA, tribal-owned gaming facilities on Indian land are subject to a number of other federal statutes. The operation of gaming on Indian land is dependent upon whether the law of the state in which the casino is located permits gaming by non-Indian entities, which may change over time. Any such changes in state law may have a material adverse effect on the casinos managed by Lakes.

    Title 25, Section 81 of the United States Code states that "no agreement shall be made by any person with any tribe of Indians, or individual Indians not citizens of the United States, for the payment or delivery of any money or other thing of value ... in consideration of services for said Indians relative to their lands ... unless such contract or agreement be executed and approved" by the Secretary or his or her designee. An agreement or contract for services relative to Indian lands that fails to conform with the requirements of Section 81 will be void and unenforceable. Any money or other thing of value paid to any person by any Indian or tribe for or on his or their behalf, on account of such services, in excess of any amount approved by the Secretary or his or her authorized representative will be subject to forfeiture. Lakes believes that it has complied with the requirements of Section 81 with respect to its management contracts for Grand Casino Hinckley, Grand Casino Avoyelles and Grand Casino Coushatta.

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    The Indian Trader Licensing Act, Title 25, Section 261-64 of the United
States Code ("ITLA") states that "any person other than an Indian of the full blood who shall attempt to reside in the Indian country, or on any Indian reservation, as a trader, or to introduce goods, or to trade therein, without such license, shall forfeit all merchandise offered for sale to the Indians or found in his possession, and shall moreover be liable to a penalty of $500 ...."
No such licenses have been issued to Lakes to date. The applicability of ITLA to Indian gaming management contracts is unclear. Lakes believes that ITLA is not applicable to its management contracts, under which Lakes provides services rather than goods to Indian tribes. Lakes further believes that ITLA has been superseded by IGRA.

    Indian tribes are sovereign nations with their own governmental systems, which have primary regulatory authority over gaming on land within the tribe's jurisdiction. Because of their sovereign status, Indian tribes possess immunity from lawsuits to which the tribes have not otherwise consented or otherwise waived their sovereign immunity defense. Therefore, no contractual obligations undertaken by tribes to Lakes would be enforceable by Lakes unless the tribe has expressly waived its sovereign immunity as to such obligations. Courts strictly construe such waivers. Lakes has obtained immunity waivers from each of the tribes to enforce the terms of its management agreements, however, the scope of those waivers has never been tested in court, and may be subject to dispute. Additionally, persons engaged in gaming activities, including Lakes, are subject to the provisions of tribal ordinances and regulations on gaming. These ordinances are subject to review by NIGC under certain standards established by IGRA. The possession of valid licenses from the Minnesota Tribe is an ongoing condition of the Hinckley Management Agreement; the possession of valid licenses from the Coushatta Tribe and Tunica-Biloxi Tribe are conditions of the Coushatta Agreement and the Tunica-Biloxi Agreement, respectively.

LEASED PROPERTIES

    Following the Grand Distribution, and pursuant to the terms of the Grand Distribution Agreement, Grand will assign to Lakes, and Lakes will assume a lease agreement dated February 1, 1996 covering Grand's current corporate office space of approximately 65,000 square feet with a lease term of fifteen years. The lease commenced on October 14, 1996 and the annual base rent is $768,300 plus building operating costs. See also "--Polo Plaza."

COMPETITION

    GENERAL

    The gaming industry is highly competitive. Gaming activities include traditional land-based casinos; riverboat and dockside gaming; casino gaming on Indian land; state-sponsored video lottery and video poker in restaurants, bars and hotels; pari-mutuel betting on horse racing, dog racing, and jai-alai; sports bookmaking; and card rooms. The casinos managed by Lakes compete with all these forms of gaming, and will compete with any new forms of gaming that may be legalized in additional jurisdictions, as well as with other types of entertainment. Lakes also competes with other gaming companies for opportunities to acquire legal gaming sites in emerging gaming jurisdictions and for the opportunity to manage casinos on Indian land. Some of the competitors of Lakes have more personnel and greater financial and other resources than Lakes. Further expansion of gaming could also significantly affect Lakes's business.

    LOUISIANA

    The Louisiana markets are highly competitive and numerous Louisiana casinos along with others in Mississippi compete with Coushatta and Grand Casinos Avoyelles. A single large land-based casino is currently planned for downtown New Orleans but the project is presently in bankruptcy reorganization. If the land-based project opens, it will compete with the casinos managed by Lakes. Louisiana has also legalized riverboat gaming. There are presently 14 licensed riverboats in operation in Louisiana, four of which are presently operating in the vicinity of Lake Charles, Louisiana, within approximately 50 miles of Grand Casino Coushatta, drawing players from the Houston market. The Louisiana Gaming Control Board has indicated it will not award the remaining authorized license until after the 1999 legislative

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
session. The riverboats compete with Louisiana casinos managed by Lakes. Moreover, the legalization of casino gaming in Texas could have a material adverse effect on the casinos managed by Lakes. Louisiana has also enacted legislation which would allow racetracks in certain parishes to install slot machines, subject to approval in local referenda. If such local approvals are obtained, the slot machine operations could also have a material effect on the casinos managed by Lakes. Video poker machines may be located in facilities that serve liquor, at truck stops, and at pari-mutuel racetracks and off-track betting facilities.

    MINNESOTA

    There are seventeen Indian gaming casinos operating in Minnesota, including Grand Casinos Hinckley. At least two Indian gaming casinos located in western Wisconsin also compete with Grand Casino Hinckley. Grand Casino Hinckley competes with Grand Casino Mille Lacs which was previously managed by Grand. Because of their locations, Lakes does not believe that the remaining Minnesota Indian gaming casinos will have a significant competitive impact on Grand Casino Hinckley. Lakes anticipates that its management contract with the Minnesota Tribe will not be renewed upon expiration in May 1999.

LEGAL PROCEEDINGS

    In January 1997, Stratosphere and its wholly owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. On November 7, 1997, Stratosphere filed its Second Amended Plan which has been approved by the Bankruptcy Court and was declared effective on October 14, 1998. Prior to the effectiveness of the Second Amended Plan, Grand owned approximately 37% of the issued and outstanding common stock of Stratosphere. Under the Second Amended Plan, all shares of Stratosphere common stock that were outstanding prior to the effective date of the Second Amended Plan have been canceled. In addition, the secured portion of Stratosphere's first mortgage notes that were outstanding prior to the effective date have been exchanged for a total of 2,030,000 shares of new common stock. Pursuant to the terms of the Grand Distribution Agreement, Lakes has agreed to assume certain known and contingent liabilities associated with the Non-Mississippi Business, including all pending, threatened or future litigation related thereto, including the Stratosphere litigation described below. Although Lakes has agreed to assume such liabilities, because Grand will remain liable for claims by plaintiffs in such litigation and for indemnifying Grand's former officers and directors with respect to such litigation, Lakes has agreed, under the term of the Merger Agreement, to indemnify Grand and Grand's current and former officers and directors against such liabilities. See "Risk Factors--Structure of the Transactions; Indemnification Obligations," "--Risks Relating to the Business of Lakes" and "-- Stratosphere Corporation; Pending Litigation."

    The following summaries describe certain known legal proceedings to which Grand is a party and with respect to which Lakes will assume, and/or indemnify Grand, in connection with the Grand Distribution.

    STRATOSPHERE SHAREHOLDERS LITIGATION--FEDERAL COURT

    In August 1996, a complaint was filed in the U.S. District Court for the District of Nevada--MICHAEL CEASAR, ET AL V. STRATOSPHERE CORPORATION, ET AL--against Stratosphere and others, including Grand. The complaint was filed as a class action, and sought relief on behalf of Stratosphere shareholders who purchased their stock between December 19, 1995 and July 22, 1996. The complaint included allegations of misrepresentations, federal securities law violations and various state law claims.

    In August through October 1996, several other nearly identical complaints were filed by various plaintiffs in the U.S. District Court for the District of Nevada.

    The defendants in the actions submitted motions requesting that all of the actions be consolidated. Those motions were granted in January 1997, and the consolidated action is entitled IN RE: STRATOSPHERE CORPORATION SECURITIES LITIGATION--Master File No. CV-S-96-00708 PMP (RLH).

    In February 1997, the plaintiffs filed a consolidated and amended complaint naming various defendants, including Grand and certain current and former officers and directors of Grand. The amended

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
complaint includes claims under federal securities laws and Nevada laws based on acts alleged to have occurred between December 19, 1995 and July 22, 1996.

    In February 1997, various defendants, including Grand and Grand's officers and directors named as defendants, submitted motions to dismiss the amended complaint. Those motions were made on various grounds, including Grand's claim that the amended complaint failed to state a valid cause of action against Grand and Grand's officers and directors.

    In May 1997, the court dismissed the amended complaint. The dismissal order did not allow the plaintiffs to further amend their complaint in an attempt to state a valid cause of action.

    In June 1997, the plaintiffs asked the court to reconsider its dismissal order, and to allow the plaintiffs to submit a second amended complaint in an attempt to state a valid cause of action. In July 1997, the court allowed the plaintiffs to submit a second amended complaint.

    In August 1997, the plaintiffs filed a second amended complaint. In September 1997, certain of the defendants, including Grand and Grand's officers and directors named as defendants, submitted a motion to dismiss the second amended complaint. The motion was based on various grounds, including Grand's claim that the second amended complaint failed to state a valid cause of action against Grand and those officers and directors.

    In April 1998, the Court granted Grand's motion to dismiss, in part, and denied the motion in part. Thus, the plaintiffs are pursuing the claims in the second amended complaint that survived the motion to dismiss.

    In June 1998, certain of the defendants, including Grand and Grand's officers and directors named as defendants, submitted a motion for summary judgment seeking an order that such defendants are entitled to judgment as a matter of law. As of September 1998, the plaintiffs are engaged in discovery related to the issues raised by the summary judgment motion. The Court will not decide the motion until after such discovery is completed and the parties have submitted their respective arguments regarding the motion.

    STRATOSPHERE SHAREHOLDERS LITIGATION--NEVADA STATE COURT

    In August 1996, a complaint was filed in the District Court for Clark County, Nevada--VICTOR M. OPITZ, ET AL V. ROBERT E. STUPAK, ET AL--Case No. A363019--against various defendants, including Grand. The complaint seeks relief on behalf of Stratosphere Corporation shareholders who purchased stock between December 19, 1995 and July 22, 1996. The complaint alleges misrepresentations, state securities law violations and other state claims.

    Grand and certain defendants submitted motions to dismiss or stay the state court action pending resolution of the federal court action described above. The court has stayed further proceedings pending the resolution of IN RE:
STRATOSPHERE SECURITIES LITIGATION.

    GRAND CASINOS, INC. SHAREHOLDERS LITIGATION

    In September and October 1996, two actions were filed by Grand shareholders in the U.S. District Court for the District of Minnesota against Grand and certain of Grand's current and former directors and officers.

    The complaints allege misrepresentations, federal securities law violations and other claims in connection with the Stratosphere project.

    The actions have been consolidated as IN RE: GRAND CASINOS, INC. SECURITIES LITIGATION--Master File No. 4-96-890--and the plaintiffs filed a consolidated complaint. The defendants submitted a motion to dismiss the consolidated complaint, based in part on Grand's claim that the consolidated complaint failed to properly state a cause of action.

    In December 1997, the court granted Grand's motion to dismiss in part, and denied the motion in part. Thus, the plaintiffs are pursuing the claims in the consolidated complaint that survived Grand's motion to dismiss. Discovery in the action has begun.

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
    The defendants have submitted a motion for summary judgment seeking an order that the defendants are entitled to judgment as a matter of law. The plaintiffs are currently engaged in discovery related to the issues raised by the summary judgment motion. The court will not decide the motion until after such discovery is complete and the parties have submitted their respective arguments regarding the motion.

    DERIVATIVE LITIGATION

    In February 1997, certain shareholders of Grand brought an action in the Hennepin County, Minnesota District Court--LLOYD DRILLING, ET AL V. LYLE BERMAN, ET AL--Court File No. MC97-002807-- against certain current and former officers and directors of Grand. The plaintiffs allege that those officers and directors breached certain fiduciary duties to the shareholders of Grand as a result of certain transactions involving the Stratosphere project. Pursuant to Minnesota law, Grand's Board of Directors appointed an independent special litigation committee to evaluate whether Grand should pursue the claims made in the action against the officers and directors. The special litigation committee completed its evaluation in December 1997, and filed a report with the court recommending that such claims not be pursued.

    Grand provided the defense for Grand's current and former officers and directors who are defendants in the action pursuant to Grand's indemnification obligations to such defendants.

    In January 1998, Grand submitted a motion for summary judgment based on the special litigation committee's report. In May 1998, the court granted the motion, thereby dismissing the plaintiff's claims. In August 1998, the plaintiffs appealed the Court's ruling. As of the date hereof that appeal is pending.

    SLOT MACHINE LITIGATION

    In April 1994, William H. Poulos brought an action in the U.S. District Court for the Middle District of Florida, Orlando Division--WILLIAM H. POULOS, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 39-478-CIV-ORL-22--in which various parties (including Grand) alleged to operate casinos or be slot machine manufacturers were named as defendants. The plaintiff sought to have the action certified as a class action.

    A subsequently filed action--WILLIAM AHEARN, ET AL V. CAESARS WORLD, INC. ET AL--Case No. 94-532-CIV-ORL-22--made similar allegations and was consolidated with the Poulos action.

    Both actions included claims under the federal Racketeering-Influenced and Corrupt Organizations Act and under state law, and sought compensatory and punitive damages. The plaintiffs claimed that the defendants are involved in a scheme to induce people to play electronic video poker and slot machines based on false beliefs regarding how such machines operate and the extent to which a player is likely to win on any given play.

    In December 1994, the consolidated actions were transferred to the U.S. District Court for the District of Nevada.

    In September 1995, Larry Schreier brought an action in the U.S. District Court for the District of Nevada--LARRY SCHREIER, ET AL V. CAESARS WORLD, INC. ET AL--Case No. CV-95-00923-DWH (RJJ).

    The plaintiffs' allegations in the Schreier action were similar to those made by the plaintiffs in the Poulos and Ahearn actions, except that Schreier claimed to represent a more precisely defined class of plaintiffs than Poulos or Ahearn.

    In December 1996, the court ordered the Poulos, Ahearn and Schreier actions consolidated under the title WILLIAM H. POULOS, ET AL V. CAESARS WORLD, INC., ET AL--Case No. CV-S-94-11236-DAE (RJJ)--(Base File), and required the plaintiffs to file a consolidated and amended complaint. In February 1997, the plaintiffs filed a consolidated and amended complaint.

    In March 1997, various defendants (including Grand) filed motions to dismiss or stay the consolidated action until the plaintiffs submitted their claims to gaming authorities and those authorities considered the claims submitted by the plaintiffs.

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    In December 1997, the court denied all of the motions submitted by the defendants, and ordered the plaintiffs to file a new consolidated and amended complaint. That complaint has been filed. Grand has filed its answer to the new complaint.

    The plaintiffs have filed a motion seeking an order certifying the action as a class action. Grand and certain of the defendants have opposed the motion. The Court has not ruled on the motion.

    STRATOSPHERE NOTEHOLDER COMMITTEE BANKRUPTCY COURT ACTION

    In June 1997, the Official Committee of Noteholders (the "Committee") in the Chapter 11 bankruptcy proceeding for Stratosphere filed a motion with the U.S. Bankruptcy Court for the District of Nevada (the "Bankruptcy Court") by which the Committee sought Bankruptcy Court approval for assumption (on behalf of Stratosphere's bankruptcy estate) of the March 1995 Standby Equity Commitment (the "Standby Equity Commitment") between Stratosphere and Grand.

    In the motion, the Committee sought Bankruptcy Court authorization to compel Grand to fund up to $60 million in "capital contributions" to Stratosphere over three years, based on the Committee's claim that such "contributions" are required by the Standby Equity Commitment.

    Grand opposed the Committee's motion. Grand asserted, in its opposition to the Committee's motion, that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law.

    The Bankruptcy Court held a preliminary hearing on the Committee's motion in June 1997, and an evidentiary hearing in February 1998 on the issues raised by the Committee's motion and Grand's opposition to that motion. In February 1998, the Bankruptcy Court denied the Committee's motion, and determined that the Standby Equity Commitment cannot be assumed (or enforced) by Stratosphere under applicable bankruptcy law. The Official Committee has stated that it will appeal the Bankruptcy Court's determination.

    STANDBY EQUITY COMMITMENT LITIGATION

    In September 1997, the Stratosphere Trustee under the indenture pursuant to which Stratosphere issued its first mortgage notes filed a complaint in the U.S. District Court for the District of Nevada--IBJ SCHROEDER BANK & TRUST COMPANY, INC. V. GRAND CASINOS, INC.--File No. CV-S-97-01252-DWH (RJJ)-- naming Grand as defendant.

    The complaint alleges that Grand failed to perform under the Standby Equity Commitment entered into between Stratosphere and Grand in connection with Stratosphere's issuance of such first mortgage notes in March 1995. The complaint seeks an order compelling specific performance of what the Committee claims are Grand's obligations under the Standby Equity Commitment. The Stratosphere Trustee filed the complaint in its alleged capacity as a third party beneficiary under the Standby Equity Commitment.

    In November 1997, Grand submitted a motion requesting, among other things, that the court dismiss the complaint. Grand's request that the court dismiss the complaint has been denied. Discovery is pending.

    STRATOSPHERE PLAN OF REORGANIZATION

    The Second Amended Plan contemplates the formation of a new limited liability company which will own and pursue certain alleged claims and causes of action that Stratosphere and other persons may have against numerous third-parties, including Grand and/or officers and/or directors of Grand. The Second Amended Plan contemplates capitalizing this new limited liability company with an investment of $5 million. As of September 15, 1998, Grand has not been served with any such litigation.

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    STRATOSPHERE PREFERENCE ACTION

    In April 1998, Stratosphere served on Grand and Grand Media & Electronics Distributing, Inc., a wholly owned subsidiary of Grand ("Grand Media"), a complaint in the Stratosphere bankruptcy case seeking recovery of certain amounts paid by Stratosphere to (i) Grand as management fees and for costs and expenses under a management agreement between Stratosphere and Grand, and (ii) Grand Media for electronic equipment purchased by Stratosphere from Grand Media.

    Stratosphere claims in its complaint that such amounts are recoverable by Stratosphere as preferential payments under bankruptcy law.

    In May 1998, Grand responded to Stratosphere's complaint. That response denies that Stratosphere is entitled to recover the amounts described in the complaint. Discovery is proceeding.

    TULALIP TRIBES LITIGATION

    In 1995, Grand entered into discussions with Seven Arrows, L.L.C. ("Seven Arrows"), a Delaware limited liability company, regarding possible participation by Grand in a proposed casino resort development on land in the State of Washington held in trust by the United States for the Tulalip Tribes. Grand and Seven Arrows entered into a letter of intent providing for the negotiation of a revision to the Seven Arrows limited liability company agreement by which Grand (or a subsidiary of Grand ) would become a member of Seven Arrows. Those negotiations were not completed, and no revision to the limited liability company agreement was signed.

    During the negotiations, Grand entered into an agreement (the "Advance Agreement") with Seven Arrows and the Tulalip Tribes. The Advance Agreement provided for the loan by Grand and Seven Arrows of certain amounts to the Tulalip Tribes upon the satisfaction of certain conditions. Grand contends that those conditions were never satisfied. Neither Grand nor Seven Arrows advanced any amount under the Advance Agreement.

    In April 1996, the Tulalip Tribes brought a legal action in Tulalip Tribal Court--TULALIP TRIBES OF WASHINGTON V. SEVEN ARROWS LLC, ET AL.--Case No. TUL-Ci4/96-499--against Seven Arrows and Grand. The action sought various remedies, including (i) a declaration that a lease and sublease between the Tulalip Tribes and Seven Arrows for the land on which the casino resort was proposed were rightfully terminated; (ii) damages for breach of the lease, the sublease, and the Advance Agreement; and (iii) a declaration that the lease, sublease, and Advance Agreement are void.

    Because Grand was not a party to the lease or the sublease, Grand contended in the tribal court action that the only claim against Grand was for breach of the Advance Agreement; that Grand did not breach the Advance Agreement; and that any damages sustained by the Tulalip Tribes as a result of any such breach are not material.

    In May 1996, Seven Arrows and Grand brought a legal action in the U.S. District Court for the Western District of Washington--SEVEN ARROWS LLC, ET AL.
V. TULALIP TRIBES OF WASHINGTON--Case No. C96-0709Z--against the Tulalip Tribes. Seven Arrows sought in that action certain remedies against the Tulalip Tribes, including damages, and Grand sought rescission of the Advance Agreement.

    Since June 1996, Seven Arrows, Grand and the Tulalip Tribes have been engaged in disputes in both the tribal court and the federal court regarding which court has jurisdiction over the various claims made in the two legal actions. Seven Arrows, Grand, and the Tulalip Tribes recently entered into a partial settlement that resolved the jurisdictional dispute. However, all claims between the parties must now be submitted to and decided by the federal court.

    Pursuant to the partial settlement agreement, Seven Arrows filed a second amended complaint in the federal action. Among other things, Seven Arrows seeks damages from the Tulalip Tribes for lost profits of

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up to $15 million and for recovery of sums paid to the Tribes between $2 million and $3 million. Grand is not a party to the second amended complaint.

    On September 30, 1998, the Tulalip Tribes answered, counterclaimed against Seven Arrows, and filed and served a complaint in the pending federal action against Grand. The complaint against Grand contains several counts, including
(i) a request for judgment declaring that the tribe's termination of the agreements was effective and quieting title in the land; (ii) a claim for breach of contract and breach of the implied covenant of good faith that alleges that Grand is liable on the lease, sublease, and Advance Agreement based upon (a) Grand's alleged status as a partner of Seven Arrows; (b) Grand's alleged status as managing and operating agent of Seven Arrows; and (c) Grand's execution of the Advance Agreement; (iii) a claim for negligent misrepresentation claiming, in essence, that representations of Grand personnel induced the Tribes to continue to honor the lease, sublease, and Advance Agreement and thereby to incur expenses they would not have incurred otherwise; (iv) a claim that Grand, by purporting to act for and with the authority of Seven Arrows, stands as warrantor and surety of Seven Arrows's obligations; and (v) a claim for estoppel. Each claim for damages seeks the sum of $856,000 for out-of-pocket expenses and for "lost profits damages" in an amount to be proved at trial.

    Grand's answer has not yet been filed. Grand does not oppose the tribe's effort to quiet title to its land (the first claim). Grand denies that it is factually or legally liable for the obligations or liabilities of Seven Arrows under the lease and sublease. Grand continues to contend that, as to the tribe, its obligations, if any, are limited to those stated in the Advance Agreement; that it did not breach the Advance Agreement; and that the tribe's damages for such breach, if any, are minimal. Grand denies that it is liable for negligent misrepresentation.

    Seven Arrows has, on previous occasions, threatened unpleaded claims against Grand. Grand does not know the nature or extent of any such additional claims and, as of the date hereof, has not received any pleading in any action stating such a claim. However, Grand expects to receive a claim by Seven Arrows in the near future. Such a claim, if made, could be in amounts material to Lakes.

    Grand's liability for damages to all parties in the aggregate cannot exceed $15 million under the partial settlement agreement. Discovery has commenced and as of the date hereof, no trial date has been set.

HEADQUARTERS

    Lakes' principal executive offices are located at 130 Cheshire Lane, Minnetonka, Minnesota 55305. The telephone number is (612) 449-9092.

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                              MANAGEMENT OF LAKES

LAKES BOARD OF DIRECTORS

    The business of Lakes will be managed under the direction of its Board of Directors (the "Lakes Board"). The current directors of Lakes are Lyle Berman and Thomas Brosig. Prior to the Effective Date, Grand, as sole shareholder of Lakes, plans to reconstitute the Lakes Board so that the eight persons identified below will constitute the entire Lakes Board effective as of the Effective Date. Each individual listed below is currently a director of Grand and will resign from the Grand Board effective as of the Effective Date.

NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                      AGE
----------------------------------------------------------------------  ---
LYLE BERMAN ..........................................................  57
  Chairman of the Board and Chief Executive Officer of Lakes and
  Chairman of the Board of Directors of Grand since October 1991. Mr.
  Berman is also a director of G-III Apparel Group Ltd ("G-III"),
  Innovative Gaming Corporation of America ("IGCA"), New Horizon Kids
  Quest, Inc. ("Kids Quest") and Wilsons The Leather Experts Inc.
  ("Wilsons"). Mr. Berman is Chairman of the Board and Chief Executive
  Officer of Rainforest Cafe, Inc. ("Rainforest"). Mr. Berman was a
  member of the Board of Directors of Stratosphere from July 1994 to
  July 1997, and served as the Chairman of the Board of Directors of
  Stratosphere from July, 1996 to July, 1997. From July, 1994 through
  October 1996, Mr. Berman was Stratosphere's Chief Executive Officer.
  Stratosphere filed for reorganization under Chapter 11 of the
  Bankruptcy Code on January 27, 1997.

THOMAS J. BROSIG .....................................................  48
  President of Lakes and President and Chief Executive Officer and a
  director of Grand since September 1996. Mr. Brosig was Executive
  Vice President of Grand from August 1994 through September 1996 and
  President of Grand from May 1993 through August 1994. Mr. Brosig also served as Grand's Chief Operating Officer from October 1991 to
  May 1993 and as Grand's Chief Financial Officer from October 1991 to
  January 1992. Mr. Brosig is a director of Famous Daves of America,
  Inc., G-III and Wilsons.

TIMOTHY J. COPE ......................................................  46
  Chief Financial Officer of Lakes and Chief Financial Officer of
  Grand since January 20, 1994 and an Executive Vice President since
  April of 1997 and a director of Grand since February, 1998. Mr. Cope was Grand's Vice President of Finance from August 1993 through
  January 1994. From May 1986 through August 1992, Mr. Cope was the
  Vice President-finance and administration of Bally's Grand, Reno and after the sale of Bally's Grand, Reno to Hilton in August 1992 served as the Vice President-Finance of The Reno Hilton until August
  1993. From January 1984 through May 1986, Mr. Cope was the Vice
  President of Finance of MGM Grand Reno.

MORRIS GOLDFARB ......................................................  47
  Director of Grand since December 1992. Mr. Goldfarb is a director and the President and Chief Executive Officer of G-III. Mr. Goldfarb
  has served as either the President or Vice President of G-III and its predecessors since their formation in 1974. Mr. Goldfarb is a director of Wilsons.

RONALD J. KRAMER .....................................................  39
  Director of Grand since March 1995. Mr. Kramer is the Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann Group
  Inc., an investment banking firm where he has been employed for over five years. Mr. Kramer is also a Director of Griffon Corporation and
  New Valley Corporation. Ladenburg has periodically provided investment banking services to Grand.

NAME, PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS                      AGE
----------------------------------------------------------------------  ---
DAVID L. ROGERS ......................................................  55
  Director of Grand since October 1991. Mr. Rogers has been President of Wilsons since March 1992. From November 1988 through March 1992,
  Mr. Rogers was Executive Vice President and chief operating officer of Wilsons. Mr. Rogers is a director of Wilsons and Rainforest.

NEIL I. SELL .........................................................  57
  Director of Grand since October 1991. Mr. Sell is also a director of
  U S Foodservice and, until July 31, 1997, was a director of
  Stratosphere. Since 1968, Mr. Sell has been engaged in the practice of law in Minneapolis, Minnesota with the firm of Maslon Edelman
  Borman & Brand, LLP, which has rendered legal services to Grand.

JOEL N. WALLER .......................................................  58
  Director of Grand since October 1991. Mr. Waller has been Chairman and Chief Executive Officer of Wilsons since March 1992. Mr. Waller was President of Wilsons from 1983 through March 1992. Mr. Waller is also a director of Damark International, Inc. and Rainforest.

COMMITTEES OF THE LAKES BOARD

    The Lakes Board is expected to have two standing committees: (i) Audit Committee; and (ii) Compensation Committee.

    Lakes' Audit Committee will comprise certain directors who are not employees of Lakes or any of its subsidiaries. The Lakes Audit Committee is expected to consist of Messrs. David L. Rogers, Neil I. Sell and Joel N. Waller. The audit committee recommends to the full Board the engagement of the independent accountants, reviews the audit plan and results of the audit engagement, reviews the independence of the auditors, and reviews the adequacy of Lakes' system of internal accounting controls.

    Lakes' Compensation Committee, is expected to consist of Messrs. David L. Rogers and Joel N. Waller. The Compensation Committee will review Lakes' remuneration policies and practices, and make recommendations to the Lakes Board in connection with all compensation matters affecting Lakes.

COMPENSATION OF LAKES DIRECTORS

    Lakes will pay each director who is not otherwise employed by Lakes an annual fee of $7,500. Lakes will also pay each director not otherwise employed by it $1,000 for each meeting of the Board of Directors and $1,000 for each committee meeting of the Board of Directors attended.

    Grand is also seeks shareholder approval with respect to Lakes' adoption of the Lakes Gaming, Inc. 1998 Director Stock Option Plan (the "Lakes Director Plan"). See "The Grand Proposals--Approval of the Lakes Gaming, Inc. 1998 Director Stock Option Plan."

    Assuming Grand shareholder approval, the Lakes Director Plan will provide that each director who is not an employee of Lakes or one of its subsidiaries (a "Non-Employee Director") in office at the time of the Grand Distribution, and each subsequent Non-Employee Director at the time of his or her initial election to the Lakes Board will receive a non-qualified stock option to purchase up to 12,500 shares of Lakes Common Stock at an option exercise price equal to 100% of the fair market value of the shares on such grant date. Each option under the 1998 Lakes Director Plan will have a ten-year term and will generally become exercisable in five equal installments commencing on the first anniversary of the grant date. Options to be issued pursuant to the Lakes Director Plan will be in addition to options assumed by Lakes under the Lakes Assumed Option Plans.

EXECUTIVE OFFICERS OF LAKES

    Set forth below is certain information with respect to the four persons who are expected to serve as executive officers of Lakes immediately following the Grand Distribution. Those persons named below who are currently officers of Grand will relinquish their positions with Grand effective on the Effective Date. However, Mr. Berman will continue as chairman of the Lakes Board, and Mr. Berman will serve as an officer of Park Place's Grand subsidiary.

NAME                                      AGE
----------------------------------------  ---
Lyle Berman.............................  57  See "Management of Lakes--Lakes Board of Directors" above.
Thomas J. Brosig........................  48  See "Management of Lakes--Lakes Board of Directors" above.
Timothy J. Cope.........................  46  See "Management of Lakes--Lakes Board of Directors" above.
Joseph Galvin...........................  58  Chief Administrative Officer of Grand since November 1996, and prior thereto, Vice President of Security of Grand.

EXECUTIVE OFFICER COMPENSATION

    Lakes is a newly formed corporation that has not paid any compensation to its executive officers to date and will not pay any such compensation prior to the time of the Grand Distribution. Compensation of the Lakes executive officers will be determined by the Compensation Committees of the Lakes Board. None of Lakes' executive officers currently have an employment agreement with Lakes. See "Risk Factors--Risks Relating to the Business of Lakes--Dependence on Key Personnel."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Lakes was formed in June 1998. Compensation for Lakes executives will be determined by the Lakes Compensation and Stock Option Committee, the members of which have yet to be determined.

                          SECURITY OWNERSHIP OF LAKES

    Grand currently owns all of the outstanding shares of Lakes Common Stock. The following table sets forth information as to the shares of Lakes Common Stock that would have been beneficially owned (or deemed to be owned pursuant to the rules of the SEC) as of September 15, 1998, by each director of Lakes, each of the executive officers of Lakes named in the Lakes Summary Compensation Table included elsewhere herein (the "Lakes Named Executive Officers"), all directors and executive officers of Lakes as a group and each person known to Lakes to be the beneficial owner of more than 5% of the outstanding shares of Lakes Common Stock, in each case based upon beneficial ownership reporting of Grand Common Stock as of September 15, 1998 and after giving effect to the issuance of one share of Lakes Common Stock for four shares of Grand Common Stock as a result of the Grand Distribution and assuming that each Grand Option would be adjusted to be one Lakes Option. Except as otherwise noted, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                              SHARES OF LAKES
                                                COMMON STOCK            PERCENT COMMON
NAME                                         BENEFICIALLY OWNED      STOCK OUTSTANDING(1)
----------------------------------------  ------------------------   --------------------

Lyle Berman(2)..........................         1,320,711(3)                12.2

Neil I. Sell, as sole trustee of four
  irrevocable trusts for the benefit of
  Lyle Berman's children................           310,500(4)                 2.9

Neil I. Sell............................            19,949(5)             *

Thomas J. Brosig........................           237,060(6)                 2.2

Timothy J. Cope.........................            34,500(7)             *

Ronald J. Kramer........................             8,000(8)             *

Morris Goldfarb.........................            27,830(9)             *

David L. Rogers.........................            24,514(10)            *

Joel N. Waller..........................            18,808(11)            *

Joseph Galvin ..........................            35,025(12)            *

All Lakes Directors and Executive
  Officers as a Group (9 people
  including the foregoing)..............         1,726,398(13)               15.6

------------------------

 *  Less than one percent.

(1) Includes shares issuable upon the exercise of all outstanding option awards which will vest immediately as a result of the consummation of the Transactions. Share amounts assume consummation of the Transactions.

(2) The address of such person is 130 Cheshire Lane, Minnetonka, Minnesota,
    55305.

(3) Includes 20,625 shares beneficially owned by Mr. Berman's spouse. Also includes 11,403 shares held by Berman Consulting Corporation, a corporation wholly owned by Mr. Berman. Also includes options to purchase 250,000 shares which will vest immediately as a result of the consummation of the Transactions.

(4) Mr. Sell has disclaimed beneficial ownership of such shares.

(5) Includes options to purchase 15,750 shares which will vest immediately as a result of the consummation of the Transactions.

(6) Includes 22,450 shares beneficially owned by Mr. Brosig's spouse. Also includes options to purchase 112,500 shares which will vest immediately as a result of the consummation of the Transactions.

(7) Includes options to purchase 34,500 shares which will vest immediately as a result of the consummation of the Transactions.

(8) Includes 500 shares beneficially owned by a partnership in which the general partner is a corporation wholly owned by Mr. Kramer. Also includes options to purchase 7,500 shares which will vest immediately as a result of the consummation of the Transactions.

(9) Includes 500 shares held by Mr. Goldfarb's adult children who reside in his household. Also includes options to purchase 20,625 shares which will vest immediately as a result of the consummation of the Transactions.

(10) Includes 8,250 shares beneficially owned by Mr. Rogers' spouse. Also includes options to purchase 15,750 shares which will vest immediately as a result of the consummation of the Transactions.

(11) Includes 513 shares beneficially owned by Mr. Waller's spouse. Also includes options to purchase 15,750 shares which will vest immediately as a result of the consummation of the Transactions.

(12) Includes options to purchase 35,025 shares which will vest immediately as a result of the consummation of the Transactions.

(13) Includes shares held by corporations controlled by such officers and directors. Also includes options to purchase 507,400 shares which will vest immediately as a result of the consummation of the Transactions.

(14) Based on the most recent Schedule 13G filed by the security holder on February 13, 1998. Includes 11,625 shares as to which the holder has sole dispositive, but not sole voting power.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires Lakes's officers and directors, and persons who own more than ten percent of a registered class of Lakes's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq National Market. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Lakes with copies of all Section 16(a) forms they file. No
Section 16(a) reporting is yet required with respect to Lakes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In general, see "The Transactions" for a discussion of certain arrangements between Hilton, Park Place, Grand and Lakes and the officers and directors of such entities in addition to the information set forth below. Also see "Management of Park Place" for a discussion of certain employment arrangements, of Park Place and "The Hilton Proposals" and "The Grand Proposals" for a discussion of stock incentive plans to be adopted by Hilton, Park Place and Lakes.

PARK PLACE

    Park Place's casinos in Las Vegas and Reno, Nevada, regularly send and pay for their guests to visit certain conference facilities in Yerington, Nevada, which are owned by Barron Hilton. In this regard, Mr. Hilton received payments in excess of $100,000 in 1997. Management believes that the rates paid were comparable to those which would have been paid to unaffiliated parties providing similar services.

LAKES

    NEW HORIZON KIDS QUEST, INC.

    Kids Quest owns and operates Kids Quest-SM- child care entertainment centers in casinos owned or managed by Lakes. Lakes beneficially owns approximately 28% of Kids Quest common stock. Lyle Berman, Chairman of the Board and a principal shareholder of Lakes, is a director of Kids Quest. The agreements also typically provide for a minimum guaranteed management fee to be paid to Kids Quest by Lakes, which also varies by location, as well as a child care rate subsidy from Lakes against Kids Quest operating losses at Lakes' locations. Under the subsidy provisions, Grand paid $472,503 in 1997 to New Horizon. Under the guaranty provisions, Lakes paid nothing in 1997.

    OTHER MATTERS

    Neil I. Sell is a partner in the law firm of Maslon Edelman Borman & Brand, LLP, which rendered legal services to Lakes during the last fiscal year.

    Ronald J. Kramer is Chairman of the Board and Chief Executive Officer of Ladenburg Thalmann & Co. Inc. Pursuant to the engagement letter between Grand and Ladenburg, upon consummation of the Merger, Grand has agreed to pay Ladenburg a transaction fee of approximately $6.5 million. Grand has also agreed to reimburse Ladenburg for its reasonable expenses, including attorneys' fees, and to indemnify Ladenburg against certain liabilities in connection with its engagement. Mr. Kramer abstained from voting on the Merger at the June 26, 1998 meeting of the Grand Board.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

    GENERAL

    In considering the recommendation of the Hilton Board with respect to the Hilton Distribution, and the recommendation of the Grand Board with respect to the Grand Distribution and the Merger, the holders of Hilton Common Stock and Grand Common Stock should be aware that certain members of management and of the Hilton Board and the Grand Board have interests in the Transactions that are different from, or in addition to, the interests of the holders of Hilton and Grand Common Stock, generally. The Boards were aware of such interests and considered them, among other matters, in approving the Transactions. See "The Transactions--Arrangements between Hilton and Park Place and-- Arrangements between Grand and Lakes" and "--Indemnification Obligations" for a discussion of certain arrangements that will be entered into if the Transactions are consummated. Also see "Management of Park Place," "Management of Lakes," "The Hilton Proposals" and "The Grand Proposals" for a discussion of certain employment agreements and option plans that will become effective in connection with the Transactions.

    HILTON INTERESTS

    Stephen F. Bollenbach, who will be Chairman of the Park Place Board, will continue to serve as a director and the President and Chief Executive Officer of Hilton and Arthur M. Goldberg, who will become President and Chief Executive Officer of Park Place and will serve on the Park Place Board, will continue to be a director of Hilton. In connection with the Transactions, each of Mr. Bollenbach and Mr. Goldberg anticipates that he will enter into an employment agreement with Park Place. See "Management of Park Place--Park Place CEO and Chairman Employment Agreements." In addition, Mr. Bollenbach has entered into a new employment agreement with Hilton, the material terms of which are described below, which will, upon its commencement date, supersede his current agreement to the extent described below. See "--Hilton CEO Employment Agreement" below.

    In connection with the Hilton Distribution and related transactions, Mr. Bollenbach has agreed to waive any rights he has under Section 3(h)(i) of his current employment agreement with Hilton dated February 1, 1996. Such section provides for accelerated vesting of the Incentive Options granted to him in the event of a "Qualified Transaction," which is defined as "a disposition (whether by sale, spin-off, merger or otherwise) of substantially all of the assets comprising either Hilton's hotel business or Hilton's gaming business occurring
(i) on or before June 30, 1998 or (ii) on or before December 31, 1998, pursuant to a binding written contract entered into on or before June 30, 1998." The Transactions would constitute such a "Qualified Transaction" if they were to close on or before December 31, 1998, but Mr. Bollenbach has agreed to waive this provision such that no acceleration of vesting will occur by reason of that provision.

    HILTON CEO AGREEMENT Hilton has entered into the Hilton CEO Agreement with Mr. Bollenbach for the period beginning on the earlier of (i) the Hilton Distribution Date and (ii) January 1, 1999, and ending on July 1, 2005, subject thereafter to automatic renewal for periods of one year unless either Hilton or Mr. Bollenbach gives notice of nonrenewal pursuant to the terms of the Hilton CEO Agreement. In addition, if the Hilton Distribution has not occurred on or before June 30, 1999, Mr. Bollenbach shall have the right to terminate the Hilton CEO Agreement. The Hilton CEO Agreement provides for the employment of Mr. Bollenbach as the President and Chief Executive Officer of Hilton. In addition, if, during the term of the Hilton CEO Agreement, Barron Hilton shall cease to serve as Chairman of the Hilton Board, Hilton shall cause Mr. Bollenbach to be elected as Chairman of the Hilton Board in addition to his current position as President and Chief Executive Officer of Hilton.

    The Hilton CEO Agreement establishes a minimum annual base salary of $620,000 and provides for an annual bonus opportunity, the amount of which, together with Mr. Bollenbach's annual base salary, shall not exceed $1,000,000. The Hilton CEO Agreement provides that Mr. Bollenbach (and his family, if applicable) is entitled to fringe benefits and participation in Hilton's employee benefits plans, in each case at least to the same extent as Hilton's other senior executives. Mr. Bollenbach is also entitled to the unrestricted, but not exclusive, use of Hilton's aircraft, provided that he shall reimburse Hilton for the cost of such use if such use is for personal purposes. During the term of the Hilton CEO Agreement, Mr. Bollenbach is entitled to four weeks of paid vacation annually.

    In addition, the Hilton CEO Agreement provides that if the Hilton Distribution occurs, Mr. Bollenbach shall, subject to approval of the Amended Hilton Plan by the Hilton stockholders, be granted an option (the "Hilton Special Options") to purchase 6,000,000 shares of Hilton Common Stock under the Amended Hilton Plan in tranches of 4,000,000 shares (the "Tranche A Option") and 2,000,000 shares (the "Tranche B Option"). The per share exercise price of the Tranche A Option is equal to the closing price of the Hilton Common Stock on the NYSE on the Hilton Distribution Date, and the per share exercise price of the Tranche B Option is equal to the greater of (i) 150% of the closing price of the Hilton Common Stock on the NYSE on July 9, 1998 (which was $26.94), ratably reduced after the Hilton Distribution so as to reflect the July 9, 1998 closing price as if only the post-Hilton Distribution shares of Hilton Common Stock existed on that date (the "Hilton July 9, 1998 Adjusted Price") and (ii) the closing price of the Hilton Common Stock on the NYSE on the Hilton Distribution Date. If the Hilton stockholders do not approve the Amended Hilton Plan, Mr. Bollenbach shall have the right to terminate the Hilton CEO Agreement. The Hilton Special Option is exercisable for 10 years after the Hilton Distribution Date, except as otherwise specifically provided in the Hilton CEO Agreement.

    The Tranche A Option vests cumulatively in four equal annual installments which begin on the first anniversary of the Hilton Distribution Date, provided that Mr. Bollenbach is employed by Hilton as of the applicable vesting date (except as otherwise provided in the Hilton CEO Agreement), subject to acceleration as provided in the Hilton CEO Agreement. The Tranche B Option will become fully vested and exercisable on the date that is nine years and nine months after the Hilton Distribution Date if Mr. Bollenbach is employed by Hilton on such date; provided, however, that if at any time prior to the fifth anniversary of the Hilton Distribution Date, the closing price of the Hilton Common Stock on the NYSE on each of any seven consecutive trading days equals or exceeds 200% of the Hilton July 9, 1998 Adjusted Price, the Tranche B Option will immediately become fully vested and exercisable if Mr. Bollenbach is employed by Hilton as of the applicable vesting date (except as otherwise provided in the Hilton CEO Agreement). In addition, the Hilton Special Option will become fully vested and exercisable upon the occurrence of any of the following events (each, a "Triggering Event"): (i) the termination of Mr. Bollenbach's employment by Hilton other than for Cause (as defined in the Hilton CEO Agreement), (ii) the termination of Mr. Bollenbach's employment by reason of death or Disability (as defined in the Hilton CEO Agreement), or (iii) the termination of Mr. Bollenbach's employment by Mr. Bollenbach for Good Reason (as defined in the Hilton CEO Agreement); provided, however, that the Tranche B Option will only become fully vested and exercisable upon a Triggering Event if Mr. Bollenbach does not breach certain covenants described below. If a Triggering Event occurs, the vested portion of the Hilton Special Option will remain exercisable until the earlier to occur of (i) the fifth anniversary of the date of termination, and (ii) the tenth anniversary of the Hilton Distribution Date, and any non-vested portion of the Hilton Special Option will thereupon terminate. To the extent not described in the Hilton CEO Agreement, the Hilton Special Option will be subject to the terms and conditions of the Amended Hilton Plan.

    The Hilton CEO Agreement provides that if, during the term of the Hilton CEO Agreement, Mr. Bollenbach's employment with Hilton is terminated by Hilton other than for Cause or Disability, or by reason of Mr. Bollenbach's death, or by Mr. Bollenbach for Good Reason, then Hilton will be required to pay Mr. Bollenbach his base salary for the balance of the term of the Hilton CEO Agreement and his accrued but unpaid cash compensation through the termination date. In addition, Hilton shall provide Mr. Bollenbach with all benefits due in accordance with the terms of any applicable employee benefits plans of Hilton. Hilton's obligation to make such payments, to the extent that such payments shall not have accrued as of the day before the termination date, will be conditioned upon Mr. Bollenbach's execution of a written release of certain claims against Hilton (the "Release"). In the event that such a termination occurs following a Change of Control (as defined in the Hilton CEO Agreement) of Hilton and provided that Mr. Bollenbach has executed the Release, then, in lieu of the payment of Mr. Bollenbach's base salary for the balance of the term of the Hilton CEO Agreement, Mr. Bollenbach shall receive a lump-sum cash payment equal to 2.99 times the sum of his annual base salary and his annual bonus for the last full fiscal year ending during the term of the Hilton CEO Agreement (or, if higher, his annual bonus for the last full fiscal year prior to the Change of Control). In addition, Mr. Bollenbach will be entitled to receive a lump-sum payment of all compensation previously deferred by him and not yet paid by Hilton, and a retirement benefit calculated in accordance with the Hilton CEO Agreement. For the remainder of the term of the Hilton CEO Agreement (or such longer period as any plan may provide), Hilton will also be required to provide Mr. Bollenbach (and his family, if applicable) with continued benefits under Hilton's employee benefits plans at least equal to those which would have been provided had Mr. Bollenbach's employment not terminated.

    If Mr. Bollenbach's employment with Hilton is terminated by reason of his death or Disability during the term of the Hilton CEO Agreement, then Hilton will be required to pay Mr. Bollenbach (or his estate or legal representative) his base salary for the balance of the term of the Hilton CEO Agreement and his accrued but unpaid cash compensation through the termination date. In addition, Hilton shall provide Mr. Bollenbach (or his estate or legal representative) with all benefits accrued by Mr. Bollenbach under the terms of any applicable employee benefits plans of Hilton.

    If Hilton terminates Mr. Bollenbach's employment for Cause during the term of the Hilton CEO Agreement, Hilton must pay Mr. Bollenbach his unpaid annual base salary through the date of termination, the amount of any unpaid compensation deferred by Mr. Bollenbach, and the amount of any earned but unpaid annual bonuses and vacation pay. Hilton shall also provide Mr. Bollenbach with any benefits accrued by Mr. Bollenbach under the terms of any applicable employee benefits plans of Hilton. If Mr. Bollenbach terminates employment with Hilton other than for Good Reason during the term of the Hilton CEO Agreement, Hilton must pay Mr. Bollenbach his accrued but unpaid cash compensation through the termination date and must provide Mr. Bollenbach with any benefits accrued by Mr. Bollenbach under the terms of any applicable employee benefits plans of Hilton.

    Under the Hilton CEO Agreement, Mr. Bollenbach covenants not to disclose confidential information of Hilton. In addition, Mr. Bollenbach covenants that, for a period of two years following his termination of employment, he will not compete with Hilton or employ or solicit certain of its employees and agents.

    The Hilton CEO Agreement also provides that upon a Change of Control of Hilton, the Hilton Special Option will become fully vested and exercisable; provided, however that the Tranche B Option will only become fully vested and exercisable upon a Change of Control if Mr. Bollenbach does not breach the covenants described above. In addition, Hilton will pay Mr. Bollenbach any excise tax incurred by him under Section 4999 of the Code on any payments or benefits paid or payable by Hilton to Mr. Bollenbach under the Hilton CEO Agreement or otherwise, which constitute "parachute payments" under Code Section 280G, and Hilton will bear the cost of all income, excise and employment taxes imposed on such gross-up payment.

    Upon commencement of the Hilton CEO Agreement, it will supersede Mr. Bollenbach's current employment agreement with Hilton dated as of February 1, 1996 and his Change of Control Agreement with Hilton dated as of January 30, 1996, except with respect to certain provisions of such employment agreement relating to (i) the acceleration of stock options granted to Mr. Bollenbach pursuant to such agreement, (ii) Mr. Bollenbach's entitlement to receive from Hilton the "substitute payment" with respect to such stock options described therein in the event that his employment is terminated under certain circumstances, and (iii) a loan made by Hilton to Mr. Bollenbach.

    GRAND INTERESTS

    Lyle Berman, who will be a director of Park Place, will serve as Chairman of the Board and Chief Executive Officer of Lakes.

    Messrs. Berman and Brosig, in addition to Mr. Timothy J. Cope, Chief Financial Officer and Mr. Joseph Galvin, Chief Administrative Officer, have entered into employment agreements with Grand which contain certain "change of control" provisions which may be triggered as a result of the Merger. Under their respective agreements, in the event of a termination of employment not for "cause" or such employee's resignation following a "change of control" (as defined therein), Grand must immediately pay to those individuals up to two and one-half years of current base salary in addition to any outstanding incentive compensation to which they would otherwise be entitled in the absence of such termination or resignation, in addition to the continuation of certain employee benefits to which such individual would otherwise be entitled for an additional year. The "change of control" provisions also provide for a two year period in which the individual may exercise any outstanding options to purchase Common Stock. For purposes of these agreements, a "change of control" will occur by reason of the Merger. If a qualifying termination occurs, each executive officer would be entitled to the following amounts: Mr. Berman-- $1,625,000; Mr. Brosig--$1,125,000; Mr. Cope--$630,000;
and Mr. Galvin--$645,000.

    Upon consummation of the Merger, Park Place shall honor all employment, severance and termination agreements of employees of Grand and its subsidiaries currently in effect provided that, to the extent that such agreement would unjustly or inequitably enrich such employee, the foregoing commitment shall not apply to any persons who become employees of Lakes and shall instead become a commitment of Lakes.

    Additionally, upon consummation of the Merger, all outstanding options to purchase Grand Common Stock will vest, including options to acquire an aggregate of 1,000,000 shares with respect to Mr. Berman, options to acquire an aggregate of 450,000 shares with respect to Mr. Brosig, options to acquire an aggregate of 138,000 shares with respect to Mr. Cope and options to acquire an aggregate of 140,100 shares with respect to Mr. Galvin. As of October 22, 1998, the latest practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the closing market price of Grand Common Stock was $8.38 per share, and the exercise price of the unvested portion of each of the foregoing stock options exceeded the price of Grand Common Stock on that date.

          MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTIONS

    The following summary of the material federal income tax consequences to the holders of Hilton Common Stock and Grand Common Stock, as the case may be, in connection with the Transactions is based upon current provisions of the Code, currently applicable Treasury regulations and judicial and administrative rulings and decisions as of the date hereof. Legislative, judicial or administrative changes may be forthcoming that could alter or modify the statements set forth herein, possibly on a retroactive basis. The summary does not purport to deal with all aspects of federal income taxation that may affect particular holders of Hilton Common Stock or Grand Common Stock in light of their individual circumstances, nor with certain types of holders subject to special treatment under the federal income tax laws (E.G., life insurance companies, tax-exempt organizations, financial institutions or broker-dealers, holders owning stock as part of a "straddle," "hedge" or "conversion transaction," holders who acquired their Hilton Common Stock or Grand Common Stock pursuant to the exercise of an employee stock option or otherwise as compensation, and holders of Hilton Common Stock or Grand Common Stock who are neither citizens nor residents of the United States, or that are foreign corporations, foreign partnerships or foreign estates or trusts for U.S. federal income tax purposes). In addition, the summary assumes that each Hilton stockholder and each Grand shareholder holds his or her shares of Hilton Common Stock and Grand Common Stock, respectively, as capital assets. CONSEQUENTLY, EACH HILTON STOCKHOLDER AND GRAND SHAREHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE TRANSACTIONS IN LIGHT OF EACH SUCH HOLDER'S OWN SITUATION, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

CONSEQUENCES OF THE HILTON DISTRIBUTION AND THE GRAND DISTRIBUTION

    CONSEQUENCES OF THE HILTON DISTRIBUTION TO HILTON AND HILTON
STOCKHOLDERS. Hilton and Park Place have conditioned the Hilton Distribution, which itself is a condition to the Merger, on the receipt of a satisfactory private letter ruling from the IRS. See "Risk Factors--Certain Tax Considerations to Hilton, Hilton Stockholders and Grand Shareholders Relating to the Hilton Distribution and the Grand Distribution." Hilton has requested such a ruling from the IRS to the effect that the Hilton Distribution will qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code, and therefore that, among other things:

    (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Hilton Common Stock upon the stockholder's receipt of Park Place Common Stock in the Hilton Distribution;

    (2) No gain or loss will be recognized by Hilton with respect to the distribution of Park Place Common Stock in the Hilton Distribution;

    (3) The aggregate bases of the Hilton Common Stock and the Park Place Common Stock received by a stockholder of Hilton in the Hilton Distribution will be the same as the aggregate basis of the Hilton Common Stock held by the stockholder immediately before the Hilton Distribution, allocated in proportion to the fair market value of the Hilton Common Stock and the Park Place Common Stock; and

    (4) The holding period of the Park Place Common Stock each stockholder of Hilton receives in the Hilton Distribution will include the holding period of the stockholder's Hilton Common Stock with respect to which the Park Place Common Stock was received in the Hilton Distribution.

    Hilton has also requested other related rulings from the IRS, including rulings to the effect that certain of the transactions included in the Hilton Restructuring will be tax-free to Hilton and its subsidiaries for federal income tax purposes. The Hilton Restructuring, which must occur before the Hilton Distribution, is intended to divide the hotel and gaming businesses of Hilton between Hilton and

Park Place, all as described in "The Transactions--Arrangements Between Hilton and Park Place--Hilton Distribution Agreement."

    Even if such rulings are obtained, it should be noted that private letter rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the ability to rely on such a ruling would be jeopardized. Hilton is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Hilton and Park Place have agreed to certain restrictions on their future actions to provide further assurances that the Hilton Distribution will have tax-free status. See "The Transactions--Arrangements Between Hilton and Park Place--Tax Allocation and Indemnity Agreement."

    Although Hilton believes that the rulings it has requested are consistent with the Code and the authorities thereunder, it is not certain whether the IRS will issue a tax ruling that is satisfactory to Hilton and Park Place. Pursuant to Section 8.1(e) of the Merger Agreement, the Hilton Board and the Grand Board have the mutual discretion to waive the requirements for the receipt of the tax ruling as a condition to Hilton's and Grand's respective obligations to proceed with the Transactions on the basis of a tax opinion to Hilton and Grand, respectively, dated and effective as of the Closing Date. In connection with the mailing of this Joint Proxy Statement/Prospectus, Latham & Watkins, counsel for Hilton, has delivered an opinion to Hilton substantially to the effect that, as of the date of such opinion, and based on the facts as set forth in (i) the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, together with all of the exhibits and amendments thereto, (ii) the ruling request that Hilton has filed with the IRS regarding the Hilton Distribution and all exhibits and supplemental submissions thereto, and (iii) such other representations and certificates as counsel may reasonably request, and assuming that the transactions described in the foregoing documents are consummated in accordance with the terms and conditions of such documents and that each of the facts set forth in such representations and certificates is accurate, the federal income tax consequences of the Hilton Distribution to Hilton and Hilton stockholders will be, although not free from doubt, as described in subparagraphs (1), (2), (3), and (4) above. The opinion of Latham & Watkins is not free from doubt because of the inherently factual nature of certain of the analysis and requirements necessary to qualify the Hilton Distribution under
Section 355 of the Code. Moreover, it should be noted that counsel's opinion is not binding on the IRS or any court, and, accordingly, there is no assurance that the IRS will not take a position contrary to such opinion or that such opinion will be upheld by the courts if challenged by the IRS. Finally, it should be noted that Section 8.1(e) of the Merger Agreement requires that should Hilton and Grand decide to proceed with the transaction in the absence of a private letter ruling from the IRS, legal counsel must deliver an opinion to Hilton dated and effective as of the Closing Date. Counsel's ability to deliver such opinion will be based on its analysis of the facts and law as they may exist at the Closing Date. The foregoing opinion of Latham & Watkins has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/ Prospectus is a part. In this regard, each of Hilton and Latham & Watkins believes that all facts which both are material to investors and underlie such tax opinion are set forth in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, together with all exhibits and amendments thereto.

    If the Hilton Distribution were not to qualify for tax-free treatment under Sections 355 and 368(a)(1)(D) of the Code, Hilton would recognize gain equal to the excess of the fair market value of the Park Place Common Stock distributed to Hilton stockholders over Hilton's basis in such stock. Any resulting corporate income tax on such gain would be payable by Hilton and could be substantial. In addition, each Hilton stockholder who received shares of Park Place Common Stock would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Park Place Common Stock received, which would generally result in (i) a taxable dividend to the extent of such stockholder's pro rata share of Hilton's current and accumulated earnings and profits, (ii) a reduction in such stockholder's basis (but not below zero) in shares of Hilton Common Stock to the extent the amount received exceeds such stockholder's share of Hilton's earnings and profits and (iii) taxable gain from the exchange of Hilton Common Stock to the extent the amount received exceeds both such stockholder's share of Hilton's earnings and profits and such stockholder's basis in Hilton Common Stock.

    For a description of the Tax Allocation and Indemnity Agreement pursuant to which Hilton and Park Place have provided for various tax matters, see "The Transactions--Arrangements Between Hilton and Park Place--Tax Allocation and Indemnity Agreement."

    CONSEQUENCES OF THE GRAND DISTRIBUTION TO GRAND AND GRAND
SHAREHOLDERS. Grand and Lakes have conditioned the Grand Distribution, which itself is a condition to the Merger, on the receipt of a satisfactory private letter ruling from the IRS. See "Risk Factors--Certain Tax Considerations to Hilton, Hilton Stockholders, and Grand Shareholders Relating to the Hilton Distribution and the Grand Distribution." Grand has requested such a ruling from the IRS to the effect that the Grand Distribution will qualify as a tax-free distribution under Sections 355 and 368(a)(1)(D) of the Code, solely with respect to the shareholders of Grand, and therefore that, among other things:

    (1) No gain or loss will be recognized by (and no amount will be included in the income of) a holder of Grand Common Stock upon the shareholder's receipt of Lakes Common Stock in the Grand Distribution, except to the extent of any cash received by the shareholder in lieu of fractional shares of Lakes Common Stock. Any cash received by the shareholder in lieu of fractional shares will result in the tax consequences described below;

    (2) The aggregate bases of the Grand Common Stock and the Lakes Common Stock (including any fractional shares) to which a shareholder of Grand is entitled immediately after the Grand Distribution will be the same as the aggregate basis of the Grand Common Stock held by the shareholder immediately before the Grand Distribution, allocated in proportion to the fair market value of the Grand Common Stock and the Lakes Common Stock; and

    (3) The holding period of the Lakes Common Stock (including any fractional shares) each shareholder of Grand is entitled to receive in the Grand Distribution will include the holding period of the shareholder's Grand Common Stock with respect to which the Grand Distribution will be made.

    Grand has also requested other related rulings from the IRS, including rulings to the effect that certain of the transactions included in the Grand Restructuring will be tax-free to Grand and its subsidiaries for federal income tax purposes. The Grand Restructuring, which must occur before the Grand Distribution, is intended to divide the businesses of Grand between Grand and Lakes, all as described in "The Transactions--Arrangements Between Grand and Lakes--Grand Distribution Agreement."

    Even if such rulings are obtained, it should be noted that private letter rulings, while generally binding upon the IRS, are subject to certain factual representations and assumptions. If such factual representations and assumptions were incorrect in any material respect, the ability to rely on such a ruling would be jeopardized. Grand is not aware of any facts or circumstances that would cause such representations and assumptions to be untrue. Grand and Lakes have agreed to restrict their future actions to ensure that such representations and assumptions will be correct in all material respects. See "The Transactions--Arrangements Between Grand and Lakes--Grand Distribution Agreement."

    Although Grand believes that the rulings it has requested are consistent with the Code and the authorities thereunder, it is not certain whether the IRS will issue a tax ruling that is satisfactory to Grand and Lakes. Pursuant to
Section 8.1(e) of the Merger Agreement, the Grand Board and the Hilton Board have the mutual discretion to waive the requirements for the receipt of the tax ruling as a condition to Grand's and Hilton's respective obligations to proceed with the Transactions on the basis of a tax opinion to Grand and Hilton, respectively, dated and effective as of the Closing Date. In connection with the mailing of this Joint Proxy Statement/Prospectus, Arthur Andersen LLP, independent public accountants for Grand, has delivered an opinion to Grand, substantially to the effect that, as of the date of such opinion, and based on the facts as set forth in (i) the Registration Statement of which this Joint Proxy

Statement/Prospectus is a part, together with all of the exhibits and amendments thereto, (ii) the ruling request that Grand has filed with the IRS regarding the Grand Distribution and all exhibits and supplemental submissions thereto, and
(iii) such other representations and certificates as Arthur Andersen LLP may reasonably request, and assuming that the transactions described in the foregoing documents are consummated in accordance with the terms and conditions of such documents and that each of the facts set forth in such representations and certificates is accurate, the federal income tax consequences of the Grand Distribution solely with respect to the shareholders of Grand, will be, although not free from doubt, as described in subparagraphs (1), (2), and (3) above. The opinion of Arthur Andersen LLP is not free from doubt because of the inherently factual nature of certain of the analysis and requirements necessary to qualify the Grand Distribution under Section 355 of the Code. Moreover, it should be noted that the opinion of Arthur Andersen LLP is not binding on the IRS or any court, and, accordingly, there is no assurance that the IRS will not take a position contrary to such opinion or that such opinion will be upheld by the courts if challenged by the IRS. Finally, it should be noted that Section 8.1(e) of the Merger Agreement requires that should Hilton and Grand decide to proceed with the transaction in the absence of a private letter ruling from the IRS, legal counsel must deliver an opinion to Grand dated and effective as of the Closing Date. Counsel's ability to deliver such opinion will be based on its analysis of the facts and law as they may exist at the Closing Date. The opinion of Arthur Andersen LLP has been filed as an exhibit to the Registration Statement of which this Joint Proxy Statement/Prospectus is a part. In this regard, each of Grand and Arthur Andersen, LLP believes that all facts which both are material to investors and underlie such tax opinion are set forth in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, together with all exhibits and amendments thereto.

    The receipt by a Grand shareholder of any cash in lieu of a fractional share of Lakes Common Stock pursuant to the Grand Distribution will be a taxable transaction under the Code for federal income tax purposes. The receipt of cash in lieu of any fractional share of Lakes Common Stock will generally result in gain or loss (rather than dividend income), measured by the difference between the amount of cash received and the adjusted basis of the fractional share, and assuming (as Grand believes) that such cash distribution is made solely for the purpose of saving Grand the expense and inconvenience of issuing and transferring fractional shares of Lakes Common Stock. Grand shareholders who anticipate receiving fractional shares of Lakes Common Stock should consult their own tax advisors about the treatment of capital gain or loss from such receipt.

    If the Grand Distribution were not to qualify for tax-free treatment under Sections 368(a)(1)(D) and 355 of the Code with respect to the shareholders of Grand, each Grand shareholder who received shares of Lakes Common Stock would be treated as if such stockholder had received a taxable distribution in an amount equal to the fair market value of the Lakes Common Stock (including fractional shares) received, which would generally result in (i) a taxable dividend to the extent of such shareholder's pro rata share of Grand's current and accumulated earnings and profits, (ii) a reduction in such shareholder's basis (but not below zero) in shares of Grand Common Stock to the extent the amount received exceeds such shareholder's share of Grand's earnings and profits and (iii) taxable gain from the exchange of Grand Common Stock to the extent the amount received exceeds both such shareholder's share of Grand's earnings and profits and such shareholder's basis in Grand Common Stock.

    For a description of the Grand Tax Agreement pursuant to which Grand and Lakes have provided for various tax matters, see "The Transactions--Arrangements Between Hilton and Park Place--Tax Allocation and Indemnity Agreement."

CONSEQUENCES OF THE MERGER

    CONSEQUENCES OF THE MERGER TO GRAND AND GRAND SHAREHOLDERS. After the Hilton Distribution and the Grand Distribution, and pursuant to the Merger Agreement, (i) a wholly-owned subsidiary of Park Place will be merged with and into Grand, with Grand as the surviving corporation and (ii) the Grand shareholders will receive shares of Park Place Common Stock (and cash in lieu of any fractional shares of

Park Place Common Stock) in exchange for their shares of Grand Common Stock. It is a condition of Grand's obligation to consummate the Merger that it shall have received an opinion of its tax counsel, dated as of the Effective Date of the Merger, to the effect that (i) the Merger will be treated as a tax-free reorganization under Section 368(a)(1) of the Code, (ii) each of Park Place and Grand will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Grand as a result of the Merger, except for any gain that may be recognized by Grand from the Grand Distribution as a result of the Merger. Assuming the Merger is so treated, for federal income tax purposes, no gain or loss will be recognized by Grand shareholders as a result of the Merger (unless such shareholders receive cash in lieu of fractional shares of Park Place Common Stock, in which case the amount of gain (or loss) recognized will be treated in the manner described in the following paragraph) but the Merger will cause the Grand Distribution to be taxable to Grand. However, although the amount of both (i) Grand's taxable income so recognized and (ii) Grand's income tax losses and deductions arising from its pre-Grand-Distribution transactions with Stratosphere are not presently ascertainable, Grand expects that such taxable income, net of losses and deductions available to be offset against such income, will not result in Grand's being required to pay an amount of federal income taxes that would have a material adverse effect on its financial condition.

    The receipt by a Grand shareholder of any cash in lieu of a fractional share of Park Place Common Stock pursuant to the Merger will be a taxable transaction under the Code for federal income tax purposes. The receipt of cash in lieu of fractional shares of Park Place Common Stock will result in gain or loss (rather than dividend income), measured by the difference between the amount of cash received and the adjusted basis of the fractional share. Grand shareholders who anticipate receiving fractional shares of Park Place Common Stock should consult their own tax advisors about the treatment of capital gain or loss arising from such receipt.

    In connection with the mailing of this Joint Proxy Statement/Prospectus, Maslon Edelman Borman & Brand, LLP ("Maslon"), counsel for Grand, has delivered an opinion to Grand substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the federal income tax consequences of the Merger to Grand and Grand shareholders will be as set forth in the preceding two paragraphs. This opinion has been filed as an exhibit to the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part. In this regard, each of Grand and Maslon believes that all facts which both are material to investors and underlie such tax opinion are set forth in the Registration of which this Joint Proxy Statement/Prospectus Statement is a part, together with all exhibits and amendments thereto.

    An opinion of counsel is not binding on the IRS or any court, and no ruling has been sought from the IRS as to the federal income tax consequences of any aspect of the Merger, Grand's potential income tax liability, or its ability to use its Stratosphere-related losses and deductions to offset such liability. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in such an opinion or that such an opinion will be upheld by the courts if challenged by the IRS.

    CONSEQUENCES OF THE MERGER TO PARK PLACE AND PARK PLACE
STOCKHOLDERS. Pursuant to the Merger Agreement, Park Place will acquire Grand in exchange for approximately 13.6% of the outstanding common stock of Park Place. For federal income tax purposes, no gain or loss will be recognized by Park Place or Park Place stockholders as a result of the Merger. In connection with the mailing of this Joint Proxy Statement/Prospectus, Latham & Watkins, counsel for Park Place, has delivered an opinion to Park Place, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the federal income tax consequences of the Merger to Park Place and Park Place stockholders will be as set forth in the preceding sentence. This opinion has been filed as an exhibit to the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part. In this regard, each of Park Place and Latham & Watkins believes that all facts which both are material to investors and underlie such tax opinion are set forth in the Registration Statement of which this Joint Proxy Statement/Prospectus is a part, together with all exhibits and amendments thereto. In addition, it is a condition of Park Place's obligation to consummate the Merger that it shall have received an opinion of its tax counsel to the effect that (i) the Merger will be treated as a tax-free reorganization under Section 368(a)(1) of the Code, (ii) each of Park Place and Grand will be parties to the reorganization within the meaning of Section 368(b) of the Code and (iii) no gain or loss will be recognized by Grand, Hilton or Park Place as a result of the Merger, except for any gain which may be recognized by Grand from the Grand Distribution as a result of the Merger.

    An opinion of counsel is not binding on the IRS, and no ruling has been sought from the IRS as to the federal income tax consequences of any aspect of the Merger. Accordingly, there is no assurance that the IRS will not take a position contrary to one or more positions reflected in such an opinion or that such an opinion will be upheld by the courts if challenged by the IRS.

    BACKUP WITHHOLDING. In order to avoid "backup withholding" of federal income tax on payments of cash to a Grand shareholder who exchanges his or her Grand Common Stock in the Merger, a Grand shareholder must, unless an exception applies under the applicable law and regulations, provide Park Place with such shareholder's correct taxpayer identification number ("TIN") on a Form W-9 and certify under penalties of perjury that such number is correct and that such shareholder is not subject to backup withholding. A Form W-9 is included as part of the letter of transmittal to be sent to Grand shareholders by the exchange agent. If the correct TIN and certifications are not provided, a penalty may be imposed on a Grand shareholder by the IRS, and the cash payments received by a Grand shareholder in consideration for shares of Grand Common Stock in the Merger may be subject to backup withholding tax at a rate of 31%.

                           MARKETS AND MARKET PRICES

    Hilton Common Stock and Grand Common Stock are each listed on the NYSE under the symbols "HLT" and "GND," respectively. Hilton Common Stock is also listed on the Pacific Stock Exchange. On the Hilton and Grand Record Date, there were 11,957 holders of record of Hilton Common Stock and 1,368 holders of record of Grand Common Stock. On June 29, 1998, the last trading date prior to the joint public announcement by Hilton and Grand of the execution of the Merger Agreement, the last reported sale price on the NYSE Composite Tape for Hilton Common Stock and Grand Common Stock was $31.50 and $18.50 per share, respectively.

    The following table set forth, for the fiscal quarters indicated, the range of high and low sale prices of Hilton Common Stock and Grand Common Stock, each as reported on the NYSE Composite Tape. Hilton has a calendar-based fiscal year ending December 31. Grand has a 52 or 53-week fiscal year ending the Sunday closest to December 31.

                                              HILTON          GRAND
                                           COMMON STOCK    COMMON STOCK
                                          --------------  --------------
                                           HIGH    LOW     HIGH    LOW
                                          ------  ------  ------  ------
Calendar Year 1996
  First Quarter.........................  $24.94  $15.28  $35.63  $23.00
  Second Quarter........................  $30.50  $23.50  $35.75  $25.00
  Third Quarter.........................  $28.63  $23.34  $26.63  $13.50
  Fourth Quarter........................  $31.75  $25.63  $18.13  $12.00

Calendar Year 1997
  First Quarter.........................  $30.00  $24.00  $14.33  $ 9.00
  Second Quarter........................  $30.13  $24.25  $16.13  $ 9.13
  Third Quarter.........................  $34.06  $26.75  $17.19  $13.81
  Fourth Quarter........................  $35.81  $26.06  $15.31  $12.00

Calendar Year 1998
  First Quarter.........................  $35.50  $27.50  $17.31  $12.50
  Second Quarter........................  $34.00  $28.13  $19.13  $15.81
  Third Quarter.........................  $29.38  $16.56  $17.13  $ 7.19
  Fourth Quarter through October 22,
    1998................................  $20.44  $12.50  $ 9.88  $ 5.63

    Hilton paid dividends of $.075 per share for the first three quarters of 1996 (as adjusted for the four-for-one stock split in September, 1996) and $.08 per share for each quarter thereafter. Grand has never paid any dividends.

    On October 22, 1998, the most recent practicable date prior to the printing of this Joint Proxy Statement/Prospectus, the last sale price as reported by the NYSE was $18.69 per share of Hilton Common Stock and $8.38 per share of Grand Common Stock.

    STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HILTON COMMON STOCK AND GRAND COMMON STOCK.

                    DESCRIPTION OF PARK PLACE CAPITAL STOCK

GENERAL

    Park Place's authorized capital stock consists of 400,000,000 shares of common stock, par value $.01 per share and 100,000,000 shares of preferred stock, par value $.01 per share ("Park Place Preferred Stock"). After the Hilton Distribution, the only class of shares outstanding will be the Park Place Common Stock. Based on the number of shares of Hilton Common Stock outstanding at June 30, 1998, 246,814,203 shares of Park Place Common Stock will be distributed to the stockholders of Hilton in the Hilton Distribution. Based on an assumed Merger exchange ratio of .9699 described on page 5, 41,020,121 shares of Park Place Common Stock would be distributed to Grand shareholders. All of the shares of Park Place Common Stock issued in the Hilton Distribution and the Merger will be validly issued, fully paid and non-assessable.

COMMON STOCK

    VOTING RIGHTS

    Holders of Park Place Common Stock will be entitled to one vote per share on all matters voted on generally by the stockholders, including the election of directors, and except as otherwise required by law or except as provided with respect to any series of Park Place Preferred Stock, the holders of such shares will possess all voting power. Because the Park Place Certificate will not provide for cumulative voting rights, the holders of a plurality of the voting power of the then outstanding shares of capital stock entitled to be voted generally in the election of directors represented at a meeting will be able to elect all the directors standing for election at such meeting. Matters submitted for stockholder approval generally require a majority vote of the shares of common stock present and voting thereon.

    DIVIDEND RIGHTS

    Subject to any preferential rights of holders of any Park Place Preferred Stock that may be outstanding, holders of shares of Park Place Common Stock will be entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by the Park Place Board and to share ratably in the assets of Park Place legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

    MISCELLANEOUS

    Holders of Park Place Common Stock will have no preferences or preemptive, conversion or exchange rights. Shares of Park Place Common Stock will not be liable for further calls or assessments by Park Place, and the holders of Park Place Common Stock will not be liable for any liabilities of Park Place. ChaseMellon Shareholder Services, L.L.C. will act as Transfer Agent and registrar for the Park Place Common Stock.

    The Park Place Certificate provides that if any holder of any securities of Park Place is requested pursuant to any gaming authority to appear before, or submit to the jurisdiction of, or provide information to, any gaming authority, and either refuses to do so or otherwise fails to comply with such request within a reasonable time, or is determined by any gaming authority not to be suitable or qualified with respect to the beneficial ownership of such securities of Park Place, then, at the election of Park Place, (i) it may repurchase any or all of such securities at the fair market value (or the lesser of the fair market value and the purchase price if the person has acquired beneficial ownership of the securities within 24 months of the date of the repurchase notice) or (ii) the owner of such securities shall dispose of such interests within the 120 day period commencing on the date on which Park Place receives notice from a gaming authority of such holder's unsuitability or disqualification (or an earlier time if so required by a gaming authority or any gaming law) without any obligation on Park Place to repurchase such securities. The Park Place Bylaws also provide that all securities of Park Place are held subject to the relevant gaming laws, and if a holder thereof is found to be disqualified by any gaming authority, then such holder shall dispose of his or her interest in Park Place as provided in the Park Place Certificate and pursuant to the gaming laws and orders of any gaming authorities. These restrictions will be contained in a legend on each certificate issued evidencing shares of Park Place Common Stock.

PREFERRED STOCK

    The Park Place Certificate will specify that the Park Place Board is authorized to provide for the issuance of shares of preferred stock, from time to time, in one or more series, and to fix any voting powers, full or limited or none, and the designations, preferences and relative, participating, optional or other special rights, applicable to the shares to be included in any such series and any qualifications, limitations or restrictions thereon. No shares of Park Place Preferred Stock will be outstanding immediately following the Hilton Distribution. However, as of the Effective Date, shares of Park Place Series A Junior Participating Preferred Stock (the "Park Place Junior Preferred Stock") will have been authorized and reserved for issuance in connection with the Park Place stockholder rights plan described in "--Rights Agreement and Preferred Share Purchase Rights."

RIGHTS AGREEMENT AND PREFERRED SHARE PURCHASE RIGHTS

    If the Hilton Distribution is consummated, the Park Place Board will, prior to the Effective Date, adopt a stockholder rights plan and cause to be issued, with each share of Park Place Common Stock to be issued, one preferred share purchase right (the "Park Place Rights"). The Park Place Rights will be governed by a rights agreement (the "Rights Agreement") to be entered into between Park Place and an independent third party acting as rights agent. The following is a summary of the anticipated material terms of the Rights Agreement.

    Generally, the Park Place Rights will become exercisable ten days after a person or group, subject to certain exceptions, acquires a specified percentage or more of the issued and outstanding shares of Park Place Common Stock or announces a tender offer, the consummation of which would result in ownership by a person or group of a specified percentage or more of the issued and outstanding shares of Park Place Common Stock. Each Park Place Right will entitle the holder, until the tenth anniversary of the Rights Agreement, to buy one one-hundredth of a share of Park Place Junior Preferred Stock, at an exercise price to be determined by the Park Place Board prior to the time Park Place enters the Rights Agreement.

    If a person or group, subject to certain exceptions, acquires a specified percentage or more of the issued and outstanding shares of Park Place Common Stock or if Park Place is the surviving corporation in a merger or other business combination, each Park Place Right will entitle its holder (other than such person or members of such group) to purchase, at the Right's then current exercise price, shares of Park Place Common Stock having a market value of twice the Right's exercise price. If Park Place is not the surviving corporation in a merger or other business combination, each Park Place Right will entitle its holder to purchase, at the Right's then current exercise price, a number of the acquiring company's common shares having a then current market value of twice the Rights' exercise price.

    Following the acquisition by a person or group of beneficial ownership of a specified percentage or more of the issued and outstanding shares of Park Place Common Stock, the Park Place Board may exchange the Park Place Rights (other than Rights owned by such person or group), in whole or in part, for shares of Park Place Common Stock at an exchange rate based on the value of the Park Place Common Stock at that time.

    Prior to the time that a person or group has acquired beneficial ownership of a specified percentage or more of the issued and outstanding shares of Park Place Common Stock, the Park Place Rights will be redeemable in whole, not in part, at a price to be determined by the Park Place Board. ChaseMellon Shareholder Services, L.L.C. is expected to be the Rights Agent under the Rights Agreement.

CERTAIN EFFECTS OF PREFERRED SHARE PURCHASE RIGHTS

    The issuance of the Park Place Rights to purchase shares of Park Place Junior Preferred Stock will have certain anti-takeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire Park Place on terms not approved by the Park Place Board. The Park Place Rights should not interfere with any merger or other business combination approved by the Park Place Board prior to the time that a person or group has acquired beneficial ownership of a specified percentage or more of the Park Place Common Stock, as the Rights will be redeemable by Park Place prior to such time.

                       DESCRIPTION OF LAKES CAPITAL STOCK

    Lakes' authorized capital stock consists of 100,000,000 shares, $.01 par value per share in the case of Common Stock, and a par value as determined by the Lakes Board in the case of preferred stock. After the Grand Distribution, the only class of shares outstanding will be the $.01 par value per share Lakes Common Stock. Based upon the number of shares of Grand Common Stock outstanding as of September 15, 1998, and giving effect to the one-for-four distribution ratio in the Grand Distribution, approximately 10,573,885 shares of Lakes Common Stock, constituting approximately 10.1% of the authorized Lakes Common Stock will be distributed to the shareholders of Grand in the Grand Distribution all of which will be fully paid and non-assessable. There are no preemptive, subscription, conversion or redemption rights pertaining to the shares. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Lakes Common Stock be issued. Holders of the shares are entitled to receive such dividends as may be declared by the Lakes' Board out of assets legally available therefore, and to share ratably in the assets of Lakes available upon liquidation.

    Each share of Lakes Common Stock is entitled to one vote for all purposes and cumulative voting is not permitted in the election of directors. Accordingly, the holders of more than 50% of all of the outstanding shares of Lakes Common Stock can elect all of the directors. Significant corporate transactions such as amendments to the articles of incorporation, mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Lakes Common Stock. Other matters to be voted upon by the holders of Lakes Common Stock normally require the affirmative vote of a majority of the shares present at the particular shareholders meeting. After the closing of the Transactions, Lakes's directors, executive officers, and their relatives as a group will beneficially own approximately 19.4% of the outstanding shares of Lakes Common Stock.

    The rights of holders of the shares of Lakes Common Stock may become subject in the future to prior and superior rights and preferences in the event the Lakes Board establishes one or more additional classes of Lakes Common Stock, or one or more series of preferred stock. The Lakes Board has no present plan to establish any such class or series.

    Lakes' Articles of Incorporation provide that no person or entity may become the beneficial owner of 5% or more of Lakes' shares unless such person or entity agrees to provide personal background and financial information to gaming authorities, consent to a background investigation, and respond to questions from gaming authorities. Lakes' Articles of Incorporation also provide that Lakes may redeem, at fair market value, shares held by any person or entity whose status as a shareholder, in the opinion of the Lakes Board, jeopardizes the approval, continued existence, or renewal by any gaming regulatory authority, of a contract to manage gaming operations, or any other tribal, federal, or state license or franchise held by Lakes or any of its subsidiaries. These restrictions will be contained in a legend on each certificate issued evidencing shares of Lakes Common Stock.

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             COMPARISON OF RIGHTS OF HOLDERS OF GRAND CAPITAL STOCK
                          AND PARK PLACE CAPITAL STOCK

GENERAL

    As a result of the Merger, holders of Grand Common Stock, whose rights are presently governed by the MBCA and the Grand Articles and Bylaws, will become stockholders of a Delaware corporation. Accordingly, their rights will be governed by the DGCL, the Park Place Certificate and the Park Place Bylaws. Certain differences in the rights of stockholders arise from distinctions between the MBCA, DGCL and the Grand Articles and the Grand Bylaws as compared to the Park Place Certificate and the Park Place Bylaws. The following is a brief description of those differences. The discussion herein is not intended to be a complete statement of the differences but rather summarizes the more significant differences affecting the rights of such stockholders and certain important similarities. The following summary is qualified in its entirety by reference to the MBCA, the DGCL, the Grand Articles and the Grand Bylaws, and the Park Place Certificate and the Park Place Bylaws.

    Each Grand shareholder should carefully consider these differences, including but not limited to, provisions of the Park Place Certificate and the Park Place Bylaws that may have an anti-takeover effect, in connection with the decision to vote for or against the adoption and approval of the Merger Agreement.

AUTHORIZED CAPITAL STOCK

    The Grand Articles authorize the issuance of up to 100,000,000 shares of capital stock, $.01 par value per share in the case of common stock, and a par value as determined by the Grand Board in the case of preferred stock. As of September 15, 1998, 42,295,539 shares of Grand Common Stock were issued and outstanding. The Grand Common Stock is the only class or series of Grand capital stock issued and outstanding.

    The Park Place Certificate authorizes the issuance of up to 400,000,000 shares of Park Place Common Stock, par value $.01 per share, of which 100 shares were issued and outstanding as of September 15, 1998, and up to 100,000,000 shares of Preferred Stock, par value $.0l per share, of which no shares were issued and outstanding as of September 15, 1998. The Park Place Preferred Stock is issuable in series, each series having such rights and preferences as Park Place's Board may fix and determine by resolution. Although Park Place does not currently contemplate taking such action, it is possible that additional shares of Park Place Common Stock or Park Place Preferred Stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in Park Place more difficult, time consuming or costly or to otherwise discourage an attempt to acquire control of Park Place.

    The MBCA does not allow treasury shares. Under the DGCL, Park Place may hold treasury shares. Treasury shares under Delaware Law may be held, sold, lent, pledged or exchanged by Park Place. Such shares, however, are not outstanding shares and therefore do not receive any dividends and do not have voting rights.

AMENDMENT OF GOVERNING INSTRUMENTS

    Under the MBCA and the Grand Bylaws, significant amendments to the Grand Articles and significant corporate transactions require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the amendment or transaction. Prior to submitting such a resolution for a shareholder vote, the resolution must be approved by a majority of directors present at a meeting where the resolution is considered, unless the resolution is proposed by a shareholder or shareholders holding three percent or more of the voting power of the outstanding shares entitled to vote. Other matters to be voted upon by the holders of common stock normally require the affirmative vote of the holders of the greater of (a) a majority of the shares present and entitled to vote on an item of

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business, or (b) a majority of the voting power of the minimum number of shares that would constitute a quorum for the transaction of business at the meeting.

    Under the MBCA and the Grand Bylaws, the power to adopt, amend or repeal the Grand Bylaws is vested in the board and is subject to the power of the stockholders to adopt, amend or repeal bylaws adopted, amended or repealed by the board. The board shall not, without stockholder approval, amend, or repeal a bylaw fixing a quorum for meetings of stockholders, prescribing procedures for removing directors or filling vacancies on the board, or fixing the number of directors or their classifications, qualifications, or terms of office, but may adopt or amend a bylaw to increase the number of directors. A stockholder or stockholders holding three percent or more of the voting power of the shares entitled to vote may propose a resolution for action by the stockholders to adopt, amend, or repeal bylaws adopted, amended or repealed by the board. The Grand Bylaws may be amended by a majority vote of those directors present at a meeting at which a quorum is present.

    The DGCL generally provides that the affirmative vote of a majority of a corporation's outstanding voting shares is required to amend its certificate of incorporation, unless the certificate of incorporation requires a greater vote. Pursuant to the Park Place Certificate, the provisions of the Certificate may not be altered, amended or repealed without the affirmative vote of at least 75% of the outstanding voting power of Park Place shares entitled to vote generally in the election of directors, voting together as a single class.

    Under the DGCL and the Park Place Bylaws, the power to adopt, amend or repeal the Park Place Bylaws is vested in the board and is subject to the power of the stockholders to adopt, amend or repeal bylaws adopted, amended, or repealed by the board. Under the Park Place Certificate and the Park Place Bylaws, the provisions of the Bylaws may not be altered, amended or repealed without the affirmative vote of at least 75% of the outstanding voting power of Park Place shares entitled to vote generally in the election of directors, voting together as a single class.

CLASSIFIED BOARD AND CUMULATIVE VOTING

    The MBCA requires that a corporation shall have at least one director and permits the board of directors to be divided into classes without regard to the size of the board of directors. The Grand Bylaws require that its Board of Directors shall consist of three directors. The Grand Board is not classified. In addition, the Grand Articles prohibit cumulative voting for the election of directors.

    The DGCL requires that a corporation shall have at least one director. The number of directors shall be fixed by, or in the manner provided in, the bylaws, unless the certificate of incorporation fixes the number of directors. The Park Place Certificate provides for its Board of Directors to consist of one to twenty members divided into three classes of as nearly equal size as possible. Within such limits, the exact number of directors shall be fixed from time to time pursuant to a resolution adopted by a majority of the total number of directors which the corporation would have if there were no vacancies (the "Entire Board"). The terms of the directors are staggered such that the terms of approximately one-third of the directors expire at each annual election of directors. Park Place's Certificate does not permit cumulative voting.

REMOVAL OF DIRECTORS AND VACANCIES

    Under the MBCA, any director may be removed by the board at any time, with or without cause, if the director was named by the board to fill a vacancy, the stockholders have not elected directors in the interval between the time of the appointment to fill a vacancy and the time of the removal of such director and a majority of the remaining directors affirmatively vote for the removal of such director. Stockholders may remove directors at any time, with or without cause, by an affirmative vote of the stockholders. Under the MBCA, unless the articles or bylaws provide otherwise, (i) a vacancy on a corporation's board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum, (ii) a newly created directorship resulting from an increase in the number of directors may be filled by the

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board, and (iii) any director so elected pursuant to (i) or (ii) above shall hold office only until a qualified successor is elected at the next regular or special meeting of stockholders. The Grand Bylaws follow these provisions.

    Under the Park Place Certificate and the Park Place Bylaws, any director may be removed, but only for cause, by the affirmative vote of the holders of at least 75% of the outstanding voting power of all the Park Place shares entitled to vote generally in the election of directors, voting together as a single class. Except as otherwise provided in the Park Place Certificate and subject to applicable law and the rights of the holders of any series of Park Place Preferred Stock, vacancies in Park Place's Board resulting from the death, resignation, retirement, disqualification, removal from or other cause, and including vacancies created by newly created directorships resulting from an increase in the number of directors, shall only be filled by Park Place's Board, acting by a vote of at least a majority of the directors then in office, even if less than a quorum, and any director so chosen shall serve for the remainder of the term of the class of directors in which the vacancy occurred.

LIMITATION OF DIRECTOR LIABILITY

    Both the MBCA and DGCL allow a corporation to include in its charter a provision that eliminates or limits the ability of the corporation and its stockholders to recover monetary damages from a director for a breach of fiduciary duty, except for (a) any breach of the director's duty of loyalty, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) distributions that are illegal under applicable law or (d) any transaction from which the director derived an improper personal benefit. Both the Park Place Certificate and the Grand Articles include such a provision.

INDEMNIFICATION

    The MBCA requires indemnification for all directors, officers and employees if such person (a) acted in good faith, (b) reasonably believed that such conduct was in or not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, had no reasonable cause to believe such conduct was unlawful, and the person being indemnified received no improper personal benefit and has not been indemnified from another source. The Grand Bylaws require Grand to indemnify its directors, officers and employees to the fullest extent permissible under the MBCA.

    The Park Place Certificate provides that Park Place shall indemnify (i) its directors and officers, whether serving Park Place or at its request, any other entity, to the fullest extent required or now or hereafter permitted by the DGCL, including the advance of expenses and to the fullest extent permitted by law and (ii) other employees and agents to such extent as is authorized by the Park Place Board or the Park Place Bylaws and as permitted by law. The Park Place Certificate also provides that such indemnification rights are not exclusive of any other indemnification rights and that the Park Place Board may take such action as is necessary to carry out such provisions. No amendment of the Park Place Certificate or repeal of any of its provisions shall limit or eliminate such right to indemnification for any acts or omissions occurring prior to such amendment or repeal.

    The Park Place Bylaws provide that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit by reason of the fact that such person is or was a director, officer or employee of Park Place (an "Agent"), shall be indemnified and held harmless, to the fullest extent authorized by applicable law against all costs, charges, judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys' fees, retainers, court costs, expert fees, witness fees, travel expenses and all other expenses customarily incurred in connection with suits) actually and reasonably incurred by an Agent in connection with such action, suit or proceeding, and any appeal therefrom.

    Under the DGCL as currently in effect, other than in actions brought by or in the right of Park Place, such indemnification would apply if it was determined in the specific case that the proposed indemnitee

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acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Park Place and, with respect to any criminal proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In actions brought by or in the right of Park Place, such indemnification would probably be limited to reasonable expenses (including attorneys' fees), and would apply if it were determined in the specific case that the proposed indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Park Place, except that no indemnification may be made with respect to any claim, issue or matter as to which such person is adjudged liable for gross negligence or willful misconduct in the performance of the Agent's duties to Park Place unless, and only to the extent that, a court determines upon application that, in view of all the circumstances of the case, the proposed indemnitee is fairly and reasonably entitled to indemnity for such costs, charges and expenses as the court deems proper. To the extent that any Agent of Park Place has been successful on the merits or otherwise in defense of any proceeding, he must be indemnified against reasonable costs, charges and expenses incurred by him in connection therewith.

    The Park Place Bylaws provide that the right of such Agents to indemnification includes the right to advancement by Park Place of expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to Park Place of an undertaking by such indemnitee to repay any amount so advanced if it is ultimately determined by final judicial decision that the proposed indemnitee is not entitled to be indemnified for such expenses. However, no advance shall be made by Park Place if a determination is reasonably and promptly made (i) by the Park Place Board by a majority vote of a quorum of Disinterested Directors (as defined in the Park Place Bylaws), (ii) if such a quorum is not obtainable or, even if obtainable, if a quorum of Disinterested Directors so directs, by Independent Counsel (as defined in the Park Place Bylaws) in a written opinion, that, based upon the facts known to the Park Place Board or counsel at the time such determination is made, the Agent acted in bad faith and in a manner that such person did not believe to be in the best interests of Park Place, or (iii) with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful.

    The Park Place Bylaws further provide that Park Place may, to the extent authorized from time to time by Park Place's Board of Directors, grant rights to indemnification, and to the advancement of expenses, to any person who is or was an Agent of Park Place or a subsidiary thereof or is or was serving at the request of Park Place as an Agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans.

    The Park Place Certificate provides that a director of Park Place, to the fullest extent now or hereafter permitted by the DGCL or any successor provision or provisions, will not be personally liable to Park Place or its stockholders for monetary damages for breach of fiduciary duty, and that no amendment of the Park Place Certificate or repeal of any of its provisions shall limit or eliminate any right or protection of a director of Park Place for any acts or omissions occurring prior to such amendment or repeal. The Grand Articles do not contain such a liability limitation provision for its directors.

SPECIAL MEETINGS OF STOCKHOLDERS

    Pursuant to the MBCA and the Grand Bylaws, special meetings of stockholders of Grand may be called for any purpose at any time by the chief executive officer, the chief financial officer, two or more directors or a stockholder or stockholders holding 10% or more of the voting power of all shares entitled to vote.

    Under the DGCL and the Park Place Certificate, special meetings of stockholders of Park Place may be called only by the Chairman of the Board or by the Park Place Board pursuant to a resolution adopted by a majority of the Entire Board. As a result, stockholders of Park Place do not have any right to call special meetings of stockholders or to require Park Place's Board of Directors to call such meetings.

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ACTIONS BY STOCKHOLDERS WITHOUT A MEETING

    Under the MBCA and DGCL, an action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting by written action signed by all of the stockholders entitled to vote on that action.

    The Park Place Certificate and the Park Place Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting.

STOCKHOLDER NOMINATIONS AND PROPOSALS

    The Grand Bylaws do not specifically provide for stockholder nominations of persons for election to the Board of Directors or to make proposals, except proposals to amend the Bylaws (see "Amendment of Governing Instruments").

    The Park Place Bylaws provide that all nominations for election to the Board of Directors, other than those made by or pursuant to Park Place's notice of meeting, or at the direction of, a majority of the directors then in office, be made by a stockholder who was a stockholder of record at the time of giving of notice, who is entitled to vote at the meeting and who has complied with the notice provisions set forth in the Park Place Bylaws. The Park Place Bylaws require that any director nominations made by a stockholder be delivered to to the Secretary and received at the principal executive offices of Park Place not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's scheduled annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder, to be timely, must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is made. Each such notice shall include, among other things: (i) as to each person whom the stockholder proposes to nominate for election as a director, all information relating to such person that would be required to be disclosed pursuant to Regulation 14A under the Exchange Act in connection with the solicitation of proxies with respect to nominees for election as directors, including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A under the Exchange Act and information which would be required to be filed on Schedule 14B under the Exchange Act with the Commission, and Rule 14a-11 (including such person's written consent to being named in the proxy statement as a nominee to serve as director if elected); and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made (A) the name and address, as they appear on Park Place's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees, and of such beneficial owner, if any, (B) the class and number of shares of Park Place Common Stock which are owned beneficially and of record by such stockholder on the date of such stockholder notice and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees on the date of such stockholder notice, and of such beneficial owner, if any,
(C) a representation that the stockholder is a holder of record of stock of Park Place entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and form of proxy to holders of at least the percentage of Park Place's outstanding common stock required to elect the nominee and/or (ii) otherwise solicit proxies from stockholders in support of such nomination. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

    The Park Place Bylaws also provide that only such business as shall have been properly brought before an annual meeting of stockholders shall be conducted at the annual meeting. To be properly brought

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before an annual meeting, such stockholder's notice shall set forth: (i) as to any other business that the stockholder proposes to bring before the meeting,
(A) a brief description of the business desired to be brought before the meeting, (B) the reasons for conducting such business at the meeting and (C) any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, (A) the name and address, as they appear on Park Place's books, of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, and of such beneficial owner, (B) the class and number of shares of Park Place Common Stock which are owned beneficially and of record by the stockholder and any other stockholders known by such stockholder to be supporting such proposal, on the date of such stockholder notice and of such beneficial owner, if any, (C) a representation that the stockholder is a holder of record of stock of Park Place entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, and (D) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (i) deliver a proxy statement and form of proxy to holders of at least the percentage of the Park Place's outstanding common stock required to approve or adopt the proposal and/or (ii) otherwise solicit proxies from stockholders in support of such proposal. For business to be properly brought before an annual meeting by a stockholder, notice must be delivered to the Secretary and received at the principal executive offices of Park Place not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's scheduled annual meeting, subject to the same proviso as for notice for the nomination for election of directors.

    The presiding officer of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the Park Place Bylaws, and if he should so determine, he shall so declare to the meeting that any such business not properly brought before the meeting shall not be transacted.

MERGERS, SHARE EXCHANGES, SALES OF ASSETS, BUSINESS COMBINATIONS WITH CERTAIN
  PERSONS AND ACQUISITIONS OF SHARES

    The MBCA generally requires the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote for approval of mergers and consolidations or the sale or exchange of all or substantially, all of a corporation's assets. Under the MBCA, stockholder approval is not required for a merger or consolidation if the articles of incorporation will not be amended in the transaction, if stockholders will, before the transaction, continue to hold the same number of shares with identical rights in the transaction, and if the number of shares issuable with voting power and the number of participating shares (i.e., shares that entitle the holder to participate without limitation in distributions) immediately after the transaction, plus those issuable upon conversion or exercise of other securities or obligations issued in the transaction, will not exceed by more than 20% the number of shares with voting power and the numbers of participating shares, as the case may be, immediately before the transaction.

    The DGCL requires the approval of the Board of Directors and the holders of a majority of the outstanding Park Place Common Stock entitled to vote thereon for mergers or consolidations, and for sales, leases or exchanges of substantially all of Park Place's property and assets. The DGCL does not provide explicitly for share exchanges. The DGCL permits Park Place to merge with another corporation without obtaining the approval of Park Place's stockholders if: (i) Park Place is the surviving corporation of the merger; (ii) the merger agreement does not amend the Park Place Certificate; (iii) each share of Park Place Common Stock outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of Park Place Common Stock after the merger; and (iv) any authorized but unissued shares or treasury shares of Park Place Common Stock to be issued or delivered under the plan of merger plus those initially issuable upon conversion of any other securities or obligations

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to be issued or delivered under such plan do not exceed 20% of the shares of
Park Place Common Stock outstanding immediately prior to the effective date of the merger.

    The MBCA contains provisions intended to protect stockholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The Minnesota control share acquisition statute establishes various disclosure and stockholder approval requirements to be met by individuals or companies attempting a takeover. Delaware has no comparable provision. The Minnesota control share acquisition statute applies to an "issuing public corporation." An "issuing public corporation" is one which is incorporated under or governed by the MBCA and has at least 50 shareholders. Grand is subject to the Minnesota control share acquisition statute; Park Place, because it is a Delaware corporation, is not subject to such statute.

    The Minnesota control share acquisition statute requires disinterested stockholder approval for any acquisition of shares of an "issuing public corporation" which results in the "acquiring person" owning more than a designated percentage of the outstanding shares of such corporation. Stockholders which exceed certain share ownership thresholds whose shares are acquired without stockholder approval lose their voting rights and are subject to certain redemption privileges of the corporation. Such shares regain their voting rights only if the acquiring person discloses certain information to the corporation and such voting rights are granted by the stockholders at a special or annual meeting of the stockholders. The Minnesota control share acquisition statute applies unless the "issuing public corporation" opts out of the statute in its articles of incorporation or bylaws. Grand has not opted out of such provisions. Under Minnesota law, control share acquisitions do not include, among other things:

        (i) mergers or consolidations if the issuing public corporation is a party to the transaction;

        (ii) an acquisition from the issuing public corporation; and

       (iii) an acquisition pursuant to an offer to purchase, for cash, pursuant to a tender offer all shares of the voting stock of the issuing public corporation which has been approved by a majority vote of the members of a committee comprised of the disinterested members of the board of directors of the issuing public corporation formed before the commencement of, or the public announcement of the intent to commence, the tender offer and pursuant to acquisitions in which the acquiring person will become the owner of over 50% of the voting stock of the issuing public corporation outstanding at the time of the transaction.

    Park Place is subject to the provisions of Section 203 of the DGCL ("Section 203") which prohibits a "business combination" (defined in Section 203 as generally including mergers, sales and leases of assets, issuances of securities, and similar transactions) by Park Place or a subsidiary with an "interested stockholder" (defined in Section 203 as generally the beneficial owner of 15% or more of a corporation's outstanding voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder shall have been approved by Park Place's Board of Directors, (ii) upon consummation of the transaction in which he became an interested stockholder, the interested stockholder holds at least 85% of the Park Place Common Stock outstanding at the time the transaction commenced (excluding shares held by persons who are both officers and directors and shares held by certain employee benefit plans), or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by Park Place's Board of Directors and by the holders of at least two-thirds of the outstanding Park Place Common Stock, excluding shares owned by the interested stockholder. The restrictions imposed on interested stockholders under Section 203 do not apply under certain limited circumstances set forth therein, including certain business combinations proposed by an interested stockholder following the announcement or notification of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors.

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    Section 203 provides that during such three-year period, the corporation may not merge or consolidate with an interested stockholder or any affiliate or associate thereof, and also may not engage in certain other transactions with an interested stockholder or any affiliate or associate thereof, including, without limitation, (i) any merger or consolidation of the corporation or a direct or indirect majority-owned subsidiary of the corporation with (A) the interested stockholder, or (B) with any other corporation if the merger or consolidation is caused by the interested stockholder and as a result of such merger or consolidation the above limitations of Section 203 are not applicable to the surviving corporation; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (except proportionately as a stockholder of the corporation) to or with the interested stockholder of assets having an aggregate market value equal to 10% or more of the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of a corporation; (iii) any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary thereof of any stock of the corporation of such subsidiary to the interested stockholder, except, among other things, pursuant to a transaction which affects a pro rata distribution to all stockholders of the corporation;
(iv) any transaction involving the corporation or any majority owned subsidiary thereof which has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation or any such subsidiary which is owned by the interested stockholder (except, among other things, as a result of immaterial changes due to fractional share adjustments); or (v) any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of such corporation) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    The Merger is not a "business combination" as defined in Section 203 of the DGCL and, therefore, the provision of Section 203 is not applicable to the transaction contemplated by the Merger Agreement.

ANTI-GREENMAIL PROVISIONS

    The MBCA contains a provision which limits the ability of a corporation to pay greenmail. Pursuant to the statute, a publicly held corporation is prohibited from purchasing or agreeing to purchase any shares from a person (or two or more persons who act as a partnership, limited partnership, syndicate, or other group pursuant to any written or oral agreement, arrangement, relationship, understanding, or otherwise for the purpose of acquiring, owning or voting shares of the publicly held corporation) who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase would not violate the statute if the purchase is approved at a meeting of the stockholders by a majority of the voting power of all shares entitled to vote or if the corporation's offer is at least of equal value per share and is made to all holders of any class or series into which the securities may be converted.

    There is no provision of the DGCL which is analogous to the MBCA with respect to greenmail and the Park Place Certificate does not contain an anti-greenmail provision.

STOCKHOLDER RIGHTS PLAN

    The Park Place Board intends to declare a dividend distribution of one Right for each outstanding share of Park Place Common Stock. For discussion of the Park Place Rights, see "Description of Park Place Capital Stock--Rights Agreement and Preferred Share Purchase Rights." Grand has not adopted a stockholder rights plan.

DISSENTERS' RIGHTS OF APPRAISAL

    Under the MBCA and DGCL, stockholders have the right, under certain circumstances, to dissent from certain corporate transactions, principally mergers and consolidations, by demanding payment in cash

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for their shares equal to the fair value (excluding, under the DGCL, any appreciation or depreciation as a consequence or in expectation of the transaction), as determined by the corporation or by an independent appraiser appointed by a court in an action timely brought by the dissenters. Under the MBCA, Grand stockholders would have dissenters' rights if Grand amends its articles in such a way that materially and adversely affects the rights or preferences of the shares of the dissenting stockholder, enters into a sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, a plan of merger, a plan of exchange or any other action taken pursuant to a stockholder vote if the articles, the bylaws or a resolution approved by the board directs that dissenting stockholders may obtain payment their shares. For a discussion of Grand stockholders' dissenters' rights of appraisal in connection with the Merger, see "The Transactions--Appraisal Rights."

    Under the DGCL, no dissenters' rights exist for shares of stock of a constituent corporation in a merger or consolidation that are either listed on a national securities exchange or held of record by more than 2,000 stockholders. However, dissenters' rights will exist if the stockholders receive anything other than: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation; (ii) shares of stock of any other corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 stockholders; (iii) cash in lieu of fractional shares of the corporation described in the foregoing clauses (i) and (ii); or (iv) any combination of clause (i), (ii) or (iii). THE PARK PLACE CERTIFICATE DOES NOT PROVIDE FOR ANY DISSENTERS' RIGHTS IN ADDITION TO THOSE PROVIDED BY THE DGCL. PARK PLACE STOCKHOLDERS WILL NOT HAVE ANY DISSENTERS' RIGHTS OF APPRAISAL IN CONNECTION WITH THE HILTON DISTRIBUTION.

STOCKHOLDER'S RIGHT TO EXAMINE BOOKS AND RECORDS

    The MBCA provides that any stockholder or group of stockholders of a publicly held corporation have the right, upon written demand stating the purpose, to examine and copy the corporation's share register and other corporate records upon demonstrating a proper purpose. The DGCL provides that a stockholder of a Delaware corporation may inspect books and records of the corporation upon written demand under oath stating the purpose of the inspection, if such purpose is reasonably related to such person's interest as a stockholder.

PAYMENT OF DIVIDENDS

    Under the MBCA, Grand may declare a dividend to its stockholders if the board determines that Grand will be able to pay its debts in the ordinary course of business after making the distribution and the board does not know before the dividend is made that the determination was or has become erroneous. A dividend may be made to the holders of a class or series of shares only if all amounts payable to the holders of shares having a preference for the payment are paid and the distribution does not reduce the remaining net assets of Grand below the aggregate preferential amount payable in the event of liquidation to the holders of shares having preferential rights, unless the distribution is made to those stockholders in the order and to the extent of their respective priorities.

    Park Place is not subject to advance notice requirements and regulatory limitations relating to the payment of dividends or making other forms of capital distributions. The DGCL provides that, subject to any restrictions in the corporation's certificate of incorporation, dividends may be declared from the corporation's surplus or, if there is no surplus, from its net profits for the, fiscal year in which the dividend is declared and the preceding fiscal year. However, if the corporation's capital (generally defined in the DGCL as the sum of the aggregate par value of all shares of the corporation's capital stock, where all such shares have a par value and the board of directors has not established a higher level of capital) has been diminished to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, dividends may not be declared and paid out of such net profits until the deficiency in such capital has been repaired.

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DISSOLUTION

    Under the DGCL, voluntary dissolution of a corporation requires the adoption of a resolution by a majority of the members of the board of directors and the affirmative vote of the holders of the majority of the outstanding shares entitled to vote thereon. Under Minnesota law, voluntary dissolution may be approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote.

            CERTAIN ANTITAKEOVER PROVISIONS APPLICABLE TO PARK PLACE

    Certain provisions of the Park Place Certificate and Park Place Bylaws, as well as the Park Place Rights Agreement and certain provisions of the DGCL, may have an antitakeover effect with respect to Park Place. The Park Place Preferred Stock, if issued, could also have an antitakeover effect. See "Description of the Park Place Capital Stock--Preferred Stock."

PARK PLACE CERTIFICATE AND BYLAWS

    The Park Place Certificate will contain several provisions that will make difficult an acquisition of control of Park Place, by means of a tender offer, open market purchases, a proxy contest or otherwise, that is not approved by the Park Place Board. The Park Place Bylaws will also contain provisions that could have an antitakeover effect.

    The purposes of the relevant provisions of the Park Place Certificate and the Park Place Bylaws are to discourage certain types of transactions, described below, which may involve an actual or threatened change of control of Park Place and to encourage persons or entities seeking to acquire control of Park Place to consult first with the Park Place Board to negotiate the terms of any proposed business combination or offer. The provisions are designed to reduce the vulnerability of Park Place to an unsolicited proposal for a takeover that does not contemplate the acquisition of all outstanding shares or is otherwise unfair to stockholders of Park Place or an unsolicited proposal for the restructuring or sale of all or part of Park Place. Hilton and Park Place believe that, as a general rule, such proposals would not be in the best interests of Park Place and its stockholders.

    There has been a history of the accumulation of substantial stock holdings in public companies by third parties as a prelude to proposing a takeover or a restructuring or sale of all or part of the target company or another similar extraordinary corporate action. Such actions are often undertaken by the third party without advance notice to, or consultation with, the management or board of directors of the target company. In many cases, the purchaser seeks representation on the company's board of directors in order to increase the likelihood that its proposal will be implemented by the company. If the company resists the efforts of the purchaser to obtain representation on the company's board, the purchaser may commence a proxy contest to have its nominees elected to the board in place of certain directors or the entire board. In some cases, the purchaser may not truly be interested in taking over the company, but may use the threat of a proxy fight and/or a bid to take over the company as a means of forcing the company to repurchase its equity position at a substantial premium over market price.

    Hilton and Park Place believe that the imminent threat of removal of Park Place's management or the Park Place Board in such situations would severely curtail the ability of management or the Park Place Board to negotiate effectively with such persons or entities. The management or the Park Place Board would be deprived of the time and information necessary to evaluate the takeover proposal, to study alternative proposals and to help ensure that the best price is obtained in any transaction involving Park Place which may ultimately be undertaken. If the real purpose of a takeover bid were to force Park Place to repurchase an accumulated stock interest at a premium price, management or the Park Place Board would face the risk that, if it did not repurchase the stock interest of such person or entity, Park Place's business and management would be disrupted, perhaps irreparably.

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    Certain provisions of the Park Place Certificate and Bylaws, in the view of
Hilton and Park Place, together with the Park Place Rights Agreement, will help ensure that the Park Place Board, if confronted by a surprise proposal from a third party that has acquired or proposes to acquire a block of stock, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes to be the best interests of the stockholders. In addition, certain other provisions of the Park Place Certificate are designed to prevent a purchaser from utilizing two-tier pricing and similar inequitable tactics in the event of an attempt to take over Park Place.

    These provisions, individually and collectively, will make difficult and may discourage a merger, tender offer or proxy fight, even if such transaction or occurrence may be favorable to the interest of the stockholders and may delay or frustrate the assumption of control by a holder of a large block of Park Place Common Stock and the removal of incumbent management, even if such removal might be beneficial to the stockholders. Furthermore, these provisions may deter or could be utilized to frustrate a future takeover attempt which is not approved by the incumbent Park Place Board, but which the holders of a majority of the shares may deem to be in their best interest or in which stockholders may receive a substantial premium for their stock over prevailing market prices of such stock. By discouraging takeover attempts, these provisions might have the incidental effect of inhibiting certain changes in management (some or all of the members of which might be replaced in the course of a change of control) and also the temporary fluctuations in the market price of the stock which often result from actual or rumored takeover attempts.

    Set forth below is a description of such provisions in the Park Place Certificate and Bylaws. Such description is intended as a summary only and is qualified in its entirety by reference to the Park Place Certificate and Park Place Bylaws, the forms of which are attached to this Joint Proxy Statement/ Prospectus as Annex I and Annex J, respectively.

    CLASSIFIED BOARD OF DIRECTORS

    The Park Place Certificate provides for the Park Place Board to be divided into three classes serving staggered terms so that directors' initial terms will expire either at the 2000, 2001 or 2002 annual meeting of stockholders. Starting with the annual meeting in 2000, one class of directors will be elected each year for three-year terms. See "Management of Park Place--Park Place Board of Directors."

    The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Park Place Board in a relatively short period of time. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Park Place Board. Such a delay may help ensure that the Park Place Board, if confronted by a holder attempting to force a stock repurchase at a premium above prices, a proxy contest, or an extraordinary corporate transaction, will have sufficient time to review the proposal and appropriate alternatives to the proposal and to act in what it believes are the best interest of the stockholders.

    The classified board provision could have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of Park Place, even though such an attempt might be beneficial to Park Place and its stockholders. The classified board provision could thus increase the likelihood that incumbent directors will retain their positions. In addition, since the classified board provision is designed to discourage accumulations of large blocks of Park Place's stock by purchasers whose objective is to have such stock repurchased by Park Place at a premium, the classified board provision could tend to reduce the temporary fluctuations in the market price of Park Place's stock that could be caused by accumulations of large blocks of such stock. Accordingly, stockholders could be deprived of certain opportunities to sell their stock at a temporarily higher market price.

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
    Hilton and Park Place believe that a classified board of directors will help to assure the continuity and stability of the Park Place's business strategies and policies as determined by the Board, because generally a majority of the directors at any given time will have had prior experience as directors of Park Place. The classified board provision will also help assure that the Park Place Board, if confronted with an unsolicited proposal from a third party that has acquired a block of the voting stock of Park Place, will have sufficient time to review the proposal and appropriate alternatives and to seek the best available result for all stockholders.

    REMOVAL; FILLING VACANCIES; NUMBER OF DIRECTORS

    The Park Place Certificate and the Park Place Bylaws provide that, subject to the rights of the holders of any series of Park Place Preferred Stock, and unless the Park Place Board otherwise determines, only a majority of the Park Place Board then in office will have the authority to fill any vacancies on the Park Place Board, including vacancies created by an increase in the number of directors. In addition, the Park Place Certificate and the Park Place Bylaws provide that a new director elected to fill a vacancy on the Park Place Board will serve for the remainder of the full term of his or her class and that no decrease in the number of directors will shorten the term of an incumbent. Moreover, the Park Place Certificate and the Park Place Bylaws provide that directors may be removed, but only for cause, and only by the affirmative vote of holders of at least 75% of the voting power of the shares entitled to vote in the election of directors, voting together as a single class. These provisions relating to removal and filing of vacancies on the Park Place Board will preclude stockholders from enlarging the Park Place Board or removing incumbent directors and filing the vacancies with their own nominees.

    In addition, the Park Place Certificate provides that the number of directors which shall constitute the entire Park Place Board shall be not less than one nor more than 20, and that within such limits, the exact number of directors constituting the Entire Board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Entire Board. The Park Place Bylaws further provide that the number of directors which shall constitute the entire Park Place Board shall be fixed from time to time as provided in the Park Place Certificate. These provisions limiting the number of directors which shall constitute the entire Park Place Board will help to assure that any significant change in the number of directors constituting the entire Park Place Board will require the affirmative vote of holders of at least 75% of the voting power of the shares entitled to vote in the election of directors, voting together as a single class.

    LIMITATIONS ON STOCKHOLDER ACTION BY WRITTEN CONSENT; SPECIAL MEETINGS

    The Park Place Certificate and the Park Place Bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and prohibit stockholder action by written consent in lieu of a meeting. The Park Place Certificate and the Park Place Bylaws provide that, subject to the rights of the holders of any series of Park Place Preferred Stock, special meetings of stockholders can be called only by the Chairman of the Board or a majority of the Entire Board. Stockholders are not permitted to call a special meeting or to require that the Park Place Board call a special meeting of stockholders. Moreover, the business permitted to be conducted at any special meeting of stockholders is limited to the business brought before the meeting pursuant to Park Place's notice of meeting as set forth in the Park Place Bylaws.

    The provisions of the Park Place Certificate and the Park Place Bylaws restricting stockholder action by written consent may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman of the Board or pursuant to a resolution adopted by a majority of the Entire Board. These provisions would also prevent the holders of a majority of the voting power of the voting stock from using the written consent procedure to take stockholder action and from taking action by consent without giving all the stockholders of Park Place entitled to vote on a

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
proposed action the opportunity to participate in determining such proposed action. Moreover, a stockholder could not force stockholder consideration of a proposal over the opposition of the Park Place Board by calling a special meeting of stockholders prior to the time the Park Place Board believed such consideration to be appropriate.

    Hilton and Park Place believe that such limitations on stockholder action will help to assure the continuity and stability of the Park Place Board and Park Place's business strategies and policies as determined by the Park Place Board, to the benefit of all of Park Place's stockholders. If conformed with an unsolicited proposal from stockholders in Park Place, the Park Place Board will have sufficient time to review such proposal and to seek the best available result for all stockholders, before such proposal is approved by such stockholders through a special meeting of stockholders.

    NOMINATIONS OF DIRECTORS AND STOCKHOLDER PROPOSALS

    The Park Place Certificate and the Park Place Bylaws establish an advance notice procedure with regard to the nomination other than by or at the direction of the Park Place Board of candidates for election as directors and with regard to stockholder proposals to be brought before an annual or special meeting of stockholders. Specifically, Park Place's Bylaws require that stockholders desiring to bring any business, including nominations for directors, before an annual meeting of stockholders deliver advance written notice thereof to the Secretary of Park Place. The Park Place Bylaws further require that the notice by the stockholder set forth a description of the business to be brought before the meeting and information concerning the stockholder proposing such business, any other stockholders known by such stockholder on the date of such stockholder notice to be supporting such proposal, and the beneficial owner, if any, on whose behalf the proposal is made, including their names and addresses, the class and number of shares of Park Place that are owned beneficially and of record by each of them, and any material interest of any of them in the business proposed to be brought before the meeting. The Park Place Bylaws also require that such notice include a representation that the stockholder is a holder of record of stock of Park Place entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and form of proxy to holders of at least the percentage of Park Place's outstanding common stock required to approve or adopt the proposal or elect the nominee and/or otherwise solicit proxies from stockholders in support of such proposal or nomination.

    The purpose of the advance notice provision is to provide the Park Place Board the opportunity to inform stockholders, prior to an annual meeting of stockholders, of any business propose to be conducted at such meeting (including any recommendation as to the Board's position with respect to any action to be taken). In the case of the advance notice nomination procedures, the Park Place Board is afforded a meaningful opportunity to consider and inform directors and stockholders of the qualifications of the proposed nominees.

    Although the Park Place Bylaws do not give the Park Place Board any power to approve or disapprove stockholder nominations for the election of directors or any other proposal submitted by stockholders, the Park Place Bylaws may have the effect of precluding a nomination for the election of directors or precluding the conducting of business at a particular stockholder meeting if the proper procedures are not followed, and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Park Place, even if the conduct of such solicitation or such attempt might be beneficial to Park Place and its stockholders.

    SUPERMAJORITY VOTE FOR BUSINESS COMBINATIONS

    The Park Place Certificate requires the approval by the holders of at least 75% of the voting power of the then outstanding capital stock of Park Place entitled to vote generally in the election of directors (the "Park Place Voting Stock") as a condition for mergers and certain other business combinations involving

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
Park Place and any holder of more than 10% of such voting power (a "Substantial Park Place Stockholder") unless (i) the transaction is approved by a majority of the members of the Park Place Board who are not affiliated with the Substantial Park Place Stockholder and who were directors before the Substantial Park Place Stockholder became a Substantial Park Place Stockholder, or were thereafter appointed or elected pursuant to action or nomination by a majority of Disinterested Directors then in office (the "Disinterested Directors") or (ii) certain minimum price and procedural requirements are met. Although an effective impediment to unwanted takeovers, this provisions may also make desired alliances with other business more difficult and time consuming to implement.

    AMENDMENT OF THE PARK PLACE CERTIFICATE AND BYLAWS

    The Park Place Certificate contains provisions requiring the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, to amend certain provisions of the Park Place Certificate. The Park Place Certificate and the Park Place Bylaws also contain provisions providing that the Park Place Bylaws may be amended by the Board of Directors and, in the case of amendments by stockholders, requiring the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class. These provisions will make it more difficult for stockholders to make changes in the Park Place Certificate or Park Place Bylaws, including changes designed to facilitate the exercise of control over Park Place. In addition, the requirement for approval by at least a 75% stockholder vote will enable the holders of a minority of Park Place's capital stock to prevent holders of a less-than-75% majority from amending certain provisions of the Park Place Certificate or the Park Place Bylaws.

PARK PLACE RIGHTS AGREEMENT

    The Park Place Rights Agreement has certain antitakeover effects that are described in "Description of Park Place Capital Stock--Rights Agreement and Preferred Share Purchase Rights."

SECTION 203 OF THE DGCL

    As a corporation organized under the laws of the State of Delaware, Park Place is subject to Section 203 of the DGCL, which restricts certain business combinations between Park Place and an "interested stockholder" (in general, a stockholder owning 15% or more of the outstanding voting stock of Park Place) or such stockholder's affiliates or associates for a period of three years following the date on which the stockholder becomes an "interested stockholder." The restrictions do not apply if: (i) prior to an interested stockholder becoming such, the Park Place Board approves either the business combination or the transaction by which such person became an interested stockholder; (ii) upon consummation of the transaction, the interested stockholder owns at least 85% of the voting stock of Park Place outstanding at the time the transaction commenced (excluding shares owned by certain employee stock plans and persons who are both directors and officers of Park Place); or (iii) at or subsequent to the time an interested stockholder becomes such, the business combination is both approved by the Park Place Board and authorized at an annual or special meeting of Park Place's stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock of Park Place not owned by the interested stockholder. Park Place's Certificate also prohibits business combinations with "Interested Stockholders" and defines them to be anyone who is the beneficial owner of 10% or more of the voting stock of Park Place. Unless approved by a majority of Disinterested Directors (as defined in the Park Place Certificate) or the Interested Stockholder satisfies a number of criteria relating to, among other things, the consideration to be received by Park Place stockholders and the public disclosure of the business combination, a proposed business combination with an Interested Stockholder requires the affirmative vote of 75% of all the votes entitled to be cast by holders of Park Place voting stock and not less than a majority of votes entitled to be cast by holders of Park Place voting stock, excluding the votes of the Interested Stockholder.

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
              CERTAIN ANTITAKEOVER PROVISIONS APPLICABLE TO LAKES

    Lakes will be governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a public Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.

    Lakes' authorized capital consists of 100,000,000 shares of capital stock. The Lakes Board, without any action by the Lakes shareholders, is authorized to designate and issue shares in such classes or series (including classes or series of preferred stock) as it deems appropriate and to establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. No class other than the Lakes Common Stock is currently designated and there is no current plan to designate or issue any such securities. The rights of holders of preferred stock and other classes of common stock that may be issued may be superior to the rights granted to the initial holders of the Lakes Common Stock. Further, the ability of the Lakes Board to designate and issue such undesignated shares could impede or deter an unsolicited tender offer or takeover proposal regarding Lakes and the issuance of additional shares having preferential rights could adversely affect the voting power and other rights of holders of Common Stock. Furthermore, as a Minnesota corporation, Lakes is subject to various Minnesota statutes which may hinder or delay a change in control including: (i) a fair price statute; (ii) a greenmail statute; and (iii) a non-monetary factors statute. See also "Description of Lakes Capital Stock."

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     LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PARK PLACE

    Section 11.1 of the Park Place Certificate (the "Park Place Director Liability Provision") limits the personal liability of Park Place directors to the company or its stockholders for monetary damages for breaches of such directors' fiduciary duty of care. Article VI of the Park Place Bylaws and
Section 11.2 of the Park Place Certificate (the "Park Place Indemnification Provisions") set forth the indemnification rights and procedures for Park Place directors, officers and employees. The Park Place Director Liability and Indemnification Provisions are substantially similar to comparable provisions contained in the Hilton Certificate and the Hilton Bylaws.

    The Park Place Indemnification Provisions define and clarify the rights of certain individuals, including Park Place directors, officers and employees, to indemnification by Park Place in the event of personal liability or expenses incurred by them as a result of certain litigation against them. Such provisions are consistent with Section 102(b)(7) of the DGCL, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors' liability for monetary damages and with other existing DGCL provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Park Place Director Liability Provision may not affect claims arising under the federal securities laws.

    In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the so-called "business judgment rule." The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties with respect to the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation that serves as a financial backstop in the event of such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual's willingness to serve as director of a Delaware corporation. The DGCL has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

    Hilton maintains directors' and officers' insurance coverage which it believes to be comparable to that maintained by companies of similar size in similar lines of business.

    The Park Place Director Liability Provision and the Park Place Indemnification Provisions will be approved, along with the rest of the Park Place Certificate and the Park Place Bylaws, by Hilton Hotels, U.S.A., Inc., a wholly owned subsidiary of Hilton and the sole stockholder of Park Place, before the Effective Date.

    Set forth below is a description of the Park Place Director Liability Provision and the Park Place Indemnification Provisions. Such description is intended as a summary only and is qualified in its entirety by reference to the Park Place Certificate and the Park Place Bylaws.

LIMITATION OF LIABILITY FOR DIRECTORS

    Section 11.1 of the Park Place Certificate protects directors against monetary damages for breaches of their fiduciary duty of care, to the fullest extent permitted by the DGCL. Under the DGCL, absent Section 11.1, directors could generally be held liable for gross negligence for decisions made in the performance of their duty of care but not for simple negligence. Section 11.1 eliminates director liability for negligence in the performance of their duties, including gross negligence. In a context not involving a decision by the directors (i.e., a suit alleging loss to the company due to the directors' inattention to a particular matter) a simple negligence standard might apply. Directors remain liable for breaches of their duty of loyalty to the company and its stockholders, as well as acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit.

    While Section 11.1 provides directors with protection from awards of monetary damages for breaches of the duty of care, it does not eliminate the directors' duty of care. Accordingly, Section 11.1 will have no effect on the availability of equitable remedies such as an injunction or rescission based upon a director's breach of the duty of care. The provisions of Section 11.1 that eliminate liability as described above will apply to officers of Park Place only if they are directors of Park Place and are acting in their capacity as directors, and will not apply to officers of the Park Place who are not directors. The elimination of liability of directors for monetary damages in the circumstances described above may deter persons from bringing third party or derivative actions against directors to the extent those actions seek monetary damages.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of Park Place, and with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to Park Place.

    Section 11.2 of the Park Place Certificate and Sections 6.1 and 6.2 of the Park Place Bylaws provide that Park Place will indemnify any person to whom, and to the extent, indemnification may be granted pursuant to Section 145 of the DGCL.

    Section 6.2 of the Park Place Bylaws provides that each person who was or is made a party to, or is otherwise involved in any action, suit or proceeding by reason of the fact that he or she is or was an Agent of Park Place or is or was serving at the request of Park Place as an Agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an "indemnitee"), whether the basis of such proceeding is alleged activity in an official capacity as a director, officer or employee or in any other capacity while serving as a director, officer or employee, shall be indemnified and held harmless by Park Place to the fullest extent authorized by the DGCL, as the same exists or may be amended (but, in the case of any such amendment, only to the extent that such amendment permits Park Place to provide broader indemnification rights than permitted prior thereto), against all liabilities, charges, judgments, fines, amounts paid in settlement and expenses (including reasonable attorneys' fees, retainers, court costs, expert fees, witness fees, travel expenses and other expenses customarily incurred in connection with suits) reasonably incurred or suffered by such indemnitee in connection therewith and such indemnification shall continue as to an indemnitee who has ceased to be an Agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators. Section 6.7 of the Park Place Bylaws also provides that the right of indemnification will be in addition to and not exclusive of all other rights to which that an Agent may be entitled.

        LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS OF LAKES

    Lakes is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes
Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

    As permitted by Section 302A.251 of the Minnesota Statutes, the Lakes Articles and Bylaws provide that a director shall have no personal liability to Lakes and its shareholders for breach of his fiduciary duty as a director, to the fullest extent permitted by law.

    A policy of directors' and officers' insurance will be maintained by Lakes under which the directors and officers of Lakes will be insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers. See "The Merger Agreement--Indemnification" for a discussion of the indemnification provisions contained therein.

                              THE HILTON PROPOSALS

PROPOSAL ONE: RATIFICATION OF THE HILTON DISTRIBUTION

    At the Hilton Special Meeting, Hilton stockholders are being asked to consider and vote upon the ratification of a special dividend to the holders of the outstanding shares of Hilton Common Stock, on a one-for-one basis, of all the outstanding shares of Park Place Common Stock to be effected in accordance with the terms of a Distribution Agreement to be entered into between Park Place and Hilton (the "Hilton Distribution Proposal"). See "Background and Reasons--Reasons for Recommendation of the Hilton Board", "The Transactions" and "The Special Meetings--The Hilton Special Meeting--Votes Required."

    The affirmative vote of a majority of the shares of Hilton Common Stock represented and entitled to vote at the Hilton Special Meeting is required for ratification of the Hilton Distribution Proposal. Proxies will be voted for or against the Hilton Distribution Proposal in accordance with specifications marked thereon and will be voted in favor of the Hilton Distribution Proposal if no specification is made.

    The effectiveness of each of the Hilton Proposals is conditioned upon the approval or ratification, as applicable, of all of the other Hilton Proposals. Accordingly, failure of Hilton stockholders to ratify the Hilton Distribution Proposal will result in the ineffectiveness of all of the Hilton Proposals, and failure of Hilton stockholders to approve or ratify, as applicable, the other Hilton Proposals will result in the ineffectiveness of the Hilton Distribution Proposal.

    Hilton has conditioned the effectiveness of its proposals on the approval by the stockholders of all of the proposals because Hilton believes each of the proposals is an important component of the Transactions and approval of the incentive plans is integral to successfully attracting management.

    THE HILTON BOARD RECOMMENDS THAT HILTON STOCKHOLDERS VOTE FOR THE HILTON DISTRIBUTION PROPOSAL AND EACH OF THE OTHER HILTON PROPOSALS

PROPOSAL TWO: APPROVAL OF THE PARK PLACE ENTERTAINMENT CORPORATION 1998 STOCK
  INCENTIVE PLAN

    In connection with the Hilton Distribution, Hilton stockholders are being asked to consider and vote upon the Park Place Entertainment Corporation 1998 Stock Incentive Plan (the "Park Place 1998 Plan") and the grant of options thereunder as discussed below and elsewhere in this Joint Proxy Statement/ Prospectus. Certain material features of the Park Place 1998 Plan are summarized below. Certain material features of the Park Place Special Options (as defined below) are summarized under the caption "Management of Park Place--Park Place CEO and Chairman Employment Agreements." The following summary is subject to the full statement of the Park Place 1998 Plan, a copy of which is attached as Annex D to this Joint Proxy Statement/Prospectus.

    The affirmative vote of a majority of the shares of Hilton Common Stock represented and entitled to vote at the Hilton Special Meeting is required for approval of Proposal Two. Proxies will be voted for or against Proposal Two in accordance with specifications marked thereon and will be voted in favor of Proposal Two if no specification is made.

    The effectiveness of each of the Hilton Proposals is conditioned upon the approval or ratification, as applicable, of all of the other Hilton Proposals. Accordingly, failure of Hilton stockholders to approve Proposal Two will result in the ineffectiveness of all of the Hilton Proposals and failure of Hilton stockholders to approve or ratify, as applicable, the other Hilton Proposals will result in the ineffectiveness of Proposal Two.

    THE HILTON BOARD RECOMMENDS THAT HILTON STOCKHOLDERS VOTE FOR PROPOSAL TWO AND EACH OF THE OTHER HILTON PROPOSALS.

    GENERAL

    The Hilton Board adopted the Park Place 1998 Plan in October 1998, subject to approval by Hilton's stockholders. The Park Place 1998 Plan authorizes the grant to officers and key employees of stock options and stock appreciation rights with respect to Park Place Common Stock and the grant of nonqualified stock options (the "Park Place Special Options") to the Chief Executive Officer of Park Place (the "Park Place CEO") and the Chairman of the Park Place Board (the "Park Place Chairman"). See "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

    The purpose of the Park Place 1998 Plan is to provide Park Place with a competitive advantage in attracting, retaining and motivating officers and employees and to provide Park Place and its subsidiaries with a stock plan which provides incentives more directly linked to the profitability of Park Place's business and increases in shareholder value. With respect to the Park Place Special Options, the Park Place 1998 Plan is also intended to provide an additional incentive for the Park Place CEO and Park Place Chairman to use their best efforts to maximize the performance and success of Park Place.

    In the opinion of the Hilton Board, Park Place and its stockholders will benefit substantially from having certain officers, key employees, and the Park Place CEO and Park Place Chairman acquire shares of Park Place Common Stock pursuant to options granted under the Park Place 1998 Plan. Such options and stock appreciation rights, in the opinion of the Hilton Board, will secure the benefits of the incentives resulting from stock ownership by those persons who will largely be responsible for Park Place's growth and success. The Hilton Board believes that it is in the best interests of Hilton's stockholders to approve the Park Place 1998 Plan.

                               NEW PLAN BENEFITS
                      PARK PLACE ENTERTAINMENT CORPORATION
                           1998 STOCK INCENTIVE PLAN

    The following table sets forth, as of September 15, 1998, the Park Place Options to be received by the persons and groups identified below under the Park Place 1998 Plan upon adjustment of the Hilton Options to represent options to purchase shares of Hilton Common Stock and shares of Park Place Common Stock. The following amounts assume conversion of each Hilton Option into one Park Place Option. See "The Transactions--Arrangements Between Hilton and Park Place--Hilton Employee Benefits Allocation Agreement--Stock Option Plans." The table does not include the Park Place Special Options described below or the Hilton Special Options. In addition to the Park Place Options set forth in the table below, Hilton Options held by Arthur M. Goldberg, President and Chief Executive Officer of Park Place, will be adjusted to represent Park Place Options. The number of shares of Park Place Common Stock which will be subject to Mr. Goldberg's Park Place Options following such adjustment is not currently determinable because such number will depend on the prices at which the Hilton Common Stock and the Park Place Common Stock will trade following the Hilton Distribution. If, for example, the value of the Park Place common stock on the date of the Hilton Distribution is equal to 45% of the value of the Hilton Common Stock prior to the Hilton Distribution, each of Mr. Goldberg's options will be exercisable for approximately 2.22 shares of Park Place Common Stock and the exercise price will be equal to 45% of the exercise price of Mr. Goldberg's options prior to the Hilton Distribution. Based on Mr. Goldberg's 1,800,000 options (including the option to be granted to him on December 18, 1998 pursuant to his existing 1996 Hilton employment agreement), this would result in options to purchase approximately 4,000,000 shares of Park Place Common Stock. See "The Transactions--Arrangements Between Hilton and Park Place--Hilton Employee Benefits Allocation Agreement--Stock Option Plans" and "The Transactions-- Interests of Certain Persons in the Transactions--Adjustments of Hilton Options." Hilton Options held by Mr. Goldberg as of September 15, 1998 to purchase 1,200,000 shares of Hilton Common Stock will be subject to such adjustment. In addition, under his employment agreement with Hilton, Mr. Goldberg is entitled to receive an option to purchase 600,000 shares of Hilton Common Stock on December 18, 1998 which will also be subject to such adjustment.

                                                                                                     NUMBER OF UNITS
                                                                                                  (OPTIONS TO PURCHASE
NAME AND POSITION                                                        DOLLAR VALUE($)(1)         COMMON STOCK)(2)
-------------------------------------------------------------------  ---------------------------  ---------------------
Stephen F. Bollenbach..............................................              --                      6,000,000
  Chairman of the Board
Wallace R. Barr....................................................              --                         72,000
  Executive Vice President
Mark Dodson........................................................              --                         55,000
  Executive Vice President
Scott La Porta.....................................................              --                        160,000
 Executive Vice President
  and Chief Financial Officer
Executive Group....................................................              --                      6,287,000
Non-Executive Director Group.......................................              --                        --
Non-Executive Officer Employee Group...............................              --                        --

------------------------------

(1) The market value of Park Place Common Stock is not determinable and will be based on the trading price of the Park Place Common Stock following the Hilton Distribution and therefore there is no determinable market value for these shares.

(2) The table does not reflect options held by Mr. Goldberg which will be adjusted to represent options to purchase Park Place Common Stock, as described in the foregoing paragraph.

    Amendments can be made to the Park Place 1998 Plan that can increase the cost of the plan to Park Place.

    PURPOSE.

    The purpose of the Park Place 1998 Plan is to provide additional incentives to officers and key employees and the Park Place CEO and Park Place Chairman through investment in the Park Place Common Stock. Under the Park Place 1998 Plan, either incentive stock options or non-incentive stock options (with or without stock appreciation rights in tandem therewith) are available for grant, except that with respect to the Park Place Special Options, only non-incentive stock options are available for grant.

    ADMINISTRATION.

    The Park Place 1998 Plan is administered by a Committee appointed by the Park Place Board, which will be composed of not less than two directors, each of whom will be an outside director and a non-employee director (the "Committee"). The Committee makes recommendations as to the granting of stock options to key employees of Park Place and its subsidiaries. Subject to orders or resolutions not inconsistent with the provisions of Park Place 1998 Plan issued or adopted from time to time by the Park Place Board, the Committee has the power to administer, construe and interpret the Park Place 1998 Plan and to make rules to implement the provisions thereof.

    SHARES SUBJECT TO THE PARK PLACE 1998 PLAN.

    A maximum of 45,000,000 shares of Park Place Common Stock (subject to adjustment) are subject to the Park Place 1998 Plan. Of that amount, (a) a maximum of 9,000,000 shares of Park Place Common Stock (subject to adjustment) are available for grants of the Park Place Special Options, and the Park Place CEO may not be granted Park Place Special Options covering more than 6,000,000 shares of Park Place Common Stock in the aggregate, and the Park Place Chairman may not be granted Park Place Special Options covering more than 3,000,000 shares of Park Place Common Stock in the aggregate, (b) approximately 14,913,000 shares of Park Place Common Stock will be used for the Adjusted Park Place Options other than Adjusted Park Place Options issued to Mr. Goldberg, and (c) an additional number of shares of Park Place Common Stock will be used for Adjusted Park Place Options issued to Mr. Goldberg (which number is not currently determinable). See "The Transactions--Interests of Certain Persons in the Transactions--Hilton Options" for an example of the number of shares of Park Place Common Stock issuable upon exercise of Mr. Goldberg's options. Except with respect to the Park Place Special Options and Adjusted Park Place Options issued pursuant to the Hilton Option Adjustment, no participant may be granted awards under the Park Place 1998 Plan covering more than 2,000,000 shares of Park Place Common Stock in any calendar year. Adjusted Park Place Options issued pursuant to the Hilton Option Adjustment will not count toward such limit. With respect to the Adjusted Park Place Options, no participant may be granted awards in any calendar year covering in excess of the number of shares of Park Place Common Stock required to make the option adjustment described below with respect to such participant.

    If an option expires or terminates for any reason during the term of the Park Place 1998 Plan and prior to the exercise thereof in full, the shares of Park Place Common Stock subject to, but not delivered under, such option shall be available for options thereafter granted under the Park Place 1998 Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of Park Place, any reorganization, or any partial or complete liquidation of Park Place, the number, exercise price and kind of shares that are subject to outstanding options will be adjusted in such manner and to such extent, if any, as the Committee or the Park Place Board in their absolute discretion may deem appropriate in the circumstances.

    ELIGIBILITY.

    Except with respect to the Park Place Special Options, full-time officers and key employees of Park Place and its subsidiaries (whether or not directors) are eligible to receive options under the Park Place 1998 Plan. In addition, only the Park Place CEO and Park Place Chairman are eligible to receive the Park Place Special Options, and all such Park Place Special Options will be granted, subject to approval by Hilton's stockholders, upon the Hilton Distribution. See "Management of Park Place--Park Place CEO and Chairman Employment Agreements." Except with respect to the Park Place Special Options, directors who are not officers or salaried employees are ineligible to receive options or stock appreciation rights under the Park Place 1998 Plan.

    OPTION PRICE.

    The purchase price of the stock subject to an option granted under the Park Place 1998 Plan shall be determined by the Committee and shall not be less than 100% of the fair market value of such stock at the time the option is granted. With respect to the purchase price of the stock subject to Park Place Special Options, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

    TERM AND EXERCISE OF OPTIONS.

    The term of options granted under the Park Place 1998 Plan shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date of grant thereof and no nonqualified stock option shall be exercisable more than ten years and one day after the date of grant thereof. The term may be reduced with respect to any option and/or stock appreciation right in the event of termination of employment, retirement or death of an optionee. Options granted under the Park Place 1998 Plan shall be exercisable at such times and subject to such conditions as the Committee shall determine. In addition, the Committee may accelerate the exercisability of any option granted under the Park Place 1998 Plan. With respect to the term and exercisability of the Park Place Special Options, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

    Each stock option agreement evidencing options granted under the Park Place 1998 Plan shall contain an explicit reference as to whether any or all of the options granted thereunder are intended to be incentive stock options.

    STOCK APPRECIATION RIGHTS.

    Stock appreciation rights ("SARs") may be granted, in the sole discretion of the Committee, in connection with options granted under the Park Place 1998 Plan. Each SAR relates to the same shares of Park Place Common Stock covered by the companion option (or such lesser number of shares as the Committee may determine) and is subject to the same terms and conditions contained in the option except for such additional limitations as are required by the Park Place 1998 Plan or as may be included by the Committee in SARs granted. Each SAR entitles an optionee to surrender to Park Place the unexercised related option, or any portion thereof, and to receive in exchange cash or shares of Park Place Common Stock, or a combination thereof, as the Committee shall determine, with a value equal to the Fair Market Value (as defined in the Park Place 1998 Plan) on the exercise date of Park Place Common Stock over the option exercise price for the number of shares covered by the option, or portion thereof, which is surrendered. The Park Place 1998 Plan requires the Committee to impose a requirement that an optionee partially exercise an option concurrently with the exercise of the related SAR. Each optionee is required to pay to Park Place any amount Park Place is obligated to withhold for income taxes as a result of the exercise of a stock option or an SAR. SARs are not available with respect to the Park Place Special Options.

    NONTRANSFERABILITY OF STOCK OPTIONS.

    Neither stock options nor stock appreciation rights are transferable otherwise than (i) by will or by the laws of descent and distribution, or (ii) in the case of a non-qualified stock option, pursuant to a qualified domestic relations order, or (iii) in the case of the Park Place Special Options, pursuant to a transfer to certain of the optionee's family members, a trust for the benefit of such family members, certain entities in which such family members hold interests, or certain tax-exempt entities. During the lifetime of an optionee, a stock option and/or stock appreciation right is exercisable only by the optionee.

    DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT.

    If an optionee dies while employed by Park Place or a subsidiary or a disabled optionee dies within six months from the termination of employment, options may thereafter be exercised only to the extent they were exercisable at the time of death and may only be exercised within 12 months from the date of death, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of Park Place or a subsidiary due to disability, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within six months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of Park Place or a subsidiary due to retirement, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within 24 months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment for any reason other than death, disability or retirement, options may thereafter be exercised only to the extent they were exercisable at the time of cessation of employment, and only within three months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment at or after a Change in Control (as defined below) of Park Place, other than by reason of death, disability or retirement, any option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such termination of employment, and (2) the balance of such option's term.

    With respect to the effect of terminations of employment or directorship under the Park Place Special Options, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

    Stock appreciation rights shall terminate and no longer be exercisable upon the termination or exercise of the related stock option.

    CHANGE IN CONTROL CASH-OUT.

    Unless the Committee provides otherwise at the time of grant, during the 60-day period following a Change in Control of Park Place, the optionee shall have the right to surrender all or part of the option, regardless of whether the option is fully exercisable, in exchange for a cash payment by Park Place equal to the excess of the Change in Control Price (as defined in the Park Place 1998
Plan) per share of Park Place Common Stock over the exercise price per share, multiplied by the number of shares which the optionee has elected to cash out; provided, however, under certain circumstances, the Committee may elect to substitute for such cash payment Park Place Common Stock with a Fair Market Value equal to the cash that would otherwise be payable. With respect to the Park Place Special Options, see "Management of Park Place--Park Place CEO and Chairman Employment Agreements."

    CHANGE IN CONTROL PROVISIONS. The Park Place 1998 Plan provides that in the event of a Change in Control of Park Place, all outstanding stock options and stock appreciation rights granted thereunder shall become fully vested and exercisable for the aggregate number of shares covered thereby. "Change in Control" is defined in the Park Place 1998 Plan as the occurrence of any of the following events:

        (i) An acquisition by any individual, entity or group (a "Person") of beneficial ownership of 20% or more of either (1) the then outstanding shares of common stock of Park Place (the "Outstanding Park Place Common Stock") or (2) the combined voting power of the then outstanding voting securities of Park Place entitled to vote generally in the election of directors (the "Outstanding Park Place Voting Securities"); excluding, however, the following: (1) Any acquisition directly from Park Place, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from Park Place, (2) Any acquisition by Park Place, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Park Place or any corporation controlled by Park Place, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1),
    (2) and (3) of (iii) below, or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust or the Conrad N. Hilton Fund; or

        (ii) A change in the composition of the Park Place Board such that the individuals who, as of the effective date of the Park Place 1998 Plan, constitute the Park Place Board (such Park Place Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Park Place Board; PROVIDED, HOWEVER, for purposes of this definition, that any individual who becomes a member of the Park Place Board subsequent to the effective date of the Park Place 1998 Plan, whose election, or nomination for election by Park Place's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Park Place Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Park Place Board shall not be so considered as a member of the Incumbent Board; or

       (iii) The approval by the shareholders of Park Place of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of Park Place ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Park Place Common Stock and Outstanding Park Place Voting Securities immediately prior to such

    Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns Park Place or all or substantially all of Park Place's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Park Place Common Stock and Outstanding Park Place Voting Securities, as the case may be, (2) no Person (other than Park Place, any employee benefit plan (or related trust) of Park Place or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by stockholders of Park Place of a complete liquidation or dissolution of Park Place.

    TERMINATION.

    The term during which options and stock appreciation rights may be granted under the Park Place 1998 Plan expires ten years after the effective date of the Park Place 1998 Plan, unless sooner terminated by the Park Place Board. Such termination has no effect on options or stock appreciation rights then in effect.

    EFFECTIVE DATE.

    Subject to approval by the Hilton stockholders, the Park Place 1998 Plan shall be effective as of July 9, 1998.

    PROVISIONS REGARDING THE HILTON DISTRIBUTION.

    On the Hilton Distribution Date, all outstanding options to purchase Hilton Common Stock under Hilton's stock option plans (each such option, a "Hilton Option"), other than Hilton Options held by Mr. Goldberg, will be adjusted (the "Hilton Option Adjustment") to represent options to purchase an equivalent number of shares of Hilton Common Stock (each adjusted option to purchase shares of Hilton Common Stock, an "Adjusted Hilton Option") and shares of Park Place Common Stock (each adjusted option to purchase shares of Park Place Common Stock, an "Adjusted Park Place Option"). Pursuant to the Hilton Option Adjustment, the intrinsic value of the Hilton Options immediately prior to the Hilton Distribution will be preserved immediately after the Hilton Distribution and the exercise price of the Hilton Options will be allocated between the Adjusted Hilton Options and the Adjusted Park Place Options based upon the relative values of Hilton Common Stock and Park Place Common Stock on the date of the Hilton Distribution, all as determined by Hilton. All outstanding Hilton Options held by Mr. Goldberg under such plans will be adjusted to represent Adjusted Park Place Options. Pursuant to such adjustment, the intrinsic value of Mr. Goldberg's outstanding Hilton Options immediately prior to the Hilton Distribution will be preserved immediately after the Hilton Distribution, and the number of shares subject to and the exercise price of such options will be adjusted based on the relative values of the Hilton Common Stock and the Park Place Common Stock on the date of the Hilton Distribution, all as determined by Hilton.

    Following the date of the Hilton Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Options granted under any of the Hilton 1984 Stock Option and Stock Appreciation Rights Plan, the Hilton 1990 Stock Option and Stock Appreciation Rights Plan, or the Hilton 1996 Stock Incentive Plan will be subject to the terms of the Park Place 1998 Plan and the applicable option agreement, and all Adjusted Hilton Options will be subject to the terms of the applicable Hilton stock option plan, and any applicable option agreement. The aggregate amount of Adjusted Park Place Options is estimated to be 14,913,000 (excluding Adjusted Park Place Options issued to Mr. Goldberg). An additional number of shares of Park Place Common Stock will be used for Adjusted Park Place Options issued to Mr. Goldberg (which number is not currently determinable). For purposes of the Park Place 1998 Plan, with respect to Adjusted Park Place options held by Hilton Individuals (as defined in the Hilton Employee Benefits Agreement) as a result of the Hilton Option Adjustment, references to employment or termination of employment in the Park Place 1998 Plan and in the applicable option agreement shall be deemed to refer to employment by or termination of employment with Hilton and its subsidiaries or affiliates.

    PARK PLACE SPECIAL OPTIONS.

    Under the Park Place 1998 Plan, the Committee has the authority to grant the Park Place Special Options to the Park Place CEO and/or the Park Place Chairman on such terms and conditions as it shall determine in its sole discretion. The terms of Park Place Special Options to be granted to the Park Place CEO are set forth in the Park Place CEO Agreement, and the terms of Park Place Special Options to be granted to the Park Place Chairman are set forth in the Park Place Chairman Agreement. See "Management of Park Place--Park Place CEO and Chairman Employment Agreements." To the extent that certain terms and conditions of the Park Place Special Options are not set forth in such agreements, the terms of the Park Place 1998 Plan shall apply to the Park Place Special Options. Adjusted Park Place Options issued to the Park Place CEO and the Park Place Chairman as a result of Hilton Options held by such individuals are not Park Place Special Options.

    TAX CONSEQUENCES

    The Federal income tax consequences of participation in the Park Place 1998 Plan are complex and subject to change. The following discussion is only a summary of the general rules applicable to remuneration-related options and stock appreciation rights. Participants should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described below will apply.

    INCENTIVE STOCK OPTIONS.

    If an option granted under the Park Place 1998 Plan is treated as an incentive stock option, the optionee will not recognize any income upon either the grant or the exercise of the option and Park Place will not be allowed a deduction for Federal income tax purposes. Upon a sale of the shares, the tax treatment to the optionee and Park Place will depend primarily upon whether the optionee has met certain holding period requirements at the time he or she sells the shares. In addition, as discussed below, the exercise of an incentive stock option may subject the optionee to alternative minimum tax liability.

    If the optionee disposes of the shares either within two years after the date the option is granted or within one year after the transfer of the shares to the optionee, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the shares on the date of exercise minus the purchase price, or (ii) the amount realized on the disposition minus the purchase price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs. The excess, if any, of the amount realized upon disposition over the fair market value at the time of the exercise of the option will be treated as long-term capital gain if the shares have been held for more than one year following the exercise of the option. In the event of a disqualifying disposition, Park Place may withhold income taxes from the optionee's compensation with respect to the ordinary income realized by the optionee as a result of the disqualifying disposition.

    The exercise of an incentive stock option may subject an optionee to alternative minimum tax liability because the excess of the fair market value of the shares at the time an incentive stock option is exercised over the purchase price of the shares is included in income for purposes of the alternative minimum tax. Consequently, an optionee may be obligated to pay alternative minimum tax in the year he or she exercises an incentive stock option.

    In general, there will be no Federal income tax consequences to Park Place upon the grant, exercise or termination of an incentive stock option. However, in the event an optionee sells or disposes of stock received upon the exercise of an incentive stock option in a disqualifying disposition, Park Place will be entitled to a deduction for Federal income tax purposes in an amount equal to the ordinary income, if any, recognized by the optionee upon disposition of the shares.

    NONQUALIFIED STOCK OPTIONS.

    Nonqualified stock options granted under the Park Place 1998 Plan do not qualify as "incentive stock options" and will not qualify for any special tax benefits to the optionee. An optionee generally will not recognize any taxable income at the time he or she is granted a nonqualified option. However, upon exercise, the optionee will recognize ordinary income for Federal and State, if any, income tax purposes measured by the excess of the then fair market value of the shares over the option price. The income realized by the optionee will be subject to income tax withholding.

    The optionee's basis for determination of gain or loss upon the subsequent disposition of shares acquired upon the exercise of a nonqualified stock option will be the amount paid for such shares plus any ordinary income recognized as a result of the exercise of such option. Upon disposition of any shares acquired pursuant to the exercise of a nonqualified stock option, the difference between the sale price and the optionee's basis in the shares will be treated as a capital gain or loss and will be characterized as long-term capital gain or loss if the shares have been held for more than one year at the date of their disposition.

    In general, there will be no Federal income tax consequences to Park Place upon the grant or termination of a nonqualified stock option or a sale or disposition of the shares acquired upon the exercise of a nonqualified stock option. However, upon the exercise of a nonqualified stock option, Park Place will be entitled to a deduction for Federal income tax purposes equal to the amount of ordinary income that an optionee is required to recognize as a result of the exercise.

    TAXATION OF STOCK APPRECIATION RIGHTS.

    No income will be realized by an optionee upon the granting of a stock appreciation right. Upon the exercise of a stock appreciation right, an optionee will recognize income in an amount equal to the fair market value on the exercise date of the Park Place Common Stock or cash, or both, received, less any amount paid by the optionee for such rights, and Park Place will be entitled to a deduction in an equal amount.

    The foregoing does not purport to be a complete description of the Federal income tax aspects of the options. The above discussion is very general in nature and may omit certain information that may affect the tax computations of certain optionees. Optionees should, therefore, consult their tax advisors with respect to any questions they may have regarding the above described matters, as well as any state and local tax consequences.

PROPOSAL THREE: APPROVAL OF THE PARK PLACE ENTERTAINMENT CORPORATION 1998
  INDEPENDENT DIRECTOR STOCK OPTION PLAN

    In connection with the Hilton Distribution, Hilton stockholders are also being asked to consider and vote upon the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan (the "Director Plan"). Certain material features of the Director Plan are summarized below. The following summary is subject to the full statement of the Director Plan, a copy of which is attached as Annex E to this Joint Proxy Statement/Prospectus.

    The affirmative vote of a majority of the shares of Hilton Common Stock represented and entitled to vote at the Hilton Special Meeting is required for approval of Proposal Three. Proxies will be voted for or against Proposal Three in accordance with specifications marked thereon and will be voted in favor of Proposal Three if no specification is made.

    The effectiveness of each of the Hilton Proposals is conditioned upon the approval or ratification, as applicable, of all of the other Hilton Proposals. Accordingly, failure of Hilton stockholders to approve Proposal Three will result in the ineffectiveness of all of the Hilton Proposals, and failure of Hilton stockholders to approve or ratify, as applicable, the other Hilton Proposals will result in the ineffectiveness of Proposal Three.

    THE HILTON BOARD RECOMMENDS THAT HILTON STOCKHOLDERS VOTE FOR PROPOSAL THREE AND EACH OF THE OTHER HILTON PROPOSALS.

    GENERAL

    The Hilton Board adopted the Director Plan in October 1998 subject to approval by Hilton's stockholders. The Director Plan provides for the grant of stock options to purchase shares of Park Place Common Stock to Park Place's Independent Directors (as defined in the Director Plan). The Director Plan will be administered by the full Park Place Board, acting by a majority of its members.

    The purpose of the Director Plan is to provide Park Place's Independent Directors with a plan of stock ownership that will further ensure that the compensation of its Directors is closely aligned with stockholder interests and the performance of Park Place, and to assist Park Place in attracting and retaining well-qualified individuals to serve as Independent Directors. The Hilton Board believes it is in the best interests of Park Place and its stockholders to approve the Director Plan.

                               NEW PLAN BENEFITS
                      PARK PLACE ENTERTAINMENT CORPORATION
                  1998 INDEPENDENT DIRECTOR STOCK OPTION PLAN

    The following table sets forth the number of Park Place Options to be granted to the persons and groups identified below under the Director Plan.

                                                                                                       NUMBER OF UNITS
                                                                                                    (OPTIONS TO PURCHASE
NAME AND POSITION                                                          DOLLAR VALUE($)(1)           COMMON STOCK)
---------------------------------------------------------------------  ---------------------------  ---------------------
Steve Crown..........................................................              --                         6,000(2)
Eric Hilton..........................................................              --                         2,000
Lyle M. Berman.......................................................              --                         2,000
J. Kenneth Looloian..................................................              --                         2,000
Gilbert Shelton......................................................              --                         2,000
Rocco J. Marano......................................................              --                         2,000
Executive Group......................................................              --                        --
Non-Executive Director Group.........................................              --                        16,000
Non-Executive Officer Employee Group.................................              --                        --

------------------------------

(1) The market value of Park Place Common Stock is not determinable and will be based on the trading price of the Park Place Common Stock following the Hilton Distribution and therefore there is no determinable market value for these shares.

(2) Includes 4,000 options previously granted by Hilton that will be adjusted to equal the same number of Park Place Options in the Hilton Distribution.

    Amendments can be made to the Director Plan that can increase the cost of the plan to Park Place.

    PURPOSE.

    The purpose of the Director Plan is to give Park Place a competitive advantage in attracting, retaining and motivating non-employee directors and to provide Park Place and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of Park Place's business and increases in shareholder value. Under the Director Plan, only non-incentive stock options are made available for grant.

    ADMINISTRATION.

    The Director Plan is administered by the full Park Place Board, acting by a majority of its members.

    SHARES SUBJECT TO THE DIRECTOR PLAN.

    Subject to adjustment as set forth in the Director Plan, the total number of shares of Park Place Common Stock reserved and available for grant under the Director Plan is 65,000.

    If an option expires or terminates for any reason during the term of the Director Plan and prior to the exercise thereof in full, the shares of Park Place Common Stock subject to, but not delivered under, such option shall be available for options thereafter granted under the Director Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of Park Place, any reorganization, or any partial or complete liquidation of Park Place, the number, exercise price and kind of shares that are subject to outstanding options will be adjusted in such manner and to such extent, if any, as the Park Place Board in its absolute discretion may deem appropriate in the circumstances.

    ELIGIBILITY.

    Participation in the Director Plan is limited to Independent Directors of Park Place who are not employees or former employees of Park Place or any subsidiary thereof.

    OPTION PRICE.

    The option price per share of Park Place Common Stock will equal 100% of the fair market value of the Park Place Common Stock on the date of grant.

    OPTION GRANTS.

    Each person who is an Independent Director as of the effective date of the Hilton Distribution shall automatically be granted (i) a stock option to purchase 2,000 shares of Park Place Common Stock on such effective date, and
(ii) a stock option to purchase 2,000 shares of Park Place Common Stock on the date of each annual meeting of stockholders of Park Place after such effective date, for so long as such person remains an Independent Director. In addition, during the term of the Director Plan, each person who is initially elected to the Park Place Board after the effective date of the Hilton Distribution and who is an Independent Director at the time of such initial election automatically shall be granted (i) a stock option to purchase 2,000 shares of Park Place Common Stock on the date of such initial election, and (ii) a stock option to purchase 2,000 shares of Park Place Common Stock on the date of each annual meeting of stockholders after such initial election for so long as such person remains an Independent Director; all of the foregoing being subject to stockholder approval of the Director Plan by Hilton stockholders.

    TERM AND EXERCISE OF OPTIONS.

    The term of each stock option shall be ten years from the date of grant, subject to earlier termination in the event that the optionee's service as a director terminates. Each option will be exercisable immediately upon the grant of such option.

    NONTRANSFERABILITY OF STOCK OPTIONS.

    Stock options are not transferable otherwise than by will or by the laws of descent and distribution, or pursuant to a qualified domestic relations order. During the lifetime of an optionee, a stock option and/or stock appreciation right is exercisable only by the optionee.

    DEATH, DISABILITY, RETIREMENT OR TERMINATION OF DIRECTORSHIP.

    If an optionee's directorship terminates by reason of death, options may thereafter be exercised only to the extent they were exercisable at the time of death and may only be exercised within 12 months from the date of death, but in no event after the date of expiration of the option.

    If an optionee's directorship terminates by reason of disability, options may thereafter be exercised only to the extent they were exercisable at the time of such termination of directorship and only within 12 months from the date of such termination of directorship, but in no event after the date of expiration of the option.

    If an optionee's directorship terminates by reason of retirement, options may thereafter be exercised only to the extent they were exercisable at the time of such termination of directorship and only within 24 months from the date of such termination of directorship, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of directorship for any reason other than death, disability or retirement, options may thereafter be exercised only to the extent they were exercisable at the time of such termination of directorship, and only within three months from the date of such termination of directorship, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of directorship at or after a Change in Control of Park Place, other than by reason of death, disability or retirement, any option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such termination of directorship, and (2) the balance of such option's term. The definition of "Change in Control" in the Director Plan is the same as the definition of such term in the Park Place 1998 Plan, except that references in such definition are to the Director Plan, rather than the Park Place 1998 Plan.

    CHANGE IN CONTROL CASH-OUT.

    Unless the Park Place Board provides otherwise at the time of grant, during the 60-day period following a Change in Control of Park Place, the optionee shall have the right to surrender all or part of the option, regardless of whether the option is fully exercisable, in exchange for a cash payment by Park Place equal to the excess of the Change in Control Price (as defined in the Director Plan) per share of Park Place Common Stock over the exercise price per share, multiplied by the number of shares which the optionee has elected to cash out; provided, however, under certain circumstances, the Park Place Board may elect to substitute for such cash payment Park Place Common Stock with a Fair Market Value (as defined in the Director Plan) equal to the cash that would otherwise be payable.

    TERMINATION.

    The term during which options may be granted under the Director Plan expires ten years after the effective date of the Director Plan, unless sooner terminated by the Park Place Board. Such termination has no effect on options or stock appreciation rights then in effect.

    EFFECTIVE DATE.

    Subject to approval by the Hilton stockholders, the Director Plan shall be effective as of the date of the Hilton Distribution.

    PROVISIONS REGARDING THE HILTON DISTRIBUTION.

    Following the date of the Hilton Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Options granted under the Hilton 1997 Independent Director Stock Option Plan will be subject to the terms of the Director Plan and the applicable option agreement, and all Adjusted Hilton Options will be subject to the terms of the applicable Hilton stock option plan, and any applicable option agreement. For purposes of the Director Plan, with respect to Adjusted Park Place Options held by members of the Hilton Board as a result of the Option Adjustment, references to directorship or termination of of directorship in the Director Plan and in the applicable option agreement shall be deemed to refer to directorship or termination of directorship on the Hilton Board.

    TAX CONSEQUENCES.

    The Federal income tax consequences of participation in the Director Plan are complex and subject to change. In general, the summary discussion above with respect to the tax consequences of nonqualified stock options under the Park Place 1998 Plan applies to options granted under the Director Plan. See "--Proposal Two: Approval of the Park Place Entertainment Corporation 1998 Stock Incentive Plan--Tax Consequences." Participants in the Director Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described above will apply.

PROPOSAL FOUR: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE HILTON HOTELS
  CORPORATION 1996 STOCK INCENTIVE PLAN

    In connection with the Hilton Distribution, Hilton stockholders are also being asked to consider and vote upon an amendment and restatement of the Hilton 1996 Stock Incentive Plan (as amended and restated, the "Amended Hilton Plan") and the grant of options thereunder as described below and elsewhere in this Joint Proxy Statement/Prospectus. Certain material features of the Amended Hilton Plan are summarized below. Certain material features of the Hilton Special Options to be issued under the Amended Hilton Plan are summarized under the caption "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests." The following summary is subject to the full statement of the Amended Hilton Plan, a copy of which is attached as Annex F to this Joint Proxy Statement/Prospectus.

    The affirmative vote of a majority of the shares of Hilton Common Stock represented and entitled to vote at the Hilton Special Meeting is required for approval of Proposal Four. Proxies will be voted for or against Proposal Four in accordance with specifications marked thereon and will be voted in favor of Proposal Four if no specification is made.

    The effectiveness of each of the Hilton Proposals is conditioned upon the approval or ratification, as applicable, of all of the other Hilton Proposals. Accordingly, failure of Hilton stockholders to approve Proposal Four will result in the ineffectiveness of all of the Hilton Proposals, and failure of Hilton stockholders to approve or ratify, as applicable, the other Hilton Proposals will result in the ineffectiveness of Proposal Four.

    THE HILTON BOARD RECOMMENDS THAT HILTON STOCKHOLDERS VOTE FOR PROPOSAL FOUR AND EACH OF THE OTHER HILTON PROPOSALS.

    GENERAL

    The Hilton Board adopted the Amended Hilton Plan in October 1998. The Amended Hilton Plan authorizes the grant to officers and key employees of stock options and stock appreciation rights with respect to Hilton Common Stock and the grant of Hilton Special Options to the Chief Executive Officer of Hilton (the "Hilton CEO") in accordance with the terms of the Hilton CEO Agreement. See "Certain Relationships and Related Transactions--Interest of Certain Persons in the Transactions--Hilton Interests." Except with respect to the provisions of the Amended Hilton Plan relating to the Hilton Special Options and the proposed increase in the number of shares of Hilton Common Stock available for issuance thereunder, the terms of the Amended Hilton Plan are substantially similar to the terms of such plan prior to amendment and restatement.

    The purpose of the Amended Hilton Plan is to provide Hilton with a competitive advantage in attracting, retaining and motivating officers and employees and to provide Hilton and its subsidiaries with a stock plan which provides incentives more directly linked to the profitability of Hilton's business and increases in stockholder value. With respect to the Hilton Special Options, the Amended Hilton Plan is also intended to provide an additional incentive for the Hilton CEO to use his best efforts to maximize the performance and success of Hilton.

    In the opinion of the Hilton Board, Hilton and its stockholders will benefit substantially from having certain officers, key employees, and the Hilton CEO acquire shares of Hilton Common Stock pursuant to options granted under the Amended Hilton Plan. Such options and stock appreciation rights, in the opinion of the Hilton Board, will secure the benefits of the incentives resulting from stock ownership by those persons who will largely be responsible for Hilton's growth and success. The Hilton Board believes that it is in the best interests of Hilton's stockholders to approve the Amended Hilton Plan.

    PURPOSE.

    The purpose of the Amended Hilton Plan is to provide additional incentives to officers and key employees and the Hilton CEO through investment in Hilton Common Stock. Under the Amended Hilton Plan, either incentive stock options or non-incentive stock options (with or without stock appreciation rights in tandem therewith) are available for grant, except that with respect to the Hilton Special Options, only non-incentive stock options are available for grant.

    ADMINISTRATION.

    The Amended Hilton Plan is administered by a Committee appointed by the Hilton Board, which will be composed of not less than two directors, each of whom will be an outside director and a non-employee director (the "Committee"). The Committee makes recommendations as to the granting of stock options to key employees of Hilton and its subsidiaries. Subject to orders or resolutions not inconsistent with the provisions of the Amended Hilton Plan issued or adopted from time to time by the Hilton Board, the Committee has the power to administer, construe and interpret the Amended Hilton Plan and to make rules to implement the provisions thereof.

    SHARES SUBJECT TO THE AMENDED HILTON PLAN.

    A maximum of 24,000,000 shares of Hilton Common Stock (subject to adjustment) are subject to the Amended Hilton Plan. Of that amount, 12,000,000 shares were reserved and available for grant under the Amended Hilton Plan prior to this amendment and restatement. Under the Amended Hilton Plan, a maximum of 6,000,000 shares of Hilton Common Stock (subject to adjustment) are available for grants of the Hilton Special Options, and the Hilton CEO may not be granted Hilton Special Options covering more than 6,000,000 shares of Hilton Common Stock in the aggregate. Except with respect to the Hilton Special Options and Adjusted Hilton Options issued pursuant to the Hilton Option Adjustment, no participant may be granted awards under the Amended Hilton Plan covering more than 1,200,000 shares of Hilton Common Stock in any calendar year. Adjusted Hilton Options issued pursuant to the Hilton Option Adjustment will not count toward such limit. With respect to the Adjusted Hilton Options, no participant may be granted awards in any calendar year covering in excess of the number of shares of Hilton Common Stock required to make the option adjustment described below with respect to such participant.

    If an option expires or terminates for any reason during the term of the Amended Hilton Plan and prior to the exercise thereof in full, the shares of Hilton Common Stock subject to, but not delivered under, such option shall be available for options thereafter granted under the Amended Hilton Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of Hilton, any reorganization, or any partial or complete liquidation of Hilton, the number, exercise price and kind of shares that are subject to outstanding options will be adjusted in such manner and to such extent, if any, as the Committee or the Hilton Board in their absolute discretion may deem appropriate in the circumstances.

    ELIGIBILITY.

    Except with respect to the Hilton Special Options, full-time officers and key employees of Hilton and its subsidiaries (whether or not directors) are eligible to receive options under the Amended Hilton Plan. In addition, only the Hilton CEO is eligible to receive the Hilton Special Options, and all such Hilton Special Options will be granted, subject to approval by Hilton's stockholders, upon the Hilton Distribution. See "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions-- Hilton Interests." Directors who are not officers or salaried employees are ineligible to receive options or stock appreciation rights under the Amended Hilton Plan.

    OPTION PRICE.

    The purchase price of the stock subject to an option granted under the Hilton Plan shall be determined by the Committee and shall not be less than 100% of the fair market value of such stock at the time the option is granted. With respect to the purchase price of the stock subject to Hilton Special Options, see "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests."

    TERM AND EXERCISE OF OPTIONS.

    The term of options granted under the Amended Hilton Plan shall be fixed by the Committee, but no incentive stock option shall be exercisable more than ten years after the date of grant thereof and no nonqualified stock option shall be exercisable more than ten years and one day after the date of grant thereof. The term may be reduced with respect to any option and/or stock appreciation right in the event of termination of employment, retirement or death of an optionee. Options granted under the Amended Hilton Plan shall be exercisable at such times and subject to such conditions as the Committee shall determine. In addition, the Committee may accelerate the exercisability of any option granted under the Amended Hilton Plan. With respect to the term and exercisability of the Hilton Special Options, see "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions-- Hilton Interests."

    Each stock option agreement evidencing options granted under the Amended Hilton Plan shall contain an explicit reference as to whether any or all of the options granted thereunder are intended to be incentive stock options.

    STOCK APPRECIATION RIGHTS.

    Stock appreciation rights ("SARs") may be granted, in the sole discretion of the Committee, in connection with options granted under the Amended Hilton Plan. Each SAR relates to the same shares of Hilton Common Stock covered by the companion option (or such lesser number of shares as the Committee may determine) and is subject to the same terms and conditions contained in the option except for such additional limitations as are required by the Amended Hilton Plan or as may be included by the Committee in SARs granted. Each SAR entitles an optionee to surrender to Hilton the unexercised related option, or any portion thereof, and to receive in exchange cash or shares of Hilton Common Stock, or a combination thereof, as the Committee shall determine, with a value equal to the Fair Market Value (as defined in the Amended Hilton Plan) on the exercise date of Hilton Common Stock over the option exercise price for the number of shares covered by the option, or portion thereof, which is surrendered. The Amended Hilton Plan requires the Committee to impose a requirement that an optionee partially exercise an option concurrently with the exercise of the related SAR. Each optionee is required to pay to Hilton any amount Hilton is obligated to withhold for income taxes as a result of the exercise of a stock option or an SAR. SARs are not available with respect to the Hilton Special Options.

    NONTRANSFERABILITY OF STOCK OPTIONS.

    Neither stock options nor stock appreciation rights are transferable otherwise than (i) by will or by the laws of descent and distribution, or (ii) in the case of a non-qualified stock option, pursuant to a qualified domestic relations order, or (iii) in the case of the Hilton Special Options, pursuant to a transfer to certain of the optionee's family members, a trust for the benefit of such family members, certain entities in which such family members hold interests, or certain tax-exempt entities. During the lifetime of an optionee, a stock option and/or stock appreciation right is exercisable only by the optionee.

    DEATH, DISABILITY, RETIREMENT OR TERMINATION OF EMPLOYMENT.

    If an optionee dies while employed by Hilton or a subsidiary or a disabled optionee dies within six months from the termination of employment, options may thereafter be exercised only to the extent they were exercisable at the time of death and may only be exercised within 12 months from the date of death, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of Hilton or a subsidiary due to disability, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within six months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee ceases to be an employee of Hilton or a subsidiary due to retirement, options may thereafter be exercised only to the extent they were exercisable at the time of such cessation of employment and only within 24 months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment for any reason other than death, disability or retirement, options may thereafter be exercised only to the extent they were exercisable at the time of cessation of employment, and only within three months from the date of cessation of employment, but in no event after the date of expiration of the option.

    If an optionee incurs a termination of employment at or after a Change in Control (as defined below) of Hilton, other than by reason of death, disability or retirement, any option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such termination of employment, and (2) the balance of such option's term.

    With respect to the effect of terminations of employment under the Hilton Special Options, see "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions-- Hilton Interests."

    Stock appreciation rights shall terminate and no longer be exercisable upon the termination or exercise of the related stock option.

    CHANGE IN CONTROL CASH-OUT.

    Unless the Committee provides otherwise at the time of grant, during the 60-day period following a Change in Control of Hilton, the optionee shall have the right to surrender all or part of the option, regardless of whether the option is fully exercisable, in exchange for a cash payment by Hilton equal to the excess of the Change in Control Price (as defined in the Amended Hilton Plan) per share of Hilton Common Stock over the exercise price per share, multiplied by the number of shares which the optionee has elected to cash out; provided, however, under certain circumstances, the Committee may elect to substitute for such cash payment Hilton Common Stock with a Fair Market Value equal to the cash that would otherwise be payable. With respect to the Hilton Special Options, see "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests."

    CHANGE IN CONTROL PROVISIONS.

    The Amended Hilton Plan provides that in the event of a Change in Control of Hilton, all outstanding stock options and stock appreciation rights granted thereunder shall become fully vested and exercisable for the aggregate number of shares covered thereby. The definition of "Change in Control" in the Amended Hilton Plan is the same as the definition of such term in the Park Place 1998 Plan, except that, in the Amended Hilton Plan, references in such definition are to Hilton (and its Board, Common Stock and securities) and the Amended Hilton Plan, rather than to Park Place (and its Board, Common Stock and securities) and the Park Place 1998 Plan.

    TERMINATION.

    The term during which options and stock appreciation rights may be granted under the Amended Hilton Plan expires ten years after the effective date of the Amended Hilton Plan, unless sooner terminated by the Hilton Board. Such termination has no effect on options or stock appreciation rights then in effect.

    EFFECTIVE DATE.

    Subject to approval by the Hilton stockholders, the Amended Hilton Plan shall be effective as of July 9, 1998.

    PROVISIONS REGARDING THE HILTON DISTRIBUTION.

    Following the date of the Hilton Option Adjustment, all Adjusted Hilton Options will be subject to the terms of the Amended Hilton Plan or other applicable Hilton stock option plan, and any applicable option agreement, and all Adjusted Park Place Options will be subject to the terms of the Park Place 1998 Plan or the Director Plan, as the case may be, and the applicable option agreement. For purposes of the Amended Hilton Plan, with respect to Adjusted Hilton Options held by Park Place Individuals (as defined in the Hilton Employee Benefits Agreement) as a result of the Hilton Option Adjustment, references to employment or termination of employment in the Amended Hilton Plan and in the applicable option agreement shall be deemed to refer to employment by or termination of employment with Park Place and its subsidiaries or affiliates.

    HILTON SPECIAL OPTIONS.

    Under the Amended Hilton Plan, the Committee has the authority to grant the Hilton Special Options to the Hilton CEO on such terms and conditions as it shall determine in its sole discretion. The terms of Hilton Special Options to be granted to the Hilton CEO are set forth in the Hilton CEO Agreement. See "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests." To the extent that certain terms and conditions of the Hilton Special Options are not set forth in such agreement, the terms of the Amended Hilton Plan shall apply to the Hilton Special Options. Adjusted Hilton Options issued to the Hilton CEO as a result of Hilton Options held by the Hilton CEO are not Hilton Special Options.

    TAX CONSEQUENCES

    The Federal income tax consequences of participation in the Amended Hilton Plan are complex and subject to change. The summary discussion above with respect to the tax consequences of participation in the Park Place 1998 Plan applies to Hilton and to options and stock appreciation rights granted under the Amended Hilton Plan. See "--Proposal Two: Approval of the Park Place Entertainment Corporation 1998 Stock Incentive Plan--Tax Consequences." Participants in the Amended Hilton Plan should consult their own tax advisors since a taxpayer's particular situation may be such that some variation of the rules described above will apply.

PROPOSAL FIVE: RATIFICATION OF THE PARK PLACE BOARD OF DIRECTORS

    In connection with the Hilton Distribution, Hilton stockholders are being asked to consider and vote upon the ratification of the election of ten directors of Park Place, who will be divided into three classes, the initial terms of which will expire in 2000, 2001 and 2002. Certain information with respect to the Park Place Board and the Park Place directors is set forth in "Management of Park Place--Park Place Board of Directors," "--Park Place CEO and Chairman Employment Agreements" and "Certain Relationships and Related Transactions--Interests of Certain Persons in the Transactions--Hilton Interests."

    Each Park Place director will be elected to the Park Place Board prior to the Hilton Distribution and will hold office as a director for the term indicated for such person in "Management of Park Place--Park Place Board of Directors."

    The affirmative vote of a majority of the shares of Hilton Common Stock represented and entitled to vote at the Hilton Special Meeting is required for ratification of Proposal Five. Proxies will be voted for or against Proposal Five in accordance with specifications marked thereon and will be voted in favor of Proposal Five if no specification is made.

    The effectiveness of each of the Hilton Proposals is conditioned upon the approval or ratification, as applicable, of all of the other Hilton Proposals. Accordingly, failure of Hilton stockholders to ratify Proposal Five will result in the ineffectiveness of all of the Hilton Proposals, and failure of Hilton stockholders to approve or ratify, as applicable, the other Hilton Proposals will result in the ineffectiveness of Proposal Five.

    THE HILTON BOARD RECOMMENDS THAT HILTON STOCKHOLDERS VOTE FOR PROPOSAL FIVE AND EACH OF THE OTHER HILTON PROPOSALS.

                              THE GRAND PROPOSALS

PROPOSAL ONE: RATIFICATION OF THE GRAND DISTRIBUTION

    At the Grand Special Meeting, Grand shareholders are being asked to consider and vote upon the ratification of the Grand Distribution, in the form of a special dividend to the holders of the outstanding shares of Grand Common Stock, on a one-for-four basis, of all the outstanding shares of Lakes Common Stock (the "Grand Distribution Proposal"). See "Background and Reasons--Reasons for Recommendation of the Grand Board" and "The Transactions."

    The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Grand Common Stock present and entitled to vote on the ratification of the Grand Distribution Proposal or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required for ratification of Proposal One. Proxies will be voted for or against Proposal One in accordance with specifications marked thereon and will be voted in favor of Proposal One if no specification is made.

    The effectiveness of Proposal One is conditioned upon the approval of Proposal Two. Accordingly, failure of Grand shareholders to ratify Proposal One will result in the ineffectiveness of both Proposal Two and Proposal One.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR PROPOSAL ONE AND EACH OF THE OTHER GRAND PROPOSALS.

PROPOSAL TWO: APPROVAL OF THE MERGER

    At the Grand Special Meeting, Grand Shareholders are being asked to consider and vote upon approval and adoption of the Merger. Pursuant to the Merger Agreement and upon consummation of the Grand Distribution, Gaming Acquisition Corporation will merge with and into Grand and each share of Grand Common Stock outstanding immediately prior to the effective time of the Merger will be converted into Park Place Common Stock pursuant to the formula described in the Merger Agreement.

    The affirmative vote of the holders of a majority of the outstanding shares of Grand Common Stock outstanding on the Grand Record Date is required for the approval of Proposal Two. Proxies will be voted for or against the approval and adoption of Proposal Two in accordance with specifications marked thereon and will be voted in favor of the approval and adoption of Proposal Two if no specification is made.

    The effectiveness of Proposal Two is conditioned upon the ratification of Proposal One. Accordingly, failure of Grand shareholders to approve Proposal Two will result in the ineffectiveness of both Proposal One and Proposal Two.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR PROPOSAL TWO AND EACH OF THE OTHER GRAND PROPOSALS.

PROPOSAL THREE: APPROVAL OF THE LAKES GAMING, INC. 1998 STOCK OPTION AND
  COMPENSATION PLAN

    In connection with the Grand Distribution, Grand shareholders are being asked to consider and vote upon the Lakes Option Plan. Certain of the material features of the Lakes Option Plan are summarized below. The following summary is subject to the full statement and description of the Lakes Option Plan, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex G.

    The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Grand Common Stock present and entitled to vote on the approval of the Lakes Option Plan or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required for the approval of the Lakes Option Plan. Proxies will be voted for or against Proposal Three in accordance with specifications marked thereon and will be voted in favor of the approval of Proposal Three if no specification is made.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR PROPOSAL THREE AND EACH OF THE OTHER GRAND PROPOSALS.

GENERAL

    The purpose of the Lakes Option Plan is to increase shareholder value and to advance the interests of Lakes by furnishing a variety of economic incentives ("Incentives") designed to attract, retain and motivate employees of Lakes.

    The Lakes Option Plan provides that a committee (the "Committee") composed of at least two members of the board of directors of Lakes who have not received Incentives under the Lakes Option Plan or any other plan of Lakes for at least one year may grant Incentives to employees in the following forms: (a) stock options; (b) stock appreciation rights; (c) stock awards; (d) restricted stock;
(e) performance shares; and (f) cash awards. Incentives may be granted only to employees of Lakes (including officers and directors of Lakes, but excluding directors of Lakes who are not also employees of or consultants to Lakes) selected from time to time by the Committee.

    The number of shares of Lakes Common Stock which may be issued under the Lakes Option Plan if this proposal is approved may not exceed 1,500,000 shares, subject to adjustment in the event of a merger, recapitalization or other corporate restructuring. This represents approximately 14.2% of the outstanding shares of Lakes Common Stock pro forma for the Grand Distribution as of September 15, 1998.

STOCK OPTIONS

    Under the Lakes Option Plan, the Committee may grant non-qualified and incentive stock options to eligible employees to purchase shares of Common Stock from Lakes. The Lakes Option Plan confers on the Committee discretion, with respect to any such stock option, to determine the number and purchase price of the shares subject to the option, the term of each option and the time or times during its term when the option becomes exercisable. The purchase price for incentive stock options may not be less than the fair market value of the shares subject to the option on the date of grant. The number of shares subject to an option will be reduced proportionately to the extent that the optionee exercises a related Stock Appreciation Right ("SAR"). The term of a non-qualified option may not exceed 10 years and one day from the date of grant and the term of an incentive stock option may not exceed 10 years from the date of grant. Any option shall become immediately exercisable in the event of specified changes in corporate ownership or control. The Committee may accelerate the exercisability of any option or may determine to cancel stock options in order to make a participant eligible for the grant of an option at a lower price. The Committee may approve the purchase by Lakes of an unexercised stock option for the difference between the exercise price and the fair market value of the shares covered by such option.

    The option price may be paid in cash, check, bank draft or by delivery of shares of Common Stock valued at their fair market value at the time of exercise or by withholding from the shares issuable upon exercise of the option shares of Common Stock valued at their fair market value or as otherwise authorized by the Committee.

    In the event that an optionee ceases to be an employee of Lakes for any reason, including death, any stock option or unexercised portion thereof which was otherwise exercisable on the date of termination of employment shall expire at the time or times established by the Committee.

STOCK APPRECIATION RIGHTS

    A stock appreciation right or SAR is a right to receive, without payment to Lakes, a number of shares, cash or any combination thereof, the amount of which is determined pursuant to the formula described below. An SAR may be granted with respect to any stock option granted under the Lakes Option Plan, or alone, without reference to any stock option. An SAR granted with respect to any stock option may be granted concurrently with the grant of such option or at such later time as determined by the Committee and as to all or any portion of the shares subject to the option.

    The Lakes Option Plan confers on the Committee discretion to determine the number of shares as to which an SAR will relate as well as the duration and exercisability of an SAR. In the case of an SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains will be reduced in the same proportion that the holder exercises the related option. The term of an SAR may not exceed ten years and one day from the date of grant. Unless otherwise provided by the Committee, an SAR will be exercisable for the same time period as the stock option to which it relates is exercisable. Any SAR shall become immediately exercisable in the event of specified changes in corporate ownership or control. The Committee may accelerate the exercisability of any SAR.

    Upon exercise of an SAR, the holder is entitled to receive an amount which is equal to the aggregate amount of the appreciation in the shares of Common Stock as to which the SAR is exercised. For this purpose, the "appreciation" in the shares consists of the amount by which the fair market value of the shares of Common Stock on the exercise date exceeds (a) in the case of an SAR related to a stock option, the exercise price of the shares under the option or (b) in the case of an SAR granted alone, without reference to a related stock option, an amount determined by the Committee at the time of grant. The Committee may pay the amount of this appreciation to the holder of the SAR by the delivery of Common Stock, cash, or any combination of Common Stock and cash.

RESTRICTED STOCK

    Restricted stock consists of the sale or transfer by Lakes to an eligible employee of one or more shares of Common Stock which are subject to restrictions on their sale or other transfer by the employee. The price at which restricted stock will be sold will be determined by the Committee, and it may vary from time to time and among employees and may be less than the fair market value of the shares at the date of sale. All shares of restricted stock will be subject to such restrictions as the Committee may determine. Subject to these restrictions and the other requirements of the Lakes Option Plan, a participant receiving restricted stock shall have all of the rights of a shareholder as to those shares.

STOCK AWARDS

    Stock awards consist of the transfer by Lakes to an eligible employee of shares of Common Stock, without payment, as additional compensation for services to Lakes. The number of shares transferred pursuant to any stock award will be determined by the Committee.

PERFORMANCE SHARES

    Performance shares consist of the grant by Lakes to an eligible employee of a contingent right to receive cash or payment of shares of Common Stock. The performance shares shall be paid in shares of Common Stock to the extent performance objectives set forth in the grant are achieved. The number of shares granted and the performance criteria will be determined by the Committee.

CASH AWARDS

    A cash award consists of a monetary payment made by Lakes to an eligible employee as additional compensation for his services to Lakes. Payment may depend on the achievement of specified performance objectives. The amount of any monetary payment constituting a cash award shall be determined by the Committee.

NON-TRANSFERABILITY OF MOST INCENTIVES

    No stock option, SAR, performance share or restricted stock granted under the Lakes Option Plan will be transferable by its holder, except in the event of the holder's death, by will or the laws of descent and distribution. During an employee's lifetime, an Incentive may be exercised only by him or her or by his or her guardian or legal representative.

AMENDMENT OF THE LAKES OPTION PLAN

    The Lakes Board may amend or discontinue the Lakes Option Plan at any time. However, no such amendment or discontinuance may, subject to adjustment in the event of a merger, recapitalization, or other corporate restructuring, (a) change or impair, without the consent of the recipient thereof, an Incentive previously granted, (b) materially increase the maximum number of shares of Lakes Common Stock which may be issued to all employees under the Lakes Option Plan, (c) materially change or expand the types of Incentives that may be granted under the Lakes Option Plan, (d) materially modify the requirements as to eligibility for participation in the Lakes Option Plan, or (e) materially increase the benefits accruing to participants. Certain Lakes Option Plan amendments require shareholder approval, including amendments which would materially increase benefits accruing to participants, increase the number of securities issuable under the Lakes Option Plan, or change the requirements for eligibility under the Lakes Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

    The following discussion sets forth certain United States income tax considerations in connection with any Incentives granted under the Lakes Option Plan. These tax considerations are stated in general terms and are based on the Code and judicial and administrative interpretations thereof. This discussion does not address state or local tax considerations with respect to the receipt, exercise or ownership of such Incentives. Moreover, the tax considerations relevant to receipt, exercise or ownership of such Incentives Common Stock may vary depending on a holder's particular status.

    Under existing Federal income tax provisions, an employee who receives a stock option or performance shares or an SAR under the Lakes Option Plan or who purchases or receives shares of restricted stock under the Lakes Option Plan which are subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Code) will not normally realize any income, nor will Lakes normally receive any deduction for federal income tax purposes in the year such Incentive is granted. An employee who receives a stock award under the Lakes Option Plan consisting of shares of Common Stock will realize ordinary income in the year of the award in an amount equal to the fair market value of the shares of Common Stock covered by the award on the date it is made, and Lakes will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income. An employee who receives a cash award will realize ordinary income in the year the award is paid equal to the amount thereof, and the amount of the cash will be deductible by Lakes.

    When a non-qualified stock option granted pursuant to the Lakes Option Plan is exercised, the employee will realize ordinary income measured by the difference between the aggregate purchase price of the shares of Common Stock as to which the option is exercised and the aggregate fair market value of shares of the Common Stock on the exercise date, and Lakes will be entitled to a deduction in the year the option is exercised equal to the amount the employee is required to treat as ordinary income.

    Options which qualify as incentive stock options are entitled to special tax treatment. Under existing federal income tax law, if shares purchased pursuant to the exercise of such an option are not disposed of by the optionee within two years from the date of granting of the option or within one year after the transfer of the shares to the optionee, whichever is longer, then (i) no income will be recognized to the optionee upon the exercise of the option; (ii) any gain or loss will be recognized to the optionee only upon ultimate disposition of the shares and, assuming the shares constitute capital assets in the optionee's hands, will be treated as long-term capital gain or loss; (iii) the optionee's basis in the shares purchased will be equal to the amount of cash paid for such shares; and (iv) Lakes will not be entitled to a federal income tax deduction in connection with the exercise of the option. Lakes understands that the difference between the option price and the fair market value of the shares acquired upon exercise of an incentive stock option will be treated as an "item of tax preference" for purposes of the alternative minimum tax. In addition, incentive stock options exercised more than three months after retirement are treated as non-qualified options.

    Lakes further understands that if the optionee disposes of the shares acquired by exercise of an incentive stock option before the expiration of the holding period described above, the optionee must treat as ordinary income in the year of that disposition an amount equal to the difference between the optionee's basis in the shares and the lesser of the fair market value of the shares on the date of exercise or the selling price. In addition, Lakes will be entitled to a deduction equal to the amount the employee is required to treat as ordinary income.

    If the exercise price of an option is paid by surrender of previously owned shares, the basis of the shares received in replacement of the previously owned shares is carried over. If the option is a non-qualified option, the gain recognized on exercise is added to the basis. If the option is an incentive stock option, the optionee will recognize gain if the shares surrendered were acquired through the exercise of an incentive stock option and have not been held for the applicable holding period. This gain will be added to the basis of the shares received in replacement of the previously owned shares.

    When a stock appreciation right granted pursuant to the Lakes Option Plan is exercised, the employee will realize ordinary income in the year the right is exercised equal to the value of the appreciation which he is entitled to receive pursuant to the formula described above, and Lakes will be entitled to a deduction in the same year and in the same amount.

    An employee who receives restricted stock or performance shares subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Code) will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of Common Stock on the date such restrictions lapse (or any earlier date on which the shares are disposed of) exceeds their purchase price, if any. An employee may elect, however, to include in income in the year of purchase or grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of purchase or grant over its purchase price. Lakes will be entitled to a deduction for compensation paid in the same year and in the same amount as income is realized by the employee.

    The foregoing does not purport to be a complete description of the Federal income tax aspects or consequences of the Incentives. The above discussion is very general in nature and may omit certain information that may affect the tax computations of certain persons receiving such Incentives. Such persons should, therefore, consult their tax advisors with respect to any questions they may have regarding the above described matters, as well as any state and local tax consequences.

                             1998 NEW PLAN BENEFITS

    The following table sets forth the benefits or amounts which would have been received by or allocated to each of the persons and groups set forth below if the Lakes Option Plan had been in effect during fiscal 1997 based upon historical option grants under the Grand option plans, after giving effect to the 1-for-4 distribution ratio in the Grand Distribution and assuming conversion of each Grand Option into one Lakes Option.

                                                                                 LAKES 1998 STOCK OPTION AND
                                                                                      COMPENSATION PLAN
                                                                            --------------------------------------
                                                                                                 NUMBER OF UNITS
                                                                                                   (OPTIONS TO
                                                                                 DOLLAR        PURCHASE SHARES OF
                            NAME AND POSITION                                  VALUE($)(1)        COMMON STOCK)
--------------------------------------------------------------------------  -----------------  -------------------
1.  Lyle Berman                                                                    --                  --
      Chairman & Chief Executive Officer
2.  Thomas J. Brosig                                                               --
      President
3.  Timothy J. Cope                                                                --                  18,750
      Executive Vice President, Chief Financial Officer and Secretary
4.  Joseph Galvin                                                                  --                  21,750
      Executive Vice President, Chief Administrative Officer and Assistant
        Secretary
5.  Executive Officer Group                                                                            40,500
6.  Non-Executive Director Group                                                   --                  --
7.  Non-Executive Officer Employee Group(2)                                        --                  --

------------------------

(1) There currently is no public market for the shares of Lakes Common Stock and as such, there is no determinable market value for these shares.

(2) As of the date of this filing, the employees of Lakes have not been finally determined other than with respect to the executive officers identified above. Although it is currently anticipated that Lakes will have approximately 30 employees, until that group is definitively identified, the number of options granted to that group in fiscal year 1997 is not determinable.

PROPOSAL FOUR: APPROVAL OF THE LAKES GAMING, INC. 1998 DIRECTOR STOCK OPTION
  PLAN

    In connection with the Grand Distribution, Grand shareholders are being asked to consider and vote upon the Lakes Director Plan. Certain of the material features of the Lakes Director Plan are summarized below. The following summary is subject to the full statement and description of the Lakes Director Plan, a copy of which is attached to this Joint Proxy Statement/Prospectus as Annex H.

    The affirmative vote of the holders of the greater of (a) a majority of the outstanding shares of Grand Common Stock present and entitled to vote on the approval of the Lakes Director Plan or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting, is required for the approval of the Lakes Director Plan. Proxies will be voted for or against Proposal Four in accordance with specifications marked thereon and will be voted in favor of the approval of Proposal Four if no specification is made.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR PROPOSAL FOUR AND EACH OF THE OTHER GRAND PROPOSALS.

GENERAL

    The Lakes Board of Directors has adopted, subject to shareholder approval, the Lakes Director Plan. The Board of Directors believes that the grant of stock options is a desirable and useful means to strengthen further the non-employee directors' linkage with Lakes shareholder interests.

    The Lakes Director Plan provides that each director who is not an employee of Lakes or one of its subsidiaries (a "Non-Employee Director") in office at the time of the Lakes Director Plan's initial adoption by the Board, and each subsequent Non-Employee Director at the time of his or her initial election to the Board will receive a non-qualified stock option to purchase up to 12,500 shares of Lakes Common Stock at an option exercise price equal to 100% of the fair market value of the shares on such grant date. The Lakes Director Plan provides that the number of shares subject to stock options by Non-Employee Directors be initially set at 200,000 shares. Each option under the Lakes Director Plan will have a ten-year term and will generally become exercisable in five equal installments commencing on the first anniversary of the grant date.

    In addition to the initial option grant, non-employee directors and former non-employee directors may be granted, at the discretion of the Lakes Board, additional options to purchase shares of Lakes Common Stock. Such options shall contain such terms and provisions as the Board determines at the time of each grant. Provided, however that the option price shall be the Fair Market Value (as defined in the Lakes Director Plan) on the date the option is granted.

    Lakes will receive no consideration upon the grant of options under the Lakes Director Plan. The exercise price of an option must be paid in full upon exercise. Payment may be made in cash, check or, in whole or in part, in the Common Stock of Lakes already owned by the person exercising the option, valued at fair market value.

    Under current law, the federal income tax consequences to Non-Employee Directors and Lakes under the proposed Lakes Director Plan should generally be as follows: A director to whom a non-qualified stock option is granted will not recognize income at the time of grant of such option. When a director exercises the stock option, the director will recognize ordinary compensation income equal to the difference, if any, between the exercise price paid and the fair market value, as of the date of option exercise, of the shares the director receives. The tax basis of such shares to the director will equal the exercise price paid plus the amount includable in the director's gross income as compensation, and the director's holding period for such shares will commence on the day on which the director recognizes taxable income in respect of such shares. Subject to applicable provisions of the Code, Lakes will generally be entitled to a federal income tax deduction in respect of non-qualified stock options in an amount equal to the ordinary compensation income recognized by the director as described above.

    The discussion set forth above does not purport to be a complete analysis of the potential tax consequences relevant to recipients of options or to Lakes or to describe tax consequences based on particular circumstances. It is based on federal income tax law and interpretational authorities as of the date of this Joint Proxy Statement/Prospectus, which are subject to change at any time.

    The total number of shares of Common Stock that may be subject to options issued pursuant to the Lakes Director Plan is 200,000. The number and the terms of outstanding options are subject to automatic adjustment in the event of reorganization, merger, consolidation, recapitalization, stock splits, combination or exchange of shares, stock dividends or other similar events. The Lakes Director Plan will have a ten-year term and will be administered by the Lakes Board of Directors.

    The Lakes Director Plan may be amended at any time, and from time to time, by the Lakes Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and in no event shall the Lakes Director Plan be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act or the rules thereunder. No amendment of the Lakes Director

Plan shall materially affect any right of any participant with respect to any option theretofore granted without such optionee's or participant's written consent.

                             1998 NEW PLAN BENEFITS

    The following table sets forth the benefits or amounts that will be received by or allocated to each of the persons and groups set forth below under the Lakes 1998 Director Stock Option Plan.

                                                                          LAKES 1998 DIRECTOR STOCK OPTION AND
                                                                                          PLAN
                                                                          -------------------------------------
                                                                                              NUMBER OF UNITS
                                                                                                (OPTIONS TO
                                                                               DOLLAR       PURCHASE SHARES OF
                           NAME AND POSITION                                VALUE($)(1)        COMMON STOCK)
------------------------------------------------------------------------  ----------------  -------------------
1.  Non-Executive Director Group (2)                                             --                 62,500

------------------------

(1) There currently is no public market for the shares of Lakes Common Stock and as such, there is no determinable market value for these shares.

(2) The only group of individuals eligible to receive option grants to purchase shares of Lakes Common Stock pursuant to the Lakes Director Plan are the non-employee directors of Lakes. There are, currently, expected to be five
    (5) non-employee directors of Lakes.

PROPOSAL FIVE: RATIFICATION OF THE LAKES BOARD OF DIRECTORS

    In connection with the Grand Distribution, Grand shareholders are being asked to consider and vote upon the ratification of the election by Grand, as the sole shareholder of Lakes, of eight directors of Lakes. Certain information with respect to the Lakes Board and the Lakes directors is set forth in "Management of Lakes-- Lakes Board of Directors" and "Certain Relationships and Related Transactions--Interest of Certain Persons in the Transactions--Lakes Interests."

    Each Lakes director will be elected to the Lakes Board by Grand prior to the Grand Distribution and will hold office as a director for the term indicated in "Management of Lakes--Lakes Board of Directors."

    The affirmative vote of the holders of the greater of (a) majority of the outstanding shares of Grand Common Stock present and entitled to vote on the election of directors of (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business is required for the ratification of the election of the Lakes Board of Directors. Proxies will be voted for or against the ratification of Proposal Five in accordance with specifications marked thereon and will be voted in favor of Proposal Five if no specification is made.

    THE GRAND BOARD RECOMMENDS THAT GRAND SHAREHOLDERS VOTE FOR PROPOSAL FIVE AND EACH OF THE OTHER GRAND PROPOSALS.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

    If the Transactions are consummated, Park Place will convene its first annual meeting of stockholders in 2000 and will publicly announce the date of such meeting once it has been set. Under the rules of the SEC relating to when a company must include a stockholder's proposal in its proxy statement, stockholder proposals intended to be included in the Park Place 2000 Proxy Statement must be received at Park Place's principal executive offices no later than the 10th day following the date on which Park Place publicly announces the date of such meeting. Additionally, under the provisions of the Park Place By-laws relating to nominations of persons for election to the Park Place Board and the proposal of business, stockholder nominations and proposals eligible to be considered at the Park Place 2000 meeting must be received at Park Place's principal executive offices no later than the 10th day following the date on which Park Place publicly announces the date of such meeting.

    If the Transactions are consummated, Lakes will convene an annual meeting of shareholders currently expected to be held in May 2000. Stockholder proposals intended to be included in the Proxy Statement for the 2000 Lakes Annual Meeting must have been received at Lakes' principal executive offices no later than November 27, 1999 in order to be considered for inclusion in the Lakes' 2000 Proxy Statement.

    In the event the Transactions are not consummated, the only stockholder proposals eligible to be considered for inclusion in the proxy materials for the next annual meetings of Hilton and Grand under the aforementioned rules of the SEC will be those which were duly submitted to the Secretary of Hilton or Grand, as the case may be, by December 2, 1998 and November 27, 1998, respectively. Additionally, in such event, the only stockholder nominations or proposals eligible to be considered at such meeting under Hilton's By-laws will be those which were duly submitted to the Secretary of Hilton by March 7, 1999.

                                 LEGAL MATTERS

    The validity of the shares of Park Place Common Stock to be issued in connection with the Merger will be passed upon by Latham & Watkins, Los Angeles, California.

    Latham & Watkins, Los Angeles, California, counsel for Park Place, has passed and will pass on certain federal income tax consequences of the Merger for Park Place and the stockholders of Park Place, and Maslon Edelman Borman & Brand, LLP, counsel for Grand, has passed and will pass on certain federal income tax consequences of the Merger for Grand and the shareholders of Grand.

                                    EXPERTS

    The audited financial statements and schedules of Hilton Hotels Corporation and Park Place Entertainment Corporation included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority as said firm as experts in giving said reports.

    The audited financial statements of Grand Casinos, Inc., and Lakes Gaming, Inc. included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                 OTHER MATTERS

    As of the date of this Joint Proxy Statement/Prospectus, the Hilton Board and the Grand Board know of no matters that will be presented for consideration at the Hilton Special Meeting or the Grand Special Meeting other than as described in this Joint Proxy Statement/Prospectus. If any other matters shall properly come before either stockholder meeting or any adjournments or postponements thereof and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the respective managements of Hilton and Grand.

                      WHERE YOU CAN FIND MORE INFORMATION

    Hilton and Grand are subject to the Exchange Act and file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov." You can also access information regarding Hilton and Grand at their respective web sites, "http://www.hilton.com" and "http://www.grandcasinos.com." You may inspect information Hilton and Grand file with the NYSE at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    Park Place filed a Registration Statement on Form S-4 to register with the SEC the Park Place Common Stock to be issued to stockholders of Grand in the Merger. This Joint Proxy Statement/Prospectus is a part of that Registration Statement and constitutes a prospectus of Park Place in addition to being a proxy statement of Hilton and Grand for the Special Meetings. As allowed by SEC rules, this Joint Proxy Statement/Prospectus does not contain all the information you can find in the Registration Statement or the exhibits to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The SEC allows us to "incorporate by reference" information into this Joint Proxy Statement/ Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/ Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

HILTON SEC FILINGS (FILE NO. 1-3427)           PERIOD

Annual Report on Form 10-K, as amended         Year ended December 31, 1997
Quarterly Reports on Form 10-Q                 Quarters ended March 30 and June 30, 1998
Current Reports on Form 8-K                    Filed on March 13, March 24, April 2, April
                                               23, July 1, July 10, July 22, August 21,
                                               September 14, and October 21, 1998

GRAND SEC FILINGS (FILE NO. 0-19565)           PERIOD

Annual Report on Form 10-K, as amended         Year ended December 28, 1997
Quarterly Reports on Form 10-Q                 Quarters ended March 29 and June 28, 1998
Current Reports on Form 8-K                    Filed on July 2, July 23, and October 21,
                                               1998

    We are also incorporating by reference additional documents that we may file with the SEC between the date of this Joint Proxy Statement/Prospectus and the dates of the Special Meetings.

    Hilton has supplied all information contained or incorporated by reference in this Joint Proxy Statement/ Prospectus relating to Hilton and Park Place and Grand has supplied all such information relating to Grand and Lakes. If you are a holder of Hilton or Grand Common Stock, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this Joint Proxy Statement/Prospectus. Holders of Hilton and Grand Common Stock may obtain documents incorporated by reference in this Joint Proxy Statement/ Prospectus by requesting them in writing or by telephone from the appropriate party at the following addresses:

Hilton Hotels Corporation              Grand Casinos, Inc.
Attention: Secretary                   Attention: Secretary
9336 Civic Center Drive                130 Cheshire Lane
Beverly Hills, California 90210        Minnetonka, Minnesota 55305
Telephone: (310) 278-4321              Telephone: (612) 449-9092
Telecopy: (310) 205-7694               Telecopy: (612) 449-9353

    If you would like to request documents from us, please do so by November 17, 1998 to receive them before the Special Meetings.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE TRANSACTIONS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED OCTOBER 23, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN OCTOBER 23, 1998, AND NEITHER THE MAILING OF THE JOINT PROXY STATEMENT/PROSPECTUS TO HOLDERS OF HILTON COMMON STOCK OR GRAND COMMON STOCK NOR THE ISSUANCE OF PARK PLACE COMMON STOCK OR LAKES COMMON STOCK IN THE TRANSACTIONS SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

PARK PLACE ENTERTAINMENT CORPORATION
Report of Independent Public Accountants..............................   F-2
Consolidated Statements of Income for the Years Ended December 31,
  1997, 1996 and 1995.................................................   F-3
Consolidated Statements of Income for the Six Months Ended June 30,
  1998 and 1997 (unaudited)...........................................   F-4
Consolidated Balance Sheets as of June 30, 1998 (unaudited), December
  31, 1997 and 1996...................................................   F-5
Consolidated Statements of Cash Flow for the Years Ended December 31,
  1997, 1996 and 1995.................................................   F-6
Consolidated Statements of Cash Flow for the Six Months Ended June 30,
  1998 and 1997 (unaudited)...........................................   F-7
Notes to Consolidated Financial Statements............................   F-8

LAKES GAMING, INC.
Report of Independent Public Accountants..............................  F-18
Combined Statements of Earnings for the Six Months ended June 28, 1998
  (unaudited) and June 29, 1997 (unaudited) and for the Years Ended
  1997, 1996 and 1995.................................................  F-19
Combined Balance Sheets as of June 28, 1998 (unaudited), December 28,
  1997 and December 29, 1996..........................................  F-20
Combined Statements of Division Equity for the Six Months Ended June
  28, 1998 (unaudited) and for the Years Ended 1997, 1996 and 1995....  F-21
Combined Statements of Cash Flows for the Six Months Ended June 28,
  1998 (unaudited) and June 29, 1997 (unaudited) and for the Years
  Ended 1997, 1996 and 1995...........................................  F-22
Notes to Combined Financial Statements................................  F-24

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders of Hilton Hotels Corporation:

    We have audited the accompanying consolidated balance sheets of Park Place Entertainment Corporation (Park Place) and subsidiaries (presented on the basis as described in Notes to Consolidated Financial Statements) as of December 31, 1997 and 1996, and the related consolidated statements of income and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Park Place's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statement referred to above present fairly, in all material respects, the financial position of Park Place and subsidiaries as of December 31, 1997 and 1996 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Los Angeles, California
August 7, 1998

                      PARK PLACE ENTERTAINMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                         1997       1996       1995
                                                                                       ---------  ---------  ---------
Revenue
  Casino.............................................................................  $   1,832  $     857  $     791
  Rooms..............................................................................        325        261        238
  Food and beverage..................................................................        267        196        170
  Other products and services........................................................        148        101         85
                                                                                       ---------  ---------  ---------
                                                                                           2,572      1,415      1,284
                                                                                       ---------  ---------  ---------
Expenses
  Casino.............................................................................      1,000        466        400
  Rooms..............................................................................        115         88         83
  Food and beverage..................................................................        231        167        150
  Other expenses.....................................................................      1,010        593        478
  Corporate, net.....................................................................         15          9          8
                                                                                       ---------  ---------  ---------
                                                                                           2,371      1,323      1,119
                                                                                       ---------  ---------  ---------
Operating Income.....................................................................        201         92        165
  Interest and dividend income.......................................................         25         12          7
  Interest expense...................................................................        (82)       (36)       (39)
  Interest expense, net, from equity investments.....................................        (10)        (5)        (2)
                                                                                       ---------  ---------  ---------
Income Before Income Taxes and Minority Interest.....................................        134         63        131
  Provision for income taxes.........................................................        (63)       (27)       (46)
  Minority interest, net.............................................................         (4)    --         --
                                                                                       ---------  ---------  ---------
Income Before Extraordinary Item.....................................................         67         36         85
Extraordinary loss on extinguishment of debt
  net of tax benefit of $52..........................................................     --            (74)    --
                                                                                       ---------  ---------  ---------
Net Income (Loss)....................................................................  $      67  $     (38) $      85
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Basic Earnings Per Share--Pro Forma
  Income before extraordinary item...................................................  $     .25  $     .18  $     .44
  Extraordinary loss.................................................................     --           (.37)    --
                                                                                       ---------  ---------  ---------
  Net income (loss) per share........................................................  $     .25       (.19) $     .44
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Diluted Earnings Per Share--Pro Forma
  Income before extraordinary item...................................................  $     .25  $     .18  $     .44
  Extraordinary loss.................................................................     --           (.37)    --
                                                                                       ---------  ---------  ---------
  Net income (loss) per share........................................................  $     .25  $    (.19) $     .44
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
Weighted Average Common and Equivalent Shares--Pro Forma
  Basic..............................................................................        263        198        193
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------
  Diluted............................................................................        266        199        195
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                                   1998       1997
                                                                                                 ---------  ---------
Revenue
  Casino.......................................................................................  $     975  $     898
  Rooms........................................................................................        165        165
  Food and beverage............................................................................        138        129
  Other products and services..................................................................         77         76
                                                                                                 ---------  ---------
                                                                                                     1,355      1,268
                                                                                                 ---------  ---------
Expenses
  Casino.......................................................................................        521        484
  Rooms........................................................................................         57         57
  Food and beverage............................................................................        121        111
  Other expenses...............................................................................        465        452
  Corporate, net...............................................................................          4         11
                                                                                                 ---------  ---------
                                                                                                     1,168      1,115
                                                                                                 ---------  ---------
Operating Income...............................................................................        187        153
  Interest and dividend income.................................................................         14         10
  Interest expense.............................................................................        (43)       (46)
  Interest expense, net, from equity investments...............................................         (6)        (5)
                                                                                                 ---------  ---------
Income Before Income Taxes and Minority Interest...............................................        152        112
  Provision for income taxes...................................................................        (70)       (46)
  Minority interest, net.......................................................................         (2)        (3)
                                                                                                 ---------  ---------
Net Income.....................................................................................  $      80  $      63
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

Basic Earnings Per Share--Pro Forma............................................................  $     .31  $     .24
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Diluted Earnings Per Share--Pro Forma..........................................................  $     .30  $     .24
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
Weighted Average Common and Equivalent Shares--Pro Forma
  Basic........................................................................................        261        263
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------
  Diluted......................................................................................        264        265
                                                                                                 ---------  ---------
                                                                                                 ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                 (IN MILLIONS)

                                           JUNE 30,     DECEMBER 31,   DECEMBER 31,
                                             1998           1997           1996
                                          -----------   ------------   ------------
                                          (UNAUDITED)
Assets
  Cash and equivalents..................    $  148         $  224         $  252
  Temporary investments.................         2             40              8
  Accounts receivable, net..............       133            159            152
  Other current assets..................       111             86            149
                                          -----------      ------         ------
    Total current assets................       394            509            561
  Investments...........................       187            176            150
  Property and equipment, net...........     3,875          3,621          3,405
  Goodwill..............................     1,317          1,303          1,295
  Other assets..........................        61             80             36
                                          -----------      ------         ------
    Total investments, property and
      other assets......................     5,440          5,180          4,886
                                          -----------      ------         ------
  Total Assets..........................    $5,834         $5,689         $5,447
                                          -----------      ------         ------
                                          -----------      ------         ------
Liabilities and Division Equity
  Accounts payable and accrued
    expenses............................    $  328         $  357         $  371
  Current maturities of long-term
    debt................................        34             34             53
  Income taxes payable..................         4              2         --
                                          -----------      ------         ------
    Total current liabilities...........       366            393            424
  Long-term debt........................     1,557          1,272          1,225
  Deferred income taxes and other
    liabilities.........................       618            643            641
  Division equity.......................     3,293          3,381          3,157
                                          -----------      ------         ------
  Total Liabilities and Division
    Equity..............................    $5,834         $5,689         $5,447
                                          -----------      ------         ------
                                          -----------      ------         ------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                  YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
                                 (IN MILLIONS)

                                                                                            1997       1996       1995
                                                                                          ---------  ---------  ---------
Operating Activities
  Net income (loss).....................................................................  $      67  $     (38) $      85
  Adjustments to reconcile net income to net cash provided by operating activities:
    Extraordinary loss on extinguishment of debt........................................     --             74     --
    Depreciation and amortization.......................................................        207        111         78
    Non-cash items......................................................................         96          1     --
    Amortization of loan costs..........................................................          2     --         --
    Change in working capital components................................................         38        (32)       (10)
    Change in deferred income taxes.....................................................         39        (11)         6
    Change in other liabilities.........................................................        (36)        30          2
    Other...............................................................................        (37)         6          6
                                                                                          ---------  ---------  ---------
  Net cash provided by operating activities.............................................        376        141        167
                                                                                          ---------  ---------  ---------
Investing Activities
  Capital expenditures..................................................................       (438)      (193)      (128)
  Additional investments................................................................        (57)       (51)       (45)
  Payments on notes and other...........................................................        (14)        37         12
  Acquisitions, net of cash acquired....................................................        (70)       144     --
                                                                                          ---------  ---------  ---------
  Net cash used in investing activities.................................................       (579)       (63)      (161)
                                                                                          ---------  ---------  ---------
Financing Activities
  Payments on debt......................................................................        (16)    --         --
  Advances from Parent..................................................................        191        110         14
                                                                                          ---------  ---------  ---------
  Net cash provided by financing activities.............................................        175        110         14
                                                                                          ---------  ---------  ---------
(Decrease) Increase in Cash and Equivalents.............................................        (28)       188         20
Cash and Equivalents at Beginning of Year...............................................        252         64         44
                                                                                          ---------  ---------  ---------
Cash and Equivalents at End of Period...................................................  $     224  $     252  $      64
                                                                                          ---------  ---------  ---------
                                                                                          ---------  ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOW
                    SIX MONTHS ENDED JUNE 30, 1998 AND 1997
                                  (UNAUDITED)
                                 (IN MILLIONS)

                                                                                                     1998       1997
                                                                                                   ---------  ---------
Operating Activities
  Net income.....................................................................................  $      80  $      63
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization................................................................        107         95
    Amortization of loan costs...................................................................          1     --
    Change in working capital components.........................................................        (27)        38
    Change in deferred income taxes..............................................................         (9)        11
    Change in other liabilities..................................................................        (23)       (72)
    Other........................................................................................         15        (15)
                                                                                                   ---------  ---------
  Net cash provided by operating activities......................................................        144        120
                                                                                                   ---------  ---------
Investing Activities
  Capital expenditures...........................................................................       (311)      (243)
  Additional investments.........................................................................         (2)       (40)
  Payments on notes and other....................................................................         10        (18)
  Acquisitions, net of cash acquired.............................................................        (58)    --
                                                                                                   ---------  ---------
  Net cash used in investing activities..........................................................       (361)      (301)
                                                                                                   ---------  ---------
Financing Activities
  Payments on debt...............................................................................         (6)        (4)
  Advances from Parent...........................................................................        147        111
                                                                                                   ---------  ---------
  Net cash provided by financing activities......................................................        141        107
                                                                                                   ---------  ---------
Decrease in Cash and Equivalents.................................................................        (76)       (74)
Cash and Equivalents at Beginning of Year........................................................        224        252
                                                                                                   ---------  ---------
Cash and Equivalents at End of Period............................................................  $     148  $     178
                                                                                                   ---------  ---------
                                                                                                   ---------  ---------

                 See notes to consolidated financial statements

                      PARK PLACE ENTERTAINMENT CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)
                               DECEMBER 31, 1997

NATURE OF OPERATIONS AND BASIS OF PRESENTATION

    On June 30, 1998, Hilton Hotels Corporation (Parent) announced that it will separate its gaming and lodging operations (the Spin-Off), thereby creating a new publicly held gaming company which will be renamed Park Place Entertainment Corporation (Park Place). As part of the Spin-Off, Parent will contribute to Park Place, at book value, substantially all of its gaming assets and operations. During the period covered by these financial statements, these businesses were under common control operating as a division of Parent. These financial statements have been prepared from Parent's historical accounting records and present substantially all of the operations of businesses that will be owned and operated by Park Place as if Park Place had been a separate entity for all periods presented. The separation will be accomplished through a tax free distribution (the Hilton Distribution) to Parent shareholders of the shares of Park Place. Following completion of the Hilton Distribution, the Company will merge with the Mississippi gaming operations of Grand Casinos, Inc. (Grand) in a transaction comprised entirely of Park Place stock.

    Both transactions are subject to shareholder and regulatory approvals and are expected to be completed by year-end 1998. Parent plans to obtain a ruling from the Internal Revenue Service that the distribution will not be taxable to Park Place or its shareholders. The Boards of Directors of both Parent and Grand have approved the transactions.

    In anticipation of the Spin-Off, a pro-rata portion of Parent's historical public and corporate bank debt balance and related interest expense has been allocated to Park Place for all periods presented. The amounts of these balances allocated to Park Place were based on the estimate that approximately 50 percent of Parent's public and corporate bank debt will be assumed by Park Place at the time of the Hilton Distribution.

    The Spin-Off will result in the division of certain of Parent's existing corporate support functions between the two resulting entities. Corporate expense included in Park Place's financial results represents an allocation of Parent's consolidated corporate expense to the entities comprising Park Place. The allocation of corporate expense is based on a specific review to identify costs incurred for the benefit of the lodging business, the gaming business or both, and in management's judgment results in a reasonable allocation of such costs. Incremental costs, estimated to be approximately $10 million annually, will be incurred by Park Place to support its operations as a stand-alone entity after the Hilton Distribution.

    Park Place is primarily engaged in the ownership and management of casinos and casino hotel properties. Park Place operates in select markets throughout the world, predominately in the United States.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of Park Place, its majority owned and controlled subsidiaries and the gaming division contributed as described above. Park Place also consolidates the operating results and working capital of affiliates operated under long-term management agreements, including such affiliates in which Park Place has investments of 50% or less. These agreements effectively convey to Park Place the right to use the properties in exchange for payments to the property owners, which are based primarily on the properties' profitability. The consolidated financial statements include the following amounts related to managed casinos:

                                                    SIX MONTHS ENDED
                                                        JUNE 30,            YEAR ENDED DECEMBER 31,
                                                  --------------------  -------------------------------
                                                    1998       1997       1997       1996       1995
                                                  ---------  ---------  ---------  ---------  ---------
                                                                      (IN MILLIONS)
Revenue.........................................  $     235  $     246  $     459  $     476  $     364
Operating expenses, including remittances to
  owners........................................        211        228        427        457        348
Current assets and current liabilities(1).......         49                    59         84

------------------------

(1) Including cash and equivalents of $16 million, $25 million and $20 million, respectively.

    All material intercompany transactions are eliminated and net earnings are reduced by the portion of the earnings of affiliates applicable to other ownership interests. There are no significant restrictions on the transfer of funds from Park Place's wholly owned subsidiaries to Park Place.

    On November 20, 1997, the Emerging Issues Task Force of the Financial Accounting Standards Board reached a consensus in EITF 97-2 "Application of FASB Statement No. 94 and APB Opinion No. 16 to Physician Practice Management Entities and Certain Other Entities with Contractual Management Arrangements." EITF 97-2 addresses the circumstances in which a management entity may include the revenues and expenses of a managed entity in its financial statements.

    Upon adoption of EITF 97-2, which is expected to be in the fourth quarter of 1998, Park Place will no longer include in its financial statements the revenues, operating expenses and working capital of its managed properties. Application of EITF 97-2 will have no impact on reported operating income, net income, earnings per share or stockholders' equity.

CASH AND EQUIVALENTS

    Cash and equivalents include investments with initial maturities of three months or less.

CASINO REVENUE AND PROMOTIONAL ALLOWANCES

    Casino revenue is the aggregate of gaming wins and losses. The revenue components presented in the consolidated financial statements and the notes thereto exclude the retail value of rooms, food and beverage provided to customers on a complimentary basis. The estimated cost of providing these promotional allowances, primarily classified as casino expenses through interdepartmental allocations, is as follows:

                                                                                YEAR ENDED DECEMBER 31,
                                                                          -----------------------------------
                                                                            1997        1996         1995
                                                                          ---------     -----        -----
                                                                                     (IN MILLIONS)
Rooms...................................................................  $      33   $      14    $      11
Food and beverage.......................................................        119          40           37
                                                                          ---------         ---          ---
Total cost of promotional allowances....................................  $     152   $      54    $      48
                                                                          ---------         ---          ---
                                                                          ---------         ---          ---

CURRENCY TRANSLATION

    Gains and losses from foreign currency transactions and translation of balance sheets in highly inflationary economies are included in earnings.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Interest incurred during construction of facilities is capitalized and amortized over the life of the asset. Costs of improvements are capitalized. Costs of normal repairs and maintenance are charged to expense as incurred. Upon the sale or retirement of property and equipment, the cost and related accumulated depreciation are removed from the respective accounts, and the resulting gain or loss, if any, is included in income.

    Depreciation is provided on a straight-line basis over the estimated useful life of the assets. Leasehold improvements are amortized over the shorter of the asset life or lease term. The service lives of assets are generally 40 years for buildings, 30 years for riverboats and eight years for building improvements and furniture and equipment.

    The carrying value of Park Place's assets are reviewed when events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If it is determined that an impairment loss has occurred based on expected future cash flows, then a loss is recognized in the income statement using a fair-value based model.

GOODWILL

    The excess of purchase price over the fair value of net assets of businesses acquired (goodwill) is amortized using the straight-line method over 40 years. Park Place periodically evaluates the carrying value of goodwill and measures the amount of impairment, if any, by assessing current and future levels of income and cash flows as well as other factors.

PRE-OPENING COSTS

    Costs associated with the opening of new properties or major additions to properties are deferred and amortized over the shorter of the period benefited or one year.

UNAMORTIZED LOAN COSTS

    Debt discount and issuance costs incurred in connection with the placement of long-term debt are capitalized and amortized to interest expense, principally on the bonds outstanding method.

SELF-INSURANCE

    Park Place is self-insured for various levels of general liability, workers' compensation and employee medical and life insurance coverage. Insurance reserves include the present values of projected settlements for claims.

PRO FORMA EARNINGS PER SHARE

    Pro forma earnings per share (EPS) is calculated for all periods presented based on the expected Hilton Distribution. Basic EPS is calculated by dividing net income by the weighted average number of common shares outstanding. Diluted EPS reflects the effect of assumed stock option exercises.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING CHANGES

    In April 1998, the AICPA issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities." This SOP requires that all nongovernmental entities expense costs of start-up activities (pre-opening, pre-operating and organizational costs) as those costs are incurred and requires the write-off of any unamoritized balances upon implementation. SOP 98-5 is effective for financial statements issued for periods beginning after December 15, 1998. Adoption of the SOP is not expected to have a material impact on 1999 results of operations.

RECLASSIFICATIONS

    The consolidated financial statements for prior years reflect certain reclassifications to conform with classifications adopted in 1997. These reclassifications have no effect on net income.

INTERIM PERIOD FINANCIAL STATEMENTS

    The consolidated interim financial statements have been prepared without audit. Certain information and footnote disclosures normally included in financial statements presented in accordance with generally accepted accounting principals have been condensed or omitted. Park Place believes the disclosures made are adequate to make the interim financial information presented not misleading.

    In the opinion of management, the accompanying consolidated interim financial statements reflect all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position of Park Place as of June 30, 1998, and the results of operations and cash flows for the six months ended June 30, 1998 and June 30, 1997.

ACQUISITIONS

    In December 18, 1996, the Parent completed the merger of Bally Entertainment Corporation (Bally) with and into the Parent pursuant to an agreement dated June 6, 1996. Aggregate consideration consisted of approximately 53 million shares of the Parent's common stock and approximately 15 million shares of the Parent's newly authorized Preferred Redeemable Increased Dividend Equity Securities, 8% PRIDES, Convertible Preferred Stock (PRIDES) for a combined equity value of $1.9 billion and assumption of Bally subsidiary debt totaling $1.2 billion.

    The acquisition has been accounted for using the purchase method of accounting, and accordingly, the acquisition cost of $3.1 billion has been allocated to the assets acquired and liabilities assumed based on estimates of their fair value. A total of $1.3 billion, representing the excess of acquisition cost over the fair value of Bally's tangible net assets, has been allocated to goodwill and is being amortized over 40 years.

    Park Place's consolidated results of operations have incorporated Bally's activity from the effective date of the merger. The following unaudited pro forma information has been prepared assuming that this acquisition had taken place at the beginning of the respective periods. This pro forma information does not purport to be indicative of future results or what would have occurred had the acquisition been made as of those dates.

                                                                               1996       1995
                                                                             ---------  ---------
                                                                                 (UNAUDITED)
                                                                                (IN MILLIONS)
Revenue....................................................................  $   2,516  $   2,294
Operating income...........................................................        288        360
Income before extraordinary item...........................................        123        190
Net income.................................................................         49        190

EXTRAORDINARY ITEM

    In December 1996, the Parent completed cash tender offers and consent solicitations for substantially all of the outstanding notes of certain wholly owned subsidiaries including the 9 1/4% Bally's Park Place Funding, Inc. First Mortgage Notes due 2004; 10 5/8% GNF, Corp. First Mortgage Notes due 2003 and Bally's Casino Holdings, Inc. Senior Discount Notes. The remaining untendered notes were defeased. The Parent also purchased 99.1% of the outstanding 10 3/8% First Mortgage Notes due 2003 of Bally Grand, Inc. Cash consideration for the repurchase and defeasance, including premiums, totaled $1.2 billion, which resulted in an after tax extraordinary loss of $74 million, net of a tax benefit of $52 million.

ACCOUNTS RECEIVABLE

    Accounts receivable at December 31, 1997 and 1996 are as follows:

                                                                                  1997       1996
                                                                                ---------  ---------
                                                                                   (IN MILLIONS)
Casino accounts receivable....................................................  $     129  $     106
Less allowance for doubtful accounts..........................................         24         30
                                                                                ---------  ---------
                                                                                      105         76
Other accounts receivable.....................................................         54         76
                                                                                ---------  ---------
                                                                                $     159  $     152
                                                                                ---------  ---------
                                                                                ---------  ---------

    The allowance provided for estimated uncollectible casino receivables, net of recoveries, is included in casino expenses in the amount of $29 million, $25 million and $19 million for the years ended December 31, 1997, 1996 and 1995, respectively.

INVESTMENTS

    Investments at December 31, 1997 and 1996 are as follows:

                                                                                  1997       1996
                                                                                ---------  ---------
                                                                                   (IN MILLIONS)
Equity investments
  Hotel casinos (three in 1997 and four in 1996)..............................  $      76  $      86
  Notes receivable............................................................         94         55
Other.........................................................................          6          9
                                                                                ---------  ---------
                                                                                $     176  $     150
                                                                                ---------  ---------
                                                                                ---------  ---------

PROPERTY AND EQUIPMENT

    Property and equipment at December 31, 1997 and 1996 are as follows:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Land.......................................................................  $     597  $     549
Buildings and leasehold improvements.......................................      2,616      2,358
Riverboats.................................................................         53        128
Furniture and equipment....................................................        558        550
Construction in progress...................................................        178        101
                                                                             ---------  ---------
                                                                                 4,002      3,686
Less accumulated depreciation..............................................        381        281
                                                                             ---------  ---------
                                                                             $   3,621  $   3,405
                                                                             ---------  ---------
                                                                             ---------  ---------

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

    Accounts payable and accrued expenses at December 31, 1997 and 1996 are as follows:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Accounts and notes payable.................................................  $      77  $      83
Accrued salaries and wages.................................................         47         44
Remittances to owners......................................................     --             28
Other accrued expenses.....................................................        233        216
                                                                             ---------  ---------
                                                                             $     357  $     371
                                                                             ---------  ---------
                                                                             ---------  ---------

LONG-TERM DEBT

    Long-term debt at December 31, 1997 and 1996 is as follows:

                                                                               1997       1996
                                                                             ---------  ---------
                                                                                (IN MILLIONS)
Debt allocated by Parent...................................................  $   1,284  $   1,241
Other......................................................................         22         37
                                                                             ---------  ---------
                                                                                 1,306      1,278
Less current maturities....................................................         34         53
                                                                             ---------  ---------
Net long-term debt.........................................................  $   1,272  $   1,225
                                                                             ---------  ---------
                                                                             ---------  ---------

    Interest paid, net of amounts capitalized, was $81 million, $33 million and $41 million in 1997, 1996 and 1995, respectively. Capitalized interest amounted to $9 million, $6 million and $2 million, respectively.

    Debt maturities during the next five years are as follows:

                                                                                       (IN
                                                                                    MILLIONS)
1998.............................................................................  $        34
1999.............................................................................          175
2000.............................................................................            5
2001.............................................................................            5
2002.............................................................................          283

    A pro-rata portion of Parent's historical corporate debt balance and interest expense has been allocated to Park Place and included in these consolidated financial statements for all periods presented based on an estimate of Parent's corporate debt that will be assumed by Park Place at the time of the Hilton Distribution. The amounts of Parent's corporate interest expense allocated to Park Place for fiscal 1997, 1996, 1995 were $78 million, $35 million and $39 million, respectively.

FINANCIAL INSTRUMENTS

CASH EQUIVALENTS, TEMPORARY INVESTMENTS AND LONG-TERM MARKETABLE SECURITIES

    The fair value of cash equivalents and temporary investments is estimated based on the quoted market price of the investments.

LONG-TERM DEBT

    The estimated fair value of long-term debt is based on the quoted market prices for the same or similar issues or on the current rates offered to the Parent for debt of the same remaining maturities.

    The estimated fair values of Park Place's financial instruments at December 31, 1997 and 1996 are as follows:

                                                                1997                    1996
                                                       ----------------------  ----------------------
                                                        CARRYING      FAIR      CARRYING      FAIR
                                                         AMOUNT       VALUE      AMOUNT       VALUE
                                                       -----------  ---------  -----------  ---------
                                                                       (IN MILLIONS)
Cash and equivalents and temporary investments.......   $     264   $     264   $     260   $     260
Long-term debt (including current maturities)........       1,306       1,353       1,278       1,291

INCOME TAXES

    The provisions for income taxes for the three years ended December 31 are as follows:

                                          1997  1996   1995
                                          ----  ----   ----
                                            (IN MILLIONS)
Current
  Federal...............................  $ 23  $42    $50
  State, foreign and local..............     1    4      2
                                          ----  ----   ----
                                            24   46     52
Deferred................................    39  (19)    (6)
                                          ----  ----   ----
                                          $ 63  $27    $46
                                          ----  ----   ----
                                          ----  ----   ----

    No income taxes were paid by Park Place as these payments were the responsibility of the Parent.

    The income tax effects of temporary differences between financial and income tax reporting that gave rise to deferred income tax assets and liabilities at December 31, 1997 and 1996 are as follows:

                                                                                 1997       1996
                                                                               ---------  ---------
                                                                                  (IN MILLIONS)
Deferred tax assets
  Accrued expenses...........................................................  $      21  $      17
  Bad debt reserves..........................................................          6         13
  Investments................................................................         16     --
  Benefit plans..............................................................          2          1
  Net operating losses.......................................................          8         29
  AMT credits................................................................         12         10
  Other asset reserves.......................................................         30         37
  Foreign tax credit carryovers (expire beginning in 2000)...................         11          5
  Equity Investments.........................................................         30         27
                                                                               ---------  ---------
                                                                                     136        139
Valuation allowance..........................................................        (35)       (12)
                                                                               ---------  ---------
                                                                                     101        127
                                                                               ---------  ---------
Deferred tax liabilities
  Fixed assets, primarily depreciation.......................................       (621)      (600)
  Unrealized losses..........................................................        (15)    --
  Other......................................................................         (5)       (28)
                                                                               ---------  ---------
                                                                                    (641)      (628)
                                                                               ---------  ---------
Net deferred tax liability...................................................  $    (540) $    (501)
                                                                               ---------  ---------
                                                                               ---------  ---------

    Reconciliation of the Federal income tax rate to Park Place's effective tax rate is as follows:

                                          1997  1996  1995
                                          ----  ----  ----
Federal income tax rate.................  35.0% 35.0% 35.0%
Increase (reduction) in taxes:
  State and local income taxes, net of
    Federal tax benefits................   1.0    .5   --
  Foreign taxes, net....................    .6   3.0   (.4)
  Goodwill amortization.................   8.6   --    --
  Other.................................   1.8   4.4    .5
                                          ----  ----  ----
Effective tax rate......................  47.0% 42.9% 35.1%
                                          ----  ----  ----
                                          ----  ----  ----

    As part of the Spin-Off, Parent will enter into a tax sharing agreement which reflects each party's rights and obligations with respect to deficiencies and refunds, if any, of Federal, state or other taxes relating to the business for Park Place and Parent prior to the Spin-Off. The tax sharing agreement also will express each party's intention with respect to certain tax attributes of Park Place after the Spin-Off.

    Park Place has been included in the consolidated Federal income tax return of Parent. The income tax provision reflect the portion of Parent's historical income tax provision attributable to the operations of Park Place. Management believes the income tax provision, as reflected, is comparable to what the income tax provision would have been if Park Place had filed a separate return during the periods presented.

DIVISION EQUITY

    Changes in division equity consisted of the following:

                                                        YEAR ENDED DECEMBER
                                                                31,
                                     SIX MONTHS ENDED   --------------------
                                      JUNE 30, 1998      1997    1996   1995
                                     ----------------   ------  ------  ----
                                                  (IN MILLIONS)
Beginning Balance..................       $3,381        $3,157  $  592  $510
Net income (loss)..................           80            67     (38)   85
Intercompany activity with
  Parent...........................         (168)          157   2,603    (3)
                                          ------        ------  ------  ----
Ending balance.....................       $3,293        $3,381  $3,157  $592
                                          ------        ------  ------  ----
                                          ------        ------  ------  ----

STOCK OPTION PLANS

    Parent has stock-based compensation plans (SBCP) under which options may be granted to directors, salaried officers and other key employees of Park Place to purchase common stock of Parent at not less than the fair market value at the date of grant. Two of Parent's SBCP's permit the granting of Stock Appreciation Rights (SARs). No SARs have been granted as of December 31, 1997.

    Park Place applied APB Opinion 25 and related interpretations in accounting for its stock-based compensation plans. Accordingly, compensation expense recognized was different than what would have otherwise been recognized under the fair value based method defined in SFAS No. 123, "Accounting for Stock-Based Compensation." Had compensation cost for Park Place's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, Park Place's net income (loss) would have been reduced from $67 million in 1997 to $61 million and from $(38) million in 1996 to $(41) million.

    The fair value of each option grant is estimated on the date of grant using Black-Scholes option-pricing model with the following weighted average assumption used for grants in 1997, 1996 and 1995, respectively: dividend yield of one percent for each of the three years; expected volatility of 32, 27 and 18 percent; risk-free interest rates of 6.49, 6.33 and 7.58 percent and expected lives of 6 years for each of the three years.

    Effective January 1, 1997, Parent adopted the 1997 Employee Stock Purchase Plan by which the Parent is authorized to issue up to two million shares of common stock to its full-time employees. Under the terms of the Plan, employees can elect to have a percentage of the earnings withheld to purchase Parent's common stock.

    Under provisions of Nevada, New Jersey and other gaming laws, and Parent's restated certificate of incorporation as amended, certain securities of Parent are subject to restrictions on ownership which may be imposed by specified governmental authorities. Such restrictions may require the holder to dispose of the securities or, if the holder refuses to make such disposition, Parent may be obligated to repurchase the securities.

EMPLOYEE BENEFIT PLANS

    Parent has a noncontributory retirement plan (Basic Plan) in which substantially all regular full-time, nonunion employees of Park Place may participate. Parent also has plans covering qualifying employees and non-officer directors (Supplemental Plans). Benefits for all plans are based upon years of service and compensation, as defined.

    Parent's funding policy is to contribute not less than the minimum amount required under Federal law but not more than the maximum deductible for Federal income tax purposes. After December 31, 1996, employees will not accrue additional benefits for future service under either the Basic or Supplemental Plans. Plan assets will be used to pay benefits due employees for service through that date.

    Included in plan assets at fair value are equity securities of the Parent of $35 million and $36 million at December 31, 1997 and 1996, respectively. The discount rate used in determining the actuarial present values of the projected benefit obligations were seven percent in 1997 and 1996, with the rate of increase in future compensation projected at five percent in 1996. The expected long-term rate of return on assets is eight percent.

    A significant number of Park Place's employees are covered by union sponsored, collectively bargained multi-employer pension plans. Park Place contributed and charged to expense $12 million, $7 million and $6 million in 1997, 1996 and 1995, respectively, for such plans. Information from the plans' administrators is not sufficient to permit Park Place to determine its share, if any, of unfunded vested benefits.

    The Parent also has an employee investment plan whereby the Parent contributes certain percentages of employee contributions. The cost of the plan is not significant.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

    Park Place provides life insurance benefits to certain retired employees. Under terms of the plan covering such life insurance benefits, Park Place reserves the right to change, modify or discontinue these benefits. Park Place does not provide postretirement health care benefits to its employees. The cost of these benefits is not significant.

COMPREHENSIVE INCOME

    In June 1997, the Financial Accounting Standards Board issued SFAS No. 130, "Reporting Comprehensive Income." The Company has adopted SFAS No. 130 beginning January 1, 1998. The statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements or in the footnotes to the interim financial statements. Comprehensive income for the six months ended June 30, 1998 and 1997 is as follows:

                                          SIX MONTHS
                                            ENDED
                                           JUNE 30,
                                          ----------
                                          1998  1997
                                          ----  ----
Net income..............................  $ 80  $63
Change in unrealized holding gains on
  securities............................    (4)   1
                                          ----  ----
Comprehensive income....................  $ 76  $64
                                          ----  ----
                                          ----  ----

LEASES

    Minimum lease commitments under noncancelable operating leases approximate $5 million annually through 2002 with an aggregate commitment of $41 million through 2033.

COMMITMENTS AND CONTINGENT LIABILITIES

    At December 31, 1997, Park Place had contractual commitments for major expansion and rehabilitation projects of approximately $420 million.

    Various lawsuits are pending against Park Place. In management's opinion, disposition of these lawsuits is not expected to have a material effect on Park Place's financial position or results of operations.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Grand Casinos, Inc.:

    We have audited the accompanying combined balance sheets of Lakes (a division of Grand
Casinos, Inc., as defined in Note 1) as of December 28, 1997 and December 29, 1996, and the related combined statements of earnings, division equity and cash flows for each of the three years in the period ended December 28, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Lakes as of December 28, 1997 and December 29, 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles.

                                                         ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
July 31, 1998

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)
                        COMBINED STATEMENTS OF EARNINGS
                                 (IN THOUSANDS)

                                                         SIX MONTHS ENDED
                                                    --------------------------                  YEAR ENDED
                                                      JUNE 28,      JUNE 29,    -------------------------------------------
                                                        1998          1997          1997           1996           1995
                                                    ------------  ------------  -------------  -------------  -------------
                                                           (UNAUDITED)
Revenues..........................................  $     42,748  $     38,868  $      78,515  $      77,273  $      69,172
                                                    ------------  ------------  -------------  -------------  -------------
Costs and Expenses:
  Selling, general, and administrative............         5,988         2,051          7,916         16,258          8,693
  Depreciation and amortization...................           649           675            890          1,343          2,864
                                                    ------------  ------------  -------------  -------------  -------------
      Total costs and expenses....................         6,637         2,726          8,806         17,601         11,557
                                                    ------------  ------------  -------------  -------------  -------------
      Earnings from operations....................        36,111        36,142         69,709         59,672         57,615
                                                    ------------  ------------  -------------  -------------  -------------
Other Income (Expense):
  Interest income.................................         2,600         2,618          5,940          5,862         13,616
  Interest expense................................           (49)          (49)           (98)           (98)       (10,216)
  Stratosphere write-down.........................       --            --            --             (160,923)      --
  Gain on sale of securities......................       --            --            --             --                3,866
  Other...........................................             3          (193)          (825)           312          1,135
                                                    ------------  ------------  -------------  -------------  -------------
      Total other income (expense), net...........         2,554         2,376          5,017       (154,847)         8,401
                                                    ------------  ------------  -------------  -------------  -------------
Earnings (Loss) Before Income Taxes and Minority
  Interest........................................        38,665        38,518         74,726        (95,175)        66,016
Provision for Income Taxes........................        14,643        15,418         29,523         13,562         27,410
                                                    ------------  ------------  -------------  -------------  -------------
Earnings (Loss) Before Minority Interest..........        24,022        23,100         45,203       (108,737)        38,606
Minority Interest.................................       --            --            --             --                2,594
                                                    ------------  ------------  -------------  -------------  -------------
      Net earnings (loss).........................  $     24,022  $     23,100  $      45,203  $    (108,737) $      41,200
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------
Earnings (Loss) per share:
  Basic...........................................  $       2.28  $       2.21  $        4.32  $      (10.46) $        4.81
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------
  Diluted.........................................  $       2.22  $       2.17  $        4.20  $      (10.46) $        4.65
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------
  Weighted average share outstanding..............        10,525        10,465         10,475         10,395          8,561
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------
  Weighted average common and diluted shares
    outstanding...................................        10,807        10,652         10,759         10,395          8,869
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)
                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 28,    DECEMBER 29,
                                                    JUNE 28, 1998       1997            1996
                                                    -------------   -------------   -------------
                                                     (UNAUDITED)
                                             ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.......................  $     33,112    $     33,208    $     33,852
  Accounts receivable.............................         9,615           6,425           7,996
  Income taxes receivable.........................       --               14,785         --
  Current installments of notes receivable........         7,280           6,654           6,202
  Deferred income taxes...........................         4,919           4,988           1,567
  Other current assets............................           623             551             594
                                                    -------------   -------------   -------------
      Total current assets........................        55,549          66,611          50,211

NOTES RECEIVABLE, less current installments.......        25,452          26,477          30,157
LAND HELD FOR DEVELOPMENT.........................        22,028          15,418           2,265

OTHER ASSETS:
  Cash and cash equivalents--restricted...........         5,242           1,225           1,225
  Securities available for sale...................         7,140           4,842          11,273
  Property and equipment, net.....................         3,065           3,071           3,451
  Investments in unconsolidated affiliates........         7,936           8,180           8,824
  Casino development costs........................         3,556           4,144           6,009
  Other long-term assets..........................         2,825           2,125             304
                                                    -------------   -------------   -------------
      Total other assets..........................        29,764          23,587          31,086
                                                    -------------   -------------   -------------
      Total assets................................  $    132,793    $    132,093    $    113,719
                                                    -------------   -------------   -------------
                                                    -------------   -------------   -------------

                                 LIABILITIES AND DIVISION EQUITY

CURRENT LIABILITIES:
  Accounts payable................................  $    --         $         77    $         32
  Current installments of long-term debt..........             7              13              12
  Litigation and claims accrual...................         8,839           8,736           7,798
  Income taxes payable............................         2,000           2,000             402
  Other accrued expenses..........................            85             103               4
                                                    -------------   -------------   -------------
      Total current liabilities...................        10,931          10,929           8,248
                                                    -------------   -------------   -------------
LONG-TERM DEBT, less current installments.........           975             975             987
DEFERRED INCOME TAXES.............................         1,498           1,391             900

COMMITMENTS AND CONTINGENCIES (Notes 1, 2, 6, 7
  and 8)

DIVISION EQUITY:
  Division equity.................................       120,937         121,745         102,224
  Net unrealized gains (losses) on securities
    available for sale............................        (1,548)         (2,947)          1,360
                                                    -------------   -------------   -------------
      Total division equity.......................       119,389         118,798         103,584
                                                    -------------   -------------   -------------
      Total liabilities and division equity.......  $    132,793    $    132,093    $    113,719
                                                    -------------   -------------   -------------
                                                    -------------   -------------   -------------

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)
                     COMBINED STATEMENTS OF DIVISION EQUITY
FOR THE YEARS ENDED DECEMBER 31, 1995, DECEMBER 29, 1996, DECEMBER 28, 1997 AND
                       THE SIX MONTHS ENDED JUNE 28, 1998
                                 (IN THOUSANDS)

                                                                       NET
                                                                   UNREALIZED
                                                                      GAINS
                                                                   (LOSSES) ON
                                                                   SECURITIES         TOTAL
                                                      DIVISION    AVAILABLE FOR     DIVISION
                                                       EQUITY         SALE           EQUITY
                                                    ------------  -------------   -------------
BALANCE, January 1, 1995..........................  $    141,597  $    --         $     141,597
  Distribution to Grand Casinos, Inc..............        42,880       --                42,880
  Unrealized gain on securities available for
    sale--net of income taxes.....................       --              3,166            3,166
  Net earnings....................................        41,200       --                41,200
                                                    ------------  -------------   -------------
BALANCE, December 31, 1995........................       225,677         3,166          228,843
  Distribution from Grand Casinos, Inc............       (14,716)      --               (14,716)
  Unrealized loss on securities available for
    sale--net of income taxes.....................       --             (1,806)          (1,806)
  Net loss........................................      (108,737)      --              (108,737)
                                                    ------------  -------------   -------------
BALANCE, December 29, 1996........................       102,224         1,360          103,584
  Distribution to Grand Casinos, Inc..............       (25,682)      --               (25,682)
  Unrealized loss on securities available for
    sale--net of income taxes.....................       --             (4,307)          (4,307)
  Net earnings....................................        45,203       --                45,203
                                                    ------------  -------------   -------------
BALANCE, December 28, 1997........................       121,745        (2,947)         118,798
  Distribution to Grand Casinos, Inc.
    (unaudited)...................................       (24,830)      --               (24,830)
  Unrealized gain on securities available for
    sale--net of income taxes (unaudited).........       --              1,399            1,399
  Net earnings (unaudited)........................        24,022       --                24,022
                                                    ------------  -------------   -------------
BALANCE, June 28, 1998 (unaudited)................  $    120,937  $     (1,548)   $     119,389
                                                    ------------  -------------   -------------
                                                    ------------  -------------   -------------

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                         SIX MONTHS ENDED
                                                    --------------------------                  YEAR ENDED
                                                      JUNE 28,      JUNE 29,    -------------------------------------------
                                                        1998          1997          1997           1996           1995
                                                    ------------  ------------  -------------  -------------  -------------
                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net earnings (loss).............................  $     24,022  $     23,100  $      45,203  $    (108,737) $      41,200
  Adjustments to reconcile net earnings (loss) to
    net cash provided by operating activities--...
    Depreciation and amortization.................           649           675            890          1,343          2,864
    Gain on sale of securities....................       --            --            --             --               (3,866)
    Stratosphere write-down.......................       --            --            --              160,923       --
    Deferred income taxes.........................          (728)      --              (2,930)       (11,375)        (1,100)
    Minority interest.............................       --            --            --             --               (2,594)
    Changes in operating assets and liabilities:
      Accounts receivable.........................        (3,190)         (494)         1,571           (744)         2,170
      Income taxes................................        14,785         2,716         (9,357)         3,417         (3,585)
      Other current assets........................           (72)         (172)        (1,650)          (239)        (1,747)
      Accounts payable............................           (77)          (29)            45            (30)        (1,683)
      Accrued expenses............................            85        (1,114)         1,037         17,813          2,758
      Other.......................................           225           200            942            124           (147)
                                                    ------------  ------------  -------------  -------------  -------------
        Net cash provided by operating
          activities..............................        35,699        24,882         35,751         62,495         34,270
                                                    ------------  ------------  -------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for property and equipment.............           (36)         (122)           (99)          (795)       (65,037)
  Proceeds from sale of property and equipment....       --            --                 398          2,814       --
  Payments for notes receivable...................        (2,727)      --              (1,825)       (50,000)        (2,552)
  Proceeds from repayment of notes receivable.....         3,125         3,161          6,144         10,579         14,085
  Increase in restricted cash.....................        (4,017)      --            --                 (250)      (118,308)
  Investment in and notes receivable from
    unconsolidated affiliates.....................       --            --                (336)        (7,170)       (76,700)
  Decrease in cash due to deconsolidation of
    Stratosphere Corporation......................       --            --            --             --             (107,184)
  Purchases of securities available for sale......       --            --            --             --               (9,297)
  Proceeds from sale of investments...............       --            --            --             --                3,866
  Payments for land held for development..........        (6,610)       (5,436)       (13,153)        (2,264)           (50)
  Increase in other long-term assets..............          (694)       (1,275)        (1,833)           369         (6,404)
                                                    ------------  ------------  -------------  -------------  -------------
        Net cash used for investing activities....  $    (10,959) $     (3,672) $     (10,704) $     (46,717) $    (367,581)
                                                    ------------  ------------  -------------  -------------  -------------

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

                 COMBINED STATEMENTS OF CASH FLOWS (CONTINUED)

                                 (IN THOUSANDS)

                                                         SIX MONTHS ENDED
                                                    --------------------------                  YEAR ENDED
                                                      JUNE 28,      JUNE 29,    -------------------------------------------
                                                        1998          1997          1997           1996           1995
                                                    ------------  ------------  -------------  -------------  -------------
                                                           (UNAUDITED)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Distribution (to) from parent...................  $    (24,830) $    (21,584) $     (25,682) $     (14,716) $      42,880
  Proceeds from issuance of long-term debt........       --            --            --                   24        203,375
  Proceeds from Stratosphere warrants.............       --            --            --             --              113,604
  Increase in accounts payable construction.......       --            --            --             --               16,277
  Debt issuance costs.............................       --            --            --             --              (10,379)
  Payments on long-term debt......................            (6)           (6)            (9)          (375)        (3,334)
                                                    ------------  ------------  -------------  -------------  -------------
    Net cash used for financing activities........       (24,836)      (21,590)       (25,691)       (15,067)       362,423
                                                    ------------  ------------  -------------  -------------  -------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.....................................           (96)         (380)          (644)           711         29,112
CASH AND CASH EQUIVALENTS, beginning of year......        33,208        33,852         33,852         33,141          4,029
                                                    ------------  ------------  -------------  -------------  -------------
CASH AND CASH EQUIVALENTS, end of year............  $     33,112  $     33,472  $      33,208  $      33,852  $      33,141
                                                    ------------  ------------  -------------  -------------  -------------
                                                    ------------  ------------  -------------  -------------  -------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the year for-..................
    Interest                                        $         49  $         25  $          98  $          98  $          99
    Income taxes..................................       --              9,294         41,504         11,189         31,234
  Noncash investing and financing activities-
    Notes issued in exchange for property and
      casino development costs....................       --            --            --             --                2,875
    Increase in noncash assets through stock
      issued for merger...........................       --            --            --             --              150,852
    Decrease in various accounts upon
      deconsolidating Stratosphere Corporation:
      Property and equipment......................       --            --            --             --             (163,691)
      Cash and cash equivalents, restricted (other
        assets)...................................       --            --            --             --             (118,366)
      Other long-term assets......................       --            --            --             --              (28,611)
      Other liabilities...........................       --            --            --             --              (40,631)
      Long-term debt..............................       --            --            --             --             (203,000)

            See accompanying notes to combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    Lakes (the Company or Lakes), a division of Grand Casinos, Inc. (Grand), represents all the assets and liabilities of the subsidiaries and operating units owned and held by Grand, which exist primarily to manage Indian-owned casinos under management contracts with Grand and manage certain other assets related to potential development outside of the state of Mississippi. The Company manages one Indian-owned casino in Minnesota and two Indian-owned casinos in Louisiana. Additionally, Lakes' assets include approximately 37% of the common stock of Stratosphere Corporation (Stratosphere), which owns the Stratosphere Tower, Casino and Hotel in Las Vegas, Nevada. Stratosphere is the subject of Chapter 11 bankruptcy proceedings. See Note 8 for further discussion. The Stratosphere stock may be sold prior to the Grand Distribution or canceled as a result of the bankruptcy proceeding.

    On June 30, 1998, Grand announced that it will separate its Mississippi gaming operations and its managed Indian-owned casino operations, and create a new publicly held company, expected to be named Lakes Gaming, Inc. The separation will be accomplished through a tax-free distribution to Lakes Gaming, Inc. of all of the assets and liabilities of its non-Mississippi business (Lakes). Grand will then spin off all the common stock of Lakes Gaming, Inc. to the Grand shareholders. Each Grand shareholder will receive one share of Lakes Gaming, Inc. for every four owned shares of Grand. Grand's Mississippi gaming operations will be merged with the gaming operations of Hilton Hotels Corporation (Park Place). Both transactions are hereinafter referred to as the Transaction.

    The Transaction is subject to shareholder and regulatory approvals and is expected to be completed by year-end 1998. Grand plans to obtain a ruling from the Internal Revenue Service (IRS) that notes that the transaction is tax-free to Grand shareholders. The boards of directors of both Grand and Hilton have approved the Transaction.

MANAGEMENT CONTRACTS OF LIMITED DURATION

    The Company is prohibited by the Indian Gaming Regulatory Act from having an ownership interest in any casino it manages for Indian tribes. The management contracts for the various Indian-owned casinos that the Company manages for Indian tribes generally have a term of seven years. The management contract for Grand Casino Hinckley expires May 15, 1999, and the management contacts for Grand Casino Avoyelles and Grand Casino Coushatta expire June 3, 2001 and January 16, 2002, respectively. There can be no assurance that any of these management contracts will be renewed upon expiration or approved by the National Indian Gaming Commission ("NIGC") upon any such renewal. The failure to renew the Company's management contracts would result in the loss of revenues to the Company derived from such contracts, which would have an adverse effect on the Company's results of operations. The Coushatta Tribe and the Tunica-Biloxi Tribe each entered into tribal-state compacts with the State of Louisiana on September 29, 1992. These compacts were approved in November, 1992 by the Secretary of the Interior. Each compact expires in November, 1999, but will automatically renew for an additional seven year terms unless either the tribe or the State of Louisiana delivers to the other written notice of non-renewal at least 180 days prior to the applicable expiration date. The Company's management agreements with the Tunica-Biloxi Tribe and the Coushatta Tribe expire after November 1999. In the event the compacts are not renewed, legal gaming will not be permitted at Grand Casino Avoyelles of Grand Casino Coushatta. There can be no assurance that these compacts will be renewed on terms and conditions acceptable to either of the tribes.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
BASIS OF PRESENTATION

    The accompanying financial statements include the operating results of Stratosphere from the date the Company owned greater than 50% of the outstanding common stock of Stratosphere (October 4, 1994) through December 20, 1995, the date on which the Company owned less than 50% of the voting interests of Stratosphere.

    The Company made total capital contributions to the Stratosphere project of approximately $107.6 million and has outstanding loan advances to Stratosphere of $50.0 million. The Company had written off or reserved for these investments and other related costs in the Stratosphere project during 1996, in the amount of $160.9 million and included this amount as a project write-down on the accompanying combined statement of earnings. The Company has not recorded any results of Stratosphere's operations in 1997 or 1998.

    All other subsidiaries and affiliates are presented on a combined basis. All material intercompany transactions and balances have been eliminated in the accompanying combined financial statements.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Ultimate results could differ from those estimates.

YEAR-END

    The Company has a 52- or 53-week accounting period ending on the Sunday closest to December 31 of each year. The Company's fiscal years for the periods shown on the accompanying combined statements of earnings ended on December 28, 1997 (1997), December 29, 1996 (1996) and December 31, 1995 (1995).

UNAUDITED INTERIM FINANCIAL INFORMATION

    The accompanying financial statements and footnote data as of June 28, 1998 and for the six-month periods ended June 28, 1998 and June 29, 1997 are unaudited. In the opinion of management, these financial statements reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the financial statements. The results of operations for the six-month periods are not necessarily indicative of the results that may be expected for the full year.

REVENUE RECOGNITION

    Revenue from the management of Indian-owned casino gaming facilities is recognized when earned according to the terms of the management contracts.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
OPERATING EXPENSES

    The operating expenses of the Company include the costs associated with the management of all gaming operations for which the Company has a management contract. Such amounts represent the direct cost of providing assistance in the areas of casino operations, marketing and promotion, customer service, accounting and legal and other administrative functions. Historically, certain employees of Grand provided service to both Company and non-Company operations. In these instances, costs were allocated based on estimated time spent on each business group.

INCOME TAXES

    The Company files a consolidated federal tax return with Grand. Under a tax-sharing agreement with Grand, the Company reports income taxes substantially on a separate-company basis.

    Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Company classifies deferred tax liabilities and assets into current and noncurrent amounts based on the classification of the related assets and liabilities.

INTEREST INCOME

    Interest income represents interest on the notes receivable from Indian tribes and interest on cash, cash equivalents and short-term investments. Interest on the notes receivable is recorded as earned based on contractual rates of interest. Interest on cash, cash equivalents and short-term investments reflects the Company's portion of interest income realized from Grand's investments in savings and money market accounts and other short-term liquid investments.

EARNINGS (LOSS) PER SHARE

    Earnings (loss) per share (EPS) is calculated for all periods based on the expected exchange of one Lakes share for every four owned Grand shares. Basic EPS is calculated by dividing earnings by the weighted average common shares outstanding. Diluted EPS reflects the potential dilutive effect of all common stock equivalents outstanding by dividing net income by the weighted average of all common and dilutive shares outstanding.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents consist of cash on hand and in banks, interest-bearing deposits and money market funds and other instruments with original maturities of three months or less.

SECURITIES AVAILABLE FOR SALE

    The Company records all securities available for sale at fair market value at each period-end. The ending balance of division equity as of December 28, 1997 includes $2.9 million of net unrealized loss (net of income taxes) on securities classified as available-for-sale.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

1.  NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:
(CONTINUED)
CASINO DEVELOPMENT COSTS

    Casino development costs consists of direct costs to obtain management contracts. Casino development costs are amortized over the lives of the related management contracts as each becomes effective.

LAND HELD FOR DEVELOPMENT

    Land held for development consists of amounts related to an approximately 15-acre site in Las Vegas, Nevada, which the Company controls. Upon consummation of site construction, such amounts are reclassified to construction in progress. Upon completion of construction, amounts are classified as property and depreciation expense commences.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost. Expenditures for additions, renewals and improvements are capitalized. Costs of repairs and maintenance are expensed when incurred. Depreciation and amortization of property and equipment is computed using the straight-line method over the following estimated useful lives:

Leasehold improvements............................    15 years
Furniture and equipment...........................  3-10 years

    The Company periodically evaluates whether events and circumstances have occurred that may affect the recoverability of the net book value of its long-lived assets. If such events or circumstances indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of the asset. If the sum of the expected future undiscounted cash flows does not exceed the carrying value of the asset, the Company will recognize an impairment loss.

ACCOUNTING PRONOUNCEMENTS

    The Company adopted Financial Accounting Standards Board (FASB) Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income," effective December 29, 1997. SFAS 130 requires minimum pension liability adjustments, unrealized gains or losses on the Company's available-for-sale securities and foreign currency translation adjustments, which prior to adoption were reported separately in division equity, to be included in other comprehensive earnings. Total comprehensive earnings (loss) for the six months ended June 28, 1998 and June 29, 1997 were $1.4 million and ($1.9) million. Differences between comprehensive earnings for these periods were due to unrealized holding gains and losses on securities available for sale.

    The Accounting Standards Executive Committee of the American Institute of Certified Public Accountants (AICPA) has issued Statement of Position (SOP) 98-5, "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires companies to expense as incurred all start-up and preopening costs that are not otherwise capitalizable as long-lived assets. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not believe the adoption of this pronouncement will be material to the combined financial statements.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

2.  MANAGEMENT CONTRACTS FOR INDIAN-OWNED CASINOS:

    The Company had contracts with the Mille Lacs Band for the management of two gaming facilities in Onamia and Hinckley, Minnesota. The management contract for the gaming facility in Onamia expired on April 2, 1998. The contract for the gaming facility in Hinckley expires on May 15, 1999. While no decision has been made with respect to renewal of the management contract for the Hinckley facility, the Company believes that the management agreement will not be renewed. The Mille Lacs Band has an option to purchase the Company's interest in the management contract of the Hinckley facility. The purchase price is equal to the Company's share of distributable profits during the 12-month period preceding the date of purchase, multiplied by the years remaining under the initial term of the management contract (or portion thereof).

    In addition, the Company holds a contract with the Tunica-Biloxi Tribe of Louisiana for a gaming facility in Marksville, Louisiana, that expires on June 3, 2001 and a management contract with the Coushatta Tribe of Louisiana for a gaming facility in Kinder, Louisiana, that expires on January 16, 2002.

    The management contracts govern the relationship between the Company and the tribes with respect to the construction and management of the casinos. The construction or remodeling portion of the agreements commenced with the signing of the respective contracts and continued until the casinos opened for business; thereafter, the management portion of the respective management contracts continues for a period of seven years.

    Under terms of the contracts, the Company as manager of the casino receives a percentage of the distributable profits (as defined in the contract) of the operations as a management fee after payment of certain priority distributions, a cash contingency reserve, and guaranteed minimum payments to the tribes. In the event the management contracts are not renewed upon expiration of their initial term, the Company will be entitled to payments equal to a percentage of the fair value of certain leased gaming equipment.

    The management contracts for the Tunica-Biloxi Tribe of Louisiana and the Coushatta Tribe of Louisiana have been approved by the Bureau of Indian Affairs
(BIA). In October 1996, the Company entered into restated management contract with the Mille Lacs Band for the facility in Hinckley, Minnesota, which the Company believes restate the terms and conditions of the original management contract consistent with NIGC requirements.

    The restated management contract for the Hinckley, Minnesota, casino has not been approved by the NIGC and the Company believes the NIGC will not approve the contract prior to expiration. While the Company believes that all of its management contracts meet all requirements of the Indian Gaming Regulatory Act of 1988 (IGRA), the BIA or the NIGC may attempt to reduce the terms or the management fees payable under the management contracts or require other changes to the contracts.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

3.  NOTES RECEIVABLE:

    Notes receivable consist of the following (in thousands):

                                                                            JUNE 28,   DECEMBER 28,  DECEMBER 29,
                                                                              1998         1997          1996
                                                                            ---------  ------------  ------------
Notes from the Coushatta Tribe with interest at a defined reference rate plus 1% (not to exceed 16%), receivable in 84 monthly installments
  through January 2002....................................................  $  22,235   $   22,722    $   23,801
Notes from the Tunica-Biloxi Tribe with interest at a defined reference rate plus 1% (not to exceed 16%), receivable in 84 monthly installments
  through June 2001.......................................................     10,497       10,409        12,558
                                                                            ---------  ------------  ------------
    Total notes receivable................................................     32,732       33,131        36,359
  Less--Current installments of notes receivable..........................     (7,280)      (6,654)       (6,202)
                                                                            ---------  ------------  ------------
  Notes receivable, less current installments.............................  $  25,452   $   26,477    $   30,157
                                                                            ---------  ------------  ------------
                                                                            ---------  ------------  ------------

    Repayments of the aforementioned notes receivable form the Coushatta Tribe and the Tunica-Biloxi Tribe is required to be made only if distributable profits are available from the operation of the related casinos and are subject of certain distribution priorities specified in the management contracts.

    The notes receivable are generally advances made to Indian Tribes for the development of gaming properties managed by the Company. The repayment terms are specific to each tribe and are largely dependent upon the operating performance of each gaming property. In addition, repayment of the notes receivable and the manager's fees under the management contracts are subordinated to certain other financial obligations of the tribe or band. Through December 28, 1997, no amounts have been withheld under these provisions.

    Management periodically evaluates the recoverability of such notes receivable based on the current and projected operating results of the underlying facility and historical collection experience. No impairment losses on such notes receivable have been recognized through December 28, 1997.

    The Company believes the costs and complexities of assembling the relevant facts and comparables needed to appraise the fair market values of these notes based on estimates of net present value of discounted cash flows or using other valuation techniques are excessive and the process exceedingly time consuming. It further believes that the determined results would not reasonably differ from the carrying values, which are believed to be reasonable estimates of fair market value based on past experience with similar receivables.

4.  LONG-TERM DEBT:

    The Company has a ten-year secured note payable with a third party with $1.0 million outstanding at December 28, 1997. Interest is compounded on quarterly basis at 10%. The principal and interest are due March 22, 2003.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

5.  INCOME TAXES:

    The provisions for income taxes attributable to earnings (loss) for 1997, 1996 and 1995 consisted of the following (in thousands):

                                                                            YEARS ENDED
                                                                  -------------------------------
                                                                    1997       1996       1995
                                                                  ---------  ---------  ---------
Current:
  Federal.......................................................     30,307     21,601     25,180
  State.........................................................      2,146      3,336      3,330
                                                                  ---------  ---------  ---------
                                                                     32,453     24,937     28,510
Deferred........................................................     (2,930)   (11,375)    (1,100)
                                                                  ---------  ---------  ---------
                                                                  $  29,523  $  13,562  $  27,410
                                                                  ---------  ---------  ---------
                                                                  ---------  ---------  ---------

    Reconciliations of the statutory federal income tax rate to the Company's actual rate based on earnings (loss) before income taxes for 1997, 1996 and 1995 are summarized as follows:

                                                          YEARS ENDED
                                                    -----------------------
                                                    1997     1996     1995
                                                    -----   -------   -----
Statutory federal tax rate........................  35.0%    (35.0)%  35.0%
State income taxes, net of federal income tax
  benefit.........................................   1.9       2.3     3.3
Valuation allowance on Stratosphere net operating
  loss carryforward and write-down of Stratosphere
  investment......................................   --       42.9     --
Other, net........................................   2.6       4.0     3.2
                                                    -----   -------   -----
                                                    39.5%     14.2%   41.5%
                                                    -----   -------   -----
                                                    -----   -------   -----

    The Company's deferred income tax liabilities and assets are as follows (in thousands):

                                                                              1997       1996
                                                                            ---------  ---------
Noncurrent deferred taxes:
  Losses related to Stratosphere investment...............................  $  44,450  $  44,450
  Other temporary differences.............................................     (1,391)      (900)
                                                                            ---------  ---------
Net noncurrent deferred taxes.............................................     43,059     43,550
Less--Valuation allowance.................................................    (44,450)   (44,450)
                                                                            ---------  ---------
Net noncurrent deferred liability.........................................  ($  1,391) ($    900)
                                                                            ---------  ---------
                                                                            ---------  ---------
Current deferred taxes:
  Accruals, reserves and other............................................  $   4,988  $   1,567
                                                                            ---------  ---------
    Net deferred tax asset................................................  $   3,597  $     667
                                                                            ---------  ---------
                                                                            ---------  ---------

    Management has determined that the deferred tax asset relative to the investment write-down related to Stratosphere did not satisfy the recognition criteria set forth in SFAS No. 109. Accordingly, a valuation allowance was recorded for the applicable deferred tax assets. However, if the Transaction is consumated, it is expected that approximately $25.0 million of the deferred tax asset will be utilized to offset a gain on Grand's distribution of Lakes. At December 28, 1997, the Company had loss carryforwards of approximately $127.0 million, certain of which expire in 2002.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6.  STOCK OPTIONS:

    Grand has a Stock Option and Compensation Plan and a Director Stock Option Plan whereby incentive and nonqualified stock options and other awards to acquire up to an aggregate of 6,451,500 shares of Grand's common stock were granted to officers, directors, and employees. Information with respect to the stock option plans is summarized as follows:

                                                                   NUMBER OF COMMON SHARES
                                                                -----------------------------
                                                                               OPTION PRICE
                                                                  OPTIONS       RANGE PER
                                                                OUTSTANDING       SHARE
                                                                -----------  ----------------
Balance at January 1, 1995....................................   1,905,210     (3.03-12.25)
  Granted.....................................................     734,100     (9.50-27.33)
  Assumed upon merger.........................................     221,234     (8.81-28.63)
  Canceled....................................................      (4,759)   (12.25-27.33)
  Exercised...................................................    (238,107)    (3.03-12.25)
                                                                -----------  ----------------
Balance at December 31, 1995..................................   2,617,678     (3.03-28.63)
  Granted.....................................................   1,997,522    (14.75-32.125)
  Canceled....................................................      (9,096)    (8.08-10.42)
  Exercised...................................................    (411,827)    (3.03-15.10)
                                                                -----------  ----------------
Balance at December 29, 1996                                     4,194,277    (3.03-32.125)
  Granted.....................................................   1,431,050     9.25-15.63)
  Canceled....................................................    (483,980)   (8.08-32.125)
  Exercised...................................................    (170,421)    (3.03-11.00)
                                                                -----------  ----------------
Balance at December 28, 1997..................................   4,970,926    (3.03-32.125)
  Granted (unaudited).........................................      32,500       (17.19)
  Canceled (unaudited)........................................    (193,400)    (8.08-15.06)
  Exercised (unaudited).......................................    (325,338)    (7.20-11.00)
                                                                -----------  ----------------
Balance at June 28, 1998 (unaudited)..........................   4,484,688    (3.03-32.125)
                                                                -----------  ----------------
                                                                -----------  ----------------
Exercisable at June 28, 1998 (unaudited)......................   1,972,779
                                                                -----------
                                                                -----------

    Upon the consummation of the Transaction, the holders of outstanding Grand stock options will receive one new option for one share of the Company's stock for each option previously held. The new options will be priced in the same relationship to the estimated fair market value of each respective company at the date the Transaction is consummated.

    The following SFAS No. 123 information reflects the relationship of stock options held by Company employees (40%) as compared to stock options held by Park Place employees (60%).

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

6.  STOCK OPTIONS: (CONTINUED)
    The Company accounts for these plans under APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for these plans been determined consistent with SFAS Statement No. 123, the Company's net earnings (loss) would have been as follows (in thousands):

                                                               1997        1996        1995
                                                             ---------  -----------  ---------
Net earnings (loss):
  As reported..............................................  $  45,203  $  (108,737) $  41,200
  Pro forma................................................     44,570     (109,255)    41,088
Net earnings (loss) per share:
  As reported--Basic.......................................  $    4.32  $    (10.46) $    4.81
  Pro forma--Basic.........................................       4.25       (10.51)      4.80
  As reported--Diluted.....................................       4.20       (10.46)      4.65
  Pro forma--Diluted.......................................       4.14       (10.51)      4.63

    The SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, thus the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each award under the option plans is estimated on the date of grant using the Black-Scholes option pricing model. The fair value of the options issued in 1997 range from $1.36 per share to $2.24 per share. The following assumptions were used to estimate the fair value of options:

                                       1997                 1996                 1995
                                -------------------  -------------------  -------------------
Risk-free interest rate.......     6.04% - 6.98%        5.68% - 6.95%        5.96% - 7.58%
Expected life.................       10 years             10 years             10 years
Expected volatility...........     0.563 - 0.629        0.528 - 0.613        0.625 - 0.665
Expected dividend yield.......          --                   --                   --

7.  EMPLOYEE RETIREMENT PLAN:

    Grand has a section 401(k) employee savings plan for all full-time employees. The employees are not part of a bargaining unit and, as such, all employees who are eligible can participate. The savings plan allows participants to defer, on a pretax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. Eligibility is based on years of service and minimum age requirements. Contributions are invested, at the direction of the employee, in one or more funds available. Grand matches employee contributions up to a maximum of 1% of participating employees' gross wages. Contributions are vested over a period of five years. The 401(k) plan commenced on September 1, 1995.

    Upon consummation of the Transaction, the Company will provide a new plan to its employees similar to the plan noted above.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8.  COMMITMENTS AND CONTINGENCIES:

LEASES

    Rent expense, under noncancelable operating leases, exclusive of real estate taxes, insurance, and maintenance expense for 1997 and 1996 was approximately $0.2 million and for 1995 was approximately $0.3 million.

    The Company leases certain property and equipment under noncancelable operating leases. Future minimum lease payments, excluding contingent rentals, due under noncancelable operating leases as of December 28, 1997 are as follows (in thousands):

                                                                                    OPERATING
                                                                                      LEASES
                                                                                    ----------
1998..............................................................................  $    3,548
1999..............................................................................       3,548
2000..............................................................................       3,548
2001..............................................................................       3,561
2002..............................................................................       3,626
Thereafter........................................................................     226,861
                                                                                    ----------
                                                                                    $  244,692
                                                                                    ----------
                                                                                    ----------

    As a part of the Transaction, the Company has agreed to exercise its call option to purchase the Shark Club property in Las Vegas, Nevada. At July 31, 2000, the earliest date the landlord could require the Company to purchase the property, the option purchase price would be approximately $9.3 million.

LOAN GUARANTY AGREEMENTS

    The Company has guaranteed two loan and security agreements entered into by the Tunica-Biloxi Tribe of Louisiana for $14.1 million for the purpose of financing casino equipment and for $16.5 million for the purpose of purchasing a hotel and additional casino equipment. The agreements extend through 1998 and 2000, respectively, and as of December 28, 1997, the amounts outstanding were $3.0 million and $12.7 million, respectively.

    The Company also has guaranteed loan and security agreements entered into by the Coushatta Tribe of Louisiana for $22.3 million for the purpose of financing casino equipment. The agreements are for three years and have various maturity dates through 1998; as of December 28, 1997, the amounts outstanding were $3.7 million. In addition, on May 1, 1997, the Company entered into a guaranty agreement related to a loan agreement entered into by the Coushatta Tribe of Louisiana in the amount of $25.0 million, for the purpose of constructing a hotel and acquiring additional casino equipment. The guaranty will remain in effect until the loan is paid. The loan term is approximately five years. No advances had been made relating to this loan at December 28, 1997.

    The Company has provided a limited guaranty for the purpose of financing Stratosphere Corporation Hotel and Casino equipment subject to a maximum limitation amount of $8.7 million.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
INDEMNIFICATION AGREEMENT

    As a part of the Transaction, the Company has agreed to indemnify Grand against all costs, expenses and liabilities incurred in connection with or arising out of certain pending and threatened claims and legal proceedings to which Grand and certain of its subsidiaries are likely to be parties. The Company's indemnification obligations include the obligation to provide the defense of all claims made in proceedings against Grand and to pay all related settlements and judgments.

    As security to support Lakes' indemnification obligations to Grand under each of the Grand Distribution Agreement and the Merger Agreement, and as a condition to the consummation of the Merger, Lakes has agreed to irrevocably deposit, in trust for the benefit of Grand, as a wholly owned subsidiary of Park Place, an aggregate of $30 million, consisting of four annual installments of $7.5 million, during the four year period subsequent to the Effective Date.

    As a part of the indemnification agreement, Lakes has agreed that it will not declare or pay any dividends, make any distribution of Lakes' equity interests, or otherwise purchase, redeem, defease or retire for value any equity interests in Lakes without the written consent of Park Place.

    The following descriptions are summaries and the status of certain pending or threatened claims and legal proceedings for which the Company is obligated to provide such indemnification.

STRATOSPHERE CORPORATION

    As of June 28, 1998, Grand owned approximately 37% of the common stock issued by Stratosphere. Stratosphere and its wholly-owned operating subsidiary developed and operate the Stratosphere Tower, Hotel and Casino in Las Vegas, Nevada. In January 1997, Stratosphere and its wholly-owned operating subsidiary filed for reorganization under Chapter 11 of the U.S. Bankruptcy Code. The Stratosphere stock may be sold prior to the Grand Distribution or canceled as a result of the bankruptcy proceeding.

    In October 1997, Grand announced that it had not been able to reach an agreement with holders of a significant portion of Stratosphere's First Mortgage Notes for a consensual reorganization of Stratosphere that would involve the Company's participation. Grand also announced that it had no intention of participating in any plan of reorganization for Stratosphere.

    In March 1995, in connection with Stratosphere's issuance of its First Mortgage Notes, the Company entered into a Standby Equity Commitment Agreement between Stratosphere and Grand (the Standby Equity Commitment). Grand agreed in the Standby Equity Commitment, subject to the terms and conditions stated in the Standby Equity Commitment, to purchase up to $20.0 million of additional equity in Stratosphere during each of the first three years Stratosphere is operating (as defined in the Standby Equity Commitment) to the extent Stratosphere's consolidated cash flow (as defined in the Standby Equity Commitment) during each of such years did not exceed $50.0 million.

    Based on provisions of the U.S. Bankruptcy Code that Grand contends apply to the Standby Equity Commitment, Grand has asserted that the enforceability of the Standby Equity Commitment is in question. Both the Official Committee of Noteholders in the Stratosphere Bankruptcy case (the Official Committee) and the current trustee under the indenture (the Trustee) pursuant to which Stratosphere issued its First Mortgage Notes claim that the Standby Equity Commitment is enforceable.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    The enforceability of the Standby Equity Commitment is the subject of litigation to which Grand is a party in the Stratosphere Bankruptcy case (as a result of a motion brought by the Official Committee), and the U.S. District Court for the District of Nevada (as a result of an action brought by the Trustee). On February 19, 1998, the bankruptcy court ruled that the Standby Equity Commitment is not enforceable in the Stratosphere bankruptcy proceeding as a matter of law. The Official Committee has stated that it intends to appeal the bankruptcy court's decision.

STRATOSPHERE SECURITIES LITIGATION

    Grand and certain persons who have been indemnified by Grand (including certain Grand officers and directors) are defendants in legal actions pending in the state court and in the federal court in Nevada. These actions arise out of Grand's involvement in the Stratosphere Tower, Casino and Hotel project in Las Vegas, Nevada.

    The plaintiffs in the actions who are current and/or former Stratosphere Corporation shareholders, seek to pursue the actions as class actions, and make various claims against Grand and Grand-related defendants, including securities fraud. Grand and Grand-related defendants have submitted a motion to dismiss the federal action. As of June 28, 1998, the motion has not been decided. The state court action has been stayed pending resolution of the federal court action.

    Grand intends to vigorously defend itself and the other Grand-related defendants against the claims made in both the state and the federal action.

SECURITIES LITIGATION

    Grand and certain of Grand's current and former officers and directors are defendants in a legal action pending in the federal court in Minnesota. This action arises out of Grand's involvement in Stratosphere.

    The plaintiffs in the action who are current and/or former Stratosphere Corporation shareholders, seek to pursue the action as a class action and make various claims against Grand and the other Grand-related defendants, including securities fraud. Grand and Grand-related defendants submitted a motion to dismiss the plaintiffs claims. That motion was granted in part and denied in part. The plaintiffs and Grand and the other defendants are engaged in discovery in the action.

    Grand intends to vigorously defend itself and the other Grand-related defendants against the claims that survived Grand's motion to dismiss.

DERIVATIVE ACTION

    Certain of Grand's officers and directors are defendants in a legal action pending in the state court of Minnesota. This action arises out of Grand's involvement in Stratosphere.

    The plaintiffs in the action who are current and/or former Grand shareholders, seek to pursue the action against the defendants on behalf of Grand and make various claims that the defendants failed to fulfill claimed duties to Grand. Grand is providing the defense for the defendants pursuant to Grand's indemnification obligations to the defendants.

                                     LAKES

            (A DIVISION OF GRAND CASINOS, INC. AS DEFINED IN NOTE 1)

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                (INCLUDING DATA APPLICABLE TO UNAUDITED PERIODS)

8.  COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Grand's board of directors appointed an independent special litigation committee under Minnesota law to evaluate whether Grand should pursue the claims made by the plaintiffs. That committee has completed its evaluation and has recommended to the court that the plaintiffs' claims not be pursued.

    The defendants in the action have asked that the court dismiss the action based on the recommendation of the independent special litigation committee. As of June 28, 1998, that motion has not been decided.

    Grand believes that the action should be dismissed under applicable Minnesota law.

OTHER LITIGATION

    Grand is involved in various other inquiries, administrative proceedings, and litigation relating to contracts and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management currently believes that the final outcome of these matters are not likely to have a material adverse effect upon Grand's or the Company's consolidated financial position or results of operations.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                           HILTON HOTELS CORPORATION,

                               GAMING CO., INC.,

                        GAMING ACQUISITION CORPORATION,

                               LAKES GAMING, INC.

                                      AND

                              GRAND CASINOS, INC.

                             ---------------------

                           DATED AS OF JUNE 30, 1998

                             ---------------------

                               TABLE OF CONTENTS

                                                                                                             PAGE
                                                                                                             ----
  ARTICLE I. DEFINITIONS...................................................................................   A-2

  ARTICLE II. THE MERGER...................................................................................  A-12
             Section 2.1.  The Merger......................................................................  A-12
             Section 2.2.  Effective Time of the Merger....................................................  A-12
             Section 2.3.  Closing.........................................................................  A-12
             Section 2.4.  Effects of the Merger...........................................................  A-12
             Section 2.5.  Articles of Incorporation and Bylaws of the Surviving Corporation...............  A-12
             Section 2.6.  Directors and Officers of the Surviving Corporation.............................  A-12
             Section 2.7.  Directors of Gaming Co..........................................................  A-12

  ARTICLE III. CONVERSION OF SECURITIES....................................................................  A-12
             Section 3.1.  Conversion of Capital Stock.....................................................  A-12
             Section 3.2.  Exchange of Certificates........................................................  A-16

  ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF COMPANY....................................................  A-19
             Section 4.1.  Organization, Standing and Corporate Power......................................  A-19
             Section 4.2.  Subsidiaries....................................................................  A-19
             Section 4.3.  Capitalization..................................................................  A-19
             Section 4.4.  Authority; Enforceability; No Conflict; Consents................................  A-20
             Section 4.5.  Vote Required; Ownership of Hilton Capital Stock; State Takeover Statutes.......  A-21
             Section 4.6.  Compliance with Applicable Laws.................................................  A-22
             Section 4.7.  Company SEC Documents; Undisclosed Liabilities..................................  A-22
             Section 4.8.  Absence of Changes or Events....................................................  A-23
             Section 4.9.  Litigation......................................................................  A-23
             Section 4.10. Taxes...........................................................................  A-24
             Section 4.11. Employee Benefits...............................................................  A-25
             Section 4.12. Brokers and Intermediaries......................................................  A-26
             Section 4.13. Opinion of Financial Advisor....................................................  A-26
             Section 4.14. Title to Properties.............................................................  A-26
             Section 4.15. Indian Gaming and Debt Agreements and Lakes Agreements..........................  A-26
             Section 4.16. Insurance.......................................................................  A-27
             Section 4.17. Transactions with Company Affiliates............................................  A-27
             Section 4.18. Certain Matters Relating to Stratosphere and the Lakes Group....................  A-27
             Section 4.19. Pro Forma Financial Information of Company Retained Business....................  A-27
             Section 4.20. Capital Expenditure Plan........................................................  A-28
             Section 4.21. Prohibited Payments.............................................................  A-28

  ARTICLE V. REPRESENTATIONS AND WARRANTIES OF HILTON......................................................  A-28
             Section 5.1.  Organization, Standing and Corporate Power......................................  A-28
             Section 5.2.  Ownership of Gaming Co..........................................................  A-28
             Section 5.3.  Capitalization..................................................................  A-29
             Section 5.4.  Authority; Enforceability; No Conflict; Consents................................  A-30
             Section 5.5.  Ownership of Company Capital Stock..............................................  A-32
             Section 5.6.  Compliance with Applicable Laws.................................................  A-32
             Section 5.7.  Hilton SEC Documents; Undisclosed Liabilities...................................  A-32
             Section 5.8.  Absence of Changes or Events....................................................  A-33
             Section 5.9.  Litigation......................................................................  A-33
             Section 5.10. Taxes...........................................................................  A-33

                                                                                                             PAGE
                                                                                                             ----
             Section 5.11. Employee Benefits...............................................................  A-33
             Section 5.12. Brokers and Intermediaries......................................................  A-34
             Section 5.13. Opinion of Financial Advisor....................................................  A-34
             Section 5.14. Pro Forma Financial Information of Gaming Co. Business..........................  A-34
             Section 5.15. Transactions with Hilton Affiliates.............................................  A-34
             Section 5.16. Ownership of Merger Sub: No Prior Activities; Assets of Merger Sub..............  A-34
             Section 5.17. Prohibited Payments.............................................................  A-35

  ARTICLE VI. COVENANTS RELATING TO CONDUCT OF BUSINESS....................................................  A-35
             Section 6.1.  Conduct of Company..............................................................  A-35
             Section 6.2.  Conduct of Hilton with Respect to the Gaming Co. Business.......................  A-37
             Section 6.3.  Access to Information...........................................................  A-38
             Section 6.4.  Indian Gaming and Other Guarantees Release......................................  A-38
             Section 6.5.  Dissenters' Rights..............................................................  A-38

  ARTICLE VII. ADDITIONAL AGREEMENTS.......................................................................  A-39
             Section 7.1.  Preparation of Form S-4, Forms 10 and the Joint Proxy Statement/ Prospectus;
                             Shareholders Meeting..........................................................  A-39
             Section 7.2.  Letter of Company's Accountants.................................................  A-40
             Section 7.3.  Letter of Hilton's Accountants..................................................  A-40
             Section 7.4.  Reasonable Best Efforts; Notification...........................................  A-40
             Section 7.5.  Approval of Gaming Commissions; Regulatory Matters..............................  A-41
             Section 7.6.  Supplemental Disclosure.........................................................  A-41
             Section 7.7.  Announcements...................................................................  A-41
             Section 7.8.  No Solicitation.................................................................  A-41
             Section 7.9.  Indemnification.................................................................  A-42
             Section 7.10. Distributions...................................................................  A-44
             Section 7.11. Private Letter Ruling and Tax Opinions..........................................  A-44
             Section 7.12. NYSE Listing....................................................................  A-45
             Section 7.13. Affiliate Agreements............................................................  A-45
             Section 7.14. Stock Plans.....................................................................  A-45
             Section 7.15. Indian Gaming and Debt Agreements and Lakes Agreements..........................  A-46
             Section 7.16. Conveyance Taxes................................................................  A-46
             Section 7.17. Stockholder or Shareholder Litigation...........................................  A-46
             Section 7.18. Employee Benefits...............................................................  A-46
             Section 7.19. Indentures and Company Notes....................................................  A-47
             Section 7.20. Post-Closing Marketing Activities...............................................  A-47
             Section 7.21. Shark Club Ground Lease.........................................................  A-47

  ARTICLE VIII. CONDITIONS TO MERGER.......................................................................  A-47
             Section 8.1.  Conditions to Each Party's Obligation to Effect the Merger......................  A-47
             Section 8.2.  Additional Conditions to Obligations of Gaming Co...............................  A-48
             Section 8.3.  Additional Conditions to Obligations of Company.................................  A-50

  ARTICLE IX. TERMINATION AND AMENDMENT....................................................................  A-50
             Section 9.1.  Termination.....................................................................  A-50
             Section 9.2.  Effect of Termination...........................................................  A-52
             Section 9.3.  Fees and Expenses...............................................................  A-52
             Section 9.4.  Amendment.......................................................................  A-52
             Section 9.5.  Extension; Waiver...............................................................  A-52

  ARTICLE X. MISCELLANEOUS.................................................................................  A-53
             Section 10.1. Nonsurvival of Representations, Warranties and Agreements.......................  A-53

                                                                                                             PAGE
                                                                                                             ----
             Section 10.2. Notices.........................................................................  A-53
             Section 10.3. Interpretation..................................................................  A-54
             Section 10.4. Counterparts....................................................................  A-54
             Section 10.5. Entire Agreement; No Third Party Beneficiaries..................................  A-54
             Section 10.6. Governing Law...................................................................  A-54
             Section 10.7. Assignment......................................................................  A-54
             Section 10.8. Headings; References............................................................  A-54
             Section 10.9. Severability; Enforcement.......................................................  A-54
             Section 10.10. Specific Performance............................................................ A-55
             Section 10.11. Effect of Hilton Distribution................................................... A-55
             Section 10.12. Approvals, Consent and Waivers.................................................. A-55

                                    EXHIBITS

Exhibit A  Form of Hilton Distribution Agreement

Exhibit B  Form of Company Distribution Agreement

Exhibit C  Form of Affiliate Agreement

Exhibit D  Company Retained Business Financial Statements

Exhibit E  Lakes Balance Sheet

Exhibit F  Company's Capital Expenditure Plans 1998 - 1999

Exhibit G  Gaming Co. Business Financial Statements

Exhibit H  Form of Opinion of Latham & Watkins

Exhibit I  Form of Certificate of Company

Exhibit J  Form of Certificate of Gaming Co.

Exhibit K  Form of Opinion of Maslon, Edelman, Borman & Brand, LLP

Exhibit L  Form of Non-Competition Agreement

Exhibit M  Trust Agreement

Exhibit N  Pledge and Security Agreement

                          AGREEMENT AND PLAN OF MERGER

    THIS AGREEMENT AND PLAN OF MERGER (the "AGREEMENT"), dated as of June 30, 1998, is by and among HILTON HOTELS CORPORATION, a Delaware corporation ("HILTON"), GAMING CO., INC., a Delaware corporation and wholly-owned subsidiary of Hilton ("GAMING CO."), Gaming Acquisition Corporation, a Minnesota corporation and wholly-owned subsidiary of Gaming Co. ("MERGER SUB"), GRAND CASINOS, INC., a Minnesota corporation ("COMPANY"), and LAKES GAMING, INC., a Minnesota corporation and wholly-owned subsidiary of Company ("LAKES").

    WHEREAS, subject to shareholder ratification and certain other conditions set forth herein, the Board of Directors of Hilton has approved the transactions described in the Hilton Distribution Agreement attached hereto as Exhibit A (the "HILTON DISTRIBUTION AGREEMENT"), pursuant to which (a) all of the operations, assets and liabilities of Hilton and its Subsidiaries comprising the Gaming Business (as defined in the Hilton Distribution Agreement) will be contributed to Gaming Co. and (b) all of the shares of Gaming Co. will be distributed on a pro rata basis to Hilton's stockholders (the "HILTON DISTRIBUTION");

    WHEREAS, following the Hilton Distribution, Hilton will retain the Hilton Retained Business, consisting principally of Hilton's existing lodging operations;

    WHEREAS, subject to shareholder ratification and certain other conditions set forth herein, the Board of Directors of Company has approved certain transactions, described in the Company Distribution Agreement attached hereto as Exhibit B (the "COMPANY DISTRIBUTION AGREEMENT") pursuant to which (a) all of the operations, assets and liabilities of Company and its Subsidiaries comprising the Non-Mississippi Business (as defined in the Company Distribution Agreement) will be contributed to Lakes and (b) all of the shares of Lakes will be distributed on a pro rata basis to Company's shareholders (the "COMPANY DISTRIBUTION," and together with the Hilton Distribution, the "DISTRIBUTIONS");

    WHEREAS, following the Company Distribution, Company will retain the Company Retained Business, consisting principally of Company's existing Mississippi gaming operations;

    WHEREAS, the respective Boards of Directors of Hilton and Company have determined that, following the Distributions, the merger of Merger Sub with and into Company (the "MERGER") with Company as the surviving corporation (the "SURVIVING CORPORATION") would be advantageous and beneficial to their respective corporations and stockholders, and that the consummation of the Merger would not be approved unless both Distributions occur prior to the Merger;

    WHEREAS, the consummation of the Distributions is a condition to each of Hilton's and Company's respective obligations to effect the Merger;

    WHEREAS, for federal income tax purposes, it is intended that (a) (i) the Hilton Distribution shall qualify as a tax-free distribution within the meaning of Section 355 of the Internal Revenue Code of 1986, as amended (the "CODE") to Hilton and its stockholders and (ii) the Company Distribution shall qualify as a tax-free distribution within the meaning of Section 355 of the Code solely with respect to Company's shareholders and (b) the Merger shall qualify as a reorganization under Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization; and

    WHEREAS, concurrently with the execution and delivery of this Agreement and as a condition and inducement to Hilton's willingness to enter into this Agreement, certain shareholders of Company have entered into the Shareholder Support Agreement, pursuant to which such shareholders have agreed, among other things, to vote all voting securities of Company beneficially owned by them in favor of approval and adoption of the Agreement and the Merger.

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I.

                                  DEFINITIONS

    For purposes of this Agreement, the following terms shall have the meanings set forth or as referenced below:

    "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 7.8(a).

    "AFFILIATE" shall have the meaning set forth in Section 7.13.

    "AFFILIATE AGREEMENT" shall have the meaning set forth in Section 7.13.

    "AGREEMENT" shall mean this Agreement and Plan of Merger dated June 30, 1998, including all Exhibits and Schedules hereto.

    "ANCILLARY AGREEMENTS" shall have the meaning set forth in Section 7.10(b).

    "APPLICABLE LAWS" shall mean, with respect to a Person, any and all statutes, laws, ordinances, rules, orders and regulations of any Governmental Authority applicable to such Person and such Person's business, properties and assets.

    "ARTICLES OF INCORPORATION" shall mean the Second Amended and Restated Articles of Incorporation, as amended, of Company.

    "ARTICLES OF MERGER" shall have the meaning set forth in Section 2.2.

    "BANKRUPTCY AND EQUITY EXCEPTION" shall mean the effect of any bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and of general equity principles.

    "CERTIFICATE OF INCORPORATION" shall mean the Restated Certificate of Incorporation, as amended, of Hilton.

    "CERTIFICATES" shall have the meaning set forth in Section 3.2(b).

    "CLOSING" shall have the meaning set forth in Section 2.3.

    "CLOSING DATE" shall have the meaning set forth in Section 2.3.

    "CODE" shall have the meaning set forth in the Recitals.

    "COMPANY" shall have the meaning set forth in the Preamble.

    "COMPANY ANCILLARY AGREEMENTS" shall have the meaning set forth in Section 7.10(b).

    "COMPANY BYLAWS" shall mean the Amended and Restated Bylaws of Company.

    "COMPANY CAPITAL PLAN" shall have the meaning set forth in Section 4.20.

    "COMPANY COMMON STOCK" shall have the meaning set forth in Section 3.1.

    "COMPANY CLOSING SCHEDULE" shall have the meaning set forth in Section 3.1(c)(i)(A)(1).

    "COMPANY DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Company to Hilton on or before the date of this Agreement.

    "COMPANY DISTRIBUTION" shall have the meaning set forth in the Recitals.

    "COMPANY DISTRIBUTION AGREEMENT" shall have the meaning set forth in the Recitals.

    "COMPANY NET EQUITY VALUE" shall have the meaning set forth in Section 3.1(c)(i)(A).

    "COMPANY NOTES" shall mean, collectively, the First Mortgage Notes and the Senior Notes.

    "COMPANY RETAINED BUSINESS" means the operations, assets and liabilities to be retained by Company and its Subsidiaries following the Company Distribution, as set forth in the Company Distribution Agreement.

    "COMPANY RETAINED BUSINESS BALANCE SHEET" shall have the meaning set forth in Section 4.19(a).

    "COMPANY RETAINED BUSINESS FINANCIAL STATEMENTS" shall have the meaning set forth in Section 4.19(a).

    "COMPANY RETAINED BUSINESS INCOME STATEMENT" shall have the meaning set forth in Section 4.19(a).

    "COMPANY SEC DOCUMENTS" shall have the meaning set forth in Section 4.7(a).

    "COMPANY SHAREHOLDER APPROVAL" shall have the meaning set forth in Section 4.4(a).

    "COMPANY SHAREHOLDERS MEETING" shall have the meaning set forth in Section 7.1(d).

    "COMPANY STOCK OPTIONS" shall have the meaning set forth in Section 4.3.

    "COMPANY STOCK PLANS" shall have the meaning set forth in Section 4.3.

    "COMPANY VALUATION FACTOR" shall have the meaning set forth in Section 3.1(c)(i)(A).

    "COMPANY'S 1997 10-K" shall mean Company's Annual Report on Form 10-K for the fiscal year ended December 28, 1997.

    "COMPANY'S 1998 PROXY" shall mean Company's Proxy Statement dated March 27, 1998.

    "CONFIDENTIALITY AGREEMENT" shall have the meaning set forth in Section 6.3.

    "CONTAMINATION" shall mean the introduction into the environment (including the land, surface water and ground water underlying or in proximity to any Real Property and the ambient air above or in the proximity of any Real Property) of any contaminant, pollutant or other toxic or hazardous substance or waste as those terms are defined in applicable Environmental Laws (whether or not upon the Real Property or other property used by Company or any of its Subsidiaries and whether or not such pollution, when it occurred, violated any Environmental
Law) as a result of any actual or threatened spill, discharge, leak, emission, escape, injection, dumping or release of any kind of any substance, in violation of any Environmental Law, or as a result of which Company or any of its Subsidiaries has or is reasonably likely to become liable to any Person or entity or by reason of which the Real Property or any other assets of Company or any of its Subsidiaries is reasonably likely to suffer or be subjected to any Encumbrance or claim.

    "DETERMINATION DATE" shall have the meaning set forth in Section 3.1(c)(i)(A)(1)(ii).

    "DISSENTING SHARES" shall have the meaning set forth in Section 3.2(k).

    "DISTRIBUTION AGREEMENTS" shall mean collectively, the Hilton Distribution Agreement and the Company Distribution Agreement.

    "DISTRIBUTIONS" shall have the meaning set forth in the Recitals.

    "EFFECTIVE TIME" shall have the meaning set forth in Section 2.2.

    "EMPLOYEE BENEFIT PLANS" shall have the meaning set forth in Section
4.11(a).

    "EMPLOYEE STOCK PURCHASE PLAN" shall have the meaning set forth in Section 5.3(a).

    "ENCUMBRANCES" shall have the meaning set forth in Section 4.2.

    "ENVIRONMENTAL LAWS" shall mean any and all applicable federal, state, local or foreign statutes, ordinances, rules, regulations, Permits, judgments, orders, decrees, injunctions or other legally binding authorizations, relating to: (a) Releases (as defined in 42 U.S.C. Section 9601(22)) or threatened Releases of Hazardous Material into the environment; or (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation or shipment of, or exposure to, a Hazardous Material.

    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA AFFILIATE" shall mean, with respect to a Person, any other Person that, together with such Person, as of the relevant measuring date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code.

    "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

    "EXCHANGE AGENT" shall have the meaning set forth in Section 3.2(a).

    "EXCHANGE FUND" shall have the meaning set forth in Section 3.2(a).

    "EXCHANGE RATIO" shall have the meaning set forth in Section 3.1(c).

    "EXTRAORDINARY ACQUISITION" shall have the meaning set forth in Section 6.2.

    "FAIRNESS OPINION" shall have the meaning set forth in Section 4.13.

    "FIRST MORTGAGE NOTES" shall mean Company's outstanding $450 million 10.125% First Mortgage Notes, due December 1, 2003 issued pursuant to the First Mortgage Notes Indenture.

    "FIRST MORTGAGE NOTES INDENTURE" shall mean that certain Indenture, dated as of November 30, 1995, as amended from time to time, by and among Company, the Guarantors (as defined in the First Mortgage Notes Indenture) and Firstar Bank of Minnesota, N.A., as trustee.

    "FOREIGN GAMING LAWS" shall mean the laws, rules and regulations promulgated by the applicable Governmental Authorities of Australia or Uruguay or any political subdivisions thereof relating to casino gaming.

    "FORM 10S" shall mean collectively, the Gaming Co. Form 10 and the Lakes Form 10.

    "FORM S-4" shall mean the Registration Statement on Form S-4 to be prepared and filed in connection with the issuance of Gaming Co. Common Stock in the Merger.

    "GAAP" shall have the meaning set forth in Section 4.7(a).

    "GAMING CO." shall have the meaning set forth in the Preamble.

    "GAMING CO. BUSINESS" means the operations, assets and liabilities of Gaming Co. as of the time of the Hilton Distribution, as set forth in the Hilton Distribution Agreement.

    "GAMING CO. BUSINESS BALANCE SHEET" shall have the meaning set forth in
Section 5.14.

    "GAMING CO. BUSINESS FINANCIAL STATEMENTS" shall have the meaning set forth in Section 5.14.

    "GAMING CO. BUSINESS INCOME STATEMENT" shall have the meaning set forth in
Section 5.14.

    "GAMING CO. CLOSING SCHEDULE" shall have the meaning set forth in Section 3.1(c)(i)(B)(1).

    "GAMING CO. COMMON STOCK" shall mean the shares of common stock, par value $.01 per share, of Gaming Co.

    "GAMING CO. FORM 10" shall have the meaning set forth in Section 5.4(c).

    "GAMING CO. PREFERRED STOCK" shall have the meaning set forth in Section 5.3(b).

    "GAMING CO. RIGHTS" shall mean the rights issued under the Gaming Co. Rights Agreement to purchase shares of Gaming Co. Common Stock.

    "GAMING CO. RIGHTS AGREEMENT" shall mean the shareholder rights plan to be entered into by Gaming Co. prior to the Hilton Distribution, the terms of which shall be substantially similar to the Hilton shareholder rights plan in effect at the Effective Time.

    "GAMING CO. VALUATION FACTOR" shall have the meaning set forth in Section 3.1(c)(i)(B).

    "GAMING COMMISSIONS" shall mean, with respect to Company or Hilton, as applicable, the Louisiana Gaming Control Board, the Minnesota Gambling Control Board, the Mississippi Gaming Commission, Missouri Gaming Commission, the National Indian Gaming Commission and any similar commission that regulates or enforces the Indian Gaming Laws, the Nevada Gaming Commission, the Nevada State Gaming Control Board, the New Jersey Casino Control Commission, and the Ontario Gaming Commission, and any similar commission that regulates or enforces the Foreign Gaming Laws.

    "GAMING LAWS" shall mean, with respect to Company or Hilton, as applicable, Foreign Gaming Laws, Indian Gaming Laws, Louisiana Gaming Laws, Minnesota Gaming Laws, Mississippi Gaming Laws, Missouri Gaming Laws, Nevada Gaming Laws, the New Jersey Gaming Laws, and Ontario Gaming Laws.

    "GOVERNMENTAL AUTHORITY" shall mean any court, administrative agency or commission, Gaming Commission or other governmental authority or instrumentality.

    "HAZARDOUS MATERIAL" shall mean (i) hazardous substances (as defined in 42 U.S.C. Section 9601(14)), (ii) petroleum, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas and any mixtures thereof, (iv) asbestos and/or asbestos-containing material, (v) PCBs, or materials containing PCBs in excess of 50 ppm and (vi) any material regulated as a medical waste or infectious waste.

    "HILTON" shall have the meaning set forth in the Preamble.

    "HILTON ANCILLARY AGREEMENTS" shall have the meaning set forth in Section 7.10(a).

    "HILTON BYLAWS" shall mean the Bylaws, as amended, of Hilton.

    "HILTON COMMON STOCK" shall mean the shares of common stock, par value $2.50 per share, of Hilton.

    "HILTON CONVERTIBLE NOTES" shall have the meaning set forth in Section
5.3(a).

    "HILTON DISCLOSURE SCHEDULE" shall mean the disclosure schedule delivered by Hilton to Company on or before the date of this Agreement.

    "HILTON DISTRIBUTION" shall have the meaning set forth in the Recitals.

    "HILTON DISTRIBUTION AGREEMENT" shall have the meaning set forth in the Recitals.

    "HILTON PREFERRED STOCK" shall have the meaning set forth in Section 5.3(a).

    "HILTON RETAINED BUSINESS" means the operations, assets and liabilities to be retained by Hilton and its subsidiaries following the Hilton Distribution, as set forth in the Hilton Distribution Agreement.

    "HILTON RIGHTS AGREEMENT" shall mean the Rights Agreement, dated as of July 14, 1988 between Hilton and the First National Bank of Chicago, as rights agent, as amended from time to time.

    "HILTON SEC DOCUMENTS" shall have the meaning set forth in Section 5.7(a).

    "HILTON STOCK OPTIONS" shall have the meaning set forth in Section 5.3(a).

    "HILTON'S 1997 10-K" shall mean Hilton's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

    "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    "IMPROVEMENTS" shall mean, with respect to any Real Property, all buildings, fixtures, improvements and facilities located on or attached to such Real Property or owned or leased by Company or any of its Subsidiaries and used in or at such Real Property, together with any and all loading docks, parking lots, garages and other facilities serving any such buildings and any landscaping and site improvements.

    "INCENTIVE POOL AGREEMENT" shall mean that certain Management and Consultant Incentive Compensation Pool Agreement, dated as of July 31, 1991, by and among Company, Lyle Berman, S.M. Taube & Co., Inc. and David Anderson, as amended.

    "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 7.9(b).

    "INDEMNIFIED PERSONS" shall have the meaning set forth in Section 7.9(a).

    "INDENTURES" shall mean, collectively, the First Mortgage Notes Indenture and the Senior Notes Indenture.

    "INDIAN GAMING LAWS" shall mean (a) the Indian Gaming Regulatory Act of 1988 and the rules and regulations promulgated thereunder, (b) any state laws and regulations governing gaming operations and facilities on Indian land and (c) any tribal ordinances and regulations governing gaming on land within such tribe's jurisdiction.

    "INDIAN GAMING AND DEBT AGREEMENTS" shall mean the management agreements, loan agreements, leases, guaranty agreements, promissory notes and related collateral and other agreements of the Indian tribes, or of Company or any of its Subsidiaries, each as amended to date, relating to (a) Grand Casino Avoyelles, (b) Grand Casino Coushatta, (c) Grand Casino Hinckley and (d) any other Indian gaming operations, including, without limitation, (i) the guarantees of Company and Grand Casinos of Louisiana, Inc.--Tunica-Biloxi pursuant to that certain Guaranty Agreement, dated as of August 7, 1994 in favor of Pitney Bowes Credit Corporation guaranteeing the debt obligations of the Tunica-Biloxi Tribe of Louisiana, (ii) the guarantees of Company and Grand Casinos of Louisiana, Inc.--Coushatta pursuant to that certain Guaranty Agreement, dated as of January 31, 1995 in favor of PB Funding Corporation, guaranteeing the lease obligations of the Coushatta Tribe of Louisiana, (iii) to the extent such guarantees are in effect, the guarantees of Company and Grand Casinos of Louisiana, Inc.--Coushatta pursuant to that certain Guaranty Agreement, dated as of January 31, 1995 in favor of Sentry Corporation, guaranteeing the lease obligations of the Coushatta Tribe of Louisiana, (iv) the guarantees of Company and Grand Casinos of Louisiana, Inc. - Tunica-Biloxi pursuant to that certain Commercial Guaranty Agreement, dated as of April 7, 1997 in favor of Cottonport Bank, guaranteeing the loan obligations of the Tunica-Biloxi Tribe of Louisiana and (v) the guarantees of Company and Grand Casinos of Louisiana, Inc.--Coushatta pursuant to that certain Commercial Guaranty Agreement, dated as of May 1, 1997 in favor of Hibernia National Bank, guaranteeing the loan obligations of the Coushatta Tribe of Louisiana.

    "JOINT PROXY STATEMENT/PROSPECTUS" shall mean the joint proxy statement/prospectus to be mailed to shareholders of Company in connection with the Company Shareholder Approval.

    "LAKES" shall have the meaning set forth in the Preamble.

    "LAKES AGREEMENTS" shall mean the contracts, loan agreements, leases, guaranty agreements and related collateral and other agreements relating to the Lakes Business, under which Company and/or its Subsidiaries has guaranteed payments or has obligated itself in any way, including, without limitation, (a) the Shark Club Ground Lease and the assignment of lease and guaranty relating thereto, (b) the Lease, dated as of June 17, 1996, by and among Grand Casinos Nevada I, Inc., Cloobeck Enterprises, Brooks Family Trust and Nevada Brooks Cook and the assignment of lease and guaranty relating thereto, (c) the Indemnification Agreement, dated as of December 31, 1997, by and between Company and Lyle Berman relating to New Horizon's Kid Quest, Inc. and Innovative Gaming Corporation of America, (d) the Office Lease, dated as of February 1, 1996, by and between Company and Carlson Real Estate Company, (e) the Lease Agreement, dated as of September 29, 1993, by and between Company and the Estate of James Cambell, (f) the Lease Agreement, dated as of October 29, 1993, by and between Company and the Estate of James Campbell and (g) the Joint Contribution Agreement, dated as of March 16, 1998, by and among Company, Digital Biometrics, Inc. and Trak 21 Development, L.L.C., and the Membership Control Agreement of Trak 21 Development, L.L.C. relating thereto, but excluding the Indian Gaming and Debt Agreements.

    "LAKES BALANCE SHEET" shall have the meaning set forth in Section 4.19(b).

    "LAKES BUSINESS" means the operations, assets and liabilities of the Lakes Group as of the time of the Company Distribution, as set forth in the Company Distribution Agreement.

    "LAKES FORM 10" shall have the meaning set forth in Section 4.4(c).

    "LAKES GROUP" means Lakes and any Person in which Lakes will own, directly or indirectly, any interest as of the Company Distribution.

    "LOUISIANA GAMING LAWS" shall mean the Louisiana Riverboat Economic Development and Gaming Control Act and the rules and regulations promulgated thereunder.

    "LOUISIANA INDIAN MANAGEMENT CONTRACTS" shall mean the Amended and Restated Management & Construction Agreement by and between the Coushatta Tribe of Louisiana and Grand Casinos of Louisiana, Inc.--Coushatta, dated February 25, 1992 and the Amended and Restated Management & Construction Agreement by and between the Tunica-Biloxi Tribe of Louisiana and Grand Casino of Louisiana, Inc.--Tunica-Biloxi, dated November 1, 1992.

    "MATERIAL ADVERSE EFFECT" shall mean, with respect to a Person, any change, occurrence or effect that is or is reasonably likely to be materially adverse to the assets, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole; PROVIDED, HOWEVER, that with respect to (a) the Gaming Co. Business, a "Material Adverse Effect" shall mean a Material Adverse Effect with respect to Gaming Co. and its Subsidiaries, after giving effect to the Hilton Distribution and the other transactions contemplated by the Hilton Distribution Agreement and (b) with respect to the Company Retained Business, a "Material Adverse Effect" shall mean a Material Adverse Effect with respect to Company and its Subsidiaries, after giving effect to the Company Distribution and the other transactions contemplated by the Company Distribution Agreement, but taking into account any contingent liabilities of Company with respect to liabilities assumed by the Lakes Group.

    "MBCA" shall mean the Minnesota Business Corporation Act, as amended from time to time.

    "MERGER" shall have the meaning set forth in the Recitals.

    "MERGER SUB" shall have the meaning set forth in the Preamble.

    "MINNESOTA GAMING LAWS" shall mean the Minnesota Lawful Gambling and Gambling Devices Act and the rules and regulations promulgated thereunder.

    "MISSISSIPPI CASINOS" shall mean Company's existing casino properties located in Tunica, Mississippi, Gulfport, Mississippi, and Biloxi, Mississippi.

    "MISSISSIPPI GAMING LAWS" shall mean the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder.

    "MISSOURI GAMING LAWS" shall mean the Missouri Gaming Law and the rules and regulations promulgated thereunder.

    "MULTIEMPLOYER PLANS" shall mean employee benefit plans within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of ERISA.

    "NEVADA GAMING LAWS" shall mean the Nevada Gaming Control Act and the rules and regulations promulgated thereunder, the Clark County, Nevada Code and the rules and regulations promulgated thereunder, the City of Reno, Nevada Code and other applicable local regulations.

    "NEW JERSEY GAMING LAWS" shall mean the New Jersey Casino Control Act and the rules and regulations promulgated thereunder.

    "NON-COMPETITION AGREEMENT" shall mean the Non-Competition Agreement to be entered into by each of Lyle Berman, Thomas J. Brosig and Stanley M. Taube, substantially in the form attached hereto as Exhibit L.

    "NON-PLAN DIRECTOR OPTION AGREEMENTS" shall mean (a) the Option Agreement, dated as of April 12, 1994, by and between Company and Morris Goldfarb, (b) the Option Agreement, dated as of July 9, 1992, by and between Company and David L. Rogers, (c) the Option Agreement, dated as of July 9, 1992, by and between Company and Joel N. Waller and (d) the Option Agreement, dated as of July 9, 1992, by and between Company and Neil I. Sell, each as amended as of June 15, 1998.

    "ONTARIO GAMING LAWS" shall mean the Ontario Gaming Control Act, 1992 and the rules and regulations promulgated thereunder.

    "OTHER TRANSACTIONS" shall have the meaning set forth in Section 7.11.

    "OUTSIDE DATE" shall have the meaning set forth in Section 9.1(b).

    "PENSION PLANS" shall mean employee pension benefit plans within the meaning of Section 3(2) of ERISA.

    "PERMITS" shall mean any and all federal, state, local and foreign governmental approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights, including all authorizations under Environmental Laws and Gaming Laws.

    "PERMITTED ENCUMBRANCES" shall mean the following title exceptions: (a) liens with respect to Taxes either not delinquent or being diligently contested in appropriate proceedings; (b) mechanics', materialmen's or similar statutory liens for amounts not yet due or being diligently contested in appropriate proceedings; (c) other exceptions with respect to title to Real Property (including easements of public record) that do not and would not materially interfere with the current and intended use of such Real Property; and (d) Encumbrances related to indebtedness which Encumbrances are disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement.

    "PERSON" shall mean any individual, corporation, limited liability entity, partnership, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, governmental or regulatory body or other entity.

    "PLEDGE AND SECURITY AGREEMENT" shall have the meaning set forth in Section 7.9.

    "PRIVATE LETTER RULING" shall have the meaning set forth in Section
8.1(d)(i).

    "REAL PROPERTY" shall have the meaning set forth in Section 4.14(a).

    "REQUIRED CREDIT SUPPORT" shall have the meaning set forth in Section 7.9.

    "RESTRICTED ACTIVITIES" shall mean any of the following with respect to the Mississippi Casinos: (a) billboard advertising; (b) newspaper or other print media advertising; (c) television or radio advertising; or (d) other similar indirect marketing activities.

    "RESTRICTED PAYMENT" shall mean: (i) the declaration or payment of any dividend or any distribution on account of Lakes' or any of its Subsidiaries' equity interests; or (ii) the purchase, redemption, defeasance or other acquisition or retirement for value of any equity interests of Lakes, without the written consent of Gaming Co. which consent can be given or withheld in Gaming Co.'s sole and absolute discretion.

    "REVOLVING CREDIT FACILITY" shall mean that certain $100 million Capital Lease Facility, dated as of September 29, 1997, entered into by Company, BA Leasing & Capital Corporation and the other parties listed therein.

    "RULE 145" shall have the meaning set forth in Section 7.13.

    "SEC" shall mean the Securities and Exchange Commission.

    "SECURITIES ACT" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SECURITY AGREEMENTS" shall have the meaning set forth in Section 7.9.

    "SENIOR NOTES" shall mean Company's outstanding $115 million Series B Senior Notes due 2004, issued pursuant to the Senior Notes Indenture.

    "SENIOR NOTES INDENTURE" shall mean that certain Series A and Series B 9% Senior Notes due 2004 Indenture, dated as of October 16, 1997, by and among Company, the Guarantors (as defined in the Senior Notes Indenture) and Firstar Bank of Minnesota N.A., as trustee.

    "SERVICE" shall mean the United States Internal Revenue Service.

    "SETTLEMENT AGREEMENT" shall have the meaning set forth in Section 4.10(h).

    "SHAREHOLDER SUPPORT AGREEMENT" shall mean the Shareholder Support Agreement, dated as of the date hereof, by and among Stanley M. Taube, S.M. Taube & Co., Inc., a Nevada corporation, Lyle Berman and Neil I. Sell, as trustee of the Amy Berman Irrevocable Trust dated August 9, 1989, Bradley Berman Irrevocable Trust dated August 9, 1989, Jessie Lynn Berman Irrevocable Trust dated August 9, 1989 and Julie Berman Irrevocable Trust dated August 9, 1989.

    "SHARK CLUB GROUND LEASE" shall mean that certain Ground Lease, dated as of July 1997, by and between Cloobeck Enterprises and MacGregor Income Properties West I, Inc.

    "STRATOSPHERE" shall mean Stratosphere Corporation and any of its Subsidiaries or Affiliates, including Stratosphere Gaming Corp., and any business or operations conducted by or related to such entities, including the Stratosphere Tower, Casino & Hotel and adjoining retail-entertainment center.

    "STRATOSPHERE CONTRACTS" shall mean any and all contracts, loan agreements, leases, guaranty agreements, notes, mortgages, indentures, obligations and other agreements relating to Stratosphere, including, without limitation, (a) the Standby Equity Commitment, dated as of March 9, 1995, by and between Company and Stratosphere, (b) the Limited Guaranty, dated as of March 28, 1997, by Company for the benefit of each of the beneficiaries listed therein, (c) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Thomas G. Bell, (d) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Andrew S. Blumen, (e) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and Robert A. Maheu, (f) the Indemnification Agreement, dated as of May 1, 1997, by and between Company and David R. Wirshing and (g) the indemnification arrangement described in the Minutes of Company's Board of Directors, dated May 3, 1995, relating to the indemnification of Lyle Berman, Neil I. Seil and Stanley M. Taube in connection with their service on the Stratosphere Board of Directors.

    "STRATOSPHERE LITIGATION" shall mean any and all actions, suits, proceedings, claims, arbitrations or investigations relating to Stratosphere, including the Stratosphere shareholders litigation in the U.S. District Court for the District of Nevada (In re Stratosphere Corporation Securities Litigation--Master File No. CV-5-96-00708PMP), Grand Casinos, Inc. shareholders litigation in the U.S. District Court for the District of Minnesota (In Re:
Grand Casinos, Inc. Securities Litigation--Master Filed No. 4-96-890), the Stratosphere shareholders litigation in the Nevada State Court (Victor M. Opitz, et. al. v. Robert E. Stupak, et. al.--Case No. A363019), the Cohen litigation in the U.S. District Court for the District of Nevada (Henry Cohen, et al. v. Stratosphere Corporation, et. al.--Case No. A349985), the Stratosphere vacation club litigation in the District Court in Clark County, Nevada (Richard Duncan, et al. v. Bob and Jane Doe Stupak, et al.--Case No. A370127), the Standby Equity Commitment litigation in the U.S. District Court for the District of Nevada (IBJ Schroeder Bank & Trust Company, Inc. v. Grand Casinos, Inc.--File No. CV-S-97-01252-DWH), the Stratosphere Noteholder Committee bankruptcy court action in the U.S. Bankruptcy Court for the District of Nevada, Stratosphere Plan of Reorganization in the U.S. Bankruptcy Court for the District of Nevada, the Las Vegas Downtown Redevelopment Agency litigations in the Nevada Supreme Court (City of Las Vegas Downtown Redevelopment Agency v. Crockett, et al. and City of Las Vegas Downtown Redevelopment Agency v. Mouldo, et. al.), a derivative litigation in Hennepin County, Minnesota District Court (Lloyd Drilling, et al. v. Lyle Berman, et al.-- Court File No. MC97-002807), and a Stratosphere action for Recovery of Preferential Transfers Pursuant to Sections 547 and 550 of the Bankruptcy Court filed with the Bankruptcy Court against Company, and including any actions, suits, proceedings, claims, arbitrations or investigations relating to the Litigation LLC described in Stratosphere Corporation's Restated Second Amended Plan of Reorganization dated February 26, 1998.

    "SUBSIDIARY" shall mean, with respect to any Person, (a) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (b) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or other otherwise controls; PROVIDED that with respect to Hilton, "Subsidiary" shall mean only those Subsidiaries that, in addition to satisfying clauses (a) and (b) above, comprise part of the Gaming Co. Business.

    "SUBSIDIARIES NOTE PLEDGE" shall mean the pledge of the outstanding capital stock of certain Subsidiaries of Company which will become part of the Lakes Group as a result the Company Distribution, pursuant to that certain Company Security and Pledge Agreement, dated as of November 30, 1995, relating to the First Mortgage Notes.

    "SURVIVING CORPORATION" shall have the meaning set forth in the Recitals.

    "TAX" or "TAXES" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, and shall include any transferee liability in respect of Taxes and any liability in respect of Taxes imposed by contract, tax sharing agreement, tax indemnity agreement or any similar agreement.

    "TAX RETURN" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

    "TOTAL DEBT OF COMPANY" shall have the meaning set forth in Section 3.1(c)(i)(A)(1).

    "TOTAL DEBT OF GAMING CO." shall have the meaning set forth in Section 3.1(c)(i)(B)(1).

    "TOTAL NUMBER OF COMPANY SHARES OUTSTANDING" shall have the meaning set forth in Section 3.1(c)(i)(A)(4).

    "TOTAL NUMBER OF GAMING CO. SHARES OUTSTANDING" shall have the meaning set forth in Section 3.1(c)(i)(B)(4).

    "TRANSACTION COSTS" shall mean any and all costs and expenses which are incurred (or which are reasonably expected to be incurred) by the parties hereto in connection with the consummation of the transactions contemplated by this Agreement and the Distribution Agreements.

    "TRANSACTION DOCUMENTS" means, collectively, this Agreement, the Distribution Agreements, the Ancillary Agreements, the Shareholder Support Agreement, the Trust Agreement and the Pledge and Security Agreement.

    "TRANSFERRED ASSETS" shall have the meaning set forth in Section 7.9(d).

    "TRUST AGREEMENT" shall have the meaning set forth in Section 7.9.

    "UNRESTRICTED CASH" shall mean, with respect to any Person, as of any date of determination, the total amount of cash and cash equivalents of such Person as of such date of determination, less the Working Capital Cash of such Person as of such date of determination.

    "WORKING CAPITAL CASH" shall mean, as of any date of determination, with respect to Company and its Subsidiaries, $15 million and, with respect to Gaming Co. and its Subsidiaries, the total amount of Gaming Field Cash (as defined in the Hilton Distribution Agreement) as of such date of determination.

                                  ARTICLE II.

                                   THE MERGER

    Section 2.1. THE MERGER. Upon the terms and subject to the provisions of this Agreement, and in accordance with the MBCA, Merger Sub will merge with and into Company at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Company shall continue as the Surviving Corporation and shall succeed to and assume all the rights and obligations of Merger Sub in accordance with the MBCA.

    Section 2.2. EFFECTIVE TIME OF THE MERGER. Subject to the provisions of this Agreement, articles of merger in such form as is required by the relevant provisions of the MBCA (the "ARTICLES OF MERGER") shall be duly prepared, executed and acknowledged and thereafter delivered to the Secretary of State of the State of Minnesota for filing, as provided in the MBCA, as early as practicable on the Closing Date. The Merger shall become effective immediately after the Distributions and upon the filing of the Articles of Merger with the Secretary of State of the State of Minnesota or at such time thereafter as provided in the Articles of Merger (the " EFFECTIVE TIME").

    Section 2.3. CLOSING. The closing of the Merger (the "CLOSING") will take place at 10:00 a.m., California time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or, if permissible, waiver of the conditions set forth in Section 8.1 (the "CLOSING DATE"), at the offices of Latham & Watkins, 633 West Fifth Street, Suite 4000, Los Angeles, California 90071, unless another date, place or time is agreed to in writing by the parties hereto.

    Section 2.4. EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all properties, rights, privileges, powers and franchises of Merger Sub and Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of Merger Sub and Company shall become the debts, liabilities and duties of the Surviving Corporation.

    Section 2.5. ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION. At the Effective Time, the Articles of Incorporation and Company Bylaws, as in effect immediately prior to the Effective Time, shall be the articles of incorporation and bylaws, respectively, of the Surviving Corporation, in each case until duly amended in accordance with Applicable Law.

    Section 2.6. DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the articles of incorporation and bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified.

    Section 2.7. DIRECTORS OF GAMING CO. At the Effective Time, Gaming Co. shall take all action necessary to increase the size of its Board of Directors by one member and to elect Lyle Berman as a director of Gaming Co. and in the event of his incapacity to so serve, another person selected by the Board of Directors of Company (as constituted prior to the Effective Time); provided that such other Person is not an employee of the Surviving Corporation and is reasonably acceptable to Gaming Co.

                                  ARTICLE III.

                            CONVERSION OF SECURITIES

    Section 3.1. CONVERSION OF CAPITAL STOCK. At the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or the holders of any shares of Common Stock, par value $.01 per share, of Company (the "COMPANY COMMON STOCK"):

    (a) CAPITAL STOCK OF MERGER SUB. Each share of the capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of the same class of capital stock of the Surviving Corporation.

    (b) CANCELLATION OF TREASURY STOCK AND GAMING CO. OWNED STOCK. All shares of Company Common Stock that are owned by Company or any wholly-owned Subsidiary of Company (but not any Employee Benefit Plans of Company or any of its Subsidiaries) and any shares of Company Common Stock owned by Gaming Co. or any wholly-owned Subsidiary of Gaming Co. shall be canceled and retired and shall cease to exist and no stock of Company or any other consideration shall be delivered in exchange therefor.

    (c)  CONVERSION OF COMPANY STOCK.

    (i) Subject to Section 3.2(e), each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 3.1(b) and Dissenting Shares (as defined in Section 3.2(k)) shall be converted into the right to receive the number of shares of Gaming Co. Common Stock equal to the Company Valuation Factor divided by the Gaming Co. Valuation Factor, rounded to the fourth decimal (the "EXCHANGE RATIO").

        (A) For purposes of the foregoing, the "COMPANY VALUATION FACTOR" shall be equal to (1) $1,200,000,000 MINUS the dollar amount of the Total Debt of Company (the resulting difference being referred to as the "COMPANY NET EQUITY VALUE"), DIVIDED BY (2) the Total Number of Company Shares Outstanding; PROVIDED, HOWEVER, that if the Company Net Equity Value is less than $617,600,000 but more than $585,100,000, then it shall be deemed to be equal to $617,600,000; and provided, further, however, that if the Company Net Equity Value is less than $585,100,000, then Hilton shall be entitled to terminate this Agreement pursuant to Section 9.1(i).

           (1) For purposes of the foregoing, the "TOTAL DEBT OF COMPANY" shall be (x) determined as of the earlier of (i) the Closing Date and (ii) December 31, 1998 (the earlier of such dates, the "DETERMINATION DATE") and (y) equal to the total indebtedness for borrowed money (both long-term and current maturities) of Company and its Subsidiaries as of the Determination Date, plus the increase (if any) between (A) total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures under the Company Capital Plan, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute Transaction Costs) of Company and its Subsidiaries as of the Determination Date and (B) the total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures under the Company Capital Plan, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute Transaction Costs) of Company and its Subsidiaries on a pro forma basis at December 28, 1997, plus the total amount of 1998 capital expenditures under the Company Capital Plan that remain unfunded as of the Determination Date (excluding up to $25 million in Lady Luck-Biloxi acquisition and improvement costs and any additional capital expenditures approved in writing by Hilton pursuant to Section 6.1), plus that percentage of the total Transaction Costs that is equal to Company's shareholders' pro forma ownership of Gaming Co. determined pursuant to the foregoing formula as of the Determination Date but without giving effect to the aggregate Transaction Costs, less (i) the total amount of Unrestricted Cash of Company and its Subsidiaries as of the Determination Date, (ii) $8 million and (iii) so long as Company has not consummated any sale, transfer or other disposition involving its Gulfport headquarters prior to the Determination Date, an amount equal to the sum of (X) the 1998 increase in book value of Company's Gulfport headquarters plus (Y) the dollar value of any depreciation expense accrued by Company in connection therewith from and after December 27, 1997 and through the Determination Date. The elements of the Total Debt of Company and its Subsidiaries shall be as set on a

       "COMPANY CLOSING SCHEDULE" to be prepared and finally determined as set forth in clause (2) below.

           (2) No later than the 10th business day before the day that Company and Hilton reasonably estimate to be the Closing Date, Company shall deliver the Company Closing Schedule to Hilton, together with all supporting documentation reasonably necessary to Hilton's review and verification of the Company Closing Schedule. The Company Closing Schedule shall set forth all of the elements of the Total Debt of Company, as set forth in clause (1) above. In the event the Determination Date is prior to December 31, 1998, the elements of the Total Debt of Company set forth on the Company Closing Schedule shall reflect Company's best estimates of the applicable amounts as of the Closing Date, based on actual amounts as of the most recent month-end for which a Company balance sheet is available (but in no event shall such balance sheet be as of a date more than 60 days prior to the Closing Date), rolled forward to the Closing Date based on reasonable assumptions and methodologies; and the details of such assumptions and roll-forward methodologies shall be clearly stated in the supporting materials delivered to Hilton. In the event that the Determination Date is December 31, 1998, then the Company Closing Schedule shall to the greatest extent possible reflect the actual amounts as of such date and shall utilize estimates only to the extent necessary under the circumstances. In each case, the elements of the Total Debt of Company shall be (i) set forth in accordance with generally accepted accounting principles, applied on a basis consistent with that used by Company in preparing the Company Retained Business Balance Sheet and (ii) pro forma for the Company Distribution (I.E., shall reflect the elements of the Total Debt of Company as if the Company Distribution had already occurred). The Company Closing Schedule shall be accompanied by a certification of Company's chief financial officer that the Company Closing Schedule has been prepared in accordance with the requirements of this Section 3.1(c)(i)(A)(2). Unless Hilton, within five business days after receipt of such schedule, notifies Company that it objects to any elements of the Company Closing Schedule, specifying the basis for any such objection, the amounts set forth on such schedule shall be binding upon the parties hereto for purposes of calculating the Exchange Ratio. If Hilton does make an objection in the manner specified above, then Company and Hilton shall use all reasonable efforts to resolve such objection as promptly as possible. If Company and Hilton are unable to resolve such objections within two business days after such notification has been given by Hilton, the controversy shall be referred to the Manhattan, New York office of Arthur Andersen LLP (or another nationally recognized accounting firm reasonably acceptable to the parties hereto) for a final determination thereof, which determination shall be made as promptly as practicable. Such determination shall be binding upon the parties hereto for purposes of calculating the Exchange Ratio, absent manifest error.

           (3) Upon delivery of the Company Closing Schedule, Company shall provide to Hilton and its representatives such access to records, workpapers and other documents, and to the personnel involved in preparation of the Company Closing Schedule, as Hilton shall reasonably request for purposes of reviewing and verifying the Company Closing Schedule.

           (4) For purposes of the foregoing, the "TOTAL NUMBER OF COMPANY SHARES OUTSTANDING" is equal to 42,293,145, plus any additional shares of Company Common Stock issued in accordance with the terms of Section 6.1 after the date hereof and prior to the Effective Time (excluding any such issuances relating to exercises or conversions of Company Stock Options (as defined in Section 4.3)).

        (B) Subject to the last paragraph of Section 6.2, for purposes of the foregoing, the "GAMING CO. VALUATION FACTOR" shall be equal to (1) $6,024,600,000 MINUS the dollar amount of the Total Debt of Gaming Co., DIVIDED BY (2) the Total Number of Gaming Co. Shares Outstanding.

           (1) For purposes of the foregoing, the "TOTAL DEBT OF GAMING CO." shall be (x) determined as of the Determination Date and (y) equal to the total indebtedness for borrowed money (both long-term and current maturities) of Gaming Co. and its Subsidiaries as of the Determination Date, plus the increase (if any) between (A) total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures relating to Gaming Co.'s Paris Casino-Resort, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute Transaction Costs) of Gaming Co. and its Subsidiaries as of the Determination Date and (B) the total current liabilities (excluding (i) maturities of long-term indebtedness, (ii) payables relating to unfunded expenditures relating to Gaming Co.'s Paris Casino-Resort, (iii) amounts accrued for performance bonuses (but including amounts accrued for retention and relocation bonuses) and (iv) liabilities that constitute Transaction Costs) of Gaming Co. and its Subsidiaries on a pro forma basis at December 31, 1997, plus the total amount of capital expenditures that remain unfunded with respect to Gaming Co.'s Paris Casino-Resort as of the Determination Date (excluding any additional capital expenditures approved in writing by Company), plus that percentage of the total Transaction Costs that is equal to 100% minus that percentage that is equal to Company's shareholders' pro forma ownership of Gaming Co. determined pursuant to the foregoing formula as of the Determination Date but without giving effect to the aggregate Transaction Costs, less the total amount of Unrestricted Cash of Gaming Co. and its Subsidiaries as of the Determination Date. The elements of the Total Debt of Gaming Co. and its Subsidiaries shall be as set on a "GAMING CO. CLOSING SCHEDULE" to be prepared and finally determined as set forth in clause (2) below.

           (2) No later than the 10th business day before the day that Company and Hilton reasonably estimate to be the Closing Date, Hilton shall deliver the Gaming Co. Closing Schedule to Company, together with all supporting documentation reasonably necessary to Company's review and verification of the Gaming Co. Closing Schedule. The Gaming Co. Closing Schedule shall set forth all of the elements of the Total Debt of Gaming Co., as set forth in clause (1) above. In the event the Determination Date is prior to December 31, 1998, the elements of the Total Debt of Gaming Co. set forth on the Gaming Co. Closing Schedule shall reflect Gaming Co.'s best estimates of the applicable amounts as of the Closing Date, based on actual amounts as of the most recent month-end for which a Gaming Co. balance sheet is available (but in no event shall such balance sheet be as of a date more than 60 days prior to the Closing Date), rolled forward to the Closing Date based on reasonable assumptions and methodologies; and the details of such assumptions and roll-forward methodologies shall be clearly stated in the supporting materials delivered to Company. In the event that the Determination Date is December 31, 1998, then the Gaming Co. Closing Schedule shall to the greatest extent possible reflect the actual amounts as of such date and shall utilize estimates only to the extent necessary under the circumstances. In each case, the elements of the Total Debt of Gaming Co. shall be (i) set forth in accordance with generally accepted accounting principles, applied on a basis consistent with those used by Hilton in preparing the Gaming Co. Business Balance Sheet and (ii) pro forma for the Hilton Distribution (I.E., shall reflect the elements of the Total Debt of Gaming Co. as if the Hilton Distribution had already occurred). The Gaming Co. Closing Schedule shall be accompanied by a certification of Gaming Co.'s chief financial officer that the Gaming Co. Closing Schedule has been prepared in accordance with the requirements of this
       Section 3.1(c)(i)(B)(2). Unless Company, within five business days after receipt of such schedule, notifies Hilton that it objects to any elements of the Gaming Co. Closing Schedule, specifying the basis for any such objection, the amounts set forth on such schedule shall be binding upon the parties hereto for purposes of calculating the Exchange Ratio. If Company does make an objection in the manner specified above, then Hilton and Company shall use all reasonable efforts to resolve such objection as promptly as possible. If Hilton and Company are unable to resolve such objections within two business days after such notification has been given by Company, the controversy shall be referred to the Manhattan, New York office of Arthur Andersen LLP (or another nationally recognized accounting firm reasonably acceptable to the parties hereto) for a final determination thereof, which determination shall be made as promptly as practicable. Such determination shall be binding upon the parties hereto for purposes of calculating the Exchange Ratio, absent manifest error.

           (3) Upon delivery of the Gaming Co. Closing Schedule, Hilton shall provide to Company and its representatives such access to records, workpapers and other documents, and to the personnel involved in preparation of the Gaming Co. Closing Schedule, as Company shall reasonably request for purposes of reviewing and verifying the Gaming Co. Closing Schedule.

           (4) For purposes of the foregoing, the "TOTAL NUMBER OF GAMING CO. SHARES OUTSTANDING" is equal to 260,450,202, plus any additional shares of Gaming Co. Common Stock issued in accordance with the terms of Section
       6.2 after the date hereof and prior to the Effective Time (excluding any such issuances relating to exercises or conversions of Hilton Preferred Stock or Hilton Stock Options (as defined in Section 5.3) or Gaming Co. options in substitution thereof, and excluding any such issuances pursuant to the Employee Stock Purchase Plan.

    (ii) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock or Gaming Co. Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or in the event that Gaming Co. shares are distributed to Hilton Stockholders in the Hilton Distribution on less than a 1 for 1 basis (a "non-equal distribution"), the Exchange Ratio correspondingly shall be appropriately adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or non-equal distribution.

   (iii) All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Gaming Co. Common Stock and any cash in lieu of fractional shares of Gaming Co. Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 3.2, and any dividends or other distributions to which such holder is entitled pursuant to
Section 3.2(c), in each case without interest.

    (iv) Pursuant to the Gaming Co. Rights Agreement, one Gaming Co. Right will be attached to each share of Gaming Co. Common Stock issued upon conversion of Company Common Stock in accordance with this Section 3.1(c) and all references in this Agreement to Gaming Co. Common Stock shall be deemed to include the Gaming Co. Rights.

    Section 3.2. EXCHANGE OF CERTIFICATES. The procedures for exchanging shares of Company Common Stock for Gaming Co. Common Stock pursuant to the Merger are as follows:

    (a) EXCHANGE AGENT. As of the Effective Time, Gaming Co. shall deposit with a bank or trust company designated by it and reasonably acceptable to Company (the "EXCHANGE AGENT"), for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for exchange in accordance with this Section 3.2, through the Exchange Agent, certificates representing the shares of Gaming Co. Common Stock issuable pursuant to Section 3.1 in exchange for outstanding shares of Company Common Stock (such shares of Gaming Co. Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "EXCHANGE FUND").

    (b) EXCHANGE PROCEDURES. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "CERTIFICATES"), which shares were converted pursuant to Section 3.1 into the right to receive shares of Gaming Co. Common Stock, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Gaming Co. and Company may reasonably specify) and (ii) instructions for effecting the surrender of the Certificates in exchange for certificates representing shares of Gaming Co. Common Stock (plus cash in lieu of fractional shares, if any, of Gaming Co. Common Stock as provided below). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Gaming Co. and reasonably acceptable to Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Gaming Co. Common Stock which such holder has the right to receive pursuant to the provisions of this Article III, and the Certificate so surrendered shall immediately be canceled. In the event of a transfer of ownership of Company Common Stock prior to the Effective Time which is not registered in the transfer records of Company, a certificate representing the proper number of shares of Gaming Co. Common Stock may be issued to a transferee if the Certificate representing such Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. After the Effective Time, each outstanding Certificate which theretofore represented shares of Company Common Stock shall represent only the right to receive shares of Gaming Co. Common Stock (and cash in lieu of fractional shares, if any) pursuant to the terms hereof and shall not be deemed to evidence ownership of the number of shares of Gaming Co. Common Stock into which such shares of Company Common Stock were converted until the Certificate therefor shall have been surrendered in accordance with this Section 3.2.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. No dividends or other distributions declared or made after the Effective Time with respect to Gaming Co. Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Gaming Co. Common Stock the holder thereof is entitled to receive in exchange therefor and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (e) below until the holder of record of such Certificate surrenders such Certificate. Subject to the effect of Applicable Laws, following surrender of any such Certificate there shall be paid to the record holder of the certificates representing whole shares of Gaming Co. Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Gaming Co. Common Stock to which such holder is entitled pursuant to subsection
(e) below and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Gaming Co. Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Gaming Co. Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN COMPANY COMMON STOCK. All shares of Gaming Co. Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (and any cash paid pursuant to subsection
(c) or (e) of this Section 3.2) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates, subject, however, to the Surviving Corporation's obligation to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement (to the extent permitted under Section 6.1) or prior to the date hereof and which remain unpaid at the time of such surrender; and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Gaming Co. for any reason, such Certificates shall be canceled and exchanged as provided in this Section 3.2.

    (e) NO FRACTIONAL SHARES. No certificate or scrip representing fractional shares of Gaming Co. Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of Gaming Co. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock outstanding immediately prior to the Effective Time exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Gaming Co. Common Stock (after taking into account all Certificates held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Gaming Co. Common Stock multiplied by the per share closing sales price of Gaming Co. Common Stock (as reported on the New York Stock Exchange Composite
Tape) on the first day of trading of Gaming Co. Common Stock on the NYSE after the Effective Time.

    (f) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the shareholders of Company for 180 days after the Effective Time shall be delivered to Gaming Co. upon demand, and any shareholder of Company who has not previously complied with this Section 3.2 shall thereafter look only to Gaming Co. for payment of such shareholder's claim for Gaming Co. Common Stock, any cash in lieu of fractional shares of Gaming Co. Common Stock and any dividends or distributions with respect to Gaming Co. Common Stock.

    (g) NO LIABILITY. Neither Hilton, Gaming Co. nor Company shall be liable to any holder of shares of Company Common Stock for any shares of Gaming Co. Common Stock (or dividends or distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    (h) WITHHOLDING RIGHTS. Gaming Co. and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock such amounts as it is required to deduct and withhold with respect to such consideration under the Code or any provision of federal, state, local or foreign tax law. To the extent that amounts are so withheld by Gaming Co. or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made.

    (i) LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Gaming Co. or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Gaming Co. or the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Gaming Co. Common Stock and any cash in lieu of fractional shares and unpaid dividends and distributions on shares of Gaming Co. Common Stock deliverable in respect thereof pursuant to this Agreement.

    (j) AFFILIATES. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any Affiliate of Company shall not be exchanged until Gaming Co. has received an Affiliate Agreement from such Affiliate.

    (k) DISSENTING SHARES. Any shares of Common Stock held by a holder who dissents from the Merger and becomes entitled to obtain payment for the value of such Common Stock pursuant to the applicable provisions of Minnesota law shall be herein called "DISSENTING SHARES." Any Dissenting Shares shall not, after the Effective Time, be entitled to vote for any purpose or receive any dividends or other distributions and shall not be converted into Gaming Co. Common Stock; provided, however, that the Common Stock held by a dissenting shareholder who subsequently withdraws a demand for payment, fails to comply fully with the requirements of Minnesota law, or otherwise fails to establish the right of such shareholder to be paid the value of such shareholder's shares under Minnesota law shall be deemed to be have been converted into Gaming Co. Common Stock pursuant to the terms and conditions referred to above.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company represents and warrants to Hilton that the statements contained in this Article IV are true and correct, except as set forth in the Company Disclosure Schedule. The Company Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article IV, and the disclosure in any paragraph shall not qualify other paragraphs in this Article IV unless such disclosure is specifically referred to in such other paragraphs.

    Section 4.1. ORGANIZATION, STANDING AND CORPORATE POWER. Each of Company and its Subsidiaries is a corporation, limited liability entity or partnership duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or organized and has the requisite corporate, limited liability company or partnership power and authority to carry on its business as now being conducted. Each of Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect with respect to Company or the Company Retained Business. Company has made available to Hilton complete and correct copies of its Articles of Incorporation and Company Bylaws and the comparable charter or organizational documents of its Subsidiaries, in each case, as amended to the date of this Agreement.

    Section 4.2. SUBSIDIARIES. The Company Disclosure Schedule sets forth all the Subsidiaries of Company and each other Person in which Company owns, directly or indirectly, any interest. All the outstanding shares of capital stock or other equity interests of each Subsidiary of Company are duly authorized, validly issued, fully paid and non-assessable and are owned by Company, by another wholly-owned Subsidiary of Company or by Company and another wholly-owned Subsidiary of Company, free and clear of any and all mortgages, security interests, liens, claims, pledges, restrictions, leases, title exceptions, rights of others, charges or other encumbrances ("ENCUMBRANCES"). Subject to compliance with applicable Gaming Laws, the respective articles of incorporation and bylaws or other organizational documents of Company's Subsidiaries do not contain any provision limiting or otherwise restricting the ability of Gaming Co., following the Effective Time, from controlling such Subsidiaries on the same basis as Company.

    Section 4.3. CAPITALIZATION. The authorized capital stock of Company consists of 100,000,000 shares of Common Stock, $.01 par value per share. As of June 17, 1998, (i) 42,293,145 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, (ii) 1,788 shares of Company Common Stock were owned by Company and held in street name by Company, (iii) 100,000 shares of Company Common Stock were reserved for issuance pursuant to that certain stock purchase warrant issued to the Corporate Commission of the Mille Lacs Band of Ojibwe Indians, (iv) 4,224,108 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Company Common Stock under Company's 1991 Stock Option and Compensation Plan, (v) 150,000 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase shares of Company Common Stock under Company's Director Option Plan and (vi) 151,500 shares of Company Common Stock were reserved for issuance upon exercise of outstanding options to purchase Shares of Company Common Stock under Company's Non-Plan Director Option Agreements (collectively, the plans or agreements described in clauses (iv) and (vi), the "COMPANY STOCK PLANS" and the options issued thereunder are referred to as the " COMPANY STOCK OPTIONS"). Except as set forth above, as of June 17, 1998, no shares of capital stock or other voting or equity securities of Company were issued, reserved for issuance or outstanding. No change in such capitalization has occurred between June 17, 1998 and the date of this Agreement other than the issuance of Common Stock upon the exercise of Company Stock Options. There are no other outstanding contractual rights the value of which is derived from the financial performance of Company or the value of shares of Company Common Stock. All outstanding shares of capital stock of Company are, and all shares which may be issued as contemplated by this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Company or any other Person having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Company may vote. Except as set forth above, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party, or by which any of them is bound, obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting or equity securities of Company or any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than redemptions, purchases and other acquisitions required by applicable provisions under Gaming Laws or similar provisions contained in the terms of the capital stock of Company or any of its Subsidiaries, as of the date of this Agreement, there are not any outstanding contractual obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries. As of the time of the Company Distribution, (i) the issued and outstanding shares of common stock of Lakes will be equal to the shares of Company Common Stock that are then issued and outstanding, (ii) Lakes will have issued options as described in the Company Distribution Agreement and (iii) all outstanding shares of capital stock of Lakes will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    Section 4.4.  AUTHORITY; ENFORCEABILITY; NO CONFLICT; CONSENTS.

    (a) Each of Company and Lakes has the requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, subject to, with respect to the Merger, the approval of this Agreement and the Merger by the affirmative vote of the holders of at least a majority of the voting power of all shares of Company Common Stock entitled to vote (the "COMPANY SHAREHOLDER APPROVAL") and, with respect to the Company Distribution, the declaration of the Company Distribution by Company's Board of Directors and the ratification of the Company Distribution by the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock. The execution and delivery by each of Company and Lakes of each of the Transaction Documents to which it is a party and the consummation by each of Company and Lakes of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Company and Lakes, subject to, with respect to the Merger, the Company Shareholder Approval and, with respect to the Company Distribution, the declaration of the Company Distribution by Company's Board of Directors and the ratification of the Company Distribution by the affirmative vote of holders of at least a majority of the outstanding shares of Company Common Stock. Each of the Transaction Documents to which it is a party (other than the Company Distribution Agreement and the Company Ancillary Agreements) has been duly executed and delivered by each of Company and Lakes and constitutes the valid and binding obligation of Company and Lakes (as applicable), enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Prior to the Company Distribution, the Company Distribution Agreement and the Company Ancillary Agreements will be duly executed and delivered by each of Company and Lakes and upon such execution and delivery, will constitute the valid and binding obligations of each of Company and Lakes, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery by each of Company and Lakes of each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien, liability or purchase right upon any of the properties or assets of Company or any of its Subsidiaries under, (i) the Articles of Incorporation or Company Bylaws or the comparable charter or organizational documents of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in Section 4.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liabilities or liens that would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to Company or the Company Retained Business, (y) impair, in any material respect, the ability of Company or Lakes to perform its obligations under each of the Transaction Documents to which it is a party or (z) prevent or significantly delay the consummation of any of the transactions contemplated by the Transaction Documents.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Company or any of its Subsidiaries in connection with the execution and delivery of each of the Transaction Documents to which Company is a party or the consummation of the transactions contemplated thereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing with the SEC of
(x) the Joint Proxy Statement/ Prospectus Prospectus and the Form S-4 and the obtaining of any related orders as may be so required, (y) a registration statement on Form 10 (the "LAKES FORM 10") under the Exchange Act relating to the equity securities of Lakes, and (z) such reports and filings under Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of Articles of Merger with the Minnesota Secretary of State, (iv) the filing of notices with and the approval by (A) the Mississippi Gaming Commission under the Mississippi Gaming Laws, (B) the Minnesota Gambling Control Board under the Minnesota Gaming Laws, (C) the Louisiana Gaming Control Board under the Louisiana Gaming Laws and (D) the National Indian Gaming Commission and any other appropriate Governmental Authorities as may be required under the Indian Gaming Laws, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required by any applicable state securities or "blue sky" laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate: (1) have a Material Adverse Effect with respect to Company or the Company Retained Business; (2) impair, in any material respect, the ability of Company or Lakes to perform its obligations under the Transaction Documents to which it is a party; or (3) prevent or significantly delay the consummation of the transactions contemplated by the Transaction Documents.

    Section 4.5. VOTE REQUIRED; OWNERSHIP OF HILTON CAPITAL STOCK; STATE TAKEOVER STATUTES.

    (a) The Company Shareholder Approval is the only vote of the holders of any class or series of Company's capital stock necessary to approve the Transaction Documents to which Company is a party and the transactions contemplated thereunder.

    (b) Neither Company nor any of its Subsidiaries beneficially owns, either directly or indirectly, any shares of Hilton capital stock.

    (c) The Board of Directors of Company has taken all actions necessary under the MBCA, including approving the transactions contemplated by the Agreement and each of the Transaction Documents to which Company is a party, to ensure that
Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, apply to the transactions contemplated hereunder and thereunder. The restrictions contained in Section 302A.671 of the MBCA applicable to "control share acquisitions" will not apply to the authorization, execution, delivery and performance of this Agreement or each of the Transaction Documents by Company to which it is a party or the consummation of the Merger by Company. No other "fair price," "moratorium," or other similar anti-takeover statute or regulation is applicable to Company or (by reason of Company's participation therein) the Merger or the other transactions contemplated by this Agreement or the other Transaction Documents to which it is a party.

    Section 4.6.  COMPLIANCE WITH APPLICABLE LAWS.

    (a) Each of Company and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to Company or the Company Retained Business, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to Company or the Company Retained Business. Company and its Subsidiaries are in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have Material Adverse Effect with respect to Company or the Company Retained Business.

    (b) Each of Company and its Subsidiaries is, and has been, and each entity formerly owned by Company or its Subsidiaries, while so owned, was in compliance in all respects with all applicable Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not have Material Adverse Effect with respect to Company or the Company Retained Business.

    (c) During the period of ownership or operation by Company and its Subsidiaries of any of their owned or leased properties, there has been no Release of Hazardous Material in, on, under or affecting such properties and none of Company or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect with respect to Company or the Company Retained Business.

    Section 4.7.  COMPANY SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

    (a) Each of Company and its Subsidiaries has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 1, 1995 (as such documents since the time of their filing have been amended or supplemented, collectively, the "COMPANY SEC DOCUMENTS"). As of their respective dates, (i) the Company SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Documents and
(ii) none of the Company SEC Documents contained at the time they were filed or declared effective any untrue statement of a material fact or omitted at the time they were filed or declared effective to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. At their respective dates, the financial statements of Company included in the Company SEC Documents complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of unaudited financial statements, to normal, year-end audit adjustments) the consolidated financial position of Company and its consolidated Subsidiaries as of and at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (b) Except as disclosed in the Company SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 29, 1998, Company and its Subsidiaries do not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Company and its consolidated

Subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Material Adverse Effect with respect to Company or the Company Retained Business. Except as set forth under the "Legal Proceedings" section of Company's 1997 10-K, neither Company nor any of its Subsidiaries have any indebtedness, obligation or liabilities of any kind (whether accrued, absolute, contingent or otherwise) relating to Stratosphere or Stratosphere's assets, liabilities, operations or businesses. Except for liabilities and obligations incurred in the ordinary course of business, consistent with past practices since March 29, 1998, neither Company nor any of its Subsidiaries have any indebtedness, obligation or liabilities of any kind (whether accrued, absolute, contingent or otherwise) relating to the Lakes Group or its assets, liabilities, operations or businesses (i) required by GAAP to be reflected on a consolidated balance sheet of Lakes and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto (assuming the Company Distribution had been effected) or (ii) which reasonably could be expected to have a Material Adverse Effect with respect to Lakes or the Lakes Business.

    Section 4.8. ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof, and except for the Company Distribution and the other transactions contemplated by the Company Distribution Agreement, (a) since December 31, 1997, there has not been any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to the Company Retained Business and (b) from December 31, 1997 to the date of this Agreement, Company and its Subsidiaries have conducted the Company Retained Business only in the ordinary course and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Company,
(ii) any issuance of any shares of Company Common Stock or other capital stock of Company or any securities convertible into or exchangeable or exercisable for capital stock of Company that is not reflected in Section 4.3, (iii) any split, combination or reclassification of any of the capital stock of Company or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company, (iv)
(x) any granting by Company or any of its Subsidiaries to any director or officer of Company or any of its Subsidiaries of any increase in compensation,
(y) any granting by Company or any of its Subsidiaries to any such Person of any increase in severance or termination pay, or (z) except for employment, severance or termination arrangements in the ordinary course of business consistent with past practice with employees other than any officer of Company or any of its Subsidiaries, any entry by Company or any of its Subsidiaries into any employment, severance or termination agreement with any such Person, (v) any acquisition of or commitment to purchase or build any property or project involving an expenditure in excess of $2 million in the aggregate, except to the extent reflected in the Company's Capital Expenditure Plan attached hereto as Exhibit F or as set forth on the Company Disclosure Schedule, (vi) any damage, destruction or loss that has or reasonably could be expected to have a Material Adverse Effect with respect to Company or the Company Retained Business or (vii) any change in accounting methods, principles or practices by Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

    Section 4.9. LITIGATION. Except as described in the Company SEC Documents filed and publicly available prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries or any member of the Lakes Group that, individually or in the aggregate, could reasonably be expected to (a) have a Material Adverse Effect with respect to Company or the Company Retained Business or (b) prevent or significantly delay the consummation of the transactions contemplated by the Transaction Documents. Except as disclosed in the Company SEC Documents filed and publicly available prior to the date hereof, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Company or any of its Subsidiaries or any member of the Lake Group that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses
(a) and (b).

    Section 4.10.  TAXES.

    (a) Company and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Company or any of its Subsidiaries is or has ever been a member, has timely filed all federal income Tax Returns and all other material Tax Returns required to be filed by them. All such Tax Returns are complete and correct in all material respects. Company and each of its Subsidiaries has paid (or Company has paid on its Subsidiaries' behalf) all Taxes shown as due on such Tax Returns. The most recent consolidated financial statements contained in Company SEC Documents reflect an adequate reserve for all Taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

    (b) No material deficiencies for any Taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries that have not been fully paid or adequately provided for in the appropriate financial statements of Company and its Subsidiaries, no requests for waivers of the time to assess any Taxes are pending, and none of Company or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. There is no dispute or claim concerning any material Tax Liability of any of Company and its Subsidiaries either (i) claimed or raised by any authority in writing or (ii) as to which any of the officers or employees responsible for Tax matters of any of Company and its Subsidiaries has knowledge based upon personal contact with any agent of such authority. The statute of limitations for the federal income Tax Returns of Company and each of its Subsidiaries consolidated in such Tax Returns have expired for all years through July 31, 1992.

    (c) No material liens for Taxes exist with respect to any assets or properties of Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due.

    (d) Except as contemplated by the Company Distribution Agreement, none of Company or any of its Subsidiaries is a party to or is bound by any tax sharing agreement, tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority).

    (e) None of Company or any of its Subsidiaries has taken or agreed to take any action that would prevent (i) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1)(B) of the Code or (ii) the Company Distribution from constituting a tax-free transaction, solely with respect to Company's shareholders, within the meaning of Section 355 of the Code.

    (f) There is not any employment, severance or termination agreement or other compensation arrangement or employee benefit plan (as defined in Section 3(3) of ERISA) currently in effect which provides for the payment of any amount (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by the Transaction Documents to any employee, officer or director of Company or any of its affiliates who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) that would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

    (g) Company and its Subsidiaries have complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes.

    (h) There are no federal, state, local or foreign audits or other administrative proceedings or court proceedings presently pending with regard to any federal or state, local or foreign Taxes or Tax Returns of Company or its Subsidiaries and neither Company nor any of its Subsidiaries has received a written notice of any pending audit or proceeding. To the Company's knowledge, Company has settled the audit of its federal Tax Return relating to the depreciation of its dockside casinos. The terms of such settlement are set forth on the Company Disclosure Schedule (the "SETTLEMENT AGREEMENT").

    (i) Neither Company nor any of its Subsidiaries has agreed to or is required to make any adjustments under Section 481(a) of the Code.

    (j) Neither Company nor any of its Subsidiaries has, with regard to any assets or property held or acquired by any of them, filed a consent to the application of Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by Company or any of its Subsidiaries.

    (k) No property owned by Company or any of its Subsidiaries: (i) is property required to be treated as being owned by another Person pursuant to the provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986;
(ii) constitutes "tax exempt use property" within the meaning of Section 168(h)(1) of the Code; or (iii) is tax exempt bond financed property within the meaning of Section 168(g) of the Code.

    Section 4.11.  EMPLOYEE BENEFITS.

    (a) The Company Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of ERISA) and all other employee benefit plans, agreements, contracts or other benefit arrangements, including executive compensation and directors' benefit plans, and payroll practices which Company, any ERISA Affiliate of Company or any of its Subsidiaries maintains, contributes to or has any obligation to or liability for (collectively, the "EMPLOYEE BENEFIT PLANS").

    (b) With respect to each Employee Benefit Plan, Company has made available to Hilton a true and correct copy of (i) the most recent annual report (Form
5500) filed with the Service, (ii) such Employee Benefit Plan and all amendments thereto, (iii) each trust agreement and group annuity contract, if any, and all amendments thereto relating to such Employee Benefit Plan, (iv) the most recent actuarial report or valuation relating to any such Employee Benefit Plan subject to Title IV of ERISA, (v) the most recent determination letter with respect to any such Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code and (vi) the most recent summary plan descriptions.

    (c) As of the date hereof, (i) all material payments required to be made by or under any Employee Benefit Plan, any related trusts, or any related collective bargaining agreement have been made or are being processed in accordance with normal operating procedures, and except as set forth in Company's financial statements, all material amounts required to be reflected thereon have been properly accrued to date as liabilities under or with respect to each Employee Benefit Plan for the current year; (ii) Company and its Subsidiaries have performed all material obligations required to be performed by them under any Employee Benefit Plan; (iii) the Employee Benefit Plans have been administered in material compliance with their terms and the requirements of ERISA, the Code and other Applicable Laws; (iv) there are no material actions, suits, arbitrations or claims (other than routine claims for benefits) pending or, to Company's knowledge, threatened with respect to any Employee Benefit Plan; (v) Company and its Subsidiaries have no liability as a result of any "prohibited transaction" (as defined in Section 406 of ERISA and Section 4975 of the Code) for any material excise tax or civil penalty and (vi) neither Company nor any Subsidiary of Company has any liabilities or obligations with respect to any Employee Benefit Plan, whether accrued, contingent or otherwise, except liabilities or obligations (A) incurred in the ordinary course of business consistent with past practice or (B) which are fully funded or reserved for on the most recent financial statements of Company included in the Company SEC Documents.

    (d) None of the Employee Benefit Plans, other than Multiemployer Plans, is subject to Title IV of ERISA.

    (e) Company and its Subsidiaries have not, with respect to any Multiemployer Plan, suffered or otherwise caused a "complete withdrawal" or "partial withdrawal," as such terms are respectively defined in Sections 4023 and 4025 of ERISA, which has resulted in any material liability to Company or any of its Subsidiaries which has not been fully satisfied or which is not set forth in Company's financial statements filed with the Company SEC Documents.

    (f) Each of the Pension Plans which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the Service to be so "qualified" and Company knows of no fact which would adversely affect the qualified status of any such Pension Plan.

    (g) Neither the execution and delivery of the Transaction Documents to which Company is a party, nor the consummation of the transactions contemplated thereby will: (i) result in any material payment becoming due, or materially increase the amount of compensation due, to any current or former employee of Company or any of its Subsidiaries; (ii) materially increase any benefits otherwise payable under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such material benefits.

    (h) The Incentive Pool Agreement has been terminated and there are no amounts due or payable thereunder.

    Section 4.12. BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other Person, other than Ladenburg Thalmann & Co. Inc. (whose fee arrangements have been disclosed to Hilton in writing and will not be modified subsequent to the date of this Agreement), the fees and expenses of which will be paid by Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company.

    Section 4.13. OPINION OF FINANCIAL ADVISOR. Company has received the opinion of Ladenburg Thalmann & Co. Inc. to the effect that, as of the date of this Agreement, the consideration to be received by Company's shareholders in the Merger and the Company Distribution, considered as a unitary transaction, is in the aggregate fair to Company's shareholders from a financial point of view (the "FAIRNESS OPINION").

    Section 4.14.  TITLE TO PROPERTIES.

    (a) The Company Disclosure Schedule sets forth a complete list of all material real property owned in fee by Company or any of its Subsidiaries and sets forth all material real property leased by Company or any of its Subsidiaries as lessee as of the date hereof (such owned and leased material real property, including all Improvements thereon, referred to collectively as the "REAL PROPERTY"). The Real Property set forth on the Company Disclosure Schedule comprises all of the material real property necessary and/or currently used in the operations of the business of Company and its Subsidiaries. Company and its Subsidiaries have good and valid title to, or (as to Real Property designated as leased) a valid leasehold interest in, all of the Real Property. The Real Property is free of Encumbrances, except for Permitted Encumbrances and Encumbrances created under the First Mortgage Notes Indenture, and the consummation of the transactions contemplated by the Transaction Documents will not create any Encumbrance (other than Permitted Encumbrances) on any of the Real Property. Each of Company and its Subsidiaries enjoys peaceful and undisturbed possession under all leases of Real Property, except for such breaches of the right to peaceful and undisturbed possession that do not materially interfere with the ability of Company and its Subsidiaries to conduct their business on such property.

    (b) No toxic or hazardous wastes, substances or materials are stored or otherwise held on the Real Property in violation of Environmental Laws, and to the knowledge of Company, no Contamination exists at, on or under the Real Property at levels that contravene those allowed by Environmental Laws.

    Section 4.15. INDIAN GAMING AND DEBT AGREEMENTS AND LAKES AGREEMENTS. The execution and delivery by each of Company and Lakes of this Agreement and each of the Transaction Documents to which it is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, or result in any violation of, or default (with or without notice of lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of a material benefit under, or result in the creation or maturation of any lien, liability or purchase right upon any of the properties or assets of Company or any Subsidiary under any of the Indian Gaming and Debt Agreements or the Lakes Agreements and in each case, to which Company or any of its Affiliates or Subsidiaries is a party or subject to, or to Company's knowledge, to which any other Person is a party or subject to, or have or result in a Material Adverse Effect to Company with respect to any of the Indian Gaming and Debt Agreements or Lakes Agreements to which Company or any of its Affiliates or Subsidiaries is a party or subject to, or to Company's knowledge, to which any other Person is a party or subject to.

    Section 4.16. INSURANCE. Company and its Subsidiaries have insurance coverage with insurance companies or associations in such amounts, on such terms and covering such risks, including fire and other risks insured against by extended coverage, as is reasonably prudent, and each has public liability insurance, insurance against claims for personal injury or death or property damage occurring in connection with any of activities of Company or any of its Subsidiaries or of any properties owned, occupied or controlled by Company or any of its Subsidiaries, in such amount as is reasonably prudent.

    Section 4.17. TRANSACTIONS WITH COMPANY AFFILIATES. Except as disclosed in the "Certain Transactions" section of Company's 1998 Proxy, from January 1, 1995 through the date of this Agreement, there have been no transactions, agreements, arrangements or understandings between Company or its Subsidiaries, on the one hand, and Company's affiliates or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 4.18.  CERTAIN MATTERS RELATING TO STRATOSPHERE AND THE LAKES GROUP.

    (a) Neither Company nor any of its Subsidiaries has any obligation to make contributions or advances to, or otherwise fund or guarantee indebtedness or operations of, or undertake any liabilities pertaining to, Stratosphere.

    (b) Company has settled the Stratosphere vacation club litigation in the District Court in Clark County, Nevada (Richard Duncan, et al. v. Bob and Jane Doe Stupak, et al.--Case No. A370127) and the terms of such settlement are set forth on the Company Disclosure Schedule.

    (c) A description of the Stratosphere action for Recovery of Preferential Transfers Pursuant to Sections 547 and 550 of the Bankruptcy Court filed with the U.S. Bankruptcy Court for the District of Nevada against Company is set forth on the Company Disclosure Schedule.

    (d) Neither Company nor any of its Subsidiaries has any obligation to provide indemnification to any of Company's current or former officers or directors with respect to such officer's or director's employment or service with any Person except for (i) Company or its Subsidiaries, (ii) Stratosphere Corporation, (iii) New Horizons Kid Quest, Inc. and (iv) Innovative Gaming Corporation of American (in the case of clauses (iii) and (iv), only pursuant to the Indemnification Agreement, dated as of December 31, 1997, by and between Company and Lyle Berman).

    (e) The Company Disclosure Schedule lists all of the material liabilities of Company and its Mississippi Subsidiaries (as defined in the Company Distribution Agreement) that arise out of, or are specifically associated with, either the Lakes Business or any member of the Lakes Group.

    (f) The Company Disclosure Schedule lists and describes all of Company's oral marketing agreements with any Indian tribe relating to any of the Indian Gaming and Debt Agreements.

    Section 4.19.  PRO FORMA FINANCIAL INFORMATION OF COMPANY RETAINED BUSINESS.

    (a) Attached hereto as Exhibit D is an unaudited pro forma consolidated balance sheet of the Company Retained Business of Company and its Subsidiaries at December 28, 1997 (including certain explanatory notes thereto, the "COMPANY RETAINED BUSINESS BALANCE SHEET") and an unaudited pro forma consolidated statement of operations for the Company Retained Business of Company and its Subsidiaries for the period ended December 28, 1997 (including certain explanatory notes thereto, the "COMPANY RETAINED BUSINESS INCOME STATEMENT" and together with the Company Retained Business Balance Sheet, the "COMPANY RETAINED BUSINESS FINANCIAL STATEMENTS"). The Company Retained Business Financial

Statements have been derived from Company's financial statements, and prepared in accordance with the principles set forth in the notes thereto. The Company Retained Business Financial Statements fairly present in all material respects (on the basis indicated in the notes thereto) the consolidated financial position of Company and its Subsidiaries at the date thereof, after giving pro forma effect to the Company Distribution (assuming the Company Distribution occurred on December 28, 1997), and the consolidated results of their operations for the one-year period then ended, after giving pro forma effect to the Company Distribution (assuming the Company Distribution occurred on December 29, 1996) At the Effective Time, except as contemplated by this Agreement or the Company Distribution Agreement, neither Lakes nor any of its Subsidiaries will own or have rights to use any of the assets or properties, whether tangible, intangible or mixed, which are necessary for the conduct of the Company Retained Business as conducted on the date hereof or be a party to any material agreement or arrangement with the Surviving Corporation or any of its Subsidiaries, other than as described in the Transaction Documents.

    (b) Attached hereto as Exhibit E is an unaudited pro forma consolidated balance sheet of Lakes and its Subsidiaries at December 28, 1997 (including certain explanatory notes thereto, the "LAKES BALANCE SHEET"), after giving pro forma effect to the Company Distribution (assuming the Company Distribution occurred on December 28, 1997).

    Section 4.20. CAPITAL EXPENDITURE PLAN. Attached hereto as Exhibit F is a true and correct copy of Company's Capital Expenditure Plan 1998 - 1999, dated June 3, 1998 (such plan, as it is in existence on the date hereof, the "COMPANY CAPITAL PLAN").

    Section 4.21. PROHIBITED PAYMENTS. Company has not entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided or suffered.

                                   ARTICLE V.

                    REPRESENTATIONS AND WARRANTIES OF HILTON

    Hilton represents and warrants to Company that the statements contained in this Article V are true and correct, except as set forth in the Hilton Disclosure Schedule. The Hilton Disclosure Schedule shall be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article V, and the disclosure in any paragraph shall not qualify other paragraphs in this Article V unless such disclosure is specifically referred to in such other paragraphs. As used in this Agreement, any reference to Hilton and its Subsidiaries shall be a reference to Hilton and each of its Subsidiaries.

    Section 5.1. ORGANIZATION, STANDING AND CORPORATE POWER. Each of Hilton and its Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate or partnership power and authority to carry on its business as now being conducted. Each of Hilton and its Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualifications or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Gaming Co. Business. Hilton has made available to Company complete and correct copies of its Certificate of Incorporation and Hilton Bylaws and the comparable charter or organizational documents of its Subsidiaries, in each case, as amended to the date of this Agreement.

    Section 5.2. OWNERSHIP OF GAMING CO. As of the date hereof, all of the outstanding shares of capital stock of Gaming Co. are owned by Hilton, free and clear of any Encumbrances except for any Encumbrance that would not have a Material Adverse Effect with respect to the Gaming Co. Business. Subject to compliance with applicable Gaming Laws, the articles of incorporation and bylaws of Gaming Co. do not contain any provision limiting or otherwise restricting the ability of Gaming Co., following the Effective Time, from owning the Surviving Corporation.

    Section 5.3.  CAPITALIZATION.

    (a) The authorized capital stock of Hilton consists of 400,000,000 shares of Hilton Common Stock, par value $2.50 per share, and 24,832,700 shares of preferred stock, par value $1.00 per share (the "HILTON PREFERRED STOCK"). As of May 31, 1998, (i) 246,804,578 shares of Hilton Common Stock and 14,832,200 shares of Hilton Preferred Stock, designated as "Preferred Redeemable Increased Dividend Equity Securities-SM-, 8% PRIDES-SM-, Convertible Preferred Stock," were issued and outstanding, (ii) 4,414,827 shares of Hilton Common Stock, and no shares of Hilton Preferred Stock, were held in the treasury of Hilton or by any Subsidiary of Hilton, (iii) 24,000 shares of Hilton Common Stock were reserved for issuance upon the exercise of options issued under Hilton's 1997 Independent Director Stock Option Plan, (iv) 7,100,417 shares of Hilton Common Stock were reserved for issuance upon the exercise of outstanding options issued under Hilton's 1996 Stock Incentive Plan, as amended, (v) 6,000,000 shares of Hilton Common Stock were reserved for issuance upon the exercise of outstanding options issued under Hilton's 1996 Chief Executive Stock Incentive Plan, (vi) 2,937,701 shares of Hilton Common Stock were reserved for issuance upon the exercise of outstanding options issued under Hilton's 1990 Stock Option and Stock Appreciation Rights Plan, as amended, (vii) 397,200 shares of Hilton Common Stock were reserved for issuance upon the exercise of outstanding options issued under Hilton's 1984 Stock Option and Stock Appreciation Rights Plan, as amended (the options issued pursuant to the stock option plans referred to in clauses (iii) through (vii) being collectively referred to as the "HILTON STOCK OPTIONS"), (viii) 1,707,956 shares of Hilton Common Stock were reserved for issuance under the Hilton Employee Stock Purchase Plan (the "EMPLOYEE STOCK PURCHASE PLAN", (ix) 15,488,867 shares were reserved for issuance upon conversion of Hilton's outstanding Convertible Subordinated Notes due 2006, which were as of such date convertible into 15,488,867 shares of Hilton Common Stock ("HILTON CONVERTIBLE NOTES"), and (x) 2,468,046 shares of Hilton Preferred Stock, denominated as Series A Junior Participating Preferred Stock, were reserved for issuance in connection with the Hilton Rights Agreement. Except as set forth above, as of May 31, 1998, no shares of capital stock or other voting securities of Hilton were issued, reserved for issuance or outstanding. No change in such capitalization has occurred between May 31, 1998 and the date of this Agreement other than the issuance of Hilton Common Stock upon the exercise of Hilton Stock Options or the conversion of Hilton Convertible Notes or Hilton Preferred Stock. Except as set forth above, as of the date of this Agreement, there are no other outstanding contractual rights the value of which is derived from the financial performance of Hilton or the value of shares of Hilton Common Stock. All outstanding shares of capital stock of Hilton are when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this agreement, there are no bonds, debentures, notes or other indebtedness of Hilton or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Hilton may vote. Except as set forth above and except for the transactions contemplated by the Hilton Distribution Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Hilton or any of its Subsidiaries is a party or by which any of them is bound, obligating Hilton or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Hilton or of any of its Subsidiaries or obligating Hilton or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth above and other than redemptions, purchases and other acquisitions required by applicable provisions under Gaming Laws or similar provisions contained in the terms of the capital stock of Hilton or any of its Subsidiaries, as of the date of this agreement, there are not any outstanding contractual obligations of Hilton or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Hilton or any of its Subsidiaries.

    (b) The authorized capital stock of Gaming Co. consists of 900 shares of Gaming Co. Common Stock, par value $.01 per share, and 100 shares of preferred stock, par value $.01 per share (the "GAMING CO. PREFERRED STOCK"). As of June 10, 1998, 100 shares of Gaming Co. Common Stock and no shares of

Gaming Co. Preferred Stock were outstanding. Except as set forth above, as of June 10, 1998, no shares of capital stock or other voting securities of Gaming Co. were issued, reserved for issuance or outstanding. No change in such capitalization has occurred between June 10, 1998 and the date of this Agreement. Except as set forth above, as of the date of this Agreement, there are no other outstanding contractual rights the value of which is derived from the financial performance of Gaming Co. or the value of shares of Gaming Co. Common Stock. All outstanding shares of capital stock of Gaming Co. are, and all shares which may be issued as contemplated by this Agreement and the Hilton Distribution Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. As of the date of this Agreement, there are no bonds, debentures, notes or other indebtedness of Gaming Co. or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Gaming Co. may vote. Except for the transactions contemplated by the Hilton Distribution Agreement, as of the date of this Agreement, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Gaming Co. or any of its Subsidiaries is a party or by which any of them is bound, obligating Gaming Co. or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Gaming Co. or of any of its Subsidiaries or obligating Gaming Co. or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. Other than redemptions, purchases and other acquisitions required by applicable provisions under Gaming Laws or similar provisions contained in the terms of the capital stock of Gaming Co. or any of its Subsidiaries, as of the date of this Agreement, there are not any outstanding contractual obligations of Gaming Co. or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Gaming Co. or any of its Subsidiaries. As of the time of the Hilton Distribution, (i) the issued and outstanding shares of common stock of Gaming Co. will be equal to the shares of Hilton Common Stock that are then issued and outstanding as of the record date for the Hilton Distribution, (ii) Gaming Co. will have issued options as described in the Hilton Distribution Agreement and (iii) all outstanding shares of capital stock of Gaming Co. will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.

    Section 5.4.  AUTHORITY; ENFORCEABILITY; NO CONFLICT; CONSENTS.

    (a) Each of Hilton and Gaming Co. has the requisite corporate power and authority to enter into each of the Transaction Documents to which it is a party and to consummate the transactions contemplated thereby, subject to, with respect to the Hilton Distribution, the declaration of the Hilton Distribution by Hilton's Board of Directors and the ratification of the Hilton Distribution by the affirmative vote of holders of at least a majority of the outstanding shares of Hilton Common Stock and Hilton Preferred Stock, voting together as a class, with the holders of the Hilton Preferred Stock entitled to 4/5 of a vote for each share held. The execution and delivery by each of Hilton and Gaming Co. of each of the Transaction Documents to which it is a party and the consummation by each of Hilton and Gaming Co. of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Hilton and Gaming Co., subject to, with respect to the Hilton Distribution, the declaration of the Hilton Distribution by Hilton's Board of Directors and the ratification of the Hilton Distribution by the affirmative vote of holders of at least a majority of the outstanding shares of Hilton Common Stock and Hilton Preferred Stock, voting together as a class, with the holders of the Hilton Preferred Stock entitled to 4/5 of a vote for each share held. Each of the Transaction Documents to which it is a party (other than the Hilton Distribution Agreement and the Hilton Ancillary Agreements) has been duly executed and delivered by each of Hilton and Gaming Co. and constitutes the valid and binding obligation of Hilton and Gaming Co. (as applicable), enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exception. Prior to the Hilton Distribution, the Hilton Distribution Agreement and the Hilton Ancillary Agreements will be duly executed and delivered by each of Hilton and Gaming Co. and upon such execution and delivery, will constitute the valid and binding obligations of each of Hilton and Gaming

Co., enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

    (b) The execution and delivery of each of the Transaction Documents to which it is a party by each of Hilton and Gaming Co. does not, and the consummation of the transactions contemplated thereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or cause loss of any material benefit under, or result in the creation or maturation of any lien, liability or purchase right upon any of the properties or assets of Hilton or any of its Subsidiaries under, (i) the Certificate of Incorporation or Hilton Bylaws or the comparable charter or organizational documents of Gaming Co. or any of its Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Hilton or Gaming Co. or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in
Section 5.4(c), any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Hilton or Gaming Co. or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) or (iii), any such conflicts, violations, defaults, rights, liabilities or liens that would not, individually or in the aggregate, (x) have a Material Adverse Effect with respect to the Gaming Co. Business, (y) impair, in any material respect, the ability of Hilton or Gaming Co. (to the extent applicable) to perform its obligations under each of the Transaction Documents to which it is a party or (z) prevent or significantly delay the consummation of any of the transactions contemplated by the Transaction Documents.

    (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required by Hilton or Gaming Co. or any of its Subsidiaries in connection with the execution and delivery of each of the Transaction Documents to which it is a party or the consummation of the transactions contemplated thereby, except for (i) the filing of a pre-merger notification and report form under the HSR Act, (ii) the filing with the SEC of (x) the Joint Proxy Statement/Prospectus and the Form S-4 and the obtaining of any related orders as may be so required, (y) a registration statement on Form 10 (the "GAMING CO. FORM 10") under the Exchange Act relating to the equity securities of Gaming Co., and (z) such reports and filings under
Section 13 and Section 16 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (iii) the filing of the Articles of Merger with the Minnesota Secretary of State, (iv) the filing of notices with and the approval by (A) the New Jersey Casino Control Commission under the New Jersey Gaming Laws, (B) the Nevada State Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board, and the City of Reno under the Nevada Gaming Laws, (C) the Mississippi Gaming Commission under the Mississippi Gaming Laws, (D) the Louisiana Gaming Control Board under the Louisiana Gaming Laws, (E) the Ontario Gaming Control Commission under the Ontario Gaming Laws, (F) the Missouri Gaming Commission under the Missouri Gaming Laws and (G) the appropriate Governmental Authorities as may be required under the applicable Gaming Laws of the countries of Australia and Uruguay, (v) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities or "blue sky" laws and (vi) such other consents, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate, be reasonably likely to: (1) have a Material Adverse Effect on the Gaming Co. Business; (2) impair, in any material respect, the ability of Hilton or Gaming Co. to perform its obligations under each of the Transaction Documents to which it is a party; or (3) prevent or significantly delay the consummation of the transactions contemplated by the Transaction Documents.

    (d) No approval or consent for the Merger by holders of securities of Gaming Co. is required under the MBCA, Gaming Co.'s certificate of incorporation or bylaws, its NYSE listing agreement or any other agreement to which Gaming Co. is a party thereto.

    Section 5.5. OWNERSHIP OF COMPANY CAPITAL STOCK. Neither Hilton nor any of its Subsidiaries beneficially owns, either directly or indirectly, any shares of Company capital stock.

    Section 5.6.  COMPLIANCE WITH APPLICABLE LAWS.

    (a) Each of Hilton and its Subsidiaries has in effect all Permits necessary for it to own, lease or operate its properties and assets and to carry on its business as now conducted, other than such Permits the absence of which would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Gaming Co. Business, and there has occurred no default under any such Permit other than such defaults which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Gaming Co. Business. Hilton and its Subsidiaries are in compliance with all Applicable Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Gaming Co. Business.

    (b) Except as set forth in Hilton's 1997 -0-K, each of Hilton and its Subsidiaries is, and has been, and each entity formerly owned by Hilton's Subsidiaries, while so owned, was in compliance in all respects with all applicable Environmental Laws, except for such noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect with respect to the Gaming Co. Business.

    (c) Except as set forth in Hilton's 1997 -0-K, during the period of ownership or operation by Hilton and its Subsidiaries of any of their owned or leased properties, there has been no Release of Hazardous Material in, on, under or affecting such properties and none of Hilton or its Subsidiaries has disposed of any Hazardous Material or any other substance in a manner that has led to, or could reasonably be anticipated to lead to, a Release except in each case for those which are not, individually and in the aggregate, reasonably likely to have a Material Adverse Effect with respect to the Gaming Co. Business.

    Section 5.7.  HILTON SEC DOCUMENTS; UNDISCLOSED LIABILITIES.

    (a) Each of Hilton and its Subsidiaries has filed all required reports, registration statements, proxy statements, forms and other documents with the SEC since January 1, 1995 (as such documents have since the time of their filing been amended or supplemented, the "HILTON SEC DOCUMENTS"). As of their respective dates, (i) the Hilton SEC Documents (including any financial statements filed as a part thereof or incorporated by reference therein) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to such Hilton SEC Documents, and (ii) none of Hilton SEC Documents contained at the time they were filed or declared effective any untrue statement of a material fact or omitted at the time they were filed or declared effective to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At their respective dates, the financial statements of Hilton included in Hilton SEC Documents complied as to form in all material respects with the applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented (subject, in the case of unaudited statements, to normal year-end audit adjustments) the consolidated financial position of Hilton and its consolidated subsidiaries as of and at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

    (b) Except as disclosed in the Hilton SEC Documents filed and publicly available prior to the date of this Agreement and except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 1998, Hilton and its Subsidiaries do not have any indebtedness, obligations or liabilities of any kind (whether accrued, absolute, contingent or otherwise) (i) required by GAAP to be reflected on a consolidated balance sheet of Hilton and its consolidated Subsidiaries or in the notes, exhibits or schedules thereto or (ii) which reasonably could be expected to have a Material Adverse Effect with respect to the Gaming Co. Business.

    Section 5.8. ABSENCE OF CHANGES OR EVENTS. Except as disclosed in the Hilton SEC Documents filed and publicly available prior to the date hereof and as set forth in the Hilton Disclosure Schedule, and except for the Hilton Distribution and the other transactions contemplated by the Hilton Distribution Agreement, (a) since December 31, 1997, there has not been any change or occurrence which resulted in or is reasonably likely to have a Material Adverse Effect with respect to the Gaming Co. Business, and (b) from December 31, 1997 to the date of this Agreement, Hilton and its Subsidiaries have conducted the Gaming Co. Business only in the ordinary course and there has not been (i) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of Hilton, other than regular dividends on Hilton Common Stock and Hilton Preferred Stock, (ii) any split, combination or reclassification of any of the capital stock of Hilton or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock of Hilton, (iii) any damage, destruction or loss that has or reasonably could be expected to have a Material Adverse Effect with respect to the Gaming Co. Business or (iv) any change in accounting methods, principles or practices by Hilton materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP.

    Section 5.9. LITIGATION. Except as described in the Hilton SEC Documents filed and publicly available prior to the date hereof, there is no action, suit or proceeding, claim, arbitration or investigation pending or, to the knowledge of Hilton, threatened against Hilton or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to (i) have a Material Adverse Effect with respect to the Gaming Co. Business or (ii) prevent or significantly delay the consummation of the transactions contemplated by the Transaction Documents. Except as disclosed in the Hilton SEC Documents filed and publicly available prior to the date hereof, there is no judgment, order, injunction or decree of any Governmental Authority outstanding against Hilton or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have any effect referred to in the foregoing clauses (i) and
(ii).

    Section 5.10.  TAXES.

    (a) Hilton and each of its Subsidiaries, and each affiliated group (within the meaning of Section 1504 of the Code) of which Hilton or any of its Subsidiaries is a member, has timely filed all federal income Tax Returns and all other material Tax Returns required to be filed by it. All such Tax Returns are complete and correct in all material respects. Hilton and each of its Subsidiaries has paid (or Hilton has paid on its Subsidiaries' behalf) all Taxes shown as due on such Tax Returns. The most recent consolidated financial statements contained in the Hilton SEC Documents reflect an adequate reserve for all Taxes payable by Hilton and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements.

    (b) None of Hilton or any of its Subsidiaries has taken or agreed to take any action that would prevent (i) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1)(B) of the Code or (ii) the Hilton Distribution from constituting a tax-free transaction to Hilton and its stockholders within the meaning of Section 355 of the Code.

    Section 5.11. EMPLOYEE BENEFITS. Except as disclosed in the Hilton SEC Documents filed and publicly available prior to the date hereof or as set forth on the Hilton Disclosure Schedule or as would not have a Material Adverse Effect with respect to Hilton, (i) all employee benefit plans or programs maintained for the benefit of the current or former employees of Hilton or any Subsidiary of Hilton in the Gaming Co. Business that are sponsored, maintained or contributed to by Hilton or any Subsidiary of Hilton, or with respect to which Hilton or any Subsidiary of Hilton has any liability, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance in all material respects with all applicable requirements of law, including ERISA and the Code, and (ii) neither Hilton nor any Subsidiary of Hilton has any material liabilities or obligations with respect to any such employee benefit plans or programs, whether accrued, contingent or otherwise, except liabilities or obligations (x) incurred in the ordinary course of business consistent with past practice or (y) which are fully funded or reserved for on the most recent financial statements of Hilton included in the Hilton SEC Documents.

    Section 5.12. BROKERS AND INTERMEDIARIES. No broker, investment banker, financial advisor or other Person, other than Donaldson, Lufkin & Jenrette Securities Corporation, the fees and expenses of which will be paid by Hilton or Gaming Co., is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Hilton or Gaming Co.

    Section 5.13. OPINION OF FINANCIAL ADVISOR. The financial advisor of Hilton, Donaldson, Lufkin & Jenrette Securities Corporation, has delivered to Hilton an opinion dated June 29, 1998 to the effect that the Hilton Distribution and the consideration to be paid by Gaming Co. pursuant to this Agreement, after giving effect to the Company Distribution, taken as a whole, are fair to the stockholders of Hilton from a financial point of view.

    Section 5.14.  PRO FORMA FINANCIAL INFORMATION OF GAMING CO.
BUSINESS. Attached hereto as Exhibit G is an unaudited pro forma consolidated balance sheet of the Gaming Co. Business of Hilton and its Subsidiaries at December 31, 1997 (including certain explanatory notes thereto, the "GAMING CO. BUSINESS BALANCE SHEET") and an unaudited pro forma consolidated statement of operations for the Gaming Co. Business of Hilton and its Subsidiaries for the period ended December 31, 1997 (including certain explanatory notes thereto, the "GAMING CO. BUSINESS INCOME STATEMENT" and together with the Gaming Co. Business Balance Sheet, the "GAMING CO. BUSINESS FINANCIAL STATEMENTS"). The Gaming Co. Business Financial Statements have been derived from Hilton's financial statements, and prepared in accordance with the principles set forth in the notes thereto. The Gaming Co. Business Financial Statements fairly present in all material respects (on the basis indicated in the notes thereto) the consolidated financial position of the Gaming Co. Business of Hilton and its Subsidiaries at the date thereof, after giving pro forma effect to the Hilton Distribution (assuming the Hilton Distribution occurred on December 31, 1997), and the consolidated results of their operations for the one-year period then ended, after giving pro forma effect to the Hilton Distribution (assuming the Hilton Distribution occurred on January 1, 1997). At the Effective Time, except as contemplated by this Agreement or the Hilton Distribution Agreement, neither Hilton nor any of its Subsidiaries will own or have rights to use any of the assets or properties whether tangible, intangible or mixed, which are necessary for the conduct of the Gaming Co. Business as conducted on the date hereof or be a party to any material agreement or arrangement with the Surviving Corporation or any of its Subsidiaries, other than as described in the Transaction Documents.

    Section 5.15. TRANSACTIONS WITH HILTON AFFILIATES. Other than matters included in the Hilton SEC Documents filed and publicly available prior to the date of this Agreement, from January 1, 1995 through the date of this Agreement, and only with respect to the Gaming Co. Business, there have been no transactions, agreements, arrangements or understandings between Hilton or its Subsidiaries, on the one hand, and Hilton's affiliates or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

    Section 5.16. OWNERSHIP OF MERGER SUB: NO PRIOR ACTIVITIES; ASSETS OF MERGER SUB. Merger Sub was formed by Gaming Co. solely for the purposes of engaging in the transactions contemplated hereby. All of the capital stock of Merger Sub is directly owned by Gaming Co. Except for this Agreement and the Hilton Distribution Agreement, there are no outstanding or authorized options, warrants, calls, rights, commitments or any other agreements to which Merger Sub is a party, or by which it is bound, requiring it to issue, transfer, sell, purchase, redeem or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any shares of capital stock of Merger Sub. Except for obligations or liabilities incurred in connection with its incorporation or organization and except for the transactions contemplated by this Agreement and the Hilton Distribution Agreement, Merger Sub has not incurred, directly or indirectly through any Subsidiary or Affiliate, any obligations or liabilities, and has not engaged in any business or activities or entered into any arrangements with any Person.

    Section 5.17. PROHIBITED PAYMENTS. Hilton has not entered into any understanding, agreement or arrangement, written or oral, under or pursuant to which bribes, kickbacks, illegal rebates, payoffs or other forms of illegal payments have been or will be made, provided or suffered.

                                  ARTICLE VI.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    Section 6.1. CONDUCT OF COMPANY. Except as otherwise provided by the terms of this Agreement, and except for the Company Distribution and the other transactions, actions or events provided for in the Company Distribution Agreement, from and after the date hereof to the Effective Time, Company shall, and shall cause each of its Subsidiaries to, carry on their respective businesses in the ordinary course and use their reasonable efforts to (a) preserve intact their current business organizations, (b) keep available the services of their current officers and key employees and (c) preserve their relationship consistent with past practice with desirable customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired in all material respects at the Effective Time it being understood however, that between the date hereof and the Closing Date, (i) the employees of the Company Retained Business may also be engaged in activities for Lakes and its Subsidiaries and certain officers of Company may resign at the time of the Company Distribution and may serve as officers of Lakes and (ii) the failure of any employee of Company to remain an employee of Company shall not constitute a breach of this covenant. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement, and except for the Company Distribution and the other transactions, actions or events otherwise provided for in the Company Distribution Agreement and except as to those matters set forth in paragraph 6.1 of the Company Disclosure Schedule (for which Hilton hereby consents), Company shall not and shall cause its Subsidiaries not to, without the written consent of Hilton, which consent may not be unreasonably withheld:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly-owned Subsidiary of Company to Company, (ii) split, combine or reclassify any of its capital stock or, except pursuant to the exercise of options, warrants, conversion rights, exchange rights and other contractual rights existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interest or (iii) purchase, redeem or otherwise acquire or amend any shares of capital stock or other equity interests of Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares, interests or other securities (other than (x) redemptions, purchases or other acquisitions required by applicable provisions under Gaming Laws or pursuant to the terms of such capital stock or equity interest or other contractual rights existing on the date hereof and (y) issuances or redemptions of capital stock of wholly-owned Subsidiaries occurring between Company and any of its wholly-owned Subsidiaries);

    (b) issue, deliver, sell, pledge or otherwise encumber or amend any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, interests, voting securities or convertible securities, including pursuant to the Company Stock Plans (other than the issuance of Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms and issuances described in subclause (y) of paragraph
(a) above);

    (c) amend its Articles of Incorporation, Company Bylaws or other comparable charter or organization documents;

    (d) acquire or agree to acquire (i) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any Person or other business organization or division thereof or
(ii) any other material assets, except (x) mergers and consolidations and other reasonable tax planning transactions between or among Company and one or more wholly-owned Subsidiaries of Company (including liquidations of Subsidiaries) that will not create adverse tax consequences to Company or its Subsidiaries or
(y) purchases of inventory, furnishings and equipment in the ordinary course of business consistent with past practice;

    (e) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

    (f) (i) other than (x) ordinary course working capital borrowings (including indebtedness incurred under the Revolving Credit Facility to fund capital expenditures made pursuant to the Company Capital Plan) and (y) other incurrences of indebtedness which, in the aggregate, do not exceed $2 million, incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any "keep well" or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing or (ii) make any loans, advances or capital contributions to, or investments in, any other Person other than (x) loans, advances or capital contributions to Company or any direct or indirect wholly-owned Subsidiary of Company or (y) advances to employees, suppliers or customers in the ordinary course of business consistent with past practice;

    (g) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, (i) in the ordinary course of business consistent with past practice, (ii) in accordance with their terms of liabilities reflected or reserved against in the most recent consolidated financial statements (or the notes thereto) of Company included in the Company SEC Documents filed and publicly available prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practice since the date of such financial statements or (iii) involving an amount not to exceed $2 million in the aggregate;

    (h) except as required to comply with Applicable Laws, (i) adopt, enter into, terminate, amend or allow to be extended or renewed, any Employee Benefit Plan for the benefit or welfare of any director, officer or current or former employee, (ii) increase in any manner the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee (except for normal increases or bonuses as contractually required pursuant to agreements disclosed in Company SEC Documents filed and publicly available prior to the date of this Agreement or in the ordinary course of business consistent with past practice to employees other than directors and officers of Company or any of its Subsidiaries and that, in the aggregate, do not result in a significant increase in benefits or compensation expenses to employees of Company and its Subsidiaries relative to the level in effect prior to such action), (iii) pay any benefit not provided for under any Employee Benefit Plan, (iv) except for payments or awards in cash permitted by clause (ii), grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or Employee Benefit Plan (including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any Employee Benefit Plans or agreements or awards made thereunder) or (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan other than in the ordinary course of business consistent with past practice;

    (i) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which Company or any of its Subsidiaries is a party, or except in the ordinary course of business, modify, amend or terminate any contract or agreement set forth in the Company SEC Documents to which Company or any Subsidiary is a party or waive, release or assign any material rights or claims;

    (j) take or agree to take any action that would prevent (i) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1)(B) of the Code, (ii) the Hilton Distribution from qualifying as a tax-free transaction to Hilton and its stockholders within the meaning of
Section 355 of the Code or (iii) the Company Distribution from qualifying as a tax-free transaction, solely with respect to Company's shareholders, within the meaning of Section 355 of the Code;

    (k) conduct its business in a manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Company, Hilton, Gaming Co. or Lakes from consummating the transactions contemplated by the Transaction Documents in accordance with their respective terms (regardless of whether such action would otherwise be permitted or not prohibited hereunder or thereunder), including any action which may materially limit the ability of Company, Hilton, Gaming Co. or Lakes to consummate the transactions contemplated thereby as a result of antitrust, gaming or other regulatory concerns;

    (l) adopt or enter into any arrangement, contract or agreement that obligates, or otherwise creates a liability of, Company or any of its Subsidiaries (except for the Non-Mississippi Subsidiaries (as defined in the Company Distribution Agreement)) for more than 12 months; or

    (m) authorize any of, or commit or agree to take any of, the foregoing actions.

    Section 6.2.  CONDUCT OF HILTON WITH RESPECT TO THE GAMING CO.
BUSINESS. Except as otherwise provided by the terms of this Agreement, and except for the Hilton Distribution and the other transactions, actions or events provided for in the Hilton Distribution Agreement, from and after the date hereof to the Effective Time, Hilton shall, and shall cause each of its Subsidiaries to (a) carry on the Gaming Co. Business in the ordinary course and use their reasonable efforts to preserve intact the Gaming Co. Business, (b) keep available the services of their key employees engaged in the Gaming Co. Business and (c) preserve their relationships consistent with past practice with desirable customers, suppliers and others having business dealings with respect to the Gaming Co. Business to the end that their goodwill and the Gaming Co. Business shall be unimpaired in all material respects at the Effective Time, it being understood, however, that (i) certain employees of the Gaming Co. Business may also be engaged in activities for Hilton and its Subsidiaries and certain officers of Gaming Co. may resign at the time of the Hilton Distribution and may serve as officers of Hilton and (ii) the failure of any employee in the Gaming Co. Business to remain an employee in the Gaming Co. Business shall not constitute a breach of this covenant. Without limiting the generality of the foregoing, prior to the Effective Time, except as otherwise provided by the terms of this Agreement, and except for the Hilton Distribution and the other transactions, actions or events provided for in the Hilton Distribution Agreement, Hilton shall not and shall cause its Subsidiaries not to, without the written consent of Company, which consent may not be unreasonably withheld:

    (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of Gaming Co. Common Stock, other than regular quarterly dividends and the issuance of the Gaming Co. Rights with respect to the Gaming Co. Common Stock or (ii) split, combine or reclassify any of the capital stock of Gaming Co. or, except pursuant to the exercise of options, warrants, convertible debt, conversion rights, exchange rights and other contractual rights of Hilton or Gaming Co. existing on the date hereof, issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the capital stock of Gaming Co. or other equity interest of Gaming Co., except for any such issuance (or authorization for such issuance) of Gaming Co. Common Stock that shall not exceed 20% of the number of shares then outstanding after giving pro forma effect to such issuance;

    (b) amend Gaming Co.'s certificate of incorporation or bylaws or other comparable charter or organization documents in any manner adverse to the holders of Gaming Co. Common Stock (other than the filing of a Certificate of Designations for the issuance of any series of preferred stock of Gaming Co.);

    (c) sell any substantial portion of the properties and assets included in the Gaming Co. Business, except in the ordinary course consistent with past practice, or merge, amalgamate or consolidate Gaming Co. with any other entity except where Gaming Co. is the surviving corporation;

    (d) take or agree to take any action that would prevent (i) the Merger from constituting a reorganization qualifying under the provisions of Section 368(a)(1)(B) of the Code, (ii) the Hilton Distribution from qualifying as a tax-free transaction to Hilton and its stockholders within the meaning of
Section 355 of the Code or (iii) the Company Distribution from qualifying as a tax-free transaction, solely with respect to Company's shareholders, within the meaning of Section 355 of the Code;

    (e) conduct the Gaming Co. Business in any manner or take, or cause to be taken, any other action that would or might reasonably be expected to prevent or materially delay Hilton, Company, Gaming Co. or Lakes from consummating the transactions contemplated by the Transaction Documents in accordance with their respective terms (regardless of whether such action would otherwise be permitted or not prohibited hereunder or thereunder), including any action which may materially limit the ability of Hilton, Company, Gaming Co. or Lakes to consummate the transactions contemplated thereby as a result of antitrust, gaming or other regulatory concerns;

    (f) authorize any of, or commit or agree to take any of, the foregoing actions.

    Nothing contained in this Section 6.2 (other than subsection (d)) shall prohibit Hilton from acquiring or disposing of or agreeing to acquire or dispose of, whether by merger or consolidation or by purchase of assets, any assets, business or any Person or other business organization or division thereof which do not and will not constitute part of the Gaming Co. Business.

    Each of the parties hereto acknowledges and agrees, that in the event Gaming Co. or any of its Subsidiaries, in compliance with the provisions of this
Section 6.2, acquires any Person, properties, assets or businesses prior to the Effective Time, the Gaming Co. Valuation Factor shall be adjusted to reflect (i) the increase in the gross value of Gaming Co. resulting from such acquisition (I.E., adjust the $6,024,600,000 figure upwards by the amount of the total consideration paid for the subject Person, properties, assets or businesses),
(ii) the change (if any) in the Total Debt of Gaming Co. as a result of such acquisition and (iii) the change (if any) in the Total Number of Gaming Co. shares outstanding as a result of such acquisitions.

    Section 6.3. ACCESS TO INFORMATION. Each of Company and Hilton shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Company and Hilton shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Except as required by Applicable Laws, each of Company and Hilton will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, the provisions of, the letter dated June 1, 1998, between Company and Hilton (the "CONFIDENTIALITY AGREEMENT").

    Section 6.4. INDIAN GAMING AND OTHER GUARANTEES RELEASE. Company and each member of the Lakes Group shall use their reasonable best efforts to have the Surviving Corporation and its Subsidiaries be released from any and all liabilities or obligations under or relating to the Indian Gaming and Debt Agreements and Lakes Agreements.

    Section 6.5. DISSENTERS' RIGHTS. The Surviving Corporation shall be responsible for any payments that are required to be made to its shareholders pursuant to any applicable provisions of Minnesota law.

Hilton shall be entitled to jointly direct and control with Company any and all actions or proceedings relating to any of the foregoing claims for payment to the extent such actions or proceedings are made or commence prior to the Closing Date.

                                  ARTICLE VII.

                             ADDITIONAL AGREEMENTS

    Section 7.1. PREPARATION OF FORM S-4, FORM 10 AND THE JOINT PROXY STATEMENT/PROSPECTUS; SHAREHOLDERS MEETING.

    (a) As promptly as practicable following the date of this Agreement, Hilton and Company shall prepare and file with the SEC the Joint Proxy Statement/Prospectus, the Form S-4, in which the Joint Proxy Statement/Prospectus shall be included, and the Forms 10. Each of Hilton and Company shall use all reasonable efforts to have the Form S-4 declared effective under the Securities Act and the Forms 10 declared effective under the Exchange Act as promptly as practicable after such filing. Company shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective. Gaming Co. shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or consenting to service of process in any jurisdiction in any action other than one arising out of the offering of Gaming Co. Common Stock in such jurisdiction) required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of Gaming Co. Common Stock in the Merger, and Gaming Co. shall furnish all information concerning Gaming Co. as may be reasonably requested in connection with any such action.

    (b) Each of Company, Hilton, Gaming Co. and Lakes covenants that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement/Prospectus will, at the date it is first mailed to the shareholders of Company, or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement/Prospectus and the Form S-4 will comply as to Form in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable. Notwithstanding the foregoing, (i) no representation or covenant is made by Company or Lakes with respect to statements made or incorporated by reference based on information supplied in writing by Hilton or Gaming Co. specifically for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus and (ii) no representation or covenant is made by Hilton or Gaming Co. with respect to statements made or incorporated by reference based on information supplied in writing by Company or Lakes for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus. If at any time prior to the Effective Time there shall occur (i) any event with respect to Company or any of its Subsidiaries, or with respect to other information supplied by Company or Lakes for inclusion in the Joint Proxy Statement/Prospectus or (ii) any event with respect to Hilton or Gaming Co., or with respect to information supplied by Hilton or Gaming Co. for inclusion in the Joint Proxy Statement/Prospectus, in either case, which event is required to be described in an amendment of, or a supplement to the Joint Proxy Statement/Prospectus or the Form S-4, such event shall be so described, and such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of Company.

    (c) Each of Company, Lakes, Hilton and Gaming Co. shall promptly notify the other of the receipt of any comments from the SEC or its staff or any other appropriate government official and of any requests by the SEC or its staff or any other appropriate government official for amendments or supplements to any of the filings with the SEC in connection with the Merger and other transactions contemplated hereby or for additional information and shall supply the other with copies of all correspondence between Company or any of its representatives, or Hilton or any of its representatives, as the case may be, on the one hand, and the SEC or its staff or any other appropriate government official, on the other hand, with respect thereto. Company, Lakes, Hilton and Gaming Co. shall use their respective reasonable efforts to respond to any comments of the SEC with respect to the Form S-4 as promptly as practicable. Company and Hilton shall cooperate with each other and provide to each other all information necessary in order to prepare the Form S-4, the Joint Proxy Statement/Prospectus and the Forms 10, and shall provide promptly to the other party any information such party may obtain that could necessitate amending any such document.

    (d) Company shall take all action necessary in accordance with Applicable Laws and its Articles of Incorporation and Company Bylaws to convene and hold a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") as promptly as practicable for the purpose of obtaining the Company Shareholder Approval. Company shall, through its Board of Directors, recommend to its shareholders the adoption of this Agreement and the transactions contemplated hereby and shall use its reasonable best efforts to solicit from its shareholders proxies in favor of adoption of this Agreement and the transactions contemplated hereby and to take all other lawful action necessary to secure the Company Shareholder Approval. Notwithstanding the foregoing, Company's obligation to recommend the adoption of this Agreement and the transactions contemplated hereby and to solicit proxies from its shareholders (but not its obligations to convene and hold the Company Shareholders Meeting) shall be subject to any action (including any withdrawal or change of its recommendation) taken by, or upon authority of, the Board of Directors of Company which the Board of Directors determines, based on the written advice of outside legal counsel to Company, is required in the exercise of its fiduciary duties to Company's shareholders under Applicable Laws.

    (e) Company shall coordinate and cooperate with Hilton with respect to the timing of the Company Shareholders Meeting.

    Section 7.2. LETTER OF COMPANY'S ACCOUNTANTS. Company shall use all reasonable efforts to cause to be delivered to Hilton and Company a letter of Arthur Andersen LLP, Company's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Hilton, in form reasonably satisfactory to Hilton and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 7.3. LETTER OF HILTON'S ACCOUNTANTS. Hilton shall use all reasonable efforts to cause to be delivered to Company and Hilton a letter of Arthur Andersen LLP, Hilton's independent auditors, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Company, in form reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

    Section 7.4. REASONABLE BEST EFFORTS; NOTIFICATION. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary action or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any Gaming Law), (ii) the obtaining of all necessary consents, approvals or waivers from third parties,
(iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any of the Transaction Documents or the consummation of any of the transactions contemplated thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the Transaction Documents.

    Section 7.5. APPROVAL OF GAMING COMMISSIONS; REGULATORY MATTERS. Hilton and Company shall as promptly as practicable, but in no event later than 30 days following the execution and delivery of this Agreement, file or submit those filings and other submissions under applicable Gaming Laws in connection with the Transaction Documents and the transactions contemplated thereby, and to respond as promptly as practicable in order to obtain as soon as practicable those approvals and consents required or necessary in connection with the Transaction Documents or the transactions contemplated thereby. In addition, each of Hilton and Company shall, and shall cause each of its Subsidiaries to (and shall use its reasonable efforts to cause each of its affiliates other than each of its Subsidiaries to), if it is necessary to obtain any regulatory approval for the Merger or the Distributions, disassociate themselves from any Person or Persons deemed, or reasonably likely to be deemed, unsuitable by any Gaming Commission. Hilton and Company shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the Gaming Commissions and shall comply promptly with any such inquiry or request.

    Section 7.6. SUPPLEMENTAL DISCLOSURE. Subject to compliance with applicable Gaming Laws, Company shall confer on a regular and frequent basis with Hilton, report on operational matters and promptly notify Hilton of, and furnish Hilton with, any information it may reasonably request with respect to, any event or condition or the existence of any fact that could reasonably be expected to cause any of the conditions to Hilton's obligation to consummate the Merger and the Hilton Distribution not to be completed, and Hilton shall promptly notify Company of, and furnish Company any information it may reasonably request with respect to, any event or condition or the existence of any fact that could reasonably be expected to cause any of the conditions to Company's obligation to consummate the Merger and the Company Distribution not to be completed.

    Section 7.7. ANNOUNCEMENTS. Prior to the Closing, none of the parties hereto shall issue any press release or make any public announcement with respect to this Agreement and the Merger without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by Applicable Laws or applicable stock exchange regulations, in which event the party required to make the release shall, if possible, allow the other party reasonable time to comment on such release in advance of such issuance. The parties hereto agree that the initial press release to be issued with respect to the transactions contemplated hereby shall be in a form heretofore agreed to by the parties hereto.

    Section 7.8.  NO SOLICITATION.

    (a) Company shall not, and shall not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 15% or more of the assets or any equity securities of Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "ACQUISITION PROPOSAL"). Company shall not, and shall not permit or cause any of its Subsidiaries or any of the officers and directors of it or its Subsidiaries to, and shall direct its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, whether made before or after the date of this Agreement, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal; PROVIDED, HOWEVER, that nothing contained in this Agreement shall prevent Company or its Board of Directors from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii) at any time after 180 days from the date hereof if the Merger shall not by such date have received the Company Shareholder Approval: (x) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the Confidentiality Agreement;
(y) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the shareholders of Company, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Board of Directors of Company determines in good faith after consultation with outside legal counsel that such action is necessary in order for its directors to comply with their respective fiduciary duties under applicable law and (ii) in each case referred to in clause (y) or (z) above, the Board of Directors of Company determines in good faith (after consultation with its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and would, if consummated, result in a more favorable transaction than the transaction contemplated by this Agreement, taking into account the long-term prospects and interests of Company and its shareholders. Company shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section
7.8 and in the Confidentiality Agreement. Company also shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

    (b) Company shall notify Hilton immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives indicating, in connection with such notice, the name of the Person involved and the material terms and conditions of any such Acquisition Proposal, and thereafter shall keep Hilton informed, on a current basis, on the status and terms of any such inquiries or Acquisition Proposals and the status of any such negotiations or discussions. Nothing in this Section 7.8(b), however, shall be construed as authorizing Company, its Subsidiaries or their respective employees, agents or representatives to engage in any activities prohibited by Section 7.8(a) hereof.

    Section 7.9.  INDEMNIFICATION.

    (a) All indemnification obligations existing as of the date hereof (including indemnification obligations relating to or arising out of the transactions contemplated by this Agreement) relating to acts or omissions occurring at or prior to the Effective Time in favor of the current or former directors or officers of Company or any of its Subsidiaries (the "INDEMNIFIED PERSONS") in the articles of incorporation or bylaws (or comparable organizational documents) or indemnity contracts of Company or its Subsidiaries
(i) will be assumed by each of the Surviving Corporation and Lakes, each of whom shall be jointly and severally liable for such indemnification, without further action, as of the Effective Time and (ii) shall continue in full force and effect in accordance with their respective terms for a period not less than six years from the Effective Time. The parties hereto acknowledge and agree that nothing in the preceding sentence modifies or in any way limits Company's ability or rights to seek indemnification from Lakes pursuant to Section 7.9(b) with respect to any of the foregoing obligations. If the Surviving Corporation is required to indemnify any Indemnified Person for any act or omission relating to any of the Non-Mississippi Group

Liabilities (as defined in the Company Distribution Agreement), including those relating to (A) Stratosphere, the Stratosphere Litigation and/or the Stratosphere Contracts or (B) the Lakes Business, including the Lakes Contracts and/or any member of the Lakes Group, then as a condition to such indemnification, such Indemnified Person shall enter into a subrogation agreement pursuant to which the Surviving Corporation shall be subrogated to, and shall stand in the place of, such Indemnified Person as to any events or circumstances in respect of which such Indemnified Person may have any right or claim relating to such Non-Mississippi Group Liabilities against any claimant or plaintiff asserting such liabilities against the Indemnified Person, or against any other party (other than an Indemnified Person) that may be liable.

    (b) Lakes shall indemnify, defend and hold harmless the Surviving Corporation and its Affiliates from and against any and all losses, liabilities, damages and expenses (including the reasonable costs and expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) incurred or suffered by the Surviving Corporation or any of its Affiliates relating to the Non-Mississippi Group Liabilities, including those relating to
(A) the Stratosphere, the Stratosphere Litigation and/or the Stratosphere Contracts and (B) the Lakes Business, including the Lakes Contracts and/or any member of the Lakes Group.

    (c) Prior to the Effective Time, Lakes and Company shall enter into the Trust Agreement in the form of Exhibit M attached hereto (the "TRUST AGREEMENT") and the Pledge and Security Agreement in the form of Exhibit N attached hereto (the "PLEDGE AND SECURITY AGREEMENT," and together with the Trust Agreement, the "SECURITY AGREEMENTS"), in each case, with such changes thereto as the trustee thereunder may reasonably request, pursuant to which Lakes shall deposit and make available the amounts set forth in such Security Agreements for the time periods specified therein to secure and satisfy any and all indemnification claims made or asserted against it pursuant to any of the Transaction Documents.

    (d) For so long as the Surviving Corporation is required to provide indemnification to any of the Indemnified Persons, Lakes shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payment. If Lakes is unable, within 15 days of request, to pay in full any claim made for indemnification by the Surviving Corporation or any of its Affiliates pursuant to this Agreement or the Company Distribution Agreement, then for so long as any such claim or any other claim for indemnification made by the Surviving Corporation or any of its Affiliates remains unpaid, Lakes shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable with respect to any indebtedness.

    (e) For so long as the Surviving Corporation is required to provide indemnification to any Indemnified Person, Gaming Co.'s ability to transfer any material Mississippi Group Assets (as defined in the Company Distribution Agreement) out of the Surviving Corporation shall be limited as follows. In connection with the transfer of any material Mississippi Group Asset out of the Surviving Corporation, Gaming Co. shall determine the net equity value of such asset at the time of such transfer (i.e., the fair market value of such asset less any indebtedness and known liabilities relating thereto). So long as the net equity value of the asset being transferred, together with the aggregate net equity values of all assets previously transferred, is equal to or less than the total indebtedness of Company as of the Determination Date under the Indentures and the Revolving Credit Facility (collectively, the "THRESHOLD DEBT"), the subject asset can be transferred without restriction. If, however, the net equity value of the asset being transferred, together with the aggregate net equity values of all assets previously transferred, is more than the Threshold Debt (such excess being referred to as the "REQUIRED CREDIT SUPPORT"), then Gaming Co. shall either (i) contribute to the Surviving Corporation assets with a net equity value at least equal to the Required Credit Support or (ii) guaranty the indemnification obligations to the Indemnified Persons in an amount at least equal to the Required Credit Support. Once Gaming Co. is required to provide any Required Credit Support, it shall only be entitled to transfer additional material Mississippi Group Assets out of the Surviving Corporation if it concurrently with such transfer either (x) contributes to the Surviving Corporation other assets with a net equity value at least equal to the net equity value of the assets to be transferred out of the Surviving Corporation or (ii) guarantees the indemnification obligations of the Surviving Corporation to the Indemnified Persons in an amount at least equal to the net equity value of the assets to be transferred out of the Surviving Corporation.

    (f) The provisions of this Section 7.9 are intended to be for the benefit of, and shall be enforceable by, the Surviving Corporation and each Indemnified Person (including such Person's heirs and representatives) and shall be binding on all successors and assigns of the Surviving Corporation, Gaming Co. and Lakes.

    Section 7.10. DISTRIBUTIONS. (a) Prior to the Closing, Hilton will, and will cause each of its Subsidiaries that is a party thereto, to enter into the Hilton Distribution Agreement and such ancillary agreements (the "HILTON ANCILLARY AGREEMENTS") as are reasonably required to effect the Hilton Distribution and to govern the relationships between Hilton and Gaming Co. following the Hilton Distribution. The Hilton Distribution Agreement and the Hilton Ancillary Agreements will conform in all material respects to the terms of the subject forms attached hereto as Exhibit A, with such changes thereto as Hilton and Gaming Co. deem reasonably necessary and appropriate, provided that such changes are not materially adverse to the interests of either Gaming Co., Company or Lakes. Hilton shall use its reasonable best efforts to take all action necessary to effect the Hilton Distribution prior to the Effective Time, pursuant to the terms of the Hilton Distribution Agreement and the Hilton Ancillary Agreements. Prior to the Effective Time and subject to the second preceding sentence, Hilton will not agree to or permit any material modification of the terms of the Hilton Distribution Agreement or the Hilton Ancillary Agreements that relate to the Gaming Co. Business without the prior written consent of Company, which consent will not be unreasonably withheld.

    (b) Prior to the Closing, Company will, and will cause each of its Subsidiaries that is a party thereto, to enter into the Company Distribution Agreement and such ancillary agreements (the "COMPANY ANCILLARY AGREEMENTS," and together with the Hilton Ancillary Agreements, the "ANCILLARY AGREEMENTS") as are reasonably required to effect the Company Distribution and to govern the relationships between Company and Lakes following the Company Distribution. The Company Distribution Agreement and the Company Ancillary Agreements will conform in all material respects to the terms of the subject forms attached hereto as Exhibit B, with such changes thereto as Company and Lakes deem reasonably necessary and appropriate, provided that such changes are not materially adverse to the interests of either Company, Hilton or Gaming Co. Company shall use its reasonable best efforts to take all action necessary to effect the Company Distribution prior to the Effective Time, pursuant to the terms of the Company Distribution Agreement and the Company Ancillary Agreements. Prior to the Effective Time and subject to the second preceding sentence, Company will not agree to or permit any material modification of the terms of the Company Distribution Agreement or the Company Ancillary Agreements without the prior written consent of Hilton, which consent will not be unreasonably withheld.

    Section 7.11. PRIVATE LETTER RULING AND TAX OPINIONS. Each of Hilton and Company shall use its reasonable best efforts and cooperate with the other party and to obtain from the Service or tax counsel, as the case may be, the Private Letter Rulings or tax opinions, as the case may be, contemplated by Section 8.1(d) and 8.1(e) of this Agreement. Each party hereto shall also use its reasonable best efforts to cause (a) the Merger to qualify as a reorganization under the provisions of Sections 368(a)(1)(B) of the Code, (b) the Hilton Distribution to qualify as a tax-free transaction to Hilton and its stockholders within the meaning of Section 355 of the Code and (c) the Company Distribution to qualify as a tax-free transaction, solely with respect to Company's shareholders, within the meaning of Section 355 of the Code. Company acknowledges, however, that (i) the Private Letter Ruling requested by Hilton will also seek rulings with respect to the tax-free nature of certain other transactions in which Hilton intends to engage after the Hilton Distribution (the "OTHER TRANSACTIONS") and (ii) Hilton will also be entitled to seek a Private Letter Ruling that covers (and assumes the consummation of) such Other Transactions in the Private Letter Ruling referred to above.

    Section 7.12. NYSE LISTING. Gaming Co. shall use its reasonable efforts to cause the shares of Gaming Co. Common Stock to be issued in the Merger to be approved for listing on the NYSE (or such other securities exchange or market comprising the principal securities exchange on which the Gaming Co. Common Stock is listed), subject to notice of official issuance, prior to the Effective Time.

    Section 7.13. AFFILIATE AGREEMENTS. Upon the execution of this Agreement, Company will provide Hilton with a list of those Persons who are, in Company's reasonable judgment, "affiliates" of Company within the meaning of Rule 145 (each such Person who is an "affiliate" of Company within the meaning of Rule 145 is referred to as an "AFFILIATE") promulgated under the Securities Act ("RULE 145"). Company shall provide Hilton such information and documents as Hilton shall reasonably request for purposes of reviewing such list and shall notify Hilton in writing regarding any change in the identity of its Affiliates prior to the Closing Date. Company shall each use all reasonable efforts to deliver or cause to be delivered to Hilton by July 31, 1998 (and in any case prior to the Effective Time) from each of its Affiliate, an executed Affiliate Agreement, substantially in the form attached hereto as Exhibit C (an "AFFILIATE AGREEMENT"). Gaming Co. may be entitled to place appropriate legends on the certificates evidencing any Gaming Co. Common Stock to be received by such Affiliates of Company pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Gaming Co. Common Stock, consistent with the terms of the Affiliate Agreements (PROVIDED that such legends or stop transfer instructions shall be removed when such shares of Gaming Co. Common Stock are generally transferable without any restrictions imposed by Rule 145, upon the request of any shareholder that is not then an Affiliate of Company).

    Section 7.14.  STOCK PLANS.

    (a) At the Effective Time, each outstanding Company Stock Option under the Company Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option the same number of shares of Gaming Co. Common Stock as the holder of such Company Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (rounded to the nearest whole number), at a price per share (rounded to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Company Common Stock purchasable pursuant to such Company Stock Option immediately prior to the Effective Time divided by (z) the number of full shares of Gaming Co. Common Stock deemed purchasable pursuant to such Company Stock Option in accordance with the foregoing, it being acknowledged by Hilton that each such Company Stock Option will, to the extent provided for in the applicable option or agreement, become fully vested at the Effective Time as a result of the Merger.

    (b) Promptly after the Effective Time, Gaming Co. shall deliver to the participants in the Company Stock Plans appropriate notice setting forth such participants' rights pursuant thereto and the grants pursuant to Company Stock Plans shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 7.14 after giving effect to the Merger).

    (c) Gaming Co. shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Gaming Co. Common Stock for delivery under Company Stock Plans assumed in accordance with this Section 7.14. Promptly after the Effective Time, Gaming Co. shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of Gaming Co. Common Stock subject to such options and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

    (d) The Board of Directors of Company shall, prior to or as of the Effective Time, take all necessary actions, pursuant to and in accordance with the terms of the Company Stock Plans and the instruments evidencing the Company Stock Options, to provide for the conversion of the Company Stock Options into options to acquire Gaming Co. Common Stock in accordance with this Section 7.14; and Company represents and warrants that no consent of the holders of the Company Stock Options is required in connection with such conversion.

    (e) The Board of Directors of Company shall, prior to or as of the Effective Time, take appropriate action to approve the deemed cancellation of the Company Stock Options for purposes of Section 16(b) of the Exchange Act. The Board of Directors of Gaming Co. shall, prior to or as of the Effective Time, take appropriate action to approve the deemed grant of options to purchase Gaming Co. Common Stock under the Company Stock Options (as converted pursuant to this Section 7.14) for purposes of Section 16(b) of the Exchange Act.

    Section 7.15.  INDIAN GAMING AND DEBT AGREEMENTS AND LAKES
AGREEMENTS. Subject to Lakes' obligations to indemnify the Surviving Corporation with respect to such obligations pursuant to Section 7.9 hereof and
Article V of the Company Distribution Agreement, the Surviving Corporation shall comply with all of Company's obligations under any Indian Gaming and Debt Agreements or Lakes Agreements to which it is a party or subject to and for which it has not been released.

    Section 7.16. CONVEYANCE TAXES. Hilton and Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time. Company shall pay, without deduction or withholding from any amount payable to the holders of Company Common Stock, any such taxes or fees imposed by any Governmental Authority (and any penalties and interest with respect to such taxes and fees) which become payable in connection with the transactions contemplated by this Agreement on behalf of its shareholders.

    Section 7.17. STOCKHOLDER OR SHAREHOLDER LITIGATION. Each of Hilton and Company shall give the other the reasonable opportunity to participate in the defense of any stockholder or shareholder litigation against Hilton or Company, as applicable, and its directors relating to the transactions contemplated hereby.

    Section 7.18.  EMPLOYEE BENEFITS.

    (a) Gaming Co. shall or shall cause the Surviving Corporation to maintain in effect employee benefit plans and arrangements which provide benefits which have a value which is substantially comparable, in the aggregate, to the benefits provided by the Employee Benefit Plans (not taking into account the value of any benefits under any such plans which are equity based) for a period of one year after the Effective Time.

    (b) Gaming Co. shall or shall cause the Surviving Corporation to honor all employment, severance and termination agreements (including change in control provisions) of the employees of Company and its Subsidiaries in effect on the date hereof; PROVIDED that (x) all such agreements are set forth or summarized on the Company Disclosure Schedule, (y) such agreements will not be amended, modified or extended after the date hereof without the written consent of Hilton and (z) to the extent such agreement would unjustly or inequitably enrich such employee, the foregoing commitment shall not apply to any Persons who become employees of any member of the Lakes Group and shall instead become a commitment of Lakes who shall honor any such agreement.

    (c) For purposes of determining eligibility to participate and vesting, including accrual or entitlement to benefits where length of service is relevant under any employee benefit plan or arrangement of Gaming Co. or the Surviving Corporation, employees of Company and its Subsidiaries as of the Effective Time shall receive service credit for service with Company and any of its Subsidiaries to the same extent such service was granted under the Employee Benefit Plans.

    Section 7.19. INDENTURES AND COMPANY NOTES. Gaming Co. shall cause the Surviving Corporation to comply with any "Change of Control Offer" (as defined in the Indentures) that the Surviving Corporation is required to make under any of the Indentures or the Company Notes. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to satisfy the conditions set forth in Section 8.1(j) below.

    Section 7.20. POST-CLOSING MARKETING ACTIVITIES. Gaming Co. shall, and shall cause the Surviving Corporation to, maintain and observe Company's marketing agreements with each of the Coushatta Tribe of Louisiana and the Tunica-Biloxi Tribe of Louisiana as follows:

    For as long as the current Louisiana Indian Management Contracts (the management contract relating to the Avoyelles casino expires June 2001 and the management contract relating to the Coushatta casino expires January 2002) are existing, neither Gaming Co. nor Surviving Corporation shall directly or indirectly engage in Restricted Activities in the following markets: (i) greater Houston, Texas; (ii) greater Alexandria, Louisiana; (iii) greater Baton Rouge, Louisiana; or (iv) greater Lafayette, Louisiana; PROVIDED, HOWEVER, that nothing herein shall prevent the Surviving Corporation from directly mailing any marketing material relating to the Mississippi Casinos in such markets to individuals or entitles that are included in the Surviving Corporation's patron database; and PROVIDED FURTHER, HOWEVER, that nothing herein shall prevent Gaming Co. from marketing or advertising its casinos (or employing its related databases) other than Mississippi Casinos in such markets.

    Section 7.21. SHARK CLUB GROUND LEASE. Subject to the terms of the Shark Club Ground Lease, Lakes shall, and shall cause its Subsidiaries to, exercise the "call" option to purchase the leased premises (as described in the Shark Club Ground Lease) prior to the commencement of the period during which the landlord under the lease has the right to exercise a "put" option to sell such leased premises to a Subsidiary of Lakes.

                                 ARTICLE VIII.

                              CONDITIONS TO MERGER

    Section 8.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following conditions:

    (a) SHAREHOLDER APPROVAL. Company shall have obtained the Company Shareholder Approval.

    (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have expired or been earlier terminated.

    (c) REGISTRATION STATEMENT. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

    (d) PRIVATE LETTER RULINGS. Unless otherwise agreed upon by Hilton and Company as set forth in paragraph (e) below, (i) Hilton shall have received from the Service a private letter ruling (the "PRIVATE LETTER RULING"), reasonably satisfactory in form and substance to Hilton and Company, substantially to the effect that, on the basis of the facts, representations, and Applicable Law existing at the date of the issuance of such Private Letter Ruling, including the intended consummation of the Other Transactions, the pro rata distribution of the stock of Gaming Co. to the holders of Hilton Common Stock in the Hilton Distribution will be non-taxable for federal income tax purposes to both Hilton and its stockholders under Section 355 of the Code and (ii) Company shall have received from the Service a Private Letter Ruling, reasonably satisfactory in form and substance to Hilton and Company, substantially to the effect that, on the basis of the facts, representations, and Applicable Law existing at the date of the issuance of such

Private Letter Ruling, the pro rata distribution of the stock of Lakes to the holders of Company Common Stock in the Company Distribution will be non-taxable for federal income tax purposes to Company's shareholders under Section 355 of the Code.

    (e) TAX OPINIONS IN LIEU OF PRIVATE LETTER RULING. In the event that Hilton and Company agree to complete the transactions contemplated by this Agreement without obtaining the Private Letter Rulings, (i) Hilton shall have received an opinion of Latham & Watkins, counsel to Hilton, reasonably satisfactory in form and substance to each of Hilton and Company, substantially to the effect that, on the basis of the facts, representations, and Applicable Law existing at the date of such opinion, including the intended consummation of the Other Transactions, the pro rata distribution of the stock of Gaming Co. to the holders of Hilton Common Stock in the Hilton Distribution will be, although not free from doubt, non-taxable for federal income tax purposes to both Hilton and its stockholders under Section 355 of the Code and (ii) Company shall have received an opinion of Maslon, Edelman, Borman & Brand, LLP counsel to Company, reasonably satisfactory in form and substance to each of Hilton and Company, substantially to the effect that, on the basis of the facts, representations, and Applicable Law existing at the date of such opinion, the pro rata distribution of the stock of Lakes to the holders of Company Common Stock in the Company Distribution will be, although not free from doubt, non-taxable for federal income tax purposes to Company's shareholders under Section 355 of the Code.

    (f) NO INJUNCTIONS OR RESTRAINTS. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, executive order, stay, decree, judgment or injunction or statute, rule, regulation which is in effect and which has the effect of making the Merger or the Distributions illegal or otherwise prohibiting consummation of the Merger or the Distributions.

    (g) CONSUMMATION OF THE DISTRIBUTIONS. Each of the Hilton Distribution and the Company Distribution shall have become effective in accordance with the terms of the applicable Distribution Agreement and the applicable Ancillary Agreements.

    (h) TAX LEGISLATION. There shall be no proposed legislation introduced in bill form and pending congressional action which, if passed, would have the effect of amending the Code so as to alter in any materially adverse respect any of the tax consequences prescribed by the Private Letter Ruling or the tax opinions in lieu thereof.

    (i) NATIONAL LISTING. The shares of Gaming Co. Common Stock to be issued in the Merger and upon exercise or conversion of the Company Stock Options shall have been approved for listing on a national securities exchange, subject to official notice of issuance.

    (j) INDENTURES. Each member of the Lakes Group shall have been released from all obligations relating to (x) the Company Notes, including the release of the capital stock of each member of the Lakes Group from the obligations and Encumbrances under the Subsidiaries Notes Pledge and (y) the Revolving Credit Facility.

    (k) CLOSING DATE. The Closing of the Merger shall not take place before December 1, 1998.

    Section 8.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF GAMING CO. The obligation of Gaming Co. to effect the Merger is subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Gaming Co.:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement; and Gaming Co. shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF COMPANY AND LAKES. Company and Lakes shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and Gaming Co. shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

    (c) TAX OPINION. Gaming Co. shall have received an opinion of Latham & Watkins, substantially in the form of Exhibit H, dated the Closing Date and to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code; (ii) each of Gaming Co. and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Company, Hilton, or Gaming Co. as a result of the Merger, except for any gain which may be recognized by Company from the Company Distribution as a result of the Merger. In rendering such opinion, Latham & Watkins shall receive and may rely upon representations contained in certificates of Company and Gaming Co. substantially in the forms of Exhibits I and J attached hereto.

    (d) CONSENTS. All necessary approvals or authorizations of any Governmental Authority required or necessary under applicable Gaming Laws in connection with the Merger and the Distributions shall have been obtained.

    (e) LETTERS FROM AFFILIATES. Gaming Co. shall have received from each Person referred to in Section 7.13 an executed Affiliate Agreement.

    (f) SECURITY AGREEMENTS. Lakes shall have executed each of the Security Agreements, each of which shall be in full force and effect and legally binding against Lakes and no material breach by Lakes shall have occurred thereunder as of the Closing Date.

    (g) NON-COMPETITION AGREEMENTS. Each of Lyle Berman, Thomas J. Brosig and Stanley M. Taube shall have executed a Non-Competition Agreement, each of which shall be in full force and effect and legally binding against each of Lyle Berman, Thomas J. Brosig and Stanley M. Taube and no material breach by either Lyle Berman, Thomas J. Brosig or Stanley M. Taube shall have occurred thereunder as of the Closing Date.

    (h) SETTLEMENT AGREEMENT. The Settlement Agreement shall be in full force and effect and be legally binding on the parties thereto, and no material breach by any of the parties thereto shall have occurred as of the Closing Date.

    (i) ACCOUNTANT'S LETTER AND TAX OPINION. Company and Gaming Co. shall have received from Company's representative Arthur Andersen LLP a letter dated the date of the Closing Date addressed to Company and Gaming Co. at a level of detail reasonably satisfactory to Company and Gaming Co., setting out, based on a reasonable estimate, the computation of the basis in the stock of Lakes immediately before the Company Distribution, together with the amount of the Stratosphere Loss (as defined in the Tax Allocation and Indemnity Agreement attached to the Company Distribution Agreement). Company and Gaming Co. also shall have received as of the same date an opinion of Arthur Andersen LLP at a level of detail reasonably satisfactory to Company and Gaming Co., indicating that there is at least a "reasonable basis" (as defined in Code section 6662) for filing the Tax Returns reporting the Base Stratosphere Loss (as defined in the Tax Allocation and Indemnity Agreement attached to the Company Distribution Agreement) in the manner recommended by Lakes and its representatives.

    (j) NET EQUITY VALUE. The Company Net Equity Value shall be equal to or greater than $585,100,000.

    Section 8.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of Company to effect the Merger are subject to the satisfaction of each of the following conditions prior to the Effective Time, any of which may be waived in writing exclusively by Company:

    (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Hilton set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects, and the representations and warranties of Hilton set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date, in which case they shall be true and correct as of such date) as of the Closing Date as though made on and as of the Closing Date, except for changes contemplated or permitted by this Agreement; and Company shall have received a certificate signed on behalf of Gaming Co. by the chief executive officer and the chief financial officer of Gaming Co. to such effect.

    (b) PERFORMANCE OF OBLIGATIONS OF HILTON AND GAMING CO. Hilton and Gaming Co. shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and Company shall have received a certificate signed on behalf of Gaming Co. by the chief executive officer and the chief financial officer of Gaming Co. to such effect.

    (c) TAX OPINION. Company shall have received an opinion of Maslon, Edelman, Borman & Brand, LLP, substantially in the form of Exhibit K, dated the Closing Date and to the effect that: (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1) of the Code; (ii) each of Gaming Co. and Company will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss will be recognized by Company as a result of the Merger, except for any gain which may be recognized by Company from the Company Distribution as a result of the Merger. In rendering such opinion, Maslon, Edelman, Borman & Brand, LLP shall receive and may rely upon representations contained in certificates of Company and Gaming Co. substantially in the forms of Exhibits I and J attached hereto.

    (d) RECEIPT OF AN UPDATED FAIRNESS OPINION. In the event: (a) (i) Hilton consummates the Hilton Distribution after the Company Shareholder Approval has been obtained; (ii) the Closing Date shall not have occurred within 20 business days of the date that the Hilton Distribution is consummated; and (iii) an Acquisition Proposal involving Company shall not have been received by or made known to Company, then Ladenburg Thalmann & Co. Inc. shall have reissued to Company the Fairness Opinion as of a date at least 21 or more business days after the date that the Hilton Distribution is consummated, after having been requested by Company to reissue such opinion following the consummation of the Henry Distribution; or (b) Gaming Co. acquires after the date hereof, either individually or in the aggregate, any Person, properties, assets or businesses with a net equity value in excess of $300 million, then Ladenburg Thalmann & Co. Inc. shall have reissued to Company the Fairness Opinion dated as of a date after the date any such acquisition is consummated, after having been requested by Company to reissue such opinion following the Consummation of any such acquisition.

                                  ARTICLE IX.

                           TERMINATION AND AMENDMENT

    Section 9.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 9.1(b) through 9.1(l), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the shareholders of Company:

    (a) by mutual written consent of Hilton and Company; or

    (b) by either Hilton or Company, if the Merger shall not have been consummated by December 31, 1998 (PROVIDED that (i) either Hilton or Company may extend such date to March 1, 1999 by providing written notice thereof to the other party on or prior to December 31, 1998, such date, as it may be so extended, shall be referred to herein as the "OUTSIDE DATE") and (ii) the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

    (c) by either Hilton or Company, if a court of competent jurisdiction or other Governmental Authority shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger or the Distributions; or

    (d) by either Hilton or Company, if prior to the Effective Time, the Code is amended so as to alter in any materially adverse respect any of the tax consequences provided by the Private Letter Rulings described in Section 8.1(d) or the opinions of counsel described in Section 8.1(e); or

    (e) by Hilton, if, at the Company Shareholders Meeting (including any adjournment or postponement), the Company Shareholder Approval shall not have been obtained; or

    (f) by Company, if the Hilton stockholders do not ratify the Hilton Distribution; or

    (g) by Hilton, if (i) the Board of Directors of Company shall have withdrawn or modified its recommendation of this Agreement or the Merger; (ii) after the receipt by Company of an Acquisition Proposal, Hilton requests in writing that the Board of Directors of Company reconfirm its recommendation of this Agreement and the Merger to the shareholders of Company and the Board of Directors of Company fails to do so within 20 business days after its receipt of Hilton's request; (iii) the Board of Directors of Company shall have recommended to the shareholders of Company an Acquisition Proposal; (iv) a tender offer or exchange offer for 15% or more of the outstanding shares of Company Common Stock is commenced (other than by Hilton or an Affiliate of Hilton) and the Board of Directors of Company recommends that the shareholders of Company tender their shares in such tender or exchange offer; or (v) for any reason Company fails to call and hold the Company Shareholders Meeting by the Outside Date (PROVIDED that Hilton's right to terminate this Agreement under such clause (v) shall not be available if (1) at such time Company would be entitled to terminate this Agreement under Section 9.1(h) or (2) Company failed to call and hold such meeting because the Form S-4 shall not have become effective under the Securities Act, provided that Company shall have complied with all of its obligations under this Agreement); or

    (h) by Hilton or Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other party set forth in this Agreement, which breach (i) will cause the conditions set forth in Section 8.2(a) or (b) (in the case of termination by Hilton) or 8.3(a) or (b) (in the case of termination by Company) not to be satisfied, and (ii) shall not have been cured within 20 business days following receipt by the breaching party of written notice of such breach from the other party; or

    (i) by Hilton, if the Company Net Equity Value is less than $585,100,000; or

    (j) by Company, if (i) Hilton consummates the Hilton Distribution before the Company Shareholders Meeting, (ii) an Acquisition Proposal involving Company shall not have been received by or made known to Company prior to the Company Shareholders Meeting, and (iii) the Company Shareholder Approval is not obtained; or

    (k) by Company, if (i) Hilton consummates the Hilton Distribution after the Company Shareholder Approval has been obtained, (ii) the Closing Date shall not have occurred within 20 business days of the date that the Hilton Distribution is consummated, (iii) an Acquisition Proposal involving Company shall not have been received or made known to Company and (iv) Ladenburg Thalmann & Co. Inc. shall not have reissued to Company the Fairness Opinion as of a date at least 21 or more business days after the date that the Hilton Distribution is consummated after having been requested by Company to reissue such opinion following the consummation of the Hilton Distribution; or

    (l) by Company, if Gaming Co. acquires after the date hereof, either individually or in the aggregate, any Person, properties, assets or businesses with a net equity value in excess of $300 million and Ladenburg Thalmann & Co. Inc. shall not have reissued to Company the Fairness Opinion as of a date after any such acquisition is consummated, after having been requested by Company to reissue such opinion following the consummation of any such acquisition.

    Section 9.2. EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of Hilton or Company or any of their respective officers, directors, stockholders or Affiliates, except as set forth in Section 9.3 and except that such termination shall not limit liability for a willful breach of this Agreement; PROVIDED, that the provisions of Section 9.3 of this Agreement and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement.

    Section 9.3.  FEES AND EXPENSES.

    (a) Except as set forth in Section 7.16 or in this Section 9.3, all Transaction Costs shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that if the Merger is consummated, all Transaction Costs of Company shall be paid by the Surviving Corporation.

    (b) Company shall pay Hilton a termination fee of $30 million upon the earliest to occur of the following events:

        (i) the termination of this Agreement by Hilton pursuant to Section 9.1(e), if any Acquisition Proposal involving Company shall have been received or made known to Company prior to the Company Shareholders Meeting and either a binding agreement with respect to any such Acquisition Proposal is entered into, or the transactions constituting any such Acquisition Proposal are consummated, within 18 months of such termination; PROVIDED, HOWEVER, that no termination fee shall be payable in such an event if Company would be entitled to terminate this Agreement pursuant to either
    Section 9.1(j) or 9.1(k); or

        (ii) the termination of this Agreement by Hilton pursuant to Section 9.1(g), whether or not Company is entitled to terminate this Agreement pursuant to Section 9.1(j) or 9.1(k).

Company's payment of a termination fee pursuant to this subsection shall be the sole and exclusive remedy of Hilton against Company and any of its Subsidiaries and their respective directors, officers, employees, agents, advisors or other representatives with respect to the occurrences giving rise to such payment; PROVIDED that, this limitation shall not apply in the event of a willful breach of this Agreement by Company.

    (c) The expenses and fees, if applicable, payable pursuant to Section 9.3(b) shall be paid concurrently with the first to occur of the events described in
Section 9.3(b)(i) or (ii).

    Section 9.4. AMENDMENT. This Agreement may be amended by Hilton and Company, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company, but, after any such approval, no amendment shall be made which by law requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    Section 9.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained here. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE X.

                                 MISCELLANEOUS

    Section 10.1.  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for the agreements contained in Sections 2.4, 2.5, 2.6, 3.1, 3.2, 6.5, 7.4(iii) and (iv), 7.9, 7.14, 7.15, 7.16, 7.18, 7.20
and 7.21 hereof, this Article X and the Security Agreements delivered pursuant to Section 7.9(c) and the agreements of the Affiliates delivered pursuant to
Section 7.13. The Confidentiality Agreement shall survive the execution and delivery of this Agreement.

    Section 10.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to Hilton, to

               Hilton Hotels Corporation
               9336 Civic Center Drive
               Beverly Hills, CA 90210
               Attn: General Counsel
               Telecopy: (310) 205-7677

               with a copy to:

               Latham & Watkins
               1001 Pennsylvania, N.W., Suite 1300
               Washington, D.C. 20004
               Attn: Bruce E. Rosenblum, Esq.
               Telecopy: (202) 637-2201

    (b) if to Gaming Co. or Merger Sub, to

               Gaming Co., Inc.
               3930 Howard Hughes Parkway, 4th Floor
               Las Vegas, Nevada 89109
               Attn: General Counsel
               Telecopy: (702) 699-5179

    (c) if to Company or Lakes, to

               Grand Casinos, Inc.
               130 Cheshire Lane
               Minnetonka, Minnesota 55305
               Attn: General Counsel
               Telecopy: (612) 449-8509

               with a copy to:

               Maslon, Edelman, Borman & Brand, LLP
               3300 Norwest Center
               90 South Seventh Street
               Minneapolis, Minnesota 55402
               Attn: Neil I. Sell, Esq.
               Telecopy: (612) 672-8397

    Section 10.3. INTERPRETATION. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to June 30, 1998.

    Section 10.4. COUNTERPARTS. This Agreement and any amendments hereto may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 10.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all documents and instruments referred to herein (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 7.9 are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; PROVIDED that, the Confidentiality Agreement shall remain in full force and effect until the Effective Time. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Hilton nor Company has made or shall be deemed to have made any other representations or warranties, express or implied, and each hereby disclaims any other representations and warranties made by itself or any of its officers, directors, employees, agents, financial and legal advisors or other representatives, with respect to (i) the execution and delivery of this Agreement, (ii) any financial projections or schedules (other than the financial schedules, budgets or pro formas described or referred to in Sections 3.1(c), 4.19, 4.20 or 5.14 of this Agreement) heretofore or hereafter delivered to or made available to any such Persons or their counsel, accountants, advisors, representatives or Affiliates or (iii) the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other's representatives of any documentation or other information with respect to any one or more of the foregoing; it being understood that each party hereto has not and will not rely on any financial projections or schedules (other than the financial projections or schedules described or referred to in Sections 3.1(c), 4.19, 4.20 or 5.14 of this Agreement) in connection with its evaluation of any other party hereto or the Merger.

    Section 10.6. GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law, including all matters of construction, validity, and performance, except to the extent that the provisions of the DGCL or the MBCA and applicable Gaming Laws shall be mandatorily applicable to the Merger or this Agreement.

    Section 10.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    Section 10.8. HEADINGS; REFERENCES. The article, section and paragraph headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Article," "Sections" or "Exhibits" shall be deemed to be references to Articles or Sections hereof or Exhibits hereto unless otherwise indicated.

    Section 10.9. SEVERABILITY; ENFORCEMENT. Except to the extent that the application of this Section 10.9 would have a Material Adverse Effect with respect to Hilton, Gaming Co. or Company, the invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any covenant hereunder is too broad to permit enforcement of such covenant to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such covenant to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such covenant.

    Section 10.10. SPECIFIC PERFORMANCE. The parties hereto agree that the remedy at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by Applicable Laws, each party hereto waives any objection to the imposition of such relief.

    Section 10.11. EFFECT OF HILTON DISTRIBUTION. The parties acknowledge that Hilton may effect the Hilton Distribution in advance of the Effective Time. From and after the effectiveness of the Hilton Distribution: (i) the rights and obligations of Hilton contained in each of the Transaction Documents shall become the rights and obligations solely of Gaming Co., and Hilton shall have no further obligations under each of the Transaction Documents; (ii) all covenants under each of the Transaction Documents to be performed by Hilton will be performed by (and appropriately construed as covenants of) Gaming Co.; (iii) all covenants under each of the Transaction Documents to be performed for the benefit of Hilton will be performed (and appropriately construed as covenants) for the benefit of Gaming Co. and all payments to be made to Hilton shall instead be paid to Gaming Co.; and (iv) the representations and warranties of Hilton shall be representations and warranties of Gaming Co., unless by their context such representations and warranties are not appropriate to Gaming Co., appropriately modified to give effect to the transactions contemplated by this Agreement and the Hilton Distribution Agreement.

    Section 10.12. APPROVALS, CONSENT AND WAIVERS. Any approval, consent or waiver required or authorized by any provision of this Agreement to be given or made by any of the parties hereto shall only be valid to the extent such approval, consent or waiver is in writing and signed by, with respect to either Hilton, Gaming Co. or Merger Sub, the Executive Vice President & Chief Financial Officer, the Executive Vice President & General Counsel, the Senior Vice President & Treasurer or the Senior Vice President & Controller, and with respect to either Company or Lakes, the Chairman of the Board of Directors, the President and Chief Executive Officer or the Chief Financial Officer, of the party to be bound by such approval, consent or waiver.

                           [Signature Page to Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

                                HILTON HOTELS CORPORATION,
                                a Delaware corporation

                                /s/ MATTHEW J. HART
                                ------------------------------------------
                                By: Matthew J. Hart
                                Its: EXECUTIVE VICE PRESIDENT AND CHIEF
                                FINANCIAL OFFICER

                                GRAND CASINOS, INC.,
                                a Minnesota corporation

                                /s/ LYLE BERMAN
                                ------------------------------------------
                                By: Lyle Berman
                                Its: CHAIRMAN OF THE BOARD

                                GAMING CO., INC.,
                                a Delaware corporation

                                /s/ MATTHEW J. HART
                                ------------------------------------------
                                By: Matthew J. Hart
                                Its: EXECUTIVE VICE PRESIDENT AND CHIEF
                                FINANCIAL OFFICER

                                GCI LAKES, INC.,
                                a Minnesota corporation

                                /s/ LYLE BERMAN
                                ------------------------------------------
                                By: Lyle Berman
                                Its: CHAIRMAN OF THE BOARD

                                GAMING ACQUISITION CORPORATION,
                                a Minnesota corporation

                                /s/ MATTHEW J. HART
                                ------------------------------------------
                                By: Matthew J. Hart
                                Its: EXECUTIVE VICE PRESIDENT AND CHIEF
                                FINANCIAL OFFICER

                                     [LOGO]

                                                                         ANNEX B

June 29, 1998

Board of Directors
Hilton Hotels Corporation
9336 Civic Center Drive
Beverly Hills, California 90210

Dear Sirs and Madam:

    You have requested our opinion as to the fairness from a financial point of view to the stockholders of Hilton Hotels Corporation ("Hilton") of (i) the distribution (the "Hilton Distribution") of shares of common stock, par value $.01 per share ("Gaming Common Stock"), of Gaming Co., Inc. ("Gaming"), pursuant to the form of the Distribution Agreement attached to the Merger Agreement (as defined below), by and between Hilton and Gaming (the "Distribution Agreement"); and (ii) the consideration to be paid by Gaming pursuant to the Agreement and Plan of Merger, to be dated as of June 30, 1998 (the "Merger Agreement"), by and among Hilton, Gaming, Gaming Acquisition Corporation, a wholly owned subsidiary of Gaming ("Merger Sub"), Lakes Gaming, Inc. ("Lakes") and Grand Casinos, Inc. ("Grand"), pursuant to which Merger Sub will be merged (the "Merger") with and into Grand.

    Pursuant to the distribution Agreement, holders of shares of common stock, par value $2.50 per share, of Hilton ("Hilton Common Stock"), will receive one share of Gaming Common Stock, for each share of Hilton Common Stock held immediately prior to the consummation of the Hilton Distribution. The Merger Agreement contemplates that, prior to the Merger, Grand will distribute (the "Grand Distribution") all of the outstanding shares of capital stock of Lakes to its shareholders pursuant to the form of the Grand Distribution Agreement attached to the Merger Agreement, by and between Grand and Lakes (the "Grand Distribution Agreement"). Concurrently with, or subsequent to, the Hilton Distribution, pursuant to the Merger Agreement, each share of Common Stock, par value $.01 per share, of Grand (the "Grand Common Stock"), will be converted into the right to receive a number of shares of Gaming Common Stock determined by dividing (i) the quotient obtained by dividing (a) the difference between $1.2 billion and the modified net debt of Grand, after giving effect to the Grand Distribution; by (ii) the quotient obtained by dividing (a) the difference between $6.0246 billion and the modified net debt of Gaming, after giving effect to the transactions contemplated by the Distribution Agreement; by (b) the adjusted number of shares of Gaming Common Stock then outstanding.

    In arriving at our opinion, we have reviewed the draft of the Merger Agreement, dated June 23, 1998, including the exhibits thereto. We also have reviewed financial and other information that was publicly available or furnished to us by each of Hilton and Grand, including information provided during discussions with their respective management. Included in the information provided during discussions with their respective managements were certain financial projections of each of Hilton, after giving effect to the transactions contemplated by the Distribution Agreement; Gaming, after giving effect to the transactions contemplated by the Distribution Agreement; and Grand, after giving effect to the Grand Distribution; for the period beginning 1998 and ending 2001 prepared by the respective managements of Hilton and Grand (including certain adjustments made by management of Hilton). In addition, we have compared certain projected financial information of each of Hilton, Gaming and Grand with various other companies whose securities are traded in public markets, reviewed the historical stock price and trading volumes of shares of Hilton Common Stock and Grand Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

Board of Directors
Hilton Hotels Corporation
June 29, 1998
Page 2

    In rendering our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Hilton and Grand or their respective representatives, or that was otherwise reviewed by us. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the respective managements of Hilton and Grand as to the future operating and financial performance of each of Hilton, after giving effect to the transactions contemplated by the Distribution Agreement; Gaming, after giving effect to the transactions contemplated by the Distribution Agreement; and Grand, after giving effect to the transactions contemplated by the Distribution Agreement; and Grand, after giving effect to the Grand Distribution. We have assumed that the modified net debt of Gaming, after giving effect to the transactions contemplated by the Distribution Agreement, and of Grand, after giving effect to the Grand Distribution, will be $1.8968 billion and $549.9 million, respectively, as projected by the management of Hilton and Grand, respectively. We have not assumed any responsibility for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to Hilton.

    Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the
(i) prices at which the Hilton Common Stock or the Gaming Common Stock will trade at any time or (ii) effects of the litigation referred to in the Merger Agreement. Our opinion does not address the relative merits of the Hilton Distribution, the Merger or the other business strategies being considered by Hilton's Board of Directors, nor does it address Hilton's Board of Directors' decision to proceed with the Hilton Distribution or the Merger. Our opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on the proposed transactions.

    Donaldson, Lufkin & Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for each of Hilton and Grand and for certain of their affiliates in the past and has been compensated for such services and may, at any time, hold a net long or short position in the securities of each of Hilton and Grand.

    Based upon the foregoing and such other factors as we deem relevant, we are of the opinion that the Hilton Distribution and the consideration to be paid by Gaming pursuant to the Merger Agreement, after giving effect to the Grand Distribution, taken as a whole, are fair to the stockholders of Hilton from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                          SECURITIES CORPORATION

                                          By          /s/ Warren C. Woo

                                            ------------------------------------

                                                       Warren C. Woo
                                                     Managing Director

                                     [LOGO]

                                                                         ANNEX C

June 30, 1998

The Board of Directors
Grand Casinos, Inc.
130 Cheshire Lane
Minnetonka, MN 55305

Ladies and Gentlemen:

    You have requested our opinion as to whether or not the consideration to be received by the holders (the "Company Shareholders") of shares of common stock, par value $.01 per share ("Company Shares"), of Grand Casinos, Inc., a Minnesota corporation ("Company"), pursuant to the Merger and the Lakes Distribution (each, as defined below), taken together and considered as a single transaction, is fair, from a financial point of view, to the Company Shareholders.

    The Agreement and Plan of Merger by and among Hilton Hotels Corporation, a Delaware corporation ("Hilton"), Gaming Co., Inc., a Delaware corporation ("Gaming Co."), Merger Sub, a Minnesota corporation ("Merger Sub"), GCI Lakes, Inc., a Minnesota corporation ("Lakes"), and Company, dated as of June 30, 1998 (the "Merger Agreement"); the form of Distribution Agreement by and between Company and Lakes attached as Exhibit B to the Merger Agreement (the "Lakes Agreement"); and the form of Distribution Agreement by and between Hilton and Gaming Co. attached as Exhibit A to the Merger Agreement (the "Gaming Co. Agreement", and together with the Merger Agreement and the Lakes Agreement, the "Agreements"); provide for, among other things: (i) the contribution of all of the operations, assets and liabilities of Hilton and its subsidiaries comprising the Gaming Co. Business (as defined in the Gaming Co. Agreement) to Gaming Co., the distribution on a pro-rata basis of all of the shares of Gaming Co. to Hilton's stockholders, and the retention by Hilton of the Hilton Retained Business (as defined in the Gaming Co. Agreement), consisting principally of Hilton's existing lodging operations (taken together, the "Hilton Distribution"); (ii) the contribution of all of the operations, assets and liabilities of Company and its subsidiaries comprising the Non-Mississippi Business (as defined in the Lakes Agreement) to Lakes, the distribution on a pro-rata basis of all of the shares of Lakes to the Company Shareholders, and the retention by Company of the Company Retained Business (as defined in the Lakes Agreement), consisting principally of Company's existing Mississippi gaming operations (taken together, the "Lakes Distribution", and together with the Hilton Distribution, the "Distributions"); and (iii) following the Distributions, the merger of Merger Sub with and into Company with Company to continue as the surviving corporation (the "Merger"). In the Merger, each outstanding Company Share will be converted into the right to receive a number of shares of common stock, par value $.01 per share, of Gaming Co., which number will be computed pursuant to an exchange ratio formula set forth in the Merger Agreement (the "Exchange Ratio Formula"). The transactions described in clauses
(i)-(iii) above are hereinafter referred to as the "Transaction". (All references herein to Gaming Co. prior to the Hilton Distribution are intended to refer to the Gaming Co. Business, and all references herein to Lakes prior to the Lakes Distribution are intended to refer to the Non-Mississippi Business).

                                     [LOGO]

    In connection with rendering our opinion, we have reviewed such information that we deemed necessary or appropriate for the purpose of stating the opinion expressed herein, including but not limited to the following:

    (i) The Agreements and the exhibits thereto;

    (ii) Company's and Hilton's Annual Reports on Form 10-K and related financial information for the five fiscal years ended December 31, 1997 and the Quarterly Report on Form 10-Q and related financial information for the three months ended March 31, 1998;

    (iii) Certain information, including selected historical financial information, pro forma financial information (giving effect to the Distributions as if they occurred as of December 31, 1997) and pro forma financial forecasts and projections relating to the business, earnings, cash flow, assets and prospects of Company, Lakes and Gaming Co., furnished to us by Company, Gaming Co. and Hilton;

    (iv) Historical market prices and trading activity for Company Shares, the common stock of Hilton and shares of certain other publicly traded companies which we deemed to be comparable to Company, Hilton and/or Gaming Co.;

    (v) Financial terms of certain other mergers and acquisitions which we deemed to be relevant;

    (vi) Certain publicly available information regarding the gaming industry, Company, Hilton and certain other companies as we deemed necessary and relevant; and

    (vii) Such other accepted financial and investment banking procedures and analyses as we deemed necessary or appropriate, including our assessment of general economic, financial and monetary conditions.

    In addition, we met with members of the senior management of Company and Gaming Co. to discuss the conditions of the gaming industry generally and the historical and prospective operating results of Company, Lakes and Gaming Co.

    In rendering our opinion, we have assumed and relied upon the accuracy and completeness, without assuming any responsibility for the independent verification of, all financial and other information that was available to us from public sources, that was provided to us by Company, Hilton or Gaming Co., or that was otherwise reviewed by us. With respect to financial forecasts and projections furnished to us by the senior management of Company, Gaming Co. and Hilton, we have assumed that they have been reasonably prepared on bases reflecting the best then currently available estimates of results and judgements of such senior management and we have made no independent verification of the bases, assumptions, calculations or other information contained therein. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise, and including pending or threatened litigation) of Company, Hilton, Gaming Co. or Lakes.

    Insofar as our opinion relates to the consideration to be received by the Company Shareholders in the Merger, we note that the amount of such consideration will be determined by the application of the Exchange Ratio Formula (which is based upon, in part, the Total Debt of Company and the Total Debt of Gaming Co. (each, as defined in the Merger Agreement) as of the earlier of the Closing Date (as defined in the Merger Agreement) and December 31, 1998), and accordingly, such amount can not be determined until such time. For purposes of rendering the opinion set forth herein, we have assumed the Total Debt of Company and the Total Debt of Gaming Co., as of the relevant date, will be in amounts substantially consistent with those reflected in Company's and Gaming Co.'s forecasts of results of operations and cash

                                     [LOGO]

flow for the year ending December 31, 1998 which were furnished to us by the senior management of Company and Gaming Co. We express no opinion as to the reasonableness or achievability of such forecasts.

    Our opinion is based on economic, market, financial and other conditions as they exist and can be evaluated by us on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion, and will do so only if and when requested by the Company. We are expressing no opinion herein as to the price at which the common stocks of Hilton, Gaming Co. or Lakes will trade following the Transaction, or of the common stocks of Hilton and Company between the announcement and consummation of the Transaction.

    Ladenburg Thalmann & Co. Inc. ("Ladenburg"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate or other purposes. We have acted as financial advisor to Company in connection with the Transaction and will receive a fee from Company for our services, a significant portion of which is contingent on the consummation of the Transaction. Pursuant to this engagement, we have also received indemnification against certain liabilities for the services rendered. We have, in the past, provided financial advisory and financing services to Company and have received fees for the providing of such services. In addition, in the ordinary course of business, we actively trade securities for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in the debt or equity securities of Company and Hilton, and, in the future, of Lakes and Gaming Co. Mr. Ronald J. Kramer, Chairman and Chief Executive Officer of Ladenburg, serves as a director of Company.

    It is understood that this letter is solely for the benefit and use of the Board of Directors of Company in its consideration of the Merger Agreement and may not be relied upon by any other person, used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. This letter does not constitute a recommendation to any Company Shareholder with respect to whether to vote in favor of the approval and adoption of the Merger Agreement, and should not be relied upon by any Company Shareholder as such.

    Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of Company Shares pursuant to the Merger and the Lakes Distribution, taken together and considered as a single transaction, is fair, from a financial point of view, to such holders.

                                          Very truly yours,

                                          /s/ LADENBURG THALMANN & CO. INC.

                                                                         ANNEX D

                                    FORM OF
                      PARK PLACE ENTERTAINMENT CORPORATION
                           1998 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

    The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees, and the CEO and Chairman and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

    For purposes of the Plan, the following terms are defined as set forth below:

    a. "AFFILIATE" means a corporation or other entity controlled by the Corporation and designated by the Committee from time to time as such.

    b.  "AWARD" means a Stock Appreciation Right or a Stock Option.

    c.  "BOARD" means the Board of Directors of the Corporation.

    d.  "CEO" means the Chief Executive Officer of the Corporation.

    e.  "CHAIRMAN" means the Chairman of the Board.

    f. "CHAIRMAN AGREEMENT" means the Employment Agreement by and between the Corporation and its initial Chairman, which sets forth certain terms of such Chairman's employment with the Corporation.

    g. "CHANGE IN CONTROL" and "CHANGE IN CONTROL PRICE" have the meanings set forth in Sections 7(b) and (c), respectively.

    h. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    i. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    j.  "COMMITTEE" means the Committee referred to in Section 2.

    k. "COMMON STOCK" means common stock, par value $.01 per share, of the Corporation.

    l. "CORPORATION" means Park Place Entertainment Corporation, a Delaware corporation.

    m. "DISABILITY" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

    n. "DISTRIBUTION" means the distribution to the holders of the outstanding shares of Hilton Common Stock, on a one-for-one basis, of all of the outstanding shares of Common Stock.

    o. "EMPLOYMENT AGREEMENT" means the Employment Agreement by and between the Corporation and its initial CEO, which sets forth the terms of such CEO's employment with the Corporation.

    p. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

    q. "FAIR MARKET VALUE" means, except as provided in Section 6(b)(ii)(2), as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

    r.  "HILTON" means Hilton Hotels Corporation, a Delaware corporation.

    s. "HILTON COMMON STOCK" means common stock, par value $2.50 per share, of Hilton.

    t. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

    u. "NONQUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

    v. "PLAN" means the Park Place Entertainment Corporation 1998 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

    w. "RETIREMENT" means retirement from active employment with the Corporation, a subsidiary or Affiliate at or after age 62.

    x.  "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

    y. "SPECIAL OPTION" means a Nonqualified Stock Option granted to the CEO or Chairman pursuant to Section 13.

    z.  "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

    aa. "STOCK OPTION" means an option granted under the Plan.

    bb. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Corporation and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Corporation or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

    The Plan shall be administered by the Stock Option Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two members of the Board, each of whom shall be an "outside director" for purposes of Section 162(m)(4) of the Code and a "non-employee director" within the meaning of Rule 16b-3, and shall be appointed by and serve at the pleasure of the Board.

    The Committee shall have authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates.

    Among other things, the Committee shall have the authority, subject to the terms of the Plan:

    (a) To select the officers and employees to whom Awards may from time to time be granted;

    (b) Determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights or any combination thereof are to be granted hereunder;

    (c) Determine the number of shares of Common Stock to be covered by each Award granted hereunder;

    (d) Determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

    (e) Modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and

    (f) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred.

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

    The Committee may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f),
(g), (h) and (i) of Section 5 (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

    Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.  COMMON STOCK SUBJECT TO PLAN

    The total number of shares of Common Stock reserved and available for grant under the Plan shall be 45,000,000. Of that amount, a maximum of 9,000,000 shares of Common Stock are reserved and available for the grant of Special Options. Except with respect to the Special Options and Adjusted Park Place Options issued pursuant to the Option Adjustment, no participant may be granted Awards covering in excess of 2,000,000 shares of Common Stock in any calendar year; provided, however, that Adjusted Park Place Options issued pursuant to the Option Adjustment under Section 12 hereof shall not count toward such limit. With respect to the Adjusted Park Place Options, no participant may be granted Awards in any calendar year covering in excess of the number of shares of Common Stock required to make the option adjustment with respect to such participant prescribed by Section 12(a) hereof. With respect to the Special Options, the CEO may not be granted Special Options covering in excess of 6,000,000 shares of Common Stock in the aggregate, and the Chairman may not be granted Special Options covering in excess of 3,000,000 shares of Common Stock in the aggregate. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

    If any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4.  ELIGIBILITY

    Except with respect to the Special Options and as provided in Section 12, full-time (30 hours per week) officers and employees of the Corporation, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan. Except with respect to the Special Options, no grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Corporation, its subsidiaries or Affiliates. Only the CEO and the Chairman are eligible to be granted Special Options under the Plan.

SECTION 5.  STOCK OPTIONS

    Stock Options may be granted alone or in addition to other Awards granted under the Plan and, except with respect to the Special Options, may be of two types: Incentive Stock Options and Nonqualified Stock Options. Special Options may only be Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

    Except with respect to the Special Options, the Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

    Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date a majority of the independent directors of the Corporation ratify by resolution the Committee's recommendation with respect to the individuals to be participants in any grant of a Stock Option, the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

    Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

    Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

    (a) OPTION PRICE. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

    (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the Stock Option is granted and no Nonqualified Stock Option shall be exercisable more than ten years and one day after the date the Stock Option is granted.

    (c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

    (d) METHOD OF EXERCISE. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Committee may accept. Payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised).

    Payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a).

    (e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Em-ployee Retirement Income Security Act of 1974, as amended, or the rules thereunder); or (iii) in the case of the Special Options, subject to such terms as the Committee deems appropriate, pursuant to a transfer to the optionee's spouse, children, grandchildren or parents ("Family Members"), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income tax pursuant to Section 501(c)(3) of the Code. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or, in the case of a Nonqualified Stock Option, its alternative payee pursuant to such qualified domestic relations order, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order.

    (f) TERMINATION BY DEATH. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (g) TERMINATION BY REASON OF DISABILITY. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of six months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (h) TERMINATION BY REASON OF RETIREMENT. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of two years (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (i) OTHER TERMINATION. Except with respect to the Special Options, unless otherwise determined by the Committee: (A) if an optionee incurs a Termination of Employment, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option's term; PROVIDED, HOWEVER, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Employment at or after a Change in Control (as defined Section 7(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Employment, and (2) the balance of such Stock Option's term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (j) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised; PROVIDED, HOWEVER, that if the Change in Control is within six months of the date of grant of a particular Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act, such Stock Option shall be cancelled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(j) would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 5(j) with Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6.  STOCK APPRECIATION RIGHTS

    (a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

    A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

    (b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6; PROVIDED, HOWEVER, that a Stock Appreciation Right shall not be exercisable during the first six months of its term by an optionee who is actually or potentially subject to Section 16(b) of the Exchange Act, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

       (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

        (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7.  CHANGE IN CONTROL PROVISIONS

    (a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is de-termined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; PROVIDED, HOWEVER, that in the case of the holder of Stock Appreciation Rights who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Rights shall have been outstanding for at least six months at the date such Change in control is determined to have occurred.

    (b) DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities")(a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 7(b), or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

       (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    (c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; PROVIDED, HOWEVER, that (x) in the case of a Stock Option which (A) is held by an optionee who is an officer or director of the Corporation and is subject to
Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised and (y) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 8.  TERM, AMENDMENT AND TERMINATION

    The Plan will terminate ten years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's shareholders to the extent such approval is required by law or agreement.

    The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 9.  UNFUNDED STATUS OF PLAN

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; PROVIDED, HOWEVER, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 10.  GENERAL PROVISIONS

    (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

    Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

    (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time.

    (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

    (e) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

    (f) In the case of a grant of an Award to any employee of a subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

    (g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 11.  EFFECTIVE DATE OF PLAN

    The Plan shall be effective as of July 9, 1998, provided that it is approved by at least a majority of the shares voted of Hilton Common Stock at the special meeting of Hilton stockholders with respect to the Distribution and other related matters.

SECTION 12.  PROVISIONS REGARDING THE DISTRIBUTION

    (a) In connection with the Distribution, the Corporation and Hilton have entered into that certain Employee Benefits and Other Employment Matters
Allocation Agreement, dated as of [           ], 1998 (the "Benefits Allocation
Agreement"), pursuant to which the Corporation and Hilton have agreed to allocate the responsibilities with respect to certain matters relating to employees and employee compensation, benefits, labor and other employment matters. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding options to purchase Hilton Common Stock (each, a "Hilton Option"), other than Hilton Options held by Arthur M. Goldberg, shall be adjusted (the "Option Adjustment") to represent options to purchase an equivalent number of shares of Hilton Common Stock (each adjusted option to purchase Hilton Common Stock, an "Adjusted Hilton Option") and shares of the Corporation's Common Stock (each adjusted option to purchase the Corporation's Common Stock, an "Adjusted Park Place Option"). Pursuant to the Option Adjustment, the intrinsic value of the Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the exercise price of the Hilton Options will be allocated between the Adjusted Hilton Options and the Adjusted Park Place Options based upon the relative values of Hilton Common Stock and the Corporation's Common Stock on the date of the Distribution, all as determined by Hilton. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding Hilton Options held by Arthur M. Goldberg shall be adjusted to represent Adjusted Park Place Options. Pursuant to such adjustment, the intrinsic value of Mr. Goldberg's outstanding Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the number of shares subject to and the exercise price of such options shall be adjusted based on the relative values of the Hilton Common Stock and the Corporation's Common Stock on the date of the Distribution, all as determined by Hilton.

    (b) Following the date of the Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Options granted under any of the Hilton 1984 Stock Option and Stock Appreciation Rights Plan, the Hilton 1990 Stock Option and Stock Appreciation Rights Plan, or the Hilton 1996 Stock Incentive Plan shall be subject to the terms of this Plan and the applicable option agreement, and all Adjusted Hilton Options shall be subject to the terms of the applicable Hilton stock option plan and any applicable option agreement.

    (c) For purposes of this Plan, with respect to Adjusted Park Place Options held by Hilton Individuals (as defined in the Benefits Allocation Agreement) as a result of the Option Adjustment, references to employment or termination of employment in this Plan and in the applicable option agreement shall be deemed to refer to employment by or termination of employment with Hilton and its subsidiaries or affiliates.

SECTION 13.  SPECIAL OPTIONS

    The Committee shall have the authority to grant Special Options to the CEO and/or the Chairman on such terms and conditions as it shall determine in its sole discretion. The terms and conditions of such Special Options granted to the Corporation's initial CEO shall be set forth in the Employment Agreement, and the terms and conditions of such Special Options granted to the Corporation's initial Chairman shall be set forth in the Chairman Agreement. To the extent that certain terms and conditions of the Special Options are not set forth in the Employment Agreement or the Chairman Agreement, as the case may be, the terms of the Plan shall apply to the Special Options.

                                                                         ANNEX E

                                    FORM OF
                      PARK PLACE ENTERTAINMENT CORPORATION
                  1998 INDEPENDENT DIRECTOR STOCK OPTION PLAN

SECTION 1.  PURPOSE; DEFINITIONS

    The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating non-employee directors and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

    For purposes of the Plan, the following terms are defined as set forth below:

    (a) "AFFILIATE" means a corporation or other entity controlled by the Corporation and designated by the Board from time to time as such.

    (b) "BOARD" means the Board of Directors of the Corporation.

    (c) "CHANGE IN CONTROL" means the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities") (a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subparagraph (iii) of this definition, or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

       (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation

    ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    (d) "CHANGE IN CONTROL PRICE" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of a Stock Option which (A) is subject to Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

    (e) "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    (f) "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    (g) "COMMON STOCK" means common stock, par value $.01 per share, of the Corporation.

    (h) "CORPORATION" means Park Place Entertainment Corporation, a Delaware corporation.

    (i) "DIRECTOR" means a member of the Board.

    (j) "DISABILITY" means permanent and total disability as determined under procedures established by the Board for purposes of the Plan.

    (k) "DISTRIBUTION" means the distribution to the holders of the outstanding shares of Hilton Common Stock, on a one-for-one basis, of all of the outstanding shares of Common Stock.

    (l) "EMPLOYEE" means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Corporation or of any corporation which is a subsidiary of the Corporation.

    (m) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

    (n) "FAIR MARKET VALUE" means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Board in good faith.

    (o) "HILTON" means Hilton Hotels Corporation, a Delaware corporation.

    (p) "HILTON COMMON STOCK" means common stock, par value $2.50 per share, of Hilton.

    (q) "INDEPENDENT DIRECTOR" means a member of the Board who is not an Employee.

    (r) "PLAN" means the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan, as set forth herein and as hereinafter amended from time to time.

    (s) "RETIREMENT" means retirement from service as a Director at or after age 65.

    (t) "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

    (u) "STOCK OPTION" means a non-qualified option to purchase Common Stock granted under Section 5.

    (v) "TERMINATION OF DIRECTORSHIP" means the time when an optionee who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or Retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

    The Plan shall be administered by the full Board, acting by a majority of its members then in office.

    The Board shall have plenary authority to grant Stock Options pursuant to the terms of the Plan to Independent Directors.

    Among other things, the Board shall have the authority, subject to the terms of the Plan to:

    (a) Determine the terms and conditions of any Stock Option granted hereunder (subject to the terms and conditions of the Plan), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any forfeiture waiver regarding any Stock Option and the shares of Common Stock relating thereto, in accordance with the terms of the Plan;

    (b) Modify, amend or adjust the terms and conditions of any Stock Option, at any time or from time to time;

    (c) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to a Stock Option shall be deferred; and

    The Board shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Stock Option issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

    The Board may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f), (g), (h) and (i) of
Section 5 (provided that no such delegation may be made that would cause Stock Options or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Board.

    Any determination made by the Board or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Stock Option shall be made in the sole discretion of the Board or such delegate at the time of the grant of the Stock Option or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Board or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.  COMMON STOCK SUBJECT TO PLAN

    The total number of shares of Common Stock reserved and available for grant under the Plan shall be 65,000. Shares subject to a Stock Option under the Plan may be authorized and unissued shares or may be treasury shares.

    If any Stock Option terminates without being exercised, shares subject to such Stock Option shall again be available for distribution in connection with Stock Options under the Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options, in the number and kind of shares subject to other outstanding Stock Options granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Stock Option shall always be a whole number.

SECTION 4.  ELIGIBILITY

    Except as provided in Section 10, Independent Directors are eligible to be granted Stock Options under the Plan.

SECTION 5.  STOCK OPTIONS

    No Stock Option granted under the Plan shall constitute an "incentive stock option" under Section 422 of the Code. Any Stock Option granted under the Plan shall be in such form as the Board may from time to time approve.

    During the term of the Plan, each person who is an Independent Director as of the effective date of the Distribution automatically shall be granted (i) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on such effective date, and (ii) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of each annual meeting of stockholders after such effective date, for so long as such person remains an Independent Director. During the term of the Plan, each person who is initially elected to the Board after the effective date of the Distribution and who is an Independent Director at the time of such initial election automatically shall be granted (i) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of such initial election, and (ii) a Stock Option to purchase two thousand (2,000) shares of Common Stock (subject to adjustment as provided herein) on the date of each annual meeting of stockholders after such initial election for so long as such person remains an Independent Director. All of the foregoing Stock Option grants authorized by this Section 5 are subject to approval of the Plan by the Hilton stockholders in accordance with Section 9.

    Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. The grant of a Stock Option shall occur on the dates specified above. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

    Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Board shall deem desirable:

    (a) OPTION PRICE. The option price per share of Common Stock purchasable under a Stock Option shall equal 100% of the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

    (b) OPTION TERM. The term of each Stock Option shall be 10 years from the date such Stock Option is granted, without variation or acceleration hereunder, but subject to paragraphs (f), (g), (h) and (i) of this Section 5, and no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted.

    (c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable from and after the date on which such Stock Option is granted.

    (d) METHOD OF EXERCISE. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Board may accept. Payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised).

    Payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, by the amount of any Federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 8(a).

    (e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended) whether directly or indirectly or by means of a trust or partnership or otherwise, under the applicable option agreement. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or its alternative payee pursuant to such qualified domestic relations order, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

    (f) TERMINATION BY DEATH. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, for a period of one year (or such other period as the Board may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (g) TERMINATION BY REASON OF DISABILITY. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, for a period of one year (or such other period as the Board may specify in the option agreement) from the date of such termination of directorship or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (h) TERMINATION BY REASON OF RETIREMENT. Unless otherwise determined by the Board, if an optionee's directorship terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, for a period of two years (or such other period as the Board may specify in the option agreement) from the date of such termination of directorship or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (i) OTHER TERMINATION. Unless otherwise determined by the Board: (A) if an optionee incurs a Termination of Directorship, other than by death, Disability or Retirement, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Directorship for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, may be exercised, for the lesser of three months from the date of such Termination of Directorship or the balance of such Stock Option's term; PROVIDED, HOWEVER, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three- month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Directorship at or after a Change in Control, other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Directorship, and (2) the balance of such Stock Option's term.

    (j) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Board shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised; PROVIDED, HOWEVER, that if the Change in Control is within six months of the date of grant of a particular Stock Option and is subject to Section 16(b) of the Exchange Act no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option and is subject to Section 16(b) of the Exchange Act, such Stock Option shall be canceled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(j) would otherwise be eligible for such accounting treatment, the Board shall have the ability to substitute the cash payable pursuant to this Section 5(j) with Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6.  TERM, AMENDMENT AND TERMINATION

    The Plan will terminate 10 years after the effective date of the Plan. Under the Plan, Stock Options outstanding as of such date shall not be affected or impaired by the termination of the Plan.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option theretofore granted without the optionee's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's shareholders (i) if such amendment would increase the limit imposed under Section 3 on the maximum number of shares of Common Stock reserved and available for grant under the Plan, or (ii) to the extent such approval is required by law or agreement.

    The Board may amend the terms of any Stock Option theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Stock Option to qualify for the exemption provided by Rule 16b-3.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Stock Options which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 7.  UNFUNDED STATUS OF PLAN

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Board may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; PROVIDED, HOWEVER, that unless the Board otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 8.  GENERAL PROVISIONS

    (a) The Board may require each person purchasing or receiving shares pursuant to a Stock Option to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Board deems appropriate to reflect any restrictions on transfer.

    Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (i) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (ii) Any registration or other qualification of such shares of the Corporation under any state or Federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Board shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

       (iii) Obtaining any other consent, approval, or permit from any state or Federal governmental agency which the Board shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees or Directors.

    (c) Adoption of the Plan shall not confer upon any Independent Director any right to continue to serve as a Director, nor shall it interfere in any way with the right of the Corporation to terminate the directorship of any Independent Director at any time.

    (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for Federal income tax purposes with respect to any Stock Option under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Board regarding the payment of, any Federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Board may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

    (e) The Board shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

    (f) The Plan and all Stock Options granted and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 9.  EFFECTIVE DATE OF PLAN

    The Plan shall be effective as of the effective date of the Distribution, provided that it is approved by at least a majority of the shares voted of Hilton Common Stock at the special meeting of Hilton stockholders with respect to the Distribution and other related matters.

SECTION 10.  PROVISIONS REGARDING THE DISTRIBUTION

    (a) In connection with the Distribution, the Corporation and Hilton have entered into that certain Employee Benefits and Other Employment Matters
Allocation Agreement, dated as of [           ], 1998 (the "Benefits Allocation
Agreement"), pursuant to which the Corporation and Hilton have agreed to allocate the responsibilities with respect to certain matters relating to employees and employee compensation, benefits, labor and other employment matters. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding options to purchase Hilton Common Stock granted under the Hilton 1997 Independent Director Stock Option Plan (each, a "Hilton Director Option") shall be adjusted (the "Option Adjustment") to represent options to purchase an equivalent number of shares of Hilton Common Stock (each adjusted option to purchase Hilton Common Stock, an "Adjusted Hilton Option") and shares of the Corporation's Common Stock (each adjusted option to purchase the Corporation's Common Stock, an "Adjusted Park Place Option"). Pursuant to the Option Adjustment, the intrinsic value of the Hilton Director Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the exercise price of the Hilton Director Options will be allocated between the Adjusted Hilton Options and the Adjusted Park Place Options based upon the relative values of Hilton Common Stock and the Corporation's Common Stock on the date of the Distribution, all as determined by Hilton.

    (b) Following the date of the Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Director Options shall be subject to the terms of this Plan and the applicable option agreement, and all Adjusted Hilton Options which were issued as a result of Hilton Director Options shall be subject to the terms of the Hilton 1997 Independent Director Stock Option Plan and any applicable option agreement.

    (c) For purposes of this Plan, with respect to Adjusted Park Place Options held by members of the Board of Directors of Hilton (the "Hilton Board") as a result of the Option Adjustment, references to directorship or termination of directorship in this Plan and in the applicable option agreement shall be deemed to refer to directorship or termination of directorship on the Hilton Board.

                                                                         ANNEX F

                                    FORM OF
                           HILTON HOTELS CORPORATION
                              AMENDED AND RESTATED
                           1996 STOCK INCENTIVE PLAN

SECTION 1.  PURPOSE; DEFINITIONS

    The purpose of the Plan is to give the Corporation a competitive advantage in attracting, retaining and motivating officers, employees, and the CEO and to provide the Corporation and its subsidiaries with a stock plan providing incentives more directly linked to the profitability of the Corporation's businesses and increases in shareholder value.

    For purposes of the Plan, the following terms are defined as set forth below:

    a. "AFFILIATE" means a corporation or other entity controlled by the Corporation and designated by the Committee from time to time as such.

    b.  "AWARD" means a Stock Appreciation Right or a Stock Option.

    c.  "BOARD" means the Board of Directors of the Corporation.

    d.  "CEO" means the Chief Executive Officer of the Corporation.

    e. "CHANGE IN CONTROL" and "CHANGE IN CONTROL PRICE" have the meanings set forth in Sections 7(b) and (c), respectively.

    f. "CODE" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

    g. "COMMISSION" means the Securities and Exchange Commission or any successor agency.

    h.  "COMMITTEE" means the Committee referred to in Section 2.

    i. "COMMON STOCK" means common stock, par value $2.50 per share, of the Corporation.

    j.  "CORPORATION" means Hilton Hotels Corporation, a Delaware corporation.

    k. "DISABILITY" means permanent and total disability as determined under procedures established by the Committee for purposes of the Plan.

    l. "DISTRIBUTION" means the distribution to the holders of the outstanding shares of Common Stock, on a one-for-one basis, of all of the outstanding shares of Park Place Common Stock.

    m. "EMPLOYMENT AGREEMENT" means the Employment Agreement by and between the Corporation and its initial CEO, which sets forth the terms of such CEO's employment with the Corporation.

    n. "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

    o. "FAIR MARKET VALUE" means, except as provided in Section 6(b)(ii)(2), as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed or on NASDAQ. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

    p. "INCENTIVE STOCK OPTION" means any Stock Option designated as, and qualified as, an "INCENTIVE STOCK OPTION" within the meaning of Section 422 of the Code.

    q. "NONQUALIFIED STOCK OPTION" means any Stock Option that is not an Incentive Stock Option.

    r. "PARK PLACE" means Park Place Entertainment Corporation, a Delaware corporation.

    s. "PARK PLACE COMMON STOCK" means common stock, par value $.01 per share, of Park Place.

    t. "PLAN" means the Hilton Hotels Corporation Amended and Restated 1996 Stock Incentive Plan, as set forth herein and as hereinafter amended from time to time.

    u. "RETIREMENT" means retirement from active employment with the Corporation, a subsidiary or Affiliate at or after age 62.

    v.  "RULE 16B-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

    w. "SPECIAL OPTION" means a Nonqualified Stock Option granted to the CEO pursuant to Section 13.

    x.  "STOCK APPRECIATION RIGHT" means a right granted under Section 6.

    y.  "STOCK OPTION" means an option granted under the Plan.

    z. "TERMINATION OF EMPLOYMENT" means the termination of the participant's employment with the Corporation and any subsidiary or Affiliate. A participant employed by a subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the subsidiary or Affiliate ceases to be such a subsidiary or an Affiliate, as the case may be, and the participant does not immediately thereafter become an employee of the Corporation or another subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Corporation and its subsidiaries and Affiliates shall not be considered Terminations of Employment.

    In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2.  ADMINISTRATION

    The Plan shall be administered by the Stock Option Committee or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two members of the Board, each of whom shall be an "outside director" for purposes of Section 162(m)(4) of the Code and a "non-employee director" within the meaning of Rule 16b-3, and shall be appointed by and serve at the pleasure of the Board.

    The Committee shall have authority to grant Awards pursuant to the terms of the Plan to officers and employees of the Corporation and its subsidiaries and Affiliates.

    Among other things, the Committee shall have the authority, subject to the terms of the Plan:

    (a) To select the officers and employees to whom Awards may from time to time be granted;

    (b) Determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options and Stock Appreciation Rights or any combination thereof are to be granted hereunder;

    (c) Determine the number of shares of Common Stock to be covered by each Award granted hereunder;

    (d) Determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Section 5(a)), any vesting condition, restriction or limitation (which may be related to the performance of the participant, the Corporation or any subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

    (e) Modify, amend or adjust the terms and conditions of any Award, at any time or from time to time; and

    (f) Determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred.

    The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

    The Committee may act only by a majority of its members then in office, except that the members thereof may (i) delegate to an officer of the Corporation the authority to make decisions pursuant to paragraphs (c), (f),
(g), (h) and (i) of Section 5 (provided that no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act) and (ii) authorize any one or more of their number or any officer of the Corporation to execute and deliver documents on behalf of the Committee.

    Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Corporation and Plan participants.

SECTION 3.  COMMON STOCK SUBJECT TO PLAN

    The total number of shares of Common Stock reserved and available for grant under the Plan shall be 24,000,000. Of that amount, a maximum of 6,000,000 shares of Common Stock are reserved and available for the grant of Special Options. Except with respect to the Special Options and Adjusted Hilton Options issued pursuant to the Option Adjustment, no participant may be granted Awards covering in excess of 1,200,000 shares of Common Stock in any calendar year; provided, however, that Adjusted Hilton Options issued pursuant to the Option Adjustment under Section 12 hereof shall not count towards such limit. With respect to the Adjusted Hilton Options, no participant may be granted Awards in any calendar year covering in excess of the number of shares of Common Stock required to make the option adjustment with respect to such participant prescribed by Section 12 hereof. With respect to the Special Options, the CEO may not be granted Special Options covering in excess of 6,000,000 shares of Common Stock in the aggregate. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

    If any Stock Option (and related Stock Appreciation Right, if any) terminates without being exercised, shares subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

    In the event of any change in corporate capitalization, such as a stock split or a corporate transaction, any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Corporation, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code) or any partial or complete liquidation of the Corporation, the Committee or Board may make such substitution or adjustments in the aggregate number and kind of shares reserved for issuance under the Plan, in the number, kind and option price of shares subject to outstanding Stock Options and Stock Appreciation Rights, in the number and kind of shares subject to other outstanding Awards granted under the Plan and/or such other equitable substitution or adjustments as it may determine to be appropriate in its sole discretion; PROVIDED, HOWEVER, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Corporation upon the exercise of any Stock Appreciation Right associated with any Stock Option.

SECTION 4.  ELIGIBILITY

    Except with respect to the Special Options and as provided in Section 12, full-time (30 hours per week) officers and employees of the Corporation, its subsidiaries and Affiliates who are responsible for or contribute to the management, growth and profitability of the business of the Corporation, its subsidiaries and Affiliates are eligible to be granted Awards under the Plan. No grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Corporation, its subsidiaries or Affiliates. Only the CEO is eligible to be granted Special Options under the Plan.

SECTION 5.  STOCK OPTIONS

    Stock Options may be granted alone or in addition to other Awards granted under the Plan and, except with respect to the Special Options, may be of two types: Incentive Stock Options and Nonqualified Stock Options. Special Options may only be Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

    Except with respect to the Special Options, the Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); PROVIDED, HOWEVER, that grants hereunder are subject to the aggregate limit on grants to individual participants set forth in Section 3. Incentive Stock Options may be granted only to employees of the Corporation and its subsidiaries (within the meaning of Section 424(f) of the Code). To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option, it shall constitute a Nonqualified Stock Option.

    Stock Options shall be evidenced by option agreements, the terms and provisions of which may differ. An option agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date a majority of the independent directors of the Corporation ratify by resolution the Committee's recommendation with respect to the individuals to be participants in any grant of a Stock Option, the number of shares of Common Stock to be subject to such Stock Option to be granted to such individual and specifies the terms and provisions of the Stock Option. The Corporation shall notify a participant of any grant of a Stock Option, and a written option agreement or agreements shall be duly executed and delivered by the Corporation to the participant. Such agreement or agreements shall become effective upon execution by the Corporation and the participant.

    Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered nor shall any discretion or authority granted under the Plan be exercised so as to disqualify the Plan under Section 422 of the Code or, without the consent of the optionee affected, to disqualify any Incentive Stock Option under such Section 422.

    Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

    (a) OPTION PRICE. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the option agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant.

    (b) OPTION TERM. The term of each Stock Option shall be fixed by the Committee, but no Incentive Stock Option shall be exercisable more than ten years after the date the Stock Option is granted and no

Nonqualified Stock Option shall be exercisable more than ten years and one day after the date the Stock Option is granted.

    (c) EXERCISABILITY. Except as otherwise provided herein, Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee. If the Committee provides that any Stock Option is exercisable only in installments, the Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

    (d) METHOD OF EXERCISE. Subject to the provisions of this Section 5, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Corporation specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

    Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Committee may accept. Payment, in full or in part, may also be made in the form of unrestricted Common Stock already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised).

    Payment for any shares subject to a Stock Option may also be made by delivering a properly executed exercise notice to the Corporation, together with a copy of irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds to pay the purchase price, and, if requested, by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Corporation may enter into agreements for coordinated procedures with one or more brokerage firms.

    No shares of Common Stock shall be issued until full payment therefor has been made. An optionee shall have all of the rights of a shareholder of the Corporation holding the class or series of Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends), when the optionee has given written notice of exercise, has paid in full for such shares and, if requested, has given the representation described in Section 11(a).

    (e) NONTRANSFERABILITY OF STOCK OPTIONS. No Stock Option shall be transferable by the optionee other than (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order (as defined in the Code or Title I of the Em-ployee Retirement Income Security Act of 1974, as amended, or the rules thereunder); or (iii) in the case of the Special Options, subject to such terms as the Committee deems appropriate, pursuant to a transfer to the optionee's spouse, children, grandchildren or parents ("Family Members"), to trusts for the benefit of Family Members, to partnerships or limited liability companies in which Family Members are the only partners or shareholders, or to entities exempt from federal income tax pursuant to Section 501(c)(3) of the Code. All Stock Options shall be exercisable, subject to the terms of this Plan, during the optionee's lifetime, only by the optionee or by the guardian or legal representative of the optionee or, in the case of a Nonqualified Stock Option, its alternative payee pursuant to such qualified domestic relations order, it being understood that the terms "holder" and "optionee" include the guardian and legal representative of the optionee named in the option agreement and any person to whom an option is transferred by will or the laws of descent and distribution or, in the case of a Nonqualified Stock Option, pursuant to a qualified domestic relations order.

    (f) TERMINATION BY DEATH. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter.

    (g) TERMINATION BY REASON OF DISABILITY. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of six months (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (h) TERMINATION BY REASON OF RETIREMENT. Except with respect to the Special Options, unless otherwise determined by the Committee, if an optionee's employment terminates by reason of Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Committee may determine, for a period of two years (or such other period as the Committee may specify in the option agreement) from the date of such termination of employment or until the expiration of the stated term of such Stock Option, whichever period is the shorter; PROVIDED, HOWEVER, that if the optionee dies within such period any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. In the event of termination of employment by reason of Retirement, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (i) OTHER TERMINATION. Except with respect to the Special Options, unless otherwise determined by the Committee: (A) if an optionee incurs a Termination of Employment, all Stock Options held by such optionee shall thereupon terminate; and (B) if an optionee incurs a Termination of Employment for any reason other than death, Disability or Retirement, any Stock Option held by such optionee, to the extent then exercisable, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option's term; PROVIDED, HOWEVER, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is the shorter. Notwithstanding the foregoing, if an optionee incurs a Termination of Employment at or after a Change in Control (as defined Section 7(b)), other than by reason of death, Disability or Retirement, any Stock Option held by such optionee shall be exercisable for the lesser of (1) six months and one day from the date of such Termination of Employment, and (2) the balance of such Stock Option's term. In the event of Termination of Employment, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

    (j) CHANGE IN CONTROL CASH-OUT. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Exercise Period"), unless the Committee shall determine otherwise at the time of grant, an optionee shall have the right, whether or not the Stock Option is fully exercisable and in lieu of the payment of the exercise price for the shares of Common Stock being purchased under the Stock Option and by giving notice to the Corporation, to elect (within the Exercise Period) to surrender all or part of the Stock Option to the Corporation and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per share of Common Stock on the date of such election shall exceed the exercise price per share of Common Stock under the Stock Option (the "Spread") multiplied by the number of shares of Common Stock granted under the Stock Option as to which the right granted under this Section 5(j) shall have been exercised; PROVIDED, HOWEVER, that if the Change in Control is within six months of the date of grant of a particular Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act no such election shall be made by such optionee with respect to such Stock Option prior to six months from the date of grant. However, if the end of such 60-day period from and after a Change in Control is within six months of the date of grant of a Stock Option held by an optionee who is an officer or director of the Corporation and is subject to Section 16(b) of the Exchange Act, such Stock Option shall be cancelled in exchange for a cash payment to the optionee, effected on the day which is six months and one day after the date of grant of such Option, equal to the Spread multiplied by the number of shares of Common Stock granted under the Stock Option. Notwithstanding the foregoing, if any right granted pursuant to this Section 5(j) would make a Change in Control transaction ineligible for pooling of interests accounting under APB No. 16 that but for this Section 5(j) would otherwise be eligible for such accounting treatment, the Committee shall have the ability to substitute the cash payable pursuant to this Section 5(j) with Stock with a Fair Market Value equal to the cash that would otherwise be payable hereunder.

SECTION 6.  STOCK APPRECIATION RIGHTS

    (a) GRANT AND EXERCISE. Stock Appreciation Rights may be granted in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option. A Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option.

    A Stock Appreciation Right may be exercised by an optionee in accordance with Section 6(b) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee. Upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Stock Appreciation Rights have been exercised.

    (b) TERMS AND CONDITIONS. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

        (i) Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Section 5 and this Section 6; PROVIDED, HOWEVER, that a Stock Appreciation Right shall not be exercisable during the first six months of its term by an optionee who is actually or potentially subject to Section 16(b) of the Exchange Act, except that this limitation shall not apply in the event of death or Disability of the optionee prior to the expiration of the six-month period.

        (ii) Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, equal in value to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment.

       (iii) Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Section 5(e).

        (iv) Upon the exercise of a Stock Appreciation Right, the Stock Option or part thereof to which such Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in
    Section 3 on the number of shares of Common Stock to be issued under the Plan, but only to the extent of the number of shares covered by the Stock Appreciation Right at the time of exercise based on the value of the Stock Appreciation Right at such time.

SECTION 7.  CHANGE IN CONTROL PROVISIONS

    (a) IMPACT OF EVENT. Notwithstanding any other provision of the Plan to the contrary, in the event of a Change in Control, any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is de-termined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant; PROVIDED, HOWEVER, that in the case of the holder of Stock Appreciation Rights who is actually subject to Section 16(b) of the Exchange Act, such Stock Appreciation Rights shall have been outstanding for at least six months at the date such Change in control is determined to have occurred.

    (b) DEFINITION OF CHANGE IN CONTROL. For purposes of the Plan, a "Change in Control" shall mean the happening of any of the following events:

        (i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock") or (2) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the "Outstanding Corporation Voting Securities")(a "Control Purchase"); excluding, however, the following: (1) Any acquisition directly from the Corporation, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Corporation, (2) Any acquisition by the Corporation, (3) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation, (4) Any acquisition by any corporation pursuant to a transaction which complies with clauses (1), (2) and (3) of subsection (iii) of this Section 7(b), or (5) Any acquisition by Barron Hilton, the Charitable Remainder Unitrust created by Barron Hilton to receive shares from the Estate of Conrad N. Hilton, or the Conrad N. Hilton Fund; or

        (ii) A change in the composition of the Board such that the individuals who, as of the effective date of the Plan, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; PROVIDED, HOWEVER, for purposes of this Section 7(b), that any individual who becomes a member of the Board subsequent to the effective date of the Plan, whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, PROVIDED FURTHER, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board (a "Board Change"); or

       (iii) The approval by the shareholders of the Corporation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation ("Corporate Transaction"); excluding however, such a Corporate Transaction pursuant to which (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the

    Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (2) no Person (other than the Corporation, any employee benefit plan (or related trust) of the Corporation or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

        (iv) The approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

    (c) CHANGE IN CONTROL PRICE. For purposes of the Plan, "Change in Control Price" means the higher of (i) the highest reported sales price, regular way, of a share of Common Stock in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per share of Common Stock paid in such tender or exchange offer or Corporate Transaction; PROVIDED, HOWEVER, that (x) in the case of a Stock Option which (A) is held by an optionee who is an officer or director of the Corporation and is subject to
Section 16(b) of the Exchange Act and (B) was granted within 240 days of the Change in Control, then the Change in Control Price for such Stock Option shall be the Fair Market Value of the Common Stock on the date such Stock Option is exercised or deemed exercised and (y) in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Common Stock on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

SECTION 8.  TERM, AMENDMENT AND TERMINATION

    The Plan will terminate ten years after the effective date of the Plan. Under the Plan, Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

    The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would (i) impair the rights of an optionee under a Stock Option or a recipient of a Stock Appreciation Right theretofore granted without the optionee's or recipient's consent, except such an amendment made to cause the Plan to qualify for the exemption provided by Rule 16b-3, or (ii) disqualify the Plan from the exemption provided by Rule 16b-3. In addition, no such amendment shall be made without the approval of the Corporation's shareholders to the extent such approval is required by law or agreement.

    The Committee may amend the terms of any Stock Option or other Award theretofore granted, prospectively or retroactively, but no such amendment shall impair the rights of any holder without the holder's consent except such an amendment made to cause the Plan or Award to qualify for the exemption provided by Rule 16b-3.

    Subject to the above provisions, the Board shall have authority to amend the Plan to take into account changes in law and tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without stockholder approval.

SECTION 9.  UNFUNDED STATUS OF PLAN

    It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; PROVIDED, HOWEVER, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

SECTION 10.  GENERAL PROVISIONS

    (a) The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Corporation in writing that such person is acquiring the shares without a view to the distribution thereof. The certificates for such shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer.

    Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Corporation shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Plan prior to fulfillment of all of the following conditions:

        (1) Listing or approval for listing upon notice of issuance, of such shares on the New York Stock Exchange, Inc., or such other securities exchange as may at the time be the principal market for the Common Stock;

        (2) Any registration or other qualification of such shares of the Corporation under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

        (3) Obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

    (b) Nothing contained in the Plan shall prevent the Corporation or any subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

    (c) Adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Corporation or any subsidiary or Affiliate to terminate the employment of any employee at any time.

    (d) No later than the date as of which an amount first becomes includible in the gross income of the participant for federal income tax purposes with respect to any Award under the Plan, the participant shall pay to the Corporation, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Corporation, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Corporation under the Plan shall be conditional on such payment or arrangements, and the Corporation and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

    (e) The Committee shall establish such procedures as it deems appropriate for a participant to designate a beneficiary to whom any amounts payable in the event of the participant's death are to be paid or by whom any rights of the participant, after the participant's death, may be exercised.

    (f) In the case of a grant of an Award to any employee of a subsidiary of the Corporation, the Corporation may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan.

    (g) The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

SECTION 11.  EFFECTIVE DATE OF PLAN

    The Plan (as amended and restated) shall be effective as of July 9, 1998, provided that it is approved by at least a majority of the shares voted of Common Stock at the special meeting of the Corporation's stockholders with respect to the Distribution and other related matters.

SECTION 12.  PROVISIONS REGARDING THE DISTRIBUTION

    (a) In connection with the Distribution, the Corporation and Park Place have entered into that certain Employee Benefits and Other Employment Matters
Allocation Agreement, dated as of [           ], 1998 (the "Benefits Allocation
Agreement"), pursuant to which the Corporation and Park Place have agreed to allocate the responsibilities with respect to certain matters relating to employees and employee compensation, benefits, labor and other employment matters. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding options to purchase the Corporation's Common Stock (each, a "Hilton Option"), other than Hilton Options held by Arthur M. Goldberg, shall be adjusted (the "Option Adjustment") to represent options to purchase an equivalent number of shares of the Corporation's Common Stock (each adjusted option to purchase the Corporation's Common Stock, an "Adjusted Hilton Option") and shares of Park Place Common Stock (each adjusted option to purchase Park Place Common Stock, an "Adjusted Park Place Option"). Pursuant to the Option Adjustment, the intrinsic value of the Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the exercise price of the Hilton Options will be allocated between the Adjusted Hilton Options and the Adjusted Park Place Options based upon the relative values of the Corporation's Common Stock and Park Place Common Stock on the date of the Distribution, all as determined by the Corporation. Concurrently with the Distribution and pursuant to the terms of the Benefits Allocation Agreement, all outstanding Hilton Options held by Arthur M. Goldberg shall be adjusted to represent Adjusted Park Place Options. Pursuant to such adjustment, the intrinsic value of Mr. Goldberg's outstanding Hilton Options immediately prior to the Distribution shall be preserved immediately after the Distribution, and the number of shares subject to and the exercise price of such options shall be adjusted based on the relative values of the Corporation's Common Stock and the Park Place Common Stock on the date of the Distribution, all as determined by the Corporation.

    (b) Following the date of the Option Adjustment, all Adjusted Hilton Options shall be subject to the terms of the Hilton Hotels Corporation 1984 Stock Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1990 Stock Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1997 Independent Director Stock Option Plan or this Plan, as applicable, and any applicable option agreement. Following the date of the Option Adjustment, all Adjusted Park Place Options which were issued as a result of Hilton Options granted under any of the Hilton Hotels Corporation 1984 Stock

Option and Stock Appreciation Rights Plan, the Hilton Hotels Corporation 1990 Stock Option and Stock Appreciation Rights Plan, or the Hilton Hotels Corporation 1996 Stock Incentive Plan shall be subject to the terms of the Park Place 1998 Stock Incentive Plan and the applicable option agreement, and all Adjusted Park Place Options which were issued as a result of Hilton Options granted under the Hilton Hotels Corporation 1997 Independent Director Stock Option Plan shall be subject to the terms of the Park Place 1998 Independent Director Stock Option Plan and the applicable option agreement.

    (c) For purposes of this Plan, with respect to Adjusted Hilton Options held by Park Place Individuals (as defined in the Benefits Allocation Agreement) as a result of the Option Adjustment, references to employment or termination of employment in this Plan and in the applicable option agreement shall be deemed to refer to employment by or termination of employment with Park Place and its subsidiaries or affiliates.

SECTION 13.  SPECIAL OPTIONS

    The Committee shall have the authority to grant Special Options to the CEO on such terms and conditions as it shall determine in its sole discretion. The terms and conditions of such Special Options granted to the Corporation's initial CEO shall be set forth in the Employment Agreement. To the extent that certain terms and conditions of the Special Options are not set forth in the Employment Agreement, the terms of the Plan shall apply to the Special Options.

                                                                         ANNEX G

                                    FORM OF
                               LAKES GAMING, INC.

                             1998 STOCK OPTION AND
                               COMPENSATION PLAN

    1. PURPOSE. The purpose of this Lakes Gaming, Inc. (the "Company") 1998 Stock Option and Compensation Plan (the "Plan") is to increase stockholder value and to advance the interests of the Company by furnishing a variety of economic incentives ("Incentives") designed to attract, retain and motivate employees and certain key consultants. Incentives may consist of opportunities to purchase or receive shares of Common Stock, $.01 par value, of the Company ("Common Stock"), monetary payments, or both, on terms determined under this Plan.

    2. ADMINISTRATION. The Plan shall be administered by the stock option committee (the "Committee") of the board of directors of the Company (the "Board"). Subject to any provisions of state law which may require that the Committee consist of a larger number of members, if the Company stock is privately held, the Committee shall consist of one or more directors of the Company as shall be appointed from time to time by the Chairman of the Board. If the Company stock becomes the subject of a public offering, the Committee shall then consist of not less than two directors who shall be appointed from time to time by the Board, each of which such appointees shall be a "non-employee director" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, and the regulations promulgated thereunder (the "1934 Act"), and the Board may from time to time appoint members of the Committee in substitution for, or in addition to, members previously appointed, and may fill vacancies, however caused, in the Committee. If more than one person is on the Committee, the following shall apply: (a) the Committee shall select one of its members as its chairman and shall hold its meetings at such times and places as it shall deem advisable; (b) a majority of the Committee's members shall constitute a quorum;
(c) all action of the Committee shall be taken by the majority of its members; and (d) any action may be taken by a written instrument signed by majority of the members and actions so taken shall be fully effective as if they had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable. The Committee shall have complete authority to award Incentives under the Plan, to interpret the Plan, and to make any other determination which it believes necessary and advisable for the proper administration of the Plan. The Committee's decisions and matters relating to the Plan shall be final and conclusive on the Company and its participants.

    3. ELIGIBLE PARTICIPANTS. Employees of or consultants to the Company or its subsidiaries or affiliates (including officers and directors, but excluding directors who are not also employees of or consultants to the Company or its subsidiaries or affiliates), shall become eligible to receive Incentives under the Plan when designated by the Committee. Participants may be designated individually or by groups or categories (for example, by pay grade) as the Committee deems appropriate. Participation by officers of the Company or its subsidiaries or affiliates and any performance objectives relating to such officers must be approved by the Committee. Participation by others and any performance objectives relating to others may be approved by groups or categories (for example, by pay grade) and authority to designate participants who are not officers and to set or modify such targets may be delegated.

    4. TYPES OF INCENTIVES. Incentives under the Plan may be granted in any one or a combination of the following forms: (a) incentive stock options and non-statutory stock options (section 6); (b) stock appreciation rights ("SARs") (section 7); (c) stock awards (section 8); (d) restricted stock (section 8); (e) performance shares (section 9); and (f) cash awards (section 10).

    5.  SHARES SUBJECT TO THE PLAN.

        5.1 NUMBER OF SHARES. Subject to adjustment as provided in Section 11.6, the number of shares of Common Stock which may be issued under the Plan shall not exceed 1,500,000 shares of Common Stock.

        5.2 CANCELLATION. To the extent that cash in lieu of shares of Common Stock is delivered upon the exercise of a SAR pursuant to Section 7.4, the Company shall be deemed, for purposes of applying the limitation on the number of shares, to have issued the greater of the number of shares of Common Stock which it was entitled to issue upon such exercise or on the exercise of any related option. In the event that a stock option or SAR granted hereunder expires or is terminated or canceled unexercised as to any shares of Common Stock, such shares may again be issued under the Plan either pursuant to stock options, SARs or otherwise. In the event that shares of Common Stock are issued as restricted stock or pursuant to a stock award and thereafter are forfeited or reacquired by the Company pursuant to rights reserved upon issuance thereof, such forfeited and reacquired shares may again be issued under the Plan, either as restricted stock, pursuant to stock awards or otherwise. The Committee may also determine to cancel, and agree to the cancellation of, stock options in order to make a participant eligible for the grant of a stock option at a lower price than the option to be canceled.

        5.3 TYPE OF COMMON STOCK. Common Stock issued under the Plan in connection with stock options, SARs, performance shares, restricted stock or stock awards, may be authorized and unissued shares.

    6. STOCK OPTIONS. A stock option is a right to purchase shares of Common Stock from the Company. Each stock option granted by the Committee under this Plan shall be subject to the following terms and conditions:

        6.1 PRICE. The option price per share shall be determined by the Committee, provided that such price shall not be below the Fair Market Value of the Common Stock subject to the adjustment under Section 11.6.

        6.2 NUMBER. The number of shares of Common Stock subject to the option shall be determined by the Committee, subject to adjustment as provided in
    Section 11.6. The number of shares of Common Stock subject to a stock option shall be reduced in the same proportion that the holder thereof exercises a SAR if any SAR is granted in conjunction with or related to the stock option.

        6.3 DURATION AND TIME FOR EXERCISE. Subject to earlier termination as provided in Section 11.4, the term of each stock option shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Each stock option shall become exercisable at such time or times during its term as shall be determined by the Committee at the time of grant. The Committee may accelerate the exercisability of any stock option. Subject to the foregoing and with the approval of the Committee, all or any part of the shares of Common Stock with respect to which the right to purchase has accrued may be purchased by the Company at the time of such accrual or at any time or times thereafter during the term of the option.

        6.4 MANNER OF EXERCISE. A stock option may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of shares of Common Stock to be purchased and accompanied by the full purchase price for such shares. The option price shall be payable in United States dollars upon exercise of the option and may be paid by cash; uncertified or certified check; bank draft; by delivery of shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value on the date such option is exercised; by instructing the Company to withhold from the shares of Common Stock issuable upon exercise of the stock option shares of Common Stock in payment of all or any part of the option price, which shares shall be valued for this purpose at the Fair Market Value or in such other manner as may be authorized from time to time by the Committee. Prior to the issuance of shares of Common Stock upon the exercise of a stock option, a participant shall have no rights as a stockholder.

        6.5 INCENTIVE STOCK OPTIONS. Notwithstanding anything in the Plan to the contrary, the following additional provisions shall apply to the grant of stock options which are intended to qualify as Incentive Stock Options, as such term is defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code"):

             a) The aggregate Fair Market Value (determined as of the time the option is granted) of the shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any participant during any calendar year (under all of the Company's plans) shall not exceed $100,000.

             b) Any Incentive Stock Option certificate authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, but shall in all events be consistent with and contain all provisions required in order to qualify the options as Incentive Stock Options.

             c) All Incentive Stock Options must be granted within ten years from the earlier of the date on which this Plan was adopted by the Board or the date this Plan was approved by the stockholders.

             d) Unless sooner exercised, all Incentive Stock Options shall expire no later than 10 years after the date of grant.

             e) The option price for Incentive Stock Options shall be not less than the Fair Market Value of the Common Stock subject to the option on the date of grant.

             f) No Incentive Stock Options shall be granted to any participant who, at the time such option is granted, would own (within the meaning of Section 422A of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation.

    7. STOCK APPRECIATION RIGHTS. A SAR is a right to receive, without payment to the Company, a number of shares of Common Stock, cash or any combination thereof, the amount of which is determined pursuant to the formula set forth in
Section 7.4. A SAR may be granted (a) with respect to any stock option granted under this Plan, either concurrently with the grant of such stock option or at such later time as determined by the Committee (as to all or any portion of the shares of Common Stock subject to the stock option), or (b) alone, without reference to any related stock option. Each SAR granted by the Committee under this Plan shall be subject to the following terms and conditions:

        7.1 NUMBER. Each SAR granted to any participant shall relate to such number of shares of Common Stock as shall be determined by the Committee, subject to adjustment as provided in Section 11.6. In the case of a SAR granted with respect to a stock option, the number of shares of Common Stock to which the SAR pertains shall be reduced in the same proportion that the holder of the option exercises the related stock option.

        7.2 DURATION. Subject to earlier termination as provided in Section 11.4, the term of each SAR shall be determined by the Committee but shall not exceed ten years and one day from the date of grant. Unless otherwise provided by the Committee, each SAR shall become exercisable at such time or times, to such extent and upon such conditions as the stock option, if any, to which it relates is exercisable. The Committee may in its discretion accelerate the exercisability of any SAR.

        7.3 EXERCISE. A SAR may be exercised, in whole or in part, by giving written notice to the Company, specifying the number of SARs which the holder wishes to exercise. Upon receipt of such written notice, the Company shall, within ninety (90) days thereafter, deliver to the exercising holder certificates for the shares of Common Stock or cash or both, as determined by the Committee, to which the holder is entitled pursuant to Section 7.4.

        7.4 PAYMENT. Subject to the right of the Committee to deliver cash in lieu of shares of Common Stock (which, as it pertains to officers and directors of the Company, shall comply with all requirements of the 1934
    Act), the number of shares of Common Stock which shall be issuable upon the exercise of a SAR shall be determined by dividing:

             a) the number of shares of Common Stock as to which the SAR is exercised multiplied by the amount of the appreciation in such shares (for this purpose, the "appreciation" shall be the amount by which the Fair Market Value of the shares of Common Stock subject to the SAR on the exercise date exceeds (1) in the case of a SAR related to a stock option, the purchase price of the shares of Common Stock under the stock option or (2) in the case of a SAR granted alone, without reference to a related stock option, an amount which shall be determined by the Committee at the time of grant, subject to adjustment under Section 11.6); by

             b) the Fair Market Value of a share of Common Stock on the exercise date.

        In lieu of issuing shares of Common Stock upon the exercise of a SAR, the Committee may elect to pay the holder of the SAR cash equal to the Fair Market Value on the exercise date of any or all of the shares which would otherwise be issuable. No fractional shares of Common Stock shall be issued upon the exercise of a SAR; instead, the holder of the SAR shall be entitled to receive a cash adjustment equal to the same fraction of the Fair Market Value of a share of Common Stock on the exercise date or to purchase the portion necessary to make a whole share at its Fair Market Value on the date of exercise.

    8. STOCK AWARDS AND RESTRICTED STOCK. A stock award consists of the transfer by the Company to a participant of shares of Common Stock, without other payment therefor, as additional compensation for services to the Company. A share of restricted stock consists of shares of Common Stock which are sold or transferred by the Company to a participant at a price determined by the Committee (which price shall be at least equal to the minimum price required by applicable law for the issuance of a share of Common Stock) and subject to restrictions on their sale or other transfer by the participant. The transfer of Common Stock pursuant to stock awards and the transfer and sale of restricted stock shall be subject to the following terms and conditions:

        8.1 NUMBER OF SHARES. The number of shares to be transferred or sold by the Company to a participant pursuant to a stock award or as restricted stock shall be determined by the Committee.

        8.2 SALE PRICE. The Committee shall determine the price, if any, at which shares of restricted stock shall be sold to a participant, which may vary from time to time and among participants and which may be below the Fair Market Value of such shares of Common Stock at the date of sale.

        8.3 RESTRICTIONS. All shares of restricted stock transferred or sold hereunder shall be subject to such restrictions as the Committee may determine, including, without limitation any or all of the following:

             a) a prohibition against the sale, transfer, pledge or other encumbrance of the shares of restricted stock, such prohibition to lapse at such time or times as the Committee shall determine (whether in annual or more frequent installments, at the time of the death, disability or retirement of the holder of such shares, or otherwise);

             b) a requirement that the holder of shares of restricted stock forfeit, or (in the case of shares sold to a participant) resell back to the Company at his or her cost, all or a part of such shares in the event of termination of his or her employment or consulting engagement during any period in which such shares are subject to restrictions;

             c) such other conditions or restrictions as the Committee may deem advisable.

        8.4 ESCROW. In order to enforce the restrictions imposed by the Committee pursuant to Section 8.3, the participant receiving restricted stock shall enter into an agreement with the Company setting forth the conditions of the grant. Shares of restricted stock shall be registered in the name of the participant and deposited, together with a stock power endorsed in blank, with the Company. Each such certificate shall bear a legend in substantially the following form:

           The transferability of this certificate and the shares of Common Stock represented by it are subject to the terms and conditions (including conditions of forfeiture) contained in the 1998 Stock Option and Compensation Plan of Lakes Gaming, Inc. (the "Company"), and an agreement entered into between the registered owner and the Company. A copy of the Plan and the agreement is on file at the office of the secretary of the Company.

        8.5 END OF RESTRICTIONS. Subject to Section 11.5, at the end of any time period during which the shares of restricted stock are subject to forfeiture and restrictions on transfer, such shares will be delivered free of all restrictions to the participant or to the participant's legal representative, beneficiary or heir.

        8.6 STOCKHOLDER. Subject to the terms and conditions of the Plan, each participant receiving restricted stock shall have all the rights of a stockholder with respect to shares of stock during any period in which such shares are subject to forfeiture and restrictions on transfer, including without limitation, the right to vote such shares. Dividends paid in cash or property other than Common Stock with respect to shares of restricted stock shall be paid to the participant currently.

    9. PERFORMANCE SHARES. A performance share consists of an award which shall be paid in shares of Common Stock, as described below. The grant of performance share shall be subject to such terms and conditions as the Committee deems appropriate, including the following:

        9.1 PERFORMANCE OBJECTIVES. Each performance share will be subject to performance objectives for the Company or one of its operating units to be achieved by the end of a specified period. The number of performance shares granted shall be determined by the Committee and may be subject to such terms and conditions, as the Committee shall determine. If the performance objectives are achieved, each participant will be paid in shares of Common Stock or cash. If such objectives are not met, each grant of performance shares may provide for lesser payments in accordance with formulas established in the award.

        9.2 NOT STOCKHOLDER. The grant of performance shares to a participant shall not create any rights in such participant as a stockholder of the Company, until the payment of shares of Common Stock with respect to an award.

        9.3 NO ADJUSTMENTS. No adjustment shall be made in performance shares granted on account of cash dividends which may be paid or other rights which may be issued to the holders of Common Stock prior to the end of any period for which performance objectives were established.

        9.4 EXPIRATION OF PERFORMANCE SHARE. If any participant's employment or consulting engagement with the Company is terminated for any reason other than normal retirement, death or disability prior to the achievement of the participant's stated performance objectives, all the participant's rights on the performance shares shall expire and terminate unless otherwise determined by the Committee. In the event of termination by reason of death, disability, or normal retirement, the Committee, in its own discretion may determine what portions, if any, of the performance shares should be paid to the participant.

    10. CASH AWARDS. A cash award consists of a monetary payment made by the Company to a participant as additional compensation for his or her services to the Company. Payment of a cash award will normally depend on achievement of performance objectives by the Company or by individuals. The amount of any monetary payment constituting a cash award shall be determined by the Committee in its sole discretion. Cash awards may be subject to other terms and conditions, which may vary from time to time and among participants, as the Committee determines to be appropriate.

    11.  GENERAL.

        11.1 EFFECTIVE DATE. The Plan will become effective upon its adoption by the Board.

        11.2 DURATION. The Plan shall remain in effect until all Incentives granted under the Plan have either been satisfied by the issuance of shares of Common Stock or the payment of cash or been terminated under the terms of the Plan and all restrictions imposed on shares of Common Stock in connection with their issuance under the Plan have lapsed. No Incentives may be granted under the Plan after the tenth anniversary of the date the Plan is approved by the stockholders of the Company.

        11.3 NON-TRANSFERABILITY OF INCENTIVES. No stock option, SAR, restricted stock or performance award may be transferred, pledged or assigned by the holder thereof except, in the event of the holder's death, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder, and the Company shall not be required to recognize any attempted assignment of such rights by any participant.

        11.4 EFFECT OF TERMINATION OR DEATH. In the event that a participant ceases to be an employee of or consultant to the Company for any reason, including death, any Incentives may be exercised or shall expire at such times as may be determined by the Committee.

        11.5 ADDITIONAL CONDITION. Notwithstanding anything in this Plan to the contrary: (a) the Company may, if it shall determine it necessary or desirable for any reason, at the time of award of any Incentive or the issuance of any shares of Common Stock pursuant to any Incentive, require the recipient of the Incentive, as a condition to the receipt thereof or to the receipt of shares of Common Stock issued pursuant thereto, to deliver to the Company a written representation of present intention to acquire the Incentive or the shares of Common Stock issued pursuant thereto for his or her own account for investment and not for distribution; and (b) if at any time the Company further determines, in its sole discretion, that the listing, registration or qualification (or any updating of any such document) of any Incentive or the shares of Common Stock issuable pursuant thereto is necessary on any securities exchange or under any federal or state securities or blue sky law, or that the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with the award of any Incentive, the issuance of shares of Common Stock pursuant thereto, or the removal of any restrictions imposed on such shares, such Incentive shall not be awarded or such shares of Common Stock shall not be issued or such restrictions shall not be removed, as the case may be, in whole or in part, unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.

        11.6 ADJUSTMENT. In the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted for each of the shares of Common Stock then subject to the Plan, including shares subject to restrictions, options, or achievement of performance share objectives, the number and kind of shares of stock or other securities to which the holders of the shares of Common Stock will be entitled pursuant to the transaction. In the event of any recapitalization, stock dividend, stock split, combination of shares or other change in the Common Stock, the number of shares of Common Stock then subject to the Plan, including shares subject to restrictions, options or achievements of performance shares, shall be adjusted in proportion to the change in outstanding shares of Common Stock. In the event of any such adjustments, the purchase price of any option, the performance objectives of any Incentive, and the shares of Common

    Stock issuable pursuant to any Incentive shall be adjusted as and to the extent appropriate, in the discretion of the Committee, to provide participants with the same relative rights before and after such adjustment.

        11.7 INCENTIVE PLANS AND AGREEMENTS. Except in the case of stock awards or cash awards, the terms of each Incentive shall be stated in a plan or agreement approved by the Committee. The Committee may also determine to enter into agreements with holders of options to reclassify or convert certain outstanding options, within the terms of the Plan, as Incentive Stock Options or as non-statutory stock options and in order to eliminate SARs with respect to all or part of such options and any other previously issued options.

        11.8  WITHHOLDING.

             a) The Company shall have the right to withhold from any payments made under the Plan or to collect as a condition of payment, any taxes required by law to be withheld. At any time when a participant is required to pay to the Company an amount required to be withheld under applicable income tax laws in connection with a distribution of Common Stock or upon exercise of an option or SAR, the participant may satisfy this obligation in whole or in part by electing (the "Election") to have the Company withhold from the distribution shares of Common Stock having a value up to the amount required to be withheld. The value of the shares to be withheld shall be based on the Fair Market Value of the Common Stock on the date that the amount of tax to be withheld shall be determined ("Tax Date").

             b) Each Election must be made prior to the Tax Date. The Committee may disapprove of any Election, may suspend or terminate the right to make Elections, or may provide with respect to any Incentive that the right to make Elections shall not apply to such Incentive. An Election is irrevocable.

             c) If a participant is an officer or director of the Company within the meaning of Section 16 of the 1934 Act, then an Election must comply with all of the requirements of the 1934 Act.

        11.9 NO CONTINUED EMPLOYMENT. Engagement or Right to Corporate Assets. No participant under the Plan shall have any right, because of his or her participation, to continue in the employ of, or to continue his or her consulting engagement for, the Company for any period of time or to any right to continue his or her present or any other rate of compensation. Nothing contained in the Plan shall be construed as giving an employee, a consultant, such persons' beneficiaries, or any other person, any equity or interests of any kind in the assets of the Company or creating a trust of any kind or a fiduciary relationship of any kind between the Company and any such person.

        11.10 DEFERRAL PERMITTED. Payment of cash or distribution of any shares of Common Stock to which a participant is entitled under any Incentive shall be made as provided in the Incentive. Payment may be deferred at the option of the participant if provided in the Incentive.

        11.11 AMENDMENT OF THE PLAN. The Board may amend or discontinue the Plan at any time. However, no such amendment or discontinuance shall, subject to adjustment under Section 11.6, (a) change or impair, without the consent of the recipient, an Incentive previously granted, (b) materially increase the maximum number of shares of Common Stock which may be issued to all participants under the Plan, (c) materially increase the benefits that may be granted under the Plan, (d) materially modify the requirements as to eligibility for participation in the Plan, or (e) materially increase the benefits accruing to participants under the Plan. 11.12 Immediate Acceleration of Incentives. Notwithstanding any provision in this Plan or in any Incentive to the contrary, (a) the restrictions on all shares of restricted stock award shall lapse immediately, (b) all outstanding options and SARs will become exercisable immediately, and (c) all performance shares shall be deemed to be met and payment made immediately, if subsequent to the date that the Plan is approved by the Board of Directors of the Company, any of the following events occur unless otherwise determined by the Board and a majority of the Continuing Directors (as defined below).

             a) any person or group of persons becomes the beneficial owner of thirty percent (30%) or more of any equity security of the Company entitled to vote for the election of directors;

             b) a majority of the members of the Board is replaced within the period of less than two (2) years by directors not nominated and approved by the Board; or

             c) the stockholders of the Company approve an agreement to merge or consolidate with or into another corporation or an agreement to sell or otherwise dispose of all or substantially all of the Company's assets (including a plan of liquidation).

    For purposes of this Section 11.12, beneficial ownership by a person or group of persons shall be determined in accordance with Regulation 13D (or any similar successor regulation) promulgated by the Securities and Exchange Commission pursuant to the 1934 Act. Beneficial ownership of more than thirty percent (30%) of an equity security may be established by any reasonable method, but shall be presumed conclusively as to any person who files a Schedule 13D report with the Securities and Exchange Commission reporting such ownership. If the restrictions and forfeitability periods are eliminated by reason of provision (1), the limitations of this Plan shall not become applicable again should the person cease to own thirty percent (30%) or more of any equity security of the Company.

    For purposes of this Section 11.12, "Continuing Directors" are directors (a) who were in office prior to the time any of provisions (1), (2) or (3) occurred or any person publicly announced an intention to acquire twenty percent (20%) or more of any equity security of the Company, (b) directors in office for a period of more than two years, and (c) directors nominated and approved by the Continuing Directors.

        11.13 DEFINITION OF FAIR MARKET VALUE. Whenever "Fair Market Value" of Common Stock shall be determined for purposes of this Plan, it shall be determined by reference to the last sale price of a share of Common Stock on the principal United States Securities Exchange registered under the 1934 Act on which the Common Stock is listed (the "Exchange"), or, on the National Association of Securities Dealers, Inc. Automatic Quotation System (including the National Market System) ("NASDAQ") on the applicable date. If the Exchange or NASDAQ is closed for trading on such date, or if the Common Stock does not trade on such date, then the last sale price used shall be the one on the date the Common Stock last traded on the Exchange or NASDAQ. If the Common Stock is not listed on an Exchange or on NASDAQ, "Fair Market Value" shall be determined by the Board of Directors of the Company, which such valuation determination shall be conclusive.

                                                                         ANNEX H

                                    FORM OF
                               LAKES GAMING, INC.
                        1998 DIRECTOR STOCK OPTION PLAN

    1. PURPOSE. The purpose of the Lakes Gaming, Inc. 1998 Director Stock Option Plan (the "Plan") is to advance the interests of Lakes Gaming, Inc. (the "Company") and its shareholders by encouraging increased share ownership by members of the Board of Directors of the Company (the "Board") who are not employees of the Company or any of its subsidiaries, in order to promote long-term shareholder value through continuing ownership of the Company's Common Stock.

    2. ADMINISTRATION. The plan shall be administered by the Board. The Board shall have all the powers vested in it by the terms of the Plan, such powers to include authority (within the limitations described herein) to prescribe the form of the agreement embodying awards of nonqualified stock options made under the Plan ("Options"). The Board shall, subject to the provisions of the Plan, grant Options under the Plan and shall have the power to construe the Plan, to determine all questions arising thereunder and to adopt and amend such rules and regulations for the administration of the Plan as it may deem desirable. Any decisions of the Board in the administration of the Plan, as described herein, shall be final and conclusive. The Board may act only by a majority of its members in office, except that the members thereof may authorize any one or more of their number or any other officer of the Company to execute and deliver documents on behalf of the Board. No member of the Board shall be liable for anything done or omitted to be done by him or by any other member of the Board in connection with the Plan, except for his own willful misconduct or as expressly provided by statute.

    3. PARTICIPATION. Each member of the Board who is a non-employee director (a "Non-Employee Director") as such term is defined in Rule 16b-3 of the Securities Exchange Act of 1934, as amended, shall be eligible to receive an Option in accordance with Paragraph 5 below.

    4.  AWARDS UNDER THE PLAN.

        (a) Awards under the Plan shall include only Options, which are rights to purchase common stock of the Company having a par value of $0.01 per share (the "Common Stock"). Such Options are subject to the terms, conditions and restrictions specified in Paragraph 5 below.

        (b) There may be issued under the Plan pursuant to the exercise of Options an aggregate of not more than 200,000 shares of Common Stock, subject to adjustment as provided in Paragraph 6 below. If any Option is canceled, terminates or expires unexercised, in whole or in part, any shares of Common Stock that would otherwise have been issuable pursuant thereto will be available for issuance under new Options.

        (c) A Non-Employee Director to whom an Option is granted (and any person succeeding to such a Non-Employee Director's rights pursuant to the Plan) shall have no rights as a shareholder with respect to any Common Stock issuable pursuant to any such Option until the date of the issuance of a stock certificate to him for such shares. Except as provided in Paragraph 6 below, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

    5. NONQUALIFIED STOCK OPTIONS. Each Option granted under the Plan shall be evidenced by an agreement in such form as the Board shall prescribe from time to time in accordance with the Plan and shall comply with the following terms and conditions:

        (a) The Option exercise price shall be the "Fair Market Value" (as herein defined) of the Common Stock subject to such Option on the date the Option is granted. Fair Market Value shall be the closing sales price of a share of Common Stock on the date of grant as reported on the Nasdaq National Market (the "Market") or, if the Market is closed on that date, on the last preceding date on which the Market was open for trading, but in no event will such Option exercise price be less than the par value of the Common Stock.

        (b) The Option shall not be transferable by the optionee otherwise than by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him.

        (c) Options shall not be exercisable:

            (i) before the expiration of one year from the date they are granted and after the expiration of ten years from the date they are granted, and may be exercised during such period as follows: twenty (20%) of the total number of shares covered by the Option shall become exercisable each year beginning with the first anniversary of the date they are granted, provided, however, that the Board of Directors can approve an accelerated vesting schedule based upon the length of time that a Non-Employee Director has served in such capacity prior to the adoption of this Plan. Notwithstanding anything to the contrary herein, an Option shall automatically become immediately exercisable in full (i) in the event of the death of a Non-Employee Director; (ii) upon the removal of the Non-Employee Director from the Board without cause; (iii) in the event the Non-Employee Director is not re-nominated or re-elected as a Director; (iv) in the event of a "change in control" of the Company, as defined in any existing agreements between the Company and its senior officers; or (v) in the event the Non-Employee Director voluntarily resigns from the Board, if a majority of the Board (excluding the Non-Employee Director) agrees to accelerate the vesting of the Option and determines in good faith that such acceleration is in the best interest of the Company;

            (ii) unless payment in full is made for the shares of Common Stock being acquired thereunder at the time of exercise. Such payment shall be made in United States dollars by cash or check, or in lieu thereof, by tendering to the Company Common Stock owned by the person exercising the Option and having a Fair Market Value equal to the cash exercise price applicable to such Option, or by a combination of United States dollars and Common Stock as aforesaid; and

           (iii) unless the person exercising the Option has been at all times during the period beginning with the date of grant of the Option and ending on the date of such exercise, a Non-Employee Director of the Company, except that

               (A) if such person shall cease to be such a Non-Employee Director for reasons other than death, while holding an Option that has not expired and has not been fully exercised, such person may, at any time within three years of the date he ceased to be a Non-Employee Director (but in no event after the Option has expired under the provisions of subparagraph 5(c)(i) above), exercise the Option with respect to any Common Stock as to which he could have exercised on the date he ceased to be such a Non-Employee Director; or

                (B) if any person to whom an Option has been granted shall die holding an Option that has not expired and has not been fully exercised, his executors, administrators, heirs or distributees, as the case may be, may, at any time within one year after the date of such death (but in no event after the Option has expired under the provisions of subparagraph 5(c)(i) above), exercise the Option with respect to any shares subject to the Option.

        (d) Each Non-Employee Director shall receive an Option to purchase 12,500 shares of Common Stock upon becoming a director of the Company.

        (e) In addition to the initial option grants provided for in paragraph 5(d) above, non-employee directors and former non-employee directors may be granted, at the discretion of the Board, additional options to purchase Common Stock of Company. Such options shall contain such terms and provisions as the Board determines at the time of the grant.

    6. DILUTION AND OTHER ADJUSTMENTS. In the event of any change in the outstanding Common Stock of the Company by reason of any stock split, stock dividend, split-up, split-off, spin-off, recapitalization, merger, consolidation, rights offering, reorganization, combination or exchange of shares, a sale by the Company of all or part of its assets, any distribution to shareholders other than a normal cash dividend, or other extraordinary or unusual event, the number or kind of shares that may be issued under the Plan pursuant to subparagraph 4(b) above, and the number or kind of shares subject to, and the Option price per share under, all outstanding Options shall be automatically adjusted so that the proportionate interest of the participant shall be maintained as before the occurrence of such event; such adjustment in outstanding Options shall be made without change in the total Option exercise price applicable to the unexercised portion of such Options and with a corresponding adjustment in the Option exercise price per share, and such adjustment shall be conclusive and binding for all purposes of the Plan.

    7.  MISCELLANEOUS PROVISIONS.

        (a) Except as expressly provided for in the Plan, no Non-Employee Director or other person shall have any claim or right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any Non-Employee Director any right to be retained in the service of the Company.

        (b) A participant's rights and interest under the Plan may not be assigned or transferred, hypothecated or encumbered in whole or in part either directly or by operation of law or otherwise (except in the event of a participant's death, by will or the laws of descent and distribution), including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy or in any other manner, and no such right or interest of any participant in the Plan shall be subject to any obligation or liability of such participant.

        (c) Common Stock shall not be issued hereunder unless counsel for the Company shall be satisfied that such issuance will be in compliance with applicable federal, state, local and foreign securities, securities exchange and other applicable laws and requirements.

        (d) It shall be a condition to the obligation of the Company to issue Common Stock upon exercise of an Option, that the participant (or any beneficiary or person entitled to act under subparagraph 5(c)(iii)(B) above) pay to the Company, upon its demand, such amount as may be requested by the Company for the purpose of satisfying any liability to withhold federal, state, local or foreign income or other taxes. If the amount requested is not paid, the Company may refuse to issue such Common Stock.

        (e) The expenses of the Plan shall be borne by the Company.

        (f) By accepting any Option or other benefit under the Plan, each participant and each person claiming under or through him shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, any action taken under the Plan by the Company or the Board.

        (g) The appropriate officers of the Company shall cause to be filed any reports, returns or other information regarding Options hereunder or any Common Stock issued pursuant hereto as may be required by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, or any other applicable statute, rule or regulation.

    8. AMENDMENT OR DISCONTINUANCE. The Plan may be amended at any time and from time to time by the Board as the Board shall deem advisable; provided, however, that no amendment shall become effective without shareholder approval if such shareholder approval is required by law, rule or regulation, and in no event shall the Plan be amended more than once every six months, other than to comport with changes in the Internal Revenue Code of 1986, as amended, the Employee Retirement Income Security Act or the rules thereunder. No amendment of the Plan shall materially and adversely affect any right of any participant with respect to any Option theretofore granted without such participant's written consent.

    9. TERMINATION. This Plan shall terminate upon the earlier of the following dates or events to occur upon the adoption of a resolution of the Board terminating the Plan or ten years from the date the Plan is initially approved and adopted by the shareholders of the Company. No termination of the Plan shall materially and adversely affect any of the rights or obligations of any person, without his consent, under any Option theretofore granted under the Plan.

    10. EFFECTIVE DATE OF PLAN. The Plan will become effective as of the effective date of the "Grand Distribution" as such term is defined with reference to the Agreement and Plan of Merger by and among Hilton Hotels Corporation, Park Place Entertainment Corporation, Gaming Acquisition Corporation, Lakes Gaming, Inc. and Grand Casinos, Inc. Dated as of June 30, 1998 and Distribution Agreement by and between Grand Casinos, Inc. and Lakes Gaming, Inc.

                                                                         ANNEX I

                                    FORM OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                      PARK PLACE ENTERTAINMENT CORPORATION

    The Corporation was incorporated under the name "Gaming Co., Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 10, 1998. This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and amends the provisions of the Corporation's Certificate of Incorporation (as amended, this "Certificate of Incorporation"), was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the "DGCL") and by the unanimous written consent of the Corporation's stockholders in accordance with Section 228 of the DGCL. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I.

    The name of the corporation (which is hereinafter referred to as "the Corporation") is Park Place Entertainment Corporation.

                                  ARTICLE II.

    The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, in the City of Wilmington, County of New Castle, State of Delaware 19805. The name of the Corporation's registered agent is Corporation Service Company.

                                  ARTICLE III.

    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

                                  ARTICLE IV.

    SECTION 4.1. CAPITAL STOCK. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Five Hundred Million (500,000,000) shares consisting of Four Hundred Million (400,000,000) shares of common stock, par value $.01 per share (the "Common Stock"), and One Hundred Million (100,000,000) shares of preferred stock, par value $.01 per share (the "Preferred Stock").

    SECTION 4.2. COMMON STOCK. The shares of authorized Common Stock of the Corporation shall be identical in all respects and shall have equal rights and privileges.

    SECTION 4.3. PREFERRED STOCK. The Board of Directors shall have authority to issue the shares of Preferred Stock from time to time on such terms as it may determine, and to divide the Preferred Stock into one or more series and in connection with the creation of any such series to fix by the resolution or resolutions providing for the issue of shares thereof the voting powers, full or limited, or no voting powers, the designations, powers and relative, participating, optional, or other special rights of such series, and qualifications, limitations, or restrictions thereof, to the full extent now or hereafter permitted by law.

    SECTION 4.4.  VOTING POWER FOR HOLDERS OF COMMON AND PREFERRED
STOCK. Except as otherwise provided in this Certificate of Incorporation, each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him or her on all matters submitted to stockholders for a vote and each holder of any series of Preferred Stock shall be entitled to such number of votes for each share held by him or her as may be specified herein or in the Certificate of Designation in respect thereof.

                                   ARTICLE V.

    The amount of the authorized stock of the Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

                                  ARTICLE VI.

    SECTION 6.1. NUMBER, ELECTION AND TERMS OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation (each, a "Director" and collectively, the "Directors") which shall constitute the entire board shall be not less than one nor more than 20. Within such limits, the exact number of directors constituting the entire board shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies (the "Whole Board"). The Directors, other than those who may be elected by the holders of any series of Preferred Stock, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2000 annual meeting of stockholders, the term of office of the second class to expire at the 2001 annual meeting of stockholders and the term of office of the third class to expire at the 2002 annual meeting of stockholders, with each Director to hold office, subject to any qualifications or approvals required under any Gaming Laws (as hereinafter defined in Article X), until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders of the Corporation, (i) Directors elected to succeed those Directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each Director to hold office until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, Directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created.

    SECTION 6.2. STOCKHOLDER NOMINATION OF DIRECTOR CANDIDATES AND INTRODUCTION OF BUSINESS. Advance notice of stockholder nominations for the election of Directors and advance notice of business to be brought by stockholders before an annual or special meeting of the stockholders shall be given in the manner provided in the By-Laws of the Corporation.

    SECTION 6.3. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Subject to applicable law and the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of Directors, may be filled only by the affirmative vote of a majority of the remaining Directors, though less than a quorum of the Board of Directors. Subject to the obtaining of approval by any Gaming Authority required before such person can become, or serve as, a Director, any Director so chosen pursuant to the preceding sentence shall hold office for the remainder of the full term expiring at the annual meeting of the stockholders at which the term of office of the class to which such Director has been elected expires and until such Director's successor shall have been duly elected and qualified. No decrease in the number of authorized Directors constituting the Board of Directors shall shorten the term of any incumbent Director. For purposes of this Certificate of Incorporation, an individual shall be qualified to serve as a Director only for so long as such individual is determined to be, and continues to be, qualified by all applicable Gaming Authorities (as hereinafter defined in Article X) and under all applicable Gaming Laws, as required, and in the event such individual does not continue to be so qualified, such individual shall be disqualified and shall cease to be a Director.

    SECTION 6.4. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock to elect Directors under specified circumstances, any Director may be removed from office, but only "for cause," and only by the affirmative vote of the holders of at least 75% of the voting power of all shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class. For the purposes of this Section 6.4, "for cause" shall mean
(i) the willful and continuous failure of a Director to substantially perform or observe his or her duties to the Corporation (other than any such failure resulting from physical or mental incapacity of such Director), or (ii) the willful engagement by a Director in gross misconduct which is materially and demonstrably injurious to the Corporation.

    SECTION 6.5. ELECTION BY BALLOTS. Election of Directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

    SECTION 6.6. CONSIDERATION. Directors and officers, in exercising their respective powers with a view to the interests of the Corporation, may consider:

    (A) the interests of the Corporation's employees, suppliers, creditors and customers;

    (B) the economy of the state and nation;

    (C) the interests of the community and of society; and

    (D) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that these interests may be best served by the continued independence of the Corporation.

    This Section 6.6 does not create or authorize any causes of action against the Corporation or its Directors or officers.

                                  ARTICLE VII.

    Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board.

                                 ARTICLE VIII.

    The Board of Directors shall have power to make, alter, amend and repeal the By-Laws of the Corporation. Any By-Laws made by the Directors under the powers conferred hereby may be altered, amended or repealed by the Directors or by the stockholders. Notwithstanding the foregoing and anything contained in this Certificate of Incorporation to the contrary, none of the provisions of the By-Laws shall be altered, amended or repealed by the stockholders without the affirmative vote of the holders of at least 75% of the voting power of all the shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class.

                                  ARTICLE IX.

    SECTION 9.1.  VOTE REQUIRED FOR CERTAIN BUSINESS COMBINATIONS.

    (A) HIGHER VOTE FOR CERTAIN BUSINESS COMBINATIONS. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section 9.2:

        (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

        (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested

    Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $20,000,000 or more; or

       (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $20,000,000 or more; or

        (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

        (v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 75% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (for the purposes of this Article IX, the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

    (B) DEFINITION OF "BUSINESS COMBINATION." The term "Business Combination" as used in this Article IX shall mean any transaction which is referred to in any one or more of clauses (i) through (v) of paragraph (A) of this Section 9.1.

    SECTION 9.2.  WHEN HIGHER VOTE IS NOT REQUIRED.  The provisions of Section
9.1 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law or in any agreement with any national securities exchange or otherwise and any other provision of this Certificate of Incorporation, if all of the conditions specified in either of the following paragraphs (A) and (B) are met:

    (A) APPROVAL BY DISINTERESTED DIRECTORS. The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

    (B) PRICE AND PROCEDURE REQUIREMENTS. All of the following conditions shall have been met:

        (i) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following:

           (a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Stockholder, whichever is higher; and

           (b) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such later date is referred to in this Article IX as the "Determination Date"), whichever is higher.

        (ii) The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock, (other than Excluded Preferred Stock, as hereinafter defined) shall be at least equal to the highest of the following (it being intended that the provisions of this paragraph (B) (ii) shall be required to be met with respect to every class of outstanding Voting Stock (other than Excluded Preferred Stock), whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

           (a) if applicable, the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Stockholder, whichever is higher;

           (b) if applicable, the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

           (c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

       (iii) The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock and other than Excluded Preferred Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it. The price determined in accordance with paragraphs (B)(i) and (B)(ii) of this Section 9.2 shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

        (iv) After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (a) except as approved by a majority of the Disinterested Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (c) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

        (v) After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit directly or indirectly (except proportionately as a stockholder or in the ordinary course of the Corporation's business) of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

        (vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules and regulations thereunder (or any subsequent provisions replacing such act, rules or regulations) shall be mailed to public stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

    SECTION 9.3.  CERTAIN DEFINITIONS.  For the purposes of this Article IX:

    (A) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Exchange Act.

    (B) A person shall be a "beneficial owner" of any Voting Stock:

        (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

        (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

       (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

    (C) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs (B)(i) and (B)(ii) of Section 9.2 shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

    (D) "Disinterested Director" means any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter appointed to fill any vacancy on such Board or who is elected and, in either event, who is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

    (E) "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Certificate of Designation creating such series expressly provides that the provisions of this Article IX shall not apply.

    (F) "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the Nasdaq National Market or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board of Directors in good faith; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board of Directors in good faith.

    (G) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary, as hereinafter defined) who or which:

        (i) is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

        (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

       (iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

    For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (G) of this Section 9.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned by such person through application of paragraph (B) of this Section 9.3 but shall not include any other shares of Voting Stock owned by any other person which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

    (H) A "person" means any individual, firm, corporation, limited liability company, trust or other entity.

    (I) "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; PROVIDED, HOWEVER, that for the purposes of the definition of Interested Stockholder set forth in paragraph (G) of this Section 9.3, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

    SECTION 9.4. POWERS OF THE BOARD OF DIRECTORS. A majority of the Whole Board shall have the power and duty to determine for the purposes of this
Article IX, on the basis of information known to them after reasonable inquiry,
(A) whether a person is an Interested Stockholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, and (D) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $20,000,000 or more. A majority of the Whole Board shall have the further power to interpret all of the terms and provisions of this Article IX.

    SECTION 9.5.  NO EFFECT ON FIDUCIARY OBLIGATIONS OF INTERESTED
STOCKHOLDERS. Nothing contained in this Article IX shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

                                   ARTICLE X.

    (A) If the Corporation becomes, and so long as it remains, either a holding company or an intermediary holding company subject to regulation under any Gaming Laws, all Securities (as hereinafter defined) of the Corporation shall be held subject to the applicable provisions of such Gaming Laws. If any person (as hereinafter defined) which beneficially owns Securities of the Corporation (i) is requested or required pursuant to any Gaming Law to appear before, or submit to the jurisdiction of, or provide information to, any Gaming Authority and either refuses to do so or otherwise fails to comply with such request or requirement within a reasonable period of time or (ii) is determined or shall have been determined by any Gaming Authority not to be suitable or qualified with respect to the beneficial ownership of Securities of the Corporation, then at the election of the Corporation (unless otherwise required by any Gaming Authority or Gaming Law): (a) each such person owning such Securities in the Corporation hereby agrees to sell to the Corporation and the Corporation shall have the absolute right in its sole discretion to repurchase, any or all of the Securities of the Corporation beneficially owned by such person at a price determined pursuant to paragraph (C) hereof; or (b) each such person owning such

Securities in the Corporation hereby agrees to otherwise dispose of his or her interest in the Corporation within the 120 day period commencing on the date which the Corporation receives notice from a Gaming Authority of such holder's unsuitability or disqualification (or an earlier time if so required by a Gaming Authority or any Gaming Law) and the Corporation shall have no obligation to repurchase, any or all of the Securities of the Corporation beneficially owned by such person. The operation of this Article X shall not be stayed by an appeal from a determination of any Gaming Authority.

    (B) If the Corporation intends to repurchase Securities beneficially owned by any person referred to in clause (i) or (ii) of paragraph (A) hereof, it shall notify the person in writing of such intention, specifying the Securities to be repurchased, the date, time and place when such repurchase will be consummated (the "Repurchase Date"), which date in no event will be earlier than three business days after the date of such notice, and the price at which such Securities will be repurchased (it being sufficient for the purposes of this Article X for the Corporation to indicate generally that the price will be determined in accordance with paragraph (C) hereof). If the Corporation gives the notice provided for by the preceding sentence (the "Repurchase Notice"), such notice shall be deemed to constitute a binding agreement on the part of the Corporation to repurchase, and on the part of the person notified to sell, the Securities referred to in such Notice in accordance with this Article X. Following the Repurchase Date (or an earlier date if required by any Gaming Authority or Gaming Law), no dividends will be payable on and no voting rights will be available to the holders of any Securities covered by such Repurchase Notice which has not been duly delivered by the holder thereof for repurchase by the Corporation. If, following such Repurchase Date, any Securities with respect to which a Repurchase Notice has been given have not been duly delivered by the holder thereof for repurchase by the Corporation, the Corporation shall deposit in escrow or otherwise hold in trust for the benefit of such holder an amount equal to the aggregate Market Price (as hereinafter defined) of the stock to be repurchased except that to the extent New Shares (as hereinafter defined) are to be repurchased and the Purchase Price (as hereinafter defined) thereof shall have been publicly disclosed or otherwise made available to the Corporation, the amount deposited in escrow or otherwise segregated with respect to such New Shares may be the lesser of the Market Price thereof on the date of the Repurchase Notice and the Purchase Price thereof. The establishment of such an account shall in no way alter the amount otherwise payable to any person pursuant to this Article X. No interest shall be paid on or accrue with respect to any amount so deposited or held.

    (C) (i) In the event that the person to whom a Repurchase Notice is directed pursuant to paragraph (B) hereof has acquired beneficial ownership of Securities within the 24-month period terminating on the date of such Notice ("New Shares"), the price at which the Corporation shall repurchase such New Shares as are covered by the Repurchase Notice shall be the lesser of the Market Price thereof on the date of such Notice and the Purchase Price thereof.

        (ii) In the event that the person to whom a Repurchase Notice is directed pursuant to paragraph (B) hereof has acquired beneficial ownership of any or all of his or her Securities prior to the 24-month period terminating on the date of such Notice ("Old Shares"), the price at which the Corporation shall repurchase such Old Shares as are covered by the Repurchase Notice shall be the Market Price thereof on the date of the Repurchase Notice.

       (iii) The Corporation shall have the option in its sole discretion of designating which of the Securities beneficially owned by any person referred to in clause (i) or (ii) of paragraph (iv) (A) hereof are subject to the Repurchase Notice and, for purposes hereof, it shall be sufficient for the Corporation to indicate generally that Securities shall be repurchased based on the order in which they were purchased or based on the reverse of such order.

        (iv) Any person to whom a Repurchase Notice is given pursuant to the provisions of this Article shall have the burden of establishing to the satisfaction of the Corporation the dates on which and prices at which such person acquired the Securities subject to such Notice.

    (D) For the purposes of this Article X:

        (1) "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the rules and regulations under the Exchange Act.

        (2) "Gaming Authority" means any government, court, or federal, state, local, international or foreign governmental, administrative or regulatory or licensing body, agency, authority or official, which regulates, has authority over, or otherwise asserts jurisdiction over gaming activities (or proposed gaming activities), gaming operations or facilities conducted by the Corporation or any of its subsidiaries or Affiliates, within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), whether now or hereafter existing, including, without limitation, the Nevada Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board, the New Jersey Casino Control Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission and the Missouri Gaming Commission.

        (3) "Gaming Law" means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses or asserts regulatory or licensing authority over gaming activities, operations or facilities within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), including any rules and regulations promulgated by such Gaming Authority thereunder, including, without limitation, the Nevada Gaming Control Act, the Clark County Code, the New Jersey Casino Control Act, the Louisiana Riverboat Economic Development and Gaming Control Act, the Mississippi Gaming Control Act and the Missouri Gaming Law.

        (4) "Market Price" means the average of the last sale prices of a Security on the Composite Tape for New York Stock Exchange Listed Stocks for each of the 15 consecutive trading days (the "Valuation Period") commencing 16 trading days prior to the date in question; provided that if such Security is not quoted on the Composite Tape, such average last sale price shall be derived from the average last sale prices on the New York Stock Exchange, or, if such Security is not listed on such exchange, on the principal United States securities exchange registered under the Exchange Act on which such Security is listed, or, if such Security is not listed on any such exchange, the average of the closing bid quotations with respect to such a Security during the Valuation Period on the Nasdaq National Market or any system then in use, or if no such quotations are available, the fair market value of such a Security on the date in question as determined by the Board of Directors in good faith.

        (5) A "person" means any individual, firm, corporation, limited liability company, trust or other entity.

        (6) A person shall be a "beneficial owner" of any Securities:

        (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; or

        (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

       (iii) which are beneficially owned, directly or indirectly, by any other Person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Securities.

        (7) "Purchase Price" means the price paid to acquire a share of Securities, exclusive of commissions, taxes and other fees and expenses, adjusted for any stock split, stock dividend, combination of shares or similar event.

        (8) "Securities" means any shares of capital stock, bonds, notes, convertible debentures, warrants or other instruments that represent a share in the Corporation or a debt owed by the Corporation.

    (E) A majority of the Whole Board shall have the power and duty to determine for the purposes of this Article X on the basis of information known to them after reasonable inquiry, whether clause (i) or (ii) of paragraph (A) hereof applies to any person who beneficially owns Securities of the Corporation such that the Corporation shall have the right to repurchase shares of Securities held by such person or require the disposition of such person's interest in the Corporation pursuant to this Article X.

                                  ARTICLE XI.

    SECTION 11.1. ELIMINATION OF CERTAIN LIABILITY OF DIRECTORS. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, no Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate any right or protection of a Director of this Corporation under this Section 11.1 for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

    Section 11.2. INDEMNIFICATION. The Corporation shall indemnify (A) its Directors and officers, whether serving the Corporation or at its request, any other entity, to the full extent required or permitted by the DGCL now or hereafter in force, including the advance of expenses under the procedures and to the full extent permitted by law and (B) other employees and agents to such extent as shall be expressly authorized by the Board of Directors or the By-Laws and as permitted by law. The foregoing rights of indemnification shall not be exclusive of any other rights to which those seeking indemnification may be entitled. The Board of Directors may take such action as is necessary to carry out these indemnification provisions and is expressly empowered to adopt, approve and amend from time to time such by-laws, resolutions or contracts implementing such provisions or such further indemnification arrangements as may be permitted by law. No amendment of this Certificate of Incorporation or repeal of any of its provisions shall limit or eliminate the right to indemnification provided under this Section 11.2 with respect to any acts or omissions occurring prior to such amendment or repeal.

                                  ARTICLE XII.

    Subject to the following sentence and applicable Gaming Laws, the Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation or the By-Laws, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of the Corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to alter, amend or repeal any provision under Article VI, VII, VIII, IX, XI or XII contained in this Certificate of Incorporation.

                                  CERTIFICATE

    IT IS CERTIFIED that the foregoing Amended and Restated Certificate of Incorporation, which restates and further amends the Certificate of Incorporation of Park Place Entertainment Corporation, was adopted by the Board of Directors of Park Place Entertainment Corporation in a resolution and declaring its advisability, in accordance with the provisions of Section 245 of the DGCL, without a vote of the stockholders.

    IN WITNESS WHEREOF, Park Place Entertainment Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its
[            ] on this [    ] day of [          ], 1998.

                                        Park Place Entertainment Corporation

                                        /s/
                                        ----------------------------------------
                                        Name:
                                        Title:

                                                                         ANNEX J

                      FORM OF AMENDED AND RESTATED BY-LAWS
                                       OF
                      PARK PLACE ENTERTAINMENT CORPORATION

                                   ARTICLE I.

                              OFFICES AND RECORDS

    SECTION 1.1. DELAWARE OFFICE. The principal office of Park Place Entertainment Corporation (the "Corporation") in the State of Delaware shall be located in the City of Wilmington, County of New Castle, and the name and address of its registered agent is Corporation Service Company, 1013 Centre Road, Wilmington, Delaware.

    SECTION 1.2. OTHER OFFICES. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

    SECTION 1.3. BOOKS AND RECORDS. The books and records of the Corporation may be kept outside the State of Delaware at such place or places as may from time to time be designated by the Board of Directors.

                                  ARTICLE II.

                                  STOCKHOLDERS

    SECTION 2.1. ANNUAL MEETING. The annual meeting of the stockholders of the Corporation shall be held on such date and at such place and time as may be fixed by resolution of the Board of Directors.

    SECTION 2.2. SPECIAL MEETING. Subject to the rights of the holders of any class or series of preferred stock, par value $.01 per share, of the Corporation (any such stock being referred to herein as, the "Preferred Stock"), special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board or by the Board of Directors pursuant to a resolution adopted by a majority of the total number of directors which the Corporation would have if there were no vacancies (the "Whole Board").

    SECTION 2.3. PLACE OF MEETING. The Board of Directors or the Chairman of the Board, as the case may be, may designate the place of meeting for any annual meeting or for any special meeting of the stockholders called by the Board of Directors or the Chairman of the Board. If no designation is so made, the place of meeting shall be the principal office of the Corporation.

    SECTION 2.4.  NOTICE OF MEETING.

    (A) Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered by the Corporation not less than 10 days nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock books of the Corporation. Such further notice shall be given as may be required by law. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Meetings may be held without notice if all stockholders entitled to vote are present, or if notice is waived by those not present in accordance with Section 7.4 of these By-Laws. Any previously scheduled meeting of the stockholders may be postponed, and (unless the Amended and Restated Certificate of Incorporation of the Corporation (as amended from time to time, the "Certificate of Incorporation") otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of stockholders.

    (B) A complete list of the stockholders entitled to vote at the ensuing election arranged in alphabetical order, with the residence of each and the number of voting shares held by each, shall be prepared by the Secretary and filed in the office where the election is to be held, at least ten days before every election, and shall at all times be open to the examination of any stockholder during the usual hours for business for a purpose germane to the meeting and during the whole time of said election.

    SECTION 2.5. QUORUM AND ADJOURNMENT. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business. The Chairman of the meeting may adjourn the meeting from time to time, whether or not there is such a quorum. No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly called meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

    SECTION 2.6. PROXIES. At all meetings of stockholders, a stockholder may vote by proxy executed in writing (or in such manner prescribed by the General Corporation Law of the State of Delaware (the "DGCL")) by the stockholder, or by his duly authorized attorney in fact.

    SECTION 2.7.  NOTICE OF STOCKHOLDER BUSINESS AND NOMINATIONS.

    (A) ANNUAL MEETINGS OF STOCKHOLDERS.

        (1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation's notice of meeting (or any supplement thereto), (b) by or at the direction of a majority of the Whole Board or (c) by any stockholder of the Corporation who was a stockholder of record at the time the notice provided for in this By-Law is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law.

        (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of paragraph (A)(1) of this By-Law, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 70th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to

    Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, but not limited to, information required to be disclosed by Items 4(b) and 6 of Schedule 14A under the Exchange Act and information which would be required to be filed on Schedule 14B under the Exchange Act, and Rule 14a-11 thereunder (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Corporation's books, of such stockholder and any other stockholders known by such stockholder to be supporting such nominees or proposal, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and, to the extent known, by any other stockholders known by such stockholder to be supporting such nominees or proposal, and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to (a) deliver a proxy statement and form of proxy to holders of at least the percentage of the Corporation's outstanding common stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise solicit proxies from stockholders in support of such proposal or nomination.

        (3) Notwithstanding anything in the second sentence of paragraph (A)(2) of this By-Law to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement by the Corporation naming all of the nominees for director or specifying the size of the increased Board of Directors at least 70 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this By-Law shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

    (B) SPECIAL MEETINGS OF STOCKHOLDERS. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) provided that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this By-Law, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this By-Law. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the Corporation's notice of meeting, if the stockholder's notice required by paragraph (A)(2) of this By-Law shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the close of business on the 90th day prior to such special meeting and not later than the close of business on the later of the 70th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder's notice as described above.

    (C) GENERAL.

        (1) Only such persons who are nominated in accordance with the procedures set forth in this By-Law shall be eligible to be elected at an annual or special meeting of stockholders of the Corporation to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this By-Law. Except as otherwise provided by law, the Chairman of the meeting shall have the exclusive power and duty to (i) determine whether a nomination or any business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with the procedures set forth in this By-Law and (ii) if any proposed nomination or business is not in compliance with this By-Law, including if the stockholder solicits or is part of a group which solicits proxies in support of such stockholder's proposal without such stockholder having made the representation required by either clause (c)(iii) or (c)(iv) of paragraph (A)(2) of this By-Law, to declare that such defective proposal or nomination shall be disregarded or that such proposed business shall not be transacted.

        (2) For the purposes of this By-Law, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

        (3) Notwithstanding the foregoing provisions of this By-Law, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this By-Law. Nothing in this By-Law shall be deemed to affect any rights (i) of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act or (ii) of the holders of any series of Preferred Stock to elect directors under specified circumstances.

    SECTION 2.8. PROCEDURE FOR ELECTION OF DIRECTORS; REQUIRED VOTE. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by ballot, and, subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, a plurality of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation, or these By-Laws, in all matters other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter shall be the act of the stockholders.

    SECTION 2.9. INSPECTORS OF ELECTIONS; OPENING AND CLOSING THE POLLS. The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives, to act at the meetings of stockholders and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if any such inspector or alternate fails to attend or is unable to act at a meeting of stockholders, then the Chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by law.

    The Chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

    SECTION 2.10. NO STOCKHOLDER ACTION BY WRITTEN CONSENT. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders.

                                  ARTICLE III.

                               BOARD OF DIRECTORS

    SECTION 3.1. GENERAL POWERS. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. In addition to the powers and authorities by these By-Laws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these By-Laws required to be exercised or done by the stockholders.

    SECTION 3.2. NUMBER, TENURE AND QUALIFICATIONS. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors of the Corporation which shall constitute the entire board shall be fixed from time to time as provided in the Certificate of Incorporation. Directors need not be stockholders. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as is reasonably possible, with the term of office of the first class to expire at the 2000 annual meeting of stockholders, the term of office of the second class to expire at the 2001 annual meeting of stockholders and the term of office of the third class to expire at the 2002 annual meeting of stockholders, with each director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders, commencing with the 2000 annual meeting, (i) directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office, subject to any qualifications or approvals required under any Gaming Laws (as hereinafter defined in Section 7.7(C)) until his or her successor shall have been duly elected and qualified, and (ii) if authorized by a resolution of the Board of Directors, directors may be elected to fill any vacancy on the Board of Directors, regardless of how such vacancy shall have been created. For purposes of these By-Laws, an individual shall be qualified to serve as a director for so long as such individual is determined to be, and continues to be, qualified by all applicable Gaming Authorities (as hereinafter defined in Section 7.7(B)) and under all applicable Gaming Laws, as required, and in the event such individual does not continue to be so qualified, such individual shall be disqualified and shall cease to be a director of the Corporation.

    SECTION 3.3. REGULAR MEETINGS. A regular meeting of the Board of Directors shall be held without other notice than this By-Law immediately after, and at the same place as, the Annual Meeting of Stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without other notice than such resolution.

    SECTION 3.4. SPECIAL MEETINGS. Special meetings of the Board of Directors may be called at the request of the Chairman of the Board, the President or a majority of the Board of Directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

    SECTION 3.5. NOTICE. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least 24 hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least 12 hours before such meeting. If by telephone or by hand delivery, the notice shall be given at least 12 hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these By-Laws, as provided under Section
9.1. A meeting may be held at any time without notice if all the directors are present or if those not present waive notice of the meeting in accordance with
Section 7.4 of these By-Laws.

    SECTION 3.6. ACTION BY CONSENT OF BOARD OF DIRECTORS. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as applicable.

    SECTION 3.7. CONFERENCE TELEPHONIC MEETINGS. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

    SECTION 3.8. QUORUM. Subject to Section 3.9, a whole number of directors equal to at least a majority of the Whole Board shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. Except as otherwise provided in the Certificate of Incorporation or in these By-Laws, the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors. The directors present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough directors to leave less than a quorum.

    SECTION 3.9. VACANCIES AND NEWLY CREATED DIRECTORSHIPS. Except as otherwise provided in the Certificate of Incorporation and subject to applicable law and the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors. Subject to the obtaining of approval by any Gaming Authority required before such person can become, or serve as, a director, any director so chosen pursuant to the foregoing sentence shall hold office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been elected expires and until such director's successor shall have been duly elected and qualified. No decrease in the number of authorized directors constituting the Board of Directors shall shorten the term of any incumbent director.

    SECTION 3.10. EXECUTIVE AND OTHER COMMITTEES. The Board of Directors may, by resolution adopted by a majority of the Whole Board in favor thereof, designate an Executive Committee to exercise, subject to applicable provisions of law, all the powers of the Board in the management of the business and affairs of the Corporation when the Board is not in session, including without limitation the power to declare dividends, to authorize the issuance of the Corporation's capital stock and to adopt a certificate of ownership and merger pursuant to Section 253 of the DGCL, and may, by resolution similarly adopted, designate one or more other committees. The Executive Committee and each such other committee shall consist of two or more directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Any such committee, other than the Executive Committee (the powers of which are expressly provided for herein), may to the extent permitted by law exercise such powers and shall have such responsibilities as shall be specified in the designating resolution. In the absence or disqualification of any member of such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Each committee shall keep written minutes of its proceedings and shall report such proceedings to the Board when required.

    A majority of any committee may determine its action and fix the time and place of its meetings, unless the Board of Directors shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 3.5 of these By-Laws. The Board shall have power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board of Directors from appointing one or more committees consisting in whole or in part of persons who are not directors of the Corporation; PROVIDED, HOWEVER, that no such committee shall have or may exercise any authority of the Board.

    SECTION 3.11. REMOVAL. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, any director may be removed from office, but only "for cause," and only by the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of Voting Stock, voting together as a single class. For the purposes of this Section 3.11, "for cause" shall mean (i) the willful and continuous failure of a director to substantially perform or observe his or her duties to the Corporation (other than any such failure resulting from physical or mental incapacity of such director), or (ii) the willful engagement by a director in gross misconduct which is materially and demonstrably injurious to the Corporation.

    SECTION 3.12. RECORDS. The Board of Directors shall cause to be kept a record containing the minutes of the proceedings of the meetings of the Board and of the stockholders, appropriate stock books and registers and such books of records and accounts as may be necessary for the proper conduct of the business of the Corporation.

    SECTION 3.13. COMPENSATION OF DIRECTORS. Each director who is not also an officer of the Corporation shall receive such stated annual stipend and such allowance for attendance at each regular or special meeting of the Board or any special or standing committee as shall be fixed from time to time by resolution of the Board of Directors, and the expenses of attendance at any such meeting by each director shall be borne by the Corporation.

    SECTION 3.14. INTERESTED DIRECTORS. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose if: (i) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested Directors, even though the disinterested Directors be less than a quorum; or (ii) the material facts as to his or their relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof or the stockholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                  ARTICLE IV.

                                    OFFICERS

    SECTION 4.1. ELECTED OFFICERS. The elected officers of the Corporation shall be a Chairman of the Board, a President, one or more Executive Vice Presidents, one or more Senior Vice Presidents, one or more Vice Presidents, a Secretary, a Treasurer, and such other officers (including, without limitation, a Chief Financial Officer) or agents to hold such offices, with such titles, for such period and have such authority and perform such duties as the Board of Directors may provide by resolution from time to time. The Chairman of the Board shall be chosen from among the directors. All officers shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this
Article IV. Such officers shall also have such powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof. The Board or any committee thereof may from time to time elect, or the Chairman of the Board or President may appoint, such other officers (including one or more Assistant Vice Presidents, Assistant Secretaries, Assistant Treasurers, and Assistant Controllers) and such agents, as may be necessary or desirable for the conduct of the business of the Corporation. Such other officers and agents shall have such duties and shall hold their offices for such terms as shall be provided in these By-Laws or as may be prescribed by the Board or such committee or by the Chairman of the Board or President, as the case may be.

    SECTION 4.2. ELECTION AND TERM OF OFFICE. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after the annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to the obtaining of any Gaming Authority approval required before such person can become, or serve as, an officer, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign. Any officer may be removed from office at any time by the affirmative vote of a majority of the Whole Board. Such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

    SECTION 4.3. CHAIRMAN OF THE BOARD. The Chairman of the Board shall preside at all meetings of the Board of Directors and the stockholders. In the absence or incapacity of the Chairman of the Board, the President shall preside at all meetings of the Board of Directors and the stockholders.

    SECTION 4.4. PRESIDENT. The President shall be the Chief Executive Officer of the Corporation. Subject to the authority of the Board of Directors, the President shall be responsible for the general management of the business of the Corporation and shall be responsible for implementing the policies and programs of the Board of Directors. The President shall have the power to appoint such agents and employees as in the President's judgment may be necessary or proper for the transaction of the business of the Corporation, and shall determine their duties and recommend their compensation. The President shall execute bonds, mortgages and other contracts requiring a seal, under the seal of the Corporation, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The President shall report to the Board of Directors through the Chairman of the Board. The President shall, in the absence of or incapacity of the Chairman of the Board, perform all duties of the Chairman of the Board and preside at all meetings of the Board of Directors and the stockholders.

    SECTION 4.5. EXECUTIVE VICE PRESIDENTS AND SENIOR VICE PRESIDENTS. The Executive Vice Presidents and the Senior Vice Presidents shall perform such duties as may be delegated or prescribed by the President, the Board of Directors or the Executive Committee of the Corporation.

    SECTION 4.6. VICE PRESIDENTS. Each Vice President shall have such powers and shall perform such duties as are from time to time presented by the Board of Directors or Executive Committee or as delegated by the President.

    SECTION 4.7. CHIEF FINANCIAL OFFICER. The Chief Financial Officer (if any) shall be an Executive Vice President, a Senior Vice President or a Vice President and act in an executive financial capacity. He shall assist the Chairman of the Board and the President in the general supervision of the Corporation's financial policies and affairs.

    SECTION 4.8. TREASURER AND ASSISTANT TREASURERS. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all monies and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer shall disburse the funds of the Corporation as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and Directors, at regular meetings of the Board, or whenever they may require an account of all the Treasurer's transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of this office and for the restoration to the Corporation, in case of the Treasurer's death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer's possession or under the Treasurer's control belonging to the Corporation.

    The Assistant Treasurers in the order of their seniority shall, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and shall perform such other duties as the Board of Directors shall prescribe.

    SECTION 4.9. SECRETARY AND ASSISTANT SECRETARIES. The Secretary shall attend all sessions of the Board and all meetings of the stockholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors, the Chairman of the Board or President, who shall supervise the Secretary. The Secretary shall keep in safe custody the seal of the Corporation and, when authorized by the Board, affix the same to any instrument requiring it and, when so affixed, it shall be attested by the Secretary's signature or by the signature of the Treasurer or the Assistant Corporate Secretary or any Assistant Secretary.

    The Assistant Corporate Secretary, or the Assistant Secretaries in order of their seniority, shall, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and shall perform such other duties as the Board of Directors shall prescribe.

    SECTION 4.10. REMOVAL. Any officer elected, or agent appointed, by the Board of Directors, or any officer or agent appointed by the Chairman of the Board or the President may be removed by the affirmative vote of a majority of the Whole Board whenever, in their judgment, the best interests of the Corporation would be served thereby. Any officer or agent appointed by the Chairman of the Board or the President may be removed by him whenever, in his judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or under an employee deferred compensation plan.

    SECTION 4.11. VACANCIES. A newly created elected office and a vacancy in any elected office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors. Any vacancy in an office appointed by the Chairman of the Board or the President because of death, resignation, or removal may be filled by the Chairman of the Board or the President. To the extent that any prior approval is required by any Gaming Authority or under any Gaming Law to fill a newly created elected office or a vacancy in any elected office, such approval shall be obtained prior to filing any such office or vacancy.

                                   ARTICLE V.

                        STOCK CERTIFICATES AND TRANSFERS

    SECTION 5.1. STOCK CERTIFICATES AND TRANSFERS. The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock or shall be uncertificated. Absent specific request for such a certificate by the registered owner or transferee thereof, all shares shall be uncertificated upon the original issuance thereof by the Corporation or upon the surrender for transfer of the certificate representing such shares to the Corporation or its transfer agent. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, if applicable, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require. Except as otherwise provided herein, all certificates surrendered to the Corporation for transfer shall be canceled and no new certificates or uncertificated shares shall be issued until such former certificates have been surrendered and canceled. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto (and upon specific request by such person), cancel the old certificate and record the transaction upon its books.

    The certificate for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as the appropriate officers of the Corporation may from time to time prescribe. The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar of the Corporation, whether because of death, resignation, or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered with the same effect as if such person or persons were such officer, transfer agent or registrar of the Corporation at the date of issue.

    All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

    SECTION 5.2. LOST, STOLEN OR DESTROYED CERTIFICATES. The Board of Directors may direct new certificate(s) to be issued in place of any certificate(s) theretofore issued by the Corporation alleged to have been lost, destroyed or stolen, upon making of an affidavit of that fact by the person claiming the certificate of stock to be lost, destroyed or stolen. When authorizing such issue of a new certificate(s), the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, destroyed or stolen certificate(s), or his or her legal representative, to advertise the same in such manner as it shall require and give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate(s) alleged to have been lost, destroyed or stolen.

                                  ARTICLE VI.
                         INDEMNIFICATION AND INSURANCE

    SECTION 6.1. ACTION OTHER THAN BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, an Agent (as hereinafter defined) against costs, charges and Expenses (as

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
hereinafter defined), judgments, fines and amounts paid in settlement actually and reasonably incurred by an Agent in connection with an action, suit or proceeding (of the type referenced in the definition of "Agent"), and any appeal therefrom, if the Agent acted in good faith and in a manner the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any action, suit or proceeding (whether by judgment, order, settlement, conviction, or upon a plea of NOLO CONTENDERE or its equivalent) shall not, of itself, create a presumption that the Agent did not act in good faith and in a manner which the Agent reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that the Agent's conduct was unlawful.

    SECTION 6.2. ACTION BY OR IN THE RIGHT OF THE CORPORATION. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed judicial action or suit brought by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was an Agent, against costs, charges and Expenses actually and reasonably incurred by an Agent in connection with the defense or settlement of such action or suit and any appeal therefrom if the Agent acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of the Agent's duty to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and Expenses which the Court of Chancery or other such court shall deem proper.

    SECTION 6.3. DETERMINATION OF RIGHT OF INDEMNIFICATION. Any indemnification under Section 6.1 or 6.2 (unless ordered by a court) shall be paid by the Corporation unless a determination is reasonably and promptly made
(i) by the Board of Directors by a majority vote of a quorum consisting of Disinterested Directors, or (ii) if such a quorum is not obtainable, or, even if obtainable, if a quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion, or (iii) by the stockholders, that such person acted in bad faith and in a manner that such person did not believe to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that such person believed or had reasonable cause to believe that his conduct was unlawful.

    SECTION 6.4.  INDEMNIFICATION AGAINST EXPENSES OF SUCCESSFUL
PARTY. Notwithstanding the other provisions of this Article, to the extent that an Agent has been successful on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, the settlement of an action without admission of liability, or the defense of any claim, issue or matter therein, or on appeal from any such proceeding, action, claim or matter, such Agent shall be indemnified against all costs, charges and Expenses incurred in connection therewith.

    SECTION 6.5. ADVANCES OF EXPENSES. Except as limited by Section 6.6, costs, charges, and Expenses incurred by an Agent in any action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, if the Agent shall undertake to repay such amount in the event that it is ultimately determined, as provided herein, that such person is not entitled to indemnification. Notwithstanding the foregoing, no advance shall be made by the Corporation if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum of Disinterested Directors, (ii) if such a quorum is not obtainable or, even if obtainable, a quorum of Disinterested Directors so directs, by Independent Counsel in a written opinion, that, based upon the facts known to the Board of Directors or counsel at the time such determination is made, the Agent acted in bad faith and in a manner that such person did not believe to be in the best interests of the Corporation, or (iii) with respect to any criminal proceeding, that such person believed or had reasonable cause to believe his or her conduct was unlawful. In no event shall any advance be made in instances where the Board of Directors or Independent Counsel reasonably determines that the Agent deliberately breached such person's duty to the Corporation or its stockholders.

    SECTION 6.6. RIGHT OF AGENT TO INDEMNIFICATION UPON APPLICATION; PROCEDURE UPON APPLICATION. Any indemnification under Section 6.1, 6.2 or 6.4 or advance under Section 6.5, shall be made promptly, and in any event within 60 days, upon the written request of the Agent, unless with respect to applications under
Section 6.1, 6.2 or 6.5, a determination is reasonably and promptly made by the Board of Directors by a majority vote of a quorum of Disinterested Directors that such Agent acted in a manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. In the event no quorum of Disinterested Directors is obtainable, the Board of Directors shall promptly direct that Independent Counsel shall decide whether the Agent acted in the manner set forth in such Sections as to justify the Corporation's not indemnifying or making an advance to the Agent. The right to indemnification or advances as granted by this Article shall be enforceable by the Agent in any court of competent jurisdiction, if the Board of Directors or Independent Counsel denies the claim in whole or in part, or if no disposition of such claim is made within 60 days. The Agent's costs, charges and Expenses incurred in connection with successfully establishing such person's right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

    SECTION 6.7. OTHER RIGHTS AND REMEDIES. The indemnification provided by this Article shall not be deemed exclusive of, and shall not affect, any other rights to which an Agent seeking indemnification may be entitled under any law, By-Law, or charter provision, agreement, vote of stockholders or Disinterested Directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be an Agent and shall inure to the benefit of the heirs, executors and administrators of such a person. All rights to indemnification under this Article shall be deemed to be a contract between the Corporation and the Agent who serves in such capacity at any time while the Certificate of Incorporation and other relevant provisions of the DGCL and other applicable law, if any, are in effect. Any repeal or modification thereof shall not affect any rights or obligations then existing.

    SECTION 6.8. INSURANCE. The Corporation may purchase and maintain insurance on behalf of any person who is or was an Agent against any liability asserted against such person and incurred by him or her in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article. The Corporation may create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

    SECTION 6.9.  PRESUMPTIONS AND EFFECT OF CERTAIN PROCEEDINGS.

        (A) If a Change of Control (as hereinafter defined) shall have occurred, in making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that the Agent is entitled to indemnification under this Article if the Agent has submitted a request for indemnification in accordance with
    Section 6.6, and the Corporation shall have the burden of proof to overcome that presumption in connection with the making by any person, persons or entity of any determination contrary to that presumption.

        (B) If the person, persons or entity empowered or selected under Section
    6.6 to determine whether the Agent is entitled to indemnification shall not have made such determination within 60 days after receipt by the Corporation of the request therefor, the requisite determination of entitlement to indemnification shall be deemed to have been made and the Agent shall be entitled to such indemnification, absent (i) a misstatement by the Agent of a material fact, or an omission of a material fact necessary to make the Agent's statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law; PROVIDED, HOWEVER, that such 60-day period may be extended for a reasonable time, not to exceed an additional 30 days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and PROVIDED, FURTHER, that the foregoing provisions of this Section 6.9 shall not apply (a) if the determination of entitlement to indemnification is to be made by the stockholders pursuant to Section 6.6 and if (A) within 15 days after receipt by the Corporation of the request for such determination the Board of Directors has resolved to submit such determination to the stockholders for their consideration at an annual meeting thereof to be held within 75 days after such receipt and such determination is made thereat, or (B) a special meeting of the stockholders is called within 15 days after such receipt for the purpose of making such determination, such meeting is held for such purpose within 60 days after having been so called and such determination is made thereat, or (b) if the determination of entitlement to indemnification is to be made by Independent Counsel pursuant to Section 6.5.

        (C) The termination of any proceeding or of any claim, issue or matter therein by judgment, order, settlement or conviction, or upon a plea of NOLO CONTENDERE or its equivalent, shall not (except as otherwise expressly provided in this Article) of itself adversely affect the right of the Agent to indemnification or create a presumption that the Agent did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal proceeding, that the Agent had reasonable cause to believe that such person's conduct was unlawful.

    SECTION 6.10. OTHER ENTERPRISES, FINES, AND SERVING AT CORPORATION'S REQUEST. For the purposes of this Article, references to "other enterprise" in
Section 6.12(A) below shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Corporation" shall include any service by the Agent as a director, officer or employee of the Corporation which imposes duties on, or involves services by, such Agent with respect to any employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Corporation" as referred to in this Article.

    SECTION 6.11. SAVINGS CLAUSE. If this Article or any portion thereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Agent as to costs, charges and Expenses, judgments, fines and amounts paid in settlement with respect to any action, suit, proceeding or investigation, and any appeal therefrom, whether civil, criminal or administrative, and whether internal or external, including a grand jury proceeding and an action or suit brought by or in the right of the Corporation, to the full extent permitted by any applicable portion of this Article that shall not have been invalidated, and to the fullest extent permitted by applicable law.

    SECTION 6.12.  CERTAIN DEFINITIONS. For the purposes of this Article VI:

        (A) "Agent" means any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding or investigation, whether civil, criminal or administrative, and whether external or internal to the Corporation (other than a judicial action or suit brought by or in the right of the Corporation) by reason of the fact that he or she is or was or has agreed to be a Director, officer or employee of the Corporation, or that, being or having been such a Director, officer or employee, he or she is or was serving at the request of the Corporation as a Director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise.

        (B) "Change of Control" means a change in control of the Corporation of a nature that would be required to be reported in response to Item 5(f) of
    Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; PROVIDED, HOWEVER, that, without limitation, such a Change in Control shall be deemed to have occurred if: (i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation's then outstanding securities without the prior approval of at least two-thirds of the members of the Board of Directors in office immediately prior to such person attaining such percentage interest; (ii) the Corporation is a party to a merger, consolidation, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board of Directors in office immediately prior to such transaction or event constitute less than a majority of the Board of Directors thereafter; or (iii) during any period of three consecutive years, individuals who at the beginning of such period constituted the Board of Directors (including for this purpose any new director whose election or nomination for election by the Corporation's stockholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board of Directors.

        (C) "Disinterested Director" means a director of the Corporation who is not and was not a party to the matter in respect of which indemnification is sought by the claimant.

        (D) "Expenses" shall include all reasonable attorneys' fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, or being or preparing to be a witness in a proceeding.

        (E) "Independent Counsel" means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporation law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant's rights under this Article VI.

                                  ARTICLE VII.

                            MISCELLANEOUS PROVISIONS

    SECTION 7.1. FISCAL YEAR. The fiscal year of the Corporation shall begin on the first day of January and end on the thirty-first day of December of each year.

    SECTION 7.2. DIVIDENDS. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and the Certificate of Incorporation. Dividends may be paid in cash, in property, or in shares of the capital stock of the Corporation. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends, such sum or sums as the directors may, from time to time in their absolute discretion, think proper as a reserve fund to meeting contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may abolish any such reserve in the manner in which it was created.

    SECTION 7.3. SEAL. The corporate seal shall have inscribed thereon the name of the Corporation, the year of incorporation and the words "Corporation Seal, Delaware." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

    SECTION 7.4. WAIVER OF NOTICE. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the DGCL or these By-Laws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders or the Board of Directors or committee thereof need be specified in any waiver of notice of such meeting.

    SECTION 7.5. AUDITS. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be done annually.

    SECTION 7.6. RESIGNATIONS. Any director or any officer, whether elected or appointed, may resign at any time by giving written notice of such resignation to the Chairman of the Board, the President, or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President, or the Secretary, or at such later time as is specified therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

    SECTION 7.7.  COMPLIANCE WITH APPLICABLE GAMING LAWS.

    (A) If the Corporation becomes, and so long as it remains, either a holding company or an intermediary holding company subject to regulation under any Gaming Laws, all securities of the Corporation shall be held subject to the applicable provisions of such Gaming Laws. If a holder thereof is found to be disqualified by any Gaming Authorities, then such holder shall dispose of his or her interest in the Corporation as provided in the Certificate of Incorporation and pursuant to the applicable provisions of any Gaming Laws, and orders or rulings of any Gaming Authorities.

    (B) For the purposes of these By-Laws, "Gaming Authority" means any government, court, or federal, state, local, international or foreign governmental, administrative, regulatory or licensing body, agency, authority or official which regulates, has authority or otherwise asserts jurisdiction over gaming activities (or proposed gaming activities), gaming operations or facilities conducted by the Corporation or any of its subsidiaries or affiliates, within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), whether now or hereafter existing, including without limitation, the Nevada Gaming Control Board, the Nevada Gaming Commission, the Clark County Liquor and Gaming Licensing Board, the New Jersey Casino Control Commission, the Louisiana Gaming Control Board, the Mississippi Gaming Commission and the Missouri Gaming Commission.

    (C) For the purposes of these By-Laws, "Gaming Law" means any federal, state, local, international or foreign law, statute, order, ordinance or interpretation pursuant to which any Gaming Authority possesses regulatory and licensing authority over gaming activities, operations or facilities within any gaming jurisdictions (domestic and foreign and the political subdivisions thereof), including any rules and regulations promulgated by such Gaming Authority thereunder, including, without limitation, the Nevada Gaming Control Act, the Clark County Code, the New Jersey Casino Control Act, the Louisiana Riverboat Economic Development and Gaming Control Act, the Mississippi Gaming Control Act and the Missouri Gaming Law.

                                 ARTICLE VIII.

                            CONTRACTS, PROXIES, ETC.

    SECTION 8.1. CONTRACTS. Except as otherwise required by law, the Certificate of Incorporation or these By-Laws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President or any Executive Vice President, Senior Vice President or Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the President or any Executive Vice President, Senior Vice

President or Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

    SECTION 8.2. PROXIES. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

                                  ARTICLE IX.

                                   AMENDMENTS

    SECTION 9.1. AMENDMENTS. These-By-Laws may be altered, amended, or repealed at any meeting of the Board of Directors or of the stockholders, provided that notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given not less than two days prior to the meeting; PROVIDED, HOWEVER, that, in the case of amendments by stockholders, notwithstanding any other provisions of these By-Laws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation or these By-Laws, the affirmative vote of the holders of at least 75% of the voting power of all the then outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal any provision of these By-Laws.

                                                                         ANNEX K

            SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS
                                CORPORATION ACT

    Set forth below are Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, which provide that shareholders may dissent from, and obtain payment for the fair value of their shares in the event of, certain corporate actions, and establish procedures for the exercise of such dissenters' rights.

302A.471.  RIGHTS OF DISSENTING SHAREHOLDERS

    SUBDIVISION 1. ACTIONS CREATING RIGHTS. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in Section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    SUBD. 2. BENEFICIAL OWNERS. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) The beneficial owner of shares who is not the shareholder may assert dissenters; rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    SUBD. 3. RIGHTS NOT TO APPLY. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    SUBD. 4. OTHER RIGHTS. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473.  PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

    SUBDIVISION 1. DEFINITIONS. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

    SUBD. 2. NOTICE OF ACTION. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    SUBD. 3. NOTICE OF DISSENT. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    SUBD. 4. NOTICE OF PROCEDURE; DEPOSIT OF SHARES. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    SUBD. 5. PAYMENT; RETURN OF SHARES. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissent the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    SUBD. 6. SUPPLEMENTAL PAYMENT; DEMAND. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    SUBD. 7. PETITION; DETERMINATION. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certificated mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    SUBD. 8. COSTS; FEES; EXPENSES. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                          HILTON HOTELS CORPORATION
               SPECIAL MEETING OF STOCKHOLDERS--NOVEMBER 24, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     Stephen Bollenbach and Thomas Gallagher, or either of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock ("Hilton Common Stock") of Hilton Hotels Corporation ("Hilton") standing in the name of the undersigned on the books of Hilton at the close of business on October 20, 1998, at the Special Meeting of Stockholders to be held at 2:00 p.m., on November 24, 1998, at the Beverly Hilton, 9876 Wilshire Boulevard, Beverly Hills, California 90210, or any adjournment thereof, upon the following proposals described in the accompanying Joint Proxy Statement/Prospectus dated October 23, 1998 (the "Joint Proxy Statement/Prospectus").

     THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE SPECIAL MEETING OF STOCKHOLDERS OR ANY ADJOURNMENTS THEREOF OR IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF EACH OF THE HILTON PROPOSALS LISTED ON THE REVERSE.

     THE PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ADOPTION OF ALL OF THE PROPOSALS LISTED ON THE REVERSE.

COMMENTS/ADDRESS CHANGE: PLEASE MARK
COMMENTS/ADDRESS BOX ON REVERSE SIDE

                                    (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)
-------------------------------------------------------------------------------
                  TRIANGLE   FOLD AND DETACH HERE   TRIANGLE



                            YOUR VOTE IS IMPORTANT!

                     YOU CAN VOTE IN ONE OF TWO WAYS:


  1. Call TOLL FREE 1-800-840-1208 on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call.

                                   OR

  2. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                              PLEASE VOTE

Please mark
your votes as  / X /
indicated in
this example

1. PROPOSAL ONE: To ratify a special dividend, consisting of the distribution to the holders of Hilton's outstanding shares of common stock, par value $2.50 per share, on a one-for-one basis, of all the outstanding shares of common stock, par value $.01 per share, and the associated stockholders' rights, of Park Place Entertainment Corporation, an indirect, wholly owned subsidiary of Hilton ("Park Place"), to be effected in accordance with the terms of a distribution agreement to be entered into between Hilton and Park Place.

                  / / FOR         / / AGAINST         / / ABSTAIN

2. PROPOSAL TWO: To approve the Park Place Entertainment Corporation 1998 Stock Incentive Plan, including the grant of options thereunder as described in the Joint Proxy Statement/Prospectus.

                  / / FOR         / / AGAINST         / / ABSTAIN

3. PROPOSAL THREE: To approve the Park Place Entertainment Corporation 1998 Independent Director Stock Option Plan.

                  / / FOR         / / AGAINST         / / ABSTAIN

4. PROPOSAL FOUR: To approve an amendment and restatement of the Hilton Hotels Corporation 1996 Stock Incentive Plan, including the grant of options thereunder as described in the Joint Proxy Statement/Prospectus.

                  / / FOR         / / AGAINST         / / ABSTAIN

5. PROPOSAL FIVE: To ratify the election of ten directors of Park Place specified in the accompanying Joint Proxy Statement/Prospectus, who will be divided into three classes, the initial terms of which will expire in 2000, 2001 and 2002.

                  / / FOR         / / AGAINST         / / ABSTAIN

6. In their discretion the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

    The effectiveness of each of the Hilton Proposals is conditional upon, among other things, the approval of all of the Hilton Proposals. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders dated October 23, 1998 and the Joint Proxy Statement/Prospectus.

I plan to attend meeting        /  /

COMMENTS/ADDRESS CHANGE         /  /
Please mark this box if you
have written comments/address
change on the reverse side.

SIGNATURE(S)                                      DATED:            , 1998
             -----------------------------------         -----------

SIGNATURE IF HELD JOINTLY                         DATED:            , 1998
                         -----------------------         -----------

IMPORTANT: Please sign proxy as name appears. Joint owners should each sign personally. Trustees and others signing in a representative capacity should indicate the capacity in which they sign.

-------------------------------------------------------------------------------
                 TRIANGLE   FOLD AND DETACH HERE   TRIANGLE

                 [GRAPHIC]   VOTE BY TELEPHONE   [GRAPHIC]

                        QUICK *** EASY *** IMMEDIATE

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

- You will be asked to enter a Control Number which is located in the box in the lower right hand corner of this form.

OPTION #1: TO VOTE AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL PROPOSALS:
           PRESS 1

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

OPTION #2: IF YOU CHOOSE TO VOTE ON EACH PROPOSAL SEPARATELY PRESS 0.
           YOU WILL HEAR THESE INSTRUCTIONS.

     Proposal 1: To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

The Instructions are the same for all remaining proposals.

              WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1.

          PLEASE DO NOT RETURN THE ABOVE PROXY CARD IF VOTED BY PHONE


CALL ** TOLL FREE ** ON A TOUCH TONE TELEPHONE
   1-800-840-1208 - ANYTIME
   There is NO CHARGE to you for this call.

                              GRAND CASINOS, INC.
               SPECIAL MEETING OF SHAREHOLDERS--NOVEMBER 24, 1998
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Lyle Berman and Thomas J. Brosig, or either of them, are hereby constituted and appointed the lawful attorneys and proxies of the undersigned, with full power of substitution, to vote and act as proxy with respect to all shares of common stock ("Grand Common Stock") of Grand Casinos, Inc ("Grand") standing in the name of the undersigned on the books of Grand at the close of business on October 20, 1998, at the Special Meeting of Shareholders of Grand at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota 55441 or any adjournment thereof, upon the following proposals described in the accompanying Joint Proxy Statement/Prospectus dated October 23, 1998.

    THE POWERS HEREBY GRANTED MAY BE EXERCISED BY BOTH OF SAID ATTORNEYS OR PROXIES OR THEIR SUBSTITUTES PRESENT AND ACTING AT THE SPECIAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENTS THEREOF OR, IF ONLY ONE BE PRESENT AND ACTING, THEN BY THAT ONE. THE UNDERSIGNED HEREBY REVOKES ANY AND ALL PROXIES HERETOFORE GIVEN BY THE UNDERSIGNED TO VOTE AT SAID MEETING.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT, AS DEFINED BELOW AND "FOR" THE OTHER PROPOSALS SET FORTH BELOW.

    THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ADOPTION OF ALL THE PROPOSALS LISTED BELOW.

1. PROPOSAL to ratify a special dividend, consisting of the distribution (the "Grand Distribution") to the holders of Grand Common Stock, of all the outstanding shares of capital stock of Lakes Gaming, Inc., a wholly owned
    subsidiary of Grand ("Lakes").  / /  FOR    / /  AGAINST    / /  ABSTAIN

2. PROPOSAL to approve and adopt the Agreement and Plan of Merger, dated as of June 30, 1998 (the "Merger Agreement"), by and among Hilton Hotels Corporation, Park Place Entertainment Corporation, Gaming Acquisition Corporation, Lakes and Grand pursuant to which, after consummation of the Grand Distribution, Gaming Acquisition Corporation will merge with and into Grand (the "Merger"), and each share of Grand Common Stock outstanding immediately prior to the effective time of the Merger will be converted into Park Place Entertainment Corporation common stock pursuant to the formula
    described in the Merger Agreement.  / /  FOR    / /  AGAINST    / /  ABSTAIN

   COMMENTS/ADDRESS CHANGE: PLEASE MARK COMMENTS/ADDRESS BOX ON REVERSE SIDE

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

3.  PROPOSAL to approve and adopt the Lakes Gaming, Inc. 1998 Stock Option and
    Compensation Plan  / /  FOR    / /  AGAINST    / /  ABSTAIN

4.  Proposal to approve and adopt the Lakes Gaming, Inc. 1998 Director Stock
    Option Plan                         / /  FOR    / /  AGAINST    / /  ABSTAIN

5. PROPOSAL to ratify the election, by Grand as sole shareholder of Lakes, of eight directors of Lakes specified in the accompanying Joint Proxy Statement
    / Prospectus.                       / /  FOR    / /  AGAINST    / /  ABSTAIN

6. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or at any adjournments thereof.

    The consummation of the transactions is conditioned upon, among other things, the approval or ratification of both Proposal One and Proposal Two by Grand shareholders.

    The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Stockholders dated October 23, 1998 and the Joint Proxy Statement / Prospectus.

I plan to attend meeting / /

/ / COMMENTS/ADDRESS CHANGE Please mark this box if you have written comments/address change on the reverse side.
                                             Dated _______________________, 1998
                                             ___________________________________
                                             ___________________________________
                                             Signature
                                             ___________________________________
                                             Signature if held jointly

                                           IMPORTANT: Please sign proxy as name
                                           appears. Joint owners should each
                                           sign individually. Trustees and
                                           others signing in a representative
                                           capacity should indicate the capacity
                                           in which they sign.